As filed with the U.S. Securities and Exchange Commission on October 16, 2020

Registration No. 333-

UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

Form S-4

REGISTRATION STATEMENT

UNDER

THE SECURITIES ACT OF 1933

Cancer Genetics, Inc.

(Exact name of registrant as specified in its charter)

Delaware	8071	04-3462475
(State or other jurisdiction of incorporation or organization)	(Primary Standard Industrial Classification Code Number)	(I.R.S. Employer Identification Number)

201 Route 17 North, 2nd Floor

Rutherford, NJ 07070

(201) 528-9200

(Address, including zip code, and telephone number, including area code, of registrant’s principal executive offices)

John A. Roberts

President and Chief Executive Officer

Cancer Genetics, Inc.

201 Route 17 North, 2nd Floor

Rutherford, NJ 07070

(201) 528-9200

(Name, address, including zip code, and telephone number, including area code, of agent for service)

Copies to:

Alan Wovsaniker, Esq. Lowenstein Sandler LLP One Lowenstein Drive Roseland, New Jersey 07068 Tel: 973-597-2500	Yung-Ping Yeh Chief Executive Officer StemoniX, Inc. 13300 67th Avenue North Maple Grove, Minnesota 55311 Tel: 612-807-9889	Steve Kozachok, Esq. Taft Stettinius & Hollister LLP 2200 IDS Center 80 South Eighth Street Minneapolis, MN 55402 Tel: 612-977-8400

Approximate date of commencement of proposed sale to the public: As soon as practicable after the effective date of this registration statement and the satisfaction or waiver of all other conditions under the Merger Agreement described herein.

If the securities being registered on this Form are being offered in connection with the formation of a holding company and there is compliance with General Instruction G, check the following box: ☐

If this Form is filed to register additional securities for an offering pursuant to Rule 462(b) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering: ☐

If this Form is a post-effective amendment filed pursuant to Rule 462(d) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering: ☐

Indicate by check mark whether the registrant is a large accelerated filer, an accelerated filer, a non-accelerated filer, smaller reporting company, or an emerging growth company. See the definitions of “large accelerated filer,” “accelerated filer,” “smaller reporting company,” and “emerging growth company” in Rule 12b–2 of the Exchange Act.

Large accelerated filer	☐	Accelerated filer	☐

Non-accelerated filer	☒	Smaller reporting company	☒

		Emerging growth company	☐

If an emerging growth company, indicate by check mark if the registrant has elected not to use the extended transition period for complying with any new or revised financial accounting standards provided pursuant to Section 7(a)(2)(B) of the Securities Act. ☐

If applicable, place an X in the box to designate the appropriate rule provision relied upon in conducting this transaction:

Exchange Act Rule 13e-4(i) (Cross-Border Issuer Tender Offer) ☐

Exchange Act Rule 14d-1(d) (Cross-Border Third-Party Tender Offer) ☐

CALCULATION OF REGISTRATION FEE

Title of each class of securities to be registered	Amount to be registered(1)(2)	Proposed maximum offering price per share	Proposed maximum aggregate offering price(3)	Amount of registration fee
Common stock, par value $0.0001 per share	23,046,420	N/A	$516.73	$0.06

(1)	Represents an estimate of the maximum number of shares of common stock of Cancer Genetics, Inc. (“CGI”) that could be issuable upon completion of the transactions contemplated by the Agreement and Plan of Merger and Reorganization, dated as of August 21, 2020, among CGI, StemoniX, Inc. (“StemoniX”) and CGI Acquisition, Inc. (the “Merger Agreement”), as described in this registration statement.

(2)	Pursuant to Rule 416 under the Securities Act of 1933, as amended, or Securities Act, there are also being registered such additional shares of CGI common stock that may be issued because of events such as recapitalizations, stock dividends, stock splits and reverse stock splits, and similar transactions.

(3)	Calculated in accordance with Rule 457(f) of the Securities Act. StemoniX is a private company and no market exists for its equity securities. StemoniX has accumulated a capital deficit; therefore, pursuant to Rule 457(f)(2) under the Securities Act, the proposed maximum offering price would be one-third of the aggregate par value of StemoniX’s capital stock being acquired in the proposed merger.

The Registrant hereby amends this registration statement on such date or dates as may be necessary to delay its effective date until the Registrant shall file a further amendment which specifically states that this registration statement shall thereafter become effective in accordance with Section 8(a) of the Securities Act of 1933, as amended, or until the registration statement shall become effective on such date as the Securities and Exchange Commission, acting pursuant to said Section 8(a), may determine.

The information in this proxy statement/prospectus/information statement is not complete and may be changed. These securities may not be sold until the registration statement filed with the Securities and Exchange Commission is effective. This proxy statement/prospectus/information statement is not an offer to sell and it is not soliciting an offer to buy these securities in any jurisdiction where the offer or sale is not permitted.

SUBJECT TO COMPLETION, DATED OCTOBER 16, 2020

PROPOSED MERGER

YOUR VOTE IS VERY IMPORTANT

To the Stockholders of Cancer Genetics, Inc. and the Shareholders of StemoniX, Inc.:

Cancer Genetics, Inc., a Delaware corporation (“CGI”), CGI Acquisition, Inc., a Minnesota corporation and a wholly-owned subsidiary of CGI (“Merger Sub”), and StemoniX, Inc., a Minnesota corporation (“StemoniX”), have entered into an Agreement and Plan of Merger and Reorganization (the “Merger Agreement”), pursuant to which Merger Sub will merge with and into StemoniX, with StemoniX surviving the merger as a wholly-owned subsidiary of CGI following the merger. These transactions are referred to herein collectively as the “merger.” CGI, with StemoniX as a wholly-owned subsidiary following the merger, is sometimes referred to herein as the “post-merger company.” It is expected that the shareholders of StemoniX will become the majority owners of CGI’s outstanding common stock upon the closing of the merger.

Pursuant to the Merger Agreement, each share of common stock of StemoniX, par value $0.0001 per share (the “StemoniX Common Stock”) (other than Dissenting Shares (as defined in the Merger Agreement)), issued and outstanding immediately prior to the effective time of the merger (the “Effective Time”) will be automatically converted into the right to receive a number of shares of common stock, par value $0.0001 per share, of CGI (the “CGI Common Stock”) equal to the Exchange Ratio (as defined in the Merger Agreement). All options to purchase shares of StemoniX Common Stock (“StemoniX Options”) outstanding immediately prior to the Effective Time, whether vested or unvested, will be converted into a stock option to purchase shares of CGI Common Stock, proportionately adjusted based on the Exchange Ratio. All warrants to purchase shares of StemoniX Common Stock (“StemoniX Warrants”) outstanding immediately prior to the Effective Time will be cancelled and converted into the right to receive the same consideration such warrantholder would have received had they exercised the StemoniX Warrants immediately prior to the merger, based on the Exchange Ratio, net of the exercise price. As a result, immediately following the Effective Time, but prior to the proportionate dilution to come from the private placement described elsewhere in this proxy statement/prospectus/information statement that is a condition of the merger (the “Private Placement”), the former StemoniX shareholders will hold approximately 78% of the outstanding shares of CGI Common Stock (which outstanding shares, the “Deemed Outstanding Shares”, in this context, includes the CGI Common Stock issuable on a net exercise basis with respect to any in-the-money CGI options, in-the-money CGI warrants, in-the-money StemoniX Options and in-the-money StemoniX Warrants but does not include any shares issued in the Private Placement) and the stockholders of CGI will retain ownership of approximately 22% of the Deemed Outstanding Shares, with such percentages subject to certain closing adjustments based on the Net Cash (as defined in the section titled “The Merger Agreement—Exchange Ratio”) held by each company (such adjustment, the “Net Cash Adjustment”) and, proportionately for all equity holders of the post-merger company, the Private Placement. The exact number of shares of CGI Common Stock that will be issued to StemoniX shareholders will be fixed immediately prior to the Effective Time to reflect the capitalization of CGI as of immediately prior to such time as well as the Net Cash Adjustment. For a more complete description of the Exchange Ratio, see the section titled “The Merger Agreement—Exchange Ratio” in this proxy statement/prospectus/information statement.

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For illustrative purposes only, if the closing of the merger occurred on September 15, 2020, CGI would have issued (i) an aggregate of approximately 8,477,213 shares of CGI Common Stock to the holders of StemoniX Common Stock (after giving effect to the conversion of StemoniX preferred shares and convertible notes), (ii) no shares of CGI Common Stock to the holders of StemoniX Warrants and (iii) options to purchase an aggregate of up to approximately 112,048 shares of CGI Common Stock to the holders of StemoniX Options, in each case at the time of such closing pursuant to the Merger Agreement, such numbers reflecting the relative valuations of CGI and StemoniX in accordance with the initial 22%/78% split specified in the Merger Agreement (but prior to the Private Placement) and the capitalization of CGI and StemoniX as of September 15, 2020, assuming, solely for purposes of this calculation, no Net Cash Adjustment, no adjustment for fractional shares and a CGI closing price of $4.31 per share of common stock (the closing price the CGI Common Stock on the Nasdaq Capital Market on September 15, 2020). This equates to an Exchange Ratio of approximately 0.5541 shares of CGI Common Stock per one share of StemoniX Common Stock or share of StemoniX Common Stock issuable on a net exercise basis under in-the-money StemoniX Warrants and/or in-the-money StemoniX Options.

Subject to approval of the Nasdaq Stock Market LLC (“Nasdaq”), the merger will result in a publicly-traded company that will continue to operate CGI’s biotech business and will also focus on advancing StemoniX’s microOrgans® platform and augmented intelligence tools (AnalytiXTM) for drug discovery and development. Upon completion of the merger, the board of directors of the post-merger company is expected to be comprised of seven members, including John A. Roberts, President and Chief Executive Officer of CGI, Yung-Ping Yeh, Chief Executive Officer of StemoniX, two individuals to be designated by CGI prior to closing (subject to the reasonable consent of StemoniX) and three individuals to be designated by StemoniX prior to closing (subject to the reasonable consent of CGI).

Shares of CGI Common Stock are currently listed on the Nasdaq Capital Market under the symbol “CGIX.” The closing of the merger will be subject to a number of closing conditions, including approval of the continued trading of shares of CGI Common Stock on the Nasdaq Capital Market following the consummation of the merger. On , 2020, the last trading day before the date of this proxy statement/prospectus/information statement, the closing sale price of CGI Common Stock was $ per share.

CGI is holding its annual meeting of stockholders in order to obtain the stockholder approvals necessary to complete the merger and other matters. At the CGI annual meeting, which will be held on , 2020 at , local time, at , unless postponed or adjourned to a later date, CGI will ask its stockholders (i) to approve the issuance of shares of CGI Common Stock as consideration in the merger (the “Stock Issuance Proposal”), (ii) to approve an amendment to CGI’s certificate of incorporation effecting a reverse stock split of CGI Common Stock at a ratio in the range from 1-for-2 to 1-for-5, with such ratio to be determined in the discretion of CGI’s board of directors and with such reverse stock split to be effected at such time and date as determined by CGI’s board of directors in its sole discretion (the “Reverse Stock Split Proposal”), (iii) to approve, on an advisory basis, the compensation of CGI’s named executive officers, including the compensation that may be paid or become payable to CGI’s named executive officers in connection with the merger (the “Executive Compensation Proposal”), (iv) to approve the Cancer Genetics, Inc. 2020 Equity Incentive Plan and to authorize for issuance 2,000,000 shares of CGI Common Stock thereunder (the “Plan Proposal”), (v) to elect four directors to serve until the next annual meeting of stockholders and until their respective successors have been duly elected and qualified (provided, however, that if the merger is completed, the CGI board of directors will be reconstituted as provided in the Merger Agreement) (the “Election of Directors Proposal”), (vi) to ratify the appointment of Marcum LLP as CGI’s independent registered public accounting firm for the fiscal year ending December 31, 2020 (the “Auditor Ratification Proposal”) and (vii) an adjournment of the CGI annual meeting, if necessary, to solicit additional proxies if there are not sufficient votes at the time of the CGI annual meeting to approve the proposals submitted at the CGI annual meeting (the “Adjournment Proposal”), each as described in this proxy statement/prospectus/information statement.

No meeting of StemoniX shareholders to adopt the Merger Agreement and approve the merger and related transactions will be held. Instead, all StemoniX shareholders will have the opportunity to vote to adopt the Merger Agreement and approve the merger and related transactions by signing and returning to StemoniX a written consent following the registration statement on Form S-4 (of which this proxy statement/prospectus/information statement is a part) being declared effective by the Securities and Exchange Commission. StemoniX will distribute a separate packet of information, including this proxy statement/prospectus/information statement, to its shareholders in connection with such written consent.

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After careful consideration, the respective CGI and StemoniX boards of directors have unanimously approved the Merger Agreement and the transactions contemplated thereby, including the proposals referred to above and discussed elsewhere in this proxy statement/prospectus/information statement. The CGI board of directors unanimously recommends that its stockholders vote “FOR” each of the Stock Issuance Proposal, the Reverse Stock Split Proposal, the Executive Compensation Proposal, the Plan Proposal, the election of each of the four director nominees named in the Election of Directors Proposal, the Auditor Ratification Proposal and the Adjournment Proposal described in this proxy statement/prospectus/information statement, and the StemoniX board of directors unanimously recommends that its shareholders vote to adopt the Merger Agreement and approve the merger and related transactions.

More information about CGI, StemoniX and the proposed transactions are contained in this proxy statement/prospectus/information statement. CGI and StemoniX urge you to read this proxy statement/prospectus/information statement carefully and in its entirety. IN PARTICULAR, YOU SHOULD CAREFULLY CONSIDER THE MATTERS DISCUSSED UNDER “RISK FACTORS” BEGINNING ON PAGE 37.

CGI and StemoniX are excited about the opportunities the merger brings to both CGI stockholders and StemoniX shareholders, and thank you for your consideration and continued support.

John A. Roberts	Yung-Ping Yeh
President and Chief Executive Officer	Chief Executive Officer
Cancer Genetics, Inc.	StemoniX, Inc.

Neither the Securities and Exchange Commission nor any state securities commission has approved or disapproved of these securities or passed upon the adequacy or accuracy of this proxy statement/prospectus/information statement. Any representation to the contrary is a criminal offense.

This proxy statement/prospectus/information statement is dated            , 2020, and is first being mailed to CGI stockholders and StemoniX shareholders on or about           , 2020.

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CANCER GENETICS, INC.

201 Route 17 North, 2nd Floor

Rutherford, New Jersey

(201) 528-9200

NOTICE OF ANNUAL MEETING OF STOCKHOLDERS

To Be Held On          , 2020

Dear Stockholders of CGI:

On behalf of the board of directors of Cancer Genetics, Inc., a Delaware corporation (“CGI”), CGI is pleased to deliver this proxy statement/prospectus/information statement for the proposed merger between CGI and StemoniX, Inc., a Minnesota corporation (“StemoniX”), pursuant to which CGI Acquisition, Inc., a wholly-owned subsidiary of CGI (“Merger Sub”), will merge with and into StemoniX, with StemoniX surviving the merger as a wholly-owned subsidiary of the post-merger company. The annual meeting of CGI stockholders will be held on                   , 2020 at ,           local time, at           , for the following purposes:

1.	To consider and vote upon a proposal to approve the issuance of shares of CGI Common Stock pursuant to the Agreement and Plan of Merger and Reorganization, dated as of August 21, 2020, by and among CGI, Merger Sub, and StemoniX, a copy of which is attached as Annex A to this proxy statement/prospectus/information statement (the “Stock Issuance Proposal”);

2.	To consider and vote upon an amendment to the certificate of incorporation of CGI to effect a reverse stock split of CGI Common Stock, at a ratio in the range from 1-for-2 to 1-for-5, with such ratio to be determined in the discretion of CGI’s board of directors and with such reverse stock split to be effected at such time and date as determined by CGI’s board of directors in its sole discretion (the “Reverse Split”), the form of which is attached as Annex B to this proxy statement/prospectus/information statement (the “Reverse Stock Split Proposal”);

3.	To approve, on an advisory basis, the compensation of CGI’s named executive officers as disclosed in this proxy statement/prospectus/information statement, including the compensation that may be paid or become payable to CGI’s named executive officers in connection with the merger (the “Executive Compensation Proposal”);

4.	To consider and vote upon a proposal to approve the Cancer Genetics, Inc. 2020 Equity Incentive Plan, the form of which is attached as Annex C to this proxy statement/prospectus/information statement, and to authorize for issuance 2,000,000 shares of CGI Common Stock thereunder (the “Plan Proposal”);

5.	To elect four directors to serve until the next annual meeting of stockholders and until their respective successors have been duly elected and qualified (provided, however, that if the Merger is completed, the CGI board of directors will be reconstituted as provided in the Merger Agreement) (the “Election of Directors Proposal”);

6.	To ratify the appointment of Marcum LLP as CGI’s independent registered public accounting firm for the fiscal year ending December 31, 2020 (the “Auditor Ratification Proposal”); and

7.	To consider and vote upon an adjournment of the CGI annual meeting, if necessary, to solicit additional proxies if there are not sufficient votes at the time of the CGI annual meeting to approve the proposals submitted at the CGI annual meeting (the “Adjournment Proposal”).

The foregoing items of business are more fully described in the proxy statement/prospectus/information statement that accompanies this notice. The CGI board of directors has fixed the close of business on , 2020 as the record date for the determination of stockholders entitled to notice of and to vote at this CGI annual meeting and at any adjournment or postponement thereof. At the close of business on the record date, CGI had shares of common stock outstanding and entitled to vote.

All CGI stockholders are cordially invited to attend the CGI annual meeting in person. Whether or not you expect to attend the CGI annual meeting, please complete, date, sign and return the enclosed proxy as promptly as possible in order to ensure your representation at the meeting. A return envelope (which is postage prepaid if mailed in the United States) is enclosed for that purpose. Even if you have given your proxy, you may still vote in person if you attend the CGI annual meeting. Please note, however, that if your shares are held of record by a broker, bank or other nominee and you wish to vote at the CGI annual meeting, you must obtain from the record holder a proxy issued in your name. You may revoke your proxy in the manner described in the proxy statement at any time before it has been voted at the meeting.

IMPORTANT NOTICE REGARDING THE AVAILABILITY OF PROXY MATERIALS FOR THE ANNUAL MEETING OF STOCKHOLDERS OF CANCER GENETICS, INC. TO BE HELD , 2020. THIS PROXY STATEMENT AND THE ACCOMPANYING FORM OF PROXY CARD ARE AVAILABLE AT www.proxyvote.com. Under Securities and Exchange Commission rules, we are providing access to our proxy materials both by sending you this full set of proxy materials, and by notifying you of the availability of our proxy materials on the Internet.

By Order of the Board of Directors of Cancer Genetics, Inc.

John A. Roberts
President and Chief Executive Officer
Rutherford, New Jersey
, 2020

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ADDITIONAL INFORMATION

This proxy statement/prospectus/information statement incorporates important business and financial information about CGI that is not included in or delivered with the document. This information is available without charge to security holders upon written or oral request.

The registration statement to which this proxy statement/prospectus/information statement relates and the exhibits thereto, the information incorporated by reference herein and the other information filed by CGI with the SEC are available on or through CGI’s website at www.cancergenetics.com, free of charge. The SEC maintains a website that contains the documents that CGI files electronically with the SEC. The address of the SEC’s website is http://www.sec.gov. In addition, CGI will provide to each person to whom a proxy statement/prospectus/information statement is delivered, without charge upon written or oral request, a copy of any or all of the documents that CGI files with the SEC. Requests should be directed to:

Cancer Genetics, Inc.

201 Route 17 North, 2nd Floor

Rutherford, New Jersey

(201) 528-9200

Attention: John A. Roberts, President and Chief Executive Officer

You may also request additional copies from CGI’s proxy solicitor using the following contact information:

Alliance Advisors

200 Broadacres Drive, 3rd Floor

Bloomfield, NJ 07003

Toll Free: 800-574-6216

CGI Stockholders Meeting: To obtain timely delivery of such information, you must request the information no later than five business days before the CGI annual meeting of stockholders. Accordingly, if you would like to request any information, please do so no later than            , 2020.

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ABOUT THIS PROXY STATEMENT/PROSPECTUS/INFORMATION STATEMENT

This proxy statement/prospectus/information statement, which forms part of a registration statement on Form S-4 filed with the SEC by CGI (File No. 333-            ), constitutes a prospectus of CGI under Section 5 of the Securities Act of 1933, as amended, or the Securities Act, with respect to the shares of CGI Common Stock, par value $0.0001, of Cancer Genetics, Inc. to be issued pursuant to the Merger Agreement. This document also constitutes a notice of meeting and a proxy statement under Section 14(a) of the Securities Exchange Act of 1934, as amended, or the Exchange Act, with respect to the CGI annual meeting, at which CGI stockholders will be asked to consider and vote on, among other matters, a proposal to approve the issuance of shares of CGI Common Stock pursuant to the Merger Agreement.

No one has been authorized to provide you with information that is different from that contained in, or incorporated by reference into, this proxy statement/prospectus/information statement. This proxy statement/prospectus/information statement is dated , 2020. The information contained in this proxy statement/prospectus/information statement is accurate only as of that date or, in the case of information in a document incorporated by reference, as of the date of such document, unless the information specifically indicates that another date applies.

This proxy statement/prospectus/information statement does not constitute an offer to sell, or a solicitation of an offer to buy, any securities, or the solicitation of a proxy, in any jurisdiction in which or from any person to whom it is unlawful to make any such offer or solicitation in such jurisdiction.

The information concerning CGI contained in this proxy statement/prospectus/information statement or incorporated by reference has been provided by CGI, and the information concerning StemoniX contained in this proxy statement/prospectus/information statement has been provided by StemoniX.

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THE MERGER AGREEMENT	104
General	104
Merger Consideration	105
Exchange Ratio	105
Treatment of StemoniX Stock Options and Warrants	109
Directors and Executive Officers of the Post-Merger Company Following the Merger	109
Conditions to the Closing of the Merger	110
Representations and Warranties	112
Non-Solicitation	114
Stockholder Approvals	115
Covenants; Conduct of Business Pending the Merger	116
Other Agreements	118
Termination of the Merger Agreement	120
Expense Reimbursement	122
Amendment	122
AGREEMENTS RELATED TO THE MERGER	123
CGI DIRECTORS, OFFICERS AND CORPORATE GOVERNANCE	124
CGI EXECUTIVE COMPENSATION	131
STEMONIX EXECUTIVE COMPENSATION	137
MATTERS BEING SUBMITTED TO A VOTE OF CGI STOCKHOLDERS	140
CGI Proposal No. 1 (the Stock Issuance Proposal): Approval of the Issuance of Common Stock in the Merger	140
CGI Proposal No. 2 (the Reverse Stock Split Proposal): Approval of the Amendment to the Certificate of Incorporation of CGI Effecting the Reverse Stock Split at a Ratio in the Range from 1-for-2 to 1-for-5	141
CGI Proposal No. 3 (Executive Compensation Proposal): To approve, on an advisory basis, the compensation of CGI’s named executive officers	146
CGI Proposal No. 4 (Plan Proposal): To Approve the Cancer Genetics, Inc. 2020 Equity Incentive Plan and to Authorize for Issuance 2,000,000 Shares of CGI Common Stock Thereunder	147
CGI Proposal No. 5 (Election of Directors Proposal): Election of Four Directors to Serve Until The Next Annual Meeting of Stockholders	152
CGI Proposal No. 6 (Auditor Ratification Proposal): To Ratify the Appointment of Marcum LLP as CGI’s Independent Registered Public Accounting Form For the Fiscal Year Ending December 31, 2020	153
CGI Proposal No. 7 (Adjournment Proposal): Approval of Possible Adjournment of the CGI Annual Meeting	155
BUSINESS OF CGI	156
CGI’S MANAGEMENT’S DISCUSSION AND ANALYSIS OF FINANCIAL CONDITION AND RESULTS OF OPERATIONS	174
BUSINESS OF STEMONIX	190
STEMONIX’S MANAGEMENT’S DISCUSSION AND ANALYSIS OF FINANCIAL CONDITION AND RESULTS OF OPERATIONS	199
MANAGEMENT FOLLOWING THE MERGER	209
CERTAIN RELATIONSHIPS AND RELATED-PARTY TRANSACTIONS	211
CGI	211
StemoniX	211
DESCRIPTION OF SECURITIES	212
UNAUDITED PRO FORMA CONDENSED COMBINED FINANCIAL STATEMENTS	215
COMPARISON OF RIGHTS OF HOLDERS OF CGI STOCK AND STEMONIX STOCK	229
PRINCIPAL STOCKHOLDERS OF CGI	235
PRINCIPAL SHAREHOLDERS OF STEMONIX	236
PRINCIPAL STOCKHOLDERS OF THE POST-MERGER COMPANY	238
LEGAL MATTERS	240
EXPERTS	240
WHERE YOU CAN FIND MORE INFORMATION	240
OTHER MATTERS	241
INDEX TO FINANCIAL STATEMENTS	243
Annex A Agreement and Plan of Merger and Reorganization	A-1
Annex B Certificate of Amendment to Certificate of Incorporation	B-1
Annex C Cancer Genetics, Inc. 2020 Omnibus Equity Incentive Plan	C-1
Annex D Minnesota Business Corporation Act, Chapter 302A. Rights of Dissenting Shareholders	D-1
PART II INFORMATION NOT REQUIRED IN PROXY STATEMENT/PROSPECTUS/ INFORMATION STATEMENT	II-1

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QUESTIONS AND ANSWERS ABOUT THE MERGER and other proposals

The following are brief answers to some questions that you may have regarding the merger and the CGI annual meeting. The questions and answers in this section may not address all questions that might be important to you as a stockholder. For more detailed information, and for a description of the legal terms governing the merger, CGI urges you to read carefully and in its entirety this proxy statement/prospectus/information statement, including the Annexes hereto, as well as the registration statement to which this proxy statement/prospectus/information statement relates, including the exhibits to the registration statement. For more information, please see the section titled “Where You Can Find More Information.”

Except where specifically noted, the following information and all other information contained in this proxy statement/prospectus/information statement does not give effect to the proposed reverse stock split of CGI Common Stock described in the Reverse Stock Split Proposal in this proxy statement/prospectus/information statement.

The following section provides answers to frequently asked questions about the merger. This section, however, provides only summary information. For a more complete response to these questions and for additional information, please refer to the cross-referenced sections.

Q: What is the merger?

A: Cancer Genetics, Inc., a Delaware corporation (“CGI”), CGI Acquisition, Inc., a Minnesota corporation and a wholly-owned subsidiary of CGI (“Merger Sub”), and StemoniX, Inc., a Minnesota corporation (“StemoniX”), have entered into an Agreement and Plan of Merger and Reorganization (the “Merger Agreement”), dated August 21, 2020, pursuant to which Merger Sub will merge with and into StemoniX, with StemoniX surviving the merger as a wholly-owned subsidiary of CGI. These transactions are referred to herein collectively as the “merger.” CGI, with StemoniX as a wholly-owned subsidiary following the merger, is sometimes referred to herein as the “post-merger company.” It is expected that the shareholders of StemoniX will become the majority owners of CGI’s outstanding common stock upon the closing of the merger.

Pursuant to the Merger Agreement, each share of common stock of StemoniX, par value $0.0001 per share (the “StemoniX Common Stock”) (other than Dissenting Shares (as defined in the Merger Agreement)), issued and outstanding immediately prior to the effective time of the merger (the “Effective Time”) will be automatically converted into the right to receive a number of shares of common stock, par value $0.0001 per share, of CGI (“CGI Common Stock”) equal to the Exchange Ratio (as defined in the Merger Agreement), as described in the section entitled “The Merger Agreement—Merger Consideration.” All options to purchase shares of StemoniX Common Stock (“StemoniX Options”) outstanding immediately prior to the Effective Time will be exchanged for options to purchase CGI Common Stock, proportionately adjusted based on the Exchange Ratio. All warrants to purchase shares of StemoniX Common Stock (“StemoniX Warrants”) outstanding immediately prior to the Effective Time will automatically be cancelled and each StemoniX warrantholder will be entitled to receive the same consideration they would have received had they exercised the StemoniX Warrant immediately prior to the merger, based on the Exchange Ratio, net of the exercise price. The exact number of shares of CGI Common Stock that will be issued to StemoniX shareholders will be fixed immediately prior to the Effective Time to reflect the capitalization of CGI as of immediately prior to such time as well as the Net Cash Adjustment (as defined below). For a more complete description of the Exchange Ratio, see the section titled “The Merger Agreement—Exchange Ratio” in this proxy statement/prospectus/information statement.

As a result, immediately following the Effective Time, but prior to the proportionate dilution to come from the private placement described elsewhere in this proxy statement/prospectus/information statement that is a condition of the merger (the “Private Placement”), the holders of (i) StemoniX Common Stock (after the conversion to StemoniX Common Stock of all (A) shares of StemoniX Series A Convertible Preferred Stock (referred to herein as the Series A Preferred Stock) and Series B Convertible Preferred Stock (referred to herein as the Series B Preferred Stock) and (B) StemoniX convertible promissory notes (referred to herein as the Convertible Notes)), (ii) in-the-money StemoniX Options, and (iii) in-the-money StemoniX Warrants will hold approximately 78% of the Deemed Outstanding Shares (as defined below) and the holders of (i) CGI Common Stock, (ii) in-the-money CGI stock options, if any, and (iii) in-the-money CGI warrants, if any, will retain ownership of approximately 22% of the Deemed Outstanding Shares, with such percentages subject to certain closing adjustments based on the Net Cash (as defined in the section titled “The Merger Agreement—Exchange Ratio”) held by each company (such adjustment, the “Net Cash Adjustment”) and, proportionately for all equity holders of the post-merger company, the Private Placement. “Deemed Outstanding Shares” is defined to include shares of CGI Common Stock and the CGI Common Stock issuable on a net exercise basis with respect to any in-the-money CGI Options, in-the-money CGI Warrants, in-the-money StemoniX Options and in-the-money StemoniX Warrants, but not any shares issued in the Private Placement.

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On September 15, 2020, CGI had outstanding 2,422,612 shares of CGI Common Stock, CGI Warrants to purchase 279,289 shares of CGI Common Stock with a weighted average exercise price of $104.38 per share (of which 0 shares were issuable on a net exercise basis) and CGI Options to purchase 71,995 shares of CGI Common Stock with a weighted average exercise price of $87.50 per share (of which 0 shares were issuable on a net exercise basis).

On September 15, 2020, StemoniX had outstanding:

(i) 2,566,391 shares of StemoniX Common Stock (40,900 of such shares are non-voting common stock);

(ii) 4,611,587 shares of Series A Preferred Stock and 3,508,580 shares of Series B Preferred Stock, which are convertible into StemoniX Common Stock at a conversion ratio that is subject to broad-based anti-dilution protections, and which will be converted into shares of StemoniX Common Stock immediately prior to the merger;

(iii) $7,181,348 in principal amount of Convertible Notes (plus $105,696 in accrued interest), which are convertible into StemoniX Common Stock based on a percent of the then-fair market value per share of Common Stock and which will be converted into shares of StemoniX Common Stock immediately prior to the merger;

(iv) StemoniX Options to purchase 777,340 shares of StemoniX Common Stock with a weighted average exercise price of $1.77; and

(v) StemoniX Warrants, however using an assumed closing price per share of CGI Common Stock of $4.31 (the closing price the CGI Common Stock on the Nasdaq Capital Market on September 15, 2020), the StemoniX Warrants exchangeable in the merger on a net exercise basis would be “out of the money” and, therefore, no shares of CGI Common Stock would be issuable in exchange for such Warrants.

Accordingly, by way of example only, if the closing of the merger occurred on September 15, 2020, CGI would have issued (i) an aggregate of approximately 8,477,213 shares of CGI Common Stock to the holders of StemoniX Common Stock (after giving effect to the conversion of StemoniX preferred shares and convertible notes), (ii) no shares of CGI Common Stock to the holders of StemoniX Warrants and (iii) options to purchase an aggregate of up to approximately 112,048 shares of CGI Common Stock to the holders of StemoniX Options, in each case at the time of such closing pursuant to the Merger Agreement, such numbers reflecting the relative valuations of CGI and StemoniX in accordance with the initial 22%/78% split specified in the Merger Agreement (but prior to the Private Placement) and the capitalization of CGI and StemoniX as of September 15, 2020, assuming, solely for purposes of this calculation, no Net Cash Adjustment, no adjustment for fractional shares and a CGI closing price of $4.31 per share of common stock (the closing price the CGI Common Stock on the Nasdaq Capital Market on September 15, 2020). This equates to an Exchange Ratio of approximately 0.5541 shares of CGI Common Stock per one share of StemoniX Common Stock or share of StemoniX Common Stock issuable on a net exercise basis under in-the-money StemoniX Warrants and/or in-the-money StemoniX Options. As a result, following the closing of the merger, CGI would have had outstanding a total of approximately 10,899,825 shares of CGI Common Stock, CGI Warrants to purchase approximately 279,289 shares of CGI Common Stock and options to purchase approximately 184,043 shares of CGI Common Stock.

Any changes in the market price of CGI Common Stock before the closing of the merger will not affect the total number of shares of CGI Common Stock that StemoniX securityholders will be entitled to receive (or will be entitled to receive upon the exercise of options to purchase CGI Common Stock issued in exchange for StemoniX Options) pursuant to the Merger Agreement (collectively, the “Merger Consideration”) except to the extent that changes in the market price of CGI Common Stock impact the number of shares that become issuable on a net exercise basis under in-the-money CGI Warrants and in-the-money CGI Options, and which therefore become part of the CGI Outstanding Equity (as defined in the section titled “The Merger Agreement—Exchange Ratio”) as of the Effective Time. However, due to the conversion or exercise provisions of the convertible and exercisable debt and equity securities of StemoniX, as applicable, changes in the market price of CGI Common Stock will affect:

●	the Exchange Ratio; and
●	the allocation of the Merger Consideration among the holders of StemoniX securities.

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The table below shows the number of shares of StemoniX Common Stock that each class of StemoniX securities will represent in the aggregate immediately prior to the merger on an as-converted or net exercise basis, as applicable, as well as the resulting Exchange Ratio at the various CGI stock prices shown below, such numbers reflecting the relative valuations of CGI and StemoniX in accordance with the initial 22%/78% split specified in the Merger Agreement and the capitalization of CGI and StemoniX as of September 15, 2020, assuming, solely for purposes of this calculation, no Net Cash Adjustment and no adjustment for fractional shares. Changes in the stock price of CGI Common Stock impact the allocation of equity ownership within the StemoniX capital structure, but will have no impact on the initial 22%/78% split specified in the Merger Agreement.

The table is for illustrative purposes only and the numbers shown will be different upon the closing of the merger.

EXCHANGE RATIO SENSITIVITY TABLE
As of 9/15/20

CGI Common Stock:	2,422,612
CGI/StemoniX Percentages:	22%/78%
Total Merger Shares:	8,589,261

	CGI Common Stock Price
StemoniX Equity Class	$2.50	$3.00	$3.50	$4.00	$4.31	$4.50	$5.00	$5.50
Common Stock	2,566,391	2,566,391	2,566,391	2,566,391	2,566,391	2,566,391	2,566,391	2,566,391
% of total	9.7%	12.5%	14.5%	15.9%	16.6%	16.9%	17.7%	18.3%

Convertible Notes (as converted to StemoniX Common Stock)	10,951,254	7,091,352	5,279,658	4,208,458	3,738,216	3,498,616	2,993,673	2,623,701
% of total	41.2%	34.6%	29.8%	26.1%	24.1%	23.1%	20.7%	18.7%

Series A Preferred Stock (as converted to StemoniX Common Stock)	7,047,593	5,837,161	5,338,935	5,052,140	4,926,241	4,862,092	4,726,903	4,658,038
% of total	26.5%	28.5%	30.1%	31.3%	31.8%	32.1%	32.7%	33.3%

Series B Preferred Stock (as converted to StemoniX Common Stock)	5,991,846	4,962,740	4,479,716	4,194,118	4,068,745	4,004,864	3,870,239	3,771,599
% of total	22.6%	24.2%	25.3%	26.0%	26.2%	26.4%	26.7%	27.0%

Options (net exercise basis)	-	15,392	67,384	131,631	202,223	238,288	314,532	370,498
% of total	0.0%	0.1%	0.4%	0.8%	1.3%	1.6%	2.2%	2.6%

Warrants (net exercise basis)	-	-	-	-	-	-	-	3,636
% of total	0.0%	0.0%	0.0%	0.0%	0.0%	0.0%	0.0%	0.0%

Total (in Shares of Common Stock)	26,557,084	20,473,036	17,732,085	16,152,738	15,501,816	15,170,251	14,471,737	13,993,862

Exchange Ratio (Merger Shares/Total):	0.3234	0.4195	0.4844	0.5318	0.5541	0.5662	0.5935	0.6138

Q: What will happen to CGI if, for any reason, the merger does not close?

A: If, for any reason, the merger does not close, the CGI board of directors may elect to, among other things, attempt to complete another strategic transaction like the merger, attempt to sell or otherwise dispose of the various assets of CGI or continue to operate the business of CGI. CGI may be unable to identify and complete an alternative strategic transaction or continue to operate the business due to limited cash availability, and it may be required to dissolve and liquidate its assets. In such case, CGI would be required to pay all of its debts and contractual obligations, and to set aside certain reserves for potential future claims, and there can be no assurances as to the amount or timing of available cash, if any, left to distribute to stockholders after paying the debts and other obligations of CGI and setting aside funds for reserves.

If the merger does not close, CGI does not project that its cash at June 30, 2020 will be sufficient to fund normal operations for the twelve months from the issuance of its financial statements in its most recent Quarterly Report on Form 10-Q. Absent the merger, CGI’s ability to continue as a going concern is dependent on reduced losses and improved future cash flows. Alternatively, CGI may be required to raise additional equity or debt capital, or consummate other strategic transactions. These factors raise substantial doubt about CGI’s ability to continue as a going concern. CGI can provide no assurance that these actions will be successful or that additional sources of financing will be available on favorable terms, if at all.

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In the event that capital is not available CGI may then have to scale back or freeze its organic growth plans, sell assets on less than favorable terms, reduce expenses, curtail future acquisition plans to manage its liquidity and capital resources and/or pursue bankruptcy protection.

Q: Why are the companies proposing to merge?

A: CGI is a leader in drug discovery and preclinical oncology and immuno-oncology services, and StemoniX, a private company, is a leader in developing high-throughput disease-specific human organoid platforms integrated with leading-edge data science technologies. CGI and StemoniX believe that the merger will position the post-merger company to harness the synergies between two critical modalities of drug discovery and development - advanced animal models and relevant human high-throughput organoid platforms. CGI and StemoniX further believe that the resulting integration of scientific and technology-based expertise, skilled management teams, and ability to offer customers an end-to-end platform will de-risk and accelerate discovery and development of preclinical and clinical pipelines for biopharma partners as well as for the proprietary pipeline of the post-merger company. For a more complete discussion of CGI and StemoniX reasons for the merger, please see the section titled “The Merger—CGI Reasons for the Merger” and “The Merger—StemoniX Reasons for the Merger.”

Q: Why am I receiving this proxy statement/prospectus/information statement?

A: You are receiving this proxy statement/prospectus/information statement because you have been identified as a stockholder of CGI as of the record date and you are entitled to vote at the CGI stockholder meeting or you are a shareholder of StemoniX eligible to execute the written consent for the adoption of the Merger Agreement and the approval of the merger and related transactions. This document serves as:

●	a proxy statement of CGI used to solicit proxies for its annual meeting of stockholders;

●	a prospectus of CGI used to issue shares of CGI Common Stock (i) in exchange for shares of StemoniX Common Stock or StemoniX Warrants and (ii) issuable upon the exercise of options being issued in exchange for StemoniX Options, in each case pursuant to the merger; and

●	an information statement of StemoniX used to solicit the written consent of its stockholders for the adoption of the Merger Agreement and the approval of the merger and related transactions.

Q: What is required to consummate the merger?

A: To consummate the merger, among other things, CGI stockholders must approve the Stock Issuance Proposal, and StemoniX shareholders must adopt the Merger Agreement and approve the merger and the transactions and related corporate changes contemplated by the Merger Agreement.

The approval of the Stock Issuance Proposal by the CGI stockholders requires the affirmative vote of the holders of a majority in voting power of the shares of stock which are present in person or by proxy at the annual meeting and entitled to vote thereon, presuming a quorum is present at the meeting. In addition, to the extent a reverse stock split of CGI Common Stock becomes necessary for the continued listing of the CGI Common Stock on the Nasdaq Capital Market post-merger, the approval of the Reverse Stock Split Proposal will become necessary for the merger, which approval requires the affirmative vote of the holders of a majority of the outstanding shares of CGI Common Stock as of the record date for the annual meeting.

The adoption of the Merger Agreement and the approval of the merger and the transactions and related corporate changes contemplated by the Merger Agreement by the shareholders of StemoniX requires the affirmative vote of:

(i) holders of a majority of the voting power of the StemoniX Common Stock;

(ii) holders of at least sixty-five percent (65%) of the outstanding shares of Series A Preferred Stock of StemoniX and the Series B Preferred Stock of StemoniX, voting together as a single class;

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(iii) holders of a majority of the outstanding shares of the Series A Preferred Stock, voting as a separate class; and

(iv) holders of a majority of the outstanding shares of the Series B Preferred Stock, voting as a separate class.

In addition to the requirement of obtaining such shareholder approvals and appropriate regulatory approvals, completion of the merger is subject to the satisfaction of a number of other conditions, including authorization for listing of the shares of CGI Common Stock issued in the merger on The Nasdaq Stock Market LLC (“Nasdaq”), the continued listing of the CGI Common Stock on the Nasdaq Capital Market post-merger, the effectiveness of the Registration Statement of which this proxy statement/prospectus/information statement forms a part and the consummation of the Private Placement resulting in gross proceeds in an amount to be mutually agreed upon by CGI and StemoniX, which is currently anticipated to be approximately $10 million, but which may be up to $20 million depending on market demand.

For a more complete description of the closing conditions under the Merger Agreement, please see the section titled “The Merger Agreement—Conditions to the Closing of the Merger.”

Q: What will StemoniX securityholders receive in the merger?

A: As a result of the merger and in accordance with the Exchange Ratio, the holders of (i) StemoniX Common Stock (after the conversion to StemoniX Common Stock of all (A) shares of StemoniX Series A Preferred Stock and Series B Preferred Stock and (B) StemoniX Convertible Notes), (ii) in-the-money StemoniX Options, and (iii) in-the-money StemoniX Warrants, will hold approximately 78% of the Deemed Outstanding Shares, with such percentages subject to the Net Cash Adjustment and, proportionately for all equity holders of the post-merger company, the Private Placement.

For a more complete description of what StemoniX securityholders will receive in the merger, please see the sections titled “Market Price and Dividend Information” and “The Merger Agreement—Merger Consideration.”

Q: What will CGI securityholders receive in the merger?

A: CGI securityholders will not receive any new securities in the merger and will instead retain ownership of their shares of CGI Common Stock and other securities exercisable or convertible to CGI Common Stock, but their percentage ownership will decrease due to the number of shares being issued in the merger and the Private Placement.

Q: Who will be the directors of the post-merger company?

A: Upon the closing of the merger, the post-merger company’s board of directors is expected to be composed of seven directors, including John A. Roberts, President and Chief Executive Officer of CGI, Yung-Ping Yeh, Chief Executive Officer of StemoniX, two individuals to be designated by CGI prior to closing (subject to the reasonable consent of StemoniX) and three individuals to be designated by StemoniX prior to closing (subject to the reasonable consent of CGI). The table below provides the names and principal affiliation of the individuals currently identified to serve as directors of the post-merger company.

Name	Current Principal Affiliation
John A. Roberts(1)	President and Chief Executive Officer, CGI
Yung-Ping Yeh(2)	Chief Executive Officer, StemoniX
Geoffrey Harris (1)	Managing Partner, c7 Advisors; Chairman of CGI
Howard McLeod (1)	Medical Director, Precision Medicine for the Geriatric Oncology Consortium; Professor, USF Taneja College of Pharmacy; Director of CGI
John Fletcher (2)	Chief Executive Officer, Fletcher Spaght, Inc.; Managing Partner, Fletcher Spaght Ventures

(1) CGI designee
(2) StemoniX designee

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Q: Who will be the executive officers of post-merger company?

A: Upon the closing of the merger, the executive management team of the post-merger company is expected to be composed of the following persons:

Name	Post-Merger Company Position(s)	Current Position(s)
John A. Roberts	President and Chief Executive Officer	President and Chief Executive Officer, CGI
Yung-Ping Yeh	Chief Innovation Officer	Chief Executive Officer, StemoniX
Andrew D.C. LaFrence	Chief Financial Officer	Chief Financial Officer and Chief Operating Officer, StemoniX
Ralf Brandt, Ph.D.	President, Discovery Services	President of Discovery & Early Development Services, CGI

Q: What are the material U.S. federal income tax consequences of the merger to holders of StemoniX Common Stock?

A: The merger is intended to qualify as a “reorganization” within the meaning of Section 368(a) of the Internal Revenue Code of 1986, as amended (the “Code”). In connection with the filing of the registration statement of which this proxy statement/prospectus/information statement is a part, Lowenstein Sandler LLP (“Lowenstein Sandler”), CGI’s counsel, has delivered to CGI, and, Taft Stettinius & Hollister LLP (“Taft”) StemoniX’s counsel, has delivered to StemoniX, their respective opinions that, for United States federal income tax purposes, subject to the limitations, assumptions and qualifications described in the opinions and in the section entitled “Material United States Federal Income Tax Consequences of the Reverse Stock Split and the Merger,” the merger will qualify as a “reorganization” within the meaning of Section 368(a) of the Code. The opinions of Lowenstein Sandler and Taft will be based on certain representations, assumptions and covenants regarding the merger, including representations and covenants contained in officer’s certificates furnished to Lowenstein Sandler and Taft by CGI, StemoniX and Merger Sub, which are customary for transactions of this type. If any of the representations, assumptions or covenants upon which the opinions rely is incorrect, incomplete or inaccurate or is violated, the accuracy of the opinions may be affected and the tax consequences of the merger could differ from those described in this proxy statement/prospectus/information statement.

Accordingly, assuming the merger qualifies as a “reorganization” within the meaning of Section 368(a) of the Code, if you are a U.S. holder (as defined in the section entitled “Material United States Federal Income Tax Consequences of the Reverse Stock Split and the Merger”) of StemoniX Common Stock, you will not recognize any gain or loss for U.S. federal income tax purposes upon your exchange of shares of StemoniX Common Stock for shares of CGI Common Stock in the merger, except with respect to cash received in lieu of fractional shares of CGI Common Stock. Notwithstanding the foregoing, your tax treatment will depend on your specific situation and many variables not within CGI’s or StemoniX’s control.

However, there are many requirements that must be satisfied in order for the merger to be treated as a reorganization under Section 368(a) of the Code, some of which are based upon factual determinations, and the reorganization treatment could be affected by actions taken after the merger. If the merger failed to qualify as a reorganization under Section 368(a) of the Code, U.S. holders of StemoniX Common Stock generally would recognize the full amount of gains and losses realized on the exchange of their StemoniX Common Stock for CGI Common Stock in the merger.

The Reverse Stock Split is expected to constitute a “recapitalization” for U.S. federal income tax purposes. As a result, a CGI U.S. holder generally should not recognize gain or loss upon the Reverse Stock Split, except with respect to cash received in lieu of a fractional share of CGI Common Stock (as discussed in the section entitled “Material United States Federal Income Tax Consequences of the Reverse Stok Split and Merger”). A CGI U.S. holder’s aggregate tax basis in the shares of CGI Common Stock received pursuant to the Reverse Stock Split should equal the aggregate tax basis of the shares of CGI Common Stock surrendered (excluding any portion of such basis that is allocated to any fractional share of CGI Common Stock), and such CGI U.S. holder’s holding period in the shares of CGI Common Stock received should include the holding period in the shares of CGI Common Stock surrendered.

For further information, see the section entitled “Material U.S. Federal Income Tax Consequences of the Reverse Stock Split and the Merger.”

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Q: Do persons involved in the merger have interests that may conflict with mine as a CGI stockholder?

A: Yes. In considering the recommendation of the CGI board of directors with respect to issuing shares of CGI Common Stock pursuant to the Merger Agreement and the other matters to be acted upon by CGI stockholders at the CGI annual meeting, CGI stockholders should be aware that certain members of the CGI board of directors and executive officers of CGI have interests in the merger that may be different from, or in addition to, interests they have as CGI stockholders.

As of September 15, 2020, CGI’s directors and executive officers beneficially owned approximately 5.2% of the outstanding shares of CGI Common Stock. John A. Roberts, currently CGI’s President and Chief Executive Officer, will continue as the President and Chief Executive Officer of the post-merger company and be appointed to its board of directors, and Ralf Brandt, Ph.D., currently CGI’s President of Discovery & Early Development Services, will continue as President, Discovery Services, in each case following the consummation of the merger.

For more information, please see the section titled “The Merger—Interests of the CGI Directors and Executive Officers in the Merger.”

Q: Do persons involved in the merger have interests that may conflict with mine as a StemoniX stockholder?

A: Yes. In considering the recommendation of the StemoniX board of directors with respect to adopting the Merger Agreement and approving the merger and related transactions and corporate changes by written consent, StemoniX shareholders should be aware that certain members of the StemoniX board of directors and executive officers of StemoniX have interests in the merger that may be different from, or in addition to, interests they have as StemoniX shareholders.

All of StemoniX’s current executive officers and directors hold shares of StemoniX Common Stock, StemoniX Options, Series A Preferred Stock, Series B Preferred Stock and Convertible Notes, all of which will, at the Effective Time, entitle them to receive an amount of registered shares of CGI Common Stock or options to purchase CGI Common Stock, as applicable, based on the Exchange Ratio. As of September 15, 2020, StemoniX’s directors and executive officers beneficially owned approximately 86.3% of the outstanding shares of StemoniX Common Stock.

In addition, Yung-Ping Yeh, currently StemoniX’s Chief Executive Officer, will serve as the Chief Innovation Officer of CGI and be appointed to its board of directors, and Andrew D.C. LaFrence, currently StemoniX’s Chief Financial Officer and Chief Operating Officer, will serve as CGI’s Chief Financial Officer, in each case following the consummation of the merger.

For more information, please see the sections titled “The Merger—Interests of the StemoniX Directors and Executive Officers in the Merger.”

Q: As a CGI stockholder, how does the CGI board of directors recommend that I vote?

A: After careful consideration, the CGI board of directors unanimously recommends that CGI stockholders vote:

●	“FOR” the Stock Issuance Proposal;

●	“FOR” the Reverse Stock Split Proposal;

●	“FOR” the Executive Compensation Proposal;

●	“FOR” the Plan Proposal;

●	“FOR” the election of each of the four director nominees named in the Election of Directors Proposal;

●	“FOR” the Auditor Ratification Proposal”; and

●	“FOR” the Adjournment Proposal.

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If on the date of the CGI annual meeting, or a date preceding the date on which the CGI annual meeting is scheduled, CGI reasonably believes that (i) it will not receive proxies sufficient to obtain the required vote to approve the proposals listed above (the “CGI Proposals”), whether or not a quorum would be present or (ii) it will not have sufficient shares of CGI Common Stock represented (whether in person or by proxy) to constitute a quorum necessary to conduct the business of the CGI annual meeting, CGI may postpone or adjourn, or make one or more successive postponements or adjournments of, the CGI annual meeting as long as the date of the CGI annual meeting is not postponed or adjourned more than an aggregate of 30 calendar days in connection with any postponements or adjournments.

The merger will not be consummated unless the Stock Issuance Proposal is approved by the CGI stockholders at the CGI annual meeting. No CGI Proposal is contingent upon any other CGI Proposal. Therefore, assuming all other closing conditions have been either satisfied or waived, the merger may be consummated even if the Reverse Stock Split Proposal is not approved by CGI’s stockholders, unless doing so would cause CGI to fail to meet the condition of closing that the shares of CGI Common Stock issued in the merger be listed on the Nasdaq Capital Market, and such condition (i) is not able to be met without the Reverse Stock Split Proposal being approved or (ii) is not waived.

Q: As a StemoniX shareholder, how does the StemoniX board of directors recommend that I vote?

A: After careful consideration, the StemoniX board of directors recommends that StemoniX shareholders execute the written consent indicating their vote in favor of the adoption of the Merger Agreement and the approval of the merger and the transactions and related corporate changes contemplated by the Merger Agreement.

Q: Do StemoniX shareholders have dissenters’ rights if they object to the proposed merger?

A: Yes. StemoniX shareholders are entitled to dissenters’ rights in connection with the merger under Minnesota law. For more information about such rights, see the provisions of Section 471 of the Minnesota Business Corporation Act, attached hereto as Annex D, and the section entitled “The Merger—Appraisal Rights and Dissenters’ Rights.”

Q: What risks should I consider in deciding whether to vote in favor of the CGI Proposals or to execute and return the written consent of StemoniX shareholders, as applicable?

A: You should carefully review this proxy statement/prospectus/information statement, including the section titled “Risk Factors,” which sets forth certain risks and uncertainties related to the merger, risks and uncertainties to which the post-merger company’s business will be subject, and risks and uncertainties to which each of CGI and StemoniX, as an independent company, is subject.

Q: When do you expect the merger to be consummated?

A: The merger is anticipated to close as soon as practicable after the consent of the shareholders of StemoniX is obtained and the CGI annual meeting is held on , 2020, but CGI cannot predict the exact timing. For more information, please see the section titled “The Merger Agreement—Conditions to the Closing of the Merger.”

Q: What do I need to do now?

A: CGI and StemoniX urge you to read this proxy statement/prospectus/information statement carefully, including its annexes, and to consider how the merger affects you.

If you are a CGI stockholder, you may provide your proxy instructions in one of two different ways. First, you can mail your signed proxy card in the enclosed return envelope. Second, you may also provide your proxy instructions via the Internet by following the instructions on your proxy card or voting instruction form. Please provide your proxy instructions only once, unless you are revoking a previously delivered proxy instruction, and as soon as possible so that your shares can be voted at the annual meeting of CGI stockholders.

If you are a shareholder of StemoniX, you may execute and deliver your written consent to StemoniX in accordance with the instructions provided by StemoniX.

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Q: What happens if I do not return a proxy card or otherwise provide proxy instructions, as applicable?

A: If you are a stockholder of record of CGI and you return a signed proxy card without marking any selections, your shares will be voted “FOR” each of the Stock Issuance Proposal, the Reverse Stock Split Proposal, the Executive Compensation Proposal, the Plan Proposal, the Election of Directors Proposal, the Auditor Ratification Proposal and the Adjournment Proposal.

If you are a beneficial owner of shares of CGI Common Stock and do not instruct your broker, bank, or other agent how to vote your shares, the question of whether your broker or nominee will still be able to vote your shares depends on whether the New York Stock Exchange, or the NYSE, deems the particular proposal to be a “routine” matter and how your broker or nominee exercises any discretion they may have in the voting of the shares that you beneficially own. Brokers and nominees can use their discretion to vote “uninstructed” shares with respect to matters that are considered to be “routine,” but not with respect to “non-routine” matters. Under the rules and interpretations of the NYSE, “non-routine” matters are matters that may substantially affect the rights or privileges of stockholder, such as mergers, stockholder proposals, elections of directors (even if not contested), executive compensation (including any advisory stockholder votes on executive compensation and on the frequency of stockholder votes on executive compensation), and certain corporate governance proposals, even if management-supported.

For any CGI Proposal that is considered a “routine” matter, your broker or nominee may vote your shares in its discretion either for or against the proposal even in the absence of your instruction. For any CGI Proposal that is considered a “non-routine” matter for which you do not give your broker instructions, the CGI shares will be treated as broker non-votes. Broker non-votes occur when a beneficial owner of shares held in street name does not give instructions to the broker or nominee holding the shares as to how to vote on matters deemed “non-routine.” Broker non-votes will not be considered to be shares “entitled to vote” at the meeting and will not be counted as having been voted on the applicable proposal.

CGI currently believes that only the Reverse Stock Split Proposal and Auditor Ratification Proposal will be considered “routine” matters by the NYSE and all of the other CGI Proposals will be considered “non-routine” matters. This belief is based on preliminary guidance from the NYSE and may be incorrect or change before the annual meeting. Therefore, if you are a beneficial owner and want to ensure that shares you beneficially own are voted in favor or against any or all of the CGI Proposals, the only way you can do so is to give your broker or nominee specific instructions as to how the shares are to be voted.

Q: May I vote in person at the annual meeting of stockholders of CGI?

A: If your shares of CGI Common Stock are registered directly in your name with the CGI transfer agent, you are considered to be the stockholder of record with respect to those shares, and the proxy materials and proxy card are being sent directly to you by CGI. If you are a CGI stockholder of record, you may attend the annual meeting of CGI stockholders and vote your shares in person. Even if you plan to attend the CGI annual meeting in person, CGI requests that you sign and return the enclosed proxy to ensure that your shares will be represented at the CGI annual meeting if you are unable to attend. If your shares of CGI Common Stock are held in a brokerage account or by another nominee, you are considered the beneficial owner of shares held in “street name,” and the proxy materials are being forwarded to you by your broker or other nominee together with a voting instruction card. As the beneficial owner, you are also invited to attend the annual meeting of CGI stockholders. Because a beneficial owner is not the stockholder of record, you may not vote these shares in person at the CGI annual meeting unless you obtain a proxy from the broker, trustee or nominee that holds your shares, giving you the right to vote the shares at the meeting.

Q: When and where is the annual meeting of CGI stockholders being held?

A: The annual meeting of CGI stockholders will be held at , at local time, on , 2020. Subject to space availability, all CGI stockholders as of the record date, or their duly appointed proxies, may attend the meeting. Since seating is limited, admission to the meeting will be on a first-come, first-served basis.

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Q: What constitutes a quorum at the CGI annual meeting?

A: The presence at the CGI annual meeting, in person or by proxy, of the holders of a majority of the CGI Common Stock outstanding on the record date will constitute a quorum for the CGI annual meeting. Signed proxies received but not voted, abstentions and broker non-votes will be included in the calculation of the number of shares considered to be present at the meeting.

Q: If my CGI shares are held in “street name” by my broker, will my broker vote my shares for me?

A: Unless your broker has discretionary authority to vote on certain “routine” matters, your broker will not be able to vote your shares of CGI Common Stock on matters requiring discretionary authority without instructions from you. To make sure that your vote is counted, you should instruct your broker to vote your shares, following the procedures provided by your broker.

CGI believes that brokers will have discretionary authority to vote for the Reverse Stock Split Proposal and Auditor Ratification Proposal as CGI believes such matters to be “routine” under the applicable rules of the NYSE.

Q: May I change my vote after I have submitted a proxy or provided proxy instructions?

A: CGI stockholders of record may change their vote at any time before their proxy is voted at the CGI annual meeting in one of three ways. First, a CGI stockholder of record can send a written notice to the chief executive officer of CGI stating that it would like to revoke its proxy. Second, a CGI stockholder of record can submit new proxy instructions either on a new proxy card or via the Internet. Third, a CGI stockholder of record can attend the CGI annual meeting and vote in person. Attendance alone will not revoke a proxy. If a CGI stockholder of record or a stockholder who owns CGI shares in “street name” has instructed a broker to vote its shares of CGI Common Stock, the stockholder must follow directions received from its broker to change those instructions.

Q: Who is paying for this proxy solicitation?

A: CGI and StemoniX will share equally the costs of printing and filing this proxy statement/prospectus/information statement and proxy card. Arrangements will also be made with brokerage firms and other custodians, nominees and fiduciaries who are record holders of CGI Common Stock for the forwarding of solicitation materials to the beneficial owners of CGI Common Stock. CGI will reimburse these brokers, custodians, nominees and fiduciaries for the reasonable out-of-pocket expenses they incur in connection with the forwarding of solicitation materials. In addition, CGI has engaged Alliance Advisors, a proxy solicitation firm, to solicit proxies from CGI’s stockholders for a fee of $8,000 plus approved out-of-pocket expenses.

Q: Who can help answer my questions?

A: If you are a CGI stockholder and would like additional copies, without charge, of this proxy statement/prospectus/information statement or if you have questions about the merger, including the procedures for voting your shares, you should contact:

Alliance Advisors

200 Broadacres Drive, 3rd Floor

Bloomfield, NJ 07003

Toll Free: 800-574-6216

If you are a StemoniX shareholder and would like additional copies, without charge, of this proxy statement/prospectus/information statement or if you have questions about the merger, including the procedures for voting your shares, you should contact:

StemoniX, Inc.

13300 67th Avenue N

Maple Grove, MN 55311

Attention: Yung-Ping Yeh, Chief Executive Officer

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PROSPECTUS SUMMARY

This summary highlights selected information from this proxy statement/prospectus/information statement and may not contain all of the information that is important to you. To better understand the merger, the proposals being considered at the CGI annual meeting and approved in the StemoniX written consent, you should read this entire proxy statement/prospectus/information statement carefully, including the Merger Agreement and the other annexes to which you are referred herein. For more information, please see the section titled “Where You Can Find More Information.”

The Parties

Cancer Genetics, Inc.

201 Routh 17 North, 2nd Floor

Rutherford, New Jersey 07070

(201) 528-9200

Cancer Genetics, Inc. supports the efforts of the biotechnology and pharmaceutical industries to develop innovative new drug therapies. CGI has an extensive set of anti-tumor referenced data based on predictive xenograft and syngeneic tumor models from the acquisition of vivoPharm, Pty Ltd. (“vivoPharm”) in 2017, to provide Discovery Services such as contract research services, focused primarily on unique specialized studies to guide drug discovery and development programs in the oncology and immuno-oncology fields. vivoPharm is a contract research organization (“CRO”) that specializes in planning and conducting unique, specialized studies to guide drug discovery and development programs with a concentration in oncology and immuno-oncology. These studies range from early compound selection to developing comprehensive sets of in vitro and in vivo data, as needed for FDA Investigational New Drug (“IND”) applications.

CGI offers preclinical services such as predictive tumor models, human orthotopic xenografts and syngeneic immuno-oncology relevant tumor models in its Hershey, PA facility, and is a leader in the field of immuno-oncology preclinical services in the United States. This service is supplemented with GLP toxicology and extended bioanalytical services in the CGI’s Australian-based facilities in Clayton, Victoria, and Gilles Plains, South Australia (effective in February 2020).

CGI’s business is based on demand for preclinical and discovery services from biotechnology and pharmaceutical companies, academia and the research community. Biotechnology and pharmaceutical companies engaged in designing and running clinical trials to determine the safety and effectiveness of treatments and therapeutics continuously benefit from CGI’s services. In particular CGI’s preclinical development of biomarker detection methods, response to immuno-oncology directed novel treatments and early prediction of clinical outcome is supported by its extended portfolio of orthotopic, xenografts and syngeneic tumor test systems as a specialized service offering in the immuno-oncology space.

vivoPharm has developed industry recognized capabilities in early phase development and discovery, especially in immuno-oncology models, tumor micro-environment studies, and specialized pharmacology services that support basic discovery, preclinical and phase 1 clinical trials. vivoPharm’s studies have been utilized to support over 250 IND submissions to date across a range of therapeutic indications, including lymphomas, leukemia, GI-cancers, liver cancer, pancreatic cancer, non-small cell lung cancer, and other non-cancer rare diseases. vivoPharm is presently serving over 50 biotechnology and pharmaceutical companies across four continents in over 100 studies and trials with highly specialized development, clinical and preclinical research. Over the past 17 years, vivoPharm has also generated an extensive library of human xenograft and syngeneic tumor models, including subcutaneous, orthotopic and metastatic models. vivoPharm offers its expertise in small and bio-molecules.

CGI continues to leverage vivoPharm’s international presence to access global market opportunities. vivoPharm’s headquarters in Australia specializes in safety and toxicology studies, including mammalian, genetic and in vitro, along with bioanalytical services including immune-analytical capabilities. CGI operates from multiple locations in Victoria and South Australia. vivoPharm’s U.S.-based laboratory, located at the Hershey Center for Applied Research in Hershey, Pennsylvania, primarily focuses on screening and efficacy testing for a wide range of pharmaceutical and chemical products. The third location, in Munich, Germany, hosts project management and business development personnel.

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CGI is a Delaware corporation headquartered in Rutherford, New Jersey. The CGI Common Stock is traded on the Nasdaq Capital Market under the symbol “CGIX.”

StemoniX, Inc.

13300 67th Avenue North

Maple Grove, Minnesota 55311

Tel: 612-807-9889

StemoniX develops and manufactures human induced pluripotent stem cell (iPSC) based neural, cardiac and pancreatic screening platforms for drug discovery and development. Engineered from human skin and blood cells, iPSCs are made with in-licensed patented processes discovered by 2012 Nobel prize recipient Dr. Shinya Yamanaka. StemoniX’s iPSC innovations are made from living human cells and have organ-like, or organoid, characteristics; referred to as microOrgans®. StemoniX has industrialized these microOrgans into standard multi-well plate formats that are sufficiently robust and reproducible to enable drug screening and optimization activities.

StemoniX combines its microOrgan platform with software analytics and augmented intelligence, referred to as AnalytiX™. StemoniX’s integrated approach provides a compelling value proposition to pharmaceutical companies and other entities because StemoniX enables standardized, high-throughput screening of drug candidates on complex human organoids prior to human clinical studies, mitigating or in some cases avoiding the inadequacies of testing in clonal cell lines or rodents. StemoniX and its customers and collaborators believe that StemoniX’s technologies will permit drug discovery in human disease areas that are difficult to address using current methodologies, accelerate preclinical drug discovery and development, reduce risk of clinical failure, predict with greater degrees of confidence and ultimately, reduce the cost of discovering new therapeutic agents.

StemoniX’s business model combines both collaborations with integrated pharmaceutical companies on the derivation and subsequent supply of iPSC-based disease models and screens, and internal drug discovery efforts to identify drug candidates for licensure or clinical development. In StemoniX’s disease model effort, StemoniX creates novel models per the specifications of its partners, then either sells microOrgan plates to them or performs Discovery as a Service (“DaaS”) on their behalf in its facilities. We strive to receive a mixture of upfront payments, including licensing fees, milestone-based fees, and ongoing royalty payments in addition to any charges for microOrgan plates and services. While the revenue from StemoniX’s disease model and screening activities represents an important component of its business, StemoniX’s long-term strategy is to leverage its iPSC technology to pursue partnered and wholly-owned drug discovery projects that yield higher value assets. In its current drug discovery efforts, StemoniX typically collaborates with a partner by pooling its expertise in iPSC biology and screening analytics with the partner’s medicinal chemistry capabilities.

StemoniX was incorporated in 2014 in Minnesota with headquarters in Maple Grove, Minnesota, and a research and development team located in La Jolla, California. StemoniX focuses on new iPSC differential protocols, plating procedures, and expansion techniques. StemoniX’s Maple Grove manufacturing facility focuses on the growth, differentiation, plating, and shipping of its microOrgan platforms in a highly standardized and rigorous process. The Maple Grove facility includes clean-room and biohazard safe environments to house its incubators, biological safety cabinets, liquid handling machines, refrigerators, and office space. Both facilities also have diagnostic equipment for quality control and assurance. The majority of StemoniX’s DaaS revenue is generated from its Maple Grove facility.

StemoniX is a development stage company, and it had net losses of $3.3 million, $9.0 million and $8.4 million for the six months ended June 30, 2020 and the years ended December 31, 2019 and 2018, respectively.

CGI Acquisition, Inc.

201 Routh 17 North, 2nd Floor

Rutherford, New Jersey 07070

(201) 528-9200

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CGI Acquisition, Inc., or Merger Sub, is a wholly-owned subsidiary of CGI and was formed solely for the purposes of carrying out the merger.

The Merger

If the merger is consummated, Merger Sub will merge with and into StemoniX, with StemoniX surviving the merger as a wholly-owned subsidiary of CGI.

Pursuant to, and subject to the conditions of, the Merger Agreement, each share of StemoniX Common Stock (other than Dissenting Shares (as defined in the Merger Agreement)), issued and outstanding immediately prior to the Effective Time (including shares of StemoniX Common Stock issued upon conversion to StemoniX Common Stock of all (x) Series A Preferred Stock and Series B Preferred Stock and (y) Convertible Notes, in each case as contemplated by the Merger Agreement) will be automatically converted into the right to receive an amount of shares of CGI Common Stock equal to the Exchange Ratio (as defined in the section titled “The Merger Agreement—Exchange Ratio” in this proxy statement/prospectus/information statement). In addition, all StemoniX Options outstanding immediately prior to the Effective Time will be exchanged for options to purchase CGI Common Stock, proportionately adjusted based on the Exchange Ratio. All StemoniX Warrants outstanding immediately prior to the Effective Time will automatically be cancelled and each StemoniX warrantholder will be entitled to receive the same consideration such warrantholder would have received had they exercised the StemoniX Warrant immediately prior to the Merger, based on the Exchange Ratio, net of the exercise price.

As a result, immediately following the Effective Time, but prior to the proportionate dilution to come from the private placement described elsewhere in this proxy statement/prospectus/information statement that is a condition of the merger (the “Private Placement”), the former StemoniX shareholders will hold approximately 78% of the outstanding shares of CGI Common Stock (which outstanding shares, the “Deemed Outstanding Shares”, in this context, includes the CGI Common Stock issuable on a net exercise basis with respect to any in-the-money CGI options, in-the-money CGI warrants, in-the-money StemoniX Options and in-the-money StemoniX Warrants but does not include any shares issued in the Private Placement) and the stockholders of CGI will retain ownership of approximately 22% of the Deemed Outstanding Shares, with such percentages subject to certain closing adjustments based on the Net Cash (as defined in the section titled “The Merger Agreement—Exchange Ratio”) held by each company (such adjustment, the “Net Cash Adjustment”) and, proportionately for all equity holders of the post-merger company, the Private Placement. The exact number of shares of CGI Common Stock that will be issued to StemoniX shareholders will be fixed immediately prior to the Effective Time to reflect the capitalization of CGI as of immediately prior to such time as well as the Net Cash Adjustment.

For a more complete description of the Exchange Ratio, see the section titled “The Merger Agreement—Exchange Ratio” in this proxy statement/prospectus/information statement.

On September 15, 2020, CGI had outstanding 2,422,612 shares of CGI Common Stock, CGI Warrants to purchase 279,289 shares of CGI Common Stock with a weighted average exercise price of $104.38 per share (of which 0 shares were issuable on a net exercise basis) and CGI Options to purchase 71,995 shares of CGI Common Stock with a weighted average exercise price of $87.50 per share (of which 0 shares were issuable on a net exercise basis).

On September 15, 2020, StemoniX had outstanding:

(i) 2,566,391 shares of StemoniX Common Stock (40,900 of such shares are non-voting common stock);

(ii) 4,611,587 shares of Series A Preferred Stock and 3,508,580 shares of Series B Preferred Stock, which are convertible into StemoniX Common Stock at a conversion ratio that is subject to broad-based anti-dilution protections, and which will be converted into shares of StemoniX Common Stock immediately prior to the merger;

(iii) $7,181,348 in principal amount of Convertible Notes (plus $105,696 in accrued interest), which are convertible into StemoniX Common Stock based on a percent of the then-fair market value per share of Common Stock and which will be converted into shares of StemoniX Common Stock immediately prior to the merger;

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(iv) StemoniX Options to purchase 777,340 shares of StemoniX Common Stock with a weighted average exercise price of $1.77; and

(v) StemoniX Warrants, however using an assumed closing price per share of CGI Common Stock of $4.31 (the closing price the CGI Common Stock on the Nasdaq Capital Market on September 15, 2020), the StemoniX Warrants exchangeable in the merger on a net exercise basis would be “out of the money” and, therefore, no shares of CGI Common Stock would be issuable in exchange for such Warrants.

Accordingly, by way of example only, if the closing of the merger occurred on September 15, 2020, CGI would have issued (i) an aggregate of approximately 8,477,213 shares of CGI Common Stock to the holders of StemoniX Common Stock (after giving effect to the conversion of StemoniX preferred shares and convertible notes), (ii) no shares of CGI Common Stock to the holders of StemoniX Warrants and (iii) options to purchase an aggregate of up to approximately 112,048 shares of CGI Common Stock to the holders of StemoniX Options, in each case at the time of such closing pursuant to the Merger Agreement, such numbers reflecting the relative valuations of CGI and StemoniX in accordance with the initial 22%/78% split specified in the Merger Agreement (but prior to the Private Placement) and the capitalization of CGI and StemoniX as of September 15, 2020, assuming, solely for purposes of this calculation, no Net Cash Adjustment, no adjustment for fractional shares and a CGI closing price of $4.31 per share of common stock (the closing price the CGI Common Stock on the Nasdaq Capital Market on September 15, 2020). This equates to an Exchange Ratio of approximately 0.5541 shares of CGI Common Stock per one share of StemoniX Common Stock or share of StemoniX Common Stock issuable on a net exercise basis under in-the-money StemoniX Warrants and/or in-the-money StemoniX Options. As a result, following the closing of the merger, CGI would have had outstanding a total of approximately 10,899,825 shares of CGI Common Stock, CGI Warrants to purchase approximately 279,289 shares of CGI Common Stock and options to purchase approximately 184,043 shares of CGI Common Stock.

Any changes in the market price of CGI Common Stock before the closing of the merger will not affect the total number of shares of CGI Common Stock that StemoniX securityholders will be entitled to receive (or will be entitled to receive upon the exercise of options to purchase CGI Common Stock issued in exchange for StemoniX Options) pursuant to the Merger Agreement (collectively, the “Merger Consideration”) except to the extent that changes in the market price of CGI Common Stock impact the number of shares that become issuable on a net exercise basis under in-the-money CGI Warrants and in-the-money CGI Options, and which therefore become part of the CGI Outstanding Equity (as defined in the section titled “The Merger Agreement—Exchange Ratio”) as of the Effective Time. However, due to the conversion or exercise provisions of the convertible and exercisable debt and equity securities of StemoniX, as applicable, changes in the market price of CGI Common Stock will affect:

●	the Exchange Ratio; and
●	the allocation of the Merger Consideration among the holders of StemoniX securities.

The table below shows the number of shares of StemoniX Common Stock that each class of StemoniX securities will represent in the aggregate immediately prior to the merger on an as-converted or net exercise basis, as applicable, as well as the resulting Exchange Ratio at the various CGI stock prices shown below, such numbers reflecting the relative valuations of CGI and StemoniX in accordance with the initial 22%/78% split specified in the Merger Agreement and the capitalization of CGI and StemoniX as of September 15, 2020, assuming, solely for purposes of this calculation, no Net Cash Adjustment and no adjustment for fractional shares. Changes in the stock price of CGI Common Stock impact the allocation of equity ownership within the StemoniX capital structure, but will have no impact on the initial 22%/78% split specified in the Merger Agreement.

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The table is for illustrative purposes only and the numbers shown will be different upon the closing of the merger.

EXCHANGE RATIO SENSITIVITY TABLE
As of 9/15/20

CGI Common Stock:	2,422,612
CGI/StemoniX Percentages:	22%/78%
Total Merger Shares:	8,589,261

	CGI Common Stock Price
StemoniX Equity Class	$2.50	$3.00	$3.50	$4.00	$4.31	$4.50	$5.00	$5.50
Common Stock	2,566,391	2,566,391	2,566,391	2,566,391	2,566,391	2,566,391	2,566,391	2,566,391
% of total	9.7%	12.5%	14.5%	15.9%	16.6%	16.9%	17.7%	18.3%

Convertible Notes (as converted to StemoniX Common Stock)	10,951,254	7,091,352	5,279,658	4,208,458	3,738,216	3,498,616	2,993,673	2,623,701
% of total	41.2%	34.6%	29.8%	26.1%	24.1%	23.1%	20.7%	18.7%

Series A Preferred Stock (as converted to StemoniX Common Stock)	7,047,593	5,837,161	5,338,935	5,052,140	4,926,241	4,862,092	4,726,903	4,658,038
% of total	26.5%	28.5%	30.1%	31.3%	31.8%	32.1%	32.7%	33.3%

Series B Preferred Stock (as converted to StemoniX Common Stock)	5,991,846	4,962,740	4,479,716	4,194,118	4,068,745	4,004,864	3,870,239	3,771,599
% of total	22.6%	24.2%	25.3%	26.0%	26.2%	26.4%	26.7%	27.0%

Options (net exercise basis)	-	15,392	67,384	131,631	202,223	238,288	314,532	370,498
% of total	0.0%	0.1%	0.4%	0.8%	1.3%	1.6%	2.2%	2.6%

Warrants (net exercise basis)	-	-	-	-	-	-	-	3,636
% of total	0.0%	0.0%	0.0%	0.0%	0.0%	0.0%	0.0%	0.0%

Total (in Shares of Common Stock)	26,557,084	20,473,036	17,732,085	16,152,738	15,501,816	15,170,251	14,471,737	13,993,862

Exchange Ratio (Merger Shares/Total):	0.3234	0.4195	0.4844	0.5318	0.5541	0.5662	0.5935	0.6138

The closing of the merger will occur no later than the second business day after the last of the conditions to the merger has been satisfied or waived, or at another time as CGI and StemoniX agree. CGI and StemoniX anticipate that the closing of the merger will occur promptly after the CGI annual meeting. However, because the merger is subject to a number of conditions, neither CGI nor StemoniX can predict exactly when the closing will occur or if it will occur at all.

Reasons for the Merger

In the course of its evaluation of the Merger Agreement and merger with StemoniX, the CGI Board held numerous meetings, consulted with CGI’s executive management, CGI’s outside legal counsel and CGI’s financial advisors, and reviewed and assessed a significant amount of information, and considered a number of factors, including the following:

●	the CGI Board’s belief that the merger will position the post-merger company to harness the synergies between two critical modalities of drug discovery and development - advanced animal models and relevant human high-throughput organoid platforms;
●	the CGI Board’s belief that the resulting integration of scientific and technology-based expertise, skilled management teams, and ability to offer customers an end-to-end platform will de-risk and accelerate discovery and development of preclinical and clinical pipelines for biopharma partners as well as for the proprietary pipeline of the post-merger company;
●	the CGI Board’s belief that the post-merger company will be able to create partnership engagements with pharmaceutical and biotechnology companies that will yield significant revenue opportunities, based on the combined technology and scientific expertise to the combined professional staff;
●	the CGI Board’s belief that the resulting integration of scientific capabilities from the merger provides the best opportunity to improve upon CGI’s cash position and substantial doubt about CGI’s ability to continue as a going concern;
●	the CGI Board’s consideration of its continued incurrence of significant legal, accounting and other expenses associated with being a public company as compared with the historical and expected proceeds from its Discovery Business; and
●	the CGI Board’s consideration that the post-merger company will include experienced members form the senior management team of StemoniX who have expertise in drug discovery that is valued by potential pharmaceutical and biotechnology partners.

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For more information on the StemoniX board of directors’ reasons for the transaction, see the section titled “The Merger—StemoniX Reasons for the Merger.”

Overview of the Merger Agreement and Agreements Related to the Merger Agreement

Merger Consideration

At the closing of the merger:

●	each outstanding share of StemoniX Common Stock (including shares of restricted common stock) will be converted into the right to receive shares of CGI Common Stock based on the Exchange Ratio, subject to adjustment for any reverse stock split and subject to the adjustments described elsewhere in this proxy statement/prospectus/information statement;

●	all StemoniX Warrants outstanding immediately prior to the Effective Time will automatically be cancelled and each StemoniX warrantholder will be entitled to receive the same consideration such warrantholder would have received had they exercised the StemoniX Warrant immediately prior to the Merger, based on the Exchange Ratio, net of the exercise price; and

●	each outstanding StemoniX Option, whether vested or unvested, that has not been exercised prior to the Effective Time will be converted into a stock option to purchase shares of CGI Common Stock, proportionately adjusted based on the Exchange Ratio.

See “The Merger Agreement—Exchange Ratio.”

Immediately after the merger, based on the Exchange Ratio, but prior to the proportionate dilution to come from the private placement described elsewhere in this proxy statement/prospectus/information statement that is a condition of the merger (the “Private Placement”), StemoniX securityholders will own approximately 78% of the post-closing Deemed Outstanding Shares of CGI Common Stock (the “Post-Closing Shares”), and CGI securityholders will own approximately 22% of the Post-Closing Shares.

The Exchange Ratio described above is an estimate only and the final Exchange Ratio will be determined pursuant to a formula described in more detail in the Merger Agreement and in this proxy statement/prospectus/information statement. Potential changes, including resulting from any Net Cash Adjustment, to the Exchange Ratio are described in more detail in the Merger Agreement and in this proxy statement/prospectus/information statement.

The Merger Agreement does not include a price-based termination right, and there will be no adjustment to the total number of shares of CGI Common Stock that StemoniX securityholders will be entitled to receive for changes in the market price of CGI Common Stock, except to the extent that changes in the market price of CGI Common Stock impact the number of shares that become issuable on a net exercise basis under in-the-money CGI Warrants and in-the-money CGI Options, and which therefore become part of the CGI Outstanding Equity (as defined in the section titled “The Merger Agreement—Exchange Ratio” in this proxy statement/prospectus/information statement) as of the Effective Time. However, due to the conversion or exercise provisions of the convertible and exercisable debt and equity securities of StemoniX, as applicable, changes in the market price of CGI Common Stock will affect:

●	the Exchange Ratio; and
●	the allocation of the Merger Consideration among the holders of StemoniX securities.

The Exchange Ratio may be adjusted to reflect relative Net Cash of CGI and StemoniX and the capitalization of CGI at closing, as provided for in the Merger Agreement and as further described in this proxy statement/prospectus/information statement. See the “The Merger Agreement—Exchange Ratio.”

Accordingly, the market value of the shares of CGI Common Stock issued pursuant to the Merger Agreement will depend on the market value of the shares of CGI Common Stock at the time the merger closes and could vary significantly from the market value on the date of this proxy statement/prospectus/information statement. On , 2020, the last trading day before the date of this proxy statement/prospectus/information statement, the closing sale price of CGI Common Stock was $ per share.

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Treatment of CGI Stock Options and Warrants

All options and warrants to purchase shares of CGI Common Stock will remain outstanding immediately after the Effective Time in accordance with their terms. The number of shares of CGI Common Stock underlying such options and warrants and the exercise prices for such options and warrants will be appropriately adjusted to reflect CGI’s proposed reverse stock split, if consummated. The terms governing options and warrants to purchase shares of CGI Common Stock will remain in full force and effect following the closing of the merger.

Conditions to the Closing of the Merger

To consummate the merger, among other things, CGI stockholders must approve the Stock Issuance Proposal, and StemoniX shareholders must adopt the Merger Agreement and approve the merger and the transactions and related corporate changes contemplated by the Merger Agreement.

The approval of the Stock Issuance Proposal by the CGI stockholders requires the affirmative vote of the holders of a majority in voting power of the shares of stock which are present in person or by proxy at the annual meeting and entitled to vote thereon, presuming a quorum is present at the meeting. In addition, to the extent a reverse stock split of CGI Common Stock becomes necessary for the continued listing of the CGI Common Stock on the Nasdaq Capital Market post-merger, the approval of the Reverse Stock Split Proposal will become necessary for the merger, which approval requires the affirmative vote of the holders of a majority of the outstanding shares of CGI Common Stock as of the record date for the annual meeting.

The adoption of the Merger Agreement and the approval of the merger and the transactions and related corporate changes contemplated by the Merger Agreement by the shareholders of StemoniX requires the affirmative vote of:

(i) holders of a majority of the voting power of the StemoniX Common Stock;

(ii) holders of at least sixty-five percent (65%) of the outstanding shares of Series A Preferred Stock of StemoniX and the Series B Preferred Stock of StemoniX, voting together as a single class;

(iii) holders of a majority of the outstanding shares of the Series A Preferred Stock, voting as a separate class; and

(iv) holders of a majority of the outstanding shares of the Series B Preferred Stock, voting as a separate class.

In addition to the requirement of obtaining such shareholder approvals and appropriate regulatory approvals, completion of the merger is subject to the satisfaction of a number of other conditions, including authorization for listing of the shares of CGI Common Stock issued in the merger on The Nasdaq Stock Market LLC (“Nasdaq”), the continued listing of the CGI Common Stock on the Nasdaq Capital Market post-merger, the effectiveness of the Registration Statement of which this proxy statement/prospectus/information statement forms a part and the consummation of the Private Placement resulting in gross proceeds in an amount to be mutually agreed upon by CGI and StemoniX, which is currently anticipated to be approximately $10 million, but which may be up to $20 million depending on market demand.

In addition to obtaining such stockholder approvals, each of the other closing conditions set forth in the Merger Agreement must be satisfied or waived.

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Non-Solicitation

Each of CGI and StemoniX agreed that, subject to certain exceptions, neither it nor any of its subsidiaries, would, and it would not authorize its respective officers, directors, employees, investment bankers, attorneys or accountants retained by it to, directly or indirectly: (i) solicit, initiate, encourage, induce or knowingly facilitate the communication, making, submission or announcement of any “acquisition proposal” (as defined below) or “acquisition inquiry” (as defined below) or take any action that could reasonably be expected to lead to an “acquisition proposal” or “acquisition inquiry”; (ii) furnish any information regarding CGI or StemoniX, as applicable, to any person in connection with or in response to an “acquisition proposal” or “acquisition inquiry”; (iii) engage in or participate in discussions or negotiations with any person with respect to any “acquisition proposal” or “acquisition inquiry”; (iv) otherwise knowingly facilitate any effort or attempt to make an “acquisition proposal” or “acquisition inquiry”; (v) approve, endorse or recommend any “acquisition proposal” (subject to and except as expressly permitted by the Merger Agreement); or (vi) execute or enter into any letter of intent or similar document or any contract contemplating or otherwise relating to any “acquisition transaction” (as defined below).

An “acquisition proposal” means any offer or proposal, whether written or oral (other than an offer or proposal made or submitted by StemoniX, on the one hand, or CGI, on the other hand, to the other party) contemplating or otherwise relating to any “acquisition transaction” with CGI or StemoniX, as applicable.

An “acquisition inquiry” means an inquiry, indication of interest or request for information (other than an inquiry, indication of interest or request for information made or submitted by StemoniX, on the one hand, or CGI, on the other hand, to the other party) that could reasonably be expected to lead to an “acquisition proposal” with CGI or StemoniX, as applicable.

An “acquisition transaction” means any transaction or series of transactions involving (a) any merger, consolidation, amalgamation, share exchange, business combination, issuance of securities, acquisition of securities, reorganization, recapitalization, tender offer, exchange offer or other similar transaction: (i) in which CGI or StemoniX, as applicable, is a constituent corporation; (ii) in which a person or “group” (as defined in the Exchange Act and the rules promulgated thereunder) of persons directly or indirectly acquires beneficial or record ownership of securities representing more than 20% of the outstanding securities of any class of voting securities of CGI or StemoniX, as applicable, or any of its subsidiaries; or (iii) in which CGI or StemoniX, as applicable, or any of its subsidiaries issues securities representing more than 20% of the outstanding securities of any class of voting securities of CGI or StemoniX, as applicable, or any of its subsidiaries; (b) any sale, lease, exchange, transfer, license, acquisition or disposition of any business or businesses or assets that constitute or account for 20% or more of the book value or the fair market value of the assets of CGI or StemoniX, as applicable, and its subsidiaries, taken as a whole; or (c) any liquidation or dissolution of CGI or StemoniX, as applicable.

However, before obtaining the applicable approvals from their respective stockholders and shareholders required to consummate the merger, each of CGI and StemoniX may furnish nonpublic information regarding its and its respective subsidiaries to, and may enter into discussions or negotiations with, any third-party in response to a bona fide written “acquisition proposal” made or received after the date of the Merger Agreement, which CGI’s or StemoniX’s board of directors (as the case may be) determines in good faith, constitutes or is reasonably likely to result in a “superior offer” (as defined below) in respect of such party, if:

●	neither CGI nor StemoniX, as applicable, nor any of its representatives, has breached the non-solicitation provisions of the Merger Agreement described above;

●	CGI’s or StemoniX’s board of directors, as applicable, concludes in good faith that the failure to take such action is reasonably likely to be inconsistent with the fiduciary duties of such board of directors under applicable law; and

●	CGI or StemoniX, as applicable, receives from the third-party an executed confidentiality agreement containing provisions at least as favorable to such relevant party as those contained in the confidentiality agreement between CGI and StemoniX.

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A “superior offer” means an unsolicited bona fide written offer by a third party to enter into (a) a merger, consolidation, amalgamation, share exchange, business combination, issuance of securities, acquisition of securities, reorganization, recapitalization, tender offer, exchange offer or other similar transaction as a result of which either (i) CGI’s or StemoniX’s, as applicable, stockholders prior to such transaction in the aggregate cease to own at least 50% of the voting securities of the entity surviving or resulting from such transaction (or the ultimate parent entity thereof) or (ii) in which a person or “group” (as defined in the Exchange Act and the rules promulgated thereunder) directly or indirectly acquires beneficial or record ownership of securities representing more than 50% of CGI’s or StemoniX’s, as applicable, capital stock or (b) a sale, lease, exchange transfer, license, acquisition or disposition of any business or other disposition of more than 50% of the assets of CGI or StemoniX, as applicable, or its subsidiaries, taken as a whole, in a single transaction or a series of related transactions that: (i) was not obtained or made as a direct or indirect result of a material breach of (or in violation of) the Merger Agreement; and (ii) is on terms and conditions that the board of directors of CGI or StemoniX, as applicable, determines, in its reasonable, good faith judgment, after obtaining and taking into account such matters that the board of directors of CGI or StemoniX, as applicable, deems relevant following consultation with its outside legal counsel and financial advisor: (x) is reasonably likely to be more favorable to the stockholders of CGIs or the shareholders of StemoniX, as applicable, than the terms of the Merger; and (y) is reasonably capable of being consummated; provided, however, that any such offer will not be deemed to be a “superior offer” if any financing required to consummate the transaction contemplated by such offer is not committed and is not reasonably capable of being obtained by such third party, or if the consummation of such transaction is contingent on any such financing being obtained.

Termination of the Merger Agreement

Either CGI or StemoniX can terminate the Merger Agreement under certain circumstances, which would prevent the merger from being consummated.

Termination Fees

If the Merger Agreement is terminated under certain circumstances and certain other events occur as described in the Merger Agreement, either CGI or StemoniX will be required to pay the other party an amount equal to all reasonable and documented out-of-pocket fees and expenses incurred by such other party in connection with the preparation and negotiation of the Merger Agreement, due diligence efforts by the party or otherwise in connection with the merger; provided, however, that the amount payable may be less than and will in no event exceed $500,000. Moreover, if either CGI or StemoniX fails to pay any expense reimbursement when due, then it will be required to pay interest on and reasonable fees and expenses incurred in connection with the collection of such overdue amount in addition to the up to $500,000 expense reimbursement.

Management and Headquarters Following the Merger

Upon the closing of the merger, the executive management team of the post-merger company is expected to be composed of the following persons:

Name	Post-Merger Company Position(s)	Current Position(s)
John A. Roberts	President and Chief Executive Officer	President and Chief Executive Officer, CGI
Yung-Ping Yeh	Chief Innovation Officer	Chief Executive Officer, StemoniX
Andrew D.C. LaFrence, CPA	Chief Financial Officer	Chief Financial Officer and Chief Operating Officer, StemoniX
Ralf Brandt, Ph.D.	President, Discovery Services	President of Discovery & Early Development Services, CGI

Following the merger, the post-merger company’s headquarters will be at 201 Route 17 North, 2nd Floor, Rutherford, New Jersey 07070.

Related Transactions and Agreements

Private Placement

The consummation of the merger is conditioned upon the closing, prior to or concurrently with the merger, of a private placement of CGI securities resulting in gross proceeds in an amount to be mutually agreed upon by CGI and StemoniX, which is currently anticipated to be approximately $10 million, but which may be up to $20 million depending on market demand.

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The CGI Annual Meeting

The annual meeting of stockholders of CGI will be held on           , 2020 at           , local time, at           , for the following purposes:

1.	To consider and vote upon a proposal to approve the issuance of shares of CGI Common Stock pursuant to the Agreement and Plan of Merger and Reorganization, dated as of August 21, 2020, by and among CGI, Merger Sub, and StemoniX, a copy of which is attached as Annex A to this proxy statement/prospectus/information statement (the “Stock Issuance Proposal”);

2.	To consider and vote upon an amendment to the certificate of incorporation of CGI to effect a reverse stock split of CGI Common Stock, at a ratio in the range from 1-for-2 to 1-for-5, with such ratio to be determined in the discretion of CGI’s board of directors and with such reverse stock split to be effected at such time and date as determined by CGI’s board of directors in its sole discretion (the “Reverse Split”), the form of which is attached as Annex B to this proxy statement/prospectus/information statement (the “Reverse Stock Split Proposal”);

3.	To approve, on an advisory basis, the compensation of CGI’s named executive officers as disclosed in this proxy statement/prospectus/information statement, including the compensation that may be paid or become payable to CGI’s named executive officers in connection with the merger (the “Executive Compensation Proposal”);

4.	To consider and vote upon a proposal to approve the Cancer Genetics, Inc. 2020 Equity Incentive Plan, the form of which is attached as Annex C to this proxy statement/prospectus/information statement, and to authorize for issuance 2,000,000 shares of CGI Common Stock thereunder (the “Plan Proposal”);

5.	To elect four directors to serve until the next annual meeting of stockholders and until their respective successors have been duly elected and qualified (provided, however, that if the Merger is completed, the CGI board of directors will be reconstituted as provided in the Merger Agreement) (the “Election of Directors Proposal”);

6.	To ratify the appointment of Marcum LLP as CGI’s independent registered public accounting firm for the fiscal year ending December 31, 2020 (the “Auditor Ratification Proposal”);

7.	To consider and vote upon an adjournment of the CGI annual meeting, if necessary, to solicit additional proxies if there are not sufficient votes at the time of the CGI annual meeting to approve the proposals submitted at the CGI annual meeting (the “Adjournment Proposal”); and

8.	To transact such other business as may properly come before the CGI annual meeting or any adjournment or postponement thereof.

Collectively the proposals above are referred to as the “CGI Proposals.” On each matter to be voted upon, stockholders have one vote for each share of CGI Common Stock owned as of the record date for the annual meeting. Votes will be counted by the inspector of election. The following table summarizes vote requirements and the effect of abstentions and broker non-votes.

Proposal Number	Proposal Description	Vote Required for Approval	Effect of Abstentions	Effect of Broker Non-Votes
1	Stock Issuance Proposal	FOR votes from the holders of a majority of shares present and entitled to vote at a meeting at which a quorum is present	Against	None

2	Reverse Stock Split Proposal	FOR votes from the holders of a majority of outstanding shares	Against	Against

3	Executive Compensation Proposal	FOR votes from the holders of a majority of shares present and entitled to vote at a meeting at which a quorum is present	Against	None

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4	Plan Proposal	FOR votes from the holders of a majority of shares present and entitled to vote at a meeting at which a quorum is present	Against	None

5	Election of Directors Proposal	Four nominees receiving the most FOR votes from holders of shares present and entitled to vote at a meeting at which a quorum is present	Withheld votes will have no effect	None

6	Auditor Ratification Proposal	FOR votes from the holders of a majority of shares present and entitled to vote at a meeting at which a quorum is present	Against	None

7	Adjournment Proposal	FOR votes from the holders of a majority of shares present and entitled to vote	Against	None

The information in the preceding table with respect to the effect of broker non-votes may be incorrect or change before the annual meeting. Therefore, if you are a beneficial owner and want to ensure that shares you beneficially own are voted in favor or against any or all of the CGI Proposals, the only way you can do so is to give your broker or nominee specific instructions as to how the shares are to be voted.

If on the date of the CGI annual meeting, or a date preceding the date on which the CGI annual meeting is scheduled, CGI reasonably believes that (i) it will not receive proxies sufficient to obtain the required vote to approve the CGI Proposals, whether or not a quorum would be present or (ii) it will not have sufficient shares of CGI Common Stock represented (whether in person or by proxy) to constitute a quorum necessary to conduct the business of the CGI annual meeting, CGI may postpone or adjourn, or make one or more successive postponements or adjournments of, the CGI annual meeting as long as the date of the CGI annual meeting is not postponed or adjourned more than an aggregate of 30 calendar days in connection with any postponements or adjournments.

The merger will not be consummated unless the Stock Issuance Proposal is approved by the CGI stockholders at the CGI annual meeting. No CGI Proposal is contingent upon any other CGI Proposal. Therefore, assuming all other closing conditions have been either satisfied or waived, the merger may be consummated even if the Reverse Stock Split Proposal is not approved by CGI’s stockholders, unless doing so would cause CGI to fail to meet the condition of closing that the shares of CGI Common Stock issued in the merger be listed on the Nasdaq Capital Market, and such condition (i) is not able to be met without the Reverse Stock Split Proposal being approved or (ii) is not waived.

The StemoniX Written Consent

The adoption of the Merger Agreement and the approval of the merger and the transactions and related corporate changes contemplated by the Merger Agreement by the shareholders of StemoniX requires the affirmative vote of:

(i) holders of a majority of the voting power of the StemoniX Common Stock;

(ii) holders of at least sixty-five percent (65%) of the outstanding shares of Series A Preferred Stock of StemoniX and the Series B Preferred Stock of StemoniX, voting together as a single class;

(iii) holders of a majority of the outstanding shares of the Series A Preferred Stock, voting as a separate class; and

(iv) holders of a majority of the outstanding shares of the Series B Preferred Stock, voting as a separate class.

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Following the registration statement on Form S-4 (of which this proxy statement/prospectus/information statement is a part) being declared effective by the SEC and pursuant to the conditions of the Merger Agreement, the StemoniX shareholders outlined above will be asked to sign the written consent in lieu of a meeting pursuant to Section 441 of the Minnesota Business Corporation Act (the “MBCA”), for purposes of (i) approving and adopting the Merger Agreement and the transactions contemplated thereby, including among other things the merger and the conversion of the Series A Preferred Stock and Series B Preferred Stock into StemoniX Common Stock, (ii) acknowledging that such adoption and approval is irrevocable, (iii) acknowledging that such shareholder is aware it has the right to assert dissenters’ rights with respect to its shares pursuant to Sections 471 and 473 of the MBCA, and that such shareholder has received and read a copy of Sections 471 and 473 of the MBCA, (iv) acknowledging that by providing its approval and adoption, it is not entitled to assert dissenters’ rights with respect to its shares in connection with the merger and thereby waives any and all rights it may have under Section 471 of the MBCA, and (v) exercising a drag-along right provided in the Shareholder Agreement of StemoniX. Shareholders of StemoniX will be receiving additional information regarding this written consent directly.

In addition to the requirement of obtaining such shareholder approval and appropriate regulatory approvals, each of the other closing conditions set forth in the Merger Agreement must be satisfied or waived.

Interests of Directors and Executive Officers of CGI and StemoniX

Interests of the CGI Directors and Executive Officers in the Merger

In considering the recommendation of the CGI board of directors with respect to issuing shares of CGI Common Stock pursuant to the Merger Agreement and the other matters to be acted upon by CGI stockholders at the CGI annual meeting, CGI stockholders should be aware that certain members of the CGI board of directors and executive officers of CGI have interests in the merger that may be different from, or in addition to, interests they have as CGI stockholders.

As of September 15, 2020, CGI’s directors and executive officers beneficially owned approximately 5.2% of the outstanding shares of CGI Common Stock. John A. Roberts, currently CGI’s President and Chief Executive Officer, will continue as the President and Chief Executive Officer of the post-merger company and be appointed to its board of directors, and Ralf Brandt, Ph.D., currently CGI’s President of Discovery & Early Development Services, will continue as President, Discovery Services, in each case following the consummation of the merger.

The CGI board of directors was aware of these interests and considered them, among other matters, in its decision to approve the Merger Agreement. For more information, please see the section titled “The Merger—Interests of the CGI Directors and Executive Officers in the Merger.”

Interests of the StemoniX Directors and Executive Officers in the Merger

In considering the recommendation of the StemoniX board of directors with respect to adopting the Merger Agreement and approving the merger and related transactions and corporate changes by written consent, StemoniX shareholders should be aware that certain members of the StemoniX board of directors and executive officers of StemoniX have interests in the merger that may be different from, or in addition to, interests they have as StemoniX shareholders.

All of StemoniX’s current executive officers and directors hold shares of StemoniX Common Stock, StemoniX Options, Series A Preferred Stock. Series B Preferred Stock and Convertible Notes, all of which will, at the Effective Time, entitle them to receive an amount of registered shares of CGI Common Stock or options to purchase CGI Common Stock, as applicable, based on the Exchange Ratio. As of September 15, 2020, StemoniX’s directors and executive officers beneficially owned approximately 86.3% of the outstanding shares of StemoniX Common Stock. In addition, Yung-Ping Yeh, currently StemoniX’s Chief Executive Officer, will serve as the Chief Innovation Officer of the post-merger company and be appointed to its board of directors, and Andrew D.C. LaFrence, currently StemoniX’s Chief Financial Officer and Chief Operating Officer, will continue as Chief Financial Officer, in each case following the consummation of the merger.

The StemoniX board of directors was aware of these interests and considered them, among other matters, in its decision to approve the Merger Agreement. For more information, please see the sections titled “The Merger—Interests of the StemoniX Directors and Executive Officers in the Merger,” and “Certain Relationships and Related-Party Transactions—StemoniX.”

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Summary of Risk Factors

Both CGI and StemoniX are subject to various risks associated with their businesses and their industries. In addition, the merger, including the possibility that the merger may not be completed, poses a number of risks to each company and its respective stockholders. Set forth below is a summary of the aforementioned risks:

●	The total number of shares of CGI Common Stock that StemoniX securityholders will be entitled to receive (or will be entitled to receive upon the exercise of options to purchase CGI Common Stock issued in exchange for StemoniX Options) pursuant to the Merger Agreement is not adjustable based on the market price of CGI Common Stock (except to the extent that changes in the market price of CGI Common Stock impact the number of shares that become issuable on a net exercise basis under in-the-money CGI Warrants and in-the-money CGI Options, and which therefore become part of the CGI Outstanding Equity as of the Effective Time), so the merger consideration at the closing may have a greater or lesser value than at the time the Merger Agreement was signed;

●	failure to complete the merger may result in CGI or StemoniX paying an expense reimbursement to the other party and could harm the common stock price of CGI and future business and operations of each company;

●	the merger may be completed even though material adverse changes may result from the announcement of the merger, industry-wide changes or other causes;

●	the auditors of CGI have indicated that conditions exist that raise substantial doubt about the ability of CGI to continue as a going concern and the management of StemoniX believes that conditions exist that raise substantial doubt about the ability of StemoniX to continue as a going concern, and the post-merger company will need to raise additional capital by issuing securities or debt or through licensing arrangements, which may cause significant dilution to the post-merger company’s stockholders or restrict the post-merger company’s operations or proprietary rights;

●	the COVID-19 (also referred to as novel coronavirus) outbreak, which has been declared a global pandemic by the World Health Organization, has significantly and negatively impacted financial markets and economic conditions in the United States and globally. As a result, CGI’s and StemoniX’s operations have been, and may be further, negatively impacted. Consequently, the post-merger company’s business, financial condition and results of operations have been, and could be further, significantly and adversely affected;

●	certain CGI and StemoniX executive officers and directors have interests in the merger that are different from yours and that may influence them to support or approve the merger without regard to your interests;

●	StemoniX’s business model and technology are evolving and unproven, and its success depends on achieving a critical mass of customers and strategic relationships. To date, StemoniX has achieved only limited market acceptance and formed only limited strategic relationships;

●	CGI and StemoniX stockholders may not realize a benefit from the merger, including any expected synergies or commercial success of the companies’ respective products and services individually and in combination, commensurate with the ownership dilution they will experience in connection with the merger;

●	StemoniX may be unable to produce the required level of quality of certain aspects of its products. StemoniX’s potential research and pharmaceutical customers have made clear that consistent high-quality cells in the creation of cell plates is very important. This level of quality will be challenging, as current techniques have a high number of non-viable cells, and further miniaturization can further increase these issues;

●	CGI’s business operations are more limited than prior to the sale of its Clinical Services business and the sale of its BioPharma Services business, and thus the costs of maintaining itself as a publicly traded corporation are proportionally higher as a percentage of total revenue and will be more burdensome to CGI going forward. If CGI is unable to increase sales, CGI’s revenues will be insufficient to achieve profitability;

●	if CGI fails to perform the services in accordance with contractual requirements, regulatory standards and ethical considerations, CGI could be subject to significant costs or liability and CGI’s reputation could be harmed. A small number of customers account for most of the sales of CGI’s services. If any of these customers require fewer services from CGI for any reason, revenues could decline;

●	during the pendency of the merger, CGI and StemoniX may not be able to enter into a business combination with another party at a favorable price because of restrictions in the Merger Agreement, which could adversely affect their respective businesses;

●	StemoniX has a history of operating losses and expects to incur significant and increasing losses for the foreseeable future, and may never achieve or maintain profitability;

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●	the lack of a public market for StemoniX shares makes it difficult to determine the fair market value of the StemoniX shares, and the stockholders of StemoniX may receive consideration in the merger that is less than the fair market value of the StemoniX shares and/or CGI may pay more than the fair market value of the StemoniX shares; and

●	if the conditions of the merger are not met, the merger will not occur.

These risks and other risks are discussed in greater detail under the section titled “Risk Factors” in this proxy statement/prospectus/information statement. CGI and StemoniX both encourage you to read and consider all of these risks carefully.

Regulatory Approvals

In the United States, CGI must comply with applicable federal and state securities laws and the rules and regulations of Nasdaq in connection with the issuance of shares of CGI Common Stock pursuant to the Merger Agreement and the filing of this proxy statement/prospectus/information statement with the SEC.

Nasdaq Stock Market Listing

The approval by Nasdaq at or prior to the Effective Time of (i) the continued listing of the CGI Common Stock on the Nasdaq Capital Market following the Effective Time and (ii) the listing of the shares of CGI Common Stock being issued in connection with the merger on Nasdaq are conditions to the closing of the merger. StemoniX has agreed to cooperate with CGI to furnish to CGI all information concerning StemoniX and its equityholders that may be required or reasonably requested in connection with seeking Nasdaq approval. If such approvals are obtained, CGI anticipates that the post-merger company’s common stock will continue to be listed on Nasdaq under the trading symbol “CGIX” following the closing of the merger.

Anticipated Accounting Treatment

The merger is expected to be treated by CGI as a reverse merger and accounted for as a reverse acquisition in accordance with U.S. generally accepted accounting principles (“U.S. GAAP”). For accounting purposes, StemoniX is considered to be acquiring CGI in the Merger. In particular, the merger is expected to be accounted for as a reverse acquisition using the acquisition method of accounting in accordance with Accounting Standards Codification 805, Business Combinations, (“ASC 805”), under which the assets and liabilities of CGI will be recorded by StemoniX at their respective fair values as of the date the merger is consummated. StemoniX will be deemed the acquirer in the merger for accounting purposes and CGI will be treated as the acquiree, based on a number of factors considered at the time of preparation of this proxy statement/prospectus/information statement. StemoniX’s historic financial statements will become those of the post-merger company.

Appraisal Rights and Dissenters’ Rights

Holders of shares of CGI capital stock are not entitled to appraisal rights in connection with the merger. StemoniX shareholders are entitled to dissenters’ rights in connection with the merger under Minnesota law. For more information about such rights, see the provisions of Section 471 of the MBCA, attached hereto as Annex D, and the section entitled “The Merger—Appraisal Rights and Dissenters’ Rights.”

Comparison of Stockholder Rights

CGI is incorporated under the laws of the State of Delaware, and StemoniX is incorporated under the laws of the State of Minnesota. If the merger is completed, StemoniX shareholders will become stockholders of CGI, and their rights will be governed by the General Corporation Law of the State of Delaware (the “DGCL”), the bylaws of CGI and, the certificate of incorporation of CGI. The rights of CGI stockholders contained in the certificate of incorporation and bylaws of CGI differ from the rights of StemoniX shareholders under the articles of incorporation and bylaws of StemoniX and the MBCA, as more fully described under the section titled “Comparison of Rights of Holders of CGI Stock and StemoniX Stock.”

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SELECTED HISTORICAL AND UNAUDITED PRO FORMA CONDENSED COMBINED FINANCIAL INFORMATION AND DATA

The following tables present summary historical financial data for CGI and StemoniX, summary unaudited pro forma condensed combined financial data for CGI and StemoniX, and comparative historical and unaudited pro forma per share data for CGI and StemoniX.

Selected Historical Financial Data of CGI

	Year Ended December 31,		Six Months Ended June 30,
	2019	2018	2020
			(unaudited)
	(in thousands, expect per share data)
Consolidated Statements of Operations Data:
Total revenue from continuing operations	$7,305	$4,932	$2,872
Net loss from continuing operations attributable to common shareholders	$(6,885)	$(4,205)	$(2,953)
Net loss from continuing operations per common share attributable to common stockholders - basic and diluted	$(3.57)	$(4.62)	$(1.39)
Weighted average shares outstanding, basic and diluted	1,928	910	2,126

	December 31,		June 30,
	2019	2018	2020
			(unaudited)
	(in thousands)
Consolidated Balance Sheet Data:
Cash and cash equivalents	$3,880	$161	$2,864
Total assets	$14,904	$35,406	$11,788
Total current liabilities	$6,972	$28,148	$6,481
Total long-term liabilities	$547	$456	$206

Selected Historical Financial Data of StemoniX (thousands in USD)

	Year Ended December 31,		Six Months Ended June 30,
	2019	2018	2020
			(unaudited)
	(in thousands, expect per share data)
Consolidated Statements of Operations Data:
Total revenue	$605	$618	$267
Net loss attributable to common shareholders	$(8,956)	$(8,446)	$(3,306)
Net loss per common share attributable to common stockholders - basic and diluted	$(3.71)	$(3.58)	$(1.34)
Weighted average shares outstanding, basic and diluted	2,417	2,358	2,464

	December 31,		June 30,
	2019	2018	2020
			(unaudited)
	(in thousands)
Consolidated Balance Sheet Data:
Cash and cash equivalents	$315	$5,647	$10
Total assets	$4,193	$8,224	$3,263
Total current liabilities	$1,249	$295	$1,816
Total non-current liabilities	$800	$159	$3,772

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Selected Unaudited Pro Forma Condensed Combined Financial Data of CGI and StemoniX

	For the Year Ended December 31, 2019	For the Six Months Ended June 30, 2020
	(in thousands, except for per share data)
Condensed Combined Statement of Operations Data:
Total revenues	$7,910	$3,139
Loss from operations	$(15,891)	$(6,008)
Net loss from operations per common share – basic and diluted	$(1.00)	$(0.37)
Weighted average common shares outstanding, basic and diluted	15,915	16,113

June 30, 2020
(in thousands)
Condensed Combined Balance Sheet Data:
Cash and cash equivalents	$20,867
Total assets	$37,970
Total current liabilities	$10,926
Total non-current liabilities	$771

Comparative Historical and Unaudited Pro Forma Per Share Data (thousands in USD)

The following table sets forth (i) selected historical per share information for CGI common stock on a historical basis as of and for the year ended December 31, 2019, (ii) selected historical per share information for CGI common stock on a historical basis as of and for the six months ended June 30, 2020, (iii) selected historical per share information for StemoniX common stock on a historical basis as of and for the year ended December 31, 2019, (iv) selected historical per share information for StemoniX common stock on a historical basis as of and for the six months ended June 30, 2020, (v) selected per share information for the combined company common stock on a pro forma combined basis for the year ended December 31, 2019, (vi) selected per share information for the combined company common stock on a pro forma basis as of and for the six months ended June 30, 2020 (vii) selected per share information for StemoniX common stock on an equivalent pro forma basis for the year ended December 31, 2019 and (viii) selected per share information for StemoniX common stock on an equivalent pro forma basis as of and for the six months ended June 30, 2020. The information in the table is based on, and should be read together with, the historical financial information of CGI included in this proxy statement prospectus/information statement, the historical financial information of StemoniX included in this proxy statement/prospectus/information statement and the unaudited pro forma condensed combined financial information of the combined company included in this proxy statement prospectus/information statement. See the section entitled “Unaudited Pro Forma Condensed Combined Financial Information” in this proxy statement prospectus/information statement.

For CGI, the historical basic and diluted loss per share and book value per share were taken from CGI’s financial statements included elsewhere in this proxy/prospectus/registration statement. For StemoniX, the historical basic and diluted loss per share and book value per share were taken from StemoniX’s financial statements included elsewhere in this proxy statement/prospectus/registration statement.

Combined company unaudited pro forma combined basic and diluted loss per share were calculated by dividing pro forma combined net loss, as presented in "Unaudited Pro Forma Condensed Combined Financial Information " by the pro forma weighted average number of outstanding shares of combined company common stock, basic and diluted, respectively, giving pro forma effect to the completion of the merger (as defined under "Unaudited Pro Forma Condensed Combined Financial Information") as of January 1, 2019, and combined company unaudited pro forma combined book value per share was calculated by dividing pro forma stockholders equity by the pro forma number of outstanding shares of combined company common stock, basic, giving pro forma effect to the completion of the merger as of June 30, 2020. See "Unaudited Pro Forma Condensed Combined Financial Information.”

Equivalent pro forma StemoniX basic and diluted loss per share and book value per share were calculated by multiplying the assumed exchange ratio of 0.741 used in preparing the unaudited pro forma condensed combined financial statements times each of: (i) the combined company’s pro forma loss per share (basic and diluted) for the year ended December 31, 2019 and the six months ended June 30, 2020 and (ii) the combined company’s pro forma book value per share as of June 30, 2020. The assumed exchange ratio is calculated as the sum of the assumed 10,863,271 shares to be issued to StemoniX at the time of the Merger, divided by StemoniX’s 14,648,901 common shares outstanding. The assumed exchange ratio is calculated based on an estimated amount of legacy StemoniX outstanding equity which is dependent upon the trading price of the CGI’s common stock. As such, this calculation is made based on an assumed trading price of $4.31 as of the close of the market on September 15, 2020.

The unaudited pro forma combined per share data are presented for illustrative purposes only and are not necessarily indicative of the actual or future financial position or results of operations that would have been realized if the reverse merger transaction had been completed as of the dates indicated or that will be realized upon the completion of the reverse merger transaction. The summary pro forma information is preliminary, based on initial estimates of the fair value of assets acquired (including intangible assets) and liabilities assumed, and is subject to change as more information regarding the fair values is obtained, which changes could be materially different than the initial estimates.

(thousands in USD except per share amounts)	Cancer Genetics Historical (as of and for the year ended December 31, 2019)	Cancer Genetics Historical (as of and for the six months ended June 30, 2020)	StemoniX Historical (as of and for the year ended December 31, 2019)	StemoniX Historical (as of and for the six months ended June 30, 2020)	Combined Company Unaudited Pro Forma Combined (for the year ended December 31, 2019)	Combined Company Unaudited Pro Forma Combined (as of and for the six months ended June 30, 2020)	StemoniX Equivalent Pro Forma (for the year ended December 31, 2019)	StemoniX Equivalent Pro Forma (as of and for the six months ended June 30, 2020)
Basic loss per share	$(3.57)	$(1.39)	$(3.71)	$(1.34)	$(1.00)	$(0.37)	$(0.74)	$(0.28)
Diluted loss per share	(3.57)	(1.39)	(3.71)	(1.34)	(1.00)	(0.37)	(0.74)	(0.28)
Book value per share	$3.51	$2.26	$0.87	$(0.94)	$—	$1.62	$—	$1.20

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MARKET PRICE AND DIVIDEND INFORMATION

CGI Common Stock is listed on the Nasdaq Capital Market under the symbol “CGIX.” StemoniX is a private company and its common stock is not publicly traded.

On August 21, 2020, the last full trading day immediately preceding the public announcement of the merger, the closing price per share of CGI Common Stock on the Nasdaq Capital Market was $2.90. On October 15, 2020, the last reported sale price of CGI Common Stock on the Nasdaq Capital Market was $4.40 per share.

Because the market price of CGI Common Stock is subject to fluctuation, the market value of the shares of CGI Common Stock that StemoniX shareholders will be entitled to receive in the merger may increase or decrease.

Following the closing of the merger, CGI expects the post-merger company’s common stock will be listed on Nasdaq and will trade under trading symbol “CGIX.”

As of September 15, 2020, CGI had 37 stockholders of record. The number of record holders was determined from the records of CGI’s transfer agent and does not include beneficial owners of common stock whose shares are held in the names of various security brokers, dealers, and registered clearing agencies. The transfer agent of the CGI Common Stock is Continental Stock Transfer & Trust Company, 1 State St., 30th Floor, New York, NY 10004, (212) 509-4000.

As of September 15, 2020, there were approximately 224 holders of record of StemoniX securities.

Dividend Policy

CGI has never declared or paid dividends on its common stock. It currently intends to retain future earnings, if any, for use in its business, and, therefore, it does not anticipate declaring or paying any dividends in the foreseeable future. Payments of future dividends, if any, will be at the discretion of CGI’s board of directors after considering various factors, including its financial condition, operating results, current and anticipated cash needs and plans for expansion.

StemoniX has never paid or declared any cash dividends on its common stock. If the merger does not occur, StemoniX does not anticipate paying any cash dividends on its common stock in the foreseeable future, and StemoniX intends to retain all available funds and any future earnings to fund the development and expansion of its business. Any future determination to pay dividends will be at the discretion of the StemoniX board of directors and will depend upon a number of factors, including its results of operations, financial condition, future prospects, contractual restrictions, restrictions imposed by applicable law and other factors the StemoniX board of directors deems relevant.

CGI Equity Compensation Plan Information

The following table provides information as of December 31, 2019 regarding shares of CGI’s common stock that may be issued under CGI’s existing equity compensation plans, including its 2008 Stock Option Plan (the “2008 Plan”) and its 2011 Equity Incentive Plan (the “2011 Plan”) as well as shares issued outside of these plans.

	Equity Compensation Plan Information
Plan Category	(a) Number of securities to be issued upon exercise of outstanding options and rights (1)	(b) Weighted average exercise price of outstanding options and rights	(c) Number of securities remaining available for future issuance under equity compensation plan (excluding securities referenced in column (a))
Equity compensation plans approved by security holders (2)	63,160	$110.09	32,606	(3)
Equity compensation plans not approved by security holders (4)	1,200	$300.00	-
Total	64,360	$113.63	32,606

(1)	Does not include any restricted stock as such shares are already reflected in CGI’s outstanding shares.

(2)	Consists of the 2008 Plan and the 2011 Plan.

(3)	Includes securities available for future issuance under the 2011 Plan. Effective April 9, 2018, CGI is no longer able to issue options from the 2008 Plan.

(4)	These options were issued to one of CGI ‘s current board members in connection with consulting services.

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RISK FACTORS

You should carefully consider the risks described below regarding the merger, the CGI business and the StemoniX business, together with all of the other information included in this proxy statement/prospectus/information statement, before making a decision about voting on the proposals submitted for your consideration, including, in particular, proposal 1 with respect to the issuance of CGI Common Stock in respect of the merger.

Risks Related to the Merger and the Post-Merger Company

The total number of shares of CGI Common Stock that StemoniX securityholders will be entitled to receive (or will be entitled to receive upon the exercise of options to purchase CGI Common Stock issued in exchange for StemoniX Options) pursuant to the Merger Agreement is not adjustable based on the market price of CGI Common Stock (except to the extent that changes in the market price of CGI Common Stock impact the number of shares that become issuable on a net exercise basis under in-the-money CGI Warrants and in-the-money CGI Options, and which therefore become part of the CGI Outstanding Equity as of the Effective Time), so the merger consideration at the closing may have a greater or lesser value than at the time the Merger Agreement was signed.

The Merger Agreement has set the Exchange Ratio for the StemoniX Common Stock, and the Exchange Ratio is only adjustable upward or downward based on increases or decreases in the number of shares of StemoniX’s issued and outstanding capital stock and the number of shares of StemoniX capital stock issuable upon the exercise or conversion of other StemoniX securities, increases or decreases in the number of shares of CGI’s issued and outstanding capital stock and the number of shares of CGI capital stock issuable on a net exercise basis under in-the-money CGI Warrants and in-the-money CGI Options and if the Net Cash (as defined in the section titled “The Merger Agreement—Exchange Ratio”) of either CGI or StemoniX changes in relation to each other, as described in the section titled “The Merger—Merger Consideration.” Using the initial 22%/78% split specified in the Merger Agreement and the capitalization of CGI and StemoniX as of September 15, 2020, and assuming no Net Cash Adjustment, no adjustment for fractional shares and a CGI closing price of $4.31 per share of common stock (the closing price the CGI Common Stock on the Nasdaq Capital Market on September 15, 2020), the pre-reverse stock split Exchange Ratio is currently estimated to be 0.5541, and the post-split Exchange Ratio will depend on the exact reverse stock split ratio that is ultimately determined by CGI. Any changes in the market price of CGI Common Stock before the closing of the merger will not affect the total number of shares of CGI Common Stock that StemoniX securityholders will be entitled to receive (or will be entitled to receive upon the exercise of options to purchase CGI Common Stock issued in exchange for StemoniX Options) pursuant to the Merger Agreement (collectively, the “Merger Consideration”) except to the extent that changes in the market price of CGI Common Stock impact the number of shares that become issuable on a net exercise basis under in-the-money CGI Warrants and in-the-money CGI Options, and which therefore become part of the CGI Outstanding Equity (as defined in the section titled “The Merger Agreement—Exchange Ratio”) as of the Effective Time. However, due to the conversion or exercise provisions of the convertible and exercisable debt and equity securities of StemoniX, as applicable, changes in the market price of CGI Common Stock will affect:

●	the Exchange Ratio; and
●	the allocation of the Merger Consideration among the holders of StemoniX securities.

On September 15, 2020, CGI had outstanding CGI Warrants to purchase 279,289 shares of CGI Common Stock with a weighted average exercise price of $104.38 per share (of which 0 shares were issuable on a net exercise basis) and CGI Options to purchase 71,995 shares of CGI Common Stock with a weighted average exercise price of $87.50 per share (of which 0 shares were issuable on a net exercise basis).

Therefore, if before the closing of the merger the market price of CGI Common Stock declines from the market price on the date of the Merger Agreement, then StemoniX shareholders could receive merger consideration with substantially lower value. Similarly, if before the closing of the merger the market price of CGI Common Stock increases from the market price on the date of the Merger Agreement, then StemoniX shareholders could receive merger consideration with substantially more value. For more information regarding the impact of the market price of CGI Common Stock on the merger consideration, see the “The Merger Agreement—Exchange Ratio.”

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The post-merger company will need to raise additional capital by issuing securities or debt or through licensing arrangements, which may cause dilution to the post-merger company’s stockholders or restrict the post-merger company’s operations or proprietary rights. CGI and StemoniX have recurring losses from operations which have raised substantial doubt regarding their respective ability to continue as a going concern.

Although management of CGI and StemoniX believe that, assuming the merger and the transactions related thereto (including a private placement of CGI securities) are consummated, the post-merger company’s cash reserves (assuming a $10 million private placement) and cash flows from operations will be adequate to fund operations for the next 12 months, such estimate may prove to be wrong, and we could use our available capital resources sooner than we currently expect. Accordingly, the post-merger company may be required to raise funds sooner than currently planned.

In addition, management of CGI and StemoniX believe that conditions exist that raise substantial doubt about each company’s ability to continue as a going concern due to their recurring losses from operations. Each company has incurred recurring losses since inception and anticipates operating losses to continue for the foreseeable future. The historical financial statements for each company included elsewhere in this proxy statement/prospectus/information statement do not include any adjustments that might be necessary should each be unable to continue as a going concern.

Accordingly, the post-merger company’s ability to continue as a going concern will depend upon (among other things) the availability and terms of future funding. Additional financing may not be available to the post-merger company when it needs it or may not be available on favorable terms. To the extent that the post-merger company raises additional capital by issuing equity securities, such an issuance may cause significant dilution to the post-merger company’s stockholders’ ownership and the terms of any new equity securities may have preferences over the post-merger company’s common stock. Any debt financing the post-merger company enters into may involve covenants that restrict its operations. These restrictive covenants may include limitations on additional borrowing and specific restrictions on the use of the post-merger company’s assets, as well as prohibitions on its ability to create liens, pay dividends, redeem its stock or make investments. In addition, if the post-merger company raises additional funds through licensing arrangements, it may be necessary to grant licenses on terms that are not favorable to the post-merger company.

Failure to complete the merger may result in CGI or StemoniX paying an expense reimbursement to the other party and could harm the common stock price of CGI and future business and operations of each company.

If the merger is not completed, CGI and StemoniX are subject to the following risks:

●	if the Merger Agreement is terminated under certain circumstances and certain events occur, CGI or StemoniX will be required to pay the other party an amount equal to all reasonable and documented out-of-pocket fees and expenses incurred by such other party in connection with the preparation and negotiation of the Merger Agreement, due diligence efforts by the party or otherwise in connection with the merger; provided, however, that the amount payable may be up to and will in no event exceed $500,000;

●	the price of CGI stock may decline; and

●	costs related to the merger, such as legal, accounting and investment banking fees must be paid even if the merger is not completed.

In addition, if the Merger Agreement is terminated and the CGI or StemoniX board of directors determines to seek another business combination, there can be no assurance that CGI or StemoniX will be able to find a partner willing to provide equivalent or more attractive consideration than the consideration to be provided by each party in the merger.

CGI may be unable to identify and complete an alternative strategic transaction or continue to operate the business due to limited cash availability, and it may be required to dissolve and liquidate its assets. In such case, CGI would be required to pay all of its debts and contractual obligations, and to set aside certain reserves for potential future claims, and there can be no assurances as to the amount or timing of available cash, if any, left to distribute to stockholders after paying the debts and other obligations of CGI and setting aside funds for reserves.

If the merger does not close, CGI does not project that its cash at June 30, 2020 will be sufficient to fund normal operations for the twelve months from the issuance of its financial statements in its most recent Quarterly Report on Form 10-Q. Absent the merger, CGI’s ability to continue as a going concern is dependent on reduced losses and improved future cash flows. Alternatively, CGI may be required to raise additional equity or debt capital, or consummate other strategic transactions. These factors raise substantial doubt about CGI’s ability to continue as a going concern. CGI can provide no assurance that these actions will be successful or that additional sources of financing will be available on favorable terms, if at all.

In the event that capital is not available CGI may then have to scale back or freeze its organic growth plans, sell assets on less than favorable terms, reduce expenses, curtail future acquisition plans to manage its liquidity and capital resources and/or pursue bankruptcy protection.

If the conditions to the merger are not met, the merger may not occur.

Even if the proposals referred to herein are approved by the stockholders of CGI and StemoniX, as applicable, specified other conditions must be satisfied or waived to complete the merger. These conditions are set forth in the Merger Agreement and described in the section titled “The Merger Agreement—Conditions to the Closing of the Merger.” CGI and StemoniX cannot assure you that all of the conditions will be satisfied or waived. If the conditions are not satisfied or waived, the merger may not occur or will be delayed, and CGI and StemoniX each may lose some or all of the intended benefits of the merger.

The consummation of the transactions contemplated by the Merger Agreement is dependent upon CGI and StemoniX obtaining all relevant and necessary consents and approvals.

A condition to consummation of the merger is that CGI and StemoniX obtain certain consents or approvals from third parties, including consents from parties to certain commercial agreements, leases and debt agreements in connection with the merger and approval from NASDAQ to maintain the listing of the CGI Common Stock on the Nasdaq Capital Market following the merger and to list the shares of CGI Common Stock being issued in the merger. In addition, the stockholders of CGI must approve the issuance of CGI Common Stock pursuant to the Merger Agreement and, if needed to maintain the listing of the CGI Common Stock on the Nasdaq Capital Market, the Reverse Stock Split Proposal. The StemoniX shareholders must adopt the Merger Agreement and approve by written consent the merger and the transactions and related corporate changes contemplated by the Merger Agreement. There can be no assurance that CGI or StemoniX will be able to obtain all such relevant consents and approvals on a timely basis or at all. Each of CGI and StemoniX has incurred, and expects to continue to incur, significant costs and expenses in connection with the proposed merger. Any failure to obtain, or delay in obtaining, the necessary consents or approvals would prevent CGI and StemoniX from being able to consummate, or delay the consummation of, the transactions contemplated by the Merger Agreement, which could materially adversely affect the business, financial condition and results of operations of CGI and StemoniX, and, correspondingly, the post-merger company if the merger is consummated. There is no guarantee that such approvals will be obtained or that such conditions will be satisfied.

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The Merger Agreement contains a Net Cash Adjustment, which, if triggered, could cause the stockholders of CGI or the shareholders of StemoniX to own less than the 22% or 78%, respectively, of the post-closing Deemed Outstanding Shares that is currently contemplated by the Merger Agreement.

Under the Merger Agreement, (i) if CGI’s Net Cash (as defined in the section titled “The Merger Agreement—Exchange Ratio”) is less than $2,000,000 (the “CGI Net Cash Target”) by more than $250,000 or (ii) if StemoniX’s Net Cash is less than $500,000 (the “StemoniX Net Cash Target”) by more than $250,000, then the CGI Percentage (as defined in the section titled “The Merger Agreement—Exchange Ratio”) and/or the Company Percentage (as defined in the section titled “The Merger Agreement—Exchange Ratio”) will be adjusted downward as described below.

The CGI Percentage and Company Percentage were initially calculated assuming pro forma values of CGI and StemoniX of approximately $17.0 million and $60.3 million, respectively, which pro forma values initially include the CGI Net Cash Target and StemoniX Net Cash Target, respectively. At least 10 days prior to the anticipated closing date, each of CGI and StemoniX will provide their respective Net Cash Schedule, setting forth their respective pro forma Net Cash at closing. Under the Merger Agreement, (i) if CGI’s Net Cash is less than the CGI Net Cash Target by more than $250,000 or (ii) if StemoniX’s Net Cash is less than the StemoniX Net Cash Target by more than $250,000, then the CGI Percentage (in the event of a shortfall described in foregoing clause (i)) and/or the Company Percentage (in the event of a shortfall described in foregoing clause (ii)) will be adjusted downward by replacing the CGI Net Cash Target and/or StemoniX Net Cash Target, as applicable, initially contained in each party’s total pro forma value, with the party’s newly determined pro forma Net Cash.

For example, if CGI’s pro forma Net Cash is $1.0 million and StemoniX’s pro forma Net Cash is determined to be between $500,000 and $250,000, then the CGI Percentage will be adjusted downward to approximately 21.0% and the Company Percentage will be adjusted upward to approximately 79.0%. For further example, if CGI’s pro forma net cash is determined to be $1.8 million and StemoniX’s pro forma net cash is determined to be a deficit of $(500,000), then the CGI Percentage will be adjusted upward to approximately 22.3% and the Company Percentage will be adjusted downward to approximately 77.7%.

It is currently anticipated that CGI will need to raise at least $2.4 million in net proceeds in an equity offering prior to the closing of the merger in order to meet the CGI Net Cash Target at closing.

The Private Placement may not be consummated, or may be consummated on terms that you do not believe to be favorable.

The consummation of the merger is conditioned upon the closing, prior to or concurrently with the merger, of a private placement of CGI securities resulting in gross proceeds in an amount to be mutually agreed upon by CGI and StemoniX, which is currently anticipated to be approximately $10 million, but which may be up to $20 million depending on market demand. If such Private Placement is not consummated on acceptable terms, the parties may not be able to consummate the merger. Further, CGI has no commitment from any third parties at this time with respect to any financing, so no assurance can be given as to the terms of such financing, if available, or that the terms would be viewed as acceptable to stockholders.

The merger may be completed even though material adverse changes may result from the announcement of the merger, industry-wide changes or other causes.

In general, either CGI or StemoniX can refuse to complete the merger if there is a material adverse change affecting the other party between August 21, 2020, the date of the Merger Agreement, and the closing. However, certain types of changes do not permit either party to refuse to complete the merger, even if such change could be said to have a material adverse effect on CGI or StemoniX, including:

●	any adverse effect that results from general economic, business, financial or market conditions (unless such adverse effect affects CGI or StemoniX in a disproportionate manner as compared to their respective industry peers);

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●	any adverse effect that results from conditions in any of the industries or industry sectors in which CGI or StemoniX operates (unless such adverse effect affects CGI or StemoniX in a disproportionate manner as compared to their respective industry peers);

●	any adverse effect resulting from any epidemic, pandemic or disease outbreak (including COVID-19), act of terrorism, war, national or international calamity or any other similar event (unless such adverse effect affects CGI or StemoniX in a disproportionate manner as compared to their respective industry peers);

●	the taking of any action required to be taken by the Merger Agreement; or

●	with respect to CGI, any change in the stock price or trading volume of CGI Common Stock.

If adverse changes occur and CGI and StemoniX still complete the merger, the post-merger company stock price may suffer. This in turn may reduce the value of the merger to the stockholders of CGI and StemoniX.

Certain CGI and StemoniX executive officers and directors have interests in the merger that are different from yours and that may influence them to support or approve the merger without regard to your interests.

Certain officers and directors of CGI and StemoniX participate in arrangements that provide them with interests in the merger that are different from yours, including, among others, the continued service as directors and/or officers of the post-merger company, severance benefits and continued indemnification.

For more information, please see the section titled “The Merger—Interests of the StemoniX Directors and Executive Officers in the Merger” and “The Merger—Interests of the CGI Directors and Executive Officers in the Merger.”

The market price of the post-merger company’s common stock following the merger may decline as a result of the merger.

The market price of the post-merger company’s common stock may decline as a result of the merger for a number of reasons including if:

●	investors react negatively to the prospects of the post-merger company’s business and prospects from the merger;

●	the effect of the merger on the post-merger company’s business and prospects is not consistent with the expectations of financial or industry analysts; or

●	the post-merger company does not achieve the perceived benefits of the merger as rapidly or to the extent anticipated by financial or industry analysts.

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CGI and StemoniX stockholders may not realize a benefit from the merger commensurate with the ownership dilution they will experience in connection with the merger.

If the post-merger company is unable to realize the full strategic and financial benefits currently anticipated from the merger, CGI and StemoniX securityholders will have experienced substantial dilution of their ownership interests in their respective companies without receiving any commensurate benefit, or only receiving part of the commensurate benefit to the extent the post-merger company is able to realize only part of the strategic and financial benefits currently anticipated from the merger.

During the pendency of the merger, CGI and StemoniX may not be able to enter into a business combination with another party at a favorable price because of restrictions in the Merger Agreement, which could adversely affect their respective businesses.

Covenants in the Merger Agreement impede the ability of CGI and StemoniX to make acquisitions, subject to certain exceptions relating to fiduciary duties, or complete other transactions that are not in the ordinary course of business pending the closing of the merger. As a result, if the merger is not completed, the parties may lose valuable business opportunities during that period. In particular, while the Merger Agreement is in effect, each party is generally prohibited from soliciting, initiating, encouraging, negotiating or entering into certain extraordinary transactions, such as a merger, sale of assets or other business combination outside the ordinary course of business, with any third-party, subject to certain exceptions. Any such transactions could be favorable to such party’s stockholders.

Certain provisions of the Merger Agreement may discourage third parties from submitting alternative takeover proposals, including proposals that may be superior to the arrangements contemplated by the Merger Agreement.

The terms of the Merger Agreement prohibit each of CGI and StemoniX from soliciting alternative takeover proposals or cooperating with persons making unsolicited takeover proposals, except in certain circumstances where the CGI or StemoniX board of directors, as applicable, determines in good faith, after consultation with its financial advisor and outside legal counsel, that an unsolicited alternative takeover proposal constitutes or is reasonably likely to result in a superior takeover proposal. In addition, if CGI or StemoniX terminate the Merger Agreement under certain circumstances, including terminating because of a decision of the CGI or StemoniX board of directors, as applicable, to recommend an alternative proposal, CGI or StemoniX, as applicable, would be required to pay the other party an amount equal to all reasonable and documented out-of-pocket fees and expenses incurred by such other party in connection with the preparation and negotiation of the Merger Agreement, due diligence efforts by the party or otherwise in connection with the merger; provided, however, that the amount payable will in no event exceed $500,000. The expense reimbursement described above may discourage third parties from submitting alternative takeover proposals to CGI and its stockholders and StemoniX and its shareholders, and may cause the CGI board of directors or the StemoniX board of directors to be less inclined to recommend an alternative proposal.

The lack of a public market for StemoniX shares makes it difficult to determine the fair market value of the StemoniX shares, and StemoniX shareholders may receive consideration in the merger that is less than the fair market value of the StemoniX shares and/or CGI may pay more than the fair market value of the StemoniX shares.

StemoniX is privately held and its capital stock is not traded in any public market. The lack of a public market makes it extremely difficult to determine StemoniX’s fair market value. Because the percentage of CGI equity to be issued to StemoniX stockholders was determined based on negotiations between the parties, it is possible that the value of the CGI Common Stock to be received by StemoniX shareholders will be less than the fair market value of StemoniX, or CGI may pay more than the aggregate fair market value for StemoniX.

The issuance of shares of CGI Common Stock to StemoniX shareholders in the merger will dilute substantially the voting power of CGI’s current stockholders.

If the merger is completed, immediately following the Effective Time, but prior to the proportionate dilution to come from the Private Placement, the former StemoniX shareholders will hold approximately 78% of the Deemed Outstanding Shares and the stockholders of CGI will retain ownership of approximately 22% of the Deemed Outstanding Shares, subject to the Net Cash Adjustment. Accordingly, the issuance of shares of CGI Common Stock to StemoniX shareholders in the merger will reduce substantially the voting power of each share of CGI Common Stock held by CGI’s current security holders. Consequently, CGI security holders as a group will have substantially less influence over the management and policies of the post-merger company after the merger, than prior thereto. In addition, the Private Placement is expected to further dilute voting power of CGI’s current stockholders, along with the StemoniX shareholders on a proportionate basis.

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The pendency of the merger could have an adverse effect on the trading price of CGI Common Stock and CGI’s business, financial condition, results of operations or business prospects.

While there have been no significant adverse effects to date, the pendency of the merger could disrupt CGI’s businesses in the following ways, including:

●	the attention of CGI’s management may be directed toward the closing of the merger and related matters and may be diverted from the day-to-day business operations; and

●	third parties may seek to terminate or renegotiate their relationships with CGI as a result of the merger, whether pursuant to the terms of their existing agreements with CGI or otherwise.

Should they occur, any of these matters could adversely affect the trading price of CGI Common Stock or harm CGI’s financial condition, results of operations or business prospects.

CGI and StemoniX do not anticipate that the post-merger company will pay any cash dividends in the foreseeable future.

The current expectation is that the post-merger company will retain its future earnings, if any, to fund the development and growth of the post-merger company’s business. As a result, capital appreciation, if any, of the common stock of the post-merger company will be your sole source of gain, if any, for the foreseeable future.

Future sales of shares by existing stockholders could cause the post-merger company’s stock price to decline.

If existing stockholders of CGI and StemoniX sell, or indicate an intention to sell, substantial amounts of the post-merger company’s common stock in the public market after the merger, the trading price of the common stock of the post-merger company could decline. Based on shares outstanding as of September 15, 2020, the post-merger company is expected to have outstanding a total of approximately 10,899,825 shares of common stock (prior to giving effect to any pre-closing financing efforts or proposed reverse stock split) immediately following the closing of the merger. All of such shares of common stock will be freely tradable, without restriction, in the public market. Approximately 698,904 of such shares of common stock (prior to giving effect to any pre-closing financing efforts or proposed reverse stock split) will be held by directors, executive officers of the post-merger company and other affiliates and will be subject to volume limitations under Rule 144 under the Securities Act.

Anti-takeover provisions under Delaware law could make an acquisition of the post-merger company more difficult and may prevent attempts by the post-merger company stockholders to replace or remove the post-merger company management.

Because the post-merger company will be incorporated in Delaware, it is governed by the provisions of Section 203 of the Delaware General Corporation Law, or the DGCL, which prohibits stockholders owning in excess of 15% of the outstanding post-merger company voting stock from merging or combining with the post-merger company. Although CGI and StemoniX believe these provisions collectively will provide for an opportunity to receive higher bids by requiring potential acquirers to negotiate with the post-merger company’s board of directors, they would apply even if the offer may be considered beneficial by some stockholders. In addition, these provisions may frustrate or prevent any attempts by the post-merger company’s stockholders to replace or remove then current management by making it more difficult for stockholders to replace members of the board of directors, which is responsible for appointing the members of management.

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The rights of holders of StemoniX securities will change as a result of the merger.

After the merger, the rights of those shareholders of StemoniX who will become CGI stockholders will be governed by CGI’s certificate of incorporation and CGI’s bylaws, which are governed by the laws of the State of Delaware, which may be different from the laws of the State of Minnesota. For more information, see the section entitled “Comparison of Rights of CGI Stockholders and StemoniX Shareholders.”

The historical audited and unaudited pro forma condensed combined financial information may not be representative of our results after the merger.

The historical audited and unaudited pro forma condensed combined financial information included elsewhere in this proxy statement/prospectus/information statement has been presented for informational purposes only and is not necessarily indicative of the financial position or results of operations that actually would have occurred had the merger been completed as of the date indicated, nor is it indicative of future operating results or financial position. The pro forma financial information is based, in part, on certain assumptions that CGI and StemoniX believe are reasonable; however, there can be no assurance that these assumptions will prove to be accurate over time.

Risks Relating to StemoniX’s Business and Stock Ownership in StemoniX

Investing in StemoniX involves a high degree of risk. Before deciding whether to invest, you should carefully consider the following risks and uncertainties, together with all other information in this proxy statement/prospectus/information statement, including StemoniX’s consolidated financial statements and related notes and “Management’s Discussion and Analysis of Results of Operations and Financial Condition”. All references in this section to “StemoniX,” the “Company,” “we,” “us,” or “our” mean StemoniX, Inc. unless we state otherwise or the context otherwise indicates. The occurrence of any of the events or developments described below could harm our business, financial condition, results of operations and/or growth prospects. Additional risks that we currently do not know about or that we currently believe to be immaterial may also impair our business. Certain statements below are forward- looking statements. See “Cautionary Statement Concerning Forward-Looking Statements” in this proxy statement/prospectus/information statement.

Risks Related to Our Financial Position and Need for Additional Capital

Our limited operating history may make it difficult for you to evaluate the success of our business to date and to assess our future prospects.

StemoniX was formed in April 2014. It remains in the development stage and is subject to all the risks inherent in a new business enterprise. StemoniX has a limited operating history for you to consider in evaluating it and its prospects. Accordingly, you should consider our prospects in light of the costs, uncertainties, delays and difficulties and risks frequently encountered by development-stage companies, especially companies operating in a rapidly evolving market like ours. These risks include the need to:

●	expand our business development and marketing activities;
●	quickly integrate newly hired personnel;
●	manage StemoniX’s rapidly developing and changing operations; and
●	expand our product offerings and to respond to changing technologies and user preferences.

Any predictions you make about our future success or viability may not be as accurate as they would be if we had a longer operating history. We may encounter unforeseen expenses, difficulties, complications, delays and other known or unknown factors in achieving our business objectives.

We expect our financial condition and operating results, including following the merger as part of the post-merger company, to continue to fluctuate significantly from quarter to quarter and year to year due to a variety of factors, many of which are beyond our control, including as a result of the effects of the merger. Accordingly, you should not rely upon the results of any quarterly or annual periods as indications of future operating performance.

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We have a history of operating losses and expect to incur significant and increasing losses for the foreseeable future, and we may never achieve or maintain profitability.

We do not expect to generate revenue or profitability that is necessary to finance our operations in the short term. We incurred net losses of $3.3 million, $9.0 million and $8.4 million for the six months ended June 30, 2020 and the years ended December 31, 2019 and 2018, respectively. To date, we have not generated sufficient revenues to attain profitability, and may not be able to do so in the future. Our net losses may fluctuate significantly from quarter to quarter and year to year. Net losses and negative cash flows have had, and will continue to have, an adverse effect on our shareholders’ equity and working capital.

Our ability to become and remain profitable depends on our ability to generate revenue by obtaining marketing approval or clearance (from regulatory agencies, such as the FDA) for, and successfully commercialize, our technology and products and services, to the extent integrated with legacy CGI products and services.

Successful commercialization will require achievement of key milestones, including developing disease-specific microBrains and related AnalytiX to support our drug development pipeline, patenting drug candidates through our joint venture with Atomwise, Inc. (described in “StemoniX Business” below) and our repurposing of drugs or combination drugs using our proprietary disease model plates and AnalytiX, licensing out drugs from our pipeline, monetizing our platform for drug discovery and developing neural, cardiac and pancreatic disease models for internal drug discovery. Because of the uncertainties and risks associated with these activities, we are unable to accurately predict the timing and amount of revenues, and if or when we might achieve profitability. We may never succeed in these activities and, even if we do, we may never generate revenues that are large enough for us to achieve profitability. Even if we do achieve profitability, we may not be able to sustain or increase profitability on a quarterly or annual basis.

Our failure to become and remain profitable would depress the market price of our common stock and could impair our ability to raise capital, expand our business, diversify our product offerings or continue our operations. If we continue to suffer losses, investors may not receive any return on their investment and may lose their entire investment.

Our recurring losses from operations have raised substantial doubt regarding our ability to continue as a going concern.

Our management believes that conditions exist that raise substantial doubt about our ability to continue as a going concern due to our recurring losses from operations. We have incurred recurring losses since inception and we anticipate operating losses to continue for the foreseeable future due to, among other things, costs related to research and development, and building strategic alliances. The financial statements included elsewhere in this proxy statement/prospectus/information statement do not include any adjustments that might be necessary should we be unable to continue as a going concern.

In the years ended December 31, 2019 and 2018, we had cash used in operating activities of $7.9 million and $6.7 million, respectively, the majority of which related to research and development activities. We expect our expenses to increase in connection with our ongoing activities. Furthermore, following the completion of the merger, we expect to incur significant additional costs associated with operating as a public company.

Accordingly, our ability to continue as a going concern will depend upon (among other things) the availability and terms of future funding. The source, timing and availability of any future financing will depend upon, among other things, market conditions. Funding may not be available when needed, at all, or on terms acceptable to us. Lack of necessary funds would have a negative impact on our financial position and may require us, among other things, to delay, scale back or eliminate some or all of our planned operations. These factors among others create a substantial doubt about our ability to continue as a going concern. If we cease or significantly limit operations, it is likely that all of our investors would lose their investment. If available, additional fundraising may have a dilutive effect on investors who choose not to participate on a pro rata basis in such fundraising.

Although management believes that, assuming the merger and the transactions related thereto (including a private placement of CGI securities) are consummated, the post-merger company’s cash reserves (assuming a $10 million private placement) and cash flows from operations will be adequate to fund operations for the next 12 months, such estimate may prove to be wrong, and we could use our available capital resources sooner than we currently expect.

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Further, changing circumstances, some of which may be beyond our control, could cause us to consume capital significantly faster than we currently anticipate, and we may need to seek additional funds sooner than planned. Future capital requirements depend upon many factors, including, but not limited to:

●	the rate at which StemoniX expands its business development and marketing operations;
●	the rate at which StemoniX is able to enter into strategic relationships;
●	the extent to which StemoniX expands its products;
●	the response of competitors to StemoniX’s products and services;
●	the costs of preparing, filing and prosecuting patent applications, maintaining and protecting our intellectual property rights including enforcing and defending intellectual property related claims; and
●	the costs of operating as a public company.

Our future revenues are unpredictable and operating results are expected to fluctuate from period to period

StemoniX’s limited operating history and the emerging nature of the markets in which it competes make it difficult for StemoniX to accurately forecast its revenues in any given period.

Our ability to obtain license and/or subscription agreements with pharmaceutical companies and other industry partners is unproven, and in the best of circumstances it may take several months or more in order to enter into such agreements. Moreover, even after entering into such agreements, there may be a delay of months or years before they generate revenue, if at all.

In addition, with regard to the sale of products (such as microOrgans, cells and plates) and services (such as Discovery as a Service), even when StemoniX has received customer orders, those orders often are not secured by customer deposits or other prepayment, and delivery of the requested products and services (and thus invoicing and payment for the same) may be delayed or even canceled by the customer, sometimes for reasons entirely out of StemoniX’s control, such as customers’ changes in research and development priorities, acquisition by a third party, budgetary concerns or need for additional time to prepare for the products and/or services ordered.

Natural disasters as well as disease outbreaks and pandemics (including the COVID-19 pandemic) may also impact the ability of customers to take delivery on, or of StemoniX to make delivery of, products and/or services ordered, or on one or more parties to otherwise perform under partnership agreements. The COVID-19 pandemic and any preventative or protective actions that governments or we may take in respect of this pandemic may result in a period of business disruption, reduced customer activity and reduced operations. Any resulting financial impact cannot be reasonably estimated at this time, but the COVID-19 pandemic has materially affected and will likely continue to materially affect our business, financial condition and results of operations. The extent to which the COVID-19 pandemic impacts our results will depend on future developments, which are highly uncertain and cannot be predicted, including new information that may emerge concerning the severity of the COVID-19 pandemic and the actions taken to contain it or treat its impact, among others.

For these and other reasons, including those set forth below, revenues could fall short of management expectations. There is limited financial history for StemoniX on which to base the planned operating expenses. If revenues in a period fall short of our expectations, StemoniX may be unable to quickly adjust its spending in order to compensate for that revenue shortfall. As a result, StemoniX’s ability to fund its ongoing operations could be adversely affected.

Our operating results are likely to fluctuate substantially from period to period as a result of several factors, many of which are beyond our control. These factors include:

●	the timing of fulfillment and/or cancellation of orders, as described above;
●	the ability to enter into successful strategic relationships;
●	the amount and timing of operating costs and capital expenditures relating to expansion of StemoniX’s operations;
●	the rate at which organizations purchase StemoniX’s products;
●	the announcement or introduction of new or enhanced technologies, products, or services by competitors;
●	the ability to attract and retain qualified personnel;
●	the ability to derive licensing contracts for Company-identified drug candidates;
●	the adoption of personalized medicine; and
●	the pricing policies of competitors.

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Our revenue may come from a limited number of customers and a reduction in demand or loss of one or more of our customers may adversely affect our business.

As we develop and grow our revenues, our sales may come from a limited number of customers, including licensees. Such a customer concentration would increase the risk of fluctuations in our operating results and our sensitivity to any material, adverse developments with our customers. Concentrations of credit risk with respect to trade receivables, which are typically unsecured, are limited due to the wide variety of customers using our products and services as well as their dispersion across many geographic areas. As of December 31, 2019, four customers represented 10% or more of the Company’s total accounts receivable and, in aggregate, represented 70%, or $161, of our total accounts receivable. As of December 31, 2018, five customers represented 10% or more of our total accounts receivable and, in aggregate, represented 84%, or $181, of our total accounts receivable. The loss of or any substantial reduction in sales to any customer could have a material adverse effect on our business, financial condition, and results of operations and cash flows.

Raising additional capital may cause dilution to our existing shareholders, restrict our operations or cause us to relinquish valuable rights.

We may seek additional capital through a combination of public and private equity offerings, debt financings, strategic partnerships and alliances, licensing arrangements or monetization transactions. To the extent that we raise additional capital through the sale of equity, convertible debt securities or other equity-based derivative securities, our existing shareholders’ ownership interest will be diluted and the terms may include liquidation or other preferences that adversely affect shareholder rights. Any indebtedness we incur would result in increased fixed payment obligations and could involve restrictive covenants, such as limitations on our ability to incur additional debt, limitations on our ability to acquire or license intellectual property rights and other operating restrictions that could adversely impact our ability to conduct our business. Furthermore, the issuance of additional securities, whether equity or debt, by us, or the possibility of such issuance, may cause the market price of our common stock to decline and existing shareholders may not agree with our financing plans or the terms of such financings. If we raise additional funds through strategic partnerships and alliances, licensing arrangements or monetization transactions with third parties, we may have to relinquish valuable rights to our technologies, or our products, or grant licenses on terms unfavorable to us. Adequate additional financing may not be available to us on acceptable terms, or at all. If we are unable to raise additional funds when needed, we may be required to delay, limit, reduce or terminate our product development or future commercialization efforts or grant rights to develop and market products that we would otherwise prefer to develop and market ourselves.

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There can be no assurance that our past securities issuances will not be investigated.

In June 2015, we issued stock options to individuals in California that were covered by a December 16, 2015 filing with the California Department of Business Oversight. On December 9, 2015, we issued stock options to individuals in California that were covered by a January 5, 2016 filing with the California Department of Business Oversight. The January 5, 2016 California Department of Business Oversight filing covers future stock option issuances in California under the StemoniX, Inc. 2015 Stock Option Plan dated May 4, 2015, as amended by the First Amendment dated February 2017, the Second Amendment date December 12, 2019, and the Third Amendment dated July 31, 2020 (the “2015 Stock Option Plan”). On December 18, 2017, the Company sold a convertible note to an individual in California that was covered by a January 12, 2018 filing with the California Department of Business Oversight. In June 2015, the Company sold shares of its Series A Preferred Stock in North Dakota that were covered by an October 30, 2015 filing with the North Dakota Securities Department. Each of the aforementioned filings were filed after the applicable filing deadline. There can be no assurances that State regulators in California, North Dakota, or elsewhere will not investigate any of the Company’s securities offerings, assess penalties or fees relating to any of such offerings, or provide investors rescission rights with respect to any such offerings. Any such actions could have a material and adverse effect on the Company’s financial condition.

We have limited assets.

StemoniX has limited assets, and the value for StemoniX as an enterprise is difficult to determine. As a result, if StemoniX were forced to liquidate, shareholders would likely lose most if not all of their investment.

We have significant outstanding debt liabilities.

The Company has outstanding liabilities to trade creditors, service providers and lenders. The Company received a $730,485 Payroll Protection Program (“PPP”) Loan in April 2020 as well as a $57,000 loan under Economic Injury Disaster Loan program, both United States Small Business Administration loan programs. The Company expects $639,437 of the PPP Loan will be forgiven.

The merger could have an impact on the status of StemoniX as a qualified small business under the Minnesota Angel Tax Credit Program.

StemoniX has received a $82,500 loan from the Minnesota Department of Employment and Economic Development (“DEED”), based on funds received from investors. The Company anticipates it will need pay off this loan prior to the closing of the merger. As of the date of this prospectus, the Company believes the aggregate amount required to pay off this obligation, including a 30% change of control premium, would be $107,250.

If the independent contractors classification of certain of our consultants and service providers (as described above in “We may be subject to independent contractor classifications”) were challenged by the DEED, it could affect the Company’s status as a Qualified Small Business under Minn. Stat. § 116J.8737, and the Company could be required to reimburse the State of Minnesota for tax credits issued by the State to investors in the Company. Further, the Company is contingently liable to repay certain Minnesota Angel Tax Credits if the number of Minnesota employees is not at least 22 as of December 31, 2020. If this employment level is not met, the Company would be required to repay $92,536 to the State of Minnesota. The Company has, as of September 15, 2020, 15 Minnesota employees.

Risks Related to Ownership of Our Preferred Stock and the Merger Agreement

The holders of Series A and Series B Preferred Stock will forgo their liquidation preference in the merger.

Holders of our Series A and Series B Preferred Stock have voting, liquidation, anti-dilution and other rights and preferences that are senior to the rights of our Common Stock and protect such holders in certain circumstances, including the merger. The conversion of Series A and Series B Preferred Stock into StemoniX Common Stock and then to CGI Common Stock is irreversible, and the holders of such Preferred Stock will forfeit their rights to such protections upon consummation of the merger.

In addition, the CGI stock price will have an impact on the conversion of the Series A and Series B Preferred Stock and the StemoniX Common Stock in the merger. As the CGI stock price increases, the proportion of shares allocated to the holders Series A and Series B Preferred Stock increases relative to the proportion of shares allocation to the holders of Common Stock. Likewise, as the CGI stock price decreases, the proportion of shares allocated to the holders Series A and Series B Preferred Stock decreases relative to the proportion of shares allocation to the holders of Common Stock.

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Risks Related to the Discovery, Development and Regulatory Approval of Our Technologies and Products and Services

Our business model and technology are evolving and unproven.

StemoniX’s business model is relatively new, unproven, and likely to continue to evolve. Accordingly, StemoniX’s business model may not be successful, and it may need to be changed. StemoniX’s ability to generate significant revenues will depend, in large part, on its ability to successfully market its products. StemoniX intends to continue to develop its business model as the market for its products and services continues to evolve.

In addition, the technology our business model depends on is rapidly changing. Our current model is based on current knowledge and technologies in stem cell sciences, which change frequently. These changes may soon cause our current model to be less relevant, decreasing potential business revenue.

Future governmental regulation or lack of regulatory approvals of the industry could affect our business.

Legislative and regulatory proposals may be under consideration by federal, state, local, and foreign governmental organizations, and it is possible that laws or regulations may exist or may be adopted with respect to our industry. The adoption of any such laws or regulations may decrease the growth in the use of our products, our ability to attract and retain personnel, increase our cost of doing business, or otherwise have a material adverse effect on our business. Regulatory changes or failure to comply with existing regulations could adversely affect StemoniX’s business and financial condition and results of operations. We may need to obtain regulatory approvals in the use of stem cells and our other technologies and may not receive these approvals. We also may not receive approvals for our potential therapeutic applications. We would be unable to act without approval, as that would be a regulatory violation and expose the business to significant liability.

We are subject to the U.S. Foreign Corrupt Practices Act of 1977, as amended, or the FCPA, and other anti-corruption laws, as well as export control laws, import and customs laws, trade and economic sanctions laws and other laws governing our operations.

Our operations are subject to anti-corruption laws, including the FCPA, the U.S. domestic bribery statute contained in 18 §201, the U.S. Travel Act, and other anti-corruption laws that apply in countries where we do business. The Bribery Act, the FCPA and these other laws generally prohibit us and our employees and intermediaries from authorizing, promising, offering, or providing, directly or indirectly, improper or prohibited payments, or anything else of value, to government officials or other persons to obtain or retain business or gain some other business advantage. Under the Bribery Act, we may also be liable for failing to prevent a person associated with us from committing a bribery offense. We and our commercial partners operate in a number of jurisdictions that pose a high risk of potential Bribery Act or FCPA violations, and we participate in collaborations and relationships with third parties whose corrupt or illegal activities could potentially subject us to liability under the Bribery Act, FCPA or local anti-corruption laws, even if we do not explicitly authorize or have actual knowledge of such activities. In addition, we cannot predict the nature, scope or effect of future regulatory requirements to which our international operations might be subject or the manner in which existing laws might be administered or interpreted.

We are also subject to other laws and regulations governing our international operations, including regulations administered by the governments of the United Kingdom and the United States, and authorities in the European Union, including applicable export control regulations, economic sanctions and embargoes on certain countries and persons, anti-money laundering laws, import and customs requirements and currency exchange regulations, collectively referred to as the Trade Control laws.

There is no assurance that we will be completely effective in ensuring our compliance with all applicable anti-corruption laws, including the Bribery Act, the FCPA or other legal requirements, including Trade Control laws. If we are not in compliance with the Bribery Act, the FCPA and other anti-corruption laws or Trade Control laws, we may be subject to criminal and civil penalties, disgorgement and other sanctions and remedial measures, and legal expenses, which could have an adverse impact on our business, financial condition, results of operations and liquidity. Likewise, any investigation of any potential violations of the Bribery Act, the FCPA, other anti-corruption laws or Trade Control laws by United Kingdom, United States or other authorities could also have an adverse impact on our reputation, our business, results of operations and financial condition.

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If we fail to comply with environmental, health and safety laws and regulations, we could become subject to fines or penalties or incur costs that could have a material adverse effect on the success of our business.

We are subject to numerous environmental, health and safety laws and regulations, including those governing laboratory procedures and the handling, use, storage, treatment and disposal of hazardous materials and wastes. Our operations involve the use of hazardous and flammable materials, including chemicals and biological materials. Our operations also produce hazardous waste products. We generally contract with third parties for the disposal of these materials and wastes. We cannot eliminate the risk of contamination or injury from these materials. In the event of contamination or injury resulting from our use of hazardous materials, we could be held liable for any resulting damages, and any liability could exceed our resources. We also could incur significant costs associated with civil or criminal fines and penalties. Furthermore, environmental laws and regulations are complex, change frequently and have tended to become more stringent. We cannot predict the impact of such changes and cannot be certain of our future compliance. In addition, we may incur substantial costs in order to comply with current or future environmental, health and safety laws and regulations. These current or future laws and regulations may impair our research, development or production efforts. Failure to comply with these laws and regulations also may result in substantial fines, penalties or other sanctions.

Although we maintain workers’ compensation insurance to cover us for costs and expenses we may incur due to injuries to our employees resulting from the use of hazardous materials or other work-related injuries, this insurance may not provide adequate coverage against potential liabilities. In addition, we may incur substantial costs in order to comply with current or future environmental, health and safety laws and regulations. These current or future laws and regulations may impair our research, development or production efforts. Failure to comply with these laws and regulations also may result in substantial fines, penalties or other sanctions or liabilities, which could materially adversely affect our business, financial condition, results of operations and prospects.

Risks Related to Our Industry and Our Business

StemoniX’s industry is highly competitive.

The life sciences industry is highly competitive. In the early stages of operation and growth, competition will affect StemoniX’s ability to obtain the services of preferred employees and consultants. StemoniX will be competing with a large universe of competitors in the local, national, and global marketplace. Many of those competitors have substantially greater resources, larger and more experienced staff, and established histories of successful operations, including in research, product development, technology, manufacturing, government regulation, securing funding, and sales and marketing. These companies may also have collaborative arrangements in our target markets with leading companies and research institutions. Established companies may also invest heavily to accelerate discovery and development that could make the technology that we develop obsolete. Mergers and acquisitions in the pharmaceutical and biotechnology industries may result in even more resources being concentrated among a smaller number of our competitors. As a result of all of these factors, our competitors may succeed in obtaining patent protection and/or marketing approval or discovering, developing and commercializing products in our field before we do.

Smaller and other early stage companies may also prove to be significant competitors. These third parties compete with us in recruiting and retaining qualified scientific and management personnel, as well as in acquiring technologies complementary to, or necessary for, our programs. In addition, the industry is characterized by rapid technological change. If we fail to stay at the forefront of technological change, we may be unable to compete effectively. Technological advances or products developed by our competitors may render our product candidates obsolete, less competitive or not economical.

Our commercial opportunities could be reduced or eliminated if our competitors develop and commercialize technologies, products or services more effective, are more convenient, have a broader label, are marketed more effectively, are reimbursed or are less expensive than any that we may develop.

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In addition, there are unique challenges and requirements associated with the development and operation of companies in StemoniX’s industry, including death or disability of key personnel; supply chain issues; commodity pricing and availability; and other factors causing delays, destruction, or malfunction of production facilities; the inability of management personnel to comply with regulatory requirements; and physical destruction or damage to StemoniX’s products. Significant difficulties such as these may materially increase the cost of development and operation for StemoniX.

Our success depends upon achieving a critical mass of customers and strategic relationships.

StemoniX’s success is dependent upon achieving significant market acceptance and strategic relationships. To date, StemoniX has achieved only limited market acceptance and formed only limited strategic relationships. We do not know whether we will be able to create all the customer and strategic relationships necessary to make our business model function.

While current interest in our products and services is high, it is possible that our technology and assay plates will not be of interest to our future customers. The degree of market acceptance and adoption will depend on a number of factors, including cost, potential efficacy and potential advantages over alternatives, ease of use and quality, the strength of marketing and distribution support and timing of market introduction of competitive products and services, publicity concerning our products and services or competing products and services or the standards of our competitors who are trying to improve on their own stem cell development technologies. Another risk of adoption is changes in the allocated spending by these companies as our products come online, which is unpredictable and could hurt our business. Other changes in the healthcare landscape, including current treatments and reimbursements, will impact interest in adopting our technology.

Even if a product or service displays a favorable efficacy in development, market acceptance of the product or service will not be known until after it is launched. Our efforts to educate the medical community on the benefits of our products and services may require significant resources and may never be successful. Such efforts to educate the marketplace may require more resources than are required by the conventional technologies marketed by our competitors, particularly due to the novelty of our approach. If these products do not achieve an adequate level of acceptance, we may not generate significant product revenue and may not become profitable.

If the market opportunities for our products and services are smaller than we believe they are, our revenues may be adversely affected and our business may suffer.

We currently focus our business development on our integrated capabilities for co-development and key supplier relationships, as well as drug discovery. We anticipate these agreements will be a mixture of up-front payments, performance milestones, and on-going royalties as well as bundled subscriptions and licenses. If our expectations are unsuccessful or less impactful than anticipated, we may not address the entirety of the opportunity we are seeking.

Many of the development-stage companies that are launched each year are not commercially successful and fail to provide positive financial returns to their investors.

Although StemoniX’s industry has consistently grown, there is not a guarantee of revenue or net profits. Commercial success in StemoniX’s industry is particularly dependent upon product development and relationships with customers, third party distributors, and suppliers. If StemoniX’s products and services are not well received by these parties, our business may be substantially harmed and we may not become profitable. We also may be unable to manage intended growth, which could harm our business, including expanding our research and development function, sales and marketing, and employee base.

StemoniX may be unable to scale the technology of growing and differentiating stem and organ cells.

StemoniX is founded on the principle that current manual production techniques, which take significant amounts of time and resources, with varying quality standards, can be improved upon. We believe that a high throughput imprinting technique will be able to increase the production of cells at a faster rate for lower cost and higher quality. To accomplish this goal, StemoniX has brought together experts in the essential fields, including micro-imprinting and stem cell biology. Because of the higher surface area/volume ratio of the microscopic technique, risks that the cells cannot survive the growth and differentiation processes due to dehydration, malnutrition (including lack of energy sources), or mechanical forces may increase. If some cells are non-viable, that will significantly decrease adoption and business revenue. Additionally, we have tested our techniques in limited operations but not on a full-scale basis. As with any rapidly growing business, we may encounter unforeseen difficulties in scaling our operations.

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StemoniX may be unable to lower the cost of technology.

One goal in scaling the technology is to lower the cell assay plate cost. If our plate costs are not significantly lower than competitors’ plate costs, our plates would be of less interest to researchers/pharma.

The initial development and subsequent production marginal costs are major focus areas. The initial development costs are unpredictable, as it is impossible to know how many trials or adjustments will be needed to develop the organ-specific imprinting technology and the required circuitry complexity. The subsequent material and labor marginal costs may need to be adjusted based on our scaled processes, with the possibility of significantly increasing costs.

StemoniX may be unable to produce the required level of quality of certain aspects of our products.

StemoniX’s potential research and pharmaceutical customers have made clear that consistent high-quality cells in the creation of cell plates is very important. This level of quality will be challenging, as current techniques have a high number of non-viable cells, and further miniaturization can further increase these issues. If we cannot achieve the level of quality required, we may not achieve an adequate level of acceptance, and thus we may not generate significant revenue or become profitable.

Risks Related to Our Dependence on Third Parties

We will require third-party relationships that may not provide needed services. If such collaborators or partners fail to perform as expected, the potential for us to generate future revenue from our technologies and products and services would be significantly reduced and our business would be harmed.

Many aspects of StemoniX’s business require third-party relationships, including but not limited to equipment, materials, technology, knowledge, sales, and distribution. In particular, we rely significantly on TriNet Group, Inc., a cloud-based professional employer organization that administers our payroll and health benefits and provides other human resources services.

Specific and unique material needs are human cells and co-factors to support the growth and development of those cells. These partners may not allocate the resources, including time and capital, necessary to supply whatever is needed for StemoniX’s business. This and other issues may require termination or conflict with partners that StemoniX’s business model depends upon.

Our current and any future partnerships are subject to numerous risks, including:

● partners have significant discretion in determining the efforts and resources that they will apply to the partnerships;

● partners may not perform their obligations as expected or fail to fulfill their responsibilities in a timely manner, or at all;

● we may not have access to, or may be restricted from disclosing, certain information regarding products or services being developed or commercialized under a partnership and, consequently, may have limited ability to inform our shareholders about the status of such developments;

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● partners could independently develop, or develop with third parties, products that compete directly or indirectly with ours if the collaborators believe that competitive products are more likely to be successfully developed or can be commercialized under terms that are more economically attractive than ours;

● products or services developed with partners may be viewed by our partners as competitive with their own products or services, which may cause partners to stop work on our behalf;

● partners may not properly maintain or defend our intellectual property rights or may use our proprietary information in such a way as to invite litigation that could jeopardize or invalidate our intellectual property or proprietary information or expose us to potential litigation.

In addition, certain partnership agreements provide our partners with rights to terminate such agreements, which rights may or may not be subject to conditions, and which rights, if exercised, could adversely affect our product development efforts and could make it difficult for us to attract new partners. In that event: we would likely be required to limit the size and scope of efforts for the development and commercialization; we would likely be required to seek additional financing to fund further development or identify alternative strategic collaborations; our potential to generate future revenue from royalties and milestone payments would be significantly reduced, delayed or eliminated; and it could have an adverse effect on our business and future growth prospects.

If conflicts arise with our partners, collaborators or licensors, they may act in their own self-interest, which may be adverse to the interests of our company.

We may in the future experience disagreements with our partners, collaborators or licensors. Conflicts may arise in our collaboration and license arrangements with third parties due to one or more of the following:

● disputes with respect to milestone or payments that are believed due under the applicable agreements;

● disagreements with respect to the ownership of intellectual property rights or scope of licenses;

● disagreements with respect to the scope of any obligations;

● unwillingness on the part of a partner or collaborator to keep us informed regarding the progress of its activities; and

● disputes with respect to our efforts with respect to the agreement with a partner or collaborator.

Conflicts with our partners, collaborators or licensors could materially adversely affect our business, financial condition or results of operations and future growth prospects.

A partner may choose to violate confidentiality agreements or use knowledge of StemoniX’s business operations to compete, decreasing our potential collaborators and increasing competition, which could lead to a loss of business revenue.

Our reliance on third parties requires us to share our trade secrets, which increases the possibility that a competitor will discover them or that our trade secrets will be misappropriated or disclosed.

Because we collaborate with various organizations and academic institutions, we must, at times, share trade secrets with them. We seek to protect our proprietary technology in part by entering into confidentiality agreements and, if applicable, material transfer agreements, collaborative research agreements, consulting agreements or other similar agreements with our collaborators, advisors, employees and consultants prior to beginning research or disclosing proprietary information. These agreements typically limit the rights of the third parties to use or disclose our confidential information, such as trade secrets.

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Despite the contractual provisions employed when working with third parties, the need to share trade secrets and other confidential information increases the risk that such trade secrets become known by our competitors, are inadvertently incorporated into the technology of others, or are disclosed or used in violation of these agreements. Given that our proprietary position is based, in part, on our know-how and trade secrets, a competitor’s discovery of our trade secrets or other unauthorized use or disclosure would impair our competitive position and may have a material adverse effect on our business. A competitor’s discovery of our trade secrets would impair our competitive position and have an adverse impact on our business.

Risks Related to Our Intellectual Property

If we are unable to obtain and maintain patent and other intellectual property protection for our products and processes, or if the scope of the patent and other intellectual property protection obtained is not sufficiently broad, our competitors could develop and commercialize products similar or identical to ours, and our ability to successfully commercialize our technology and products may be adversely affected.

Our ability to compete effectively will depend, in part, on our ability to maintain the proprietary nature of our technology and processes. We rely on know-how, patents, trade secrets, license agreements and contractual provisions to establish our intellectual property rights and protect our products. These legal means, however, afford only limited protection and may not adequately protect our rights.

StemoniX currently has twenty patent applications pending in the United States. The main risks related to these patent applications is that the underlying patents will not be issued, or if they are issued, that the technology will still be used or challenged by competitors. If the patents are issued and need to be defended from lawsuits, such defense would require significant time and financial costs, and there is the risk of losing the challenge. In addition, StemoniX may not be issued similar patent rights throughout the world. These risks apply to any trademarks of StemoniX as well. Furthermore, competitors may allege that StemoniX’s business infringes on their intellectual property. If challenged, there will be legal costs and the risk of loss, even if such allegations are false.

Moreover, the patent application and approval process is expensive and time-consuming. We may not be able to file and prosecute all necessary or desirable patent applications at a reasonable cost or in a timely manner. Furthermore, we, or any future partners, collaborators, or licensees, may fail to identify patentable aspects of inventions made in the course of development and commercialization activities before it is too late to obtain patent protection on them. Therefore, we may miss potential opportunities to seek additional patent protection. If we fail to establish, maintain or protect such patents and other intellectual property rights, such rights may be reduced or eliminated. If there are material defects in the form, preparation, prosecution or enforcement of our patents or patent applications, such patents may be invalid and/or unenforceable, and such applications may never result in valid, enforceable patents.

Even if they are unchallenged, our patents and patent applications, if issued, may not provide us with any meaningful protection or prevent competitors from designing around our patent claims by developing similar or alternative technologies in a non-infringing manner. For example, a third party may develop a competitive technology that is similar to ours, but that falls outside the scope of our patent protection. If the patent protection provided by the patents and patent applications we hold or pursue is not sufficiently broad to impede such competition, our ability to successfully commercialize our technology could be negatively affected.

In addition to patent protection, we expect to rely heavily on trade secrets, know-how and other unpatented technology, which are difficult to protect. Although we seek such protection in part by entering into confidentiality agreements with our vendors, employees, consultants and others who may have access to proprietary information, we cannot be certain that these agreements will not be breached, adequate remedies for any breach would be available, or our trade secrets, know-how and other unpatented proprietary technology will not otherwise become known to or be independently developed by our competitors. If we are unsuccessful in protecting our intellectual property rights, sales of our products may suffer and our ability to generate revenue could be severely impacted.

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Issued patents covering our technology or products could be found invalid or unenforceable if challenged in court or in administrative proceedings. We may not be able to protect our trade secrets in court.

If we initiate legal proceedings against a third-party to enforce a patent, should such a patent issue, the defendant could counterclaim that the patent covering is invalid or unenforceable. In patent litigation in the United States, defendant counterclaims alleging invalidity or unenforceability are commonplace. Grounds for a validity challenge could be an alleged failure to meet any of several statutory requirements, including lack of novelty, obviousness, written description or non- enablement. Grounds for an unenforceability assertion could be an allegation that someone connected with prosecution of the patent withheld information material to patentability from the USPTO, or made a misleading statement, during prosecution. Third parties also may raise similar claims before administrative bodies in the United States or abroad, even outside the context of litigation. An adverse determination could result in the revocation or cancellation of, or amendment to, our patents. Such a loss of patent protection could have a material adverse impact on our business.

In addition, our trade secrets may otherwise become known or be independently discovered by competitors. Competitors and other third parties could attempt to replicate some or all of the competitive advantages we derive from our development efforts, willfully infringe, misappropriate or otherwise violate our intellectual property rights, design around our protected technology or develop their own competitive technologies that fall outside of our intellectual property rights. If any of our trade secrets were to be lawfully obtained or independently developed by a competitor or other third party, we would have no right to prevent them, or those to whom they communicate it, from using that technology or information to compete with us. If our trade secrets are not adequately protected or sufficient to provide an advantage over our competitors, our competitive position could be adversely affected, as could our business. Additionally, if the steps taken to maintain our trade secrets are deemed inadequate, we may have insufficient recourse against third parties for misappropriating our trade secrets.

We may be subject to claims challenging the inventorship or ownership of the patents and other intellectual property.

We may be subject to claims that former employees, collaborators or other third parties have an ownership interest in the patents and intellectual property that we own or that we may own or license in the future. While it is our policy to require our employees and contractors who may be involved in the development of intellectual property to execute agreements assigning such intellectual property to us, we may be unsuccessful in executing such an agreement with each party who in fact develops intellectual property that we regard as our own or such assignments may not be self-executing or may be breached. We could be subject to ownership disputes arising, for example, from conflicting obligations of employees or consultants. Litigation may be necessary to defend against any claims challenging inventorship or ownership. If we or fail in defending any such claims, we may have to pay monetary damages and may lose valuable intellectual property rights, such as exclusive ownership of, or right to use, intellectual property, which could adversely impact our business, results of operations and financial condition.

Obtaining and maintaining patent protection depends on compliance with various procedural, document submission, fee payment and other requirements imposed by governmental patent agencies, and our patent protection could be reduced or eliminated for non- compliance with these requirements.

Periodic maintenance fees, renewal fees, annuity fees and various other governmental fees on patents and applications are required to be paid to the USPTO and various governmental patent agencies outside of the United States in several stages over the lifetime of the patents and applications. The USPTO and various non-U.S. governmental patent agencies require compliance with a number of procedural, documentary, fee payment and other similar provisions during the patent application process and after a patent has issued. There are situations in which non- compliance can result in abandonment or lapse of the patent or patent application, resulting in partial or complete loss of patent rights in the relevant jurisdiction. The terms of one or more licenses that we enter into the future may not provide us with the ability to maintain or prosecute patents in the portfolio, and must therefore rely on third parties to do so.

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If we do not obtain patent term extension and exclusivity, our business may be materially harmed.

Patents have a limited lifespan. In the United States, if all maintenance fees are timely paid, the natural expiration of a patent is generally 20 years from its earliest U.S. non-provisional filing date. Various extensions may be available, but the life of a patent, and the protection it affords, is limited. Even if patents covering our proprietary technology are obtained, once the patent life has expired, we may be open to competition from competitive products. As a result, our patent portfolio may not provide us with sufficient rights to exclude others from commercializing products similar or identical to ours.

We may not be able to protect our intellectual property rights throughout the world.

Filing, prosecuting, maintaining, defending and enforcing patents in all countries throughout the world would be prohibitively expensive, and our intellectual property rights in some countries outside the United States could be less extensive than those in the United States. The requirements for patentability may differ in certain countries, particularly in developing countries; thus, even in countries where we do pursue patent protection, there can be no assurance that any patents will issue. There can be no assurance that we will obtain or maintain patent rights in or outside the United States under any future license agreements. In addition, the laws of some foreign countries do not protect intellectual property rights to the same extent as federal and state laws in the United States. Consequently, we may not be able to prevent third parties from practicing our inventions in countries outside the United States, even in jurisdictions where we pursue patent protection, or from selling or importing technologies or products made using our inventions in and into the United States or other jurisdictions. Competitors may use our technologies in jurisdictions where we have not pursued and obtained patent protection to develop their own products and, further, may export otherwise infringing products to territories where we have patent protection, but enforcement is not as strong as that in the United States. These competitors may compete with us, and our patents or other intellectual property rights may not be effective or sufficient to prevent them from competing.

If we are sued for infringing intellectual property rights of third parties, such litigation could be costly and time consuming and could prevent or delay us from developing or commercializing our product candidates.

Our commercial success depends, in part, on our ability to develop, manufacture, market and sell our products without infringing the intellectual property and other proprietary rights of third parties. Third parties may have U.S. and non-U.S. issued patents and pending patent applications relating to uses or methods for which we are developing our technologies and products. If any third-party patents or patent applications are found to cover our technologies and products, we and our collaborators or sublicensees may not be free to manufacture or market our technologies and products as planned without obtaining a license, which may not be available on commercially reasonable terms, or at all. We may also be required to indemnify our collaborators or sublicensees in such an event.

There is a substantial amount of intellectual property litigation in the biotechnology and pharmaceutical industries, and we may become party to, or threatened with, litigation or other adversarial proceedings. We cannot guarantee that any of our patent searches or analyses including, but not limited to, the identification of relevant patents, the scope of patent claims or the expiration of relevant patents are complete or thorough. Because patent applications can take many years to issue, there may be currently pending patent applications which may later result in issued patents that our technologies or products may be accused of infringing. In addition, third parties may obtain patents in the future and claim that use of our technologies infringes upon these patents. Accordingly, third parties may assert infringement claims against us based intellectual property rights that exist now or arise in the future. The outcome of intellectual property litigation is subject to uncertainties that cannot be adequately quantified in advance. Even if we are successful in any such proceedings, we may incur substantial costs and the time and attention of our management and scientific personnel could be diverted in pursuing these proceedings, which could significantly harm our business and operating results. In addition, we may not have sufficient resources to bring these actions to a successful conclusion.

If we are found to infringe a third party’s intellectual property rights, we could be forced, including by court order, to cease using, developing, manufacturing or commercializing the infringing technology or product. Alternatively, we may be required to obtain a license from such third party in order to use the infringing technology and continue developing, manufacturing or marketing the infringing product. However, we may not be able to obtain any required license on commercially reasonable terms or at all.

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We may be subject to claims by third parties asserting that our employees or we have misappropriated their intellectual property, or claiming ownership of what we regard as our own intellectual property.

Many of our current and former employees, including our senior management, were previously employed at universities or at other biotechnology or pharmaceutical companies, including some which may be competitors or potential competitors. Some of these employees may be subject to proprietary rights, non-disclosure and non- competition agreements, or similar agreements, in connection with such previous employment. Although we try to ensure that our employees do not use the proprietary information or know-how of others in their work for us, we may be subject to claims that we or these employees have used or disclosed intellectual property, including trade secrets or other proprietary information, of any such third party. Litigation may be necessary to defend against such claims. If we fail in defending any such claims, in addition to paying monetary damages, we may lose valuable intellectual property rights or personnel or sustain damages. Such intellectual property rights could be awarded to a third party, and we could be required to obtain a license from such third party to commercialize our technology or products. Such a license may not be available on commercially reasonable terms or at all. Even if we are successful in defending against such claims, litigation could result in substantial costs and be a distraction to management.

In addition, while we typically require our employees, consultants and contractors who may be involved in the development of intellectual property to execute agreements assigning such intellectual property to us, we may be unsuccessful in executing such an agreement with each party who in fact develops intellectual property that we regard as our own, which may result in claims by or against us related to the ownership of such intellectual property. If we fail in prosecuting or defending any such claims, in addition to paying monetary damages, we may lose valuable intellectual property rights. Even if we are successful in prosecuting or defending against such claims, litigation could result in substantial costs and be a distraction to our senior management and scientific personnel.

We may become involved in lawsuits to protect or enforce our patents and other intellectual property rights, which could be expensive, time-consuming and unsuccessful.

Competitors may infringe our patents, trademarks, copyrights or other intellectual property. To counter infringement or unauthorized use, we may be required to file infringement claims,. In addition, our patents may become, involved in inventorship, priority, or validity disputes. To file, counter or defend against such claims can be expensive and time-consuming, and our adversaries may have the ability to dedicate greater resources to prosecuting these legal actions than we can. Any claims we assert against perceived infringers could provoke these parties to assert counterclaims against us alleging that we infringe their patents, in addition to counterclaims asserting that our patents are invalid or unenforceable, or both.

In an infringement proceeding, a court may decide that a patent is invalid or unenforceable, or may refuse to stop the other party from using the technology at issue on the grounds that our patents do not cover the technology in question. Accordingly, despite our efforts, we may not be able to prevent third parties from infringing upon or misappropriating intellectual property rights we own or control. An adverse result in any litigation proceeding could put one or more of our owned or in-licensed patents at risk of being invalidated or interpreted narrowly. Further, because of the substantial amount of discovery required in connection with intellectual property litigation, there is a risk that some of our confidential information could be compromised by disclosure during this type of litigation.

Even if resolved in our favor, the court may decide not to grant an injunction against further infringing activity and instead award only monetary damages, which may or may not be an adequate remedy. Litigation or other legal proceedings relating to intellectual property claims may cause us to incur significant expenses and could distract our personnel from their normal responsibilities. In addition, there could be public announcements of the results of hearings, motions, or other interim proceedings or developments, and if securities analysts or investors perceive these results to be negative, it could have a substantial adverse effect on the price of our common stock. Such litigation or proceedings could substantially increase our operating losses and reduce the resources available for development activities or any future sales, marketing, or distribution activities.

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We may not have sufficient financial or other resources to conduct such litigation or proceedings adequately. Some of our competitors may be able to sustain the costs of such litigation or proceedings more effectively than we can because of their greater financial resources and more mature and developed intellectual property portfolios. Uncertainties resulting from the initiation and continuation of patent litigation or other proceedings could have a material adverse effect on our ability to compete in the marketplace.

We are exposed to risks related to our licensed-in intellectual property.

We are heavily dependent on licensed in technology in order to operate our business. In particular, StemoniX licenses multiple patents and protocols from the University of California, San Diego, where several of StemoniX’s stem cell scientific experts serve as faculty, as well as from (1) Academia Japan for technology that StemoniX needs in order to create and sell induced pluripotent stem cells, (2) ID Pharma for the Sendai virus vector technology, and (3) the Salk Institute for Biological Studies for brain cell growth media. None of these licenses are exclusive. In addition, we may need to obtain additional licenses that are also non-exclusive. The lack of exclusivity could decrease the barriers of entry for potential competitors. Additionally, if one or more of the Company’s license agreements terminates, the Company may not be able to enter into new license agreements for comparable technology or on comparable terms.

If we fail to comply with our obligations under any future intellectual property licenses with third parties, we could lose license rights that are important to our business.

We may enter into license agreements in the future. We expect that such license agreements will impose, various diligence, milestone payment, royalty, insurance and other obligations on us. If we fail to comply with our obligations under these licenses, our licensors may have the right to terminate these license agreements. Termination of these license agreements or reduction or elimination of our licensed rights may also result in our having to negotiate new or reinstated licenses with less favorable terms.

If our trademarks and trade names are not adequately protected, then we may not be able to build name recognition in our marks of interest and our business may be adversely affected.

Our trademarks or trade names may be challenged, infringed, circumvented or declared generic or determined to be infringing on other marks. We rely on both registration and common law protection for our trademarks. We may not be able to protect our rights to these trademarks and trade names or may be forced to stop using these names, which we need for name recognition by potential partners or customers in our markets of interest. During trademark registration proceedings, we may receive rejections. Although we would be given an opportunity to respond to those rejections, we may be unable to overcome such rejections. In addition, in the USPTO and in comparable agencies in many foreign jurisdictions, third parties are given an opportunity to oppose pending trademark applications and to seek to cancel registered trademarks. Opposition or cancellation proceedings may be filed against our trademarks, and our trademarks may not survive such proceedings. If we are unable to establish name recognition based on our trademarks and trade names, we may not be able to compete effectively and our business may be adversely affected.

Risks Related to Employee Matters and Managing Growth and Becoming a Public Company

We only have a limited number of employees to manage and operate our business.

As of September 15, 2020, we had 29 employees and no consultants, researchers and contractors. Our focus on the development of our products requires us to optimize cash utilization and to manage and operate our business in a highly efficient manner. We cannot assure you that we will be able to hire or retain adequate staffing levels to develop our technology or run our operations or to accomplish all of the objectives that we otherwise would seek to accomplish.

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Cyber-attacks or other failures in telecommunications or information technology systems could result in information theft, data corruption and significant disruption of our business operations.

We utilize information technology systems and networks to process, transmit and store electronic information in connection with our business activities. In May, 2019, an unknown individual gained unauthorized access to our CEO’s email account and fraudulently sent an email instructing an employee to wire company funds to a bank account. As a result of this breach, we suffered financial loss of $109,000. In response, we have implemented additional information technology security precautions, including enhanced e-mail security software, employee training, verbal acknowledgement of requests for payment and dual authorization payment controls at a new bank, as well as hired our current Chief Financial Officer, however, we can provide no assurances that a cyber-attack or security breach will not occur again. If we are subjected to one or more cyber-attacks or security breaches, we would suffer additional financial loss. Furthermore, as use of digital technologies has increased, cyber incidents, including deliberate attacks and attempts to gain unauthorized access to computer systems and networks, have increased in frequency and sophistication and make us even more at risk. These threats pose a risk to the security of our systems and networks, the confidentiality and the availability and integrity of our data.

Our future success depends on our ability to retain key employees, consultants and advisors and to attract, retain and motivate essential personnel.

The success of StemoniX will, to a large extent, depend on the quality of its management. Although management believes that it has the necessary business experience to manage the operations of StemoniX, there can be no assurance that management will perform adequately or that StemoniX’s operations will be successful. Shareholders will have no right or power to take part in the day-to-day management of StemoniX.

The loss of management or key employees may adversely impact the achievement of our objectives. While we intend to enter into employment agreements with certain of our management and employees upon the consummation of the merger, any of them could leave our employment at any time. In general, our employees are at-will employees. Nothing prevents our employees from terminating their employment. The loss of key employees could have a material adverse impact on our business. The loss of the services of one or more of our current employees might impede the achievement of our research, development and commercialization objectives. Furthermore, replacing management or other key employees may be difficult and may take an extended period of time because of the limited number of individuals in our industry with the breadth of skills and experience required to develop, gain marketing approval of and commercialize products successfully.

Recruiting and retaining other qualified employees, consultants and advisors for our business, including experts in stem cells, cell biology, micro-imprinting, engineering, drug discovery, and business operations, will also be critical to our success. We may not be able to attract and retain personnel on acceptable terms given the competition among biotechnology companies for individuals with similar skill sets. In addition, failure to succeed in preclinical or clinical trials may make it more challenging to recruit and retain qualified personnel.

In addition, we rely on consultants and advisors, including scientific advisors, to assist us in formulating our research and development and commercialization strategy. Our consultants and advisors may be employed by other entities and may have commitments under consulting or advisory contracts with those entities that may limit their availability to us. If we are unable to continue to attract and retain highly qualified personnel, our ability to develop and commercialize our products will be limited.

The inability to recruit or the loss of the services of any executive, key employee, consultant or advisor may impede the progress of our research, development and commercialization objectives.

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Our officers and directors, including the founders of StemoniX, have significant influence over critical decisions.

The officers and directors of StemoniX have a significant stake in the Company and are likely to have influence over any critical decisions relating to the Company. Prior to the Merger, our officers and directors own, directly or indirectly, approximately 86.3% of the Company’s currently outstanding capital stock. After the merger, the officers and directors of the post-merger company will own approximately 6.4% of the post-merger company’s outstanding stock. As a result, such individuals are likely to continue to have a significant influence in determining the outcome of any matter submitted to the shareholders for approval (including the election of directors and any merger, consolidation or sale of all or substantially all of the Company’s assets) and to have significant influence in the management and affairs of the Company. The interests of the officers and directors, including Dr. Petcavich and Messrs. Yeh and LaFrence, may differ from the interests of other shareholders due to various factors, which may include the differing price at which the they acquired their ownership in the Company as compared to other shareholders, the significant investment of personal time and effort by the founders into the Company, and differing views on the effect of sunk costs with regard to potential future liquidity events.

We have committed to indemnify our management and members of the Board of Directors.

Under certain circumstances, the management team and members of board of directors will be indemnified by StemoniX for liabilities or losses arising out of their activities in connection with StemoniX. Such indemnification could reduce or deplete the assets of StemoniX.

We may be subject to risks related to our independent contractor classifications.

We have classified certain of our consultants and service providers as independent contractors. During 2015, the Company reclassified three of its California employees as independent contractors, and the Company has engaged additional staff as independent contractors, some of whom have now been reclassified as employees. We can provide no assurances that these classifications will not be challenged by state or federal authorities or by the individuals involved. Any such challenge could cause us to incur fines, attorneys’ fees and additional compensation expenses, all of which would materially and adversely affect our financial condition.

Our employees, independent contractors, consultants, collaborators and contract research organizations may engage in misconduct or other improper activities, including non-compliance with regulatory standards and requirements, which could cause significant liability for us and harm our reputation.

We are exposed to the risk that our employees, independent contractors, consultants, collaborators and contract research organizations may engage in fraudulent conduct or other illegal activity. Misconduct by those parties could include intentional, reckless and/or negligent conduct or disclosure of unauthorized activities to us that violates: (1) FDA regulations or similar regulations of comparable non-U.S. regulatory authorities, including those laws requiring the reporting of true, complete and accurate information to such authorities, (2) manufacturing standards, (3) federal and state healthcare fraud and abuse laws and regulations and similar laws and regulations established and enforced by comparable non-U.S. regulatory authorities, and (4) laws that require the reporting of financial information or data accurately. In particular, sales, marketing and business arrangements in the healthcare industry are subject to extensive laws and regulations intended to prevent fraud, misconduct, kickbacks, self- dealing, bribery and other abusive practices. These laws and regulations restrict or prohibit a wide range of pricing, discounting, marketing and promotion, sales commission, customer incentive programs and other business arrangements. Employee or collaborator misconduct could also involve the improper use of, including trading on, information obtained in the course of clinical trials, which could result in regulatory sanctions and serious harm to our reputation. We have adopted and maintained a code of conduct and in connection with the merger, we intend to maintain CGI’s code of conduct and business ethics, but it is not always possible to identify and deter misconduct, and the precautions we take to detect and prevent this activity may not be effective in controlling unknown or unmanaged risks or losses or in protecting us from governmental investigations or other actions or lawsuits stemming from a failure to be in compliance with such laws, standards or regulations. If any such actions are instituted against us, and we are not successful in defending ourselves or asserting our rights, those actions could have a significant impact on our business and results of operations, including the imposition of civil, criminal and administrative penalties, damages, monetary fines, imprisonment, contractual damages, reputational harm, diminished profits and future earnings, and curtailment of our operations, any of which could have a material adverse effect on our ability to operate our business and our results of operations.

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We expect to expand our organization, and as a result, we may encounter difficulties in managing our growth, which could disrupt our operations.

We expect to experience growth in the number of our employees and the scope of our operations. To manage these growth activities, we must continue to implement and improve our managerial, operational and financial systems, expand our facilities and continue to recruit and train additional qualified personnel. Our management may need to devote a significant amount of its attention to managing these growth activities. Moreover, our expected growth could require us to relocate to geographic areas beyond those where we have been historically located. Our inability to manage the expansion or relocation of our operations effectively may result in weaknesses in our infrastructure, give rise to operational mistakes, loss of business opportunities, loss of employees and reduced productivity among remaining employees. Our expected growth could also require significant capital expenditures and may divert financial resources from other projects, such as the development of our technology. If we are unable to effectively manage our expected growth, our expenses may increase more than expected, our ability to generate revenues could be reduced and we may not be able to implement our business strategy, including the successful commercialization of our technology.

We may need to hire additional personnel and develop and maintain proper and effective internal control over financial reporting assuming the Merger is completed, or the accuracy and timeliness of its financial reporting will be adversely affected.

If the merger is completed, our financial statements will become those of the post-merger company and our management will be required, pursuant to Section 404 of the Sarbanes-Oxley Act, or Section 404, to furnish a report by management on, among other things, the effectiveness of the post-merger company’s internal control over financial reporting. In particular, we will be required to perform system and process evaluation and testing of its internal control over financial reporting to allow management to report on the effectiveness of its internal control over financial reporting. We have not yet been required to do such an analysis.

The post-merger company’s independent registered public accounting firm will not be required to attest to the effectiveness of the post-merger company’s internal control over financial reporting for so long as the post-merger company remains a “smaller reporting company” as defined in applicable SEC regulations. The management team of the post-merger company will be required to disclose changes made in its internal controls and procedures on a quarterly basis. To comply with the requirements of its financial statements becoming those of the post-merger company following the merger, we may need to undertake various actions, such as implementing new internal controls and procedures and hiring additional accounting or internal audit staff. The post-merger company’s audit committee must also be advised and regularly updated on management’s review of internal controls. If we are not able to comply with the requirements of Section 404 in a timely manner or if we or our independent registered public accounting firm identifies deficiencies in our internal control over financial reporting that are deemed to be material weaknesses, the market price of the post-merger company’s common stock could decline and the post-merger company could be subject to sanctions or investigations by NASDAQ, the SEC or other regulatory authorities, which would require additional financial and management resources.

We will incur increased costs as a result of operating as a public company, and our management will be required to devote substantial time to new compliance initiatives.

If the merger is successful and we become a public company, we will incur significant legal, accounting and other expenses that we did not incur as a private company. We will be subject to the reporting requirements of the Exchange Act, the Sarbanes-Oxley Act, the Dodd-Frank Wall Street Reform and Protection Act, as well as rules adopted, and to be adopted, by the SEC and NASDAQ Stock Market. Our management and other personnel will need to devote a substantial amount of time to these compliance initiatives. Moreover, we expect these rules and regulations to substantially increase our legal and financial compliance costs and to make some activities more time-consuming and costly. The increased costs will increase our net loss. For example, we expect these rules and regulations to make it more difficult and expensive for us to obtain director and officer liability insurance and we may be required to incur additional costs to maintain sufficient coverage. We cannot predict or estimate the amount or timing of additional costs we may incur to respond to these requirements.

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If we fail to maintain an effective system of internal control over financial reporting in the future, we may not be able to accurately report our financial condition, results of operations or cash flows, which may adversely impact investor confidence in us and, as a result, the value of our common stock.

The Sarbanes-Oxley Act requires, among other things, that we maintain effective internal controls for financial reporting and disclosure controls and procedures. We will be required, under Section 404 of the Sarbanes-Oxley Act, to furnish a report by management on, among other things, the effectiveness of our internal control over financial reporting. This assessment will need to include disclosure of any material weaknesses identified by our management in our internal control over financial reporting. A material weakness is a deficiency, or combination of deficiencies, in internal control over financial reporting that results in more than a reasonable possibility that a material misstatement of annual or interim financial statements will not be prevented or detected on a timely basis. While Section 404 of the Sarbanes-Oxley Act also requires an attestation from an independent registered public accounting firm on the effectiveness of internal control over financial reporting, we will not be subject to this requirement as long as we are a non-accelerated filer.

Our compliance with Section 404 of the Sarbanes-Oxley Act may require that we incur substantial accounting expense and expend significant management efforts. We currently do not have an internal audit group, and we will need to hire additional accounting and financial staff with appropriate public company experience and technical accounting knowledge, and compile the system and process documentation necessary to perform the evaluation needed to comply with Section 404. We may not be able to complete our evaluation, testing and any required remediation in a timely fashion. During the evaluation and testing process, if we identify one or more material weaknesses in our internal control over financial reporting, we will be unable to assert that our internal control over financial reporting is effective. We cannot assure you that there will not be material weaknesses or significant deficiencies in our internal control over financial reporting in the future. Any failure to maintain internal control over financial reporting could severely inhibit our ability to accurately report our financial condition, results of operations or cash flows. If we are unable to conclude that our internal control over financial reporting is effective, we could lose investor confidence in the accuracy and completeness of our financial reports, the market price of our common stock could decline, and we could be subject to sanctions or investigations by The NASDAQ Stock Market, the SEC or other regulatory authorities. Failure to remedy any material weakness in our internal control over financial reporting, or to implement or maintain other effective control systems required of public companies, could also restrict our future access to the capital markets.

The merger could trigger a limitation on CGI’s ability to use its historic net operating loss carryforwards.

CGI’s ability to utilize its historic net operating loss carryforwards (“NOLs”) to reduce future taxable income following the consummation of the merger could be subject to various limitations under the Code. Section 382 of the Code generally imposes an annual limitation on the amount of NOLs that may be used to offset taxable income when a corporation has undergone an “ownership change” (as determined under Section 382 of the Code). An ownership change generally occurs if one or more stockholders (or groups of stockholders) who are each deemed to own at least 5% of such corporation’s stock change their ownership by more than 50 percentage points over their lowest ownership percentage within a rolling three-year period. In the event that an ownership change occurs, utilization of CGI’s NOLs would be subject to an annual limitation under Section 382 of the Code. Any unused annual limitation may be carried over to later years.

CGI and StemoniX believe that the transactions in connection with the merger, if consummated, will result in an ownership change with respect to CGI. The expected ownership change with respect to CGI may trigger a limitation (calculated as described above) on CGI’s ability to utilize its historic NOLs. This could cause some of CGI’s NOLs incurred prior to January 1, 2018 to expire before CGI would be able to utilize them to reduce taxable income in future periods.

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Other Risks

We are exposed to the risks of natural and man-made catastrophes, pandemics and malicious and terrorist acts that could materially adversely affect our business, financial condition and results of operations.

Natural and man-made catastrophes, pandemics, and malicious and terrorist acts present risks that could materially adversely affect our results of operations. While we have taken steps to identify and mitigate these risks, such risks cannot be predicted, nor fully protected against even if anticipated. In addition, such events could result in overall macroeconomic volatility or specifically a decrease or halt in economic activity in large geographic areas, adversely affecting the marketing or operation of our business within such geographic areas or the general economic climate, which in turn could have an adverse effect on our business, operations and financial condition.

In particular, the COVID-19 outbreak, which has been declared a global pandemic by the World Health Organization, has significantly and negatively impacted financial markets and economic conditions in the United States and globally. As a result, our operations have been, and may be further, negatively impacted. Consequently, our business, financial condition and results of operations has been, and could be further, significantly and adversely affected.

The pandemic caused by the spread of COVID-19, could have an adverse impact on our financial condition and results of operations and other aspects of our business.

We are closely monitoring developments related to the COVID-19 pandemic to assess its impact on our business. While still evolving, the COVID-19 pandemic has caused significant economic and financial turmoil both in the U.S. and around the world, and has fueled concerns that it will lead to a global recession. These conditions may continue and worsen in the near term. At this time, it is not possible to estimate how long it will take to halt the spread of the virus or the longer term-effects that the COVID-19 pandemic could have on our business. The extent to which the COVID-19 pandemic impacts our business, results of operations, financial condition, liquidity or prospects will depend on future developments which are highly uncertain and cannot be predicted, including new information which may emerge concerning the severity of the COVID-19 pandemic and the actions taken to contain or address its impact.

While we have implemented risk management and contingency plans and taken preventive measures and other precautions, no predictions of specific scenarios can be made with respect to the COVID-19 pandemic and such measures may not adequately predict the impact on our business from such events. Currently, some of our employees are working remotely in accordance with activating our business continuity plans. An extended period of remote work arrangements could increase operational risk, including but not limited to cybersecurity risks, and impair our ability to manage our business. As a healthcare provider, the Company has been allowed to continue to operate throughout the pandemic, however, we have also faced challenges. We also outsource certain critical business activities to third parties. As a result, we rely upon the successful implementation and execution of the business continuity planning of such entities in the current environment. While we closely monitor the business continuity activities of these third parties, successful implementation and execution of their business continuity strategies are largely outside our control. If one or more of the third parties experience operational failures as a result of the impacts from the spread of COVID-19, or claim that they cannot perform due to a force majeure, it may have a material adverse effect on our business, financial condition, results of operations, liquidity and cash flows.

Risks Related to CGI

Investing in CGI Common Stock involves a high degree of risk. You should consider carefully the risks and uncertainties described below, together with all of the other information contained in this proxy statement/prospectus and in the other periodic and current reports and other documents it files with the SEC, before deciding to invest in its common stock. If any of the following risks materialize, CGI’s business, financial condition, results of operation and future prospects will likely be materially and adversely affected. In that event, the market price of its common stock could decline and you could lose all or part of your investment. All references in this section to “CGI,” the “Company,” “we,” “us,” or “our” mean Cancer Genetics, Inc. and its subsidiaries unless we state otherwise or the context otherwise indicates.

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Risks Relating to the Company’s Financial Condition and Capital Requirements

The Company has a history of net losses; the Company expects to incur net losses in the future, and the Company may never achieve sustained profitability.

The Company has historically incurred substantial net losses. The Company incurred losses of $2.9 million, $6.7 million and $20.4 million for the six months ended June 30, 2020 and the fiscal years ended December 31, 2019 and 2018, respectively. From the Company’s inception in April 1999 through June 30, 2020, the Company had an accumulated deficit of $167.3 million. The Company expects losses to continue, only to the extent that the business does not outpace the public company-related expenses, such as legal and audit fees and director’s and officer’s liability insurance, and the potential for ongoing losses associated with operating the Discovery Services business. These losses have had, and will continue to have, an adverse effect on working capital, total assets and stockholders’ equity. Because of the numerous risks and uncertainties associated with the Company’s revenue growth and costs associated with being a public company, the Company is unable to predict when the Company will become profitable, and the Company may never become profitable. Even if the Company does achieve profitability, the Company may not be able to sustain or increase profitability on a quarterly or annual basis. The Company’s inability to achieve and then maintain profitability would negatively affect business, financial condition, results of operations and cash flows.

The Company’s recurring losses from operations have raised substantial doubt regarding the Company’s ability to continue as a going concern.

At June 30, 2020, the Company’s history of losses required management to assess its ability to continue operating as a going concern. The Company does not project that cash at June 30, 2020 will be sufficient to fund normal operations for the twelve months from the issuance of its financial statements in its most recent Quarterly Report on Form 10-Q. Absent the Merger, the Company’s ability to continue as a going concern is dependent on reduced losses and improved future cash flows. Alternatively, the Company may be required to raise additional equity or debt capital, or consummate other strategic transactions. These factors raise substantial doubt about the Company’s ability to continue as a going concern. The Company can provide no assurance that these actions will be successful or that additional sources of financing will be available on favorable terms, if at all.

The consolidated financial statements do not include any adjustments that might be necessary should the Company be unable to continue as a going concern.

The Company’s ability to satisfy claims of all its creditors in full is uncertain.

At June 30, 2020, other than those of discontinuing operations, the Company had an aggregate of $5.9 million of current liabilities and $6.1 million in total liabilities. This is compared to current assets other than those of discontinuing operations of $4.6 million, as of June 30, 2020. However, at June 30, 2020, the Company has an additional $0.6 million of liabilities associated with discontinuing operations that will be funded primarily from the Company’s continuing operations. No assurances can be given that the Company will be able to pay such unsecured creditors in full or that claims will not be asserted in addition to the amounts which the Company believes it is liable for at this time.

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The Company’s sources of funds are uncertain.

The Company is receiving earn-out payments as part of the sale of the Clinical Business to siParadigm, based on siParadigm’s revenues from the former customers of the Company’s Clinical Services business. Such earn-out payments are based on revenues generated in the 12 months following the closing of the sale of the Clinical Services business, and are to be paid over 24 months following such sale. While the Company received net payments of approximately $188 thousand from siParadigm in the July 2019 through June 2020 period, the monthly payments from siParadigm have decreased each period since the end of the third quarter of 2019, and no assurances can be given with respect to the amount and timing of any further payments. The Company also continues to earn revenue and generate cashflow from its Discovery Business through its vivoPharm subsidiary. For the six month period ended June 30, 2020, the Company had a net loss from continuing operations of $3.0 million, cash used in continuing operations of $1.4 million and revenues from the Discovery Services business unit of $2.9 million in the period. For the twelve month period ended December 31, 2019, the Company had a net loss from continuing operations of $6.9 million, had cash used in continuing operations of $3.2 million and revenues from the Discovery Services business unit of $7.3 million in the period. No assurances can be given as to whether the Company will ever be profitable, and there are substantial doubts about the Company’s ability to continue as a going concern.

The Company’s business operations are more limited than prior to the sale of its Clinical Services business and the sale of its BioPharma Services business, and thus the costs of maintaining itself as a publicly traded corporation are proportionally higher as a percentage of total revenue and will be more burdensome to the Company going forward.

As a public company, the Company has incurred and will continue to incur significant legal, accounting and other expenses. The Company is subject to the reporting requirements of the Securities Exchange Act of 1934, as amended, the other rules and regulations of the Securities and Exchange Commission, or SEC, and the rules and regulations of The Nasdaq Stock Market, or Nasdaq. Compliance with the various reporting and other requirements applicable to public companies requires considerable time and attention of management. For example, the Sarbanes-Oxley Act and the rules of the SEC and national securities exchanges have imposed various requirements on public companies, including requiring establishment and maintenance of effective disclosure and financial controls. Management and other personnel are devoting and will continue to need to devote a substantial amount of time and money to these compliance obligations. The board may view these costs to be disproportionately expensive when viewed in light of the Company’s reduced revenues and overall operations following the Business Disposals.

As a result of the above, the board of directors elected to pursue the merger transaction with StemoniX and may elect to pursue other strategic transactions, to attempt to expand the business and create additional value for shareholders, or in light of the time, costs and uncertainties inherent in seeking such a strategic transaction, and the costs in remaining as a public company, the Company’s board may decide to pursue a dissolution and liquidation of the Company. If the Company’s board of directors were to approve and recommend, and the Company’s stockholders were to approve, a dissolution and liquidation of the Company, the Company would be required under Delaware corporate law to pay the Company’s outstanding obligations, as well as to make reasonable provision for contingent and unknown obligations, prior to making any distributions in liquidation to the Company’s stockholders. The Company’s commitments and contingent liabilities may include severance obligations related to the recent asset sales. As a result of this requirement, a portion of the Company’s assets may need to be reserved pending the resolution of such obligations. If a dissolution and liquidation were pursued, the board of directors, in consultation with its advisors, would need to evaluate these matters and make a determination about a reasonable amount to reserve. Accordingly, holders of the Company’s common stock could lose all or a significant portion of their investment in the event of a liquidation, dissolution or winding up of the company.

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The Company identified a material weakness in its internal control over financial reporting. If the Company is not able to remediate the material weakness and otherwise maintain an effective system of internal control over financial reporting, the reliability of its financial reporting, investor confidence in the Company and the value of its common stock could be adversely affected.

As a public company, the Company is required to maintain internal control over financial reporting and to report any material weaknesses in such internal controls. Section 404 of the Sarbanes-Oxley Act (“Section 404”), requires that the Company evaluate and determine the effectiveness of internal controls over financial reporting and provide a management report on internal control over financial reporting. A material weakness is a deficiency, or combination of deficiencies, in internal control over financial reporting such that there is a reasonable possibility that a material misstatement of annual or interim financial statements will not be prevented or detected and corrected on a timely basis.

During the fourth quarter of 2019, the Company identified a material weakness in internal control over financial reporting related to controls over accounting for foreign currency exchange rate. As a result, a non-cash adjustment had to be recorded to correct the error identified during the 2019 audit procedures. In addition, the Company identified a material weakness in internal control over financial reporting related to controls over accounting for the fair value of an investment held by the Company. As a result, a non-cash adjustment had to be recorded to correct the error identified during the 2019 audit procedures. The Company has begun the process of implementing changes to its internal control over financial reporting to remediate the control deficiencies that gave rise to the material weakness, including further improvements in its processes and analyses that support the accounting for foreign currency exchanges and investment accounts. The Company expects these deficiencies to be corrected by the end of 2020.

During the fourth quarter of 2017, the Company identified a continued material weakness in internal control over financial reporting related to controls over accounting for uncollectible Clinical Services revenue. This material weakness in the Company’s revenue and cash receipts process continued in 2018 as remediation efforts were not adequate. As a result, additional amounts had to be recorded as bad debt expense for older balances in 2018. Based on a change in financial leadership in late November 2018, the Company has demonstrated a commitment to remediate the material weakness in a timely fashion. The Company had noted the need for additional corporate accounting and financial personnel, supplemented by external resources as appropriate, with the requisite skill and technical expertise. This deficiency was ultimately corrected by the disposal of the Clinical Business in July 2019.

If the Company’s steps are insufficient to successfully remediate the material weaknesses and otherwise establish and maintain an effective system of internal control over financial reporting, the reliability of its financial reporting, investor confidence in the Company and the value of its common stock could be materially and adversely affected. Effective internal control over financial reporting is necessary for the Company to provide reliable and timely financial reports and, together with adequate disclosure controls and procedures, are designed to reasonably detect and prevent fraud. Any failure to implement required new or improved controls, or difficulties encountered in their implementation could cause the Company to fail to meet its reporting obligations. For as long as the Company is a “non-accelerated filer” under the U.S. securities laws, the Company’s independent registered public accounting firm will not be required to attest to the effectiveness of its internal control over financial reporting pursuant to Section 404. An independent assessment of the effectiveness of internal control over financial reporting could detect problems that management’s assessment might not. Undetected material weaknesses in its internal control over financial reporting could lead to financial statement restatements and require the Company to incur the expense of remediation.

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Moreover, the Company does not expect that disclosure controls or internal control over financial reporting will prevent all error and all fraud. A control system, no matter how well designed and operated, can provide only reasonable, not absolute, assurance that the control system’s objectives will be met. Further, the design of a control system must reflect the fact that there are resource constraints and the benefits of controls must be considered relative to their costs. Because of the inherent limitations in all control systems, no evaluation of controls can provide absolute assurance that all control issues and instances of fraud, if any, have been detected. Failure of its control systems to prevent error or fraud could materially adversely impact the Company.

Risks Relating to the Company’s Business and Strategy

If the Company is unable to increase sales, the Company revenues will be insufficient to achieve profitability.

The Company currently derives substantially all revenues from testing services, laboratory services and CRO at the premarket stage. Discovery Services are services that include proprietary preclinical test systems supporting clinical diagnostic and prognostic offerings at early stages, supporting the pharmaceutical industry, biotechnology companies and academic research centers. In particular, the Company’s preclinical development of biomarker detection methods, response to immuno-oncology directed novel treatments and early prediction of clinical outcome is supported by the Company’s extended portfolio of orthotopic, xenografts and syngeneic tumor test systems. It is unclear whether the Company will be able to maintain and grow the number of pharmaceutical and biotech companies and clinical research organizations who will avail themselves of the Company’s services.

If the Company is unable to increase sales of tests and services, the Company will not produce sufficient revenues to become profitable.

The Company’s business is subject to risks arising from epidemic diseases, such as the recent global outbreak of COVID-19.

The recent outbreak of COVID-19, which has been declared by the World Health Organization to be a pandemic, has spread across the globe and is impacting worldwide economic activity. A pandemic, including COVID-19 or other public health epidemic, poses the risk that the Company or its employees, contractors, suppliers, courier delivery services and other partners may be prevented from conducting business activities for an indefinite period of time, including due to spread of the disease within these groups or due to shutdowns that may be requested or mandated by governmental authorities. While it is not possible at this time to estimate the impact that COVID-19 could have on the Company’s business, the COVID-19 pandemic and mitigation measures have had and may continue to have an adverse impact on global economic conditions which could have an adverse effect on the Company’s business and financial condition, including impairing the ability to raise capital when needed.

The continued spread of COVID-19 and the measures taken by the governments of countries affected could disrupt the supply chain of material needed for the Company’s Discovery Services and could delay future projects from commencing due to COVID-19 related impacts on the demand for Company services and therefore have a material adverse effect on business, financial condition and results of operations.

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In addition, the Company’s corporate and accounting functions are located in New Jersey and were previously subject to a stay-at-home order, and are currently subject to social distancing orders and guidelines. The Company’s preclinical laboratories located in the United States were subject to a stay-at-home order until June 2020, and are now subject to social distancing orders and, and its Australia laboratories remain subject to stay-at-home orders. Many of the Company’s customers worldwide are similarly impacted. As a healthcare provider, the Company has been allowed to remain open in compliance with the shelter-in-place and stay-at-home mandates and continue to provide critical services in the development of new therapies and the fight against cancer and other diseases. The Company is still providing Discovery Services, and began to experience a slowdown in project work as a result of the COVID-19 pandemic during the third quarter of 2020 and expects the future of many projects may be delayed. The global outbreak of COVID-19 continues to rapidly evolve, and the extent to which COVID-19 may impact business, results of operations and financial position will depend on future developments, which are highly uncertain and cannot be predicted with confidence, such as the ultimate geographic spread of the disease, the duration of the outbreak, travel restrictions and social distancing in the United States and other countries, business closures or business disruptions, and the effectiveness of actions taken in the United States and other countries to contain and treat the disease.

Also, it may hamper the Company’s efforts to provide its investors with timely information and comply with its filing obligations with the Securities and Exchange Commission.

If pharmaceutical and biotech companies and clinical research organizations decide not to use the Company’s preclinical CRO services in connection with their clinical trials, the Company may be unable to generate sufficient revenue to sustain the Company’s business.

To generate demand for the its Discovery Services, the Company needs to educate pharmaceutical and biotech companies and clinical research organizations on the utility of the Company’s tests and services to improve the outcomes of clinical trials for new oncology drugs and more rapidly advance targeted therapies through the clinical development process through published papers, presentations at scientific conferences and one-on-one education sessions by members of the Company’s sales force. The Company may need to hire additional commercial, scientific, technical and other personnel to support this process. If the Company cannot convince pharmaceutical and biotech companies or clinical research organizations to order its diagnostic tests or other future tests the Company develops, the Company will likely be unable to create demand for tests in sufficient volume for it to achieve sustained profitability.

The potential loss or delay of the Company’s large contracts or of multiple contracts could adversely affect results.

Most of the Company’s Discovery Services customers can terminate the contracts upon 30 to 90 days’ notice. These customers may delay, terminate or reduce the scope of the contracts for a variety of reasons beyond the Company’s control, including but not limited to:

●	decisions to forego or terminate a particular clinical trial;

●	lack of available financing, budgetary limits or changing priorities;

●	failure of products being tested to satisfy safety requirements or efficacy criteria;

●	unexpected or undesired clinical results for products; or

●	shift of business to a competitor or internal resources.

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As a result, contract terminations, delays and alterations are a possible outcome in the Company’s Discovery Services business. In the event of termination, the contracts often provide for fees for winding down the project, but these fees may not be sufficient for the Company to maintain margins, and termination may result in lower resource utilization rates. In addition, the Company may not realize the full benefits of the backlog of contractually committed services if customers cancel, delay or reduce their commitments under the Company’s contracts with them, which may occur if, among other things, a customer decides to shift its business to a competitor or revoke the Company’s status as a preferred provider. Thus, the loss or delay of a large contract or the loss or delay of multiple contracts could adversely affect Company revenues and profitability. The Company believes the risk of loss or delay of multiple contracts potentially has greater effect where the Company is party to broader partnering arrangements with global biopharmaceutical companies.

The Company’s quarterly operating results may be subject to significant fluctuations and may be difficult to forecast.

The timing, size and duration of the Company’s contracts with pharmaceutical and biotech companies and clinical research organizations depend on the size, pace and duration of such customer’s clinical trial, over which the Company has no control and sometimes limited visibility. In addition, expense levels are based, in part, on expectation of future revenue levels. A shortfall in expected revenue could, therefore, result in a disproportionate decrease in the Company’s net income. As a result, quarterly operating results may be subject to significant fluctuations and may be difficult to forecast.

If the market for the Company’s services does not experience significant growth or if services do not achieve broad acceptance, operations will suffer.

The Company cannot accurately predict the future growth rate or the size of the market for the Company’s services. The expansion of this market depends on a number of factors, such as:

●	the cost, performance and reliability of the Company’s services, and the services offered by competitors;

●	customers’ perceptions regarding the benefits of the Company’s services;

●	customers’ satisfaction with the Company’s services; and

●	marketing efforts and publicity regarding the Company’s services.

The Company’s financial results may be adversely affected if it underprices contracts, overruns cost estimates or fails to receive approval for or experience delays in documenting change orders.

Most of the Discovery Services contracts are either fee for service contracts or fixed-fee contracts. The Company’s past financial results have been, and future financial results may be, adversely impacted if the Company initially underprices contracts or otherwise overrun cost estimates and is unable to successfully negotiate a change order. Change orders can occur when the scope of work the Company performs needs to be modified from that originally contemplated by the contract with the customer and are typically treated as new projects. Modifications can occur, for example, when there is a change in a key clinical trial assumption or parameter or a significant change in timing. Where the Company is not successful in converting out-of-scope work into change orders under current contracts, the Company bears the cost of the additional work. Such underpricing, significant cost overruns or delay in documentation of change orders could have a material adverse effect on business, results of operations, financial condition or cash flows.

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If the Company fails to perform the services in accordance with contractual requirements, regulatory standards and ethical considerations, the Company could be subject to significant costs or liability and the Company’s reputation could be harmed.

In connection with the Discovery Services business, the Company contracts with biopharmaceutical companies to provide specialized services to assist them in planning and conducting unique, specialized studies to guide drug discovery and development programs with a concentration in oncology and immuno-oncology. The Company’s services include monitoring clinical trials, data and laboratory analysis, electronic data capture and other related services. Such services are complex and subject to contractual requirements, regulatory standards and ethical considerations. If the Company fails to perform the services in accordance with these requirements, regulatory agencies may take action against the Company for failure to comply with applicable regulations governing clinical trials. Customers may also bring claims against the Company for breach of contractual obligations. Any such action could have a material adverse effect on results of operations, financial condition and reputation.

Such consequences could arise if, among other things, the following occur:

Improper performance of the Company’s services. The performance of clinical development services is complex and time-consuming. For example, the Company may make mistakes in conducting a clinical trial that could negatively impact or obviate the usefulness of the clinical trial or cause the results of the clinical trial to be reported improperly. If the clinical trial results are compromised, the Company could be subject to significant costs or liability, which could have an adverse impact on the ability to perform services. As examples:

●	non-compliance generally could result in the termination of ongoing clinical trials or sales and marketing projects or the disqualification of data for submission to regulatory authorities;

●	compromise of data from a particular clinical trial, such as failure to verify that informed consent was obtained from patients, could require the Company to repeat the clinical trial under the terms of the contract at no further cost to the customer, but at a substantial cost to the Company; and

●	breach of a contractual term could result in liability for damages or termination of the contract.

While the Company endeavors to contractually limit exposure to such risks, improper performance of the Company’s services could have an adverse effect on the Company’s financial condition, damage reputation and result in the cancellation of current contracts by or failure to obtain future contracts from the affected customer or other customers.

Investigation of customers. From time to time, one or more of the Company’s customers are audited or investigated by regulatory authorities or enforcement agencies with respect to regulatory compliance of their clinical trials, programs or the marketing and sale of their drugs. There is a risk that either the Company’s customers or regulatory authorities could claim that the Company performed services improperly or that the Company is responsible for clinical trial or program compliance. If the Company’s customers or regulatory authorities make such claims against the Company and prove them, the Company could be subject to damages, fines or penalties. In addition, negative publicity regarding regulatory compliance of customers’ clinical trials, programs or drugs could have an adverse effect on the Company’s business and reputation.

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Business or economic disruptions or global health concerns could seriously harm the Company’s development efforts and increase costs and expenses.

Broad-based business or economic disruptions could adversely affect the Company’s business and ongoing or planned research and development activities of customers. For example, in December 2019 an outbreak of a novel strain of coronavirus originated in Wuhan, China and has since spread to a number of other countries, including the United States. Global health concerns, such as coronavirus, could also result in social, economic, and labor instability in the countries in which the Company or Company customers operate. The Company cannot presently predict the scope and severity of any potential business shutdowns or disruptions, but if the Company or any of its customers, suppliers, regulators and other third parties with whom the Company conducts business, were to experience shutdowns or other business disruptions, the ability to conduct business in the manner and on the timelines presently planned could be materially and negatively impacted. It is also possible that global health concerns such as this one could disproportionately impact the healthcare-related facilities in which Company customers conduct studies, which could have a material adverse effect on the Company’s business and results of operation and financial condition.

If the Company is unable to manage growth in business, prospects may be limited and the Company’s future results of operations may be adversely affected.

The Company intends to continue with sales and marketing programs and other activities as needed to meet future demand. Any significant expansion may strain managerial, financial and other resources. If the Company is unable to manage such growth, business, operating results and financial condition could be adversely affected. The Company will need to improve continually the operations, financial and other internal systems to manage growth effectively, and any failure to do so may lead to inefficiencies and redundancies, and result in reduced growth prospects and diminished operational results.

The Company may acquire other businesses or make investments in other companies or technologies that could harm operating results, dilute its stockholders’ ownership, increase debt or cause the Company to incur significant expense.

As part of the Company’s business strategy, the Company may pursue other mergers or acquisitions of businesses and assets. For example, the Company acquired vivoPharm in 2017, Response Genetics, Inc. in 2015 and Gentris Corporation in 2014, and entered into a joint venture in May 2013 with Mayo Foundation for Education and Research. The Company subsequently shut down Response Genetics operations in California and moved them to New Jersey and North Carolina and in February 2020 completed the commitments thereby ending the need for the Company’s joint venture with Mayo. The Company also purchased a business in India in August 2014 which was sold in April 2018. The Company also sold the Clinical Business and BioPharma Business in two transactions in July 2019 (the “Business Disposals”). The Company has developed experience with acquiring other companies and forming strategic alliances and joint ventures. The Company may not be able to find suitable partners or merger or acquisition candidates, and may not be able to complete such transactions on favorable terms, if at all. If the Company makes any acquisitions, the Company may not be able to integrate these acquisitions successfully into existing business, and could assume unknown or contingent liabilities. Any future acquisitions also could result in significant write-offs or the incurrence of debt and contingent liabilities, any of which could have a material adverse effect on the Company’s financial condition, results of operations and cash flows. Integration of an acquired company also may disrupt ongoing operations and require management resources that would otherwise focus on developing existing business. The Company may experience losses related to investments in other companies, which could have a material negative effect on the results of operations. The Company may not identify or complete these transactions in a timely manner, on a cost-effective basis, or at all, and may not realize the anticipated benefits of any acquisition, technology license, strategic alliance or joint venture.

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To finance any mergers or acquisitions, the Company may choose to issue shares of common stock as consideration, which would dilute the ownership of its stockholders. If the price of the Company’s common stock is low or volatile, the Company may not be able to acquire other companies using stock as consideration. Alternatively, it may be necessary for the Company to raise additional funds for acquisitions through public or private financings. Additional funds may not be available on terms that are favorable to the Company, or at all.

There is a scarcity of experienced professionals in the Company’s industry. If the Company is not able to retain and recruit personnel with the requisite technical skills, the Company may be unable to successfully execute the business strategy.

The specialized nature of the Company’s industry results in an inherent scarcity of experienced personnel in the field. The Company’s future success depends upon the ability to attract and retain highly skilled personnel (including medical, scientific, technical, commercial, business, regulatory and administrative personnel) necessary to support anticipated growth, develop business and perform certain contractual obligations. Given the scarcity of professionals with the scientific knowledge that the Company requires and the competition for qualified personnel among life science businesses, the Company may not succeed in attracting or retaining the personnel required to continue and grow operations. The loss of a key employee, the failure of a key employee to perform in his or her current position or the Company’s inability to attract and retain skilled employees could result in the inability to continue to grow the Company’s business or to implement business strategy.

The loss or transition of any member of the Company’s senior management team or the inability to attract and retain highly skilled scientists, clinicians, and salespeople could adversely affect Company business.

The Company’s success depends on the skills, experience, and performance of key members of the senior management team. The individual and collective efforts of these employees will be important as the Company continues to develop tests and services, and as the Company expands commercial activities. The loss or incapacity of existing members of the senior management team could adversely affect operations if the Company experiences difficulties in hiring qualified successors.

The complexity inherent in integrating a new key member of the senior management team with existing senior management may limit the effectiveness of any such successor or otherwise adversely affect the Company’s business. Leadership transitions can be inherently difficult to manage and may cause uncertainty or a disruption to business or may increase the likelihood of turnover of other key officers and employees. Specifically, a leadership transition in the commercial team may cause uncertainty about or a disruption to the Company’s commercial organization, which may impact the ability to achieve sales and revenue targets.

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The Company’s inability to attract, hire and retain a sufficient number of qualified sales professionals would hamper the ability to increase demand for the Company’s services and to expand geographically.

The Company’s success in selling Discovery Services could require the Company to expand the sales force in the United States and internationally by recruiting additional sales representatives with extensive experience in the Company’s field. To achieve the Company’s marketing and sales goals, the Company will need to continue to expand sales and commercial infrastructure. Sales professionals with the necessary technical and business qualifications are in high demand, and there is a risk that the Company may be unable to attract, hire and retain the number of sales professionals with the right qualifications, scientific backgrounds and relationships with decision-makers at potential customers needed to achieve sales goals. The Company may face competition from other companies in the industry, some of whom are much larger than the Company and who can pay greater compensation and benefits than the Company can, in seeking to attract and retain qualified sales and marketing employees. If the Company is unable to hire and retain qualified sales and marketing personnel, business will suffer.

If the Company’s laboratory facilities become damaged or inoperable, or the Company is required to vacate any facility, the ability to provide services may be jeopardized.

The Company currently derives substantially all revenues from preclinical services. The Company’s facilities and equipment could be harmed or rendered inoperable by natural or man-made disasters, including fire, flooding and power outages, which may render it difficult or impossible for the Company to perform tests or provide laboratory services for some period of time. The inability to perform services or the backlog of projects that could develop if any of the Company’s facilities is inoperable for even a short period of time may result in the loss of customers or harm to the Company’s reputation or relationships with key researchers, collaborators, and customers, and the Company may be unable to regain those customers or repair the Company’s reputation in the future. Furthermore, the Company’s facilities and the equipment used to perform research and development work could be costly and time-consuming to repair or replace.

If the Company cannot compete successfully with competitors, the Company may be unable to increase or sustain revenues or achieve and sustain profitability.

The Company faces competition from companies that offer or are developing animal models for tumors and that have capabilities in toxicology and pharmacology testing. The competitors in the Company’s Discovery Services business include Covance, Champions Oncology, Crown BioScience (recently acquired by JSR Life Sciences), Eurofins Scientific, Charles River, Jackson Labs and Explora Biolabs.

The Company’s competitors may succeed in selling their products to pharmaceutical and biotech customers more effectively than the Company sells products. In addition, academic institutions, hospitals, governmental agencies, and other public and private research organizations also may conduct similar research, seek patent protection, and may develop and commercially introduce competing products or technologies on their own or through joint ventures. If one or more of the Company’s competitors succeeds in developing similar technologies and products that are more effective or successful than any of those that the Company currently sells or will develop, results of operations will be significantly adversely affected.

A small number of customers account for most of the sales of the Company’s services. If any of these customers require fewer services from the Company for any reason, revenues could decline.

Due to the early stage nature of the Company’s business and the limited sales and marketing activities to date, the Company has historically derived a significant portion of revenue from a limited number of customers, although the customers that generate a significant portion of Company revenue may change from period to period. The Company’s customers are largely pharmaceutical and biotech companies as part of a clinical trial. During the six months ended June 30, 2020, three customers accounted for approximately 60% of the Company’s consolidated revenue from continuing operations. During the year ended December 31, 2019, three customers accounted for approximately 61% of the Company’s consolidated revenue from continuing operations. During the year ended December 31, 2018, three customers accounted for approximately 53% of the Company’s consolidated revenue from continuing operations. As a healthcare provider, the Company is still providing Discovery Services and has yet to experience a slowdown in its project work; however, the future of many projects may be delayed. The Company continues to vigilantly monitor the situation with its primary focus on the health and safety of its employees and clients.

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If the Company uses biological and hazardous materials in a manner that causes injury, the Company could be liable for damages.

The Company’s activities currently require the controlled use of potentially harmful biological materials and hazardous materials and chemicals. The Company cannot eliminate the risk of accidental contamination or injury to employees or third parties from the use, storage, handling or disposal of these materials. In the event of contamination or injury, the Company could be held liable for any resulting damages, and any liability could exceed the Company’s resources or any applicable insurance coverage the Company may have. Additionally, the Company is subject to, on an ongoing basis, federal, state and local laws and regulations governing the use, storage, handling and disposal of these materials and specified waste products. The cost of compliance with these laws and regulations may become significant and could have a material adverse effect on the financial condition, results of operations and cash flows. In the event of an accident or if the Company otherwise fails to comply with applicable regulations, the Company could lose permits or approvals or be held liable for damages or penalized with fines.

The Company’s Discovery Services customers face intense competition from lower cost generic products, which may lower the amount that they spend on the Company’s services.

The Company’s Discovery Services customers face increasing competition from lower cost generic products, which in turn may affect their ability to pursue research and development activities with the Company. In the United States, EU and Japan, political pressure to reduce spending on prescription drugs has led to legislation and other measures which encourages the use of generic products. In addition, proposals emerge from time to time in the United States and other countries for legislation to further encourage the early and rapid approval of generic drugs. Loss of patent protection for a product typically is followed promptly by generic substitutes, reducing customers’ sales of that product and their overall profitability. Availability of generic substitutes for the Company’s customers’ drugs may adversely affect their results of operations and cash flow, which in turn may mean that they would not have surplus capital to invest in research and development and drug commercialization, including in the Company’s services. If competition from generic products impacts customers’ finances such that they decide to curtail the Company’s services, revenues may decline and this could have a material adverse effect on the Company’s business.

The Company depends on information technology and telecommunications systems, and any failure of these systems could harm the Company’s business.

The Company depends on information technology and telecommunications systems for significant aspects of operations. These information technology and telecommunications systems support a variety of functions, including test processing, sample tracking, quality control, customer service and support, billing, and general and administrative activities. Information technology and telecommunications systems are vulnerable to damage from a variety of sources, including telecommunications or network failures, malicious human acts and natural disasters. Moreover, despite network security and back-up measures, some of the Company’s servers are potentially vulnerable to physical or electronic break-ins, computer viruses and similar disruptive problems. Any disruption or loss of information technology or telecommunications systems on which critical aspects of the Company’s operations depend could have an adverse effect on business.

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The Company’s results of operations may be adversely affected if the Company fails to realize the full value of goodwill and intangible assets.

The Company assesses the realizable condition of indefinite-lived intangible assets and goodwill annually and conducts an interim evaluation whenever events or changes in circumstances, such as operating losses or a significant decline in earnings associated with the acquired business or asset, indicate that these assets may be impaired. The Company’s ability to realize the value of the goodwill and indefinite-lived intangible assets will depend on the future cash flows of the businesses the Company has acquired, which in turn depend in part on how well the Company has integrated these businesses into the Company’s own business. If the Company is not able to realize the value of the goodwill and indefinite-lived intangible assets, the Company may be required to incur material charges relating to the impairment of those assets. During the year ended December 31, 2019, the Company recognized goodwill impairment of $2.9 million after considering the effects of the Business Disposals and declines in stock price. Such impairment charges could materially and adversely affect the Company’s operating results and financial condition.

The Company’s operations are subject to environmental, health and safety laws and regulations, with which compliance may be costly.

The Company’s business is subject to federal, state, and local laws and regulations relating to the protection of the environment, worker health and safety and the use, management, storage, and disposal of hazardous substances and wastes. Failure to comply with these laws and regulations may result in substantial fines, penalties or other sanctions. In addition, environmental laws and regulations could require the Company to pay for environmental remediation and response costs, or subject the Company to third party claims for personal injury, natural resource or property damage, relating to environmental contamination. Liability may be imposed whether or not the Company knew of, or were responsible for, such environmental contamination. The cost of defending against environmental claims, of compliance with environmental, health and safety regulatory requirements or of remediating contamination could materially adversely affect the Company’s business, assets or results of operations.

Intellectual Property Risks Relating to the Company’s Business

The Company’s rights to use technologies licensed from third parties are not within the Company’s control, and the Company may not be able to sell products if the Company loses existing rights or cannot obtain new rights on reasonable terms.

The Company’s ability to market certain of services, domestically and/or internationally, is in part derived from licenses to intellectual property which is owned by third parties. As such, the Company may not be able to continue selling services if the Company loses existing licensed rights or sell new services if the Company cannot obtain such licensed rights on reasonable terms. As may be expected, the Company’s business may suffer if (i) these licenses terminate; (ii) if the licensors fail to abide by the terms of the license, properly maintain the licensed intellectual property or fail to prevent infringement of such intellectual property by third parties; (iii) if the licensed patents or other intellectual property rights are found to be invalid or (iv) if the Company is unable to enter into necessary licenses on reasonable terms or at all. In return for the use of a third-party’s technology, the Company may agree to pay the licensor royalties based on sales of products as well as other fees. Such royalties and fees are a component of cost of product revenues and will impact the margins on the Company’s tests.

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If the Company is unable to maintain intellectual property protection, competitive position could be harmed.

The Company’s ability to protect proprietary discoveries and technologies affects the Company’s ability to compete and to achieve sustained profitability. Currently, the Company relies on a combination of copyrights, trademarks and trademark applications, confidentiality or non-disclosure agreements, material transfer agreements, licenses, work-for-hire agreements and invention assignment agreements to protect intellectual property rights. The Company also maintains as trade secrets certain company know-how and technological innovations designed to provide the Company with a competitive advantage in the marketplace. Currently, including both U.S. and foreign patent applications, the Company has only two issued U.S. patents and twelve pending patent applications relating to various aspects of the Company’s technology. While the Company does not currently intend to pursue additional patent applications, it is possible that pending patent applications and any future applications may not result in issued patents. Even if patents are issued, third parties may independently develop similar or competing technology that avoids the Company’s patents. Further, the Company cannot be certain that the steps that have been taken will prevent the misappropriation of the Company’s trade secrets and other confidential information and technology, particularly in foreign countries where the Company does not have intellectual property rights.

The Company may become involved in lawsuits or other proceedings to protect or enforce patents or other intellectual property rights, which could be time-consuming and costly to defend, and could result in loss of significant rights and the assessment of treble damages.

From time to time the Company may face intellectual property infringement (or misappropriation) claims from third parties. Some of these claims may lead to litigation. The outcome of any such litigation can never be guaranteed, and an adverse outcome could affect the Company negatively. For example, were a third-party to succeed on an infringement claim against the Company, the Company may be required to pay substantial damages (including up to treble damages if such infringement were found to be willful). In addition, the Company could face an injunction, barring the Company from conducting the allegedly infringing activity. The outcome of the litigation could require the Company to enter into a license agreement which may not be pursuant to acceptable or commercially reasonable or practical terms or which may not be available at all. It is also possible that an adverse finding of infringement against the Company may require the Company to dedicate substantial resources and time in developing non-infringing alternatives, which may or may not be possible. In the case of diagnostic tests, the Company would also need to include non-infringing technologies which would require the Company to re-validate tests. Any such re-validation, in addition to being costly and time consuming, may be unsuccessful.

Furthermore, the Company may initiate claims to assert or defend intellectual property against third parties. Any intellectual property litigation, irrespective of whether the Company is the plaintiff or the defendant, and regardless of the outcome, is expensive and time-consuming, and could divert management’s attention from the Company’s business and negatively affect operating results or financial condition. The Company may not be able to prevent, alone or with third-party collaborators or suppliers, misappropriation of the Company’s proprietary rights, particularly in countries where the laws may not protect those rights as fully as in the United States. In addition, interference proceedings brought by the USPTO may be necessary to determine the priority of inventions with respect to patents and patent applications or those of the Company’s current or future collaborators, suppliers or customers.

Finally, because of the substantial amount of discovery required in connection with intellectual property litigation, there is a risk that some of the Company’s confidential and proprietary information could be compromised by disclosure during this type of litigation. In addition, there could be public announcements of the results of hearings, motions or other interim proceedings or developments. If securities analysts or investors perceive these results to be negative, it could have a substantial adverse effect on the Company’s financial condition.

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Risks Relating to the Company’s International Operations

International expansion of the Company’s business exposes the Company to business, regulatory, political, operational, financial and economic risks associated with doing business outside of the United States.

The Company’s business strategy incorporates international expansion, including recent acquisitions which have provided facilities in Australia, and the possibility of establishing and maintaining other locations outside of the United States and expanding relationships with biopharmaceutical, academic and governmental research organizations. Doing business internationally involves a number of risks, including:

●	multiple, conflicting and changing laws and regulations such as tax and transfer pricing laws, export and import restrictions, employment laws, regulatory requirements and other governmental approvals, permits and licenses;

●	being subject to additional privacy and cybersecurity laws, including the Australian Privacy Act of 1988;

●	failure by the Company or distributors to obtain regulatory approvals for the sale or use of tests in various countries, including failure to achieve “CE Marking”, a conformity mark which is required to market in vitro diagnostic medical devices in the European Economic Area and which is broadly accepted in other international markets;

●	difficulties in managing foreign operations;

●	financial risks, such as longer payment cycles, difficulty enforcing contracts and collecting accounts receivable and exposure to foreign currency exchange rate fluctuations;

●	reduced protection for intellectual property rights;

●	natural disasters, political and economic instability, including wars, terrorism and political unrest, outbreak of disease, boycotts, curtailment of trade and other business restrictions; and

●	failure to comply with the Foreign Corrupt Practices Act, including its books and records provisions and its anti-bribery provisions, by maintaining accurate information and control over sales and distributors’ activities.

Any of these risks, if encountered, could significantly harm future international expansion and operations and, consequently, have a material adverse effect on the Company’s financial condition, results of operations and cash flows.

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The Company’s operating results may be adversely affected by fluctuations in foreign currency exchange rates and restrictions on the deployment of cash across global operations.

Although the Company reports operating results in U.S. dollars, a portion of the Company’s revenues and expenses are or will be denominated in currencies other than the U.S. dollar, particularly in Australia and Europe. Fluctuations in foreign currency exchange rates can have a number of adverse effects on the Company. Because the Company's consolidated financial statements are presented in U.S. dollars, the Company must translate revenues, expenses and income, as well as assets and liabilities, into U.S. dollars at exchange rates in effect during or at the end of each reporting period. Therefore, changes in the value of the U.S. dollar against other currencies will affect revenues, income from operations, other income (expense), net and the value of balance sheet items originally denominated in other currencies. There is no guarantee that the Company’s financial results will not be adversely affected by currency exchange rate fluctuations. In addition, in some countries the Company could be subject to strict restrictions on the movement of cash and the exchange of foreign currencies, which could limit the Company’s ability to use these funds across its global operations.

The Company could be adversely affected by violations of the U.S. Foreign Corrupt Practices Act and other worldwide anti-bribery laws.

The FCPA and anti-bribery laws in other jurisdictions generally prohibit companies and their intermediaries from making improper payments for the purpose of obtaining or retaining business or other commercial advantage. The Company’s policies mandate compliance with these anti-bribery laws, which often carry substantial penalties, including criminal and civil fines, potential loss of export licenses, possible suspension of the ability to do business with the federal government, denial of government reimbursement for products and exclusion from participation in government health care programs. The Company may operate in jurisdictions that have experienced governmental and private sector corruption to some degree, and, in certain circumstances, strict compliance with anti-bribery laws may conflict with certain local customs and practices. The Company cannot assure that the internal control policies and procedures always will protect the Company from reckless or other inappropriate acts committed by affiliates, employees or agents. Violations of these laws, or allegations of such violations, could have a material adverse effect on the Company’s business, financial position and results of operations.

Risks Relating to the Company’s Common Stock

The price of the Company’s common stock has been and could remain volatile, and the market price of common stock may decrease.

The market price of the Company’s common stock has historically experienced and may continue to experience significant volatility. From January 2015 through September 1, 2020, the market price of the Company’s common stock has fluctuated from a high of $382.50 per share in the third quarter of 2015, to a low of $1.92 per share in the first quarter of 2020. Market prices for securities of development-stage life sciences companies have historically been particularly volatile. The factors that may cause the market price of the Company’s common stock to fluctuate include, but are not limited

●	progress, or lack of progress, in developing and commercializing the Company’s proprietary tests;

●	the Company’s ability to recruit and retain qualified regulatory and research and development personnel;

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●	changes in the relationship with key collaborators, suppliers, customers and third parties;

●	changes in the market valuation or earnings of competitors or companies viewed as similar to the Company;

●	changes in key personnel;

●	depth of the trading market in the Company’s common stock;

●	changes in the Company’s capital structure, such as future issuances of securities or the incurrence of additional debt;

●	the granting or exercise of employee stock options or other equity awards;

●	realization of any of the risks described under this section titled “Risk Factors”; and

●	general market and economic conditions.

In addition, the equity markets have experienced significant price and volume fluctuations that have affected the market prices for the securities of newly public companies for a number of reasons, including reasons that may be unrelated to business or operating performance. These broad market fluctuations may result in a material decline in the market price of the Company’s common stock and you may not be able to sell your shares at prices you deem acceptable. In the past, following periods of volatility in the equity markets, securities class action lawsuits have been instituted against public companies. Such litigation, if instituted against the Company, could result in substantial cost and the diversion of management attention.

Reports published by securities or industry analysts, including projections in those reports that exceed actual results, could adversely affect the Company’s common stock price and trading volume.

Securities research analysts establish and publish their own periodic projections for the Company’s business. These projections may vary widely from one another and may not accurately predict the results the Company actually achieves. The Company’s stock price may decline if the actual results do not match securities research analysts’ projections. Similarly, if one or more of the analysts who writes reports on the Company downgrades the Company's stock or publishes inaccurate or unfavorable research about the Company’s business, stock price could decline. If one or more of these analysts ceases coverage of the Company or fails to publish reports on the Company regularly, the Company’s stock price or trading volume could decline. While the Company expects securities research analyst coverage, if no securities or industry analysts begin to cover the Company, the trading price for the Company’s stock and the trading volume could be adversely affected.

The Company is incurring significant costs and devotes substantial management time as a result of operating as a public company.

As a public company, the Company is incurring significant legal, accounting and other expenses. For example, in addition to being required to comply with certain requirements of the Sarbanes-Oxley Act of 2002, the Company is required to comply with certain requirements of the Dodd Frank Wall Street Reform and Consumer Protection Act, as well as rules and regulations subsequently implemented by the SEC, including the establishment and maintenance of effective disclosure and financial controls and changes in corporate governance practices. The Company expects that compliance with these requirements will continue to increase legal and financial compliance costs and will make some activities more time consuming and costly. In addition, the Company expects that management and other personnel will continue to need to divert attention from operational and other business matters to devote substantial time to these public company requirements.

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The Sarbanes-Oxley Act requires, among other things, that the Company maintains effective internal control over financial reporting and disclosure controls and procedures. In particular, the Company must perform system and process evaluation and testing of internal control over financial reporting to allow management to report on the effectiveness of internal control over financial reporting, as required by Section 404 of the Sarbanes-Oxley Act. In addition, if the Company loses status as a “non-accelerated filer,” the Company will be required to have the Company's independent registered public accounting firm attest to the effectiveness of internal control over financial reporting. The Company's compliance with Section 404 of the Sarbanes-Oxley Act, as applicable, requires the Company to incur substantial accounting expense and expend significant management efforts. The Company currently does not have an internal audit group, and the Company will need to continue to hire additional accounting and financial staff with appropriate public company experience and technical accounting knowledge. If the Company or the independent registered public accounting firm identify deficiencies in the Company's internal control over financial reporting that are deemed to be material weaknesses, the market price of the Company's stock could decline and the Company could be subject to sanctions or investigations by the NASDAQ, the SEC or other regulatory authorities, which would require additional financial and management resources.

The Company’s ability to successfully implement the Company's business plan and maintain compliance with Section 404, as applicable, requires the Company to be able to prepare timely and accurate financial statements. The Company expects that the Company will need to continue to improve existing, and implement new operational and financial systems, procedures and controls to manage the Company's business effectively. Any delay in the implementation of, or disruption in the transition to, new or enhanced systems, procedures or controls, may cause operations to suffer and the Company may be unable to conclude that internal control over financial reporting is effective. If the Company fails to maintain an effective system of internal control over financial reporting, the Company may not be able to accurately report financial results, and current and potential stockholders may lose confidence in the Company's financial reporting. This, in turn, could have an adverse impact on trading prices for the Company's common stock, and could adversely affect the Company's ability to access the capital markets.

Anti-takeover provisions of the Company's certificate of incorporation, bylaws and Delaware law could make an acquisition of the Company, which may be beneficial to the Company's stockholders, more difficult and may prevent attempts by the Company's stockholders to replace or remove the current members of the board and management.

Certain provisions of the Company's amended and restated certificate of incorporation and bylaws could discourage, delay or prevent a merger, acquisition or other change of control that stockholders may consider favorable, including transactions in which you might otherwise receive a premium for your shares. Furthermore, these provisions could prevent or frustrate attempts by the Company's stockholders to replace or remove members of the board of directors. These provisions also could limit the price that investors might be willing to pay in the future for the Company's common stock, thereby depressing the market price of the Company's common stock. Stockholders who wish to participate in these transactions may not have the opportunity to do so. These provisions, among other things:

●	authorize the board of directors to issue, without stockholder approval, preferred stock, the rights of which will be determined at the discretion of the board of directors and that, if issued, could operate as a “poison pill” to dilute the stock ownership of a potential hostile acquirer to prevent an acquisition that the board of directors does not approve;

●	establish advance notice requirements for stockholder nominations to the board of directors or for stockholder proposals that can be acted on at stockholder meetings; and

●	limit who may call a stockholder meeting.

In addition, the Company is governed by the provisions of Section 203 of the Delaware General Corporation Law, or DGCL, which may, unless certain criteria are met, prohibit large stockholders, in particular those owning 15% or more of the voting rights on the Company's common stock, from merging or combining with the Company for a prescribed period of time.

Because the Company does not expect to pay cash dividends for the foreseeable future, you must rely on appreciation of the Company's common stock price for any return on your investment. Even if the Company changes that policy, the Company may be restricted from paying dividends on the Company's common stock.

The Company does not intend to pay cash dividends on shares of common stock for the foreseeable future. Any determination to pay dividends in the future will be at the discretion of the board of directors and will depend upon results of operations, financial performance, contractual restrictions, restrictions imposed by applicable law and other factors the board of directors deems relevant. Accordingly, you will have to rely on capital appreciation, if any, to earn a return on your investment in the Company's common stock. Investors seeking cash dividends in the foreseeable future should not purchase the Company's common stock.

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CAUTIONARY STATEMENT CONCERNING FORWARD-LOOKING STATEMENTS

This proxy statement/prospectus/information statement and the documents incorporated by reference into this proxy statement/prospectus/information statement contain forward-looking statements. These forward-looking statements are based on current expectations and beliefs and involve numerous risks and uncertainties that could cause actual results to differ materially from expectations. These forward-looking statements should not be relied upon as predictions of future events as neither CGI nor StemoniX can assure you that the events or circumstances reflected in these statements will be achieved or will occur. You can identify forward-looking statements by the use of forward-looking terminology including “anticipates,” “believes,” “continue,” “could,” “design,” “estimates,” “expects,” “intends,” “may,” “plans,” “potentially,” “predict,” “pro forma” “seeks,” “should,” “will” or the negative of these words and phrases or other variations of these words and phrases or comparable terminology.

All statements other than statements of historical fact are statements that could be deemed forward-looking statements. For example, forward-looking statements include any statements of the plans, strategies and objectives of management for future operations, including the execution of integration and restructuring plans and the anticipated timing of filings; any statements concerning proposed new products or developments; any statements regarding future economic conditions or performance; statements of belief and any statement of assumptions underlying any of the foregoing. Forward-looking statements may also include any statements of the plans, strategies and objectives of management with respect to the approval and the closing of the merger, CGI’s ability to solicit a sufficient number of proxies to approve the merger and other matters related to the closing of the merger.

For a discussion of the factors that may cause CGI, StemoniX or the post-merger company’s actual results, performance or achievements to differ materially from any future results, performance or achievements expressed or implied in such forward-looking statements, or for a discussion of risk associated with the ability of CGI and StemoniX to complete the merger and the effect of the merger on the business of CGI, StemoniX and the post-merger company, see the section titled “Risk Factors.”

These forward-looking statements include, but are not limited to, statements concerning the following:

●	the expected benefits of, and potential value, including synergies, created by, the merger for the stockholders of CGI and shareholders of StemoniX;

●	likelihood of the satisfaction of certain conditions to the completion of the merger, such as the Private Placement, and whether and when the merger will be consummated;

●	CGI’s ability to control and correctly estimate its operating expenses and its expenses associated with the merger;

●	any statements of the plans, strategies and objectives of management for future operations, including the execution of integration plans and the anticipated timing of filings;

●	any statements of plans to develop and commercialize additional products;

●	any statements concerning the attraction and retention of highly qualified personnel;

●	any statements concerning the ability to protect and enhance the post-merger company’s products and intellectual property;

●	any statements concerning developments relating to the post-merger company’s competitors or industry;

●	any statements concerning the post-merger company’s financial performance;

●	any statements regarding expectations concerning CGI’s or StemoniX’s relationships and actions with third parties; and

●	future regulatory, judicial and legislative changes in CGI or StemoniX’s industry.

●	You should not rely upon forward-looking statements as predictions of future events. Neither CGI nor StemoniX can assure you that the events and circumstances reflected in the forward-looking statements will be achieved or occur.

In addition, statements that “CGI believes” and similar statements reflect the beliefs and opinions on the relevant subject of CGI, StemoniX or the post-merger company, as applicable. These statements are based upon information available as of the date of this proxy statement/prospectus/information statement, and while CGI, StemoniX or the post-merger company, as applicable, believes such information forms a reasonable basis for such statements, such information may be limited or incomplete, and such statements should not be read to indicate that CGI, StemoniX or the post-merger company has conducted an exhaustive inquiry into, or review of, all potentially available relevant information. These statements are inherently uncertain and investors are cautioned not to unduly rely upon these statements.

If any of these risks or uncertainties materializes or any of these assumptions proves incorrect, the results of CGI, StemoniX or the post-merger company could differ materially from the forward-looking statements. All forward-looking statements in this proxy statement/prospectus/information statement are current only as of the date on which the statements were made, or in the case of a document incorporated by reference, as of the date of that document. Except as required by law, neither CGI nor StemoniX undertakes any obligation to update publicly any forward-looking statements for any reason after the date of this proxy statement/prospectus/information statement or to conform these statements to actual results or to changes in expectations.

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THE ANNUAL MEETING OF CGI STOCKHOLDERS

Date, Time and Place

The annual meeting of CGI stockholders will be held on               , 2020, at                         commencing at                        local time. CGI is sending this proxy statement/prospectus/information statement to its stockholders in connection with the solicitation of proxies by the CGI board of directors for use at the CGI annual meeting and any adjournments or postponements of the annual meeting. This proxy statement/prospectus/information statement is first being furnished to stockholders of CGI on or about                   , 2020.

Purposes of the CGI Annual Meeting

The purposes of the CGI annual meeting are:

1.	To consider and vote upon a proposal to approve the issuance of shares of CGI Common Stock pursuant to the Agreement and Plan of Merger and Reorganization, dated as of August 21, 2020, by and among CGI, Merger Sub, and StemoniX, a copy of which is attached as Annex A to this proxy statement/prospectus/information statement (the “Stock Issuance Proposal”);

2.	To consider and vote upon an amendment to the certificate of incorporation of CGI to effect a reverse stock split of CGI Common Stock, at a ratio in the range from 1-for-2 to 1-for-5, with such ratio to be determined in the discretion of CGI’s board of directors and with such reverse stock split to be effected at such time and date as determined by CGI’s board of directors in its sole discretion (the “Reverse Split”), the form of which is attached as Annex B to this proxy statement/prospectus/information statement (the “Reverse Stock Split Proposal”);

3.	To approve, on an advisory basis, the compensation of CGI’s named executive officers as disclosed in this proxy statement/prospectus/information statement, including the compensation that may be paid or become payable to CGI’s named executive officers in connection with the merger (the “Executive Compensation Proposal”);

4.	To consider and vote upon a proposal to approve the Cancer Genetics, Inc. 2020 Equity Incentive Plan, the form of which is attached as Annex C to this proxy statement/prospectus/information statement, and to authorize for issuance 2,000,000 shares of CGI Common Stock thereunder (the “Plan Proposal”);

5.	To elect four directors to serve until the next annual meeting of stockholders and until their respective successors have been duly elected and qualified (provided, however, that if the Merger is completed, the CGI board of directors will be reconstituted as provided in the Merger Agreement) (the “Election of Directors Proposal”);

6.	To ratify the appointment of Marcum LLP as CGI’s independent registered public accounting firm for the fiscal year ending December 31, 2020 (the “Auditor Ratification Proposal”); and

7.	To consider and vote upon an adjournment of the CGI annual meeting, if necessary, to solicit additional proxies if there are not sufficient votes at the time of the CGI annual meeting to approve the proposals submitted at the CGI annual meeting (the “Adjournment Proposal”).

8.	To transact such other business as may properly come before the CGI annual meeting or any adjournment or postponement thereof.

Recommendation of the CGI Board of Directors

●	The CGI board of directors has determined and believes that the issuance of shares of CGI Common Stock pursuant to the Merger Agreement is in the best interests of CGI and its stockholders and has approved such proposal. The CGI board of directors unanimously recommends that CGI stockholders vote “FOR” the Stock Issuance Proposal as described in this proxy statement/prospectus/information statement.

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●	The CGI board of directors has determined and believes that it is advisable to, and in the best interests of, CGI and its stockholders to approve the amendment to the certificate of incorporation of CGI to effect a reverse stock split at a ratio in the range from 2-for-1 to 5-for-1, with such ratio to be determined in the discretion of CGI’s board of directors and with such reverse stock split to be effected at such time and date as determined by CGI’s board of directors in its sole discretion, as described in this proxy statement/prospectus/information statement. The CGI board of directors unanimously recommends that CGI stockholders vote “FOR” the Reverse Stock Split Proposal as described in this proxy statement/prospectus/information statement.

●	The CGI board of directors has determined and believes that it is advisable to, and in the best interests of, CGI and its stockholders to approve, on an advisory basis, the compensation of CGI’s named executive officers as disclosed in this proxy statement/prospectus/information statement, including the compensation that may be paid or become payable to CGI’s named executive officers in connection with the merger. The CGI board of directors unanimously recommends that CGI stockholders vote “FOR” the Executive Compensation Proposal as described in this proxy statement/prospectus/information statement.

●	The CGI board of directors has determined and believes that it is advisable to, and in the best interests of, CGI and its stockholders to approve the Cancer Genetics, Inc. 2020 Equity Incentive Plan, the form of which is attached as Annex C to this proxy statement/prospectus/information statement, and to authorize for issuance 2,000,000 shares of CGI Common Stock thereunder. The CGI board of directors unanimously recommends that CGI stockholders vote “FOR” the Plan Proposal as described in this proxy statement/prospectus/information statement.

●	The CGI board of directors has determined and believes that it is advisable to, and in the best interests of, CGI and its stockholders to elect the four director nominees named in the Election of Directors Proposal in this proxy statement/prospectus/information statement to serve until the next annual meeting of stockholders and until their respective successors have been duly elected and qualified (provided, however, that if the merger is completed, the CGI board of directors will be reconstituted as provided in the Merger Agreement). The CGI board of directors unanimously recommends that CGI stockholders vote “FOR” the election of each of the four director nominees named in the Election of Directors Proposal as described in this proxy statement/prospectus/information statement.

●	The CGI board of directors has determined and believes that it is advisable to, and in the best interests of, CGI and its stockholders to ratify the appointment of Marcum LLP as CGI’s independent registered public accounting firm for the fiscal year ending December 31, 2020. The CGI board of directors unanimously recommends that CGI stockholders vote “FOR” the Auditor Ratification Proposal as described in this proxy statement/prospectus/information statement.

●	The CGI board of directors has determined and believes that adjourning the CGI annual meeting, if necessary, to solicit additional proxies if there are not sufficient votes in favor of the proposals submitted at the CGI annual meeting is advisable to, and in the best interests of, CGI and its stockholders and has approved and adopted the proposal. The CGI board of directors unanimously recommends that CGI stockholders vote “FOR” the Adjournment Proposal to adjourn the CGI annual meeting, if necessary, to solicit additional proxies if there are not sufficient votes in favor of the proposals submitted at the CGI annual meeting.

Record Date and Voting Power

Only holders of record of CGI Common Stock at the close of business on the record date, , 2020, are entitled to notice of, and to vote at, the CGI annual meeting. At the close of business on the record date, shares of CGI Common Stock were issued and outstanding. Each share of CGI Common Stock entitles the holder thereof to one vote on each matter submitted for stockholder approval. See the section titled “Principal Stockholders of CGI” for information regarding persons known to the management of CGI to be the beneficial owners of more than 5% of the outstanding shares of CGI Common Stock.

Voting and Revocation of Proxies

The proxy accompanying this proxy statement/prospectus/information statement is solicited on behalf of the CGI board of directors for use at the CGI annual meeting.

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If you are a stockholder of record of CGI as of the record date referred to above, you may vote in person at the CGI annual meeting or vote by proxy using the enclosed proxy card. Whether or not you plan to attend the CGI annual meeting, CGI urges you to vote by proxy to ensure your vote is counted. You may still attend the CGI annual meeting and vote in person if you have already voted by proxy. As a stockholder of record you are entitled:

●	to vote in person, come to the CGI annual meeting and CGI will give you a ballot when you arrive;

●	to vote using the proxy card, simply mark, sign and date your proxy card and return it promptly in the postage-paid envelope provided. If you return your signed proxy card to CGI before the CGI annual meeting, CGI will vote your shares as you direct; or

●	to vote on the Internet, go to the website on the proxy card or voting instruction form to complete an electronic proxy card. You will be asked to provide the company number and control number from the enclosed proxy card. Your vote must be received by Eastern Time on , 2020 to be counted.

If your CGI shares are held by your broker as your nominee, that is, in “street name,” the enclosed voting instruction card is sent by the institution that holds your shares. Please follow the instructions included on that proxy card regarding how to instruct your broker to vote your CGI shares.

If you do not give instructions to your broker, the question of whether your broker or nominee will still be able to vote your shares depends on whether the NYSE deems the particular proposal to be a “routine” matter and how your broker or nominee exercises any discretion they may have in the voting of the shares that you beneficially own. Brokers and nominees can use their discretion to vote “uninstructed” shares with respect to matters that are considered to be “routine,” but not with respect to “non-routine” matters. Under the rules and interpretations of the NYSE, “non-routine” matters are matters that may substantially affect the rights or privileges of stockholder, such as mergers, stockholder proposals, elections of directors (even if not contested), executive compensation (including any advisory stockholder votes on executive compensation and on the frequency of stockholder votes on executive compensation), and certain corporate governance proposals, even if management-supported.

For any CGI Proposal that is considered a “routine” matter, your broker or nominee may vote your shares in its discretion either for or against the proposal even in the absence of your instruction. For any CGI Proposal that is considered a “non-routine” matter for which you do not give your broker instructions, the CGI shares will be treated as broker non-votes. Broker non-votes occur when a beneficial owner of shares held in street name does not give instructions to the broker or nominee holding the shares as to how to vote on matters deemed “non-routine.” Broker non-votes will not be considered to be shares “entitled to vote” at the meeting and will not be counted as having been voted on the applicable proposal.

CGI currently believes that only the Reverse Stock Split Proposal and Auditor Ratification Proposal will be considered “routine” matters by the NYSE and all of the other CGI Proposals will be considered “non-routine” matters. This belief is based on preliminary guidance from the NYSE and may be incorrect or change before the annual meeting. Therefore, if you are a beneficial owner and want to ensure that shares you beneficially own are voted in favor or against any or all of the CGI Proposals, the only way you can do so is to give your broker or nominee specific instructions as to how the shares are to be voted.

All properly executed proxies that are not revoked will be voted at the CGI annual meeting and at any adjournments or postponements of the CGI annual meeting in accordance with the instructions contained in the proxy. If a holder of CGI Common Stock executes and returns a proxy and does not specify otherwise, the shares represented by that proxy will be voted:

●	“FOR” the Stock Issuance Proposal;

●	“FOR” the Reverse Stock Split Proposal;

●	“FOR” the Executive Compensation Proposal;

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●	“FOR” the Plan Proposal;

●	“FOR” the election of each of the four director nominees named in the Election of Directors Proposal;

●	“FOR” the Auditor Ratification Proposal”; and

●	“FOR” the Adjournment Proposal.

CGI stockholders of record may change their vote at any time before their proxy is voted at the CGI annual meeting in one of three ways. First, a stockholder of record of CGI can send a written notice to the chief financial officer of CGI stating that the stockholder would like to revoke its proxy. Second, a stockholder of record of CGI can submit new proxy instructions either on a new proxy card or via the Internet. Third, a stockholder of record of CGI can attend the CGI annual meeting and vote in person. Attendance alone will not revoke a proxy. If a CGI stockholder of record or a stockholder who owns CGI shares in “street name” has instructed a broker to vote its shares of CGI Common Stock, the stockholder must follow directions received from its broker to change those instructions.

Required Vote

The presence, in person or represented by proxy, at the CGI annual meeting of the holders of a majority of the shares of CGI Common Stock outstanding and entitled to vote at the CGI annual meeting is necessary to constitute a quorum at the meeting. Abstentions and broker non-votes will be counted towards a quorum.

Proposal Number	Proposal Description	Vote Required for Approval	Effect of Abstentions	Effect of Broker Non-Votes
1	Stock Issuance Proposal	FOR votes from the holders of a majority of shares present and entitled to vote at a meeting at which a quorum is present	Against	None
2	Reverse Stock Split Proposal	FOR votes from the holders of a majority of outstanding shares	Against	Against
3	Executive Compensation Proposal	FOR votes from the holders of a majority of shares present and entitled to vote at a meeting at which a quorum is present	Against	None
4	Plan Proposal	FOR votes from the holders of a majority of shares present and entitled to vote at a meeting at which a quorum is present	Against	None
5	Election of Directors Proposal	Four nominees receiving the most FOR votes from holders of shares present and entitled to vote at a meeting at which a quorum is present	Withheld votes will have no effect	None
6	Auditor Ratification Proposal	FOR votes from the holders of a majority of shares present and entitled to vote at a meeting at which a quorum is present	Against	None
7	Adjournment Proposal	FOR votes from the holders of a majority of shares present and entitled to vote	Against	None

The information in the preceding table with respect to the effect of broker non-votes may be incorrect or change before the annual meeting. Therefore, if you are a beneficial owner and want to ensure that shares you beneficially own are voted in favor or against any or all of the CGI Proposals, the only way you can do so is to give your broker or nominee specific instructions as to how the shares are to be voted.

If on the date of the CGI annual meeting, or a date preceding the date on which the CGI annual meeting is scheduled, CGI reasonably believes that (i) it will not receive proxies sufficient to obtain the required vote to approve the CGI Proposals, whether or not a quorum would be present or (ii) it will not have sufficient shares of CGI Common Stock represented (whether in person or by proxy) to constitute a quorum necessary to conduct the business of the CGI annual meeting, CGI may postpone or adjourn, or make one or more successive postponements or adjournments of, the CGI annual meeting as long as the date of the CGI annual meeting is not postponed or adjourned more than an aggregate of 30 calendar days in connection with any postponements or adjournments.

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The merger will not be consummated unless the Stock Issuance Proposal is approved by the CGI stockholders at the CGI annual meeting. No CGI Proposal is contingent upon any other CGI Proposal. Therefore, assuming all other closing conditions have been either satisfied or waived, the merger may be consummated even if the Reverse Stock Split Proposal is not approved by CGI’s stockholders, unless doing so would cause CGI to fail to meet the condition of closing that the shares of CGI Common Stock issued in the merger be listed on the Nasdaq Capital Market, and such condition (i) is not able to be met without the Reverse Stock Split Proposal being approved or (ii) is not waived.

As of September 15, 2020, the directors and executive officers of CGI beneficially owned 5.2% of the outstanding shares of CGI Common Stock entitled to vote at the CGI annual meeting. As of September 15, 2020, CGI is not aware of any affiliate of StemoniX owning any shares of CGI Common Stock entitled to vote at the CGI annual meeting.

Solicitation of Proxies

In addition to solicitation by mail, the directors, officers, employees and agents of CGI may solicit proxies from CGI stockholders by personal interview, telephone, telegram, email or otherwise. CGI and StemoniX will share equally the costs of printing and filing this proxy statement/prospectus/information statement and proxy card. Arrangements will also be made with brokerage firms and other custodians, nominees and fiduciaries who are record holders of CGI Common Stock for the forwarding of solicitation materials to the beneficial owners of CGI Common Stock. CGI will reimburse these brokers, custodians, nominees and fiduciaries for the reasonable out-of-pocket expenses they incur in connection with the forwarding of solicitation materials. In addition, CGI has engaged Alliance Advisors, a proxy solicitation firm, to solicit proxies from CGI’s stockholders for a fee of $8,000 plus approved out-of-pocket expenses.

Other Matters

As of the date of this proxy statement/prospectus/information statement, the CGI board of directors does not know of any business to be presented at the CGI annual meeting other than as set forth in the notice accompanying this proxy statement/prospectus/information statement. If any other matters should properly come before the CGI annual meeting, it is intended that the shares represented by proxies will be voted with respect to such matters in accordance with the judgment of the persons voting the proxies.

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THE MERGER

This section and the section titled “The Merger Agreement” in this proxy statement/prospectus/information statement describe the material aspects of the merger, including the Merger Agreement. While CGI and StemoniX believe that this description covers the material terms of the merger and the Merger Agreement, it may not contain all of the information that is important to you. You should read carefully this entire proxy statement/prospectus/information statement for a more complete understanding of the merger and the Merger Agreement, including the Merger Agreement attached as Annex A and the other documents to which you are referred. See the section titled “Where You Can Find More Information” in this proxy statement/prospectus/information statement.

Background of the Merger

The following is a summary of the process undertaken by each of CGI and StemoniX to identify and evaluate prospective merger partners and the negotiation of the Merger Agreement.

Since July 2019, when CGI completed the disposition transactions of its BioPharma Business and Clinical Business, and settled its senior debt, CGI’s management, at the direction and with the participation of its board of directors (the “CGI Board”) has continued to evaluate potential strategic options, including possible merger or acquisition transactions, in light of its cash position and history of losses. The strategic reviews were intended to evaluate all reasonable options to maximize value for CGI stockholders, including the viability of possible business combinations with other life science companies, the sale of the vivoPharm business and a reverse merger with a privately-held or publicly listed company, with CGI's stock being the consideration in the transaction.

The CGI Board initially directed CGI management to focus its efforts on a search to identify a viable merger partner while in parallel to explore the potential of spinning off its vivoPharm business unit for cash. The CGI Board and management believed the vivoPharm business unit (the remaining operating business) might not be able to scale its revenue fast enough to sustain the required cost structure of a publicly-traded entity as a stand-alone preclinical CRO service business.

Beginning in September 2019, management interviewed four investment banking firms to assist it with exploring strategic options for CGI. During this initial banker search, CGI simultaneously opened informal discussions with four potential purchasers of the vivoPharm business unit, to begin an assessment of valuation. These parties were all potential strategic purchasers of the business, and all were considered competitors to the vivoPharm business. In no case were any of these purchasers interested in ascribing value to the CGI publicly-traded entity, only the operating business of vivoPharm.

The CGI Board and management received one written indication of interest, although the interest level indicated a minimal value was placed on the business. Additionally, each of the other three parties provided a verbal indication of interest and valuation, for which value being placed on the vivoPharm business, as a stand-alone acquisition, would yield, on average, a cash purchase price of approximately 15% to 25% of vivoPharm’s trailing twelve-month revenue.

The CGI Board concluded the disposition of the vivoPharm business, at this time in late 2019, would not yield sufficient value for the shareholders, and advised management to commence the hiring of an M&A advisor to begin executing on a formal strategic process to identify a merger partner for the public-entity, while continuing to entertain potential interest in the vivoPharm business.

During early October 2019, CGI's management and the CGI Board engaged in specific discussions with the four investment banking firms regarding terms of a potential engagement to assist CGI in conducting the formal strategic review and initiate the process of securing a transaction. Such discussions included a review of the experience of each firm, review and negotiation of the financial terms proposed by each of the investment banks for the services offered, including, without limitation, the fees for the services being offered, the timing of paying such fees, the possibility of providing a fairness opinion, if requested by CGI, the termination provisions, and the length of the payment period after termination. On October 20, 2019, a summary of management's discussions with certain investment banking firms interested in assisting CGI was communicated to the CGI Board. The CGI Board met on October 23, 2019 and unanimously approved the engagement of H.C. Wainwright & Co., LLC (“Wainwright”) to represent CGI in its consideration of strategic alternatives. Wainwright was selected primarily due to the experience of its professional staff in advising similar publicly-traded life science companies in reverse merger type transactions, and the overall volume of both M&A and capital market transactions completed by the firm over the recent past.

On October 24, 2019, CGI issued a press release announcing, among other strategic actions, that CGI engaged Wainwright as its financial advisor to explore all strategic alternatives available to CGI.

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Wainwright’s engagement encompassed exclusive financial advisory services, including conducting a market search to identify and reach out to suitable merger partners. Wainwright recommended a two-step strategic review process, with an initial phase involving Wainwright contacting parties to solicit non-binding initial indications of interest, with such indications of interest summarizing the proposed merger partner's business plan, proposed ownership split of the combined company, estimated financing needs and other matters. Following the receipt of indications of interest, CGI’s management, with assistance from the CGI Board and Wainwright, would then review the indications of interest to focus on selecting a subset of candidates to progress to the next round of consideration. This next step would include presentations, in-person when possible, by the management teams of the subset of merger candidates to members of CGI's management, due diligence reviews of each party's business, and refinement of the indications of interest. Thereafter, the CGI Board could select potential finalists with which to negotiate a definitive merger agreement.

Following the public announcement on October 24, 2019, Wainwright initiated a process of broad outreach to potential merger candidates, including companies that might fit with the operations of vivoPharm, companies that were believed to be considering going public through an initial public offering, companies that might be considering financing rounds with known crossover investors, and companies that were pursuing the development of product candidates in therapeutic areas garnering significant attention from life science investors. As part of this process, outreach was completed to a total of 40 companies. Wainwright asked that the first round of non-binding proposals to merge with CGI be submitted by November 25, 2019, indicating an interest to transact with CGI and initial valuation expectations.

CGI received five initial written proposals by the November 25, 2019 due date, that were shared with the full CGI Board. Management and Wainwright commenced further discussions with each of the five parties, to clarify their proposals, and investigate options to improve upon the potential terms of the offers. The details of these discussions were shared with the CGI Board Chairman on a weekly update call and CGI’s management and Wainwright reviewed these proposals and presented them to the CGI Board for their review. The CGI Board recommended further discussions with each of these five companies to progress the evaluation of each proposal.

Members of the CGI Board attended in-person and telephonic management presentations from all five of the interested parties during November and December 2019.

On December 4, 2019, a representative of Northland Securities (“Northland”) met with management of StemoniX to notify them of CGI’s desire to pursue strategic alternatives, as indicated in CGI’s October 24, 2019 announcement.

CGI’s management and its advisors met with management from the five separate parties for follow up meetings in San Francisco during the J.P. Morgan Healthcare Conference in January 2020, where they also had an introductory meeting with Northland. On January 24, 2020, a representative of Northland notified the management of StemoniX that CGI was seeking complementary business combinations, and that companies with similar technologies or profiles to StemoniX had been identified by CGI’s management as a possible strategic partner.

On January 30, 2020, CGI management, the CGI Board and its advisors (including legal counsel and Wainwright) met for an update on the strategic alternative process. Upon invitation by the CGI Board, Wainwright provided an update on the process, including discussion of potential merger candidates that had provided term sheets, other candidates in discussion, companies interested in acquiring or otherwise transacting with vivoPharm, potential targets where the strategic intent would be leveraging the value of the vivoPharm business and potential collaborations. The CGI Board instructed Wainwright and management to continue pursuing alternative proposals, since the indications of value and potential opportunities to enhance CGI shareholder value was not evident in the proposals received thus far.

On February 4, 2020, CGI management had a preliminary meeting with a representative of Northland regarding how the CGI and StemoniX businesses were complementary on the basis of non-confidential information. The representative of Northland met separately with StemoniX’s board and management to discuss a potential merger later during the week of February 10, 2020.

On February 22, 2020 CGI management circulated an internal memo to the CGI Board with an update on the open proposals as further refined from the January 30, 2020 CGI Board meeting, and in preparation for a holding an in-person “strategic summit” for the CGI Board and its advisors scheduled for February 27, 2020. Advisors invited to join the CGI Board and management included legal counsel, Wainwright, three scientific experts and an investor relations professional.

On February 27, 2020, CGI management, the CGI Board and its advisors met in person to have a full-day, in-depth review of 12 of the candidate companies that had either submitted a proposal or with whom CGI was in active discussions. The CGI Board heard presentations from CGI management and the scientific experts on the merits of all twelve of the business plans, strategic positioning and scientific and intellectual property attributes. At the conclusion of a thorough investigation and review by the CGI Board and its advisors, the CGI Board rank-ordered its interest level. Based on this review, the CGI Board recommended continuing to pursue three (all of which had active proposals pending) of the 12 merger opportunities presented that day. The CGI Board instructed Wainwright and CGI management to learn more about the scientific prospects of the candidates and to endeavor to improve on the proposals. The CGI Board also asked Wainwright and CGI management to broaden the search to include other healthcare technology companies not considered at the February 27 meeting, including StemoniX.

CGI ultimately declined the opportunity to merge with each of the three biotech merger candidates which it had determined to pursue at the February 27 meeting as the most attractive, due to financing risk and clinical risk associated with their development programs. Additionally, the CGI Board determined the value of the vivoPharm business to be greater than implied in any of the proposals received to date, and wanted to explore opportunities which would yield a greater value for this asset of CGI.

In April, May and June 2020, seven additional privately-held life science and other companies were introduced to CGI as potential merger partners. Given the prospects of the merger candidates' clinical programs and their respective strong management teams, CGI signed confidentiality agreements with each of these seven additional companies and subsequently received preliminary oral proposals from six prior to July 2020. During this period, CGI management, in consultation with Wainwright, determined that each of these seven companies did not represent the best opportunity for CGI to maximize value, for the same reasons stated above in regards to the low valuation ascribed to the vivoPharm business.

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In summary, and leading up to the proposed StemoniX merger discussions and agreements, from the time Wainwright was engaged through June 2020, 26 companies entered into a confidentiality agreement with CGI and 2 companies provided unsolicited offers without entering into a confidentiality agreement, all expressing their interest in learning more about a transaction with CGI. While CGI’s standard form confidentiality agreement contains a 6-month standstill provision, most of these parties are no longer bound by this provision of the agreement and none of the companies have expressed any intent to date in making an offer.

Additionally, since the February 27, 2020 meeting, CGI had non-confidential discussions with another 12 companies. Generally, the companies' preclinical and clinical programs were focused on a wide variety of indications and markets. CGI Board and management, along with representatives from Wainwright, reviewed each of these possible merger partners in detail and evaluated the candidates based on a number of factors, including their profiles and the criteria noted above. The proposals all indicated no interest level or relative value in the vivoPharm business, as it was deemed to not be strategic to the business plans of the proposing companies (except for StemoniX).

The implied valuations of CGI’s proposed ownership percentages of the potential business combinations with reverse merger partners were deemed inadequate by CGI’s Board and management due to the risks associated with financing and with the clinical programs

The board and management of StemoniX also have from time to time explored and assessed various strategic options available to StemoniX. Strategic options considered by the board and management of StemoniX have included strategic alliances, mergers and acquisitions, strategic acquisitions and divestitures and other business combinations, as well as its continued operations as an independent company, each with a view toward enhancing shareholder value.

On March 12, 2020, representatives of Northland facilitated an introductory call between StemoniX and CGI management to discuss the reverse merger and other business opportunities available between the two companies on the basis of non-confidential information. On March 13, 2020, StemoniX and CGI entered into a confidentiality agreement in order to continue discussions and diligence in pursuit of a business opportunity.

On March 25, 2020, the board and management of each of StemoniX and CGI met for an initial scientific assessment and discussion. Between late March and August 20, 2020, numerous video and voice conference calls ensued between the respective management teams of CGI and StemoniX and their advisors, including financial and scientific. Legal and intellectual property due diligence of each of the respective companies was commenced.

On March 27, 2020 and several times throughout April, the StemoniX board discussed the opportunity to enter into a business relationship with CGI, strategic fit, as well as current and future financing opportunities. While the StemoniX board expressed interest in the possibility of a reverse merger with CGI, the board determined not to actively pursue the opportunity at that time, due to their interest in exploring other financing alternatives.

During April 2020, scientific review of StemoniX continued among CGI management, the CGI Board, a representative of Wainwright and StemoniX management. In addition, the StemoniX board and management continued to consider the possibility of engaging with CGI in a strategic transaction.

Based on the above discussions between the parties, StemoniX and CGI agreed to collaborate on a proof-of-concept project together, each bearing its own costs, to complete further due diligence on each other, and to further evaluate the respective technologies, capabilities and compatibility of the parties. It was not anticipated this project would be completed in advance of entering into a merger agreement, but rather be used to be instructive relative to possible synergies of the parties.

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On May 27, 2020, the CGI Board met to discuss the open potential strategic opportunities, among other topics. The potential terms of a transaction were discussed by the CGI Board at this meeting. The CGI Board believed a merger with StemoniX present an opportunity to receive a favorable valuation for the vivoPharm business and for the CGI shareholders, due to the strategic fit and synergies that exist between to two businesses At this meeting, CGI management was instructed to continue with its negotiations with StemoniX.

On June 3, 2020, CGI, through Wainwright, sent StemoniX a draft, non-binding letter of intent, which outlined the potential terms of a reverse merger transaction, including pro-forma post-closing equity ownership of 67% for StemoniX shareholders and 33% for CGI stockholders. In its return draft, StemoniX management specified a pro-forma post-closing equity ownership of 80% for StemoniX shareholders and 20% for CGI stockholders. In a contemporaneous telephone call on June 9, 2020 the Chairman of StemoniX and the Chief Executive Officer of CGI discussed the relative valuations of the companies. In subsequent drafts, the percentages were negotiated and eventually reached 78% and 22%, respectively. Additionally, the post-merger management composition was discussed in detail, and the CGI Board was apprised of the rationale for the selected management of the post-merger company, based on individual skills, expertise, relative experience and history with each of the two companies (including the CGI subsidiary vivoPharm).

On June 5, 2020, June 12, 2020, June 18, 2020, and June 26, 2020, the StemoniX board held discussions with StemoniX management and representatives of Taft Stettinius & Hollister LLP (“Taft”), outside legal counsel to StemoniX, to discuss the draft, non-binding, letter of intent. On June 5, 2020 and June 12, 2020, the StemoniX board expressed that significant changes must be made to the draft, non-binding, letter of intent before it would be acceptable, and that comments from the board must be incorporated. The StemoniX board’s main concern was the ownership allocation of the post-merger company among the pre-merger security holders of StemoniX and pre-merger security holders of CGI. During the several board meetings held throughout June 2020, the StemoniX Board was particularly focused on how the ownership allocation would be adjusted by the net cash levels of each entity immediately prior to the merger, including (among other reasons) as a result of anticipated private offering of CGI securities to occur prior to the closing of the merger.

On June 17, 2020, the management teams of CGI and StemoniX presented their respective business plans to each other.

On June 24, 2020, CGI management conducted an on-site diligence visit to StemoniX’s Maple Grove facility.

On June 26, 2020, the StemoniX board, StemoniX management, and representatives of Taft and Northland met to further discuss the draft, non-binding, letter of intent. A representative of Northland provided an overview of the ownership of the post-merger entity and discussed with the StemoniX board and management proposed changes to the draft, non-binding letter of intent. That same day, after rounds of revisions and discussion, a representative of StemoniX delivered a revised draft of the non-binding letter of intent and expressed interest in continued diligence and working toward the negotiation and execution of a definitive merger agreement with CGI, rather than finalizing and entering into a formal letter of intent, even though the parties had not yet reached agreement on the principal terms of the merger.

Between June 29, 2020 and July 3, 2020, in consideration of the time and resources spent and expected to be expended by the parties, CGI and StemoniX negotiated and, on July 3, 2020, entered into an exclusivity letter providing for mutual exclusivity for strategic transactions through as late as August 15, 2020.

During July 2020, StemoniX management, CGI management, and representatives of Taft and Lowenstein Sandler LLP (“Lowenstein”), outside legal counsel to CGI, had regular communications regarding the timeline of the proposed transaction.

During July 2020, StemoniX management and Taft were granted access to CGI’s data room, and CGI management and Lowenstein were granted access to StemoniX’s data room. Throughout July and August 2020, StemoniX, CGI and their respective advisers conducted mutual due diligence in a variety of areas, including finance, legal and operations. On July 13, 2020, Lowenstein, at the direction of the CGI Board Chairman and management, delivered a merger agreement draft to Taft which was then delivered to the StemoniX board and management for review. Beginning July 13, 2020 and throughout the months of July and August, the management of StemoniX and CGI, and representatives of Lowenstein and Taft held numerous calls to discuss a variety of financial and legal matters regarding a potential reverse merger transaction, including the merger agreement, financing matters and closing conditions.

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Lowenstein and Taft exchanged several drafts of the merger agreement, with Taft’s first draft being sent to Lowenstein, for subsequent circulation to CGI’s board and management, on July 27, 2020. In addition to negotiating the merger agreement, the parties reviewed and negotiated related ancillary transaction documents. Throughout late July and early August, key legal issues that were discussed and negotiated included the treatment of StemoniX options and warrants, closing conditions, covenants, termination and expense reimbursement provisions, tax issues and net cash adjustment.

On July 7, 2020, the StemoniX management and board, and a representative of Taft met to discuss the shareholder engagement process and other due diligence and audit considerations.

On July 9, 2020, the CGI Board, CGI management and a representative of Lowenstein met with members of StemoniX management and StemoniX’s scientific team for a scientific presentation of StemoniX.

On July 22, 2020, the CGI Board, CGI management and a representative of Lowenstein met and discussed scientific matters with respect to StemoniX, and the CGI Board requested the business integration plan for the companies.

On July 22, 2020, July 31, 2020 and August 14, 2020, StemoniX management and board, and a representative of Taft met to discuss the definitive merger agreement and continue discussions of the shareholder engagement process and other due diligence and audit considerations.

On July 30, 2020, an all hands call was held among management of StemoniX and CGI and representatives of Taft, Lowenstein, Wainwright and Northland to discuss outstanding issues and gating items related to post merger management, net cash calculations and financing requirements.

On and around August 6, 2020, representatives of Wainwright and Northland, as well as management of CGI and StemoniX discussed, investigated and negotiated the circumstances and terms of the desired treatment of options, warrants and net cash adjustment terms.

On August 10, 2020, the CGI Board, CGI management and representatives of Lowenstein and Wainwright met with members of StemoniX management to discuss the StemoniX and post-merger company business plans as well as merger transaction terms.

On August 12, 2020, CGI management conducted an on-site diligence visit to StemoniX’s La Jolla facility.

On August 13, 2020, the CGI Board, CGI management and representatives of Lowenstein and Wainwright met and discussed the StemoniX business plan as well as the proposed Merger Agreement and implied valuation, among other transaction terms.

Between August 14, 2020 and August 20, 2020, frequent calls among management of CGI and StemoniX and their advisors, including Lowenstein, Taft, Wainwright and Northland took place to finalize the Merger Agreement.

On August 18, 2020, CGI management, the CGI Board and representatives of Lowenstein and Wainwright met to discuss the status of the Merger Agreement and the transaction as a whole.

On August 18, 2020, the board of StemoniX, StemoniX management, and representatives of Taft and Northland met to discuss details of the transaction and fiduciary duties of the board. StemoniX management provided a summary of matters concerning the merger agreement, including the most significant issues outstanding, deal timing, and due diligence. Representatives of Taft and Northland provided their perspectives on the terms of the merger agreement. Additionally, Taft discussed and presented in detail the fiduciary duties of the StemoniX board related to the exploration and pursuit of a potential merger with CGI, including the board’s duties to consider merits of the proposed transaction as compared with alternative courses of action. The board discussed advantages and disadvantages of engaging a banker to seek other third-party bids at this time, not pursuing the merger transaction and instead continuing to operate as an independent company and execute StemoniX’s strategic plan. After thorough discussion, and in light of StemoniX’s liquidity constraints, the board decided that it was in the best interests of StemoniX and its shareholders to continue finalizing the merger agreement with CGI and move toward execution of the same.

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Between August 18, 2020 and August 21, 2020, StemoniX management, CGI management and representatives of Lowenstein and Taft held conference calls to finalize the Merger Agreement and negotiate the remaining open issues, including closing conditions, expense reimbursement, net cash adjustment, the treatment of options and warrants and ancillary documents.

On August 20, 2020, the CGI Board met for an update on the proposed transaction and to consider the approval of the contemplated merger. At the meeting, representatives of Lowenstein provided a detailed review of the material terms of the Merger Agreement and ancillary agreements. CGI’s management reviewed certain due diligence on StemoniX, noting no issues outstanding. Representatives of Lowenstein also provided a review of the CGI Board's fiduciary duties and other legal aspects of the transaction. The CGI Board expressed consensus and satisfaction that a full and complete process had been run and that the appropriate corporate governance steps had been taken. The CGI Board reiterated its view that the proposed merger with StemoniX was the best opportunity for maximizing CGI stockholder value, noting the objective merits of the process that had been engaged, the ultimate selection of StemoniX based on scientific, clinical and probability-of-success grounds and the deal terms.

Following these presentations and discussions, representatives of Lowenstein reviewed with the CGI Board the proposed resolutions that had been provided in advance of the meeting. Following review and discussion among the participants, the CGI Board unanimously determined that the transactions contemplated by the Merger Agreement, including the merger and the issuance of shares of CGI Common Stock to the security holders of StemoniX pursuant to the Merger Agreement, were fair to, advisable and in the best interest of CGI and CGI's stockholders, approved and declared advisable the Merger Agreement and the transactions contemplated therein, including the merger, and determined to recommend, upon the terms and subject to the conditions of the Merger Agreement, that CGI's stockholders vote to approve the Merger Agreement and the transactions contemplated therein.

On August 20, 2020, the board of StemoniX, StemoniX management, and representatives of Taft and Northland met to discuss details of the transaction, the joint press release to be issued after signing of the Merger Agreement, and the structure of the company post-close. After discussion, the StemoniX board unanimously determined that it was advisable and in the best interests of StemoniX and its shareholders to enter into and approved the Merger Agreement, the merger and the other transactions contemplated by the Merger Agreement and resolved to recommend that the shareholders of StemoniX approve the necessary items pursuant to the Merger Agreement.

On the evening of August 21, 2020, the Merger Agreement was signed. On August 24, 2020, CGI and StemoniX issued a joint press release publicly announcing the signing of the Merger Agreement.

CGI Reasons for the Merger

After discussion, the CGI Board unanimously (i) determined that the Merger Agreement and the transactions contemplated thereby, including the merger are fair to, advisable and in the best interests of CGI and its stockholders and (ii) approved and declared advisable the Merger Agreement and the merger, including the issuance of shares of CGI Common Stock to the stockholders of StemoniX pursuant to the terms of the Merger Agreement.

In the course of its evaluation of the Merger Agreement and merger with StemoniX, the CGI Board held numerous meetings, consulted with CGI’s executive management, CGI’s outside legal counsel and CGI’s financial advisors, and reviewed and assessed a significant amount of information, and considered a number of factors, including the following:

●	the CGI Board’s belief that the merger will position the post-merger company to harness the synergies between two critical modalities of drug discovery and development - advanced animal models and relevant human high-throughput organoid platforms;

●	the CGI Board’s belief in the scientific and clinical value of the StemoniX business and that the resulting integration of scientific and technology-based expertise, skilled management teams, and ability to offer customers an end-to-end platform will de-risk and accelerate discovery and development of preclinical and clinical pipelines for biopharma partners as well as for the proprietary pipeline of the post-merger company;

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●	the CGI Board’s belief that the post-merger company will be able to create partnership engagements with pharmaceutical and biotechnology companies that will yield significant revenue opportunities, based on the combined technology and scientific expertise to the combined professional staff;

●	the CGI Board’s belief that the resulting integration of scientific capabilities from the merger provides the best opportunity to improve upon CGI’s cash position and substantial doubt about CGI’s ability to continue as a going concern;

●	the CGI Board’s consideration of its continued incurrence of significant legal, accounting and other expenses associated with being a public company as compared with the historical and expected proceeds from its Discovery Business; and

●	the CGI Board’s consideration that the post-merger company will include experienced members form the senior management team of StemoniX who have expertise in drug discovery that is valued by potential pharmaceutical and biotechnology partners.

The CGI Board also considered the recent results of operations and financial conditions of CGI, including:

●	the perceived value of CGI reflected in the historical performance of its common stock;

●	the loss of certain operational capabilities of CGI, and risks associated with continuing to operate CGI on a stand-alone basis, including limiting the number of employees to only those personnel essential to running a public company;

●	the results of substantial efforts made over the past year to solicit alternate strategic transactions for CGI on CGI’s behalf;

●	the current financial market conditions and historical market prices, volatility and trading information with respect to CGI Common Stock; and

●	the risks, costs and timing and limited amount, if any, that would be distributed to CGI stockholders associated with a potential liquidation of CGI, considering the rights of CGI’s creditors.

The CGI Board also reviewed the terms of the Merger Agreement and associated transactions, including:

●	the fact that the exchange ratio in the Merger Agreement, which was expected to give CGI stockholders approximately 22% of the post-merger company’s outstanding stock, immediately following the merger (but prior to the Private Placement), is financially attractive in light of CGI’s standalone value, CGI’s recent stock price, CGI’s strategic alternatives, the potential value of the post-merger company with StemoniX following the merger and recent comparable reverse merger transactions in the life sciences industry;

●	the number and nature of the conditions to StemoniX’s obligations to consummate the merger;

●	the number and nature of the conditions to CGI’s obligations to consummate the merger;

●	the rights of, and limitation on, CGI under the Merger Agreement to consider certain unsolicited acquisition proposals under the certain circumstances, should CGI receive a “superior offer”; and

●	the CGI Board’s belief that the terms of the Merger Agreement, including the parties’ representations, warranties and covenants, deal protection provisions and the conditions were reasonable for a transaction of this nature.

The CGI Board also considered a variety of risks and other countervailing factors related to the merger, including:

●	the up to $500,000 expense reimbursement payable by CGI to StemoniX upon the occurrence of certain events and the potential effect of such expense reimbursement in deterring other potential acquirers from proposing an alternative transaction that may be more advantageous to CGI stockholders;

●	the possibility that CGI will not be able to secure the Private Placement financing on acceptable terms;

●	the substantial expenses to be incurred by CGI in connection with the merger;

●	the possible volatility of the trading price of the CGI Common Stock resulting from the announcement of the merger;

●	the risks that the merger might not be consummated in a timely manner or at all and the potential effect of the public announcement of the merger or failure to complete the merger on the reputation of CGI;

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●	the risks to CGI’ business, operations and financial results in the event that the merger is not consummated;

●	the strategic direction of the post-merger company following the closing of the merger, which will be determined by a board of directors having a membership the majority of which will be designated by StemoniX; and

●	various other risks associated with the post-merger company and the merger, including those described in the sections titled “Risk Factors.”

The foregoing information and factors considered by the CGI Board are not intended to be exhaustive but are believed to include all of the material factors considered by the CGI Board. In view of the wide variety of factors considered in connection with its evaluation of the merger and the complexity of these matters, the CGI Board did not find it useful, and did not attempt to quantify, rank or assign relative weights to these factors. In considering the factors described above, individual members of the CGI Board may have given weight to different factors. The CGI Board conducted an overall analysis of the factors discussed above, including thorough discussions with, and questioning of, CGI’s executive management and the legal and financial advisors of CGI, and considered the factors overall to be favorable to, and to support, its determination.

StemoniX Reasons for the Merger

After discussion, in an action by unanimous written consent on August 21, 2020, the StemoniX board of directors unanimously (i) determined that the Merger Agreement and the transactions contemplated thereby, including the merger, are advisable and in the best interests of StemoniX and its shareholders and (ii) approved and declared advisable the Merger Agreement and the merger, including the issuance of shares of CGI Common Stock to the shareholders of StemoniX pursuant to the terms of the Merger Agreement.

In the course of reaching its decision to approve the merger, the StemoniX board of directors consulted with its senior management, the result of internal and third-party due diligence, financial advisor and legal counsel, drew on its knowledge of the business, operations, assets, financial condition, operating results, and prospects of StemoniX, as well as current economic, regulatory and market conditions reviewed a significant amount of information and considered a number of factors, including, among others:

●	the potential increased access to sources of capital at a lower cost of capital and a broader range of investors to support StemoniX’s business plan than it could otherwise obtain if it continued to operate as a stand-alone, privately-held company;

●	the potential to provide its current shareholders with greater liquidity by owning stock in a public company; in particular, the fact that shares of CGI Common Stock issued to StemoniX shareholders will be registered on a Form S-4 registration statement by CGI and will generally become freely tradable for non-affiliates;

●	the StemoniX board of directors’ consideration of the potential synergies with the vivoPharm business;

●	the StemoniX board of directors’ belief that no alternatives to the merger were reasonably likely to create greater value for StemoniX shareholders after reviewing the various strategic options to enhance shareholder value that were considered by the StemoniX board of directors;

●	the cash resources of the post-merger company expected to be available at the closing of the merger;

●	the expectation that the merger with CGI would be a more time- and cost-effective means to access capital than other options considered;

●	the terms and conditions of the Merger Agreement, including, without limitation, the following:

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○	the determination that the expected relative percentage ownership of CGI securityholders and StemoniX securityholders in the post-merger company was appropriate, in the judgment of the StemoniX board of directors, based on the StemoniX board of directors’ assessment of the approximate valuations of CGI and StemoniX and the comparative costs and risks associated with alternatives to the merger; and

○	the expectation that the merger will be treated as a reorganization for U.S. federal income tax purposes, with the result that StemoniX shareholders will generally not recognize taxable gain or loss for U.S. federal income tax purposes upon the exchange of StemoniX Common Stock for CGI Common Stock pursuant to the merger;

●	the desire to retain talent, as well as expectation that substantially all of StemoniX’s employees, particularly its management, will serve in similar roles at the combined organization;

●	the conclusion of the StemoniX board of directors that the potential expense reimbursement of $500,000 payable by CGI to StemoniX and the circumstances when such fee may be payable, were reasonable; and

●	the likelihood that the merger will be consummated on a timely basis.

The StemoniX board of directors also considered a number of uncertainties and risks in its deliberations concerning the merger and the other transactions contemplated by the Merger Agreement, including the following:

●	the possibility that the merger might not be completed and the potential adverse effect of the public announcement of the merger on the reputation of StemoniX and the ability of StemoniX to obtain financing in the future in the event the merger is not completed;

●	the reasonableness of the expense reimbursement of $500,000, which could become payable by StemoniX if the Merger Agreement is terminated in certain circumstances and certain events occur;

●	the risk that the merger might not be consummated in a timely manner or at all;

●	the expenses to be incurred in connection with the merger and related administrative challenges associated with combining the companies;

●	the additional public company expenses and obligations that StemoniX’s business will be subject to following the merger that it has not previously been subject to; and

●	various other risks associated with the post-merger company and the merger, including the risks described in the section titled “Risk Factors” in this proxy statement/prospectus/information statement.

Interests of the CGI Directors and Executive Officers in the Merger

In considering the recommendation of the CGI board of directors with respect to issuing shares of CGI Common Stock as contemplated by the Merger Agreement and the other matters to be acted upon by CGI stockholders at the CGI annual meeting, CGI stockholders should be aware that certain members of the board of directors and executive officers of CGI have interests in the merger that may be different from, or in addition to, the interests of CGI stockholders. These interests relate to or arise from the matters described below. The board of directors of each of CGI and StemoniX was aware of these potential conflicts of interest and considered them, among other matters, in reaching their respective decisions to approve the Merger Agreement and the transactions contemplated thereby, and to recommend, as applicable, that CGI stockholders approve the CGI proposals to be presented to CGI stockholders for consideration at the CGI annual meeting as contemplated by this proxy statement/prospectus/information statement, and that StemoniX shareholders vote to adopt the Merger Agreement and approve the merger and the transactions and related corporate changes contemplated by the Merger Agreement by written consent.

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As of September 15, 2020, CGI’s directors and executive officers beneficially owned approximately 5.2% of the outstanding shares of CGI Common Stock. John A. Roberts, currently CGI’s President and Chief Executive Officer, will continue as the President and Chief Executive Officer of the post-merger company and be appointed to its board of directors, and Ralf Brandt, Ph.D., currently CGI’s President of Discovery & Early Development Services, will continue as President, Discovery Services, in each case following the consummation of the merger, and all of CGI’s directors and executive officers are entitled to certain indemnification and liability insurance coverage pursuant to the terms of the Merger Agreement.

Post-Merger Employment Agreements

Under the Merger Agreement, CGI and StemoniX agreed to use commercially reasonable efforts to cause CGI to enter into employment agreements with Messrs. Roberts and Brandt on mutually satisfactory and commercially reasonable terms, which agreements will be effective upon the closing of the Merger.

See also “Compensation That May Be Paid or Become Payable To CGI’s Named Executive Officers in Connection With the Merger.”

The CGI board of directors was aware of these interests and considered them, among other matters, in its decision to approve the Merger Agreement.

Interests of the StemoniX Directors and Executive Officers in the Merger

In considering the recommendation of the StemoniX board of directors with respect to voting to approve the merger and the transactions and related corporate changes contemplated by the Merger Agreement by written consent, StemoniX shareholders should be aware that certain members of the board of directors and executive officers of StemoniX have interests in the merger that may be different from, or in addition to, interests they have as StemoniX shareholders. Yung-Ping Yeh, currently StemoniX’s Chief Executive Officer, will serve as the Chief Innovation Officer of the post-merger company and be appointed to its board of directors, and Andrew D.C. LaFrence, currently StemoniX’s Chief Financial Officer and Chief Operating Officer, will continue as Chief Financial Officer, in each case following the consummation of the merger, and all of StemoniX’s directors and executive officers are entitled to certain indemnification and liability insurance coverage pursuant to the terms of the Merger Agreement.

Stock Ownership

All of StemoniX’s current executive officers and directors hold shares of StemoniX Common Stock, StemoniX Options, Series A Preferred Stock. Series B Preferred Stock and Convertible Notes, all of which will, at the Effective Time, entitle them to receive an amount of registered shares of CGI Common Stock or options to purchase CGI Common Stock, as applicable, based on the Exchange Ratio. As of September 15, 2020, StemoniX’s directors and executive officers beneficially owned approximately 86.3% of the outstanding shares of StemoniX Common Stock. Following the closing of the merger, these same directors, executive officers, together with their affiliates are expected to own 16.0% of the outstanding shares of the post-merger company (while the directors and officers of the post-merger company will own approximately 6.4% of the post-merger company’s outstanding stock). Please see the sections titled “Principal Stockholders of StemoniX” and “Principal Stockholders of the Post-merger company” for further information.

Indemnification and Insurance

In addition to the indemnification required by StemoniX’s certificate of incorporation and bylaws, StemoniX has entered into indemnification agreements with certain of its directors and officers. With certain exceptions, these agreements provide for indemnification for related expenses including, among other things, attorneys’ fees, judgments, fines and settlement amounts incurred by any of these individuals in any action or proceeding. StemoniX believes that these indemnification agreements are necessary to attract and retain qualified persons as directors and officers.

As described in this proxy statement/prospectus/information statement, including in “The Merger—Limitations of Liability and Indemnification,” certain of StemoniX’s directors and officers will be entitled to certain ongoing rights of indemnification and coverage under directors’ and officers’ liability insurance policies.

The StemoniX board of directors was aware of these interests and considered them, among other matters, in its decision to approve the Merger Agreement.

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Compensation That May Be Paid or Become Payable To StemoniX’s Officers in Connection With the Merger

This section sets forth the information required by Item 402(t) of Regulation S-K regarding certain compensation that may be paid to StemoniX’s “named executive officers” assuming that their employment is terminated under certain circumstances in connection with the transaction. This compensation is referred to as “golden parachute” compensation by the applicable SEC disclosure rules, and in this section we use such term to describe the merger-related compensation payable to our named executive officers.

Further details on these potential payments and benefits, are provided in the footnotes to the table below and in the section entitled “StemoniX Executive Compensation—Employment Agreements”, which is incorporated herein by reference. The amounts set forth in the table below, which represent an estimate of each named executive officer’s golden parachute compensation as of September 15, 2020, calculated in accordance with the SEC’s rules on disclosing golden parachute compensation, assume the change in control was consummated on September 15, 2020, the latest practicable date prior to the filing of this proxy statement/prospectus/information statement.

The amounts in the table below do not include any value received in respect of equity awards held by the named executive officer that are vested prior to the consummation of the merger.

Post-Merger Employment Agreements

Under the Merger Agreement, CGI and StemoniX agreed to use commercially reasonable efforts to cause CGI to enter into employment agreements with Messrs. Yeh and LaFrence on mutually satisfactory and commercially reasonable terms, which agreements will be effective upon the closing of the Merger.

Golden Parachute Compensation

Name	Cash ($)(1)	Equity ($)(2)	Perquisites/ Benefits ($)	Total ($)
Named Executive Officers
Robert Petcavich (Chief Science Advisor, Director)	$-	$-	$-	$0
Yung-Ping Yeh (Chief Executive Officer, Director)	$5,250	$-	$-	$5,250
Andrew LaFrence (Chief Financial Officer)	$6,000	$-	$-	$6,000

(1)	Pursuant to the terms of the amendments to offer letters of Dr. Petcavich and Messrs. Yeh and LaFrence, each of them will be paid a cash amount equal to agreed-upon salary reduction between August 1, 2020 and the closing of the merger. The number provided assumes the merger closed on September 15, 2020.

Limitations of Liability and Indemnification

In addition to the indemnification required by CGI’ certificate of incorporation and bylaws, CGI has entered into indemnification agreements with each of its directors and officers. With certain exceptions, these agreements provide for indemnification for related expenses including, among other things, attorneys’ fees, judgments, fines and settlement amounts incurred by any of these individuals in any action or proceeding. CGI believes that these indemnification agreements are necessary to attract and retain qualified persons as directors and officers.

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Form of the Merger

The Merger Agreement provides that at the Effective Time, Merger Sub will be merged with and into StemoniX. Upon the closing of the merger, StemoniX will continue as the surviving corporation and will be a wholly-owned subsidiary of CGI.

After the closing of the merger, subject to satisfying Nasdaq’s listing standards, CGI is expected to continue to trade on Nasdaq under the symbol “CGIX.”

Merger Consideration

At the closing of the merger:

●	each outstanding share of StemoniX Common Stock (including shares of restricted common stock) will be converted into the right to receive shares of CGI Common Stock based on the Exchange Ratio, subject to adjustment for any reverse stock split and subject to the adjustments described elsewhere in this proxy statement/prospectus/information statement;

●	all StemoniX Warrants outstanding immediately prior to the Effective Time will automatically be cancelled and each StemoniX warrantholder will be entitled to receive the same consideration such warrantholder would have received had they exercised the StemoniX Warrant immediately prior to the Merger, based on the Exchange Ratio, net of the exercise price; and

●	each outstanding StemoniX Option, whether vested or unvested, that has not been exercised prior to the Effective Time will be converted into a stock option to purchase shares of CGI Common Stock, proportionately adjusted based on the Exchange Ratio.

See “The Merger Agreement—Exchange Ratio.”

Immediately after the merger, based on the Exchange Ratio, but prior to the proportionate dilution to come from the private placement described elsewhere in this proxy statement/prospectus/information statement that is a condition of the merger (the “Private Placement”), StemoniX securityholders will own approximately 78% of the post-closing Deemed Outstanding Shares of CGI Common Stock (the “Post-Closing Shares”), and CGI securityholders will own approximately 22% of the Post-Closing Shares.

The Exchange Ratio is an estimate only and the final Exchange Ratio will be determined pursuant to a formula described in more detail in the Merger Agreement and in this proxy statement/prospectus/information statement. Potential changes, including resulting from any Net Cash Adjustment, to the Exchange Ratio are described in more detail in the Merger Agreement and in this proxy statement/prospectus/information statement.

The Merger Agreement does not include a price-based termination right, and there will be no adjustment to the total number of shares of CGI Common Stock that StemoniX securityholders will be entitled to receive for changes in the market price of CGI Common Stock, except to the extent that changes in the market price of CGI Common Stock impact the number of shares that become issuable on a net exercise basis under in-the-money CGI Warrants and in-the-money CGI Options, and which therefore become part of the CGI Outstanding Equity (as defined in the section titled “The Merger Agreement—Exchange Ratio” in this proxy statement/prospectus/information statement) as of the Effective Time. However, due to the conversion or exercise provisions of the convertible and exercisable debt and equity securities of StemoniX, as applicable, changes in the market price of CGI Common Stock will affect:

●	the Exchange Ratio; and
●	the allocation of the Merger Consideration among the holders of StemoniX securities.

The Exchange Ratio may be adjusted to reflect relative Net Cash of CGI and StemoniX and the capitalization of CGI at closing, as provided for in the Merger Agreement and as further described in this proxy statement/prospectus/information statement. See the “The Merger Agreement—Exchange Ratio.”

Accordingly, the market value of the shares of CGI Common Stock issued pursuant to the Merger Agreement will depend on the market value of the shares of CGI Common Stock at the time the merger closes and could vary significantly from the market value on the date of this proxy statement/prospectus/information statement. On    , 2020, the last trading day before the date of this proxy statement/prospectus/information statement, the closing sale price of CGI Common Stock was $      per share.

The table below shows the number of shares of StemoniX Common Stock that each class of StemoniX securities will represent in the aggregate immediately prior to the merger on an as-converted or net exercise basis, as applicable, as well as the resulting Exchange Ratio at the various CGI stock prices shown below, such numbers reflecting the relative valuations of CGI and StemoniX in accordance with the initial 22%/78% split specified in the Merger Agreement and the capitalization of CGI and StemoniX as of September 15, 2020, assuming, solely for purposes of this calculation, no Net Cash Adjustment and no adjustment for fractional shares. Changes in the stock price of CGI Common Stock impact the allocation of equity ownership within the StemoniX capital structure, but will have no impact on the initial 22%/78% split specified in the Merger Agreement.

The table is for illustrative purposes only and the numbers shown will be different upon the closing of the merger.

EXCHANGE RATIO SENSITIVITY TABLE
As of 9/15/20

CGI Common Stock:	2,422,612
CGI/StemoniX Percentages:	22%/78%
Total Merger Shares:	8,589,261

	CGI Common Stock Price
StemoniX Equity Class	$2.50	$3.00	$3.50	$4.00	$4.31	$4.50	$5.00	$5.50
Common Stock	2,566,391	2,566,391	2,566,391	2,566,391	2,566,391	2,566,391	2,566,391	2,566,391
% of total	9.7%	12.5%	14.5%	15.9%	16.6%	16.9%	17.7%	18.3%

Convertible Notes (as converted to StemoniX Common Stock)	10,951,254	7,091,352	5,279,658	4,208,458	3,738,216	3,498,616	2,993,673	2,623,701
% of total	41.2%	34.6%	29.8%	26.1%	24.1%	23.1%	20.7%	18.7%

Series A Preferred Stock (as converted to StemoniX Common Stock)	7,047,593	5,837,161	5,338,935	5,052,140	4,926,241	4,862,092	4,726,903	4,658,038
% of total	26.5%	28.5%	30.1%	31.3%	31.8%	32.1%	32.7%	33.3%

Series B Preferred Stock (as converted to StemoniX Common Stock)	5,991,846	4,962,740	4,479,716	4,194,118	4,068,745	4,004,864	3,870,239	3,771,599
% of total	22.6%	24.2%	25.3%	26.0%	26.2%	26.4%	26.7%	27.0%

Options (net exercise basis)	-	15,392	67,384	131,631	202,223	238,288	314,532	370,498
% of total	0.0%	0.1%	0.4%	0.8%	1.3%	1.6%	2.2%	2.6%

Warrants (net exercise basis)	-	-	-	-	-	-	-	3,636
% of total	0.0%	0.0%	0.0%	0.0%	0.0%	0.0%	0.0%	0.0%

Total (in Shares of Common Stock)	26,557,084	20,473,036	17,732,085	16,152,738	15,501,816	15,170,251	14,471,737	13,993,862

Exchange Ratio (Merger Shares/Total):	0.3234	0.4195	0.4844	0.5318	0.5541	0.5662	0.5935	0.6138

No fractional shares of CGI Common Stock will be issuable pursuant to the merger. Instead, any holder of StemoniX Common Stock who would otherwise be entitled to receive a fraction of a share of CGI Common Stock (after aggregating all fractional shares of CGI Common Stock issuable to such holder and, for the avoidance of doubt, after taking into account any adjustment effective immediately prior to the Effective Time for any reverse split required for listing CGI Common Stock on the NASDAQ Capital Market) will, in lieu thereof, be entitled to receive in cash (rounded to the nearest whole cent), without interest, an amount equal to such fractional amount multiplied by the last reported sale price of CGI Common Stock on the Nasdaq Stock Market on the last complete trading day prior to the date of the Effective Time.

The Merger Agreement provides that, at or promptly following the Effective Time, CGI will deposit with or otherwise make available to an exchange agent, in trust for the benefit of the holders of StemoniX Common Stock, the Merger Shares in exchange for the outstanding shares of StemoniX Common Stock.

The Merger Agreement provides that, promptly after the Effective Time, the exchange agent will mail to each record holder of StemoniX capital stock immediately prior to the Effective Time a letter of transmittal and instructions for surrendering and exchanging the record holder’s StemoniX stock certificates for shares of CGI Common Stock. Upon surrender of a StemoniX stock certificate for exchange to the exchange agent, together with a duly executed letter of transmittal (which letter of transmittal shall include a release of claims against StemoniX, CGI and each of their affiliates and confirm that delivery of such stock certificates shall be effected and risk of loss and title to such stock certificates shall pass upon delivery of such stock certificates to the exchange agent) and such other documents as the exchange agent or CGI may reasonably require, the StemoniX stock certificate surrendered will be cancelled and the holder of the StemoniX stock certificate will be entitled to receive the following:

●	a certificate or certificates or book-entry account representing the number of whole shares of CGI Common Stock that such holder has the right to receive pursuant to the provisions of the Merger Agreement;

●	cash in lieu of any fractional share of CGI Common Stock; and

●	dividends or distributions payable pursuant to the provisions of the Merger Agreement.

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At the Effective Time of the merger, all holders of certificates representing shares of StemoniX capital stock that were outstanding immediately prior to the Effective Time of the merger will cease to have any rights as stockholders of StemoniX, other than the right to receive CGI Common Stock and/or cash in lieu of fractional shares, and/or any dividends or distributions, based on the Exchange Ratio. In addition, no transfer of StemoniX capital stock after the Effective Time of the merger will be registered on the stock transfer books of the post-merger company.

If any StemoniX stock certificate has been lost, stolen or destroyed, CGI may, in its discretion and as a condition precedent to the delivery of any shares of CGI Common Stock, require the owner of such lost, stolen or destroyed StemoniX stock certificate to provide an applicable affidavit with respect to such StemoniX stock certificate in a form reasonably satisfactory to CGI and the exchange agent and post a bond indemnifying CGI against any claim suffered by CGI related to the lost, stolen or destroyed StemoniX stock certificate or any CGI Common Stock issued in exchange therefor as CGI may reasonably request.

From and after the Effective Time, until it is surrendered, each certificate that previously evidenced StemoniX capital stock will be deemed to represent only the right to receive shares of CGI Common Stock, cash in lieu of any fractional share of CGI Common Stock, and/or any dividends or distributions. There will be no dividends or other distributions paid on any shares of CGI Common Stock to be issued in exchange for any unsurrendered StemoniX stock certificate until the StemoniX stock certificate is surrendered as provided in the Merger Agreement.

Directors and Executive Officers of the Post-merger company Following the Merger

Effective at the Effective Time, the post-merger company’s board of directors is expected to be fixed at seven members and will be comprised of designees of CGI and StemoniX. The composition of the board of directors after the closing of the merger is expected to satisfy the requisite independence requirements as well as the sophistication and independence requirements for audit committee members pursuant to Nasdaq listing requirements. As of the date of this proxy statement/prospectus/information statement, the board of directors at the Effective Time is expected to be comprised of: John A. Roberts, Yung-Ping Yeh, Geoffrey Harris, Howard McLeod, John Fletcher and two additional individuals to be designated by StemoniX.

Upon the closing of the merger, the executive management team of the post-merger company is expected to be composed of the following persons:

Name	Post-Merger Company Position(s)	Current Position(s)
John A. Roberts	President and Chief Executive Officer	President and Chief Executive Officer, CGI
Yung-Ping Yeh	Chief Innovation Officer	Chief Executive Officer, StemoniX
Andrew D.C. LaFrence, CPA	Chief Financial Officer	Chief Financial Officer and Chief Operating Officer, StemoniX
Ralf Brandt, Ph.D.	President, Discovery Services	President of Discovery & Early Development Services, CGI

Additional information about CGI’s and StemoniX’s current directors and officers is included elsewhere in this proxy statement/prospectus/information statement.

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Effective Time of the Merger

The merger will become effective upon the filing of a certificate of merger with the Secretary of State of the State of Minnesota or at such later time or date agreed to by StemoniX and CGI and specified in the certificate of merger. The closing of the merger will occur on a date specified by StemoniX and CGI, which will be no later than the second business day after the conditions to effect the merger set forth in the Merger Agreement have been satisfied or waived, or such other date and time as StemoniX and CGI may agree to in writing.

Regulatory Approvals

In the United States, CGI must comply with applicable federal and state securities laws and the rules and regulations of Nasdaq in connection with the issuance of shares of CGI Common Stock pursuant to the Merger Agreement and the filing of this proxy statement/prospectus/information statement with the SEC.

Material U.S. Federal Income Tax Consequences of the Reverse Stock Split and the Merger

This section describes the material United States federal income tax consequences of the Reverse Stock Split to a U.S. holder (as defined below) of CGI Common Stock and the merger to U.S. holders of StemoniX Common Stock who exchange shares of StemoniX Common Stock for shares of CGI Common Stock and cash in lieu of fractional shares of CGI Common Stock pursuant to the merger. The following discussion is based on the Internal Revenue Code, applicable Treasury regulations thereunder, administrative interpretations and published rulings and court decisions, each as in effect as of the date hereof, and all of which are subject to change, possibly with retroactive effect. Any such change could affect the continuing validity of this discussion.

For purposes of this discussion, a U.S. holder is:

●	an individual citizen or resident of the United States;

●	a corporation, or any other entity treated as a corporation for United States federal income tax purposes, created or organized in or under the laws of the United States or any state thereof or the District of Columbia;

●	a trust (1) that is subject to the primary supervision of a court within the United States and all the substantial decisions of which are controlled by one or more United States persons to control all substantial decisions of the trust or (2) that has a valid election in effect under applicable Treasury regulations to be treated as a United States person; or

●	an estate that is subject to United States federal income tax on its income regardless of its source.

If a partnership (including for this purpose any entity or arrangement treated as a partnership for United States federal income tax purposes) holds StemoniX common stock, the tax treatment of a partner generally will depend on the status of the partner and the activities of the partnership. If you are a partner of a partnership holding StemoniX common stock, you should consult your own tax advisor regarding the tax consequences of the merger.

This discussion addresses only holders of StemoniX common stock who hold their StemoniX common stock as a capital asset within the meaning of Section 1221 of the Internal Revenue Code (generally, property held for investment) and exchange those shares for the merger consideration in the merger, and does not address all aspects of United States federal income taxation that may be relevant to particular StemoniX stockholders in light of their individual circumstances or to StemoniX stockholders that are subject to special rules, such as:

●	financial institutions;

●	pass-through entities or investors in pass-through entities;

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●	real estate investment trusts;

●	insurance companies;

●	tax-exempt organizations;

●	brokers or dealers in securities;

●	traders in securities that elect to use a mark-to-market method of accounting;

●	regulated investment companies;

●	persons that hold StemoniX common stock as part of a straddle, hedge, short sale, constructive sale or conversion transaction;

●	persons that purchased or sell their shares of StemoniX common stock as part of a wash sale;

●	certain expatriates or persons that have a functional currency other than the U.S. dollar;

●	holders of StemoniX common stock subject to the alternative minimum tax provisions of the Internal Revenue Code;

●	holders who exercise dissenters’ rights;

●	holders required to accelerate the recognition of any item of gross income for U.S. federal income tax purposes with respect to their stock as a result of such item being taken into account in an applicable financial statement;

●	persons that are not U.S. holders (such as controlled foreign corporations or passive foreign investment companies);

●	persons who hold StemoniX common stock as “qualified small business stock” pursuant to Section 1202 of the Internal Revenue Code; and

●	stockholders who acquired their shares of StemoniX common stock through the exercise of an employee stock option or otherwise as compensation or through a tax-qualified retirement plan.

In addition, the discussion does not address any tax consequences arising under the unearned income Medicare contribution tax pursuant to the Health Care and Education Reconciliation Act of 2010, any alternative minimum tax or any state, local or foreign tax consequences of the merger. This discussion does not address any non-income taxes consequences of the merger.

THE FOLLOWING DISCUSSION DOES NOT PURPORT TO BE A COMPLETE ANALYSIS OR DISCUSSION OF ALL OF THE POTENTIAL TAX CONSEQUENCES OF THE REVERSE STOCK SPLIT AND THE MERGER. ALL HOLDERS OF STEMONIX COMMON STOCK SHOULD CONSULT THEIR OWN TAX ADVISORS AS TO THE SPECIFIC TAX CONSEQUENCES TO THEM OF THE MERGER, INCLUDING TAX RETURN REPORTING REQUIREMENTS AND THE APPLICABILITY AND EFFECT OF THE ALTERNATIVE MINIMUM TAX AND ANY STATE, LOCAL, FOREIGN AND OTHER TAX LAWS IN LIGHT OF THEIR PARTICULAR CIRCUMSTANCES.

Reverse Stock Split. The Reverse Stock Split is expected to constitute a “recapitalization” for U.S. federal income tax purposes. As a result, a CGI U.S. holder generally should not recognize gain or loss upon the Reverse Stock Split, except with respect to cash received in lieu of a fractional share of CGI common stock, as discussed below. A CGI U.S. holder’s aggregate tax basis in the shares of CGI common stock received pursuant to the Reverse Stock Split should equal the aggregate tax basis of the shares of CGI common stock surrendered (excluding any portion of such basis that is allocated to any fractional share of CGI common stock), and such CGI U.S. holder’s holding period in the shares of CGI common stock received should include the holding period in the shares of CGI common stock surrendered. Treasury Regulations provide detailed rules for allocating the tax basis and holding period of the shares of CGI common stock surrendered to the shares of CGI common stock received pursuant to the Reverse Stock Split. Holders of shares of CGI common stock acquired on different dates and at different prices should consult their tax advisors regarding the allocation of the tax basis and holding period of such shares.

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If a U.S. holder receives cash in lieu of a fractional share of CGI Common Stock in the Reverse Stock Split, the U.S. holder will be treated as having received such fractional share of CGI Common Stock pursuant to the Reverse Stock Split and then as having received cash in exchange for such fractional share of CGI Common Stock. As a result, such U.S. holder generally will recognize gain or loss equal to the difference between the amount of cash received in lieu of a fractional share and the U.S. holder’s basis in the fractional share of CGI Common Stock it is treated as receiving as set forth above. Such gain or loss generally will be capital gain or loss and will be long-term capital gain or loss if the holding period for such fractional share exceeds one year as of the effective date of the Reverse Stock Split. The deductibility of capital losses is subject to limitations.

Federal Income Tax Consequences of the Merger. It is intended that, for United States federal income tax purposes, the merger will qualify as a reorganization within the meaning of Section 368(a) of the Internal Revenue Code. StemoniX’s obligation to effect the merger is subject to the satisfaction, or waiver by StemoniX, at or prior to the Effective Time of the merger, of the following condition: receipt by StemoniX of a tax opinion from Taft Stettinius & Hollister, LLP, legal counsel to StemoniX, and receipt by CGI of a tax opinion from Lowenstein Sandler, LLP, legal counsel to CGI, dated as of the closing date of the merger, to the effect that the merger will qualify for the intended tax treatment. Such tax opinion will be based on customary assumptions and representations made by CGI and StemoniX, as well as certain covenants and undertakings by CGI and StemoniX. If any of the assumptions, representations, covenants and undertakings by CGI and StemoniX is incorrect, incomplete or inaccurate or is violated, the validity of the opinion described above may be affected and the tax consequences of the merger could differ from those described in this proxy statement/prospectus/information statement. An opinion of counsel represents counsel’s best legal judgment but is not binding on the IRS or any court. Neither CGI nor StemoniX intends to request a ruling from the IRS regarding the United States federal income tax consequences of the merger. Accordingly, even if StemoniX receives a tax opinion that concludes that the merger qualifies for the intended tax treatment, no assurance can be given that the IRS will not challenge the conclusions reflected in the opinion or that a court would not sustain such a challenge.

The qualification of the merger as a reorganization under Section 368(a)(2)(E) of the Internal Revenue Code depends on the application of numerous technical requirements, including whether holder of StemoniX common stock will receive a sufficient amount of CGI Common Stock to satisfy the “control” test applicable to the merger. For purposes of Section 368(a)(2)(E) of the Internal Revenue Code, “control” is defined as ownership of stock possessing at least 80 percent of the total combined voting power of all classes of stock entitled to vote and at least 80 percent of the total number of shares of all other classes of stock of the corporation. Satisfaction of the control test will depend on the value, as of the closing of the merger, of the CGI Common Stock received by holders of StemoniX Common Stock in exchange for CGI Common Stock, relative to the value of the consideration other than CGI Common Stock received by holders of StemoniX Common Stock in exchange for shares of StemoniX Common Stock in connection with the merger.

If any requirement for the merger to qualify for the intended tax treatment is not satisfied, a U.S. holder of StemoniX Common Stock generally would recognize gain or loss for United States federal income tax purposes on each share of StemoniX Common Stock surrendered in the merger in an amount equal to the difference between (1) the fair market value of the merger consideration received in exchange for such surrendered share upon completion of the merger and (2) the holder’s basis in the share of StemoniX Common Stock surrendered. Gain or loss must be calculated separately for each block of StemoniX Common Stock exchanged by such U.S. holder if such blocks were acquired at different times or for different prices. Any gain or loss recognized generally would be long-term capital gain or loss if the U.S. holder’s holding period in a particular block of StemoniX common stock exceeds one year at the Effective Time. Long-term capital gain of non-corporate U.S. holders (including individuals) currently is eligible for preferential United States federal income tax rates. The deductibility of capital losses is subject to limitations. A U.S. holder’s tax basis in shares of CGI Common Stock received in the merger would be equal to the fair market value thereof as of the Effective Time, and such U.S. Holder’s holding period in such shares would begin on the day following the merger.

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The remainder of this discussion under the captions “Reverse Stock Split,” “Federal Income Tax Consequences of the Merger,” and “Cash Received Instead of a Fractional Share of CGI Common Stock” below assumes the receipt and accuracy of the opinion described above. The discussion under “Backup Withholding” and “Certain Reporting Requirements” below applies whether or not the merger qualifies for the intended tax treatment.

Assuming that the merger qualifies as a reorganization within the meaning of Section 368(a) of the Internal Revenue Code, the United States federal income tax consequences of the merger to U.S. holders of StemoniX common stock are as follows:

●	a U.S. holder of StemoniX common stock will not recognize any gain or loss realized on the exchange of shares of StemoniX common stock for shares of CGI Common Stock (excluding any cash received in lieu of fractional share interests in CGI Common Stock, which will be treated as discussed below);

●	the aggregate tax basis of the CGI Common Stock received in the merger (including any fractional share interests in CGI Common Stock deemed received and exchanged for cash, as discussed below) will be the same as the aggregate adjusted tax basis of the StemoniX common stock surrendered in exchange for the CGI Common Stock; and

●	the holding period of CGI Common Stock received in exchange for shares of StemoniX common stock (including any fractional share interests in CGI Common Stock deemed received and exchanged for cash, as discussed below) will include the holding period of the StemoniX common stock surrendered in exchange for the CGI Common Stock. If a U.S. holder acquired different blocks of shares of StemoniX common stock at different times or at different prices, the shares of CGI Common Stock received in the merger (including any fractional share interests in CGI Common Stock deemed received and exchanged for cash, as discussed below) will be allocated pro rata to each block of shares of StemoniX common stock, and the basis and holding period of each block of CGI Common Stock a U.S. holder receives will be determined on a block-for-block basis depending on the basis and holding period of the blocks of StemoniX common stock exchanged for such block of CGI Common Stock. U.S. holders should consult their tax advisors regarding the manner in which shares of StemoniX common stock should be allocated among different blocks of their CGI Common Stock surrendered in the merger.

Cash Received Instead of a Fractional Share of CGI Common Stock. A U.S. holder of StemoniX common stock who receives cash in lieu of a fractional share of CGI Common Stock as part of the merger will generally be treated as having received the fractional share pursuant to the merger and as having sold that fractional share back to CGI for cash. As a result, a U.S. holder who receives cash in lieu of a fractional share will recognize gain or loss measured by the difference between the amount of cash received for such fractional share and the portion of the U.S. holder’s tax basis in the StemoniX common stock allocated to the fractional share. Gain or loss recognized with respect to cash received in lieu of a fractional share of CGI Common Stock will generally be capital gain or loss, and will generally be long-term capital gain or loss if, as of the Effective Time, the holding period for such shares of StemoniX common stock is greater than one year. Long-term capital gain of certain non-corporate taxpayers, including individuals, is generally taxed at preferential rates. The deductibility of capital losses is subject to limitations.

Exchange of StemoniX Convertible Notes for StemoniX Common Stock Prior to the Merger. The holders of StemoniX convertible notes that exchange such notes for StemoniX common stock prior to the merger will receive StemoniX common stock representing payment of both the principal and accrued interest on the convertible notes. The StemoniX common stock representing the payment of the accrued interest will result in the holders of the convertible notes recognizing ordinary income in an amount equal to the interest payment amount.

Backup Withholding. Payments of cash to a holder of StemoniX common stock may, under certain circumstances, be subject to backup withholding at the applicable rate (currently 24%), unless the holder of the StemoniX common stock receiving such payments provides proof of an applicable exemption (generally exemptions apply to corporations, tax-exempt organizations, qualified pension and profit-sharing trusts, individual retirement accounts, or nonresident aliens who, when required, provide certification as to their status) or provides a Form W-9 or applicable successor form containing the holder’s name, address, correct federal taxpayer identification number and a statement that the holder is exempt from backup withholding and otherwise complies with all applicable requirements of the backup withholding rules. Backup withholding does not constitute an additional tax, and any amounts withheld from payments to a holder under the backup withholding rules will be allowed as a refund or credit against the holder’s United States federal income tax liability, provided the required information is timely furnished to the IRS.

Certain Reporting Requirements. If you are a U.S. holder that receives CGI Common Stock in the merger and are considered a “significant holder,” you will be required (1) to file a statement with your U.S. federal income tax return providing certain facts pertinent to the merger, including your tax basis in, and the fair market value of, the StemoniX common stock that you surrendered, and (2) to retain permanent records of these facts relating to the merger. Generally, a U.S. holder is a “significant holder” if, immediately before the merger, it (a) owned at least 1% (by vote or value) of the outstanding stock of StemoniX, or (b) owned StemoniX securities with a tax basis of $1.0 million or more. U.S. holders should consult their tax advisors to determine whether they are significant holders required to comply with these rules.

DETERMINING THE TAX CONSEQUENCES OF THE REVERSE STOCK SPLIT AND THE MERGER TO YOU MAY BE COMPLEX AND WILL DEPEND ON YOUR SPECIFIC SITUATION AND ON FACTORS THAT ARE NOT WITHIN OUR CONTROL. YOU ARE STRONGLY URGED TO CONSULT WITH YOUR OWN TAX ADVISOR AS TO THE SPECIFIC TAX CONSEQUENCES OF THE MERGER IN YOUR PARTICULAR CIRCUMSTANCES, INCLUDING THE APPLICABILITY AND EFFECT OF THE ALTERNATIVE MINIMUM TAX AND ANY U.S. FEDERAL, STATE AND LOCAL, FOREIGN AND OTHER TAX LAWS AND OF CHANGES IN THOSE LAWS.

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Nasdaq Stock Market Listing

The approval by Nasdaq of (i) the continued listing of the CGI Common Stock on the Nasdaq Capital Market following the Effective Time and (ii) the listing of the shares of CGI Common Stock being issued in connection with the merger on Nasdaq at or prior to the Effective Time are conditions to the closing of the merger. StemoniX has agreed to cooperate with CGI to furnish to CGI all information concerning StemoniX and its equityholders that may be required or reasonably requested in connection with Nasdaq. If such approvals are obtained, CGI anticipates that the post-merger company’s common stock will be listed on Nasdaq under the trading symbol “CGIX” following the closing of the merger.

Anticipated Accounting Treatment

The merger is expected to be treated by CGI as a reverse merger and accounted for as a reverse acquisition in accordance with U.S. generally accepted accounting principles (“U.S. GAAP”). For accounting purposes, StemoniX is considered to be acquiring CGI in the Merger. In particular, the merger is expected to be accounted for as a reverse acquisition using the acquisition method of accounting in accordance with Accounting Standards Codification 805, Business Combinations, (“ASC 805”), under which the assets and liabilities of CGI will be recorded by StemoniX at their respective fair values as of the date the merger is consummated. StemoniX will be deemed the acquirer in the merger for accounting purposes and CGI will be treated as the acquiree, based on a number of factors considered at the time of preparation of this proxy statement/prospectus/information statement. StemoniX’s historic financial statements will become those of the post-merger company.

Appraisal Rights and Dissenters’ Rights

Minnesota Law

Dissenters’ Rights of Shareholders

Under Minnesota law, with certain exceptions which are not relevant to the merger and the Merger Agreement, a shareholder of a corporation may dissent from, and obtain the fair value of the shareholder’s shares, when a plan of merger is adopted by the corporation and becomes effective. Consequently, upon the adoption and effectiveness of the Merger Agreement, under Minnesota law, shareholders may dissent and obtain the fair value of their shares. A dissenting shareholder cannot assert dissenters’ rights as to less than all of the shares registered in such dissenting shareholder’s name, unless the shareholder dissents with respect to shares that are beneficially owned by another person but registered in the name of the shareholder, and the shareholder discloses the name and address of each beneficial owner on whose behalf the shareholder dissents.

Under the MBCA, beneficial owner of the shares who is not the shareholder of record may assert dissenters’ rights with respect to shares held on such beneficial owner’s behalf, if the beneficial owner submits a written consent of the shareholder of record either at the time of or before the assertion of the dissenters’ rights.

Any shareholder who wishes to exercise dissenters’ rights must, before the shareholder vote on the Merger Agreement, deliver a written notice of intent to demand the fair value of the shareholder’s shares with StemoniX, and must not vote their shares in favor of the merger. By voting in favor of the Merger Agreement and the merger, a shareholder would effectively waive any right to dissent.

If and when the Merger Agreement and the merger are approved and adopted by the requisite securityholders of StemoniX (discussed elsewhere in the prospectus), StemoniX expects the drag-along right contained in the governing documents of StemoniX will be exercised by such approving shareholders. Upon exercise of the drag-along right, the remaining shareholders would be contractually required to vote in favor of the Merger Agreement and merger and, therefore, waive any dissenters’ rights to which they would otherwise be entitled under the MBCA.

Section 471 of the MBCA (which is the statute concerning the rights of dissenting shareholders) and Section 473 of the MBCA (which is the statute concerning the procedure for asserting dissenters’ rights) are attached hereto as Annex D.

The foregoing is a brief summary of Section 471 and Section 473 of the MBCA that sets forth the procedure for demanding statutory dissenters’ rights. This summary, however, is not a complete statement of all applicable requirements and is qualified in its entirety by reference to Section 471 and Section 473 of the MBCA, which are attached hereto as Annex D.

Failure to comply strictly will all procedures set forth in Section 471 and Section 473 of the MBCA may result in the loss of a shareholder’s statutory dissenters’ rights. Consequently, if you wish to exercise your dissenters’ rights, you are strongly urged to consult a legal advisor before attempting to do so.

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THE MERGER AGREEMENT

The following is a summary of the material terms of the Merger Agreement. A copy of the Merger Agreement is attached as Annex A to this proxy statement/prospectus/information statement and is incorporated by reference into this proxy statement/prospectus/information statement. The Merger Agreement has been attached to this proxy statement/prospectus/information statement to provide you with information regarding its terms. It is not intended to provide any other factual information about CGI, StemoniX, or Merger Sub. The following description does not purport to be complete and is qualified in its entirety by reference to the Merger Agreement. You should refer to the full text of the Merger Agreement for details of the merger and the terms and conditions of the Merger Agreement.

The Merger Agreement contains representations and warranties that CGI and Merger Sub, on the one hand, and StemoniX, on the other hand, have made to one another as of specific dates. These representations and warranties have been made for the benefit of the other parties to the Merger Agreement and may be intended not as statements of fact but rather as a way of allocating the risk to one of the parties if those statements prove to be incorrect. In addition, the assertions embodied in the representations and warranties are qualified by information in confidential disclosure schedules exchanged by the parties in connection with signing the Merger Agreement. While CGI and StemoniX do not believe that these disclosure schedules contain information required to be publicly disclosed under the applicable securities laws, other than information that has already been so disclosed, the disclosure schedules do contain information that modifies, qualifies and creates exceptions to the representations and warranties set forth in the attached Merger Agreement. Accordingly, you should not rely on the representations and warranties as current characterizations of factual information about CGI or StemoniX, because they were made as of specific dates, may be intended merely as a risk allocation mechanism between CGI and Merger Sub, and StemoniX and are modified by the disclosure schedules.

General

On August 21, 2020, CGI, StemoniX and Merger Sub entered into the Merger Agreement. If the merger is consummated, Merger Sub will merge with and into StemoniX, with StemoniX surviving the merger as a wholly-owned subsidiary of CGI (the “surviving corporation”).

Pursuant to, and subject to the conditions of, the Merger Agreement, each share of StemoniX Common Stock (other than Dissenting Shares (as defined in the Merger Agreement)), issued and outstanding immediately prior to the Effective Time (including shares of StemoniX Common Stock issued upon conversion to StemoniX Common Stock of all (x) Series A Preferred Stock and Series B Preferred Stock and (y) Convertible Notes, in each case as contemplated by the Merger Agreement) will be automatically converted into the right to receive an amount of shares of CGI Common Stock equal to the Exchange Ratio (as defined in the section titled “The Merger Agreement—Exchange Ratio” in this proxy statement/prospectus/information statement). In addition, all StemoniX Options outstanding immediately prior to the Effective Time will be exchanged for options to purchase CGI Common Stock, proportionately adjusted based on the Exchange Ratio. All StemoniX Warrants outstanding immediately prior to the Effective Time will automatically be cancelled and each StemoniX warrantholder will be entitled to receive the same consideration such warrantholder would have received had they exercised the StemoniX Warrant immediately prior to the Merger, based on the Exchange Ratio, net of the exercise price. As a result, immediately following the Effective Time, but prior to the proportionate dilution to come from the private placement described elsewhere in this proxy statement/prospectus/information statement that is a condition of the merger (the “Private Placement”), the former StemoniX shareholders will hold approximately 78% of the outstanding shares of CGI Common Stock (which outstanding shares, the “Deemed Outstanding Shares”, in this context, includes the CGI Common Stock issuable on a net exercise basis with respect to any in-the-money CGI options, in-the-money CGI warrants, in-the-money StemoniX Options and in-the-money StemoniX Warrants but does not include any shares issued in the Private Placement) and the stockholders of CGI will retain ownership of approximately 22% of the Deemed Outstanding Shares, with such percentages subject to certain closing adjustments based on the Net Cash (as defined in the section titled “The Merger Agreement—Exchange Ratio”) held by each company (such adjustment, the “Net Cash Adjustment”) and, proportionately for all equity holders of the post-merger company, the Private Placement. The exact number of shares of CGI Common Stock that will be issued to StemoniX shareholders will be fixed immediately prior to the Effective Time to reflect the capitalization of CGI as of immediately prior to such time as well as the Net Cash Adjustment. For a more complete description of the Exchange Ratio, see the section titled “The Merger Agreement—Exchange Ratio” in this proxy statement/prospectus/information statement.

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Effective Time of the Merger

The merger will become effective upon the filing of a certificate of merger with the Secretary of State of the State of Minnesota or at such later time or date agreed to by StemoniX and CGI and specified in the certificate of merger. The closing of the merger will occur no later than the second business day after the last of the conditions to the merger has been satisfied or waived, or at another time as CGI and StemoniX agree. CGI and StemoniX anticipate that the closing of the merger will occur promptly after the CGI annual meeting. However, because the merger is subject to a number of conditions, neither CGI nor StemoniX can predict exactly when the closing will occur or if it will occur at all.

Certificate of Incorporation and Bylaws

At the Effective Time of the merger, the articles of incorporation of the surviving corporation will be amended in its entirety to read as set forth in the exhibit to the Merger Agreement and the bylaws of Merger Sub as of immediately prior to the Effective Time will become the bylaws of the surviving corporation, except that the name will be changed to StemoniX, Inc. CGI’s certificate of incorporation and bylaws will be the certificate of incorporation and bylaws of the post-merger company; provided, that, to the extent required for the listing of CGI Common Stock on the NASDAQ Capital Market, CGI’s certificate of incorporation will be amended to effect the Reverse Split, as set forth in the exhibit to the Merger Agreement.

Merger Consideration

At the closing of the merger:

●	each outstanding share of StemoniX Common Stock (including shares of restricted common stock) will be converted into the right to receive shares of CGI Common Stock based on the Exchange Ratio, subject to adjustment for any reverse stock split and subject to the adjustments described elsewhere in this proxy statement/prospectus/information statement;

●	all StemoniX Warrants outstanding immediately prior to the Effective Time will automatically be cancelled and each StemoniX warrantholder will be entitled to receive the same consideration such warrantholder would have received had they exercised the StemoniX Warrant immediately prior to the Merger, based on the Exchange Ratio, net of the exercise price; and

●	each outstanding StemoniX Option, whether vested or unvested, that has not been exercised prior to the Effective Time will be converted into a stock option to purchase shares of CGI Common Stock, proportionately adjusted based on the Exchange Ratio.

See “The Merger Agreement—Exchange Ratio.”

Immediately after the merger, based on the Exchange Ratio, but prior to the proportionate dilution to come from the private placement described elsewhere in this proxy statement/prospectus/information statement that is a condition of the merger (the “Private Placement”), StemoniX securityholders will own approximately 78% of the post-closing Deemed Outstanding Shares of CGI Common Stock (the “Post-Closing Shares”), and CGI securityholders will own approximately 22% of the Post-Closing Shares.

The Exchange Ratio is an estimate only and the final Exchange Ratio will be determined pursuant to a formula described in more detail below.

Exchange Ratio

The Exchange Ratio was determined using a formula intended to allocate to the existing StemoniX securityholders (on a modified fully-diluted basis, referred to below as Company Outstanding Equity) a percentage of CGI based on the relative valuations of CGI and StemoniX, which were agreed in the Merger Agreement to be approximately $17.0 million and $60.3 million, respectively.

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The Exchange Ratio formula is the quotient obtained by dividing (i) the “Merger Shares” (as described below) by (ii) the “Company Outstanding Equity” (as described below), where:

●

“Merger Shares” is the product determined by multiplying (i) the “Company Percentage” (as described below) by (ii) the quotient of (A) the “CGI Outstanding Equity” (as described below), divided by (B) the “CGI Percentage” (as described below), which percentages are subject to increase or reduction due to any “Net Cash Adjustment” (as described below).

●	“Company Outstanding Equity” means the sum of (i) the number of shares of StemoniX Common Stock outstanding as of the Effective Time (including shares of StemoniX Common Stock issued upon conversion to StemoniX Common Stock of all (x) Company Preferred Stock (as defined in the Merger Agreement) as contemplated by the Merger Agreement and (y) Company Convertible Notes (as defined in the Merger Agreement) as contemplated by the Merger Agreement), plus (ii) the number of shares of StemoniX Common Stock issuable on a net exercise basis under the in-the-money StemoniX Warrants, plus (iii) the number of shares of StemoniX Common Stock issuable on a net exercise basis under in-the-money StemoniX Options.

●	“Company Percentage” is equal to 78%, subject to the Net Cash Adjustment.

●	“CGI Outstanding Equity” means the sum of (i) the number of shares of CGI Common Stock outstanding as of the Effective Time, including the number of shares issued pursuant to any registered financing or financings which may be effected by CGI after August 21, 2020, but excluding any shares of CGI Common Stock issued, or issuable upon the conversion or exercise of any securities issued or issuable, as applicable, in the Private Placement, plus (ii) the number of shares of CGI Common Stock issuable on a net exercise basis under the in-the-money CGI Warrants, plus (iii) the number of shares of CGI Common Stock issuable on a net exercise basis under in-the-money CGI Options.

●	“CGI Percentage” is equal to 22%, subject to the Net Cash Adjustment.

●	“Net Cash Adjustment” means that (i) if CGI’s “Net Cash” (as described below) is less than $2,000,000 by more than $250,000 or (ii) if StemoniX’s Net Cash is less than $500,000 by more than $250,000, then the CGI Percentage (in the event of a shortfall described in foregoing clause (i)) and/or the Company Percentage (in the event of a shortfall described in foregoing clause (ii)) will be adjusted downward as described below in the section titled “The Merger Agreement—Net Cash Adjustment”; it being understood that only if there is a shortfall under both of the foregoing clauses (i) and (ii) will both shortfalls be taken into account in adjusting the CGI Percentage and the Company Percentage.

●	“Net Cash” means the amount, whether positive or negative, of an entity’s cash and cash equivalents (without regard to any proceeds from the Private Placement), reduced by, without duplication, such entity’s (a) outstanding debt (principal plus interest), (b) accounts payable that have been outstanding for more than one hundred eighty (180) days, (c) subject to any fees or expenses required to be shared pursuant to the Merger Agreement, expected unpaid and unaccrued fees and expenses associated with, or otherwise due to attorneys, accountants or investment bankers in connection with, the merger or any financings, and (d) certain other items, in each case measured as of the end of the most recently completed calendar month preceding the required delivery date of the net cash schedule that is required to be delivered pursuant to Merger Agreement (which required delivery date is at least 10 days prior to the anticipated closing date, agreed upon by CGI and StemoniX), except unpaid and unaccrued fees and expenses associated with the merger, which will be estimated through the anticipated closing date.

The Exchange Ratio will be adjusted to fully reflect any reclassification, stock split, reverse split, stock dividend, reorganization, recapitalization or other like change to CGI Common Stock or StemoniX capital stock occurring or with an established record date after August 21, 2020 and prior to the Effective Time.

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The Merger Agreement does not include a price-based termination right, and there will be no adjustment to the total number of shares of CGI Common Stock that StemoniX securityholders will be entitled to receive for changes in the market price of CGI Common Stock, except to the extent that changes in the market price of CGI Common Stock impact the number of shares that become issuable on a net exercise basis under in-the-money CGI Warrants and in-the-money CGI Options, and which therefore become part of the CGI Outstanding Equity (as defined in the section titled “The Merger Agreement—Exchange Ratio” in this proxy statement/prospectus/information statement) as of the Effective Time. However, due to the conversion or exercise provisions of the convertible and exercisable debt and equity securities of StemoniX, as applicable, changes in the market price of CGI Common Stock will affect:

●	the Exchange Ratio; and
●	the allocation of the Merger Consideration among the holders of StemoniX securities.

The Exchange Ratio may be adjusted to reflect relative Net Cash of CGI and StemoniX and the capitalization of CGI at closing, as provided for in the Merger Agreement and as further described in this proxy statement/prospectus/information statement. See the “The Merger Agreement—Exchange Ratio.”

Accordingly, the market value of the shares of CGI Common Stock issued pursuant to the Merger Agreement will depend on the market value of the shares of CGI Common Stock at the time the merger closes and could vary significantly from the market value on the date of this proxy statement/prospectus/information statement. On , 2020, the last trading day before the date of this proxy statement/prospectus/information statement, the closing sale price of CGI Common Stock was $ per share.

The table below shows the number of shares of StemoniX Common Stock that each class of StemoniX securities will represent in the aggregate immediately prior to the merger on an as-converted or net exercise basis, as applicable, as well as the resulting Exchange Ratio at the various CGI stock prices shown below, such numbers reflecting the relative valuations of CGI and StemoniX in accordance with the initial 22%/78% split specified in the Merger Agreement and the capitalization of CGI and StemoniX as of September 15, 2020, assuming, solely for purposes of this calculation, no Net Cash Adjustment and no adjustment for fractional shares. Changes in the stock price of CGI Common Stock impact the allocation of equity ownership within the StemoniX capital structure, but will have no impact on the initial 22%/78% split specified in the Merger Agreement.

The table is for illustrative purposes only and the numbers shown will be different upon the closing of the merger.

EXCHANGE RATIO SENSITIVITY TABLE
As of 9/15/20

CGI Common Stock:	2,422,612
CGI/StemoniX Percentages:	22%/78%
Total Merger Shares:	8,589,261

	CGI Common Stock Price
StemoniX Equity Class	$2.50	$3.00	$3.50	$4.00	$4.31	$4.50	$5.00	$5.50
Common Stock	2,566,391	2,566,391	2,566,391	2,566,391	2,566,391	2,566,391	2,566,391	2,566,391
% of total	9.7%	12.5%	14.5%	15.9%	16.6%	16.9%	17.7%	18.3%

Convertible Notes (as converted to StemoniX Common Stock)	10,951,254	7,091,352	5,279,658	4,208,458	3,738,216	3,498,616	2,993,673	2,623,701
% of total	41.2%	34.6%	29.8%	26.1%	24.1%	23.1%	20.7%	18.7%

Series A Preferred Stock (as converted to StemoniX Common Stock)	7,047,593	5,837,161	5,338,935	5,052,140	4,926,241	4,862,092	4,726,903	4,658,038
% of total	26.5%	28.5%	30.1%	31.3%	31.8%	32.1%	32.7%	33.3%

Series B Preferred Stock (as converted to StemoniX Common Stock)	5,991,846	4,962,740	4,479,716	4,194,118	4,068,745	4,004,864	3,870,239	3,771,599
% of total	22.6%	24.2%	25.3%	26.0%	26.2%	26.4%	26.7%	27.0%

Options (net exercise basis)	-	15,392	67,384	131,631	202,223	238,288	314,532	370,498
% of total	0.0%	0.1%	0.4%	0.8%	1.3%	1.6%	2.2%	2.6%

Warrants (net exercise basis)	-	-	-	-	-	-	-	3,636
% of total	0.0%	0.0%	0.0%	0.0%	0.0%	0.0%	0.0%	0.0%

Total (in Shares of Common Stock)	26,557,084	20,473,036	17,732,085	16,152,738	15,501,816	15,170,251	14,471,737	13,993,862

Exchange Ratio (Merger Shares/Total):	0.3234	0.4195	0.4844	0.5318	0.5541	0.5662	0.5935	0.6138

No fractional shares of CGI Common Stock will be issuable pursuant to the merger. Instead, any holder of StemoniX Common Stock who would otherwise be entitled to receive a fraction of a share of CGI Common Stock (after aggregating all fractional shares of CGI Common Stock issuable to such holder and, for the avoidance of doubt, after taking into account any adjustment effective immediately prior to the Effective Time for any reverse split required for listing CGI Common Stock on the NASDAQ Capital Market) will, in lieu thereof, be entitled to receive in cash (rounded to the nearest whole cent), without interest, an amount equal to such fractional amount multiplied by the last reported sale price of CGI Common Stock on the Nasdaq Stock Market on the last complete trading day prior to the date of the Effective Time.

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The Merger Agreement provides that, at or promptly following the Effective Time, CGI will deposit with or otherwise make available to an exchange agent, in trust for the benefit of the holders of StemoniX Common Stock, the Merger Shares in exchange for the outstanding shares of StemoniX Common Stock.

The Merger Agreement provides that, promptly after the Effective Time, the exchange agent will mail to each record holder of StemoniX capital stock immediately prior to the Effective Time a letter of transmittal and instructions for surrendering and exchanging the record holder’s StemoniX stock certificates for shares of CGI Common Stock. Upon surrender of a StemoniX stock certificate for exchange to the exchange agent, together with a duly executed letter of transmittal (which letter of transmittal shall include a release of claims against StemoniX, CGI and each of their affiliates and confirm that delivery of such stock certificates shall be effected and risk of loss and title to such stock certificates shall pass upon delivery of such stock certificates to the exchange agent) and such other documents as the exchange agent or CGI may reasonably require, the StemoniX stock certificate surrendered will be cancelled and the holder of the StemoniX stock certificate will be entitled to receive the following:

●	a certificate or certificates or book-entry account representing the number of whole shares of CGI Common Stock that such holder has the right to receive pursuant to the provisions of the Merger Agreement;

●	cash in lieu of any fractional share of CGI Common Stock; and

●	dividends or distributions payable pursuant to the provisions of the Merger Agreement.

At the Effective Time of the merger, all holders of certificates representing shares of StemoniX capital stock that were outstanding immediately prior to the Effective Time of the merger will cease to have any rights as stockholders of StemoniX, other than the right to receive CGI Common Stock and/or cash in lieu of fractional shares, and/or any dividends or distributions, based on the Exchange Ratio. In addition, no transfer of StemoniX capital stock after the Effective Time of the merger will be registered on the stock transfer books of the post-merger company.

If any StemoniX stock certificate has been lost, stolen or destroyed, CGI may, in its discretion and as a condition precedent to the delivery of any shares of CGI Common Stock, require the owner of such lost, stolen or destroyed StemoniX stock certificate to provide an applicable affidavit with respect to such StemoniX stock certificate in a form reasonably satisfactory to CGI and the exchange agent and post a bond indemnifying CGI against any claim suffered by CGI related to the lost, stolen or destroyed StemoniX stock certificate or any CGI Common Stock issued in exchange therefor as CGI may reasonably request.

From and after the Effective Time, until it is surrendered, each certificate that previously evidenced StemoniX capital stock will be deemed to represent only the right to receive shares of CGI Common Stock, cash in lieu of any fractional share of CGI Common Stock, and/or any dividends or distributions. There will be no dividends or other distributions paid on any shares of CGI Common Stock to be issued in exchange for any unsurrendered StemoniX stock certificate until the StemoniX stock certificate is surrendered as provided in the Merger Agreement.

Net Cash Adjustment

Under the Merger Agreement, (i) if CGI’s Net Cash (as described above) is less than $2,000,000 (the “CGI Net Cash Target”) by more than $250,000 or (ii) if StemoniX’s Net Cash is less than $500,000 (the “StemoniX Net Cash Target”) by more than $250,000, then the CGI Percentage and/or the Company Percentage will be adjusted downward as described in this section.

The CGI Percentage and Company Percentage are initially calculated assuming pro forma values of CGI and StemoniX of approximately $17.0 million and $60.3 million, respectively, which pro forma values initially include the CGI Net Cash Target and StemoniX Net Cash Target, respectively. At least 10 days prior to the anticipated closing date, each of CGI and StemoniX will provide their respective Net Cash Schedule, setting forth their respective pro forma Net Cash at closing. Under the Merger Agreement, (i) if CGI’s Net Cash is less than the CGI Net Cash Target by more than $250,000 or (ii) if StemoniX’s Net Cash is less than the StemoniX Net Cash Target by more than $250,000, then the CGI Percentage (in the event of a shortfall described in foregoing clause (i)) and/or the Company Percentage (in the event of a shortfall described in foregoing clause (ii)) will be adjusted downward by replacing the CGI Net Cash Target and/or StemoniX Net Cash Target, as applicable, initially contained in each party’s total pro forma value, with the party’s newly determined pro forma Net Cash.

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For example, if CGI’s pro forma Net Cash is $1.0 million and StemoniX’s pro forma Net Cash is determined to be between $500,000 and $250,000, then the CGI Percentage will be adjusted to approximately 21.0% and the Company Percentage will be adjusted to approximately 79.0%. For further example, if CGI’s pro forma net cash is determined to be $1.8 million and StemoniX’s pro forma net cash is determined to be a deficit of $(500,000), then the CGI Percentage will be adjusted to approximately 22.3% and the Company Percentage will be adjusted to approximately 77.7%.

It is currently anticipated that CGI will need to raise at least $2.4 million in net proceeds in an equity offering prior to the closing of the merger in order to meet the CGI Net Cash Target at closing.

Treatment of StemoniX Stock Options and Warrants

All StemoniX Warrants outstanding immediately prior to the Effective Time will automatically be cancelled and each StemoniX warrantholder will be entitled to receive the same consideration such warrantholder would have received had they exercised the StemoniX Warrant immediately prior to the merger, net of the exercise price.

At the Effective Time, each StemoniX Option that is outstanding and unexercised immediately prior to the Effective Time, whether or not vested, will be converted into and become an option to purchase CGI Common Stock. Accordingly, from and after the Effective Time: (i) each StemoniX Option assumed by CGI may be exercised solely for shares of CGI Common Stock, (ii) the number of shares of CGI Common Stock subject to each StemoniX Option assumed by CGI will be determined by multiplying (A) the number of shares of StemoniX Common Stock that were subject to such StemoniX Option, as in effect immediately prior to the Effective Time by (B) the Exchange Ratio and rounding the resulting number down to the nearest whole number of shares of CGI Common Stock, (iii) the per-share exercise price for the CGI Common Stock issuable upon exercise of each StemoniX Option assumed by CGI will be determined by dividing (A) the per-share exercise price of each such StemoniX Option, as in effect immediately prior to the Effective Time, by (B) the Exchange Ratio, and rounding the resulting exercise price up to the nearest whole cent, and (iv) any restriction on the exercise of any StemoniX Option assumed by CGI will continue in full force and effect and the term, exercisability, vesting schedule and other provisions of such StemoniX Option will otherwise remain unchanged.

Promptly after the Effective Time, CGI will deliver to the participants in StemoniX’s stock plans appropriate notice setting forth their rights pursuant to StemoniX stock options, as provided in the Merger Agreement. CGI will take all corporate action necessary to reserve a sufficient number of shares of CGI Common Stock for issuance to holders of StemoniX stock options.

Directors and Executive Officers of the Post-merger company Following the Merger

Effective at the Effective Time, the post-merger company’s board of directors is expected to be fixed at seven members and will be comprised of designees of CGI and StemoniX. The composition of the board of directors after the closing of the merger is expected to satisfy the requisite independence requirements as well as the sophistication and independence requirements for audit committee members pursuant to Nasdaq listing requirements. As of the date of this proxy statement/prospectus/information statement, the board of directors at the Effective Time is expected to be comprised of: John A. Roberts, Yung-Ping Yeh, Geoffrey Harris, Howard McLeod, John Fletcher and two additional individuals to be designated by StemoniX.

Effective as of the closing of the merger, the post-merger company’s executive officers are expected to be composed as follows:

Name	Post-Merger Company Position(s)	Current Position(s)
John A. Roberts	President and Chief Executive Officer	President and Chief Executive Officer, CGI
Yung-Ping Yeh	Chief Innovation Officer	Chief Executive Officer, StemoniX
Andrew D.C. LaFrence, CPA	Chief Financial Officer	Chief Financial Officer and Chief Operating Officer, StemoniX
Ralf Brandt, Ph.D.	President, Discovery Services	President of Discovery & Early Development Services, CGI

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Conditions to the Closing of the Merger

Each party’s obligation to complete the merger is subject to the satisfaction or waiver by each of the parties, at or prior to the closing of the merger, of various conditions, which include, in addition to other customary closing conditions, the following:

●	the registration statement on Form S-4 (of which this proxy statement/prospectus/information statement is a part) is declared effective by the SEC in accordance with the Securities Act and will not be subject to any stop order or proceeding, or any proceeding threatened by the SEC, seeking a stop order;

●	there is no any temporary restraining order, preliminary or permanent injunction or other order preventing the closing of the merger by any court of competent jurisdiction or other governmental entity of competent jurisdiction, and no law, statute, resolution, ordinance, code, rule, regulation, requirement, ruling or decree in effect which has the effect of making the consummation of the merger and the other transactions contemplated by the Merger Agreement illegal;

●	there is no legal proceeding pending or threatened in writing by a governmental entity in which such governmental entity indicates that it intends to conduct any legal proceeding or take any other action: (a) challenging or seeking to restrain or prohibit the consummation of the merger, (b) relating to the merger and seeking to obtain from CGI, Merger Sub or StemoniX any damages or other relief that may be material to CGI or StemoniX, (c) seeking to prohibit or limit in any material and adverse respect a party’s ability to vote, transfer, receive dividends with respect to or otherwise exercise ownership rights with respect to the stock of CGI, (d) that would materially and adversely affect the right or ability of CGI or StemoniX to own the assets or operate the business of CGI or StemoniX, or (e) seeking to compel StemoniX or CGI to dispose of or hold separate any material assets as a result of the merger;

●	the Merger Agreement is approved by means of written consents by the requisite vote of StemoniX shareholders under applicable law and StemoniX’s certificate of incorporation, as amended, and the issuance of shares of CGI Common Stock pursuant to the Merger Agreement is approved at the CGI shareholders’ meeting, at which a quorum is present, by the requisite vote of the stockholders of CGI under applicable law, CGI’s certificate of incorporation, as amended, and stock market regulations;

●	(a) CGI has been listed on Nasdaq as of and from the date of the Merger Agreement through closing, (b) the initial listing application for the CGI Common Stock on Nasdaq with respect to the shares of CGI Common Stock to be issued pursuant to the Merger Agreement is approved, and (c) the shares of CGI Common Stock to be issued in the merger is approved for listing (subject to official notice of issuance) on Nasdaq as of the closing of the merger.

●	CGI has consummated a private placement of CGI securities on terms mutually agreed upon by CGI and StemoniX no later than simultaneously with the closing of the merger, resulting in gross proceeds in an amount mutually agreed upon by CGI and StemoniX and currently anticipated to be approximately $10 million , but which may be up to $20 million depending on market demand.

In addition, the obligation of CGI and Merger Sub to complete the merger is further subject to the satisfaction or waiver of the following conditions:

●	certain fundamental representations and warranties of StemoniX have been true and correct in all respects on the date of the Merger Agreement and are true and correct on the closing date of the merger with the same force and effect as if made on and as of the date on which the merger is to be completed;

●	certain representations and warranties regarding the capitalization of StemoniX in the Merger Agreement have been true and correct in all respects as of the date of the Merger Agreement and are true and correct on the closing date of the merger with the same force and effect as if made on the date on which the merger is to be completed, except in each case for inaccuracies that are de minimis in the aggregate;

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●	all other representations and warranties of StemoniX in the Merger Agreement have been true and correct as of the date of the Merger Agreement and are true and correct on the closing date of the merger with the same force and effect as if made on the date on which the merger is to be completed or, if such representations and warranties address matters as of a particular date, then such representations and warranties are true and correct as of that particular date, except where the failure of these representations and warranties to be true and correct, individually or in the aggregate, would not reasonably be expected to have a material adverse effect on StemoniX;

●	StemoniX has performed in all material respects all of its obligations in the Merger Agreement required to be performed by it on or before the closing of the merger;

●	StemoniX has obtained any required consent or approval of any third party or governmental entity;

●	StemoniX has delivered certain certificates and other documents required under the Merger Agreement for the closing of the merger;

●	StemoniX has obtained the requisite approval for the automatic conversion of all of the StemoniX Preferred Stock into StemoniX Common Stock immediately prior to the Effective Time and the StemoniX Preferred Stock has been converted into StemoniX Common Stock immediately prior to the Effective Time;

●	the holders of the requisite number of shares of StemoniX Preferred Stock have approved the elimination of the liquidation preference of the StemoniX Preferred Stock with respect to the merger;

●	since the date of the Merger Agreement, no effect, change, event, circumstance, or development has occurred that is or could reasonably be expected to be materially adverse to, or has or could reasonably be expected to have or result in a material adverse effect on, the business, financial condition, assets, or results of operations of StemoniX. The Merger Agreement provides that certain effects, changes, events, circumstances, or developments arising or resulting from the following will not be considered when determining whether a material adverse effect has occurred:

○	general economic, business, financial or market conditions;

○	conditions in any of the industries or industry sectors in which StemoniX operates;

○	any epidemic, pandemic or disease outbreak (including COVID-19), act of terrorism, war, national or international calamity or any other similar event;

○	any change in any applicable legal requirement of any governmental entity;

○	changes (after the date of the Merger Agreement) in GAAP;

○	any action taken by StemoniX with CGI’s prior written consent or the taking of any action expressly required by the Merger Agreement; or

○	the announcement or pendency of the merger.

In addition, the obligation of StemoniX to complete the merger is further subject to the satisfaction or waiver of the following conditions:

●	certain fundamental representations and warranties of CGI and Merger Sub have been true and correct in all respects on the date of the Merger Agreement and are true and correct on the closing date of the merger with the same force and effect as if made on and as of the date on which the merger is to be completed;

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●	certain representations and warranties regarding the capitalization of CGI in the Merger Agreement have been true and correct in all respects as of the date of the Merger Agreement and are true and correct on the closing date of the merger with the same force and effect as if made on the date on which the merger is to be completed, except in each case for inaccuracies that are de minimis in the aggregate;

●	all other representations and warranties of CGI and Merger Sub in the Merger Agreement have been true and correct as of the date of the Merger Agreement and are true and correct on the closing date of the merger with the same force and effect as if made on the date on which the merger is to be completed or, if such representations and warranties address matters as of a particular date, then such representations and warranties are true and correct as of that particular date, except where the failure of these representations and warranties to be true and correct, individually or in the aggregate, would not reasonably be expected to have a material adverse effect on CGI or Merger Sub;

●	CGI and Merger Sub have performed in all material respects all obligations in the Merger Agreement required to be performed by it on or before the closing of the merger;

●	CGI and Merger Sub have obtained any required consent or approval of any third party or governmental entity;

●	CGI has delivered certain certificates and other documents required under the Merger Agreement for the closing of the merger;

●	since the date of the Merger Agreement, no effect, change, event, circumstance, or development has occurred that is or could reasonably be expected to be materially adverse to, or has or could reasonably be expected to have or result in a material adverse effect on, the business, financial condition, assets, or results of operations of CGI. The Merger Agreement provides that certain effects, changes, events, circumstances, or developments arising or resulting from the following will not be considered when determining whether a material adverse effect has occurred:

○	general economic, business, financial or market conditions;

○	conditions in any of the industries or industry sectors in which CGI operates;

○	any epidemic, pandemic or disease outbreak (including COVID-19), act of terrorism, war, national or international calamity or any other similar event;

○	any change in any applicable legal requirement of any governmental entity;

○	changes (after the date of the Merger Agreement) in GAAP;

○	any action taken by CGI with StemoniX’s prior written consent or the taking of any action expressly required by the Merger Agreement;

○	the announcement or pendency of the merger; or

○	a decline in CGI’s stock price or change in trading volume of CGI’s stock, in and of itself; or

Representations and Warranties

The Merger Agreement contains customary representations and warranties of CGI, Merger Sub, and StemoniX for a transaction of this type relating to, among other things:

●	corporate organization, organizational and governing documents, power, and similar corporate matters;

●	subsidiaries;

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●	capitalization;

●	authority and binding nature of the Merger Agreement and related agreements;

●	non-contravention and required consents;

●	votes required for the closing of the merger and approval of the proposals that will be the subject of the respective StemoniX and CGI stockholder approvals;

●	financial statements and, with respect to CGI, documents filed with the SEC and the accuracy of information contained in those documents;

●	absence of undisclosed liabilities;

●	absence of certain changes or events between December 31, 2019 and the date of the Merger Agreement;

●	title to assets;

●	real property and leaseholds;

●	intellectual property;

●	the validity of material contracts to which the parties or their subsidiaries are a party and any violation, default or breach under such contracts;

●	regulatory compliance, permits and restrictions;

●	legal proceedings and orders;

●	tax matters;

●	employee and labor matters and benefit plans;

●	environmental matters;

●	insurance;

●	full disclosure;

●	governmental authorization;

●	transactions with affiliates;

●	any brokerage or finder’s fee or other fee or commission in connection with the merger;

●	accuracy of the information supplied by each party;

●	subsidies;

●	data protection;

●	with respect to CGI, the operations of Merger Sub;

●	with respect to CGI, the valid issuance of the CGI Common Stock in the merger.

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The representations and warranties are, in many respects, qualified by materiality and knowledge, and will not survive the merger, but their accuracy forms the basis of some of the conditions to the obligations of CGI and StemoniX to complete the merger.

Non-Solicitation

Each of CGI and StemoniX agreed that, subject to certain exceptions, neither CGI nor StemoniX, nor any of their respective subsidiaries, will, and none of them will authorize their respective officers, directors, employees, investment bankers, attorneys or accountants retained by it to, directly or indirectly: (i) solicit, initiate, encourage, induce or knowingly facilitate the communication, making, submission or announcement of any “acquisition proposal” (as defined below) or “acquisition inquiry” (as defined below) or take any action that could reasonably be expected to lead to an “acquisition proposal” or “acquisition inquiry”; (ii) furnish any information regarding CGI or StemoniX, as applicable, to any person in connection with or in response to an “acquisition proposal” or “acquisition inquiry”; (iii) engage in or participate in discussions or negotiations with any person with respect to any “acquisition proposal” or “acquisition inquiry”; (iv) otherwise knowingly facilitate any effort or attempt to make an “acquisition proposal” or “acquisition inquiry”; (v) approve, endorse or recommend any “acquisition proposal” (subject to and except as expressly permitted by the Merger Agreement); or (vi) execute or enter into any letter of intent or similar document or any contract contemplating or otherwise relating to any “acquisition transaction” (as defined below).

An “acquisition proposal” means any offer or proposal, whether written or oral (other than an offer or proposal made or submitted by StemoniX, on the one hand, or CGI, on the other hand, to the other party) contemplating or otherwise relating to any “acquisition transaction” with CGI or StemoniX, as applicable.

An “acquisition inquiry” means an inquiry, indication of interest or request for information (other than an inquiry, indication of interest or request for information made or submitted by StemoniX, on the one hand, or CGI, on the other hand, to the other party) that could reasonably be expected to lead to an “acquisition proposal” with CGI or StemoniX, as applicable.

An “acquisition transaction” means any transaction or series of transactions involving (a) any merger, consolidation, amalgamation, share exchange, business combination, issuance of securities, acquisition of securities, reorganization, recapitalization, tender offer, exchange offer or other similar transaction: (i) in which CGI or StemoniX, as applicable, is a constituent corporation; (ii) in which a person or “group” (as defined in the Exchange Act and the rules promulgated thereunder) of persons directly or indirectly acquires beneficial or record ownership of securities representing more than 20% of the outstanding securities of any class of voting securities of CGI or StemoniX, as applicable, or any of its subsidiaries; or (iii) in which CGI or StemoniX, as applicable, or any of its subsidiaries issues securities representing more than 20% of the outstanding securities of any class of voting securities of CGI or StemoniX, as applicable, or any of its subsidiaries; (b) any sale, lease, exchange, transfer, license, acquisition or disposition of any business or businesses or assets that constitute or account for 20% or more of the book value or the fair market value of the assets of CGI or StemoniX, as applicable, and its subsidiaries, taken as a whole; or (c) any liquidation or dissolution of CGI or StemoniX, as applicable.

However, before obtaining the applicable approvals from their respective stockholders required to consummate the merger, CGI and StemoniX may furnish nonpublic information regarding it and its respective subsidiaries to, and may enter into discussions or negotiations with, any third-party in response to a bona fide written “acquisition proposal” made or received after the date of the Merger Agreement, which CGI’s or StemoniX’s board of directors (as the case may be) determines in good faith, constitutes or is reasonably likely to result in a “superior offer” (as defined below) in respect of such party, if:

●	neither CGI nor StemoniX, as applicable, nor any of its representatives has breached the non-solicitation provisions of the Merger Agreement described above;

●	CGI’s or StemoniX’s board of directors, as applicable, concludes in good faith that the failure to take such action is reasonably likely to be inconsistent with the fiduciary duties of such board of directors under applicable law; and

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●	CGI or StemoniX, as applicable, receives from the third-party an executed confidentiality agreement containing provisions at least as favorable to such relevant party as those contained in the confidentiality agreement between CGI and StemoniX

A “superior offer” means an unsolicited bona fide written offer by a third party to enter into (a) a merger, consolidation, amalgamation, share exchange, business combination, issuance of securities, acquisition of securities, reorganization, recapitalization, tender offer, exchange offer or other similar transaction as a result of which either (i) CGI’s or StemoniX’s, as applicable, stockholders prior to such transaction in the aggregate cease to own at least 50% of the voting securities of the entity surviving or resulting from such transaction (or the ultimate parent entity thereof) or (ii) in which a person or “group” (as defined in the Exchange Act and the rules promulgated thereunder) directly or indirectly acquires beneficial or record ownership of securities representing more than 50% of CGI’s or StemoniX’s, as applicable, capital stock or (b) a sale, lease, exchange transfer, license, acquisition or disposition of any business or other disposition of more than 50% of the assets of CGI or StemoniX, as applicable, or its subsidiaries, taken as a whole, in a single transaction or a series of related transactions that: (i) was not obtained or made as a direct or indirect result of a material breach of (or in violation of) the Merger Agreement; and (ii) is on terms and conditions that CGI’s or StemoniX’s board of directors, as applicable, determines, in its reasonable, good faith judgment, after obtaining and taking into account such matters that CGI’s or StemoniX’s board of directors, as applicable, deems relevant following consultation with its outside legal counsel and financial advisor: (x) is reasonably likely to be more favorable to CGI’s stockholders or StemoniX’s shareholders, as applicable, than the terms of the merger; and (y) is reasonably capable of being consummated; provided, however, that any such offer will not be deemed to be a “superior offer” if any financing required to consummate the transaction contemplated by such offer is not committed and is not reasonably capable of being obtained by such third party, or if the consummation of such transaction is contingent on any such financing being obtained.

Stockholder Approvals

CGI is obligated under the Merger Agreement to take all action necessary under applicable legal requirements to call, give notice of and hold a meeting of the holders of CGI Common Stock to vote on the issuance of CGI Common Stock in the merger pursuant to the Merger Agreement and other related transactions.

This proxy statement/prospectus/information statement includes the recommendation of the CGI board of directors in favor of approval of the issuance of CGI Common Stock pursuant to the merger and other related transactions. CGI is obligated to take all reasonable and lawful action to solicit from its stockholders proxies in favor of the proposals. The meeting of CGI stockholders must be held as promptly as practicable after the effective date of the registration statement, but in no event later than 45 days after the effective date of the registration statement.

StemoniX is obligated under the Merger Agreement to use commercially reasonable efforts to obtain, as promptly as practicable, but in any event within twenty (20) days after the date that the registration statement is declared effective, an irrevocable action by written consent constituting the required StemoniX shareholder approval, in the form of the exhibit attached to the Merger Agreement, for purposes of, among other things, (i) approving and adopting the Merger Agreement and the transactions contemplated thereby, including the merger and the conversion of the StemoniX Preferred Stock into StemoniX Common Stock, (ii) acknowledging that such adoption and approval is irrevocable, (iii) acknowledging that such shareholder is aware it has the right to assert dissenters’ rights, (iv) acknowledging that by approving the Merger Agreement and the transactions contemplated thereby, it is not entitled to assert dissenters’ rights with respect to its shares in connection with the merger and thereby waives any and all dissenters’ rights it may have, and (v) exercising the drag-along right under StemoniX’s shareholder agreement.

StemoniX and CGI have agreed that each of their board of directors’ recommendation that their respective stockholders approve the Merger Agreement and the transactions contemplated thereby will not be withdrawn or modified in a manner adverse to the other party, and no resolution by either board of directors or any committee thereof to withdraw or modify in a manner adverse to the other party or to adopt, approve or recommend any acquisition proposal will be adopted or proposed, except in certain circumstances set forth in the Merger Agreement, where such board of directors determines, in good faith, that its failure to withhold, amend, withdraw or modify the board recommendation would be inconsistent with its fiduciary duties under applicable legal requirements.

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Covenants; Conduct of Business Pending the Merger

CGI has agreed that, subject to certain limited exceptions, without the consent of StemoniX, during the period commencing on the date of the Merger Agreement and continuing until the earlier to occur of the closing of the merger and the termination of the Merger Agreement, CGI will conduct its business and operations in the ordinary course of its normal operations and consistent with its past practices and in compliance with all applicable laws, regulations and certain material contracts. CGI has also agreed that, except as permitted by the Merger Agreement, as required by law, or unless StemoniX has provided written consent, during the period commencing on the date of the Merger Agreement and continuing until the earlier to occur of the closing of the merger and the termination of the Merger Agreement, CGI will not, during the period commencing on the date of the Merger Agreement and continuing until the earlier to occur of the closing of the merger and the termination of the Merger Agreement:

●	declare, accrue, set aside or pay any dividend or make any other distribution in respect of any shares of capital stock; or repurchase, redeem or otherwise reacquire any shares of capital stock or other securities (except for shares of CGI Common Stock from terminated employees of CGI);

●	except for the Private Placement, certain contractual commitments in place at the time of the Merger Agreement and disclosed on a schedule, and other than as contemplated by the transactions contemplated by the Merger Agreement, sell, issue, grant, authorize the issuance of, or make any commitments to sell, issue, grant or authorize the issuance of: (A) any capital stock or other security (except for (1) CGI Options or shares of CGI Common Stock issued to CGI employees, directors or consultants or (2) shares of CGI Common Stock issued upon the valid exercise of outstanding CGI Options); (B) any option, warrant or right to acquire any capital stock or any other security (other than as permitted by clause (A) above); or (C) any instrument convertible into or exchangeable for any capital stock or other security (other than as permitted by clause (A) above);

●	amend the certificate of incorporation or articles of incorporation (as applicable), bylaws or other charter or organizational documents of CGI or Merger Sub, or effect or be a party to any merger, consolidation, share exchange, business combination, recapitalization or similar transaction except as related to the transactions contemplated by the Merger Agreement;

●	form any new subsidiary or acquire any equity interest or other interest in any other entity;

●	lend money to any person; incur or guarantee any indebtedness for borrowed money; issue or sell any debt securities or options, warrants, calls or other rights to acquire any debt securities; guarantee any debt securities of others; or make capital or other expenditures or commitments in excess of $100,000 individually or $250,000 in the aggregate, other than in the ordinary course of business;

●	(A) adopt, establish, enter into or terminate any employee benefit plan or any agreement, plan, policy or arrangement that would constitute an employee benefit plan if it were in existence on the date of the Merger Agreement; (B) cause or permit any employee benefit plan to be amended other than as required by law or in order to make amendments for the purposes of compliance with Section 409A of the Code, subject to prior review and approval (with such approval not to be unreasonably withheld) by StemoniX; (C) pay or establish any bonus or any profit-sharing or similar payment to, or, except in the ordinary course of business, increase the amount of the wages, salary, commissions, benefits or other compensation or remuneration payable to, any of its directors, officers, employees, or other individual service providers; (D) increase or accelerate the vesting or payment of any compensation or benefit; (E) except in the ordinary course of business, terminate (other than for “cause”), hire or promote any employee or other service provider; or (F) grant any severance, retention, termination or similar payments or benefits to any individual;

●	enter into any material transaction outside the ordinary course of business;

●	acquire any material asset, sell, license, permit to lapse or abandon, lease other otherwise irrevocably dispose of any of its material assets or properties (including any intellectual property of CGI, or exclusively licensed third party intellectual property) or grant any encumbrance with respect to such assets or properties, except in the ordinary course of business;

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●	make any material tax election in a manner inconsistent with its prior practice, change or revoke any material tax election; fail to pay any income or material tax as such tax becomes due and payable; file any material amendment to any tax return; adopt or change any accounting method in respect of taxes; change any annual tax accounting period; enter into any tax allocation agreement, tax sharing agreement or tax indemnity agreement, other than commercial contracts the primary purpose of which does not relate to taxes entered into in the ordinary course of business with vendors, customers or landlords; enter into any closing agreement with respect to any tax; settle or compromise any claim, notice, audit report or assessment in respect of material taxes; apply for or enter into any ruling from any tax authority with respect to taxes; surrender any right to claim a material tax refund; or consent to any extension or waiver of the statute of limitations period applicable to any material tax claim or assessment;

●	settle or compromise any material action, suit, arbitration or proceeding pending or threatened against CGI or Merger Sub;

●	enter into, amend or terminate any material contract or enter into any new contract, agreement or arrangement that, if entered into prior to the date of the Merger Agreement, would have been a material contract; or

●	agree to take, take or permit Merger Sub to take or agree to take, any of the actions specified above.

StemoniX has agreed that, subject to certain limited exceptions, without the consent of CGI, during the period commencing on the date of the Merger Agreement and continuing until the earlier to occur of the closing of the merger and the termination of the Merger Agreement, StemoniX will conduct its business and operations in the ordinary course of its normal operations and consistent with its past practices and in compliance with all applicable laws, regulations and certain material contracts. StemoniX has also agreed that, except as permitted by the Merger Agreement, as required by law, or unless CGI has provided written consent, during the period commencing on the date of the Merger Agreement and continuing until the earlier to occur of the closing of the merger and the termination of the Merger Agreement, StemoniX will not, during the period commencing on the date of the Merger Agreement and continuing until the earlier to occur of the closing of the merger and the termination of the Merger Agreement:

●	declare, accrue, set aside or pay any dividend or make any other distribution in respect of any shares of capital stock; or repurchase, redeem or otherwise reacquire any shares of capital stock or other securities (except for shares of StemoniX Common Stock from terminated employees of StemoniX);

●	except for certain contractual commitments in place at the time of the Merger Agreement and disclosed on a schedule, and other than as contemplated by the transactions contemplated by the Merger Agreement, sell, issue, grant, authorize the issuance of, or make any commitments to sell, issue, grant or authorize the issuance of: (A) any capital stock or other security (except for (1) StemoniX Options or shares of StemoniX Common Stock issued to StemoniX employees, directors or consultants or (2) shares of StemoniX Common Stock issued upon the valid exercise of outstanding StemoniX Options); (B) any option, warrant or right to acquire any capital stock or any other security (other than as permitted by clause (A) above); or (C) any instrument convertible into or exchangeable for any capital stock or other security (other than as permitted by clause (A) above);

●	amend the charter, bylaws or organizational documents of StemoniX, or effect or be a party to any merger, consolidation, share exchange, business combination, recapitalization, reclassification of shares, stock split, reverse stock split or similar transaction, except as related to the transactions contemplated by the Merger Agreement;

●	form any subsidiary or acquire any equity interest or other interest in any other entity;

●	lend money to any person; incur or guarantee any indebtedness for borrowed money; issue or sell any debt securities or options, warrants, calls or other rights to acquire any debt securities; guarantee any debt securities of others; or make capital or other expenditures or commitments in excess of $100,000 individually or $250,000 in the aggregate, other than in the ordinary course of business;

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●	(A) adopt, establish, enter into or terminate any employee benefit plan or any agreement, plan, policy or arrangement that would constitute a employee benefit plan if it were in existence on the date of the Merger Agreement; (B) cause or permit any employee benefit plan to be amended other than as required by law or in order to make amendments for the purposes of compliance with Section 409A of the Internal Revenue Code, subject to prior review and approval (with such approval not to be unreasonably withheld) by CGI; (C) pay or establish any bonus or any profit-sharing or similar payment to, or, except in the ordinary course of business, increase the amount of the wages, salary, commissions, benefits or other compensation or remuneration payable to, any of its directors, officers, employees, or other individual service providers; (D) increase or accelerate the vesting or payment of any compensation or benefit; (E) except in the ordinary course of business, terminate (other than for “cause”), hire or promote any employee or other service provider; or (F) grant any severance, retention, termination or similar payments or benefits to any individual;

●	enter into any material transaction outside the ordinary course of business;

●	acquire any material asset, sell, license, permit to lapse or abandon, lease other otherwise irrevocably dispose of any of its material assets or properties (including any intellectual property of StemoniX, or exclusively licensed third party intellectual property) or grant any encumbrance with respect to such assets or properties, except in the ordinary course of business;

●	make any material tax election in a manner inconsistent with its prior practice, change or revoke any material tax election; fail to pay any income or material tax as such tax becomes due and payable; file any material amendment to any tax return; adopt or change any accounting method in respect of taxes; change any annual tax accounting period; enter into any tax allocation agreement, tax sharing agreement or tax indemnity agreement, other than commercial contracts the primary purpose of which does not relate to taxes entered into in the ordinary course of business with vendors, customers or landlords; enter into any closing agreement with respect to any tax; settle or compromise any claim, notice, audit report or assessment in respect of material taxes; apply for or enter into any ruling from any tax authority with respect to taxes; surrender any right to claim a material tax refund; or consent to any extension or waiver of the statute of limitations period applicable to any material tax claim or assessment;

●	settle or compromise any material action, suit, arbitration or proceeding pending or threatened against StemoniX;

●	enter into, amend or terminate any material contract or enter into any new contract, agreement or arrangement that, if entered into prior to the date of the Merger Agreement, would have been a material contract; or

●	agree to take, take or permit any of the actions specified above.

Other Agreements

Each of CGI and StemoniX has agreed to:

●	use its commercially reasonable efforts to satisfy the conditions precedent to the consummation of the transactions contemplated by the Merger Agreement;

●	use its commercially reasonable efforts to provide the other party with reasonable access during normal business hours to such party’s representatives, personnel and assets and to all existing books, records, tax returns, work papers and other documents and information relating to such party, provide the other party with copies of the existing books, records, tax returns, work papers, product data, and other documents and information relating to such party (with such additional financial, operating and other data and information regarding such party may reasonably request), and permit the other party to meet with the chief financial officer and other officers and managers of such party responsible for such party’s financial statements and the internal controls of such party to discuss such matters as the other party may deem necessary or appropriate;

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●	make available to the other party copies of unaudited monthly financial statements; material operating and financial reports prepared for senior management; written materials or communications sent to stockholders; any material notice, document or other communication sent to any party to or by any party to any material contract; any material notice, report or other document filed with or otherwise furnished, submitted or sent to any governmental entity in connection with the merger; any material non-privileged notice, document or other communication relating to any pending or threatened legal proceeding; and any material notice, report or other document from any governmental entity;

●	make all necessary filings with respect to the merger and the issuance of CGI Common Stock under the Securities Act, the Exchange Act, applicable blue sky laws and the rules and regulations thereunder;

●	use its commercially reasonable efforts to cause the merger to qualify, and agree not to, and not to permit or cause any of their affiliates or subsidiaries to, take any action that would reasonably be expected to prevent or impede the merger from qualifying, as a “reorganization” with the meaning of Section 368(a) of the Code, and each party will report the merger as a reorganization within the meaning of Section 368(a) of the Code unless otherwise required pursuant to a “determination” within the meaning of Section 1313(a) of the Code;

●	deliver tax representation letters from respective counsel to the other party; and

●	not issue any press release or make any disclosure (to any customers or employees of such party, to the public or otherwise) regarding the merger or the transactions contemplated by the Merger Agreement unless the other party has approved such press release or disclosure or such party has determined in good faith, upon the advice of outside legal counsel, that such disclosure is required by applicable law.

CGI and StemoniX agreed that, among other things:

●	CGI will prepare and file with the SEC the registration statement of which this proxy statement/prospectus/information statement is part, with each party jointly gathering information for and prepare all disclosures (including information related to StemoniX) to be included in the registration statement and CGI being responsible for directing and controlling the filing thereof with the SEC;

●	Each party will use commercially reasonable efforts (i) to cause the registration statement to comply with the Securities Act, the Exchange Act and applicable rules and regulations promulgated by the SEC, (ii) to file the registration statement as promptly as practicable after the date of the Merger Agreement, (iii) to respond promptly to any comments or requests of the SEC or its staff related to the registration statement, (iv) to have the registration statement declared effective under the Securities Act as promptly as practicable after it is filed with the SEC, (v) to cause this proxy statement to be mailed to CGI’s stockholders as promptly as practicable after the registration statement is declared effective, and (vi) to keep the registration statement effective through the closing in order to permit the consummation of the merger;

●	Each party will promptly furnish to the other party all information concerning such party and such Party’s affiliates and stockholders that may be required or reasonably requested for inclusion in the registration statement, or to respond to any comments from the SEC thereon;

●	StemoniX will use commercially reasonable efforts to cause to be delivered to CGI a letter of StemoniX’s independent accounting firm, dated no more than two business days before the date on which the registration statement becomes effective (and reasonably satisfactory in form and substance to CGI), that is customary in scope and substance for letters delivered by independent public accountants in connection with registration statements similar to similar to this proxy statement/prospectus/information statement;

●	CGI will provide StemoniX with a reasonable opportunity to review, comment on, and approve the registration statement, including all amendments and supplements thereto, prior to the filing thereof with the SEC;

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●	Each party will promptly notify the other party if it becomes aware (1) that the registration statement has become effective, (2) of the issuance (or threatened issuance) of any stop order or suspension of the qualification or registration of CGI Common Stock issuable in connection with the merger for offering or sale in any jurisdiction, or (3) of any order of the SEC related to the registration statement, and will promptly provide to the other party copies of all correspondence between it or any of its representatives, on the one hand, and the SEC or staff of the SEC, on the other hand, with respect to the registration statement and all orders of the SEC relating to the registration statement;

●	CGI agrees to use commercially reasonable efforts to maintain its existing listing on the NASDAQ Capital Market and CGI and StemoniX agree to use commercially reasonable efforts to cause the shares of CGI Common Stock being issued in the merger to be approved for listing (subject to notice of issuance) on the NASDAQ Capital Market at or prior to the Effective Time;

●	StemoniX and CGI will notify the other party of: (i) the discovery of any event, condition, fact or circumstance that occurred, arose or existed on or prior to the date of the Merger Agreement and that caused or constitutes a material inaccuracy in any representation or warranty made by such party in the Merger Agreement; (ii) any event, condition, fact or circumstance that occurs, arises or exists after the date of the Merger Agreement and that would cause or constitute a material inaccuracy in any representation or warranty made by such party in the Merger Agreement if: (A) such representation or warranty had been made as of the time of the occurrence, existence or discovery of such event, condition, fact or circumstance; or (B) such event, condition, fact or circumstance had occurred, arisen or existed on or prior to the date of the Merger Agreement; (iii) any material breach of any covenant or obligation of such party; and (iv) any event, condition, fact or circumstance that could reasonably be expected to make the timely satisfaction of any of the conditions precedent to consummation of the merger impossible or materially less likely;

●	CGI will take all necessary action to cause the persons identified on schedules to the Merger Agreement to be appointed as directors and officers of CGI and Merger Sub as of the Effective Time;

●	StemoniX will deliver to CGI a properly executed certification that shares of StemoniX capital stock are not “United States real property holding corporation” in accordance with the treasury regulations of the Code, together with a notice to the IRS in accordance with the treasury regulations;

●	CGI will submit to the CGI stockholders at the CGI stockholders’ meeting all contemplated proposals under the Merger Agreement, and will use commercially reasonable efforts to obtain approval for each such proposal;

●	StemoniX will cause any stockholders agreements, voting agreements, registration rights agreements, co-sale agreements and any other similar agreements, if any, between StemoniX and any holders of StemoniX capital stock, including any such agreement granting any person investor rights, rights of first refusal, registration rights or director election rights, to be terminated immediately prior to the Effective Time.

Termination of the Merger Agreement

The Merger Agreement may be terminated prior to the Effective Time (whether before or after adoption of the Merger Agreement by StemoniX’s shareholders and whether before or after approval of the issuance of CGI Common Stock in the merger by CGI’s stockholders, unless otherwise specified below):

a)	by mutual written consent duly authorized by the board of directors of each of CGI and StemoniX;

b)	by either CGI or StemoniX if the merger has not been consummated on or before 11:59 p.m., Eastern Time, on January 15, 2021 (the “End Date”); provided, however, that this right to terminate the Merger Agreement will not be available to any party whose action or failure to act has been a principal cause of the failure of the merger to occur on or before such date and such action or failure to act constitutes a breach of the Merger Agreement; provided, further, that, in the event that the registration statement and/or proxy statement/prospectus is still being reviewed or commented on by the SEC, then either CGI or StemoniX will be entitled to extend the End Date for an additional 45 days; provided, further, that CGI stockholders’ meeting has been adjourned or postponed and such adjournment or postponement continues through the End Date, then the End Date will automatically extend until the date that is 10 calendar days following such adjournment or postponement;

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c)	by CGI or StemoniX if a court of competent jurisdiction or governmental entity has issued a final and nonappealable order, decree or ruling or taken any other action that permanently restrains, enjoins or otherwise prohibits the merger;

d)	by CGI if the requisite approval of StemoniX’s stockholders has not been obtained within 30 days after the registration statement is declared effective;

e)	by StemoniX if the CGI stockholders’ meeting (including any adjournments and postponements thereof) has been held and completed and CGI’s stockholders have taken a final vote on the issuance of shares of CGI Common Stock in the merger and the issuance of CGI Common Stock in the merger has not been approved by the requisite CGI stockholders;

f)	by CGI, at any time prior to the requisite approval of StemoniX’s stockholders necessary to adopt and approve the Merger Agreement and its related matters, if any of the following, each a StemoniX Triggering Event, occurs:

	i.	the StemoniX board of directors has failed to recommend that StemoniX’s shareholders vote or act by written consent to approve the Merger Agreement and the transactions contemplated thereby, including the merger, or shall for any reason have withdrawn or shall have modified in a manner adverse to the recommendation by the CGI board of directors;

	ii.	the StemoniX board of directors has approved, endorsed or recommended any acquisition proposal; or

	iii.	StemoniX has entered into any letter of intent or similar document or any contract relating to any acquisition proposal (other than a permitted confidentiality agreement).

g)	by StemoniX, at any time prior to the requisite approval of CGI’s stockholders of the issuance of the shares of CGI Common Stock pursuant to the merger, if any of the following, each a CGI Triggering Event, occurs:

	i.	the CGI board of directors has failed to recommend that CGI’s stockholders vote to approve the issuance of CGI Common Stock in the merger or shall for any reason have withdrawn or shall have modified in a manner adverse to the recommendation by the StemoniX board of directors;

	ii.	CGI has failed to include in this proxy statement its recommendation that CGI’s stockholders vote to approve the issuance of CGI Common Stock in the merger;

	iii.	the CGI board of directors has publicly approved, endorsed or recommended any acquisition proposal; or

	iv.	CGI has entered into any letter of intent or similar document or any contract relating to any acquisition proposal.

h)	by CGI or StemoniX if the other party has breached any of its representations, warranties, covenants or agreements contained in the Merger Agreement, or if any representation or warranty of such party becomes inaccurate, such that the conditions to close would not be satisfied, but if such breach or inaccuracy is reasonably curable, then the Merger Agreement in not terminable as a result of such particular breach or inaccuracy until the earlier of (i) the expiration of a 30 day period commencing upon delivery of written notice from the other party of such breach or inaccuracy or (ii) the breaching party ceasing to exercise commercially reasonable efforts to cure such breach.

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Expense Reimbursement

Reimbursement Payable by CGI

CGI must reimburse StemoniX for all reasonable and documented out-of-pocket fees and expenses incurred by CGI in connection with the merger (but in no event in excess of $500,000) if:

●	the Merger Agreement is terminated by StemoniX for the reasons summarized in (e) or (f) in the above section “Termination of the Merger Agreement” and (1) after the date of the Merger Agreement and prior to such termination, an acquisition proposal with respect to CGI has been publicly announced or disclosed and (2) within 12 months of the date of termination of the Merger Agreement, CGI enters into a definitive agreement with respect to an acquisition transaction which acquisition transaction is subsequently consummated; or

●	the requisite approval of StemoniX’s stockholders necessary to adopt and approve the Merger Agreement and its related matters has been obtained and thereafter the Merger Agreement is terminated by StemoniX for the reasons summarized in (b) or (e) in the above section “Termination of the Merger Agreement”.

Reimbursement Payable by StemoniX

StemoniX must reimburse CGI for all reasonable and documented out-of-pocket fees and expenses incurred by CGI in connection with the merger (but in no event in excess of $500,000) if:

●	the Merger Agreement is terminated by CGI for the reasons summarized in (g) in the above section “Termination of the Merger Agreement” and (1) after the date of the Merger Agreement and prior to such termination, an acquisition proposal with respect to StemoniX has been publicly announced or disclosed or otherwise communicated to StemoniX’s board of directors or shareholders or their representatives and (2) within 12 months of the date of termination of the Merger Agreement, StemoniX enters into a definitive agreement with respect to an acquisition transaction which acquisition transaction is subsequently consummated;

●	the Merger Agreement is terminated by CGI for the reasons summarized in (b) in the above section “Termination of the Merger Agreement” and the principal cause of the failure of the merger to occur on or before the End Date is the inability of the conditions relating to (A) conversion of StemoniX Preferred Stock into StemoniX Common Stock, (b) elimination of the StemoniX Preferred Stock liquidation preference, or (c) conversion of StemoniX Convertible Notes to StemoniX Common Stock to be satisfied as of the End Date; or

●	the Merger Agreement is terminated by CGI for the reasons summarized in (d) in the above section “Termination of the Merger Agreement”.

Amendment

The Merger Agreement may be amended in writing by CGI, Merger Sub and StemoniX with the approval of the boards of directors of CGI, Merger Sub and StemoniX; provided, however, that after any adoption and approval of this Agreement by a party’s stockholders, no amendment will be made which by law requires further approval of the stockholders of such party without the further approval of such stockholders.

Specific Performance

The parties to the Merger Agreement agreed that they will be entitled to an injunction or injunctions to prevent breaches of the Merger Agreement and to enforce specifically the terms and provisions of the Merger Agreement, this being in addition to any other remedy to which they are entitled at law or in equity.

Governing Law

The Merger Agreement is governed by the laws of the State of Delaware.

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AGREEMENTS RELATED TO THE MERGER

Private Placement

The consummation of the merger is conditioned upon the closing, prior to or concurrently with the merger, of a private placement of CGI securities resulting in gross proceeds in an amount to be mutually agreed upon by CGI and StemoniX, which is currently anticipated to be approximately $10 million, but which may be up to $20 million depending on market demand.

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CGI DIRECTORS, OFFICERS AND CORPORATE GOVERNANCE

All references in this section to “CGI,” the “Company,” “we,” “us,” or “our” mean Cancer Genetics, Inc. and its subsidiaries unless we state otherwise or the context otherwise indicates.

Executive Officers and Directors of CGI

The following table sets forth information concerning the CGI directors and executive officers, including their ages as of September 30, 2020. There are no family relationships among any of the CGI directors or executive officers.

Name	Age	Position(s)	Year First Became Director
John A. Roberts	61	President and Chief Executive Officer	-
Ralf Brandt, Ph.D.	53	President of Discovery & Early Development Services	-
M. Glenn Miles	54	Chief Financial Officer	-
Geoffrey Harris (Chairman)	58	Director	2014
Edmund Cannon	75	Director	2005
Howard McLeod	54	Director	2014
Franklyn G. Prendergast, M.D., Ph.D.	75	Director	2012

Set forth below are brief biographical descriptions of the individuals currently serving as CGI’s directors and executive officers, based on information furnished to CGI by such individuals.

John A. Roberts

On April 30, 2018, Mr. Roberts was appointed as the Company’s Chief Executive Officer and President. Prior to that, Mr. Roberts had been the Company’s interim Chief Executive Officer since February 2, 2018. Mr. Roberts had previously served as the Company’s Chief Operating Officer since July 11, 2016. Prior to joining us, from August 1, 2015 to June 30, 2016, Mr. Roberts served as the Chief Financial Officer for VirMedica, Inc., an innovative technology solutions company that provides an end-to-end platform that enables specialty drug manufacturers and pharmacies to optimize product commercialization and management. Prior to VirMedica, from August 1, 2011 to July 31, 2015, Mr. Roberts was the Chief Financial and Administrative Officer for AdvantEdge Healthcare Solutions, a global healthcare analytics and services organization. Prior to that, Mr. Roberts was the Chief Financial Officer and Treasurer for InfoLogix, Inc., a publicly-traded healthcare-centric mobile software and solutions provider.

He has also held CFO roles at leading public medical device and healthcare services firms including Clarient, Inc., a publicly-traded provider of diagnostic laboratory services and Daou Systems, Inc., a publicly-traded healthcare IT software development and services firm. In addition, he has held key senior executive roles with MEDecision, Inc., HealthOnline, Inc. and the Center for Health Information. Mr. Roberts earned a Bachelor of Science and a Master’s degree in Business Administration from the University of Maine. He is a member of the Fellows and a former member of the Board of Directors and Past Chair for the Drug Information Association, a global neutral forum enabling drug developers and regulators access to education and collaboration. Mr. Roberts has also served on the Board of Directors of Cohere-Med Inc., a clinical analytics company, from February 2020 to present.

Ralf Brandt, PhD

Dr. Ralf Brandt, PhD was appointed as the Company’s President of Discovery & Early Development Services following the Company’s acquisition of vivoPharm Pty Ltd in August 2017. Dr. Brandt co-founded vivoPharm Pty Ltd in 2003 and served as its Chief Executive Officer and Managing Director until August 2017. Previously he was employed at research positions at the National Cancer Institute in Bethesda, MD, USA and at Schering AG, Germany. He led the Tumour Biology program at Novartis Pharma AG, Switzerland and established several transgenic mouse lines developing tumors under the control of oncogenes. He serves as a Member of the Scientific Advisory Board at Receptor Inc. in Toronto Canada. Dr. Brandt serves as a Member of Scientific Advisory Board at Propanc Health Group Corporation at Propanc Health Group Corporation. He received his Licence (BSc in Biochemistry and Animal Physiology) in 1986 and his PhD (in Biochemistry) in 1991 from the Martin-Luther University of Halle-Wittenberg, Germany.

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Glenn Miles

Mr. Miles was appointed as the Company’s Chief Financial Officer in November 2018. Prior to his appointment as Chief Financial Officer, Mr. Miles served the Company as a financial and accounting consultant since July 2018. Prior to joining the Company, Mr. Miles served as President and CFO of Catalytic Consulting LLC, a management advisory firm specializing in finance, accounting and operations, since 2015. From 2013 to 2015, Mr. Miles conducted research and engaged in thought leadership and panel discussions, focusing on finance in the healthcare and non-profit industries. From 2009 to 2013, Mr. Miles served as the Biopharma Controller for Developed Europe, Latin America and US Oncology at Pfizer. Prior to joining Pfizer, Mr. Miles served as Vice President - Global Expense Control and Analysis - Non-Personnel Expense at Lehman Brothers from 2006 to 2008. Prior to joining Lehman Brothers, Mr. Miles served in various finance and accounting roles with increasing responsibility at AT&T Mobility (formerly Cingular Wireless and BellSouth Mobility) from 1994 to 2006. Early in his career, Mr. Miles worked as an accountant at Grant Thornton (and a regional subscriber firm, Aldridge, Borden & Company, P.C.) from 1987 to 1994. Mr. Miles holds an MBA from Mercer University and a Bachelor of Science from the University of Alabama in Accounting. Mr. Miles is trained in Lean Six Sigma (Green Belt), is a CPA, and a member of FEI, AICPA, ACHE & HFMA.

Geoffrey Harris

Geoffrey Harris is the chairman of the Company’s Board and is a managing partner of c7 Advisors (a money management and healthcare advisory firm) since April 2014. From 2011 to 2014 he served as a managing director and co-head of the healthcare investment banking group at Cantor Fitzgerald, and from 2009-2011, he held a similar position at Gleacher & Company. Mr. Harris is also currently on the board of directors of Telemynd, Inc. (formerly known as MYnd Analytics), a data analysis company focused on improving mental health care; PointRight Inc., a privately-held software company; and MoleSafe, Inc., a privately-held company focused on the early detection of melanoma. Mr. Harris graduated from MIT’s Sloan School of Management with an MS in Finance Management.

We nominated Mr. Harris to continue serving on our Board due to his experience and leadership in healthcare advisory and policy research positions. Mr. Harris also serves as the chairman of our Board and chairman of our audit committee.

Edmund Cannon

Edmund Cannon is a member of the Company’s Board and is founder and President of the Clinical Research Center of Cape Cod since 2003, which specializes in finding institutional review board approved, consented specimens for the diagnostics and pharmaceutical industries, and in setting up studies to support FDA submissions for pharmaceutical and biotechnology companies. Previously, Mr. Cannon was a marketing and operations consultant for Franey Medical Labs. Mr. Cannon also formerly had the most national sales for Pharmacia Diagnostics Inc., and was a vice president and co-founder of Alletess, Inc. Mr. Cannon has a degree from Boston State College and attended a Master’s program at Providence College.

We nominated Mr. Cannon to continue serving on our Board due to his extensive experience in working with hospitals and oncologists and his world class expertise in clinical trials. Mr. Cannon also serves on our audit committee and nominating committee and as chairman of our compensation committee.

Howard McLeod, Pharm.D.

Dr. McLeod is a member of the Company’s Board and is the Medical Director, Precision Medicine for the Geriatric Oncology Consortium and a Professor at the USF Taneja College of Pharmacy. Until February 2020, he was Chair of the Department of Individualized Cancer Management and Medical Director of the DeBartolo Family Personalized Medicine Institute at the Moffitt Cancer Center and previously a Senior Member of the Moffitt Cancer Center’s Division of Population Sciences. He also chaired the Department of Individualized Cancer Management at Moffitt. He joined Moffitt Cancer Center in September 2013. Prior to joining the Moffitt Cancer Center, Dr. McLeod was a Founding Director of the University of North Carolina Institute for Pharmacogenomics and Individualized Therapy since 2006. Dr. McLeod also held the prestigious title of Fred Eshelman Distinguished Professor at the UNC Eshelman School of Pharmacy from 2006 to 2013. Dr. McLeod has published over 500 peer-reviewed papers on pharmacogenomics, applied therapeutics and clinical pharmacology. He had served as Chief Scientific Advisor and a member of the board of directors of Gentris Corporation before its acquisition by the Company in July 2014.

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We nominated Dr. McLeod to continue serving on our Board due to his vast experience in individualized medical treatment, including his leading research in pharmacogenomics along with his experience as a board member of Gentris. Dr. McLeod also serves on our nominating committee and compensation committee.

Franklyn G. Prendergast, M.D., Ph.D.

Franklyn G. Prendergast, M.D., Ph.D., is a member of the Company’s Board and also serves as the Emeritus Edmond and Marion Guggenheim Professor of Biochemistry and Molecular Biology and Emeritus Professor of Molecular Pharmacology and Experimental Therapeutics at Mayo Medical School and the director of the Mayo Clinic Center for Individualized Medicine. He has served in other positions of leadership at the Mayo Clinic since 1989, including on the Mayo Clinic Board of Trustees, from 1992 to 2009, and on the Mayo Clinic Board of Governors, from 1999 to 2006. He also previously held several other teaching positions at the Mayo Medical School since 1975. Dr. Prendergast has served for the National Institute of Health on numerous study section review groups; as a charter member of the Board of Advisors for the Division of Research Grants, now the Center for Scientific Review; the National Advisory General Medical Sciences Council; and the Board of Scientific Advisors of the National Cancer Institute. He held a Presidential Commission for service on the National Cancer Advisory Board. Dr. Prendergast also has served in numerous other advisory roles for the National Institute of Health and the National Research Council of the National Academy of Sciences, and he is a member of the board of directors of the Translational Genomics Research Institute and the Infectious Disease Research Institute (IDRI). Dr. Prendergast served on the board of directors of Eli Lilly & Co., and on its science and technology and public policy and compliance committees, from 1995 to 2017. He also served on the board of directors for DemeRx, Inc., a private, biotechnology drug development company from 2010 to 2012, and Ativa Medical Corporation, a private, diagnostic technology company from 2012 to 2015. Dr. Prendergast obtained his medical degree with honors from the University of West Indies and attended Oxford University as a Rhodes Scholar, earning an M.A. degree in physiology. He obtained his Ph.D. in Biochemistry at the University of Minnesota.

We nominated Dr. Prendergast to continue serving on our Board due to his extensive experience and expertise as a medical clinician, researcher and academician, particularly, in the areas of oncology and personalized medicine, developed through his roles with Mayo Clinic, including serving as director of the Mayo Clinic Cancer Center and the Mayo Clinic Center for Individualized Medicine. Dr. Prendergast also serves on our audit and compensation committees, and serves as chairman of our nominating committee.

The Board of Directors and Its Committees

Board of Directors.

The Company is currently managed by a four member Board of Directors (the “Board”). All of the current directors are nominated for re-election at the CGI annual meeting. Each of Mr. Harris, Mr. Cannon, Dr. Prendergast and Dr. McLeod is “independent” as that term is defined under the rules of the Nasdaq Stock Market (“Nasdaq”).

Our directors hold office until their successors have been elected and qualified or until the earlier of their resignation or removal. We have no formal policy regarding board diversity. Our priority in selection of board members is identification of members who will further the interests of our stockholders through his or her established record of professional accomplishment, the ability to contribute positively to the collaborative culture among board members, knowledge of our business and understanding of the competitive landscape.

Our Board met 13 times in 2019. Except for Dr. Prendergast, each of the directors attended at least 75% of the aggregate of (i) the total number of meetings of our Board (held during the period for which such directors served on the Board) and (ii) the total number of meetings of all committees of our Board on which the director served (during the periods for which the director served on such committee or committees). None of the directors attended the annual meeting of stockholders in 2019. The Company does not have a formal policy requiring members of the Board to attend our annual meetings.

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If the merger is consummated, the CGI board of directors will be reconstituted in accordance with the terms of the Merger Agreement. For more information, please see the section titled “The Merger—Directors and Executive Officers of the Post-merger company Following the Merger.”

Audit Committee.

The Board has established an Audit Committee currently consisting of Mr. Harris, Mr. Cannon and Dr. Prendergast. The Audit Committee’s primary functions are to oversee and review: the integrity of the Company’s financial statements and other financial information furnished by the Company, the Company’s compliance with legal and regulatory requirements, the Company’s systems of internal accounting and financial controls, the independent auditor’s engagement, qualifications, performance, compensation and independence, related party transactions, and compliance with the Company’s Code of Business Conduct and Ethics.

The Audit Committee also appoints (and recommends that the Board submit for shareholder ratification, if applicable), compensates, retains and oversees the independent auditor retained for the purpose of preparing or issuing an audit report or other related service. In addition, the Audit Committee discusses guidelines and policies related to risk assessment and risk management with the Company, prepares an Audit Committee report in accordance with SEC regulations, sets policies regarding the hiring of employees or former employees of the Company’s independent auditors, reviews and investigates any matters pertaining to integrity of management, including conflicts of interest, reviews related party transactions, reviews financial reporting and accounting standards, meets with officers as necessary, reviews the independence of the independent public accountants and reviews the adequacy of the Company’s internal accounting controls.

Each member of the Audit Committee is “independent” as that term is defined under the applicable rules of the Securities and Exchange Commission (the “SEC”) and the applicable rules of Nasdaq. The Board has determined that each Audit Committee member has sufficient knowledge in financial and auditing matters to serve on the Committee. The Board determined that Mr. Harris is an “audit committee financial expert,” as defined under the applicable rules of the SEC and the applicable rules of Nasdaq. The Audit Committee met eight times during 2019. Our Board has adopted an Audit Committee Charter, which is available for viewing at www.cancergenetics.com.

Report of the Audit Committee*

The undersigned members of the Audit Committee of the Board of Directors of Cancer Genetics, Inc. (the “Company”) submit this report in connection with the committee’s review of the financial reports for the fiscal year ended December 31, 2019 as follows:

1. The Audit Committee has reviewed and discussed with management the audited financial statements for the Company for the fiscal year ended December 31, 2019.

2. The Audit Committee has discussed with representatives of Marcum LLP, the independent public accounting firm, the matters which are required to provide to our audit committee, including the matters required to be discussed by generally accepted auditing standards (including Public Company Accounting Oversight Board Auditing Standard No. 1301, Communications with Audit Committees).

3. The Audit Committee has discussed with Marcum LLP, the independent public accounting firm, the auditors’ independence from management and the Company has received the written disclosures and the letter from the independent auditors required by applicable requirements of the Public Company Accounting Oversight Board.

In addition, the Audit Committee considered whether the provision of non-audit services by Marcum LLP is compatible with maintaining its independence. In reliance on the reviews and discussions referred to above, the Audit Committee recommended to the Board of Directors (and the Board of Directors has approved) that the audited financial statements be included in the Company’s Annual Report on Form 10-K for the fiscal year ended December 31, 2019 for filing with the Securities and Exchange Commission.

Audit Committee,

Geoffrey Harris, Chairman

Franklyn G. Prendergast, M.D., Ph.D.

Edmund Cannon

*       The foregoing report of the Audit Committee is not to be deemed “soliciting material” or deemed to be “filed” with the Securities and Exchange Commission (irrespective of any general incorporation language in any document filed with the Securities and Exchange Commission) or subject to Regulation 14A of the Securities Exchange Act of 1934, as amended, or to the liabilities of Section 18 of the Securities Exchange Act of 1934, except to the extent we specifically incorporate it by reference into a document filed with the Securities and Exchange Commission.

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Compensation Committee.

The Board has established a Compensation Committee currently consisting of Mr. Cannon, Dr. Prendergast and Mr. McLeod. The primary functions of the Compensation Committee are to facilitate the Board’s discharge of its responsibilities relating to the evaluation and compensation of the Company’s executives, oversee the administration of the Company’s compensation plan, review and determine director compensation, and prepare any reports on executive compensation required by the SEC and Nasdaq.

The Compensation Committee also establishes, in consultation with senior management of the Company, and periodically reviews, a general compensation strategy for the Company and its subsidiaries, reviews the chief executive officer’s compensation and evaluates his or her performance (at least annually), reviews and discusses compensation disclosure as may be required by the SEC, reviews and makes recommendations with respect to incentive compensation plans and equity-based plans, and conducts or authorizes investigations or studies of any matters within the scope of Compensation Committee’s responsibilities.

To determine executive compensation, the Compensation Committee, with input from the chief executive officer (who shall not participate in the deliberations regarding his or her own compensation), at least annually reviews and makes recommendations to the Board of appropriate compensation levels or other terms of employment for each executive of the Company. The Compensation Committee considers all factors it deems relevant.

The Compensation Committee met one time during 2019. Each member of the Compensation Committee is “independent” as that term is defined under the applicable rules of the SEC and the applicable rules of Nasdaq. Our Board has adopted a Compensation Committee Charter, which is available for viewing at www.cancergenetics.com.

Nominating and Corporate Governance Committee.

The Board has established a Nominating and Corporate Governance Committee consisting of Mr. McLeod, Mr. Cannon and Dr. Prendergast. The primary functions of the Nominating and Corporate Governance Committee are to identify, review the qualifications of, and recommend to the Board, proposed nominees for election to the Board (consistent with criteria approved by the Board), select, or recommend that the Board select, the director nominees for the next annual meeting of stockholders, and oversee the annual evaluation of the Board and management.

The Nominating and Corporate Governance Committee also makes recommendations to the full Board regarding the size and composition of the Board and the criteria for Board and committee membership, establishes procedures to be followed by stockholders in submitting recommendations for director candidates, establishes a process for identifying and evaluating nominees for the Board, retains advisory firms to help identify director candidates, and reviews stockholder proposals and proposed responses.

The Nominating and Corporate Governance Committee acted by unanimous written consent to nominate candidates for election as directors at the 2019 annual meeting of stockholders. Each member of the Nominating and Corporate Governance Committee is “independent” as that term is defined under the applicable rules of Nasdaq. Our Board has adopted a Nominating and Corporate Governance Charter, which is available for viewing at www.cancergenetics.com.

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Stockholder Nominations for Directorships

Stockholders may recommend individuals to the Nominating and Corporate Governance Committee for consideration as potential director candidates by submitting their names and background to the Secretary of the Company at the address set forth below under “Stockholder Communications.” All such recommendations will be forwarded to the Nominating and Corporate Governance Committee, which will review and only consider such recommendations if appropriate biographical and other information is provided, as described below, on a timely basis. All security holder recommendations for director candidates must be received by the Company in the timeframe(s) set forth under the heading “Stockholder Proposals” below.

●	the name and address of record of the security holder;

●	a representation that the security holder is a record holder of the Company’s securities, or if the security holder is not a record holder, evidence of ownership in accordance with Rule 14a-8(b)(2) of the Securities Exchange Act of 1934;

●	the name, age, business and residential address, educational background, current principal occupation or employment, and principal occupation or employment for the preceding five (5) full fiscal years of the proposed director candidate;

●	a description of the qualifications and background of the proposed director candidate and a representation that the proposed director candidate meets applicable independence requirements;

●	a description of any arrangements or understandings between the security holder and the proposed director candidate; and

●	the consent of the proposed director candidate to be named in the proxy statement relating to the Company’s annual meeting of stockholders and to serve as a director if elected at such annual meeting.

Assuming that appropriate information is provided for candidates recommended by stockholders, the Nominating and Corporate Governance Committee will evaluate those candidates by following substantially the same process, and applying substantially the same criteria, as for candidates submitted by members of the Board or other persons, as described above and as set forth in its written charter.

Board Leadership Structure and Role in Risk Oversight

The Board recognizes that one of its key responsibilities is to evaluate and determine its optimal leadership structure so as to provide independent oversight of management. The Board understands that there is no single, generally accepted approach to providing Board leadership and that given the dynamic and competitive environment in which we operate, the right Board leadership structure may vary as circumstances warrant. Consistent with this understanding, the Nominating and Corporate Governance Committee periodically considers the Board’s leadership structure. This consideration includes the pros and cons of alternative leadership structures in light of the Company’s operating and governance environment at the time, with the goal of achieving the optimal model for effective oversight of management by the Board.

Although the Company currently has, and historically has had, a Chairman of the Board separate from the Chief Executive Officer, the Company does not have a specific policy regarding the separation of the offices of Chairman of the Board and the Chief Executive Officer. Further, we do not have a lead independent director. The Board believes that this separation is presently appropriate as it allows the Chief Executive Officer to focus primarily on leading the day-to-day operations of the Company while the Chairman of the Board can focus on leading the Board in the performance of its duties. We acknowledge, however, that there may be circumstances in the future when it is in the best interests of the Company to combine the positions of Chairman of the Board and the Chief Executive Officer.

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Our Board oversees our risk management. This oversight is administered primarily through the following:

●	the Board’s review and approval of our plans for our business (presented to the Board by the Chief Executive Officer and other management), including the projected opportunities and challenges facing our business;

●	the Board’s periodic review of our business developments and financial results;

●	our Audit Committee’s oversight of our internal control over financial reporting and its discussions with management and the independent accountants regarding the quality and adequacy of our internal controls and financial reporting; and

●	our Compensation Committee’s review and recommendations to the Board regarding our executive officer compensation and its relationship to our business goals.

Stockholder Communications

The Board will give appropriate attention to written communications that are submitted by stockholders, and will respond if and as appropriate. Absent unusual circumstances or as contemplated by committee charters, and subject to advice from legal counsel, the Secretary of the Company is primarily responsible for monitoring communications from stockholders and for providing copies or summaries of such communications to the Board as he considers appropriate.

Communications from stockholders will be forwarded to all directors if they relate to important substantive matters or if they include suggestions or comments that the Secretary considers to be important for the Board to know. Communication relating to corporate governance and corporate strategy are more likely to be forwarded to the Board than communications regarding personal grievances, ordinary business matters, and matters as to which the Company tends to receive repetitive or duplicative communications.

Stockholders who wish to send communications to the Board should address such communications to: The Board of Directors, Cancer Genetics, Inc., 201 Route 17 North, 2nd Floor, Rutherford, New Jersey 07070, Attention: Secretary.

Code of Business Conduct and Ethics

We have adopted a Code of Business Conduct and Ethics that applies to our directors, officers and employees. The purpose of the Code of Business Conduct and Ethics is to deter wrongdoing and to provide guidance to the Company’s directors, officers and employees to help them recognize and deal with ethical issues, to provide mechanisms to report unethical or illegal conduct and to contribute positively to the Company’s culture of honesty and accountability. Our Code of Business Conduct and Ethics is publicly available on our website at www.cancergenetics.com. If we make any substantive amendments to the Code of Business Conduct and Ethics or grant any waiver, including any implicit waiver from a provision of the Code of Business Conduct and Ethics to our directors or executive officers, we will disclose the nature of such amendments or waiver on our website or in a current report on Form 8-K.

Section 16(a) Beneficial Ownership Reporting Compliance

Section 16(a) of the Securities Exchange Act of 1934, as amended, requires the Company’s directors and executive, officers, and persons who are beneficial owners of more than 10% of a registered class of the Company’s equity securities, to file reports of ownership and changes in ownership with the SEC. These persons are required by SEC regulations to furnish the Company with copies of all Section 16(a) forms they file.

Based solely upon the Company’s review of copies of Forms 3, 4 and 5 furnished to the Company, the Company believes that all of its directors, executive officers and any other applicable stockholders timely filed all reports required by Section 16(a) of the Exchange Act during the fiscal year ended December 31, 2019, except that Form 4s for each of Howard McLeod, Edmund Cannon, Geoffrey Harris and Franklyn Prendergast (filed August 21, 2019) with respect to option grants that took place on July 23, 2019 were not timely filed, and except as indicated above were filed on August 19, 2019.

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CGI EXECUTIVE COMPENSATION

All references in this section to “CGI,” the “Company,” “we,” “us,” or “our” mean Cancer Genetics, Inc. and its subsidiaries unless we state otherwise or the context otherwise indicates.

Summary Compensation Table

The following table shows the compensation awarded to or earned by each person serving as the Company’s principal executive officer during fiscal year 2019, the Company’s two most highly compensated executive officers who were serving as executive officers as of December 31, 2019 and up to two additional individuals for whom disclosure would have been provided but for the fact that such individuals were not serving as an executive officer as of December 31, 2019. The persons listed in the following table are referred to herein as the “named executive officers.”

SUMMARY COMPENSATION TABLE

Name and Principal Position	Year	Salary ($)		Bonus ($)	Stock Awards ($) (1)	Option Awards ($) (1)	All Other Compensation ($)		Total ($)
John A. Roberts	2019	$267,885	(3)	$-	$-	$-	$1,142	(4)	$269,027
Chief Executive Officer and President (2)	2018	$331,154		$-	$-	$220,754	$1,188	(4)	$553,096
Ralf Brandt	2019	$340,981		$98,490	$-	$-	$-		$439,471
President, Discovery & Early Development Services	2018	$330,000		$-	$-	$92,964	$-		$422,964
M. Glenn Miles	2019	$207,111	(6)	$-	$-	$-	$-		$207,111
Chief Financial Officer (5)	2018	$247,266		$-	$-	$20,992	$-		$268,258

(1)	Represents the aggregate grant date fair value for grants made in 2019 and 2018 computed in accordance with FASB ASC Topic 718. This calculation does not give effect to any estimate of forfeitures related to service-based vesting, but assumes that the executive will perform the requisite service for the award to vest in full. The assumptions used in valuing options are described in Note 14 to the Company’s financial statements for the year ended December 31, 2019, included herein.

(2)	John A. Roberts was hired as the Company’s Chief Operating Officer and Executive Vice President of Finance and Secretary on July 11, 2016. He was appointed Interim Chief Executive Officer effective February 2, 2018. He was appointed President and Chief Executive Officer on April 30, 2018.

(3)	Represents Mr. Robert’s gross salary of $350,000 less reimbursements of $82,115 received from Interpace Biosciences, Inc. (“IDXG”) pursuant to the Transition Services Agreement (“TSA”) and the disposal of the Company’s biopharma services business (“Biopharma Disposal”) discussed in Note 1 to the Company’s financial statements for the year ended December 31, 2019, included herein.

(4)	Consists of group term life insurance benefits.

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(5)	M. Glenn Miles was appointed as the Company’s Chief Financial Officer effective November 26, 2018. Mr. Miles’ salary for 2018 includes $224,189 in fees charged by his consulting firm, Catalytic Consulting, LLC, for Financial Leadership services from July 2018 until his employment as Chief Financial Officer. His compensation under the consulting arrangement had been based on a blended weekly / hourly rate.

(6)	Represents Mr. Miles’ gross salary of $300,000 less reimbursements of $92,889 received from IDXG pursuant to the TSA and the Biopharma Disposal discussed in Note 1 to the Company’s financial statements for the year ended December 31, 2019, included herein.

Compensation That May Be Paid or Become Payable To CGI’s Named Executive Officers in Connection With the Merger

Employment Agreements

Each of John A. Roberts, CGI’s Chief Executive Officer and President, Ralf Brandt, CGI’s President and Discovery & Early Development Services, and Glenn Miles, CGI’s Chief Financial Officer, are entitled to certain severance and change in control benefits pursuant to the terms of their existing employment agreements with CGI, the terms of which are described below.

The merger, if and when consummated, will constitute a change in control under each employment agreement described below.

John A. Roberts

CGI entered into an employment agreement with Mr. Roberts commencing on July 11, 2016 (“Roberts Agreement”). The Roberts Agreement provides for, among other things: (i) an annual base salary of $300,000, or such greater amount as may be determined by the Board, (ii) eligibility for an annual cash bonus of up to 35% of base salary, and (iii) the following post-termination benefits: (a) any performance bonus plan, then in effect, pro rata for his period of actual employment during the year, payable at the regular bonus payment time but only if other employees are then paid their bonus amounts, (b) continuation of medical/dental, disability and life benefits for a period of six months following termination of employment pursuant to certain events, subject to Mr. Roberts’ execution of a release of claims, and except to the extent Mr. Roberts receives comparable benefits from a new employer within six months following termination of employment in which case such benefits shall end upon his enrollment in the new employers plans), and (c) monthly payments equal to his base salary immediately prior to such termination for a period of six months in the event his employment is terminated without “cause” or Mr. Roberts resigns for “good reason” not in connection with a “change of control” (each as defined in the Roberts Agreement), or (d) monthly payment equal to his base salary immediately prior to such termination for a period of twelve months in the event his employment is terminated due to illness, injury or disability, or (e) a lump sum payment equal to twelve months of his then base salary plus an amount equal to the prior year bonus in the event his employment is terminated for any reason within twelve months following a change of control. The Roberts Agreement further provides that Mr. Roberts is subject to customary non-competition and non-solicitation of employees and customers covenants for twelve months following termination of employment. The Roberts Agreement had an initial term of July 11, 2016 through July 10, 2017, and automatically renews for additional one-year terms.

On May 10, 2018, the CGI board of directors increased Mr. Roberts’ salary to $350,000 per year.

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Ralf Brandt

CGI entered into an employment agreement with Dr. Brandt effective as of August 15, 2017 (“Brandt Agreement”). The Brandt Agreement provides for, among other things: (i) an annual base salary of $330,000, (ii) eligibility for an annual cash bonus of up to 30% of base salary, and (iii) the following post-termination benefits: (a) any bonus earned under any performance bonus plan then in effect, pro rata for his period of actual employment during the year, payable at the regular bonus payment time but only if other employees are then paid their bonus amounts, (b) continuation of medical/dental, disability and life benefits for a period of three months following termination of employment pursuant to certain events (unless he receives comparable benefits from a new employer within three months following termination of employment in which case such benefits shall end upon his enrollment in the new employers plans), and (c) monthly payments equal to his base salary immediately prior to such termination for a period of three months in the event of his death or resignation other than for “good reason”, or (d) monthly payment equal to his base salary immediately prior to such termination for a period of four months in the event his employment is terminated due to illness, injury or disability, or (e) monthly payments equal to his base salary immediately prior to such termination for six months in the event his employment is terminated without “cause” or Dr. Brandt resigns for “good reason” not in connection with a “change of control” (each as defined in the Brandt Agreement), or (f) a lump sum payment equal to his base salary immediately prior to such termination for six months in the event his employment is terminated without cause or for good reason within twelve months following a change of control. The Brandt Agreement further provides that Dr. Brandt is subject to customary non-competition and non-solicitation of employees and customer covenants for six months following termination of employment. The Brandt Agreement had an initial term of August 15, 2017 to August 14, 2019, and automatically renewed for additional one-year terms.

Glenn Miles

CGI entered into an employment agreement with Mr. Glenn Miles, effective as of November 26, 2018 (“Miles Agreement”). The Miles Agreement provides for, among other things: (i) an annual base salary of $300,000, (ii) eligibility for an annual cash bonus of up to 30% of base salary, and (iii) the following post-termination benefits: (a) if CGI’s compensation committee so determines, in its discretion any bonus earned under any performance bonus plan then in effect with respect to the immediately preceding year, payable at the regular bonus payment time, (b) continuation of medical/dental, disability and life benefits for a period of six months following termination of employment pursuant to certain events (unless he receives comparable benefits from a new employer within three months following termination of employment in which case such benefits shall end upon his enrollment in the new employers plans), and (c) monthly payments equal to his base salary immediately prior to such termination for a period of six months in the event his employment is terminated without “cause” or Mr. Miles resigns for “good reason” (each as defined in the Miles Agreement), or (d) monthly payments equal to his base salary immediately prior to such termination for a period of three months in the event his employment is terminated due to death, illness, injury or disability or (e) accelerated vesting of 50% of any unvested option shares in the event his employment is terminated without cause or for good reason within twelve months following a change of control. The Miles Agreement further provides that Mr. Miles is subject to customary non-competition and non-solicitation of employees and customers covenants for six months following termination of employment. The Miles Agreement had an initial term of November 26, 2018, through November 25, 2019, and automatically renewed for additional one-year terms.

Golden Parachute Compensation—Quantification of Potential Payments to CGI’s Named Executive Officers in Connection with the Merger

This section sets forth the information required by Item 402(t) of Regulation S-K regarding certain compensation that may be paid to CGI’s “named executive officers” assuming that their employment is terminated under certain circumstances in connection with the transaction. This compensation is referred to as “golden parachute” compensation by the applicable SEC disclosure rules, and in this section we use such term to describe the merger-related compensation payable to our named executive officers.

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Further details on these potential payments and benefits, are provided in the footnotes to the table below and in the section entitled “CGI Executive Compensation—Employment Agreements”, which is incorporated herein by reference. The amounts set forth in the table below, which represent an estimate of each named executive officer’s golden parachute compensation as of September 15, 2020, calculated in accordance with the SEC’s rules on disclosing golden parachute compensation, assume the following:

●	consummation of the Merger constitutes a change in control for purposes of the applicable compensation plan or agreement;
●	the change in control was consummated on September 15, 2020, the latest practicable date prior to the filing of this proxy statement/prospectus/information statement;
●	in the case of Messrs. Roberts, Brandt and Miles, the named executive officers (the “Active NEOs”), that his employment is terminated without “cause” or with “good reason” immediately following the change in control; and
●	the value of the vesting acceleration of the named executive officers’ equity awards is calculated assuming a market price per share of CGI Common Stock equal to $5.83 (which equals the average closing market price of a share of CGI Common Stock on the Nasdaq Capital Market over the first five business days following August 24, 2020, the date of the first public announcement of entering into the Merger Agreement) (the “Assumed CGI Stock Price”).

The amounts in the table below do not include any value received in respect of equity awards held by the named executive officer that are vested prior to the consummation of the merger.

Golden Parachute Compensation

Name	Cash ($)(1)	Equity ($)(2)	Perquisites/ Benefits ($)	Total ($)
Named Executive Officers
John A. Roberts	$350,000	$-	$-	$350,000
Ralf Brandt	$219,735	$-	$-	$219,735
M. Glenn Miles	$-	$-	$-	$-

(1)	Represents, with respect to the Active NEOs, salary continuation payments payable pursuant to the applicable named executive officer’s Employment Agreement, as described in greater detail above. The severance amounts in this column with respect to the Active NEOs are all “double trigger” in nature, which means that payment of these amounts is conditioned upon a termination without “cause” or resignation for “good reason” (as such terms are used in the Roberts Agreement and the Brandt Agreement, as applicable), within twelve (12) months following a change in control. The amounts included in the column above for each Active NEO were calculated based on his base salary as in effect on September 15, 2020 ($350,000 for Mr. Roberts; and $439,470 for Mr. Brandt).

(2)	Pursuant to the terms of the Miles Agreement, in the event Mr. Miles is terminated without “cause” or resigns for “good reason” within twelve months following a change of control, 50% of his unvested options in the Company shall vest. Mr. Miles received an option to purchase 3,333 shares of CGI Common Stock on November 26, 2018 at an exercise price of $9.00 per share, with twenty percent of the shares underlying the option vesting on November 26, 2019 and the remaining eight percent of the shares underlying the option vesting in forty eight monthly installments thereafter. However, no amount is included in respect of these stock options because the exercise price exceeds the Assumed CGI Stock Price and therefore the options are assumed not to have any intrinsic value.

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Outstanding Equity Awards at Fiscal Year End

The following table sets forth certain information, on an award-by-award basis, concerning unexercised options to purchase common stock, restricted shares of common stock and common stock that has not yet vested for each named executive officer and outstanding as of December 31, 2019.

OUTSTANDING EQUITY AWARDS AT FISCAL YEAR END - 2019

	Option Awards
Name	Number of Securities Underlying Unexercised Options (#) Exercisable		Number of Securities Underlying Unexercised Options (#) Unexercisable		Option Exercise Price ($)	Option Expiration Date
John A. Roberts	3,333	(1)	667	(1)	$60.00	7/11/2026
	708	(2)	292	(2)	$75.00	2/22/2027

Ralf Brandt	3,333	(3)	-	(3)	$93.00	8/15/2027
	1,583	(4)	3,417	(4)	$26.70	5/10/2028

M. Glenn Miles	722	(5)	2,611	(5)	$9.00	11/26/2028

(1)	83 options vested on July 11, 2016. The remaining options vest in 15 equal quarterly installments of 250 options commencing October 11, 2016 and 167 options vesting on July 11, 2020.

(2)	Options vest in 48 equal monthly installments of 21 options commencing one month after the grant date.

(3)	Options vest in 8 equal quarterly installments of 417 options, commencing on October 1, 2017.

(4)	20% of the options vest one year after the grant date, with the remaining options vesting in equal monthly installments of 83 over the next 48 months.

(5)	20% of the options vest one year after the grant date, with the remaining options vesting in equal monthly installments of 56 over the next 48 months.

Director Compensation

Non-Employee Director Compensation Policy

In July 2019, the Company amended its director compensation policy. The Company’s amended director compensation policy provides for the following cash compensation to its non-employee directors:

●	each non-employee director receives a monthly retainer fee, paid in advance, of $2,500;

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●	the Company’s chairman of the board receives an additional monthly retainer fee of $2,500;

●	the chairman of the Company’s audit committee receives a monthly retainer fee of $1,000;

●	other audit committee members and compensation committee members receive a quarterly retainer fee of $1,000; and

●	each non-employee director receives a meeting fee of $250 for each teleconference or $750 for each in-person meeting (exclusive of all travel related reimbursement).

This policy provides for the following equity compensation to the Company’s non-employee directors:

●	each non-employee director receives a one-time 3,333 share stock option at fair market value on the date of grant, vesting monthly in 12 equal installments over 12 months.

On July 23, 2019, in connection with the adoption of the amended director compensation policy, the Company granted each non-employee director options to purchase 3,333 shares of common stock.

The Company also reimburses non-employee directors for reasonable expenses incurred in connection with attending Board and committee meetings.

Except as set forth in the table below, the non-employee directors did not receive any cash or equity compensation during 2019:

DIRECTOR COMPENSATION

Name	Fees Earned or Paid in Cash ($)	Stock Awards ($) (1)	Option Awards ($) (1)	All Other Compensation ($)	Total ($)
Geoffrey Harris (2)	$36,750	$-	$10,773	$-	$47,523
Edmund Cannon (3)	$19,750	$-	$10,773	$-	$30,523
Howard McLeod (4)	$17,250	$-	$10,773	$-	$28,023
Franklyn G. Prendergast, M.D., Ph.D. (3)	$19,500	$-	$10,773	$-	$30,273

(1)	Represents the aggregate grant date fair value for grants made in 2019 computed in accordance with FASB ASC Topic 718. This calculation does not give effect to any estimate of forfeitures related to service-based vesting, but assumes that the executive will perform the requisite service for the award to vest in full. The assumptions used in valuing options are described in Note 14 to the Company’s financial statements included in this Annual Report on Form 10-K.

(2)	Excludes $33,750 of past due compensation for the period October 1, 2018 through June 30, 2019 that was waived in July 2019.

(3)	Excludes $30,000 of past due compensation for the period October 1, 2018 through June 30, 2019 that was waived in July 2019.

(4)	Excludes $22,500 of past due compensation for the period October 1, 2018 through June 30, 2019 that was waived in July 2019.

Compensation Committee Interlocks and Insider Participation

The Compensation Committee of the Board of Directors is currently composed of the following three non-employee directors: Mr. Cannon, Mr. McLeod and Dr. Prendergast. None of these Compensation Committee members was an officer or employee of the Company during the year. No Compensation Committee interlocks between the Company and another entity existed.

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STEMONIX EXECUTIVE COMPENSATION

All references in this section to “StemoniX,” the “Company,” “we,” “us,” or “our” mean StemoniX, Inc., unless we state otherwise or the context otherwise indicates.

Summary Compensation Table

The following table shows the compensation awarded to or earned by each person serving as the Company’s principal executive officer during fiscal year 2019, the Company’s two most highly compensated executive officers who were serving as executive officers as of December 31, 2019 and up to two additional individuals for whom disclosure would have been provided but for the fact that such individuals were not serving as an executive officer as of December 31, 2019. The persons listed in the following table are referred to herein as the “named executive officers.”

Name	Year	Salary ($)		Bonus ($)		Stock Awards ($)	Option Awards ($)	Non-Equity Incentive Plan Compensation ($)	Nonqualified Deferred Compensation Earnings ($)	All Other Compensation ($)	Total ($)
Ping Yeh, Chief Executive Officer	2019	210,000		-		-	-	-	-	334	210,334
Andrew D. C. LaFrence, Chief Financial Officer	2019	80,000	(1)	25,656	(3)	-	201,723	-	-	412	307,791
Robert Petcavich, Chief Science Advisor	2019	211,080				-	-	-	-	1,403	212,483

(1) Represents a portion of Mr. LaFrence’s 2019 annual salary of 240,000. Mr. LaFrence became Chief Financial Officer in August 2019.

(2) Represents the aggregate grant date fair value for grants made in 2019 computed in accordance with FASB ASC Topic 718. This calculation does not give effect to any estimate of forfeitures related to service-based vesting, but assumes that the executive will perform the requisite service for the award to vest in full. The assumptions used in valuing options are described in Note 11 to the Company’s financial statements for the year ended December 31, 2019, included herein.

(3) Represents a sign-on bonus paid to Mr. LaFrence.

(4) Consists of life insurance premiums paid by StemoniX on behalf of the executive.

Narrative Disclosure to Summary Compensation Table

Employment Agreements and Related Agreements with Named Executive Officers

We extended an offer letter to Yung-Ping Yeh on October 2, 2017 setting forth the terms of his employment as Chief Executive Officer. Pursuant to the offer letter, Mr. Yeh was entitled to, among other things, an annual gross base salary of $150,000. On October 10, 2018, Mr. Yeh signed a revised offer letter to increase his annual gross base salary to $210,000. Mr. Yeh voluntarily deferred $3,500 of his monthly salary commencing March 1, 2020 through July 31, 2020. StemoniX and Mr. Yeh entered into an amendment to the offer letter on August 8, 2020. Pursuant to the amended offer letter, Mr. Yeh is entitled to, among other things, (i) an annual gross base salary of $168,000, which represents a $3,500 per month reduction in salary that had been agreed upon and commenced March 1, 2020, (ii) a one-time grant of 8,706 shares of restricted common stock of StemoniX, representing the aggregate salary reduction from March 1, 2020 through July 21, 2020, (iii) a cash payment equivalent to the aggregate salary reduction from August 1, 2020 through the closing of the merger, and (iv) eligibility for a bonus if, prior to the closing of the merger, StemoniX receives, in the aggregate, $5 million from one or more strategic partners or investors. This offer letter, as amended, has no specific term and constitutes at-will employment.

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We extended an offer letter to Andrew D. C. LaFrence on August 19, 2019 setting forth the terms of his employment as Chief Financial Officer. Pursuant to the offer letter, Mr. LaFrence was entitled to, among other things, (i) an annual gross base salary of $240,000, (ii) a one-time sign-on bonus of $25,656, and (iii) an option to purchase 1.2% of the fully diluted shares of StemoniX Common Stock following the closing of the then-current offering of StemoniX Series B Preferred Stock. Mr. LaFrence voluntarily deferred $4,000 of his monthly salary commencing March 1, 2020 through July 31, 2020. StemoniX and Mr. LaFrence entered into an amendment to the offer letter on August 8, 2020. Pursuant to the amended offer letter, Mr. LaFrence is entitled to, among other things, (i) an annual gross base salary of $192,000, which represents a $4,000 per month reduction in salary that had been agreed upon and commenced March 1, 2020, (ii) a one-time grant of 9,950 shares of restricted common stock of StemoniX, representing the aggregate salary reduction from March 1, 2020 through July 21, 2020, (iii) a cash payment equivalent to the aggregate salary reduction between August 1, 2020 and the closing of the merger, and (iv) eligibility for a bonus if, prior to the closing of the merger, StemoniX receives, in the aggregate, $5 million from one or more strategic partners or investors. The offer letter, as amended, has no specific term and constitutes at-will employment.

We extended an offer letter to Robert Petcavich on October 9, 2017 setting forth the terms of his employment as Chief Science Officer. Pursuant to the offer letter, Dr. Petcavich was entitled to, among other things, an annual gross base salary of $150,000. On October 10, 2018, Dr. Petcavich signed a revised offer letter to increase his annual gross base salary to $210,000. StemoniX and Dr. Petcavich entered into an amendment to the offer letter on August 8, 2020. Pursuant to the amended offer letter, Dr. Petcavich is entitled to, among other things, (i) an annual gross base salary of $102,000, which represents a reduction in salary (Dr. Petcavich and StemoniX had agreed on a $14,536 per month salary reduction from February 1, 2020 through April 9, 2020 and a $8,750 per month salary reduction from April 10, 2020 through May 31, 2020), (ii) a one-time grant of 24,086 shares of restricted common stock of the Company, representing the aggregate salary reduction from February 1, 2020 through July 21, 2020, and (iii) eligibility for a bonus if, prior to the closing of the merger, StemoniX received, in the aggregate, $5 million from one or more strategic partners or investors. The offer letter, as amended, has no specific term and constitutes at-will employment.

Outstanding Equity Awards at Fiscal Year-End

The following table sets forth information concerning outstanding equity awards held by our named executive officers at the end of fiscal 2019.

	Option awards					Stock awards
Name	Number of securities underlying unexercised options (#) exercisable		Number of securities underlying unexercised options (#) unexercisable	Equity incentive plan awards: number of securities underlying unexercised unearned options (#)	Option exercise price ($)	Number of shares or units of stock that have not vested (#)	Market value of shares or units of stock that have not vested (#)	Equity incentive plan awards: number of unearned shares, units or other rights that have not vested (#)	Equity incentive plan awards: market or payout value of unearned shares, units or other rights that have not vested ($)
Yung-Ping Yeh	0	(1)	40,000	-	2.01			-	-
Andrew D. C. LaFrence	48,725	(2)	97,451	-	2.01			-	-
Andrew D. C. LaFrence	0	(3)	30,000	-	2.01			-	-
Robert Petcavich	0	(4)	10,000	-	2.01			-	-

(1) The option vests in three equal installments, each upon the achievement by the Company of certain performance milestones.

(2) Although this option was not issued until May 22, 2020, credit for Mr. LaFrence’s prior service was given for purposes of vesting such that the option was deemed vested with respect to 1/3 of the shares as of December 31, 2019. Since that date, the option is deemed to have vested in equal monthly installments of 3,045.33 shares.

(3) The option vests in three equal installments, each upon the achievement by the Company of certain performance milestones.

(4) The option vests in three equal installments, each upon the achievement by the Company of certain performance milestones.

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Pension Benefits

None of our named executive officers is covered by a pension plan or other similar benefit plan that provides for payments by us or other benefits from us at, following, or in connection with retirement.

Nonqualified Deferred Compensation

None of our named executive officers is covered by a nonqualified defined contribution or other nonqualified deferred compensation plan.

Potential Payments Upon Termination or Change of Control

Pursuant to the offer letter amendments of Dr. Petcavich and Messrs. Yeh and LaFrence, each of their one-time grants of restricted common stock will fully vest upon a Change in Control, as defined in the StemoniX 2015 Stock Option Plan. The merger, if and when consummated, will not constitute a Change in Control as defined in the StemoniX 2015 Stock Option Plan.

Pursuant to their offer letter amendments, Messrs. Yeh and LaFrence will receive cash payments equal to each of their agreed-upon, temporary salary reduction from August 1, 2020 through the closing of the merger. Refer to “Compensation That May Be Paid or Become Payable To StemoniX’s Officers in Connection With the Merger” for additional information.

Securities Authorized for Issuance Under Equity Compensation Plans

As of December 31, 2019, the total unallocated shares authorized for issuance under options was 570,458. The issuance of options is subject to the approval of our board of directors.

Compensation of Directors

During 2019, we did not pay cash compensation or award options or pay any other compensation to any of the StemoniX directors who will also serve as directors of the CGI after the closing of the merger.

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MATTERS BEING SUBMITTED TO A VOTE OF CGI STOCKHOLDERS

CGI Proposal No. 1 (the Stock Issuance Proposal): Approval of the Issuance of Common Stock in the Merger

At the CGI annual meeting, CGI stockholders will be asked to approve the issuance of shares of CGI Common Stock pursuant to the Merger Agreement. Immediately following the merger, and prior to the proportionate dilution to come from the Private Placement (see the section titled “Agreements Related to the Merger—Private Placement” in this proxy statement/prospectus/information statement), it is expected that the holders of (i) StemoniX Common Stock (after the conversion to StemoniX Common Stock of all (A) shares of StemoniX Series A Preferred Stock and Series B Preferred Stock and (B) StemoniX Convertible Notes), (ii) in-the-money StemoniX Options, and (iii) in-the-money StemoniX Warrants will hold approximately 78% of the Deemed Outstanding Shares and the holders of (i) CGI Common Stock, (ii) in-the-money CGI stock options, if any, and (iii) in-the-money CGI warrants, if any, will retain ownership of approximately 22% of the Deemed Outstanding Shares, with such percentages subject to certain closing adjustments based on the Net Cash (as defined in the section titled “The Merger Agreement—Exchange Ratio”) held by each company and, proportionately for all equity holders of the post-merger company, the Private Placement.

The terms of, reasons for and other aspects of the Merger Agreement, the issuance of shares of CGI Common Stock pursuant to the Merger Agreement are described in detail in the other sections in this proxy statement/prospectus/information statement.

Required Vote; Recommendation of Board of Directors

Presuming a quorum is present, the affirmative vote of the holders of a majority in voting power of the shares of stock which are present in person or by proxy at the annual meeting and entitled to vote thereon is required for approval of this proposal.

THE CGI BOARD OF DIRECTORS UNANIMOUSLY RECOMMENDS THAT CGI STOCKHOLDERS VOTE “FOR” THE STOCK ISSUANCE PROPOSAL TO APPROVE THE ISSUANCE OF SHARES OF CGI COMMON STOCK PURSUANT TO THE MERGER AGREEMENT.

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CGI Proposal No. 2 (the Reverse Stock Split Proposal): Approval of the Amendment to the Certificate of Incorporation of CGI Effecting the Reverse Stock Split at a Ratio in the Range from 1-for-2 to 1-for-5

General

At the CGI annual meeting, CGI stockholders will be asked to approve the amendment to the certificate of incorporation of CGI effecting a reverse stock split of the issued shares of CGI Common Stock, at a ratio in the range from 1-for-2 to 1-for-5, with such ratio to be determined in the discretion of CGI’s board of directors and with such reverse stock split to be effected at such time and date as determined by CGI’s board of directors in its sole discretion, the form of which is attached as Annex B to this proxy statement/prospectus/information statement, and is incorporated by reference herein. Upon the effectiveness of the amendment to the certificate of incorporation of CGI effecting the reverse stock split, or the split effective time, the issued shares of CGI Common Stock outstanding immediately prior to the split effective time will be reclassified into a smaller number of shares such that a CGI stockholder will own one new share of CGI Common Stock for each 2 to 5 shares of issued common stock held by that stockholder immediately prior to the split effective time. The ultimate ratio will be based on a number of factors, including market conditions, existing and expected trading prices for CGI Common Stock and the listing requirements of the Nasdaq Capital Market.

The form of the amendment to the certificate of incorporation of CGI to effect the reverse stock split, as more fully described below, will effect the reverse stock split but will not change the number of authorized shares of CGI Common Stock or preferred stock, or the par value of CGI Common Stock or preferred stock.

Purpose

The CGI board of directors approved the proposal approving the amendment to the certificate of incorporation of CGI effecting the reverse stock split for the following reasons:

●	to the extent a reverse stock split of CGI Common Stock becomes necessary for the continued listing of the CGI Common Stock on the Nasdaq Capital Market post-merger, the approval of the Reverse Stock Split Proposal will become necessary for the merger;

●	the board of directors believes a higher stock price may help generate investor interest in CGI and help CGI attract and retain employees; and

●	if the reverse stock split successfully increases the per share price of CGI Common Stock, the CGI board of directors believes this increase may increase trading volume in CGI Common Stock and facilitate future financings by CGI.

Requirements for Nasdaq Listing

CGI Common Stock is listed on the Nasdaq Capital Market under the symbol “CGIX.” The approval by Nasdaq of (i) the continued listing of the CGI Common Stock on the Nasdaq Capital Market following the Effective Time and (ii) the listing of the shares of CGI Common Stock being issued in connection with the merger on Nasdaq at or prior to the Effective Time are conditions to the closing of the merger. StemoniX has agreed to cooperate with CGI to furnish to CGI all information concerning StemoniX and its equityholders that may be required or reasonably requested in connection with Nasdaq. If such approvals are obtained, CGI anticipates that the post-merger company’s common stock will be listed on Nasdaq under the trading symbol “CGIX” following the closing of the merger.

Prior to the closing of the merger, pursuant to Nasdaq’s “reverse merger” rules, CGI will file an initial listing application for the post-merger company’s common stock on Nasdaq. The Nasdaq listing standards will require CGI to have, among other things, a $4.00 per share minimum bid price upon the closing of the merger. On October 15, 2020, CGI Common Stock closed at $4.40 per share.

The merger may be consummated even if the Reverse Stock Split Proposal is not approved by CGI’s stockholders, unless doing so would cause CGI to fail to meet the condition of closing that the shares of CGI Common Stock issued in the merger be listed on the Nasdaq Capital Market, and such condition (i) is not able to be met without the Reverse Stock Split Proposal being approved or (ii) is not waived.

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One of the effects of the reverse stock split will be to effectively increase the proportion of authorized shares which are unissued relative to those which are issued. This could result in CGI’s management being able to issue more shares without further stockholder approval. For example, before the reverse stock split, CGI’s authorized but unissued shares immediately prior to the closing of the merger would be approximately 97.7 million compared to shares issued of approximately 2.3 million. If CGI effects the reverse stock split using a 1-for-5 ratio, its authorized but unissued shares immediately prior to the closing of the merger would be approximately 99.5 million compared to shares issued of approximately 0.5 million. The reverse stock split will not affect the number of authorized shares of CGI Common Stock and preferred stock, which will continue to be authorized pursuant to the certificate of incorporation of CGI, thus the reverse stock split will have the effect of increasing the number of authorized but unissued shares of CGI Common Stock. CGI currently has no plans, commitments, arrangements, understandings or agreements to issue shares, other than pursuant to the Merger Agreement and the Private Placement, and to satisfy obligations under the CGI stock options and warrants from time to time as these stock options and warrants are exercised. The additional authorized shares of common stock will provide the post-merger company with the flexibility to consider and respond to future business opportunities and needs as they arise, including but not limited to, equity offerings; financings; potential strategic transactions, including mergers, acquisitions and business combinations; stock dividends; stock splits; grants under equity compensation plans; and other general corporate transactions.

Potential Increased Investor Interest

On October 15, 2020, CGI Common Stock closed at $4.40 per share. An investment in CGI Common Stock may not appeal to brokerage firms that are reluctant to recommend lower priced securities to their clients. Investors may also be dissuaded from purchasing lower priced stocks because the brokerage commissions, as a percentage of the total transaction, tend to be higher for such stocks. Moreover, the analysts at many brokerage firms do not monitor the trading activity or otherwise provide coverage of lower priced stocks. Also, the CGI board of directors believes that most investment funds are reluctant to invest in lower priced stocks. The CGI board of directors believes that the anticipated higher market price expected to result from a reverse stock split will reduce, to some extent, the negative effects of the practices of brokerage houses and investors described above on the liquidity and marketability of CGI Common Stock.

There are risks associated with the reverse stock split, including that the reverse stock split may not result in an increase in the per share price of CGI Common Stock. CGI cannot predict whether the reverse stock split will increase the market price for CGI Common Stock. The history of similar stock split combinations for companies in like circumstances is varied. There is no assurance that:

●	the market price per share of CGI Common Stock after the reverse stock split will rise in proportion to the reduction in the number of shares of CGI Common Stock outstanding before the reverse stock split;

●	the reverse stock split will result in a per share price that will attract brokers and investors who do not trade in lower priced stocks;

●	the reverse stock split will result in a per share price that will increase the ability of CGI to attract and retain employees;

●	the market price per share will either exceed or remain in excess of the $1.00 minimum bid price required by Nasdaq for continued listing, that CGI will otherwise meet the requirements of Nasdaq for inclusion for trading on the Nasdaq Capital Market, including the $4.00 minimum bid price upon the closing of the Merger, or, if met, that the market price per share would remain above the minimum bid price for a sustained period of time; or

●	CGI would otherwise meet the Nasdaq listing requirements even if the per share market price of CGI Common Stock after the reverse stock split meets the required minimum bid price.

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The market price of CGI Common Stock will also be based on performance of CGI and other factors, some of which are unrelated to the number of shares outstanding. If the reverse stock split is effected and the market price of CGI Common Stock declines, the percentage decline as an absolute number and as a percentage of the overall market capitalization of CGI may be greater than would occur in the absence of a reverse stock split. Furthermore, the liquidity of CGI Common Stock could be adversely affected by the reduced number of shares that would be outstanding after the reverse stock split.

Criteria to be Used for Determining Whether to Implement the Reverse Stock Split

In determining whether to implement the reverse stock split and which reverse stock split ratio to implement, if any, following receipt of stockholder approval of the Reverse Stock Split Proposal, CGI may consider, among other things, various factors, such as:

●	the historical trading price and trading volume of CGI Common Stock;

●	the then-prevailing trading price and trading volume of CGI Common Stock and the expected impact of the reverse stock split on the trading market for CGI Common Stock in the short- and long-term;

●	the ability of CGI to continue its listing on the Nasdaq Capital Market;

●	which reverse stock split ratio would result in the least administrative cost to CGI; and

●	prevailing general market and economic conditions.

The failure of CGI stockholders to approve the Reverse Stock Split Proposal could have serious, adverse effects on CGI and its stockholders. The merger may not close if the continued listing post-merger of the post-merger company would not be approved by Nasdaq due to non-compliance with any minimum stock price rule. If Nasdaq delists CGI Common Stock, CGI shares may then trade on the OTC Bulletin Board or other small trading markets, such as the pink sheets. In that event, CGI Common Stock could trade thinly as a microcap or penny stock, adversely decrease to nominal levels of trading and be avoided by retail and institutional investors, resulting in the impaired liquidity of CGI Common Stock and making it difficult to raise additional capital if needed.

Principal Effects of the Reverse Stock Split

The amendment to the certificate of incorporation of CGI effecting the reverse stock split is set forth in Annex B to this proxy statement/prospectus/information statement.

The reverse stock split will be effected simultaneously for all outstanding shares of CGI Common Stock. The reverse stock split will affect all CGI stockholders uniformly and will not affect any stockholder’s percentage ownership interests in CGI, except to the extent that the reverse stock split results in any of CGI stockholders owning a fractional share. The reverse stock split will not change the terms of CGI Common Stock. After the reverse stock split, the shares of CGI Common Stock will have the same voting rights and rights to dividends and distributions and will be identical in all other respects to the CGI Common Stock now authorized, which is not entitled to preemptive or subscription rights, and is not subject to conversion, redemption or sinking fund provisions. CGI Common Stock issued pursuant to the reverse stock split will remain fully paid and nonassessable. The reverse split does not affect the total proportionate ownership of the post-merger company following the merger. The reverse stock split will not affect CGI continuing to be subject to the periodic reporting requirements of the Exchange Act.

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As an example, the following table illustrates the effects of a 1-for-2 to 1-for-5 reverse stock split (without giving effect to the treatment of fractional shares):

	Shares Issued and Outstanding(1)	Shares Authorized and Reserved for Issuance(1)(2)	Shares Authorized and Unreserved for Issuance(1)	Total Authorized
As of September 15, 2020	2,422,612	375,836	97,201,552	100,000,000
1-for-2 Reverse Split	1,211,306	187,918	98,600,776	100,000,000
1-for-3 Reverse Split	807,537	125,279	99,067,184	100,000,000
1-for-4 Reverse Split	605,653	93,959	99,300,388	100,000,000
1-for-5 Reverse Split	484,522	75,167	99,440,310	100,000,000

(1)	These estimates do not reflect the potential effects of cashing out of fractional shares that may result from the Reverse Stock Split.

(2)	Includes warrants to purchase 279,289 shares of CGI Common Stock with a weighted average exercise price of $104.38 per share, options to purchase 71,995 shares of CGI Common Stock with a weighted average exercise price of $87.50 per share and 24,552 shares reserved for future issuance under the Cancer Genetics, Inc. 2011 Equity Incentive Plan (the “2011 Plan”). Does not include any shares of CGI Common Stock issuable upon the exercise or conversion of securities that may have been issued since September 15, 2020. The Cancer Genetics, Inc. 2008 Stock Option Plan was frozen effective April 9, 2018 and no additional options can be issued from this plan.

In addition, if the reverse stock split is implemented, it will increase the number of CGI stockholders who own “odd lots” of fewer than 100 shares of common stock. Brokerage commissions and other costs of transactions in odd lots are generally higher than the costs of transactions of more than 100 shares of common stock. Accordingly, the reverse stock split may not achieve the desired results of increasing marketability and liquidity of CGI Common Stock that have been described above.

After the effective date of the reverse stock split, CGI Common Stock would have a new committee on uniform securities identification procedures, or CUSIP number, a number used to identify CGI Common Stock.

CGI Common Stock is currently registered under Section 12(b) of the Exchange Act, and CGI is subject to the periodic reporting and other requirements of the Exchange Act. The proposed reverse stock split will not affect the registration of the common stock under the Exchange Act.

Procedure for Effecting Reverse Stock Split and Exchange of Stock Certificates

If CGI stockholders approve the amendment to the certificate of incorporation of CGI effecting the reverse stock split, and if the CGI board of directors still believes that a reverse stock split is in the best interests of CGI and its stockholders, CGI will file the amendment to the certificate of incorporation with the Delaware Secretary of State at such time as the CGI board of directors has determined to be the appropriate split effective time. The CGI board of directors may delay effecting the reverse stock split without resoliciting stockholder approval. Beginning at the split effective time, each book-entry account representing pre-split shares will be deemed for all corporate purposes to evidence ownership of post-split shares.

Beneficial Owners of Common Stock. Upon the implementation of the reverse stock split, CGI intends to treat shares held by stockholders in “street name” (i.e., through a bank, broker, custodian or other nominee), in the same manner as registered stockholders whose shares are registered in their names. Banks, brokers, custodians or other nominees will be instructed to effect the reverse stock split for their beneficial holders holding CGI Common Stock in street name. However, these banks, brokers, custodians or other nominees may have different procedures than registered stockholders for processing the reverse stock split and making payment for fractional shares. If a stockholder holds shares of CGI Common Stock with a bank, broker, custodian or other nominee and has any questions in this regard, stockholders are encouraged to contact their bank, broker, custodian or other nominee.

Registered Holders of Common Stock. Certain of CGI’s registered holders of common stock hold some or all of their shares electronically in book-entry form with CGI’s transfer agent, Continental Stock Transfer & Trust Company, LLC. These stockholders do not hold physical stock certificates evidencing their ownership of CGI Common Stock. However, they are provided with a statement reflecting the number of shares of CGI Common Stock registered in their accounts. If a stockholder holds registered shares in book-entry form with CGI transfer agent, no action needs to be taken to receive post-reverse stock split shares or payment in lieu of fractional shares, if applicable. If a stockholder is entitled to post-reverse stock split shares, a transaction statement will automatically be sent to the stockholder’s address of record indicating the number of shares of CGI Common Stock held following the reverse stock split.

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Fractional Shares

No fractional shares will be issued in connection with the reverse stock split. Stockholders of record who otherwise would be entitled to receive fractional shares because they hold a number of pre-split shares not evenly divisible by the number of pre-split shares for which each post-split share is to be reclassified, will be entitled to a cash payment in lieu thereof at a price equal to the fraction to which the stockholder would otherwise be entitled multiplied by the closing price of the common stock on the Nasdaq Capital Market on the trading day immediately prior to the split effective time. The ownership of a fractional interest will not give the holder thereof any voting, dividend, or other rights except to receive payment therefor as described herein.

Stockholders should be aware that, under the escheat laws of the various jurisdictions where stockholders reside, where CGI is domiciled, and where the funds will be deposited, sums due for fractional interests that are not timely claimed after the split effective time may be required to be paid to the designated agent for each such jurisdiction, unless correspondence has been received by CGI or the transfer agent concerning ownership of such funds within the time permitted in such jurisdiction. Thereafter, stockholders otherwise entitled to receive such funds will have to seek to obtain them directly from the state to which they were paid.

Accounting Consequences

The par value per share of CGI Common Stock will remain unchanged at $0.0001 per share after the reverse stock split. As a result, at the reverse stock split effective time, the stated capital on CGI’s balance sheet attributable to CGI Common Stock will be reduced proportionately based on the reverse stock split ratio, from its present amount, and the additional paid-in capital account will be increased for the amount by which the stated capital is reduced. After the reverse stock split (and disregarding the impact of shares of CGI Common Stock issued in the merger), net income or loss per share, and other per share amounts will be increased because there will be fewer shares of CGI Common Stock outstanding. In future financial statements, net income or loss per share and other per share amounts for periods ending before the reverse stock split will be recast to give retroactive effect to the reverse stock split.

Potential Anti-Takeover Effect

Although the increased proportion of unissued authorized shares to issued shares could, under certain circumstances, have an anti-takeover effect, for example, by permitting issuances that would dilute the stock ownership of a person seeking to effect a change in the composition of the CGI board of directors or contemplating a tender offer or other transaction for the combination of CGI with another company, the reverse stock split proposal is not being proposed in response to any effort of which CGI is aware to accumulate shares of CGI Common Stock or obtain control of CGI, other than pursuant to the Merger Agreement, nor is it part of a plan by management to recommend a series of similar amendments to the CGI board of directors and stockholders. Other than the proposals being submitted to CGI stockholders for their consideration at the CGI annual meeting, the CGI board of directors does not currently contemplate recommending the adoption of any other actions that could be construed to affect the ability of third parties to take over or change control of CGI.

Required Vote; Recommendation of Board of Directors

The affirmative vote of the holders of a majority of the outstanding shares of CGI Common Stock as of the record date for the annual meeting is required to approve the amendment to the certificate of incorporation of CGI effecting a reverse stock split at a ratio in the range from 1-for-2 to 1-for-5, with such specific ratio to be determined by CGI’s board of directors in its sole discretion.

THE CGI BOARD OF DIRECTORS UNANIMOUSLY RECOMMENDS THAT CGI STOCKHOLDERS VOTE “FOR” THE REVERSE STOCK SPLIT PROPOSAL TO APPROVE THE AMENDMENT TO THE CERTIFICATE OF INCORPORATION OF CGI EFFECTING THE REVERSE STOCK SPLIT AT A RATIO IN THE RANGE FROM 1-FOR-2 TO 1-FOR 5, WITH SUCH SPECIFIC RATIO TO BE DETERMINE BY CGI’S BOARD OF DIRECTORS IN ITS SOLE DISCRETION.

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CGI Proposal No. 3 (the Executive Compensation Proposal): Approval, on an Advisory Basis, of the Compensation of CGI’s Named Executive Officers, Including the Compensation That May Be Paid or Become Payable to CGI’s Named Executive Officers in Connection with the Merger

The CGI board of directors believes that CGI’s compensation program for executive officers is designed to attract and retain high quality people and to motivate them to achieve both CGI’s long-term and short-term goals.

Under the Dodd-Frank Wall Street Reform and Consumer Protection Act, or the Dodd-Frank Act, and Section 14A of the Exchange Act, this proposal, commonly referred to as the “Say on Pay” resolution, seeks a stockholder advisory vote on the compensation of CGI’s named executive officers as disclosed pursuant to Item 402 of Regulation S-K through the following resolution:

“RESOLVED, that the compensation paid or that may become payable to CGI’s Named Executive Officers, as disclosed pursuant to Item 402 of Regulation S-K, including the compensation tables and narrative discussion, and including the information presented under the heading “Compensation That May Be Paid or Become Payable to CGI’s Named Executive Officers in Connection With the Merger” is hereby APPROVED.”

The Say on Pay vote is advisory, and therefore not binding on CGI, the Compensation Committee or CGI’s board of directors. Nevertheless, CGI’s board of directors and Compensation Committee value the opinions of CGI’s stockholders, whether expressed through this vote or otherwise, and accordingly, the board of directors and Compensation Committee intend to consider the results of this vote among the many factors they consider in making determinations in the future regarding executive compensation arrangements.

Required Vote; Recommendation of Board of Directors

The affirmative vote of the holders of a majority in voting power of the shares of stock which are present in person or by proxy at the annual meeting and entitled to vote thereon will be required for the approval of the Executive Compensation Proposal.

THE CGI BOARD OF DIRECTORS UNANIMOUSLY RECOMMENDS THAT CGI STOCKHOLDERS VOTE “FOR” THE EXECUTIVE COMPENSATION PROPOSAL TO APPROVE, ON AN ADVISORY BASIS, THE COMPENSATION OF CGI’S NAMED EXECUTIVE OFFICERS, Including the Compensation That May Be Paid or Become Payable to CGI’s Named Executive Officers in Connection with the Merger.

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CGI Proposal No. 4 (the Plan Proposal): Approval of the Cancer Genetics, Inc. 2020 Equity Incentive Plan, and Authorization for Issuance 2,000,000 Shares of CGI Common Stock Thereunder

All references in this section to “CGI,” the “Company,” “we,” “us,” or “our” mean Cancer Genetics, Inc. and its subsidiaries unless we state otherwise or the context otherwise indicates.

General

On October 10, 2020, our Board of Directors adopted the Cancer Genetics, Inc. 2020 Equity Incentive Plan. The 2020 Equity Incentive Plan, which we refer to as the 2020 Plan, is being submitted for approval by the stockholders at the CGI annual meeting.

The general purpose of the 2020 Plan is to provide a means whereby eligible employees, officers, non-employee directors, consultants, advisors and other individual service providers may develop a sense of proprietorship and personal involvement in our development and financial success, and to encourage them to devote their best efforts to us, thereby advancing our interests and the interests of stockholders.

Our Board of Directors believes that the granting of stock options, restricted stock awards, unrestricted stock awards and similar kinds of equity-based compensation promotes continuity of management and increases incentive and personal interest in the welfare of our Company by those who are primarily responsible for shaping and carrying out our long range plans and securing our growth and financial success.

If approved, the 2020 Plan will succeed the Amended and Restated Cancer Genetics, Inc. 2011 Equity Incentive Plan (the “2011 Plan”). If approved, no new awards will be granted under the 2011 Plan.

Description of the 2020 Omnibus Equity Incentive Plan

The following description of the principal terms of the 2020 Plan is a summary and is qualified in its entirety by the full text of the 2020 Plan, which is attached as Annex C hereto.

Administration. In general, the 2020 Plan will be administered by the Compensation Committee of our Board of Directors. The Compensation Committee will determine the persons to whom options to purchase shares of our common stock, stock appreciation rights (SARs), restricted stock units, restricted or unrestricted shares of our common stock, performance shares, performance units, incentive awards, other cash-based awards and other stock-based awards may be granted. The Compensation Committee may also establish rules and regulations for the administration of the 2020 Plan and amendments or modifications of outstanding awards. The Compensation Committee may delegate authority to the chief executive officer and/or other executive officers to grant options and other awards to employees (other than themselves), subject to applicable law and the 2020 Plan. No options, stock purchase rights or awards may be made under the 2020 Plan on or after October 10, 2030, but the 2020 Plan will continue thereafter while previously granted options, SARs or other awards remain outstanding.

Eligibility. Persons eligible to receive options, SARs or other awards under the 2020 Plan are those employees, officers, directors, consultants, advisors and other individual service providers of our Company and our subsidiaries who, in the opinion of the Compensation Committee, are in a position to contribute to our success, or any person who is determined by the Compensation Committee to be a prospective employee, officer, director, consultant, advisor or other individual service provider of the Company or any subsidiary. As of September 15, 2020, the Company and its subsidiaries had a total of 35 employees, including one officer and three executive officers (who are not included in the number of officers) and four non-employee directors. As of September 15, 2020, no person is eligible to participate as a result of a determination by the Committee that that person is a prospective employee, officer, director, consultant, advisor or other individual service provider of the Company or any subsidiary. As awards under the 2020 Plan are within the discretion of the Compensation Committee, the Company cannot determine how many individuals in each of the categories described above will receive awards.

Shares Subject to the 2020 Plan. The aggregate number of shares of common stock available for issuance in connection with options and other awards granted under the 2020 Plan is 2,000,000.

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“Incentive stock options”, or ISOs, that are intended to meet the requirements of Section 422 of the Internal Revenue Code of 1986, as amended (the “Code”) may be granted under the 2020 Plan with respect to all of the 2,000,000 shares of common stock authorized for issuance under the 2020 Plan. If any option or SAR granted under the 2020 Plan terminates without having been exercised in full or if any award is forfeited, or if shares of common stock are withheld to cover withholding taxes on options or other awards or applied to the payment of the exercise price of an option or purchase price of an award, the number of shares of common stock as to which such option or award was forfeited, withheld or paid, will be available for future grants under the 2020 Plan.

No non-employee director may receive awards in any calendar year relating to more than 60,000 shares of our common stock.

The number of shares authorized for issuance under the 2020 Plan and the foregoing share limitations are subject to customary adjustments for stock splits, stock dividends or similar transactions

Terms and Conditions of Options. Options granted under the 2020 Plan may be either ISOs or “nonstatutory stock options” that do not meet the requirements of Section 422 of the Code. The Compensation Committee will determine the exercise price of options granted under the 2020 Plan. The exercise price of stock options may not be less than the fair market value per share of our common stock on the date of grant (or 110% of fair market value in the case of ISOs granted to a ten-percent stockholder).

If on the date of grant the common stock is listed on a stock exchange or is quoted on the automated quotation system of Nasdaq, the fair market value will generally be the closing sale price on the date of grant (or the last trading day before the date of grant if no trades occurred on the date of grant). If no such prices are available, the fair market value will be determined in good faith by the Compensation Committee based on the reasonable application of a reasonable valuation method. On October 15, 2020 the closing sale price of a share of common stock on Nasdaq was $4.40.

No option may be exercisable for more than ten years (five years in the case of an ISO granted to a ten-percent stockholder) from the date of grant. Options granted under the 2020 Plan will be exercisable at such time or times as the Compensation Committee prescribes at the time of grant. No employee may receive ISOs that first become exercisable in any calendar year in an amount exceeding $100,000. The Compensation Committee may, in its discretion, permit a holder of an option to exercise the option before it has otherwise become exercisable, in which case the shares of our common stock issued to the recipient will continue to be subject to the vesting requirements that applied to the option before exercise.

Generally, the option price may be paid (a) in cash or by certified check, bank draft or money order, or (b) by such other means as the Compensation Committee may accept. The Compensation Committee is also authorized to establish a cashless exercise program and to permit the exercise price (or tax withholding obligations) to be satisfied by reducing from the shares otherwise issuable upon exercise a number of shares having a fair market value equal to the exercise price.

No option may be transferred other than by will or by the laws of descent and distribution, and during a recipient’s lifetime an option may be exercised only by the recipient. However, the Compensation Committee may permit the holder of an option, SAR or other award to transfer the option, right or other award to immediate family members or a family trust for estate planning purposes. The Compensation Committee will determine the extent to which a holder of a stock option may exercise the option following termination of service with us.

Stock Appreciation Rights. The Compensation Committee may grant SARs, independent of or in connection with an option. The Compensation Committee will determine the other terms applicable to SARs. The exercise price per share of a SAR will not be less than 100% of the fair market value of a share of our common stock on the date of grant, as determined by the Compensation Committee. The maximum term of any SAR granted under the 2020 Plan is ten years from the date of grant. Generally, each SAR will entitle a participant upon exercise to an amount equal to:

●	the excess of the fair market value on the exercise date of one share of our common stock over the exercise price, multiplied by

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●	the number of shares of common stock covered by the SAR.

Payment may be made in shares of our common stock, in cash, or partly in common stock and partly in cash, all as determined by the Compensation Committee.

Restricted Stock and Restricted Stock Units. The Compensation Committee may award restricted common stock and/or restricted stock units under the 2020 Plan. Restricted stock awards consist of shares of stock that are transferred to a participant subject to restrictions that may result in forfeiture if specified conditions are not satisfied. Restricted stock units confer the right to receive shares of our common stock, cash, or a combination of shares and cash, at a future date upon or following the attainment of certain conditions specified by the Compensation Committee. The restrictions and conditions applicable to each award of restricted stock or restricted stock units may include performance-based conditions. Dividends with respect to restricted stock may be paid to the holder of the shares as and when dividends are paid to stockholders or at the time that the restricted stock vests, as determined by the Compensation Committee. Dividend equivalent amounts may be paid with respect to restricted stock units either when cash dividends are paid to stockholders or when the units vest. Unless the Compensation Committee determines otherwise, holders of restricted stock will have the right to vote the shares.

Performance Shares and Performance Units. The Compensation Committee may award performance shares and/or performance units under the 2020 Plan. Performance shares and performance units are awards, denominated in either shares or U.S. dollars, which are earned during a specified performance period subject to the attainment of performance criteria, as established by the Compensation Committee. The Compensation Committee will determine the restrictions and conditions applicable to each award of performance shares and performance units.

Other Stock-Based and Cash-Based Awards. The Compensation Committee may award other types of equity-based or cash-based awards under the 2020 Plan, including the grant or offer for sale of shares of our common stock that do not have vesting requirements and the right to receive one or more cash payments subject to satisfaction of such conditions as the Compensation Committee may impose.

Effect of Certain Corporate Transactions. The Compensation Committee may, at the time of the grant of an award provide for the effect of a change in control (as defined in the 2020 Plan) on any award, including (i) accelerating or extending the time periods for exercising, vesting in, or realizing gain from any award, (ii) eliminating or modifying the performance or other conditions of an award, or (iii) providing for the cash settlement of an award for an equivalent cash value, as determined by the Compensation Committee. The Compensation Committee may, in its discretion and without the need for the consent of any recipient of an award, also take one or more of the following actions contingent upon the occurrence of a change in control: (a) cause any or all outstanding options and SARs to become immediately exercisable, in whole or in part; (b) cause any other awards to become non-forfeitable, in whole or in part; (c) cancel any option or SAR in exchange for a substitute option; (d) cancel any award of restricted stock, restricted stock units, performance shares or performance units in exchange for a similar award of the capital stock of any successor corporation; (e) cancel or terminate any award for cash and/or other substitute consideration in exchange for an amount of cash and/or property equal to the amount, if any, that would have been attained upon the exercise of such award or realization of the participant’s rights as of the date of the occurrence of the change in control, but if the change in control consideration with respect to any option or SAR does not exceed its exercise price, the option or SAR may be canceled without payment of any consideration; or (f) make such other modifications, adjustments or amendments to outstanding awards as the Compensation Committee deems necessary or appropriate.

Amendment, Termination. Our Board may at any time amend the 2020 Plan for the purpose of satisfying the requirements of the Code, or other applicable law or regulation or for any other legal purpose, provided that, without the consent of our stockholders, the Board may not (a) increase the number of shares of common stock available under the 2020 Plan, (b) change the group of individuals eligible to receive options, SARs and/or other awards, or (c) extend the term of the 2020 Plan.

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Other Information

A “new plan benefits” table, as described in the SEC’s proxy rules, is not provided because the grant of options and other awards under the 2020 Plan is discretionary, and we cannot determine now the specific number or type of options or awards to be granted in the future to any particular person or group. However, please refer to “Executive Compensation” in this Proxy Statement, which provides information on the grants made in the previous fiscal year under the 2011 Plan, and please refer to the description of grants made to our non-employee directors under the 2011 Plan in the last previous year under the heading “Director Compensation” in this Proxy Statement.

U.S. Federal Income Tax Consequences

Following is a summary of the U.S. federal income tax consequences of option and other grants under the 2020 Plan. Optionees and recipients of other rights and awards granted under the 2020 Plan are advised to consult their personal tax advisors before exercising an option or SAR or disposing of any stock received pursuant to the exercise of an option or SAR or following the vesting and payment of any award. In addition, the following summary is based upon an analysis of the Code as currently in effect, existing laws, judicial decisions, administrative rulings, regulations and proposed regulations, all of which are subject to change and does not address state, local, foreign or other tax laws.

Treatment of Options

The Code treats incentive stock options and nonstatutory stock options differently. However, as to both types of options, no income will be recognized to the optionee at the time of the grant of the options under the 2020 Plan, nor will our Company be entitled to a tax deduction at that time.

Generally, upon exercise of a nonstatutory stock option (including an option intended to be an incentive stock option but which has not continued to so qualify at the time of exercise), an optionee will recognize ordinary income tax on the excess of the fair market value of the stock on the exercise date over the option price. Our Company will be entitled to a tax deduction in an amount equal to the ordinary income recognized by the optionee in the fiscal year which includes the end of the optionee’s taxable year. We will be required to satisfy applicable withholding requirements in order to be entitled to a tax deduction. In general, if an optionee, in exercising a nonstatutory stock option, tenders shares of our common stock in partial or full payment of the option price, no gain or loss will be recognized on the tender. However, if the tendered shares were previously acquired upon the exercise of an incentive stock option and the tender is within two years from the date of grant or one year after the date of exercise of the incentive stock option, the tender will be a disqualifying disposition of the shares acquired upon exercise of the incentive stock option.

For incentive stock options, there is no taxable income to an optionee at the time of exercise. However, the excess of the fair market value of the stock on the date of exercise over the exercise price will be taken into account in determining whether the “alternative minimum tax” will apply for the year of exercise. If the shares acquired upon exercise are held until at least two years from the date of grant and more than one year from the date of exercise, any gain or loss upon the sale of such shares, if held as capital assets, will be long-term capital gain or loss (measured by the difference between the sales price of the stock and the exercise price). Under current federal income tax law, a long-term capital gain will be taxed at a rate which is less than the maximum rate of tax on ordinary income. If the two-year and one year holding period requirements are not met (a “disqualifying disposition”), an optionee will recognize ordinary income in the year of disposition in an amount equal to the lesser of (i) the fair market value of the stock on the date of exercise minus the exercise price or (ii) the amount realized on disposition minus the exercise price. The remainder of the gain will be treated as long-term capital gain, depending upon whether the stock has been held for more than a year. If an optionee makes a disqualifying disposition, our Company will be entitled to a tax deduction equal to the amount of ordinary income recognized by the optionee.

In general, if an optionee, in exercising an incentive stock option, tenders shares of common stock in partial or full payment of the option price, no gain or loss will be recognized on the tender. However, if the tendered shares were previously acquired upon the exercise of another incentive stock option and the tender is within two years from the date of grant or one year after the date of exercise of the other option, the tender will be a disqualifying disposition of the shares acquired upon exercise of the other option.

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As noted above, the exercise of an incentive stock option could subject an optionee to the alternative minimum tax. The application of the alternative minimum tax to any particular optionee depends upon the particular facts and circumstances which exist with respect to the optionee in the year of exercise. However, as a general rule, the amount by which the fair market value of the common stock on the date of exercise of an option exceeds the exercise price of the option will constitute an item of “adjustment” for purposes of determining the alternative minimum taxable income on which the alternative tax may be imposed. As such, this item will enter into the tax base on which the alternative minimum tax is computed, and may therefore cause the alternative minimum tax to become applicable in any given year.

Treatment of Stock Appreciation Rights

Generally, the recipient of a SAR will not recognize any income upon grant of the SAR, nor will our Company be entitled to a deduction at that time. Upon exercise of a SAR, the holder will recognize ordinary income, and our Company generally will be entitled to a corresponding deduction, equal to the fair market value of our common stock at that time.

Treatment of Stock Awards

Generally, absent an election to be taxed currently under Section 83(b) of the Code (a “Section 83(b) Election”), there will be no federal income tax consequences to either the recipient or our Company upon the grant of a restricted stock award or award of performance shares. At the expiration of the restriction period and the satisfaction of any other restrictions applicable to the restricted shares, the recipient will recognize ordinary income and our Company generally will be entitled to a corresponding deduction equal to the fair market value of the common stock at that time. If a Section 83(b) Election is made within 30 days after the date the restricted stock award is granted, the recipient will recognize an amount of ordinary income at the time of the receipt of the restricted shares, and our Company generally will be entitled to a corresponding deduction, equal to the fair market value (determined without regard to applicable restrictions) of the shares at such time, less any amount paid by the recipient for the shares. If a Section 83(b) Election is made, no additional income will be recognized by the recipient upon the lapse of restrictions on the shares (and prior to the sale of such shares), but, if the shares are subsequently forfeited, the recipient may not deduct the income that was recognized pursuant to the Section 83(b) Election at the time of the receipt of the shares.

The recipient of an unrestricted stock award, including a performance unit award, will recognize ordinary income, and our Company generally will be entitled to a corresponding deduction, equal to the fair market value of our common stock that is the subject of the award when the award is made.

The recipient of a restricted stock unit will recognize ordinary income as and when the units vest. The amount of the income will be equal to the fair market value of the shares of our common stock issued at that time, and our Company will be entitled to a corresponding deduction. The recipient of a restricted stock unit will not be permitted to make a Section 83(b) Election with respect to such award.

Parachute Payments

The vesting of any portion of an option or other award that is accelerated due to the occurrence of a change of control may cause a portion of the payments with respect to such accelerated awards to be treated as “parachute payments” as defined in Section 280G of the Code. Any such parachute payments may be non-deductible to us, in whole or in part, and may subject the recipient to a non-deductible 20% federal excise tax on all or a portion of such payment (in addition to other taxes ordinarily payable).

Section 409A

If an award under the 2020 Plan is subject to Section 409A of the Code, but does not comply with the requirements of Section 409A of the Code, the taxable events as described above could apply earlier than described, and could result in the imposition of additional taxes and penalties. Participants are urged to consult with their tax advisors regarding the applicability of Section 409A of the Code to their awards.

Potential Limitation on Company Deductions

Section 162(m) of the Code generally disallows a tax deduction for compensation in excess of $1 million paid in a taxable year by a publicly held corporation to its chief executive officer and certain other “covered employees”. The Board of Directors and the Compensation Committee intend to consider the potential impact of Section 162(m) on grants made under the 2020 Plan, but reserve the right to approve grants of options and other awards for an executive officer that exceeds the deduction limit of Section 162(m).

Tax Withholding

As and when appropriate, we shall have the right to require each optionee purchasing shares of common stock and each grantee receiving an award of shares of common stock under the 2020 Plan to pay any federal, state or local taxes required by law to be withheld.

Required Vote; Recommendation of Board of Directors

The affirmative vote of the holders of a majority in voting power of the shares of stock which are present in person or by proxy at the annual meeting and entitled to vote thereon will be required for the approval of the Plan Proposal.

THE CGI BOARD OF DIRECTORS UNANIMOUSLY RECOMMENDS THAT CGI STOCKHOLDERS VOTE “FOR” THE PLAN PROPOSAL TO APPROVE THE Cancer Genetics, Inc. 2020 Equity Incentive Plan, the form of which is attached as Annex C to this proxy statement/prospectus/information statement, and to authorize for issuance 2,000,000 shares of CGI common stock thereunder.

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CGI Proposal No. 5 (Election of Directors Proposal): Election of Four Directors to Serve Until the Next Annual Meeting of Stockholders and Until Their Respective Successors Have Been Duly Elected and Qualified

At the CGI annual meeting, CGI stockholders will vote on the election of four directors to serve until the next annual meeting of stockholders and until their respective successors have been duly elected and qualified (provided, however, that if the merger is completed, the CGI board of directors will be reconstituted as provided in the Merger Agreement). CGI’s board of directors has unanimously nominated Edmund Cannon, Franklyn Prendergast, M.D., Ph.D., Geoffrey Harris and Howard McLeod. If elected at the annual meeting, each nominee would serve until the 2021 annual meeting and until his successor has been duly elected and qualified, or, if sooner, until the director’s death, resignation or removal. The nominees have indicated that they are willing and able to continue to serve as directors. If any nominee becomes unavailable for election as a result of an unexpected occurrence, shares that would have been voted for the nominee will instead be voted for the election of a substitute nominee proposed by CGI. It is CGI’s policy to encourage directors and nominees for director to attend the annual meeting.

CGI stockholders should understand, however, that if the merger with StemoniX is completed, the effect of the approval of Proposal No. 5 will be limited since the composition of the CGI board of directors will be reconstituted upon completion of the merger, in accordance with the Merger Agreement.

Required Vote; Recommendation of Board of Directors

The directors will be elected by a plurality of the votes cast in person or by proxy and entitled to vote on the election of directors at the CGI annual meeting. Accordingly, the four nominees receiving the highest number of affirmative votes will be elected. Stockholders do not have cumulative voting rights in the election of directors.

THE CGI BOARD OF DIRECTORS UNANIMOUSLY RECOMMENDS THAT CGI STOCKHOLDERS VOTE “FOR” THE ELECTION OF EACH OF EDMUND CANNON, FRANKLYN PRENDERGAST, GEOFFREY HARRIS AND HOWARD MCLEOD AS DIRECTORS PURSUANT TO THE ELECTION OF DIRECTORS PROPOSAL.

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CGI Proposal No. 6 (Auditor Ratification Proposal): Approval of the Ratification of Marcum LLP as CGI’s Independent Registered Public Accounting Firm for the Fiscal Year Ending December 31, 2020

The Audit Committee (the “Audit Committee”) of the Board of Directors of CGI has reappointed Marcum LLP (“Marcum”) as CGI’s independent registered public accounting firm to audit the financial statements of CGI for the fiscal year ending December 31, 2020, and has further directed that management submit their selection of independent registered public accounting firm for ratification by CGI’s stockholders at the annual meeting. Neither the accounting firm nor any of its members has any direct or indirect financial interest in or any connection with CGI in any capacity other than as public registered accounting firm.

Recent Change in Auditor

RSM US LLP

As previously reported on CGI’s Current Report on Form 8-K filed on April 29, 2019 (the “Change in Auditor 8-K”), RSM US LLP (“RSM”), CGI’s then-current independent registered public accounting firm, declined to stand for re-election as CGI’s independent registered public accounting firm with respect to the audit of CGI’s financial statements for the year ending December 31, 2019.

RSM’s reports on CGI’s financial statements for the fiscal years ended December 31, 2018 and December 31, 2017 contained a paragraph stating that there was substantial doubt about CGI’s ability to continue as a going concern. Except as described in the previous sentence, RSM’s reports on CGI’s financial statements for the fiscal years ended December 31, 2018 and December 31, 2017 did not contain an adverse opinion or a disclaimer of opinion, and neither such report was qualified or modified as to uncertainty, audit scope, or accounting principle.

During the fiscal years ended December 31, 2018 and December 31, 2017 and the subsequent interim period through April 24, 2019, (i) there were no disagreements with RSM on any matter of accounting principles or practices, financial statement disclosure, or auditing scope or procedure, which disagreement, if not resolved to the satisfaction of RSM, would have caused RSM to make reference thereto in its reports on the financial statements for such years, and (ii) there were no reportable events as described in paragraph (a)(1)(v) of Item 304 of Regulation S-K, other than the material weakness in the internal control over financial reporting relating to accounting for uncollectible clinical services revenue that was previously reported in each of CGI’s Forms 10-K filed with the U.S. Securities and Exchange Commission on April 2, 2018 and April 16, 2019, respectively.

CGI has provided RSM with a copy of the above disclosures. A copy of RSM’s letter to the U.S. Securities and Exchange Commission required by Item 304(a) of Regulation S-K was included as Exhibit 16.1 to the Change in Auditor 8-K and is included as Exhibit 16.1 to the registration statement of which this proxy statement/prospectus/information statement forms a part.

Marcum LLP

On August 12, 2019, the Audit Committee engaged Marcum LLP.

During CGI’s fiscal years ended December 31, 2017 and 2018 and the subsequent interim period through August 12, 2019, neither CGI nor anyone on its behalf has consulted with Marcum LLP on any matter that:

(i)       involved the application of accounting principles to a specified transaction, either completed or proposed, or the type of audit opinion that might be rendered on CGI’s financial statements, and neither a written report nor oral advice was provided to CGI that Marcum LLP concluded was an important factor considered by CGI in reaching a decision as to any accounting, auditing or financial reporting issue; or

(ii)       was either the subject of a “disagreement” (as such term is defined in Item 304(a)(1)(iv) of Regulation S-K and the related instructions to Item 304 of Regulation S-K) or a “reportable event” (as such term is defined in Item 304(a)(1)(v) of Regulation S-K).

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Principal Accountant Fees and Services

The following table summarizes the fees for professional services rendered by Marcum LLP (second quarter of 2019 and forward) and RSM US LLP (2018 through first quarter of 2019), CGI’s independent registered public accounting firms, for each of the respective last two fiscal years:

Fee Category	2019	2018
Audit Fees	$597,764	$500,535
Audit-Related Fees	85,225	8,200
Tax Fees	63,000	14,700
Total Fees	$745,989	$523,435

Audit Fees

Represents fees for professional services provided in connection with the audit of CGI’s annual financial statements and reviews of CGI’s quarterly interim financial statements.

Audit-Related Fees

Fees related to review of registration statements, acquisition due diligence and statutory audits.

Tax Fees

Tax fees are associated with tax compliance, tax advice, tax planning and tax preparation services.

The Audit Committee is responsible for appointing, setting compensation and overseeing the work of the independent auditors. The Audit Committee has established a policy regarding pre-approval of all auditing services and the terms thereof and non-audit services (other than non-audit services prohibited under Section 10A(g) of the Securities Exchange Act of 1934, as amended (the “Exchange Act”) or the applicable rules of the SEC or the Public Company Accounting Oversight Board) to be provided to CGI by the independent auditor. However, the pre-approval requirement may be waived with respect to the provision of non-audit services for CGI if the “de minimis” provisions of Section 10A(i)(1)(B) of the Exchange Act are satisfied.

The Audit Committee has considered whether the provision of Audit-Related Fees, Tax Fees, and all other fees as described above is compatible with maintaining RSM US LLP and Marcum LLP’s independence and has determined that such services for fiscal years 2019 and 2018 were compatible. All such services were approved by the Audit Committee pursuant to Rule 2-01 of Regulation S-X under the Exchange Act to the extent that rule was applicable.

The Audit Committee is responsible for reviewing and discussing the audit of the financial statements with management, discussing with the independent registered public accountants the matters required by Public Company Accounting Oversight Board Auditing Standard No. 1301 Communications with Audit Committees, receiving written disclosures from the independent registered public accountants required by the applicable requirements of the Public Company Accounting Oversight Board regarding the independent registered public accountants’ communications with the Audit Committee concerning independence and discussing with the independent registered public accountants their independence, and recommending to the Board that the audited financial statements be included in CGI’s Annual Report on Form 10-K.

Attendance at Annual Meeting

Representatives of Marcum LLP will be present, virtually, at the CGI annual meeting and will have an opportunity to make a statement if they so desire, and will be available to respond to appropriate questions from stockholders.

Required Vote; Recommendation of Board of Directors

The affirmative vote of the holders of a majority in voting power of the shares of stock which are present in person or by proxy at the annual meeting and entitled to vote thereon will be required for the approval of the Auditor Ratification Proposal.

THE CGI BOARD OF DIRECTORS UNANIMOUSLY RECOMMENDS THAT CGI STOCKHOLDERS VOTE “FOR” THE AUDITOR RATIFICATION PROPOSAL TO APPOINT MARCUM LLP AS CGI’S INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM FOR THE FISCAL YEAR ENDING DECEMBER 31, 2020.

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CGI Proposal No. 7 (Adjournment Proposal): Approval of Possible Adjournment of the CGI Annual Meeting

If CGI fails to receive a sufficient number of votes to approve the CGI Proposals, CGI may propose to adjourn the CGI annual meeting for the purpose of soliciting additional proxies to approve the CGI Proposals. CGI currently does not intend to propose adjournment at the CGI annual meeting if there are sufficient votes to approve the CGI Proposals.

If on the date of the CGI annual meeting, or a date preceding the date on which the CGI annual meeting is scheduled, CGI reasonably believes that (i) it will not receive proxies sufficient to obtain the required vote to approve the CGI Proposals, whether or not a quorum would be present or (ii) it will not have sufficient shares of CGI Common Stock represented (whether in person or by proxy) to constitute a quorum necessary to conduct the business of the CGI annual meeting, CGI may postpone or adjourn, or make one or more successive postponements or adjournments of, the CGI annual meeting as long as the date of the CGI annual meeting is not postponed or adjourned more than an aggregate of 30 calendar days in connection with any postponements or adjournments.

Required Vote; Recommendation of Board of Directors

The affirmative vote of the holders of a majority in voting power of the shares of stock which are present in person or by proxy at the annual meeting and entitled to vote thereon will be required for the approval of the adjournment, if necessary, of the CGI annual meeting for the purpose of soliciting additional proxies to approve the CGI Proposals.

THE CGI BOARD OF DIRECTORS UNANIMOUSLY RECOMMENDS THAT CGI STOCKHOLDERS VOTE “FOR” THE ADJOURNMENT PROPOSAL TO ADJOURN THE ANNUAL MEETING, IF NECESSARY, TO SOLICIT ADDITIONAL PROXIES IF THERE ARE NOT SUFFICIENT VOTES IN FAVOR OF THE CGI PROPOSALS.

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BUSINESS of CGI

All references in this section to “CGI,” the “Company,” “we,” “us,” or “our” mean Cancer Genetics, Inc. and its subsidiaries unless we state otherwise or the context otherwise indicates.

Overview

Cancer Genetics, Inc. supports the efforts of the biotechnology and pharmaceutical industries to develop innovative new drug therapies. Following the Business Disposals, the Company currently has an extensive set of anti-tumor referenced data based on predictive xenograft and syngeneic tumor models from the acquisition of vivoPharm, Pty Ltd. (“vivoPharm”) in 2017, to provide Discovery Services such as contract research services, focused primarily on unique specialized studies to guide drug discovery and development programs in the oncology and immuno-oncology fields. vivoPharm is a contract research organization (“CRO”) that specializes in planning and conducting unique, specialized studies to guide drug discovery and development programs with a concentration in oncology and immuno-oncology. These studies range from early compound selection to developing comprehensive sets of in vitro and in vivo data, as needed for FDA Investigational New Drug (“IND”) applications.

The Company offers preclinical services such as predictive tumor models, human orthotopic xenografts and syngeneic immuno-oncology relevant tumor models in its Hershey, PA facility, and is a leader in the field of immuno-oncology preclinical services in the United States. This service is supplemented with GLP toxicology and extended bioanalytical services in the Company’s Australian-based facilities in Clayton, Victoria, and Gilles Plains, South Australia (effective in February 2020).

Our business is based on demand for preclinical and discovery services from biotechnology and pharmaceutical companies, academia and the research community. Biotechnology and pharmaceutical companies engaged in designing and running clinical trials to determine the safety and effectiveness of treatments and therapeutics continuously benefit from our services. In particular our preclinical development of biomarker detection methods, response to immuno-oncology directed novel treatments and early prediction of clinical outcome is supported by our extended portfolio of orthotopic, xenografts and syngeneic tumor test systems as a specialized service offering in the immuno-oncology space.

vivoPharm has developed industry recognized capabilities in early phase development and discovery, especially in immuno-oncology models, tumor micro-environment studies, and specialized pharmacology services that support basic discovery, preclinical and phase 1 clinical trials. vivoPharm’s studies have been utilized to support over 250 IND submissions to date across a range of therapeutic indications, including lymphomas, leukemia, GI-cancers, liver cancer, pancreatic cancer, non-small cell lung cancer, and other non-cancer rare diseases. vivoPharm is presently serving over 50 biotechnology and pharmaceutical companies across four continents in over 100 studies and trials with highly specialized development, clinical and preclinical research. Over the past 17 years, vivoPharm has also generated an extensive library of human xenograft and syngeneic tumor models, including subcutaneous, orthotopic and metastatic models. vivoPharm offers its expertise in small and bio-molecules.

The Company continues to leverage vivoPharm’s international presence to access global market opportunities. vivoPharm’s headquarters in Australia specializes in safety and toxicology studies, including mammalian, genetic and in vitro, along with bioanalytical services including immune-analytical capabilities. The Company operates from multiple locations in Victoria and South Australia. vivoPharm’s U.S.-based laboratory, located at the Hershey Center for Applied Research in Hershey, Pennsylvania, primarily focuses on screening and efficacy testing for a wide range of pharmaceutical and chemical products. The third location, in Munich, Germany, hosts project management and business development personnel.

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Historical Business and Key Strategic Divestitures

The Company was founded in 1999 to conduct critical research and development of innovative diagnostic tests for the benefit of helping physicians treat complicated cancer cases for patients with blood-borne disease. Upon becoming a publicly-traded company through an initial public offering in 2013, the Company completed a series of acquisitions which expanded the footprint of the business globally, and enlarged the Company’s capabilities to offer unique diagnostic tests and services to biotechnology and pharmaceutical companies, and extended the Company’s development and patient care expertise to solid tumor cancers. Until the consummation of the Business Disposals (as defined below) in July 2019, the Company was an emerging leader in enabling precision medicine in oncology by providing multi-disciplinary diagnostic and data solutions, facilitating individualized therapies through the Company’s diagnostic tests, services and molecular markers.

The Company utilized relatively the same proprietary and nonproprietary diagnostic tests, laboratory developed tests (LDTs) and technologies across all of its service offerings to deliver results-oriented information important to cancer treatment and patient management. The Company’s portfolio primarily included comparative genomic hybridization (CGH) microarrays, gene expression tests, next generation sequencing (NGS) panels, and DNA fluorescent in situ hybridization (FISH) probes. The Company provided testing services from its Clinical Laboratory Improvement Amendments (“CLIA”) - certified and College of American Pathologists (“CAP”) - accredited laboratories in Rutherford, NJ and Raleigh, NC.

BioServe Biotechnologies

On April 26, 2018, the Company sold its India subsidiary, BioServe Biotechnologies (India) Private Limited (“BioServe”) to Reprocell, Inc., for $1.8 million.

siParadigm, Inc.

On July 5, 2019, the Company entered into an asset purchase agreement (the “Clinical Agreement”) by and among the Company and siParadigm, LLC (“siParadigm”), pursuant to which the Company sold to siParadigm certain assets associated with the Company’s clinical laboratory business (the “Clinical Business,” and such assets, the “Designated Assets”) and agreed to cease operating the Clinical Business. The Designated Assets include intellectual property, equipment and customer lists associated with the Clinical Business, and for a period the Company was providing certain transitional services to siParadigm pursuant to the Clinical Agreement. The cash consideration paid by siParadigm at closing was approximately $747 thousand, which included approximately $45 thousand for certain equipment plus a $1.0 million advance payment of the Earn-Out (as defined below), less adjustments and costs of approximately $298 thousand. The Earn-Out, to be paid over the 24 months post-closing, is based on fees for all tests performed by siParadigm for the Company’s clinical customers during the 12-month period following the closing (the “Earn-Out”). The Clinical Business sale (together with the BioPharma Disposal, defined below, the “Business Disposals”) was completed on July 8, 2019.

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Interpace Biosciences, Inc.

On July 15, 2019, the Company entered into a secured creditor asset purchase agreement (the “BioPharma Agreement”) by and among the Company, Gentris, LLC, a wholly-owned subsidiary of the Company, Partners for Growth IV, L.P. (“PFG”), Interpace Biosciences, Inc. (formerly known as Interpace Diagnostics Group, Inc.) (“IDXG”) and a newly-formed subsidiary of IDXG, Interpace BioPharma, Inc. (“Buyer”). The BioPharma Agreement provided for a consensual private foreclosure sale by PFG of all assets relating to the Company’s BioPharma Business, including the lease agreements to its CLIA certified and CAP accredited laboratories in Rutherford, NJ and Raleigh, NC (as defined in the BioPharma Agreement) to Buyer (the “BioPharma Disposal”). The BioPharma Disposal was consummated on July 15, 2019.

Pursuant to the BioPharma Agreement, Buyer purchased from PFG certain assets and assumed certain liabilities of the Company relating to the BioPharma Business, providing as gross consideration $23.5 million, less certain closing adjustments totaling $2.0 million, of which $7.7 million was paid in the form of a promissory note issued by Buyer to the Company (the “Excess Consideration Note”) and the remainder was paid to PFG in cash. PFG utilized the cash proceeds to satisfy the outstanding balances of the Silicon Valley Bank (“SVB”) asset-based revolving line of credit (“ABL”) and the $6.0 million term note to PFG (“PFG Term Note”), and to satisfy certain transaction expenses. The balance of approximately $2.3 million was delivered to the Company along with the Excess Consideration Note. The Excess Consideration Note was settled on October 24, 2019 for $6.0 million. The Buyer withheld from the settlement of the Excess Consideration Note approximately $775 thousand for a net worth adjustment (assets less liabilities) of the BioPharma business (“Net Worth”), $153 thousand to secure collection of certain older accounts receivable of the Company purchased by Buyer (“AR Holdback”) and an additional $735 thousand as security for indemnification obligations of the Company (“Indemnification Holdback”). The Company received the full amounts of the AR Holdback and the Indemnification Holdback in April and May 2020, respectively.

The Company and Buyer also entered into a transition services agreement (the “TSA”) pursuant to which the Company and Buyer are providing certain services to each other to accommodate the transition of the BioPharma Business to Buyer. In particular, the Company agreed to provide to Buyer, among other things, certain personnel services, payroll processing, administration services and benefit administration services (collectively, the “Payroll and Benefits Services”), for a period not to exceed six months from July 15, 2019, subject to the terms and conditions of the TSA, in exchange for payment or reimbursement, as applicable, by Buyer for the costs related thereto, including salaries and benefits for certain of the Company’s BioPharma employees during the transition period.

The Business Disposals have been classified as discontinuing operations in conformity with US GAAP. Accordingly, BioServe, BioPharma and Clinical operations and balances have been reported as discontinuing operations and removed from all financial disclosures of continuing operations for the years ended December 31, 2019 and 2018.

Continuing Operations

With the acquisition of vivoPharm on August 15, 2017, the Company enhanced its Discovery Services capabilities. The Company is currently executing a strategy of partnering with pharmaceutical and biotech companies, academic institutions and governmental research centers as oncology diagnostic specialists by supporting therapeutic discovery. The Company’s customers are increasingly attracted to working with it on preclinical development of biomarker detection methods, response to immuno-oncology directed novel treatments and early prediction of clinical outcomes which is supported by its extended portfolio of orthotopic, xenografts and syngeneic tumor test systems as a unique service offering in the immuno-oncology space.

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Strategy

The Company’s market strategy is to focus on pharmaceutical and biotechnology companies and academic and governmental research facilities, developing innovative new drug discoveries. The Company’s Discovery Services include preclinical anti-tumor efficacy, GLP compliant toxicity studies and small and bio-molecule analytical services, and the Company provides the tools and testing methods for companies and researchers seeking to identify and to develop new compounds and molecular-based biomarkers for diagnostics and therapeutics.

The Company offers preclinical services such as predictive tumor models, human orthotopic xenografts and syngeneic immuno-oncology relevant tumor models in its Hershey, PA facility and continues to work toward being a leader in the field of immuno-oncology preclinical services in the United States. This service is supplemented with GLP toxicology and extended bioanalytical services in its Australian-based facilities in Clayton, VIC and Gilles Plains, SA.

In 2019, until the Business Disposals, the Company utilized relatively the same proprietary and nonproprietary molecular diagnostic tests and technologies across all of its service offerings outside of Discovery Services to deliver results-oriented information important to cancer treatment and patient management.

Market Overview

United States Clinical Oncology Market Overview

Despite many advances in the treatment of cancer, it remains one of the greatest areas of unmet medical need. In 2019, the World Health Organization attributed 9.6 million deaths globally to cancer, which is about 1 in 6 deaths. Within the United States, cancer is the second most common cause of death, exceeded only by heart disease, accounting for nearly one out of every four deaths. The Agency for Healthcare Research and Quality estimated that the direct medical treatment costs of cancer in the United States for 2015 were $80.2 billion. The incidence, deaths and economic loss caused by cancer are staggering. In the United States in 2020, it is expected that in total there will be approximately 1.8 million new cancer cases diagnosed, which is the equivalent of approximately 4,950 new cases each day, according to the North American Association of Central Cancer Registries (NAACCR) 2019 data.

United States and International Clinical Trials Market Overview

The global clinical trials market size is expected to reach USD $69.8 billion by 2027, exhibiting a 5.1% compound annual growth rate (CAGR) during the forecast period, according to a February 2020 report published by Grand View Research, Inc. The United States is currently a world leader in biopharmaceutical research and development and manufacturing. In Fiscal Year 2020, the National Cancer Institute received a budget of $6.44 billion, an increase of $297 million over FY 2019, to issue grants to support research, with a targeted investment in enhanced and early detection of disease through the analysis of circulating biomarkers using minimally invasive methods, as well as a focused investment in cancer prevention and treatment including research on new vaccines to prevent cancer-causing infections and investigational immuno-oncology drugs and drug combinations. The Pharmaceutical Research and Manufacturers of America (PhRMA) reports that the average cost to develop a drug, including trial failures can be as high as $2.6 billion and the approval process from development to market may be as long as 15 years. According to the National Cancer Institute, since the 1990s, cancer death rates in the United States have declined 23%, and approximately 83% of life expectancy increases in cancer patients are due to new treatments and oncology medications.

Outside of the United States, growth in the pharmaceuticals and clinical trials market is continuing, and trials are increasingly becoming more complex. Growth in the European pharma market is anticipated to be driven largely by the United Kingdom, Germany, Spain, France and Italy. The size of this market is expected to grow 25% between 2017 and 2022, accounting for nearly 70% of the European pharma market by 2022.

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While oncology drugs have the potential to be among the most personalized therapeutics, very few successfully make it to market. The application of pharmacogenomics to oncology clinical trials enables researchers to better predict differences, initially driven by data derived in preclinical research. The Company believes a growing demand for faster development of personalized medicines and more effective clinical trials are growth drivers of this market, and its core expertise is preclinical efficacy, toxicity and bioanalytical services.

More specific to the Company’s targeted markets around the world, according to Market Insight Reports (October 2019) the global oncology-based in-vivo CRO market was valued at over $799 million in 2018 and is projected to reach $1.47 billion by 2026, growing at a CAGR of 7.9% from 2019 to 2026. The major factors contributing to the growth of this market include the rising incidence of cancer cases worldwide, the rise in the geriatric population, the increasing number of specific therapies in the oncology pipeline and the presence of large numbers of pipeline drugs. The number of late-stage pipeline therapies rose from 711 in 2017 to 849 in 2018, representing an increase of 19%, and the use of oncology-based in-vivo CRO helps in deriving the novel therapies for the diagnosis, prevention, and treatment to patients. Oncology is one of the most studied indication areas, as per the statistics available from government agencies around the world. Other factors that are playing a key role in driving growth in the oncology-based in-vivo CRO business include greater federal funding for research studies and increasing research expertise in the industry.

The Company has a particularly strong set of experiences working in the preclinical area of checkpoint inhibitors and specifically immunotherapies. Drug development is continuing to attract biotech companies transforming scientific innovation into practice-changing cancer drugs, thereby driving demand for the Company’s services. When considering druggable targets within the different immuno-oncology drug classes, T cell immunomodulators and cell therapies had the largest increase in new targets in the past 2 years, which suggests that more innovation is going into these drug classes than the other IO drug classes. Overall, active drugs in development has grown from 2,030 to 3,876, a 91% increase in just 2 years, resulting in more than 3,400 active clinical trials evaluating such agents, 66% of all active immuno-oncology drugs in development.

The Company’s Strategy

With the Business Disposal transactions completed in 2018 and 2019, the Company is now focused on delivering its pre-clinical CRO and drug discovery services to a diverse group of market participants, including:

●	biotechnology companies;

●	pharmaceutical companies;

●	governmental agencies; and

●	academic research centers

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These participants require syngeneic and xenograft tumor models to support the development of novel biomarkers and increasing technological expertise to collect key data sets for their clinical trials, understand and manage therapeutic development and design customized therapy choices. The Company believes that its approach to rapidly translate research insights about the genetics and molecular mechanisms of cancer into the research community will lead to innovative products being developed, particularly in the area of immuno-oncology therapies. To achieve this, and in order of its focus and priority, the Company intends to:

●	Leverage its specialized, disease-focused genomic and molecular knowledge, insights and service portfolio to secure additional collaborations or partnerships with leading biotech and pharmaceutical companies and clinical research organizations through its vivoPharm business. This will deepen its relationships with its existing clients and expand its unique portfolio of Discovery Service offerings in the United States, Europe, Australia and the rest of the world. Biotech and Pharmaceutical companies engaged in the identification of therapeutic targets and novel oncology and immuno-oncology treatments often require support in trial design, assay development, preclinical research and clinical research and trial management. vivoPharm’s suite of oncology-focused services, including proprietary tumor models, enables the Company to increase its market share in drug identification, drug rescue and drug repurposing studies. The Company believes vivoPharm’s capabilities provide it with opportunities to deepen its relationships with existing customers through additional discovery and downstream molecular work.

●	Leverage its growing preclinical business to influence sales relationships with its former biopharma business in the U.S., Europe and Australia, to provide its integrated service offerings. The Company believes that by combining the efforts of its business development teams inside of its existing and prospective Discovery clients, which entail many biopharma companies, the Company can leverage its capabilities from preclinical development of biomarker detection methods, responses to immuno-oncology directed novel treatments and early prediction of clinical outcomes, supported by its extended portfolio of orthotopic, xenografts and syngeneic tumor test systems, to help drive its access to support other translational oncology initiatives.

●	Continue its focus on translational oncology and drive innovation and cost efficiency in drug discovery by continuing to develop unique offerings independently and through collaborations with academic and cancer research centers and other key opinion leaders and their organizations. Translational oncology refers to the focus of bringing novel research insights that characterize cancer treatments to predict clinical outcomes with the overall goal of improving value to patients in the treatment and management of disease. The Company believes that continuing to develop its existing platforms and tumor models will enable growth and efficiencies within its business.

●	Engage key strategic partners in the U.S. and abroad to leverage its remaining intellectual property portfolio and unique capabilities to grow its revenue. The Company entered into a strategic partnership in China to license its Tissue of Origin® test in that region and the Company announced a supply agreement with Agilent Technologies to expand the distribution of its proprietary FHACT probe internationally.

●	Continue to aggressively manage its cost structure. The Company continues to focus on managing its operating costs while continuing to seek additional revenue growth opportunities. The Company is implementing measures to streamline costs across its laboratory facilities, and integrating administrative functions across its global operations, along with key financial enterprise resource planning and human resource systems that enable greater efficiency.

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The Company’s Service Offerings

Prior to the Business Disposals, the Company’s business was based on demand for molecular- and biomarker-based characterization of cancers from three main sectors: (1) biotechnology and pharmaceutical companies, (2) cancer centers and hospitals, and (3) the research community. With the Company’s continued focus on the preclinical and discovery market, its services are primarily sought by biotechnology and pharmaceutical companies engaged in designing and preparing to run clinical trials, for their value and effectiveness in oncology and immuno-oncology treatments and therapeutics. The Company believes trial participants’ likelihood of experiencing either favorable or adverse responses to the trial treatment can be determined first by its extended portfolio of orthotopic, xenografts and syngeneic tumor test systems, and in early development through biomarker identification and development, thereby increasing trial efficiency, participant safety and trial success rates. Biotechnology and pharmaceutical companies also seek the Company’s services in preclinical trial design and drug development, in order to effectively and efficiently select those therapeutic candidates most likely to progress to clinical treatment options. The Company’s services are also sought by researchers and research groups seeking to identify biomarkers and panels and develop methods for diagnostic technologies and tests for disease.

Discovery Services

The Company offers proprietary preclinical test systems valued by the pharmaceutical industry, biotechnology companies and academic research centers. In particular, the Company’s preclinical development of biomarker detection methods, response to immuno-oncology directed novel treatments and early prediction of clinical outcome is supported by its extended portfolio of orthotopic, xenografts and syngeneic tumor test systems. vivoPharm specializes in conducting studies tailored to guide drug development, starting from compound libraries and ending with a comprehensive set of in vitro and in vivo data and reports, as needed for Investigational New Drug filing. vivoPharm operates in AAALAC accredited and GLP-compliant audited facilities. The Company provides its preclinical services, with a focus on efficacy models, from its Hershey, PA facility for the U.S. and European markets, and supplemented with GLP toxicology and extended bioanalytical services in its Australia-based facility in Clayton, VIC and Gilles Plains, SA (effective in February 2020).

The Company’s Discovery Services provide the tools and testing methods for companies and researchers seeking to identify new molecular- and biomarker-based indicators for disease and to determine the pharmacogenomics, safety and effectiveness of potential therapeutic candidate compounds. Discovery Services offered include development of both xenograft and syngeneic animal models, toxicology and genetic toxicology services, pharmacology testing, pathology services, and validation of biomarkers for diseases including cancers. The Company also provides consulting, guidance and preparation of samples and clinical trial design. The Company believes the ability to analyze variations in biomarkers, tumor cells and compounds, and to interpret results into meaningful predictors of disease or indicators of therapeutic success is essential to discovering new molecular markers for cancer, new therapeutics, and targets for therapies.

We execute on our market strategy by delivering results-oriented information and insights which we believe is or will become important to drug discovery and development and ultimately to accelerated therapy approvals and commercialization. Our Discovery Services aim to accelerate the development of novel treatment candidates and precision medicine, with a current focus in oncology. We believe the level of personalized treatment required to optimize a patient’s treatment regimen and to maximize clinical trial success rates may be significantly improved through the use of molecular- and biomarker-based characterization.

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The following table lists our market strategy by customer category:

Customer Category	Types of Customers	Nature of Services
Discovery Services	● Pharmaceutical and Biotech companies ●Academic Institutions ● Government-Sponsored Research Institutions	Discovery services, including preclinical anti-tumor efficacy, GLP compliant toxicity studies, small molecular and biologics analytical services, provide the tools and testing methods for companies and researchers seeking to identify and to develop new compounds and molecular-based biomarkers for diagnostics and treatment of disease.

Retained Tests

The Company continues to own a portfolio of proprietary disease-focused tests, which are currently available for licensing to the biopharma industry and diagnostic companies. The Company currently has a U.S. based diagnostic laboratory company offering its FHACT test domestically and a Chinese laboratory company preparing to offer its Tissue of Origin test in China.

HPV-Associated Cancers

HPV-associated cancers, including cervical, anal, and head and neck cancers, are caused by infection with high-risk variants of human papillomavirus (HPV), and are responsible for approximately 4% of all cancer diagnoses worldwide. Cervical cancer is the third most common cancer among women. According to the National Institutes of Health, while there are more than 100 types of HPV, approximately 15 types are considered to be cancer-causing, with only 2 strains being responsible for 70% of cervical cancer cases worldwide. Cervical cancer may be detected by traditional methods, including Pap smears and liquid cytology, where cervical cells obtained by Pap smear are observed by a pathologist, or by HPV typing, which identifies the strain of HPV virus presently infecting the patient. Neither of these techniques is able to identify the likelihood of the HPV-infection’s developing into cancerous or precancerous lesions. According to the National Cancer Institute, about 50 million Pap smear tests to detect HPV are performed in the United States each year. It is estimated that approximately 2 million patients have abnormal Pap smear test results and are referred for biopsy/colposcopy as a result of such tests. However, only approximately 12,000 of these patients will develop cervical cancer. It is believed that early detection of HPV-associated cancers and lesions most likely to progress to cancer could eliminate unnecessary biopsies/colposcopies and thereby reduce health care costs.

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The Company’s Proprietary Tests for HPV-Associated Cancers

Test	Targeted Cancers	Technology & Advantages
FHACT®	● HPV-Associated Cancers - Cervical Cancer - Anal Cancer - Head & Neck Cancers	●	FHACT® is the Company’s proprietary, 4-color FISH-based DNA probe designed to identify aberrations in four important chromosomal regions that have been implicated in cancers associated with infection by the human papilloma virus (HPV): cervical, anal and oropharyngeal.
		●	FHACT® is designed to determine copy number changes of four particular genomic regions by fluorescent in situ hybridization (FISH). These regions of DNA give specific information about the progression from HPV infection to cervical cancer, in particular the stage and subtype of disease.
		●	FHACT® is designed to enable earlier detection of abnormal cells and can identify the additional genomic biomarkers that allow for the prediction of cancer progression.
		●	FHACT® is designed to leverage the same Pap smear sample taken from the patient during routine screening, thus reducing the burden on the patient while delivering greater information to the clinician.
		●	The Company offers an application of FHACT® as an LDT for cervical cancer and are developing applications for additional cancer targets.
		●	The Company has obtained CE marking for FHACT®, which allows the Company to market the test in the European Economic Area.

Solid Tissue Cancers

The term “solid tumors” encompasses abnormal masses of cells that do not include fluid areas (e.g. blood) or cysts. Solid tumors are composed of abnormal cell growths that originate in organs or soft tissue and are normally named after the types of cells that form them. Examples of solid tumors include breast cancer, lung cancer, ovarian cancer and melanoma. Solid tumors may be benign (not cancerous) or malignant (cancerous) and may spread from their primary tissue of origin to other locations in the body (metastasis). There are over 200 individual chemotherapeutic drugs available for combating solid tumor cancers. Selection of an appropriate course of treatment for a patient may depend on identification of the gene mutation or mutations present in their particular cancer and on determining the cancer’s tissue of origin. Metastatic tumors with an uncertain primary site can be a difficult clinical problem. In tens of thousands of oncology patients every year, no confident diagnosis is ever issued, making standard-of-care treatment impossible.

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The Company’s Proprietary Tests for Solid Tissue Cancers

Test	Targeted Cancers	Technology & Advantages
Tissue of Origin®

● Solid Tissue Cancers

- Thyroid

- Breast

- Non-Small Cell Lung Cancer (NSCLC)

- Gastric

- Pancreas

- Colorectal

- Liver

- Bladder

- Kidney

- Non-Hodgkin’s Lymphoma

- Melanoma

- Ovarian

- Sarcoma

- Testicular Germ Cell

- Prostate

		●	Tissue of Origin® (TOO®) is FDA-cleared, Medicare-reimbursed, and provides extensive analytical and clinical validation for statistically significant improvement in accuracy over other methods.
		●	TOO® is a gene expression test that is used to identify the origin in cancer cases that are metastatic and/or poorly differentiated and unable to be typed by traditional testing methods.
		●	TOO® increases diagnostic accuracy and confidence in site-specific treatment decisions, and leads to a change in patient treatment based on results 65% of the time it is used.
		●	TOO® assesses 2,000 genes, covering 15 of the most common tumor types and 90% of all solid tumors.
		●	In the fourth quarter of 2015, the Company acquired the TOO® test through its acquisition of substantially all of the assets of Response Genetics, Inc.

Tissue of Origin® Test. The Company continues to own and maintain its FDA-cleared Tissue of Origin® test, or TOO®, a gene expression test that is indicated when there is clinical uncertainty about a poorly differentiated or undifferentiated, or a metastatic tumor where the primary tissue of cancer development is unknown. The Tissue of Origin® test the Company believes is currently the only FDA-cleared test of its kind on the market, and can determine the most likely tissue of origin of a patient tumor sample from the fifteen most common tumor types - including thyroid, breast, pancreas, colon, ovarian and prostate - which account for ninety percent of all incidences of solid tissue tumors, by measuring the expression levels of 2,000 individual genes. TOO® is supported by extensive analytical and clinical validation data from robust, multi-center clinical studies. The Company believes TOO® can reduce the need for repeated testing, examinations, imaging and biopsy procedures by providing clinicians with the primary tissue type with greater certainty than traditional diagnostic techniques. This in turn empowers physicians to select the correct type of treatment earlier in the course of the patient’s therapy.

Discontinued Services

Biopharma Services

Until the Business Disposals, the Company’s Biopharma Services included laboratory and testing services performed for biotechnology and pharmaceutical companies engaged in clinical trials. The Company’s focus was on providing these clients with oncology specific and non-oncology genetic testing services for phase I-IV trials along with critical support of ancillary services. These services included: biorepository, clinical trial logistics, clinical trial design, bioinformatics analysis, customized assay development. DNA and RNA extraction and purification, genotyping, gene expression and biomarker analyses. The Company also sought to apply its expertise in laboratory developed tests (“LDTs”) to assist in developing and commercializing drug-specific companion diagnostics. The Company established business relationships with key instrument manufacturers to support their platforms in the market, and to drive acceptance among biopharmaceutical sponsors developing innovative immuno-oncology therapies.

In addition to the tests and services the Company provided to biotech and pharmaceutical companies, the Company developed Next Generation Sequencing (NGS) panels focused on pharmacogenomics and oncology that will inform researchers of trial subjects’ drug sensitivities.

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The Company also utilized its laboratories to provide clinical trial services to biotech and pharmaceutical companies and clinical research organizations to improve the efficiency and economic viability of clinical trials. The Company’s clinical trials services leveraged its knowledge of clinical oncology and molecular diagnostics and its laboratories’ fully integrated capabilities.

From a laboratory infrastructure standpoint, the Company possessed capabilities in histology, immunohistochemistry (IHC), flow cytometry, cytogenetics and fluorescent in-situ hybridization (FISH), as well as sophisticated molecular analysis techniques, including next generation sequencing. This allowed for comprehensive esoteric testing within one lab enterprise, with a CAP-accredited biorepository serving as a central hub for specimen tracking. Using this approach, the Company was able to support demanding clinical trial protocols requiring multiple assays and techniques aimed at capturing data on multiple biomarkers. The Company’s suite of available testing platforms allowed for highly customized clinical trial design which was supported by a dedicated group of development scientists and technical personnel.

The Company also provided genetic testing for drug metabolism to aid biotech and pharmaceutical companies identify subjects’ likely responses to treatment, allowing these companies to conduct more efficient and safer clinical trials. The Company believes pharmacogenomics drug metabolism testing helps deliver the promise of personalized medicine by enabling researchers to tailor therapies in development to differences in patients’ genomic profiles.

Clinical Services

Until the Business Disposals, the Company provided its oncology and immuno-oncology tests and services to oncologists and pathologists at hospitals, cancer centers, and physician offices. The Company’s portfolio contains proprietary tests to target cancers that are difficult to prognose and predict treatment outcomes through currently available mainstream techniques. The Company utilized an expansive range of non-proprietary tests and technologies to provide a comprehensive profile for each patient it serves. Clinical testing was available through anatomic pathology, flow cytometry, karotype, FISH, liquid biopsy and molecular diagnostics (including next generation sequencing and gene expression panels).

Sales and Marketing

The Company’s sales and marketing efforts consist of both direct and indirect efforts, with the majority of efforts focused on direct sales in the United States, Europe and Australia. The Company collaborates with preclinical development and translational science teams at pharmaceutical and biotech companies on studies involving tumor models and therapeutic candidate compound testing.

The Company’s U.S. and European business development and sales professionals have scientific backgrounds in hematology, pathology, and laboratory services, with many years of experience in biopharmaceutical and clinical oncology sales, esoteric laboratory sales from leading biopharmaceutical, pharmaceutical or specialty reference laboratory companies. The Company currently has a team of 3 business development and sales professionals in the United States and Europe.

The Company also promotes its services through marketing channels commonly used by the biopharma and pharmaceutical industries, such as internet, medical meetings and broad-based publication of its scientific and economic data. In addition, the Company provides easy-to-access information to its customers over the internet through dedicated websites. The Company’s customers value easily accessible information in order to quickly review patient or study information.

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Competition

The largest competitors in the global preclinical CRO market are companies like Pharmaceutical Product Development, LLC (US), MD Biosciences (US)., IQVIA (US), PAREXEL International Corporation (US), Envigo (US), Charles River (US), ICON PLC (Dublin), PRA Health Sciences (US), Medpace (US), Laboratory Corporation of America Holdings (US), WuXi AppTec (China) and Eurofins Scientific (Luxembourg). The players operating in the global preclinical CRO market are focusing on product unveilings, along with intensifying their global presence by entering untouched markets.

Projects related to the molecular mechanisms driving cancer development have received increased government funding, both in the United States and internationally. The National Cancer Institutes’ Cancer Moonshot is anticipated to increase both patient awareness and federal government funding for research and clinical trials. The Federal Government has committed $1.8 billion over a 7-year period to fund the 21st Century Cures Act. As more information regarding cancer genomics and biomarkers becomes available to the public, the Company anticipates that more products aimed at identifying targeted treatment options will be developed and that these products may compete with its products.

Third-Party Suppliers

The Company currently relies on third-party suppliers for its specialized research and scientific instrumentation and related supplies of reagents, tumor cell lines, and other inventory for it to successfully perform its CRO services for its customers. In addition, the Company relies on contracted manufacturers and collaborative partners to produce materials necessary for its FHACT® and FDA-cleared Tissue of Origin® tests. The Company plans to continue to rely on these manufacturers and collaborative partners to manufacture these materials. The Company does not believe a short-term disruption from any one of these suppliers would have a material effect on its business, nor has the Company experienced any disruptions due to COVID-19.

Patents and Proprietary Technology

The Company has proprietary tests that enable oncologists and pathologists at hospitals, cancer centers, and physician offices to properly diagnose and inform cancer treatment. The Company relies on a combination of patents, patent applications, trademarks, trade secrets, know-how, as well as various contractual arrangements, in order to protect the proprietary aspects of its technology. The Company may also license its technology to others. The Company believes that no single patent, technology, trademark, intellectual property asset or license is material to its business as a whole.

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Until the Business Disposals, the Company’s patent portfolio consisted of 20 issued U.S. patents, 5 pending U.S. applications, and more than 40 foreign patents. Most of this intellectual property was transferred to those parties the Company entered into to complete the Business Disposals. The Company’s key remaining patents currently include:

●	Hematological cancers. The Company has two U.S. patents (U.S. Patent Nos. 8,580,713 and 8,557,747), directed to MatBA®, a microarray for detecting (and distinguishing) particular types of mature B cell neoplasms present in typical non-Hodgkin’s lymphoma, Hodgkin’s lymphoma and chronic lymphocytic leukemia. These patents cover the Company’s trademarked MatBA® microarray and are directed to both the microarray itself as well as associated methodologies designed to detect the particular type of mature B cell neoplasm present in a patient. The MatBA® microarray patents issued from the first of the Company’s family of applications in the microarray space. The term of these patents runs through 2030.

●	The Company has four U.S. patents (U.S. Patent Nos. 8,977,506, 8,321,137, 7,747,547 and 8,473,217) covering its Tissue of Origin® Test. These patents are directed at systems and methods for detecting biological features in solid tumors. The term of these patents run through 2030.

●	HPV-Associated Cancers. The Company has three U.S. patents (U.S. Patent Nos. 9,157,129, 8,865,882 and 8,883,414) that cover methods for detecting HPV-associated cancers used in its FHACT® test. The term of these patents run through 2031.

●	FISH Probes. The Company has two patents covering its FISH probes. These patents cover probes and methodologies designed to detect and analyze particular chromosomal translocations (genetic lesions) associated with a wide range of cancers using a technique known as FISH and serve as the backbone for several of its other pending patent applications, which are more specifically geared towards other probes (and methodologies). The term of these patents run through 2022.

Until the Business Disposals, the Company held twenty-six U.S. registered trademarks, including a federal registration for the term “CGI” as well as three U.S. trademark applications and one foreign trademark registration for certain of its proprietary tests and services. The Company transferred the ownership of these trademarks to the Buyer, subject to a royalty-free license to use such intellectual property for six months after following the closing, and subject to its right to request an additional six months, which request has been made. The Company also owns the trademark for the vivoPharm trade name, which is the primary revenue-generating business unit.

Operations and Production Facilities

As a preclinical oncology contract research organization (CRO), the Company’s leased facilities are built to house immunocompromised animals and specialized models. They incorporate surgical suites, gowning rooms, and holding rooms. In order to ensure an environment of utmost sterility, while also minimizing the workload by negating dependency on cage-wash infrastructure, the Company relies on its landlords and licensors to manage the vivarium’s at its animal facilities. This allows for more investment of time and energy into scientific endeavors.

Quality Assurance

We are committed to maintaining a standard of clinical excellence and to providing reliable and accurate laboratory services to our customers. To that goal, our independent Quality Assurance Unit (QAU) has implemented a comprehensive and integrated Quality Management System (QMS) designed to drive consistent high quality testing services while ensuring the highest ethical standards across our enterprise.

Our QMS documents quality assurance policies as well as the quality control procedures that are necessary to ensure we offer a consistently high quality of testing services. Our quality management program is designed to satisfy all the requirements necessary for local, state, and federal regulations as our laboratories are both CLIA-certified and CAP-accredited (including our biorepository), and comply with states’ heightened standards (such as California and New York State) in order to maintain licensures, permits and regulatory approvals applicable to our business. In addition, our QMS satisfies the Food and Drug Administration (FDA) requirements for clinical trials studies conduct, computer systems validation, electronic records and signatures, and the Good Clinical Laboratory Practices (GCLP). For additional information on our clinical laboratory licensure and permitting, please review our Risk Factors.

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Quality indicators, which are metrics related to ensuring accurate and reliable test results, are routinely tracked at each of our facilities and are compared to previously determined benchmarks. These indicators are reviewed periodically by our scientific management team and include key performance indicators, non-conformance indicators (deviations, corrective and preventives actions), proficiency testing reports, and customer satisfaction surveys. We leverage third-party provided proficiency testing whenever practicable to provide objective analysis of our QMS and procedures, and we implement internal review protocols for assays for which third-party proficiency testing is not available.

Our facilities and QMS are audited internally on a periodic basis for compliance with applicable regulations, policies, analytical plans and internal standard operating procedures. Any needed revisions to the QMS that are identified through these audits are made to ensure continued compliance with applicable standards, and we believe that all pertinent regulations of the Centers for Diseases Control (CDC) Occupational Safety and Health Administration (OSHA), Environmental Protection Agency (EPA), and FDA are satisfied within our QMS.

Customer satisfaction is another key to successful implementation of our QMS. We routinely monitor customer input and complaints, and actively solicit feedback from customers by way of survey. Our management team encourages employees to communicate any concerns they may have with respect to scientific misconduct, quality and safety.

In addition to maintaining a robust QMS, we have defined a plan that covers a wide range of disaster recovery and business continuity issues including data recovery. Both the business continuity and disaster recovery plans are reviewed on an annual basis.

Governmental Regulations

The Company’s Pennsylvania and Australia research laboratory facilities comply with Good Laboratory Practices (“GLP”) to the extent required by the FDA, Environmental Protection Agency, USDA, Organization for Economic Co-operation and Development (OECD), as well as other international regulatory agencies. Furthermore, the Company’s early-stage discovery work, which is not subject to GLP standards, is typically carried out under a quality management system or internally developed quality systems. The Company’s facilities are regularly inspected by U.S. and other regulatory compliance monitoring authorities, its clients’ quality assurance departments, and its own internal quality assessment program. The Company is also accredited by AAALAC International, a private, nonprofit organization that promotes the humane treatment of animals in science through voluntary accreditation and assessment programs. The Company volunteers to participate in the AAALAC’s program to demonstrate its commitment to responsible animal care and use, in addition to its compliance with local, state and federal laws that regulate animal research.

FDA

The U.S. Food and Drug Administration (“FDA”) regulates the sale or distribution, in interstate commerce, of medical devices under the Federal Food, Drug, and Cosmetic Act (“FDCA”), including in vitro diagnostic test kits, reagents and instruments used to perform diagnostic testing. Certain of such devices must undergo premarket review by FDA prior to commercialization unless the device is of a type exempted from such review by statute or pursuant to FDA’s exercise of enforcement discretion. FDA, to date, has not exercised its authority to actively regulate the development and use of LDTs, such as the Company’s, as medical devices and therefore the Company does not believe that its LDTs currently require premarket clearance or approval.

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Post-market Regulation

The Company’s Tissue of Origin® test obtained clearance under section 510(k) of the FDCA. After a device, such as its Tissue of Origin® test, is cleared or approved for marketing, numerous and pervasive regulatory requirements continue to apply once the test is marketed, including FDA’s current good manufacturing practice requirements. Since the Company does not offer its FDA-approved product in the European Economic Area (“EEA”) the Company is not currently subject to post-market regulation in the EEA or any member state. The FDA has broad regulatory compliance and enforcement powers. If the FDA determines that a company has failed to comply with applicable regulatory requirements, it can take a variety of compliance or enforcement actions, which may result in any of the following sanctions:

●	warning letters, untitled letters, fines, injunctions, consent decrees and civil penalties;

●	recalls, withdrawals, or administrative detention or seizure of products;

●	operating restrictions or partial suspension or total shutdown of production;

●	refusing or delaying requests for 510(k) marketing clearance or PMA approvals of new products or modified products;

●	reconsideration of 510(k) clearances or PMA approvals that have already been granted;

●	refusal to grant export approvals for products; and/or

●	criminal prosecution.

In addition, FDA could publicly issue a safety notice related to the Company’s test or request updates to its product labeling, including the addition of warnings, precautions, or contraindications.

Health Insurance Portability and Accountability Act, as amended by the Health Information Technology for Economic and Clinical Health Act (“HITECH Act”)

Under the administrative simplification provisions of HIPAA, as amended by the HITECH Act, the United States Department of Health and Human Services has issued regulations which establish uniform standards governing the conduct of certain electronic health care transactions and protecting the privacy and security of Protected Health Information used or disclosed by health care providers and other covered entities. For further discussion of HIPAA and the impact on the Company’s business, see the section entitled “Risk Factors-Risks Related to its Business-The Company is required to comply with laws governing the transmission, security and privacy of health information that require significant compliance costs, and any failure to comply with these laws could result in material criminal and civil penalties.”

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European General Data Protection Regulation

The collection and use of personal health data in the European Union had previously been governed by the provisions of the Data Protection Directive, which has been replaced by the General Data Protection Regulation (“GRPR”) which became effective on May 25, 2018 While the Data Protection Directive did not apply to organizations based outside the EU, the GDPR has expanded its reach to include any business, regardless of its location, that provides goods or services to residents in the EU. This expansion would incorporate the Company’s clinical trial activities in EU members states. The GDPR imposes strict requirements on controllers and processors of personal data, including special protections for “sensitive information” which includes health and genetic information of data subjects residing in the EU. GDPR grants individuals the opportunity to object to the processing of their personal information, allows them to request deletion of personal information in certain circumstances, and provides the individual with an express right to seek legal remedies in the event the individual believes his or her rights have been violated. Further, the GDPR imposes strict rules on the transfer of personal data out of the European Union to the United States or other regions that have not been deemed to offer “adequate” privacy protections. Failure to comply with the requirements of the GDPR and the related national data protection laws of the European Union Member States, which may deviate slightly from the GDPR, may result in fines of up to 4% of global revenues, or € 20,000,000, whichever is greater. As a result of the implementation of the GDPR, the Company may be required to put in place additional mechanisms ensuring compliance with the new data protection rules.

The Company’s research activities in the EU are currently limited to non-human preclinical studies, and as such, the Company does not collect, store, maintain, process, or transmit any Personal Data (as that term is defined under the GDPR) of trial subjects. However, since the Company currently has three employees located in the EU, its processing and transfer for employee Personal Data is subject to GDPR requirements. The Company has implemented a privacy and security program that is designed to adhere to the requirements of the GDPR in order to protect employee Personal Data, and in the event the Company progresses to research or clinical trials involving humans, to protect participant Personal Data. However, there is significant uncertainty related to the manner in which data protection authorities will seek to enforce compliance with GDPR. For example, it is not clear if the authorities will conduct random audits of companies doing business in the EU, or if the authorities will wait for complaints to be filed by individuals who claim their rights have been violated. Enforcement uncertainty and the costs associated with ensuring GDPR compliance be onerous and adversely affect the Company’s business, financial condition, results of operations and prospects. As a result, the Company cannot predict the impact of the GDPR regulations on its current or future business, either in the US or the EU.

Federal, State and Foreign Fraud and Abuse Laws

The federal Anti-Kickback Statute prohibits, among other things, knowingly and willfully offering, paying, soliciting or receiving remuneration to induce or in return for purchasing, leasing, ordering or arranging for the purchase, lease or order of any health care item or service reimbursable under a governmental payor program. The definition of “remuneration” has been broadly interpreted to include anything of value, including gifts, discounts, credit arrangements, payments of cash, waivers of co-payments, ownership interests and providing anything at less than its fair market value. Recognizing that the Anti-Kickback Statute is broad and may technically prohibit many innocuous or beneficial arrangements within the health care industry, the Department of Health and Human Services has issued a series of regulatory “safe harbors.” These safe harbor regulations set forth certain provisions, which, if met, will assure health care providers and other parties that they will not be prosecuted under the federal Anti- Kickback Statute. Although full compliance with these provisions ensures against prosecution under the federal Anti-Kickback Statute, the failure of a transaction or arrangement to fit within a specific safe harbor does not necessarily mean that the transaction or arrangement is illegal or that prosecution under the federal Anti-Kickback Statute will be pursued. For further discussion of the impact of federal and state health care fraud and abuse laws and regulations on the Company’s business, see the section entitled “Risk

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Additionally, in Europe various countries have adopted anti-bribery laws providing for severe consequences, in the form of criminal penalties and/or significant fines, for individuals and/or companies committing a bribery offense. Violations of these anti-bribery laws, or allegations of such violations, could have a negative impact on the Company’s business, results of operations and reputation. For instance, in the United Kingdom, under the new Bribery Act 2010, which went into effect in July 2011, a bribery occurs when a person offers, gives or promises to give a financial or other advantage to induce or reward another individual to improperly perform certain functions or activities, including any function of a public nature. Bribery of foreign public officials also falls within the scope of the Bribery Act 2010. Under the new regime, an individual found in violation of the Bribery Act of 2010 faces imprisonment of up to 10 years. In addition, the individual can be subject to an unlimited fine, as can commercial organizations for failure to prevent bribery.

Other Regulatory Requirements

The Company’s laboratory is subject to federal, state and local regulations relating to the handling and disposal of regulated medical waste, hazardous waste and biohazardous waste, including chemical, biological agents and compounds, blood and bone marrow samples and other human tissue. Typically, the Company uses outside vendors who are contractually obligated to comply with applicable laws and regulations to dispose of such waste. These vendors are licensed or otherwise qualified to handle and dispose of such waste.

OSHA has established extensive requirements relating to workplace safety for health care employers, including requirements to develop and implement programs to protect workers from exposure to blood-borne pathogens by preventing or minimizing any exposure through needle stick or similar penetrating injuries.

Segment and Geographical Information

The Company operates in one reportable business segment and derive revenue from multiple countries, with 80% and 67% of its continuing operations revenue coming from the United States in fiscal year 2019 and 2018, respectively.

Employees

As of September 1, 2020, the Company had a total of approximately 35 full time employees, with 3 employees in business development, 27 employees in clinical services and 5 employees in general and administrative. None of its employees are represented by a labor union, and the Company considers its employee relations to be good.

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Corporate and Available Information

The Company was incorporated in the State of Delaware on April 8, 1999. On July 16, 2014, the Company purchased substantially all of the assets of Gentris Corporation (“Gentris”), a laboratory specializing in pharmacogenomics profiling for therapeutic development, companion diagnostics and clinical trials. On October 9, 2015, the Company acquired substantially all the assets and assumed certain liabilities of Response Genetics, Inc.

On August 18, 2014 the Company acquired BioServe Biotechnologies (India) Pvt. Ltd. (“BioServe”). On April 26, 2018, the Company sold BioServe to Reprocell, Inc.

On August 15, 2017, the Company purchased all of the outstanding stock of vivoPharm, with its principal place of business in Victoria, Australia.

On July 5, 2019, the Company entered into an asset purchase agreement with siParadigm, LLC, pursuant to which the Company sold to siParadigm certain assets associated with the Company’s clinical laboratory business and agreed to cease operating the Clinical Business. On July 15, 2019, the Company entered into commercial agreements with the Company’s senior lenders to divest all of the assets relating to the BioPharma Business.

The Company’s principal executive offices are located at 201 Route 17 North, 2nd Floor, Rutherford, New Jersey 07070. The Company’s telephone number is (201) 528-9200 and the corporate website address is www.cancergenetics.com. The Company included the website address in this proxy statement/prospectus only as an inactive textual reference and does not intend it to be an active link to the Company website. The information on the website is not incorporated by reference in this proxy statement/prospectus.

The Company’s most recent annual report on Form 10-K, quarterly reports on Form 10-Q, current reports on Form 8-K and all amendments to those reports, as well as other documents the Company files with the U.S. Securities and Exchange Commission (“SEC”), are available free of charge through the Investors section of the Company website as soon as reasonably practicable after such material is electronically filed with or furnished to the SEC. The public can obtain documents that the Company files with the SEC at www.sec.gov.

This proxy statement/prospectus includes the following trademarks, service marks and trade names owned by the Company: MatBA®, FHACT®, Tissue of Origin®, TOO®. These trademarks, service marks and trade names are the property of Cancer Genetics, Inc. and its affiliates.

Properties

As of December 31, 2019, the Company had leases for 5,800 square feet in Hershey, Pennsylvania and 1,959 square feet in Bundoora, Australia and a license to use 994 square feet of laboratory facilities in Clayton, Australia. The lease agreements have escalating lease payments and expire in November 2020 and July 2021, respectively, and the license agreement has a flat license fee subject to Consumer Price Index-based adjustment and expires in October 2024.

In 2020, the Company began leasing a laboratory in Gilles Plains, SA and an administrative office in Modbury, SA. These leases expire in January 2023 and February 2023, respectively.

Legal Proceedings

In the normal course of business, the Company may be involved in legal proceedings or threatened legal proceedings. We are not party to any legal proceedings or aware of any threatened legal proceedings which are expected to have a material adverse effect on our financial condition, results of operations or liquidity.

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CGI’s MANAGEMENT’S DISCUSSION AND ANALYSIS OF
FINANCIAL CONDITION AND RESULTS OF OPERATIONS

All references in this section to “CGI,” the “Company,” “we,” “us,” or “our” mean Cancer Genetics, Inc. and its subsidiaries unless we state otherwise or the context otherwise indicates.

The following Management’s Discussion and Analysis of Financial Condition and Results of Operations (“MD&A”) is intended to help facilitate an understanding of the Company’s financial condition and its historical results of operations for the periods presented. This MD&A should be read in conjunction with the audited consolidated financial statements and notes thereto included elsewhere in this proxy statement/prospectus/information statement. This MD&A may contain forward-looking statements that involve risks and uncertainties.

Overview

Cancer Genetics, Inc. supports the efforts of the biotechnology and pharmaceutical industries to develop innovative new drug therapies. Following the Business Disposals, the Company currently has an extensive set of anti-tumor referenced data based on predictive xenograft and syngeneic tumor models from the acquisition of vivoPharm, Pty Ltd. (“vivoPharm”) in 2017, to provide Discovery Services such as contract research services, focused primarily on unique specialized studies to guide drug discovery and development programs in the oncology and immuno-oncology fields. vivoPharm is a contract research organization (“CRO”) that specializes in planning and conducting unique, specialized studies to guide drug discovery and development programs with a concentration in oncology and immuno-oncology. These studies range from early compound selection to developing comprehensive sets of in vitro and in vivo data, as needed for FDA Investigational New Drug (“IND”) applications.

The Company offers preclinical services such as predictive tumor models, human orthotopic xenografts and syngeneic immuno-oncology relevant tumor models in its Hershey, PA facility, and is a leader in the field of immuno-oncology preclinical services in the United States. This service is supplemented with GLP toxicology and extended bioanalytical services in the Company’s Australian-based facilities in Clayton, Victoria, and Gilles Plains, South Australia (effective in February 2020).

For the six month period ended June 30, 2020, the Company had cash used in continuing operations of $1.4 million. At June 30, 2020, other than those of discontinuing operations, the Company had an aggregate of $5.9 million of current liabilities and $6.1 million in total liabilities. This is compared to current assets other than those of discontinuing operations of $4.6 million, as of June 30, 2020. At June 30, 2020, the Company had an additional $0.6 million of liabilities associated with discontinuing operations that will be funded primarily from the Company’s continuing operations. Net cash used in operating activities from continuing operations was $3.2 million and $3.2 million for the years ended December 31, 2019 and 2018, respectively.

The Company does not project that cash at June 30, 2020 will be sufficient to fund normal operations for the twelve months from the issuance of its financial statements in its most recent Quarterly Report on Form 10-Q. Absent the merger, the Company’s ability to continue as a going concern is dependent on reduced losses and improved future cash flows. Alternatively, the Company may be required to raise additional equity or debt capital, or consummate other strategic transactions. These factors raise substantial doubt about the Company’s ability to continue as a going concern. The Company can provide no assurance that these actions will be successful or that additional sources of financing will be available on favorable terms, if at all. These factors raise substantial doubt about the Company’s ability to continue as a going concern for the next twelve months from the issuance of its financial statements in its most recent Quarterly Report on Form 10-Q.

Business Disposals - Discontinuing Operations

BioServe Biotechnologies

On April 26, 2018, the Company sold its India subsidiary, BioServe Biotechnologies (India) Private Limited (“BioServe”) to Reprocell, Inc., for $1.8 million.

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Interpace Diagnostics Group, Inc.

On July 15, 2019, the Company entered into a secured creditor asset purchase agreement (the “BioPharma Agreement”) by and among the Company, Gentris, LLC, a wholly-owned subsidiary of the Company, Partners for Growth IV, L.P. (“PFG”), Interpace Biosciences, Inc. (formerly known as Interpace Diagnostics Group, Inc.) (“IDXG”) and a newly-formed subsidiary of IDXG, Interpace BioPharma, Inc. (“Buyer”). The BioPharma Agreement provided for a consensual private foreclosure sale by PFG of all assets relating to the Company’s BioPharma Business, including the lease agreements to its CLIA certified and CAP accredited laboratories in Rutherford, NJ and Raleigh, NC (as defined in the BioPharma Agreement) to Buyer (the “BioPharma Disposal”). The BioPharma Disposal was consummated on July 15, 2019.

Pursuant to the BioPharma Agreement, Buyer purchased from PFG certain assets and assumed certain liabilities of the Company relating to the BioPharma Business, providing as gross consideration $23.5 million, less certain closing adjustments totaling $2.0 million, of which $7.7 million was paid in the form of a promissory note issued by Buyer to the Company (the “Excess Consideration Note”) and the remainder was paid to PFG in cash. PFG utilized the cash proceeds to satisfy the outstanding balances of the Silicon Valley Bank (“SVB”) asset-based revolving line of credit (“ABL”) and the $6.0 million term note to PFG (“PFG Term Note”), and to satisfy certain transaction expenses. The balance of approximately $2.3 million was delivered to the Company along with the Excess Consideration Note. The Excess Consideration Note was settled on October 24, 2019 for $6.0 million. The Buyer withheld from the settlement of the Excess Consideration Note approximately $775 thousand for a net worth adjustment (assets less liabilities) of the BioPharma business (“Net Worth”), $153 thousand to secure collection of certain older accounts receivable of the Company purchased by Buyer (“AR Holdback”) and an additional $735 thousand as security for indemnification obligations of the Company (“Indemnification Holdback”). The Company received the full amounts of the AR Holdback and the Indemnification Holdback in April and May 2020, respectively.

The Company and Buyer also entered into a transition services agreement (the “TSA”) pursuant to which the Company and Buyer are providing certain services to each other to accommodate the transition of the BioPharma Business to Buyer. In particular, the Company agreed to provide to Buyer, among other things, certain personnel services, payroll processing, administration services and benefit administration services (collectively, the “Payroll and Benefits Services”), for a period not to exceed six months from July 15, 2019, subject to the terms and conditions of the TSA, in exchange for payment or reimbursement, as applicable, by Buyer for the costs related thereto, including salaries and benefits for certain of the Company’s BioPharma employees during the transition period.

siParadigm, Inc.

On July 5, 2019, the Company entered into an asset purchase agreement (the “Clinical Agreement”) by and among the Company and siParadigm, LLC (“siParadigm”), pursuant to which the Company sold to siParadigm certain assets associated with the Company’s clinical laboratory business (the “Clinical Business,” and such assets, the “Designated Assets”) and agreed to cease operating the Clinical Business. The Designated Assets include intellectual property, equipment and customer lists associated with the Clinical Business, and for a period the Company was providing certain transitional services to siParadigm pursuant to the Clinical Agreement. The cash consideration paid by siParadigm at closing was approximately $747 thousand, which included approximately $45 thousand for certain equipment plus a $1.0 million advance payment of the Earn-Out (as defined below), less adjustments and costs of approximately $298 thousand. The Earn-Out, to be paid over the 24 months post-closing, is based on fees for all tests performed by siParadigm for the Company’s clinical customers during the 12-month period following the closing (the “Earn-Out”). The Clinical Business sale (together with the BioPharma Disposal, the “Business Disposals”) was completed on July 8, 2019.

The Business Disposals have been classified as discontinuing operations in conformity with GAAP. Accordingly, the operations and balances of BioServe and the BioPharma and Clinical operations and balances have been reported as discontinuing operations and removed from all financial disclosures of continuing operations. Unless otherwise indicated, information in Management’s Discussion and Analysis relates only to continuing operations.

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2019 Offerings

In January 2019, the Company closed two public offerings and issued an aggregate of 952 thousand shares of common stock for approximately $5.4 million, net of expenses and discounts of approximately $1.1 million. The Company also issued 67 thousand warrants to its underwriters in conjunction with these offerings.

Note Payable to Atlas Sciences, LLC

On October 21, 2019, the Company issued an unsecured promissory note to Atlas Sciences, LLC (“Atlas Sciences”), an affiliate of Iliad Research and Trading, L.P. (“Iliad”), for $1.3 million (the “Atlas Sciences Note”). The Company received consideration of $1.3 million, reflecting an original issue discount of $88 thousand and expenses payable by the Company of $10 thousand. The Atlas Sciences Note had a 12-month term and accrued interest at 10% per annum. The proceeds from the Atlas Sciences Note were utilized to partially repay the convertible promissory note issued to Iliad on July 17, 2018 (the “Convertible Note”), which was settled in cash for $2.7 million in October 2019.

In June 2020, the Company issued an aggregate of approximately 153 thousand shares of the Company’s common stock, with a fair value of $531 thousand, to Atlas Sciences in exchange for the return to the Company of $500 thousand of principal amount from their unsecured promissory note. At June 30, 2020, the Atlas Sciences Note had a principal balance of approximately $848 thousand, which is presented net of discounts and unamortized debt issuance costs of $7 thousand and $1 thousand, respectively. Subsequent to June 30, 2020, the Company issued an aggregate of approximately 246 thousand shares of common stock to Atlas Sciences in exchange for the return to the Company of the remaining outstanding balance under the note of approximately $960 thousand.

Key Factors Affecting the Company’s Results of Operations and Financial Condition

The Company’s wholly-owned subsidiary, vivoPharm, provides proprietary preclinical oncology and immuno-oncology services, offering integrated services in different disease areas to the biotechnology and pharmaceutical industries. vivoPharm is a leader in orthotopic and metastases tumor models. The Company provides all services including toxicology testing and bioanalytical analysis to GLP. vivoPharm specializes in conducting studies tailored to guide drug development, starting from compound libraries and ending with a comprehensive set of in vitro and in vivo data and reports, as needed for Investigational New Drug (IND) filing.

The Company’s ability to complete such studies is dependent upon its ability to leverage its collaborative relationships with pharmaceutical and biotechnology companies and leading institutions to facilitate its research and obtain data for its quality assurance and test validation efforts.

The Company believes that the factors discussed in the following paragraphs have had and are expected to continue to have a material impact on its results of operations and financial condition.

Revenues from Continuing Operations

Revenue from the Company’s Discovery Services comes from preclinical oncology and immuno-oncology services offered to its biotechnology and pharmaceutical customers. The Company is a leader in orthotopic and metastases tumor models and offer whole body imaging, in addition to toxicology testing and bioanalytical analysis. Discovery Services are designed to specialize in conducting studies tailored to guide drug development, starting from compound libraries and ending with a comprehensive set of in vitro and in vivo data and reports, as needed for Investigational New Drug (IND) filing.

During the year ended December 31, 2019, three customers accounted for approximately 61% of the consolidated revenue from continuing operations. During the year ended December 31, 2018, three customers accounted for approximately 53% of the consolidated revenue from continuing operations.

Due to the Business Disposals that occurred in July 2019, revenues from the Company’s Biopharma Services and Clinical Services are presented net of expenses in discontinuing operations.

176

Cost of Revenues from Continuing Operations

The Company’s cost of revenues consists principally of internal personnel costs, including non-cash stock-based compensation, laboratory consumables, shipping costs, overhead and other direct expenses, such as specimen procurement and third-party validation studies. The Company continues to pursue various strategies to control its cost of revenues, including automating the Company’s processes through more efficient technology and attempting to negotiate improved terms with its suppliers.

Operating Expenses from Continuing Operations

The Company classifies its operating expenses into five categories: research and development, sales and marketing, general and administrative, impairment of goodwill and merger costs. The Company’s operating expenses principally consist of personnel costs, including non-cash stock-based compensation, outside services, laboratory consumables and overhead, development costs, marketing program costs and legal and accounting fees.

Research and Development Expenses. Research and development expenses from continuing operations relate to the Company’s allocation of losses from its joint venture with Mayo Foundation for Medical Education and Research. The Company was in the process of winding down the joint venture during 2019, and the joint venture was dissolved in February 2020.

General and Administrative Expenses. General and administrative expenses consist principally of personnel-related expenses, professional fees, such as legal, accounting and business consultants, occupancy costs, bad debt and other general expenses.

Sales and Marketing Expenses. The Company’s sales and marketing expenses consist principally of personnel and related overhead costs for its business development team and their support personnel, travel and entertainment expenses, and other selling costs including sales collaterals and trade shows. The Company expects its sales and marketing expenses to increase due to additional salaries as it continues to operate and grow its Discovery Services business.

Impairment of Goodwill: During 2019, the Company recorded a goodwill impairment charge of $2.9 million after considering the effects of the Business Disposals and declines in its stock price. If the Company is not successful in executing its strategic business plans, there may be further impairments in the future.

Merger Costs. In the pursuit of various strategic options for the Company, legal and other professional costs are incurred while evaluating, negotiating, executing and implementing merger and acquisition alternatives.

COVID-19 Pandemic. On March 11, 2020 the World Health Organization declared the novel strain of coronavirus (referred to as COVID-19) a global pandemic and recommended containment and mitigation measures worldwide. In addition, the Company is located in New Jersey and was under a shelter-in-place mandate. Many of the Company’s customers worldwide were similarly impacted. The global outbreak of COVID-19 continues to rapidly evolve, and the extent to which COVID-19 may impact the Company’s business will depend on future developments, which are highly uncertain and cannot be predicted with confidence, such as the ultimate geographic spread of the disease, the duration of the outbreak, travel restrictions and social distancing in the United States and other countries, business closures or business disruptions, and the effectiveness of actions taken in the United States and other countries to contain and treat the disease. As a healthcare provider, the Company is still providing Discovery Services and has yet to experience a significant slowdown in its project work, however, the future of many projects may be delayed. The Company continues to vigilantly monitor the situation with its primary focus on the health and safety of its employees and clients.

177

Results of Operations

Six Months Ended June 30, 2020 and 2019

The following table sets forth certain information concerning the Company’s results of continuing operations for the periods shown:

	Six Months Ended June 30,		Change
(dollars in thousands)	2020	2019	$	%
Revenue	$2,872	$3,347	$(475)	(14)%

Cost of revenues	1,454	1,736	(282)	(16)%
General and administrative	3,765	2,966	799	27%
Sales and marketing	625	502	123	25%
Loss from operations	(2,972)	(1,857)	(1,115)	60%
Interest expense, net	(171)	(1,127)	956	(85)%
Change in fair value of acquisition note payable	4	7	(3)	n/a
Change in fair value of other derivatives	—	86	(86)	(100)%
Change in fair value of warrant liability	152	199	(47)	(24)%
Change in fair value of siParadigm Earn-Out	(65)	—	(65)	n/a
Other income (expense)	105	(11)	116	n/a
Loss before income taxes	(2,947)	(2,703)	(244)	9%
Income tax expense (benefit)	6	(512)	518	n/a
Loss from continuing operations	$(2,953)	$(2,191)	$(762)	35%

178

Revenue from Continuing Operations

Revenue from continuing operations decreased 14%, or $475 thousand, to $2.9 million for the six months ended June 30, 2020, from $3.3 million for the six months ended June 30, 2019, principally due to Tissue of Origin® tests of approximately $300 thousand in 2019 that are not expected to occur until the second half of 2020, and the timing of discovery service studies.

Cost of Revenues from Continuing Operations

Cost of revenues from continuing operations decreased 16%, or $282 thousand, to $1.5 million for the six months ended June 30, 2020 from $1.7 million for the six months ended June 30, 2019, principally due to a reduction in outsourcing costs of $132 thousand and reduction in lab supplies of $126 thousand. As a result of the changes in revenues and cost of revenues, gross margin increased to 49% during the six months ended June 30, 2020 from 48% during the six months ended June 30, 2019.

Operating Expenses from Continuing Operations

General and administrative expenses from continuing operations increased 27%, or $799 thousand, to $3.8 million for the six months ended June 30, 2020, from $3.0 million for the six months ended June 30, 2019, principally due to $903 thousand increase in professional services (of which $619 thousand represent one-time costs), and a $202 thousand increase in taxes and insurance, offset in part by $225 thousand decrease in salaries and a $97 thousand decrease in legal costs.

Sales and marketing expenses from continuing operations increased 25%, or $123 thousand, to $625 thousand for the six months ended June 30, 2020, from $502 thousand for the six months ended June 30, 2019, principally due to increased salary costs.

Interest Expense, Net

Net interest expense from continuing operations decreased by $956 thousand during the six months ended June 30, 2020 due to the payoff of various debt agreements that were previously in place during the six months ended June 30, 2019. From the end of the same quarter in 2019, the Advance from NDX (as defined below) has declined from $1.5 million to $50 thousand at June 30, 2020, resulting in a reduction of $1.1 million of interest expense. The Convertible Note with Iliad of approximately $3.1 million at June 30, 2019 has been replaced by a note payable to Atlas Sciences with a balance at June 30, 2020 of $848 thousand, resulting in a reduction of $1.3 million of interest expense. The Company allocated $1.4 million of these interest expenses to discontinuing operations during the six months ended June 30, 2019.

179

Change in Fair Value of Acquisition Note Payable

During the six months ended June 30, 2020, the Company recognized a gain of $4 thousand from the change in fair value of acquisition note payable. During the six months ended June 30, 2019, the Company recognized a gain of $7 thousand from the change in fair value of acquisition note payable.

Change in Fair Value of Other Derivatives

There were no other derivatives in 2020. During six months ended June 30, 2019, the Company recognized a gain of $86 thousand from the change in fair value of other derivatives.

Change in Fair Value of Warrant Liability

Changes in fair value of some of the Company’s common stock warrants may impact its quarterly results. Accounting rules require the Company to record certain of its warrants as a liability, measure the fair value of these warrants each quarter and record changes in that value in earnings. As a result of changes in the Company’s stock price, it recognized non-cash income of $152 thousand and $199 thousand during the six months ended June 30, 2020 and 2019, respectively. The Company may be exposed to non-cash charges, or the Company may record non-cash income, as a result of this warrant exposure in future periods.

Change in Fair Value of siParadigm Earn-Out

During the six months ended June 30, 2020, the Company recognized a $65 thousand reduction in the fair value of the siParadigm Earn-Out due to a decrease in expected future payments.

Income Tax Benefit

On April 4, 2019, the Company sold $11.6 million of gross State of New Jersey NOL’s relating to the 2017 tax year as well as $100 thousand of state research and development tax credits. The sale resulted in the net receipt to the Company of $512 thousand.

Non-GAAP Financial Information

In addition to disclosing financial results in accordance with United States generally accepted accounting principles (“GAAP”), the table below contains non-GAAP financial measures that the Company believes are helpful in understanding and comparing its past financial performance and its future results. The non-GAAP financial measures disclosed by the Company exclude the non-operating changes in the fair value of derivative instruments. These non-GAAP financial measures should not be considered a substitute for, or superior to, financial measures calculated in accordance with GAAP, and the financial results calculated in accordance with GAAP and reconciliations from these results should be carefully evaluated. Management believes that these non-GAAP measures provide useful information about the Company’s core operating results and thus are appropriate to enhance the overall understanding of the Company’s past financial performance and its prospects for the future. The non-GAAP financial measures are included in the table below.

Reconciliation from GAAP to Non-GAAP Results (in thousands):

	Six Months Ended June 30,
	2020	2019
Reconciliation of net loss from continuing operations:
Net loss from continuing operations	$(2,953)	(2,191)
Adjustments:
Interest expense, net	171	1,127
Depreciation	90	36
Amortization	214	223
Stock-based compensation	113	186
Change in fair value of acquisition note payable	(4)	(7)
Change in fair value of other derivatives	—	(86)
Change in fair value of warrant liability	(152)	(199)
Change in fair value of siParadigm Earn-Out	65	—
Income tax expense (benefit)	6	(512)
Adjusted EBITDA loss from continuing operations	$(2,450)	$(1,423)

Adjusted EBITDA loss from continuing operations increased 72% to $2.5 million during the six months ended June 30, 2020, from an adjusted EBITDA loss from continuing operations of $1.4 million during the six months ended June 30, 2019.

Years Ended December 31, 2019 and 2018

The following table sets forth certain information concerning the Company’s results of continuing operations for the periods shown (in thousands):

	Year Ended December 31,		Change
	2019	2018	$	%

Revenue	$7,305	$4,932	$2,373	48%
Cost of revenues	3,701	3,090	611	20%
Research and development	-	154	(154)	-100%
General and administrative	5,171	6,716	(1,545)	-23%
Sales and marketing	1,146	1,197	(51)	-4%
Impairment of goodwill	2,873	-	2,873	N/A
Merger costs	117	1,464	(1,347)	-92%
Loss from continuing operations	(5,703)	(7,689)	1,986	-26%
Interest expense, net	(1,329)	(298)	(1,031)	346%
Change in fair value of acquisition note payable	4	136	(132)	-97%
Change in fair value of other derivatives	86	(86)	172	-200%
Change in fair value of warrant liability	70	3,732	(3,662)	-98%
Change in fair value of siParadigm Earn-Out	(935)	-	(935)	N/A
Change in fair value of Excess Consideration Note	93	-	93	N/A
Gain on troubled debt restructuring	258	-	258	N/A
Other expense	59	-	59	N/A
Loss before income taxes	(7,397)	(4,205)	(3,192)	76%
Income tax benefit	512	-	512	N/A
Net loss from continuing operations	$(6,885)	$(4,205)	$(2,680)	64%

180

Revenue from Continuing Operations

Revenue from continuing operations increased 48%, or $2.4 million, to $7.3 million for the year ended December 31, 2019, from $4.9 million for the year ended December 31, 2018, principally due to an increase in the number of clinical studies conducted in the Company’s U.S. operations from sponsors based in the U.S. and Europe, which resulted in a higher volume of active projects as the demand for its CRO services continued to increase throughout the year.

Cost of Revenues from Continuing Operations

Cost of revenues from continuing operations increased 20%, or $611 thousand, to $3.7 million for the year ended December 31, 2019, from $3.1 million for the year ended December 31, 2018, principally due to increased usage of lab supplies of $431 thousand, outsourced labor of $124 thousand and payroll costs and benefits of $110 thousand required to support the increase in revenue. Gross margin increased from 37% to 49% during the year ended December 31, 2019. The increase in gross margin was caused by gaining operating leverage over the Company’s fixed costs associated with its laboratory operations and personnel as its revenue increased incrementally higher than its related costs.

Operating Expenses from Continuing Operations

Research and Development Expenses. Research and development expenses from continuing operations decreased $154 thousand due to winding down the joint venture with the Mayo Foundation for Medical Education and Research.

General and Administrative Expenses. General and administrative expenses from continuing operations decreased 23%, or $1.5 million to $5.2 million for the year ended December 31, 2019, from $6.7 million for the year ended December 31, 2018 primarily due to decreased legal costs of $1.2 million and decreased costs of other professional services of $557 thousand as a result of negotiating fee arrangements with certain vendors. The Company also had a $207 thousand reduction in director fees primarily as a result of the directors waiving past due compensation of $263 thousand in exchange for stock options valued at $54 thousand. Other causes for the decline include reduced stock-based compensation expense of $251 thousand and a $237 thousand decrease in NASDAQ and transfer agent fees during the year ended December 31, 2019. These reductions were offset, in part, by an increase in salaries and bonuses of $302 thousand, an increase in depreciation and amortization expense of $149 thousand and increases in software and other office supplies of $88 thousand and $87 thousand, respectively.

Impairment of Goodwill. During the year ended December 31, 2019, the Company recorded impairment of goodwill of $2.9 million after considering the effects of the Business Disposals and declines in its stock price.

181

Merger Costs. During the year ended December 31, 2019, the Company recognized $117 thousand of merger costs associated with the Business Disposals, as compared to $1.5 million during the year ended December 31, 2018 related to its failed merger with NovellusDx, Ltd. (“NDX”).

Interest Expense, Net

Net interest expense from continuing operations increased by $1.0 million during the year ended December 31, 2019 primarily due to two financing agreements that were only in place for a portion of the year ended December 31, 2018. The Company incurred $571 thousand of interest on the Convertible Note and the Advance from NDX during the year ended December 31, 2019, compared to $175 thousand during the year ended December 31, 2018. The Company also amortized $1.1 million of debt discounts on these two agreements during the year ended December 31, 2019 compared to $517 thousand during the year ended December 31, 2018. The Company entered into a standstill agreement with Iliad during the first quarter of 2019, which resulted in $202 thousand of additional fees. Later the Company entered into a second standstill agreement that reduced the conversion price on a portion of the Convertible Note, resulting in $547 thousand of additional interest. In June 2019, the Company defaulted on the Convertible Note, creating a 15% increase in the outstanding balance at the date of default, which totaled $409 thousand. The Company allocated $1.5 million and $389 thousand of this interest to discontinuing operations during the years ended December 31, 2019 and 2018, respectively.

The interest expense was partially offset by interest income received from the Excess Consideration Note of $107 thousand during the year ended December 31, 2019.

Change in Fair Value of Warrant Liability

Changes in fair value of some of the Company’s common stock warrants may impact its results. Accounting rules require the Company to record certain of its warrants as a liability, measure the fair value of these warrants each quarter and record changes in that value in earnings. The Company recognized non-cash income of $70 thousand for the year ended December 31, 2019, as compared to non-cash income of $3.7 million for the year ended December 31, 2018, as a result of fluctuations in its stock price. In the future, if its stock price increases, the Company would record a non-cash charge as a result of changes in the fair value of its common stock warrants. Consequently, the Company may be exposed to non-cash charges, or it may record non-cash income, as a result of this warrant exposure in future periods.

Change in Fair Value of siParadigm Earn-Out

The siParadigm Earn-Out relates to the disposal of the Company’s Clinical Business in July 2019. During the year ended December 31, 2019, the Company recognized a $935 thousand loss due to the decrease in fair value of the siParadigm Earn-Out due to the loss of several significant Clinical Business customers in the latter part of 2019.

Change in Fair Value of Excess Consideration Note

The Excess Consideration Note relates to the disposal of its Biopharma Business in July 2019. During the year ended December 31, 2019, the Company recognized a $93 thousand gain due to the increase in fair value of the Excess Consideration Note due to changes in the expected settlement of the AR Holdback and the Indemnification Holdback.

182

Gain on Troubled Debt Restructuring

During the year ended December 31, 2019, the Company recognized a $258 thousand gain on troubled debt restructuring related to a settlement agreement reached with NDX (“NDX Settlement Agreement”) covering $1.5 million in funds advanced to the Company prior to the failed merger in 2018 (“Advance from NDX”). The NDX Settlement Agreement required the Company to repay $1.1 million of principal and interest on the Advance from NDX. Upon receipt of these payments, the Advance from NDX was reduced to $450 thousand. The remaining amount due is interest-free and payable in monthly installments of $50 thousand, which began in November 2019.

Income Tax Benefit

On April 4, 2019, the Company sold $11.6 million of gross State of New Jersey NOLs relating to the 2017 tax year as well as $72 thousand of state research and development tax credits. The sale resulted in the net receipt by the Company of $512 thousand. The Company did not sell any NOLs during 2018. The Company’s effective rate for the years ended December 31, 2019 and 2018 was 7.1% and 0.0%, respectively.

Non-GAAP Financial Information

In addition to disclosing financial results in accordance with United States generally accepted accounting principles (“GAAP”), the table below contains non-GAAP financial measures that the Company believes are helpful in understanding and comparing its past financial performance and its future results, and are reflected as “Adjusted EBITDA.” The Company uses Adjusted EBITDA to normalize its operations. The Company defined adjusted EBITDA as earnings before (1) net interest expense, (2) taxes, (3) depreciation and amortization, (4) non-cash stock-based compensation, (5) goodwill impairment, (7) gain on troubled debt restructuring and (6) changes in fair value of various assets and liabilities that are remeasured on a recurring basis. These non-GAAP financial measures should not be considered a substitute for, or superior to, financial measures calculated in accordance with GAAP, and the financial results calculated in accordance with GAAP and reconciliations from these results should be carefully evaluated. Management believes that these non-GAAP measures provide useful information about the Company’s core operating results and cash flow performance and thus are appropriate to enhance the overall understanding of the Company’s past financial performance and its prospects for the future. The non-GAAP financial measures are included in the table below.

Reconciliation from GAAP to Non-GAAP Results (in thousands):

	Year Ended December 31,
	2019	2018
Reconciliation of net loss from continuing operations:
Net loss from continuing operations	$(6,885)	$(4,205)
Adjustments:
Interest expense, net	1,329	298
Depreciation	159	310
Amortization	454	491
Stock-based compensation	263	530
Impairment of goodwill	2,873	-
Merger costs	117	1,464
Change in fair value of acquisition note payable	(4)	(136)
Change in fair value of other derivatives	(86)	86
Change in fair value of warrant liability	(70)	(3,732)
Change in fair value of siParadigm Earn-Out	935	-
Change in fair value of Excess Consideration Note	(93)	-
Gain on troubled debt restructuring	(258)	-
Income tax benefit	(512)	-
Adjusted EBITDA (loss) from continuing operations	$(1,778)	$(4,894)

183

Adjusted EBITDA loss from continuing operations decreased 64% to $1.8 million during the year ended December 31, 2019, from an Adjusted EBITDA loss of $4.9 million during the year ended December 31, 2018.

Liquidity and Capital Resources

Sources and Uses of Liquidity

The Company’s primary sources of liquidity have been cash collections from customers, funds generated from debt and equity financings, and cash received from the Business Disposals. The Company expects to continue generating additional cash from its customers in the future and from its Business Disposals for a limited time until the Earn-Out is paid as discussed below.

During January 2019, the Company closed two public offerings and issued an aggregate of 952 thousand shares of common stock for $5.4 million, net of expenses and discounts of $1.1 million. In October 2019, the Company issued the Note Payable to Atlas Sciences for $1.3 million, net of discounts, which was remitted directly to Iliad to satisfy a portion of the Convertible Note balance. The Company also sold $11.6 million of gross State of New Jersey NOL’s relating to the 2017 tax year as well as $72 thousand of state research and development tax credits in April 2019. The sale resulted in the net receipt by the Company of $512 thousand.

In July 2019, the Company completed two business disposals, resulting in an aggregate of $9.0 million of net cash proceeds at the time of closing; however, $1.0 million of the funds received is an advance from siParadigm that is being deducted from the Earn-Out amounts due during the period. At June 30, 2020. the estimated future Earn-Out payments from siParadigm, net of the remaining balance of the advance, were $180 thousand, which are expected to be collected in variable monthly payments through July 2021; the monthly payment amount is based on the number of tests performed by siParadigm for the Company’s former Clinical Services’ customers.

The primary uses of the Company’s liquidity have been cash used to fund the Company’s operations, as detailed in the cash flows section below, as well as cash used to repay the Company’s lenders. During 2020, the Company significantly reduced the amount of its Advance from NDX. The Company was required to remit monthly installments of $50 thousand to NDX until the Advance from NDX is repaid. At December 31, 2019, the Company owed $350 thousand to NDX. At June 30, 2020, the Company owed NDX $50 thousand, and subsequent to quarter-end, the remaining $50 thousand was repaid on the Advance from NDX. The note payable to Atlas Sciences of $840 thousand was going to mature in October 2020; furthermore, Atlas Sciences was entitled to demand monthly redemptions of up to $300 thousand beginning in April 2020. In June 2020, the Company reduced the note payable to Atlas Sciences by $500 thousand through the exchange of shares of common stock. Subsequent to June 30, 2020, the Company issued an aggregate of approximately 246 thousand shares of common stock to Atlas Sciences in exchange for the return to the Company of the remaining outstanding balance under the note of approximately $960 thousand.

184

The Company does not project that cash at June 30, 2020 will be sufficient to fund normal operations for the twelve months from the issuance of its financial statements in its most recent Quarterly Report on Form 10-Q. Absent the merger, the Company’s ability to continue as a going concern is dependent on reduced losses and improved future cash flows. Alternatively, the Company may be required to raise additional equity or debt capital, or consummate other strategic transactions. These factors raise substantial doubt about the Company’s ability to continue as a going concern. The Company can provide no assurance that these actions will be successful or that additional sources of financing will be available on favorable terms, if at all. These factors raise substantial doubt about the Company’s ability to continue as a going concern for the next twelve months from the issuance of its financial statements in its most recent Quarterly Report on Form 10-Q. The Company can provide no assurance that these actions will be successful or that additional sources of financing will be available on favorable terms, if at all.

Cash Flows from Continuing Operations

Six Months Ended June 30, 2020 and 2019

The Company’s net cash flow from operating, investing and financing activities from continuing operations for the periods below were as follows:

	Six Months Ended June 30,
(in thousands)	2020	2019
Cash provided by (used in) continuing operations:
Operating activities	$(1,420)	(33)
Investing activities	885	(21)
Financing activities	(323)	5,387
Effect of foreign currency exchange rates on cash and cash equivalents and restricted cash	(67)	(41)
Net increase (decrease) in cash and cash equivalents and restricted cash from continuing operations	$(925)	$5,292

The Company had cash and cash equivalents and restricted cash of $2.9 million at June 30, 2020, and $4.2 million at December 31, 2019. Restricted cash of $350 thousand was released from restriction in May 2020.

The $925 thousand decrease in cash and cash equivalents and restricted cash from continuing operations for the six months ended June 30, 2020, principally resulted from cash flows used by operations of $1.4 million, payments of debt of $323 thousand, and the effect of foreign currency exchange rates of $67 thousand, offset by receipts from investing activities of $885 thousand.

The $5.3 million increase in cash and cash equivalents and restricted cash for the six months ended June 30, 2019, principally resulted from net proceeds from the 2019 Offerings of $5.4 million.

At June 30, 2020, the Company had total debt of $1.5 million, excluding lease obligations.

Cash Used in Operating Activities from Continuing Operations

Net cash used by continuing operating activities was $1.4 million for the six months ended June 30, 2020, consisting of a net loss from continuing operations of $3.0 million, increased for non-cash adjustments of $496 thousand and additional cash provided by working capital items of $1.0 million. Changes in cash flows from working capital items were primarily driven by an increase in amounts due to Interpace of $628 thousand, a net decrease in other current assets of $136 thousand, a net increase in accounts payable, accrued expenses and deferred revenue of $321 thousand, and a net decrease of accounts receivable of $82 thousand. The cash provided by these activities was partially offset by payments on obligations under operating leases of $125 thousand. The increase in the amount due to Interpace was due to collections from Interpace’s customers received under the TSA. This net amount was subsequently remitted under the TSA arrangement.

185

For the six months ended June 30, 2019, the Company used $33 thousand of cash in continuing operating activities. Cash used was made up of a net loss from continuing operations of $2.2 million, positive non-cash adjustments of $1.2 million, and additional cash provided by working capital items of $926 thousand. Changes in cash flows from working capital items was primarily driven by a net decrease in accounts receivable of $86 thousand and a net increase in accounts payable, accrued expenses and deferred revenue of $889 thousand. These uses of cash were partially offset by payments on obligations under operating leases of $107 thousand.

Cash Used in Investing Activities from Continuing Operations

Net cash provided by continuing investing activities was $885 thousand for the six months ended June 30, 2020, primarily related to the collection of the Excess Consideration Note of $888 thousand.

Net cash used in continuing investing activities was $21 thousand for the six months ended June 30, 2019, relating to the purchase of fixed assets.

Cash Provided by Financing Activities from Continuing Operations

Net cash used in continuing financing activities was $323 thousand for the six months ended June 30, 2020 and relates principally to payments on the Advance from NDX of $300 thousand.

Net cash provided by continuing financing activities was $5.4 million for the six months ended June 30, 2019 and resulted principally from proceeds of the 2019 Offerings of $5.4 million.

Years Ended December 31, 2019 and 2018

The Company’s net cash flow from operating, investing and financing activities from continuing operations for the periods below were as follows (in thousands):

	Year Ended December 31,
	2019	2018

Cash provided by (used in) continuing operations:
Operating activities	$(3,239)	$(3,201)
Investing activities	(28)	(17)
Financing activities	3,420	3,957
Effect of foreign currency exchange rates on cash and cash equivalents and restricted cash	(17)	(59)
Net increase in cash and cash equivalents and restricted cash from continuing operations	$136	$680

The Company had cash and cash equivalents and restricted cash of $4.2 million and $511 thousand at December 31, 2019 and 2018, respectively.

The $136 thousand increase in cash and cash equivalents and restricted cash from continuing operations was principally the result of $5.4 million received in the 2019 Offerings, net of expenses. These receipts were offset, in part, by $3.2 million of net cash used to fund operations, $1.0 million used to settle the remainder of the Convertible Note with Iliad, and $892 thousand of payments on the Advance from NDX.

The $680 thousand increase in cash and cash equivalents and restricted cash from continuing operations for the year ended December 31, 2018, principally resulted from proceeds of $2.5 million and $1.5 million from the Convertible Note and Advance from NDX, respectively, offset, in part, by net cash used in operations of $3.2 million.

186

Cash Used in Operating Activities from Continuing Operations

During the year ended December 31, 2019, cash used in operating activities from continuing operations was $3.2 million, consisting of net loss from continuing operations of $6.9 million, positive non-cash adjustments of $5.4 million and additional uses of cash relating to changes in working capital items of $1.7 million. Changes in cash flows from working capital items were primarily driven by a net increase in other current assets of $279 thousand, a net decrease in accounts payable, accrued expenses and deferred revenue of $1.3 million, and a decrease in obligations under operating leases of $189 thousand. These uses of cash were partially offset by a net decrease in accounts receivable of $81 thousand.

During the year ended December 31, 2018, cash used in operating activities from continuing operations was $3.2 million, consisting of net loss from continuing operations of $4.2 million, negative non-cash adjustments of $2.0 million and additional cash provided relating to changes in working capital items of $3.0 million. Cash flows from changes in working capital items were primarily driven by a net increase in accounts payable, accrued expenses and deferred revenue of $2.9 million and a net reduction in accounts receivable of $296 thousand. These cash flows were offset by an increase in other current assets of $87 thousand and other non-current assets of $49 thousand.

Cash Provided by Investing Activities from Continuing Operations

Net cash used in continuing investing activities was $28 thousand for the year ended December 31, 2019, relating to purchases of fixed assets.

Net cash used in continuing investing activities was $17 thousand for the year ended December 31, 2018, relating to purchases of fixed assets.

Cash Provided by Financing Activities from Continuing Operations

Net cash provided by continuing financing activities was $3.4 million for the year ended December 31, 2019 and principally resulted from net proceeds received from the 2019 Offerings of $5.4 million, offset, in part, by principal payments of $1.0 million and $892 thousand on the Convertible Note and the Advance from NDX, respectively, as well as $72 thousand of payments on finance leases.

Net cash provided by continuing financing activities was $4.0 million for the year ended December 31, 2018 and resulted from proceeds of $2.5 million and $1.5 million from the Convertible Note and Advance from NDX, respectively.

Capital Resources and Expenditure Requirements

The Company expects to continue to incur operating losses in the future, as the costs of being public have significant effect on losses that keep the Company from being profitable. The Company expects losses to continue, only to the extent that the business does not outpace the public company-related expenses, such as legal and audit fees and director’s and officer’s liability insurance. These losses have had, and will continue to have, an adverse effect on the Company’s working capital, total assets and stockholders’ equity. Because of the numerous risks and uncertainties associated with its revenue growth and costs associated with being a public company, the Company is unable to predict when it will become profitable, and it may never become profitable. Even if the Company does achieve profitability, it may not be able to sustain or increase profitability on a quarterly or annual basis. The Company’s inability to achieve and then maintain profitability would negatively affect its business, financial condition, results of operations and cash flows. As a result, it may need to raise additional capital to fund its current operations, to repay certain outstanding indebtedness and to fund its business to meet its long-term business objectives through public or private equity offerings, debt financings, borrowings or strategic partnerships coupled with an investment in the Company or a combination thereof. If the Company raises additional funds through the issuance of convertible debt securities, or other debt securities, these securities could be secured and could have rights senior to those of its common stock. In addition, any new debt incurred by the Company could impose covenants that restrict its operations and increase its interest expense. The issuance of any new equity securities will also dilute the interest of current stockholders.

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The Company owed $848 thousand to Atlas Sciences ($840 thousand net of discounts and issuance costs) as of June 30, 2020 under an unsecured note due in October 2020, however the Company issued an aggregate of approximately 246 thousand shares of common stock to Atlas Sciences in exchange for the return to the Company of the remaining outstanding balance under the note of approximately $960 thousand. The Company also owed an aggregate of $50 thousand to NDX as of June 30, 2020 pursuant to the NDX Settlement Agreement, which is payable in monthly installments of $50 thousand, which was paid in full subsequent to June 30, 2020. The Company has no material capital commitments outside of its existing debt arrangements.

Even after the Business Disposals, the Company does not project that cash at June 30, 2020 will be sufficient to fund normal operations for the twelve months from the issuance of its financial statements in its most recent Quarterly Report on Form 10-Q. Absent the merger, the Company’s ability to continue as a going concern is dependent on reduced losses and improved future cash flows. Alternatively, the Company may be required to raise additional equity or debt capital, or consummate other strategic transactions. These factors raise substantial doubt about the Company’s ability to continue as a going concern. The Company can provide no assurance that these actions will be successful or that additional sources of financing will be available on favorable terms, if at all. These factors raise substantial doubt about the Company’s ability to continue as a going concern for the next twelve months from the issuance of its financial statements in its most recent Quarterly Report on Form 10-Q. The Company can provide no assurance that these actions will be successful or that additional sources of financing will be available on favorable terms, if at all. The Company made this assessment in light of the continued impact of COVID 19.

The Company’s forecast of the period of time through which its current financial resources will be adequate to support its operations and its expected operating expenses are forward-looking statements and involve risks and uncertainties. Actual results could vary materially and negatively as a result of a number of factors, including:

● the Company’s ability to adapt its business for future developments in-light of the global outbreak of COVID-19, which continues to rapidly evolve;

● the Company’s ability to achieve profitability by increasing sales of the Company’s preclinical CRO services focused on oncology and immuno-oncology;

● the Company’s ability to raise additional capital to repay its indebtedness and meet its liquidity needs;

●the Company’s ability to execute on its marketing and sales strategy for its preclinical research services and gain acceptance of its services in the market;

● the Company’s ability to keep pace with rapidly advancing market and scientific developments;

● the Company’s ability to satisfy U.S. (including FDA) and international regulatory requirements with respect to its services;

● the Company’s ability to maintain its present customer base and obtain new customers;

● competition from preclinical CRO services companies, many of which are much larger than the Company in terms of employee base, revenues and overall number of customers and related market share;

● the Company’s ability to maintain the Company’s clinical and research collaborations and enter into new collaboration agreements with highly regarded organizations in the field of oncology so that, among other things, the Company has access to thought leaders in advanced preclinical and translational science;

● potential product liability or intellectual property infringement claims;

● the Company’s dependency on third-party manufacturers to supply it with instruments and specialized supplies;

● the Company’s ability to attract and retain a sufficient number of scientists, clinicians, sales personnel and other key personnel with extensive experience in oncology and immuno-oncology, who are in short supply;

● the Company’s ability to obtain or maintain patents or other appropriate protection for the intellectual property in its proprietary tests and services;

● the Company’s ability to effectively manage its international businesses in Australia, Europe and China, including the expansion of its customer base and volume of new contracts in these markets;

● the Company’s dependency on the intellectual property licensed to the Company or possessed by third parties; and

● other risks and uncertainties discussed in this proxy statement/prospectus/information statement.

The audited consolidated financial statements for the year ended December 31, 2019 and the unaudited condensed consolidated financial statements for the three and six months ended June 30, 2020 were prepared on the basis of a going concern, which contemplates that the Company will be able to realize assets and discharge liabilities in the normal course of business. Accordingly, they do not give effect to adjustments that would be necessary should the Company be required to liquidate its assets. The ability of the Company to meet its obligations, and to continue as a going concern is dependent upon the availability of future funding and the continued growth in revenues. The financial statements do not include any adjustments that might result from the outcome of these uncertainties.

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Future Contractual Obligations

The following table reflects a summary of the Company’s estimates of future contractual obligations as of December 31, 2019. The information in the table reflects future unconditional payments and is based on the terms of the relevant agreements, appropriate classification of items under U.S. GAAP as currently in effect and certain assumptions, such as the interest rate on the Company’s variable debt that was in effect as of December 31, 2019. Future events could cause actual payments to differ from these amounts.

	Payments Due by Period
Contractual Obligations	Total	Less than 1 Year	1-3 Years	3-5 Years	More than 5 years
(dollars in thousands)
Principal and interest on unsecured debt	$1,789	$1,789	$-	$-	$-
Finance lease obligations, including interest, for equipment	209	84	80	45	-
Operating lease obligations relating to administrative offices and laboratories	220	209	11	-	-
Total	$2,218	$2,082	$91	$45	$-

Income Taxes

Over the past several years the Company has generated operating losses in all jurisdictions in which it may be subject to income taxes. As a result, the Company has accumulated significant net operating losses and other deferred tax assets. Because of the Company’s history of losses and the uncertainty as to the realization of those deferred tax assets, a full valuation allowance has been recognized. The Company does not expect to report a benefit related to the deferred tax assets until it has a history of earnings, if ever, that would support the realization of its deferred tax assets.

Off-Balance Sheet Arrangements

Since inception, the Company has not engaged in any off-balance sheet activities as defined in Item 303(a)(4) of Regulation S-K.

Critical Accounting Policies and Significant Judgment and Estimates

The Company’s management’s discussion and analysis of financial condition and results of operations is based on its audited consolidated financial statements and unaudited condensed consolidated financial statements, which have been prepared in accordance with U.S. GAAP. The preparation of the financial statements requires management to make estimates and judgments that affect the reported amounts of assets, liabilities, revenue and expenses and related disclosure of contingent assets and liabilities. On an ongoing basis, the Company evaluates its estimates based on historical experience and makes various assumptions, which management believes to be reasonable under the circumstances, which form the basis for judgments about the carrying values of assets and liabilities that are not readily apparent from other sources. Actual results may differ from these estimates under different assumptions or conditions.

The notes to the Company’s audited consolidated financial statements contain a summary of the Company’s significant accounting policies. Management considers the following accounting policies critical to the understanding of the results of the Company’s operations:

● Revenue recognition;

● Accounts receivable and bad debts;

● Warrant liabilities and other derivatives;

● Stock-based compensation;

● Income taxes; and

● Impairment of intangibles and long-lived assets.

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BUSINESS of STEMONIX

All references in this section to “StemoniX,” the “Company,” “we,” “us,” or “our” mean StemoniX, Inc., unless we state otherwise or the context otherwise indicates.

Overview

We develop and manufacture high throughput (384 well), high-density human induced pluripotent stem cell (iPSC) derived neural, cardiac and pancreatic screening platforms for use in drug discovery and development. Engineered from human skin and blood cells, iPSCs are made with in-licensed patented processes discovered by 2012 Nobel prize recipient Dr. Shinya Yamanaka. Our iPSC innovations are made from living human cells and have organ-like, or organoid, characteristics; we refer to them as microOrgans®. We have industrialized these microOrgans into standard off-the-shelf multi-well plate labware formats that are sufficiently robust and reproducible to enable drug screening and drug candidate selection.

We combine our microOrgan platform with software analytics and augmented intelligence, which we refer to as AnalytiX™. Our integrated approach provides a compelling value proposition to internal drug discovery and support for pharmaceutical companies and other entities. Prior to human clinical studies, we enable standardized, high-throughput screening of drug candidates on complex human organoids, on our microOrgan screens helping to avoid the inadequacies of testing in clonal cell lines or rodents. We and our customers and collaborators believe that our technologies benefit drug discovery in human disease areas that are difficult to address using current methodologies, accelerate preclinical drug discovery and development, reduce risk of clinical failure, predict with greater degrees of confidence and ultimately, reduce the cost of discovering new therapeutic agents.

Our business model includes two distinct efforts: our disease model effort and our drug discovery effort. In our disease model effort, we collaborate with pharmaceutical companies to create novel iPSC-based disease models and screens, our microOrgan screens, based on these pharmaceutical company partners’ specifications. Subsequently, we supply these models and microOrgan screens to the pharmaceutical companies, which at this point become our customers. In addition, we perform Discovery as a Service (“DaaS”) in our facilities on behalf of our customers. In our disease model effort, we create novel models according to the specifications of our partners, then either sell microOrgan plates to them, use them for our own internal development or sell them to other partner(s) (depending on if exclusivity was acquired by the original partner). For our disease model effort, we strive to receive a mixture of upfront payments, including licensing fees, milestone-based fees, and ongoing royalty payments in addition to any charges for microOrgan plates and DaaS services.

While the revenue from our disease model effort represents an important component of our business, our long term strategy is to discover novel therapeutic agents. In our current drug discovery efforts, we leverage our iPSC technology to identify drug candidates for licensure or clinical development. We typically collaborate with leading pharma partners by pooling our expertise in iPSC biology and screening analytics with their medicinal chemistry capabilities. Our goal is to pursue partnered and wholly-owned drug discovery projects that yield high value assets.

StemoniX was incorporated in 2014 in Minnesota, with headquarters in Maple Grove, Minnesota. We have a research and development team in La Jolla, California that is focused on new iPSC disease models that are created via novel differentiation protocols, plating procedures, expansion techniques, and data science technologies. We have a Maple Grove manufacturing facility that is focused on the scaling, industrial consistency, plating, production and shipping of our microOrgan platforms in a highly standardized and rigorous process and that includes clean-room and biohazard safe environments to house our incubators, biological safety cabinets, liquid handling machines, refrigerators, and office space. Both facilities have diagnostic equipment for quality control and assurance. The majority of our DaaS revenue is generated from our Maple Grove facility.

We are a development stage company, and we had net losses of $3.3 million, $9.0 million and $8.4 million for the six months ended June 30, 2020 and the years ended December 31, 2019 and 2018, respectively.

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Market Opportunity

Drug discovery is complex, capital intensive and is prone to high failure rates. Moreover, we believe the currently available tools and screens for treating many diseases are inadequate, and thus certain diseases, particularly neurological disorders, lack clinically meaningful treatment.

Many current pre-clinical and clinical testing methodologies fail to identify drug liabilities early and cheaply in the drug development process. According to Nature Reviews Drug Discovery, brain and heart toxicity cause 60% of safety-related drug clinical trial failures as a result of the inadequacy of non-human animal models in preclinical toxicology testing (see Nature Reviews Drug Discovery, 13, 419–431 (2014)). In addition, according to Visiongain, an independent research company, Report, persistently high drug failure rates and a trend toward animal-free testing for preclinical drug screening are predicted to create a nearly $12 billion market for cell-based models by 2026 (see Visiongain Report: Cell-based Assay World Industry and Market Prospects 2016-2026).

Accelerating Preclinical R&D

We and our customers perform high-throughput drug screening on our microOrgan plates and use our AnalytiX tools to quickly test and evaluate a drug for toxicity and efficacy. Because our method generates massive amounts of data, we developed in-house data science software technologies to quickly extract, formulate and create algorithms to find drug hits that rescue functional disease model behavior. We complement AI(artificial intelligence) drug discovery efforts because our capabilities to assess new compounds can enable efficient in silico drug discovery and development. For example, in late 2019, we entered into a partnership with Atomwise, an AI company dedicated to drug discovery, to create new drug candidates. We believe that the integration of our microOrgan and in-house AnalytiX with AI-based drug design will accelerate drug discovery for us and our customers and partners, and thus represents a material revenue opportunity for us.

Risk Management: Early Human Testing

Our technologies enable rapid and efficient screening of drug candidates what would otherwise fail later in the drug development process. In connection with the IQ Consortium (Top 40 Big Pharma companies), we used our microOrgan platform and AnalytiX to assess more than 20 late stage preclinical neurological drug candidates among a larger set of blinded compounds, all provided to us by a top 10 pharmaceutical company. Each of these drug candidates represented a late stage preclinical toxicology failure after many years and millions of dollars in investment. In a blinded test lasting three weeks, the StemoniX microBrain 3D platform flagged over 90% as not meeting safety criteria for human development. The study demonstrated that our technology could save a pharmaceutical developer years and millions of dollars by identifying preclinical failures early in the development process.

More than 80 customers, which include half of the world’s top ten pharmaceutical companies, have purchased our microBrain, microHeart and microPancreas platforms.

Research Collaborations

We are conducting several research collaborations to expand the breadth and scope of our technology, to demonstrate the utility of the technology, and to utilize the technology to create high-value pharmaceutical assets.

Atomwise Joint Venture

On December 3, 2019, we announced a non-exclusive joint venture with Atomwise, Inc., a San Francisco based company, that combines StemoniX’s human microOrgan platform with Atomwise’s structure-based Artificial Intelligence (“AI”) technology to enable the rapid discovery and development of novel small molecule therapies. The joint venture is initially targeting Rett Syndrome, a rare neurodevelopmental disease. In the joint venture, Atomwise is using its AI technology to analyze billions of compounds in silico to identify potent and selective binders for proteins that are important for Rett Syndrome. StemoniX is testing the compounds on its human microBrain 3D disease model to determine biological activity. We believe this joint effort will decrease the traditional medicinal chemistry timeline as well as increase the number of promising compounds that can be tested, and, thereby result in an efficient path to successful drug development.

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NIH Collaboration – Fighting the Opioid Epidemic

In April 2019, the National Center for the Advancement of Translational Sciences (NCATS), the institute charged with finding better technology models for the National Institutes of Health (NIH), and StemoniX entered into a Research Collaboration Agreement. The effort is part of the HEAL (Helping to End Addiction Long-Term) Initiative, a multi-institute effort to fight the opioid epidemic. The NIH performed an initial screening of drug candidates in late 2019 and is currently evaluating its results. As part of this collaboration, StemoniX has a right to sub-license compounds that may potentially provide less addictive pain killers or help manage opiate withdrawal symptoms.

IQ Consortium

The International Consortium for Innovation and Quality in Pharmaceutical Development (IQ Consortium) is a technically-focused organization of pharmaceutical and biotechnology companies that advances technological solutions that help member companies fulfill their mission. The IQ Consortium, and Takeda Pharmaceutical Company Limited, together fully sponsored research that these organizations recognized as demonstrating that our human microOrgan technology is able to achieve drug toxicology results better than animal models. In the validation study, our technology showed 90% specificity (preventing a false negative rejection of a viable drug candidate) in testing outcomes versus <10% for an animal model as shared by our partner. We are planning future projects with IQ Consortium members to expand and to improve the toxicity database as well as to build models that can identify the mechanism of action contributing to toxicity.

Liquid Biosciences

In March 2020 we signed a Master Service Agreement with Liquid Biosciences, a leader in precision medicine that analyzes and integrates a broad set of patient and care data and utilizes proprietary algorithms to better predict clinical outcomes and guide early intervention. We believe this relationship further expands our ability to support drug development by developing new algorithms using parameters extracted from our microOrgan platforms.

Disease Modeling Collaborations

We have several disease model projects in process for pharmaceutical company customers. By creating models from diseased cell lines provided by pharmaceutical customers and research partners, we build know-how and intellectual property, while creating a product for our customers.

In disease modeling collaborations already completed, we have developed models for glioblastoma by populating microBrain 3D with highly-mutated glioblastoma cells isolated from biopsies, and for neuroinflammation by integrating microglia cells into brain organoids.

Additionally, we are building disease models for monogenic diseases, that is, diseases caused by alterations of a single gene. Using company know-how and in-licensed technology, we have developed models for neurological disorders including Rett Syndrome, Schizophrenia, CDLK5 Deficiency Disorder, as well as for genetic forms of Type 2 Diabetes and Cardiac Hypertrophy.

Technology

Our technology integrates sophisticated iPSC methods and know-how with semiconductor manufacturing expertise to develop and to manufacture ready-to-use drug screening plates containing living human microOrgans with requisite consistency and reliability.

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We build microOrgans in standard off-the-shelf multiwall plate labware, allowing use of standard high throughput lab automation and detection equipment. To facilitate accelerated data collection while minimizing individual effort and bias, we interrogate the effects of agents on microOrgans through a variety of high-throughput methods, such as sophisticated image analysis, calcium flux assays, and multichannel electrophysiological measurements. The data from a typical 384-well microOrgan plate experiment produces a large amount of data (gigabytes) that requires sophisticated analysis, as well as scientific judgment, to interpret. To integrate and interpret cellular outputs, we have developed augmented intelligence algorithms, our AnalytiX tools, that can streamline data acquisition, processing, and analysis, and thus help define the activity of drug candidates The schematic below summarizes a typical workstream incorporating microOrgan plates and AnalytiX:

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Our microOrgan Products

Our microOrgan plates contain ready-to-use functional, organoid tissues that are engineered from differentiated induced pluripotent stem cells (iPSCs). Currently, microBrain is our most mature technology. All microOrgans are sold in 96 and 384 well formats, with higher density formats available upon request. The table below describes several of our main offerings.

Product	Key Features	Applications Include:	Image:
microBrain 2D	Neurons and astrocytes from single donor source High density of neural synapses	Viral infection assays Imaging studies

microBrain 3D	Cortical spheroids with synchronous calcium oscillations	Compound library screening Neurotoxicity profiling

microHeart 2.5D	Natural anisotropic cellular alignment, low variance in beat rate	Cardiotoxicity screening

microHeart 3D	Cardiospheres with uniform, synchronized beating	Compound library screening

microPancreas	Human pancreatic islet cells, include genetic forms of diabetes	Functional diabetes studies

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Business Development

In 2018, 2019 and so far in 2020, we made significant progress in our strategy with the validation of our microBrain platforms and the development of our AnalytiX tools. We have successfully demonstrated a value proposition that reduces preclinical toxicity cost and time savings. Powered with this validation and data from our pharmaceutical customer engagements, we intend to change the business discussion with our pharmaceutical customers from fee-for-service activities to higher value co-development and license transactions.

We undertook several steps to obtain validation from the pharmaceutical industry. When we began our business, we assumed that application of our disruptive human model preclinical testing technology to replace animals would challenge stakeholders, including pharmaceutical companies and regulators. To overcome these challenges, we anticipated that several years of development, collaboration and human model validation with both industry partners and regulators would be required. In 2018 and 2019, we made significant progress in our strategy with the validation of our microBrain and the development of our AnalytiX tools.

During the “customer validation” phase of our history, we focused on selling microOrgan plates and DaaS to senior scientists and department directors. In early 2020, we directed our revenue generation team to focus on vice president and c-suite business development activities in addition to the scientists engaged in the research. The evolution of our go-to-market messaging was a direct result of our ability to illustrate time, cost and risk management benefits to pharmaceutical companies.

Our business development strategy now is to advance our integrated capabilities to several constituencies: to customers who purchase our already-validated microOrgan systems and AnalytiX software; to collaborator for whom we develop novel microOrgan systems; and to strategic partners, with whom we work jointly on creating high value assets, including drug candidates. In these agreements we negotiate for compensation that includes a mixture of: up-front payments; performance milestones; on-going royalties; bundled subscriptions for DaaS and Assay AnalytiX services; and consumable microOrgans. As an example, we recently established a collaboration with a biotech company to customize our microBrain platform, and upon success, we believe that this relationship will expand considerably.

Further, we seek to incorporate drug discovery into our business development. As previously discussed, our Atomwise joint venture provides acceleration of drug discovery with an industry leading AI company. We seek relationships with other AI companies as well as to repurpose drugs and to develop combination drugs for out-licensing.

Customers

In the last two years, we have further accelerated technical development and industry adoption of our technology. We have grown from one large pharma customer to more than 80 customers, including half of the world’s top ten pharmaceutical companies. Three of our largest and most engaged partners are in the top 10.

In 2020, our projects include collaborations with 5 of the top 10 pharma companies, ranging from genetically-engineered disease lines, to new cancer models, and to custom model development. Another category of customers includes biotechnology companies that develop genetically specific therapies where human organoid models are essential.

Substantially all revenue for the years ended December 31, 2019 and 2018 was generated from customers located in the United States. Customers representing 10% or more of the Company’s total revenue for the following periods are presented in the table below:

	For the year ended December 31,
	2019	2018
Customer A	11%	17%
Customer B	6%	13%
Customer C	-	17%

Research and Development

We invest in research and development efforts that advance our microOrgan technologies and expand our intellectual property portfolio of disease specific drug candidates and/or increase the breadth and scope of possible partnerships. StemoniX has the following disease models in process.

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Our research and development expenses totaled $1.6 million in the first six months of 2020 and $4.0 million and $3.6 million, respectively, for the years ended December 31, 2019 and 2018.

Our research and development team includes cell biologists, molecular biologists, automation specialists, computer scientists, and other professionals with highly specialized experience in iPSC technologies and the application of them to high-throughput drug screening.

Significant Contracts

License Agreements and Joint Venture

IDP License Agreement

StemoniX entered into a Non-Exclusive License Agreement (the “IDP License Agreement”) with ID Pharma Co., Ltd., a Japanese corporation (“IDP”) effective as of January 29, 2016. Under the terms of the IDP License Agreement, IDP has granted StemoniX a royalty bearing, non-exclusive and non-transferable license in the United States and, upon exercise of the option described below, worldwide, to use the technology and processes covered by certain patents owned by IDP (the “IDP Licensed Patents”) to (i) generate iPSCs covered by the IDP Licensed Patents and differentiated cells derived from such iPSCs (collectively, the “IDP Licensed Products”), (ii) sell the IDP Licensed Products that are differentiated cells, and (iii) provide services involving the IDP Licensed Products (the “IDP Licensed Services”).

Pursuant to the IDP License Agreement, StemoniX agreed to pay IDP a non-credible and non-refundable up-front fee. The IDP License Agreement provides StemoniX the option, at any time during the term of the IDP License Agreement, to pay IDP an additional non-creditable and non-refundable fee in exchange for the rights to sell the IDP Licensed Products and IDP Licensed Services worldwide. Additionally, StemoniX has agreed to pay IDP a single digit percentage royalty on net sales of IDP Licensed Products sold by StemoniX. Royalties are payable within 60 days after the close of each consecutive 12 month period after the effective date of the IDP License Agreement, and annual minimum royalties apply. The IDP License Agreement may be terminated by either party upon an uncured breach of any material provision of the IDP License Agreement by the other party and under certain other circumstances.

Academia Japan License Agreement

StemoniX signed an Amended and Restated Non-Exclusive License Agreement (the “AJ License Agreement”) with iPS Academia Japan, Inc., a Japanese corporation (“Academia Japan”) effective as of April 1, 2017. Under the terms of the AJ License Agreement, Academia Japan has granted StemoniX a royalty bearing, non-exclusive, non-transferable license to use the technology and processes covered by two groups of patents owned by Academia Japan (collectively, the “AJ Licensed Patents”) to (i) develop, make, use, sell, have sold by one or more distributors, offer to sell and have offered to sell by one or more distributors iPSCs covered by the AJ Licensed Patents and differentiated cells derived from such iPSCs (collectively, the “AJ Licensed Products”), and (ii) provide services involving the AJ Licensed Products (the “AJ Licensed Services”). Similarly, StemoniX granted Academia Japan a non-exclusive, worldwide, royalty free license to certain of its patents solely for academic and educational purposes.

Pursuant to the AJ License Agreement, StemoniX has agreed to pay Academia Japan a non-creditable and non-refundable upfront fee as well as running royalties for the AJ Licensed Patents, with single digit percentage royalties payable at varying rates depending on the applicable group of AJ Licensed Patents and the applicable group of AJ Licensed Products and/or AJ Licensed Services.

The AJ License Agreement may be terminated by Academia Japan upon a material, uncured breach of the AJ License Agreement by StemoniX, and under certain other circumstances.

Atomwise Research and Collaboration Agreement

StemoniX, Atomwise Inc., and Atomwise-StemoniX JV1, LLC, a Delaware limited liability company (the “JV”) are party to a Research and Collaboration Agreement entered into on November 27, 2019 (the “Atomwise R&C Agreement”). Under the terms of the Atomwise R&C Agreement, each of StemoniX, Atomwise and the JV are responsible for implementing certain aspects of a research plan to identify novel small molecule therapeutics involving the application of both StemoniX and Atomwise technology. Once a clinical candidate is identified in accordance with the research plan, Atomwise and StemoniX each agree that it will not develop or commercialize the clinical candidate until the earlier of (i) the date a patent application is filed for such clinical candidate or (ii) two years from the date of designation of such clinical candidate. Each of the parties to the Atomwise R&C Agreement will retain ownership of all previously owned intellectual property, patents and know-how, and the JV shall solely own all right, title and interest in patents developed pursuant to the research plan under the Atomwise R&C Agreement. Each of the parties to the Atomwise R&C Agreement grant to each of the other parties a fully paid up, non-exclusive, nonsublicensable, non-transferable, worldwide, royalty- free license under any patent rights or know-how that are owned or controlled by such party, and that are necessary or useful for carrying out the research plan and related activities. Any of the parties to the Atomwise R&C Agreement may terminate for any or no reason upon 60 days written notice to the other parties.

Limited Liability Company Agreement of Atomwise-StemoniX JV1, LLC

In connection with the Atomwise R&C Agreement, Atomwise and StemoniX entered into a Limited Liability Company Agreement for the JV, dated as of November 27, 2019 (the “LLC Agreement”). Pursuant to the terms of the LLC Agreement, each of StemoniX and Atomwise owns 50% of the membership units of the JV, and any transfer of such membership units or issuance of additional membership units must be approved by both StemoniX and Atomwise. The JV is managed by a board of managers composed of four members, and each of StemoniX and Atomwise has the right to designate two members of such board of managers. All distributions of cash or property by the JV must be made to StemoniX and Atomwise pro rata in accordance with their membership interest at the time of the distribution. Neither members nor managers are entitled to any compensation for any services rendered to the JV.

Employment and Consulting Agreements

The Company has entered into employment agreements including (1) noncompetition clauses with all of its employees outside of California and (2) confidential information and invention assignment clauses (“CIIAs”) with all employees. Contracts with consultants contain confidentiality and assignment language.

The noncompetition clauses generally prohibit employees from competing with the Company for a period of one year after termination of their employment, in some cases in exchange for continuation, for a limited period, of salary payments following any termination without cause. The CIIAs prohibit employees and consultants from using or disclosing the Company’s confidential information except in furtherance of the Company’s business and require employees and consultants to assign to the Company certain intellectual property they develop relating to the Company’s business.

The Company expects to continue to enter into CIIAs and, in the case of employees outside of California, noncompetition clauses with all its employees.

Stock Option Plan

We have adopted the StemoniX, Inc. 2015 Stock Option Plan, under which up to 1,177,338 shares of Common Stock may be issued to employees, directors, consultants and advisors of the Company. As of September 15, 2020, the Company had issued 146,300 shares of Common Stock upon the exercise of previously issued options, and had outstanding options held by employees and consultants to purchase up to 777,340 shares of Common Stock. Vesting of the shares covered by the options typically occurs (1) for employees and consultants, 25% on the first anniversary of the date of grant and the remaining 75% ratably during the next three years after the first anniversary of the date of grant, and (2) for directors, 100% on the first anniversary of the date of grant. The term of the options is typically 10 years. An aggregate of 242,340 of the outstanding options, all of which were granted in 2020, vest upon the achievement of performance milestones

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Competition

The pharmaceutical and biotechnology industries are characterized by rapidly advancing technologies, intense competition and a strong emphasis on proprietary products. We believe that we are currently the only business with high-throughput, highly consistent and ready-to-use human iPSC-derived cell models, and additionally we believe that our technology, development experience and scientific knowledge provide us with competitive advantages. We face potential competition from different sources, including large pharmaceutical and biotechnology companies, academic institutions, government agencies and other public and private research organizations that conduct research.

We compete in the segments of the pharmaceutical, biotechnology and other related markets that seeks to find novel compounds. We believe that others have encountered deficiencies in consistency, biological accuracy and scale when developing sophisticated cellular and organoid assays such as ours. We note that among large pharmaceutical companies, despite having some level of in-house expertise and experience, many depend on us as an outside consultant and provider of organoid systems.

Our competitors may have greater financial resources and expertise in research and development, manufacturing, preclinical testing, conducting clinical trials, obtaining regulatory approvals and marketing approved drugs than we do. Mergers and acquisitions in the pharmaceutical, biotechnology and diagnostic industries may result in even more resources being concentrated among a smaller number of our competitors. These competitors may compete with us in recruiting and retaining qualified scientific and management personnel and establishing clinical trial sites and enrolling subjects for our clinical trials, as well as in acquiring technologies complementary to, or necessary for, our programs.

Potential competitors include cell-line companies such as Cellular Dynamics (CDI) and Ncardia, or cell plate labware companies such as Mimetas. We believe cell-line companies typically do not have cell-plating expertise as they specialize in stem-cell differentiation. CDI, an industry leader, was acquired by FujiFilm in April 2015 for $307M. We believe that CDI’s efforts have been focused mainly on biology and addressing the research market because they ship frozen iPSCs to their customers. In contrast to many of our competitors, we ship our microOrgan plates in a ready-to-go format, relieving our customers of the need to develop and to validate processes for cellular expansion, differentiation, plating, and QC.

We believe cell-line and labware companies typically do not have the ability to arrange their cells in a structured, 3D, biologically accurate environment. We believe these companies are limited to creating structures through nozzle-based technology, which is time consuming and expensive, or by plating in artificial preformed plates where a significant amount of cell interactions still takes place at the cell-plastic interface. We are able to control the shapes (spheres, fibers, planes) in each well in parallel, thereby achieving what we believe are faster processing and greater consistency.

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Intellectual Property

We protect our intellectual property primarily through a combination of patent filings and trade secrets. For processes and products that can be reversed-engineered, typically we file utility patent applications. Certain process protocols and software-related inventions, however, are trade secrets that have been developed by our top scientists; these are kept confidential. Categories of our intellectual property are summarized below:

Owned and Licensed Patents

To meet StemoniX’s mission and vision, we have developed and seek to continue informal relationships with certain universities and research facilities, including, for example, the University of California, San Diego (UCSD), the University of Minnesota, Mayo Clinic, US Army Medical Research Institute of Infectious Diseases, and Singapore’s National University Hospital. We believe that interacting, and in some cases collaborating, with these facilities provides us access to leading experts, diverse donor populations, and the latest innovations in the field of stem cell biology and drug screening.

In addition, we license certain technologies from these facilities. For example, we have licensed disease lines and protocols from UCSD for the neurologic and cardiac platforms and we have entered into three licensing agreements with the Mayo Foundation for Medical Education and Research, which give us access to numerous disease cell lines.

In the context of our drug development effort, whenever possible, we obtain licenses from customers to use the data we collect while providing drug screening services to those customers. We believe that this data will have significant value to our business as it refines its screening models.

Regarding our patent portfolio, the Company does not rely on a singular patent to execute our business plan. Our objective is to create a significant barrier to entry for competitors by applying for patents not only on our lead products and processes but also on possible workarounds. Our intellectual property portfolio (including both owned patent applications and licensed-in technology) covers stem cells, manufacturing processes, product packaging, digital cellular electronics, cell micro-environments and structure, and cell networks. Each patent application includes its own strategy, which may involve the use of provisional patent application filings and related domestic and foreign patent applications that claim the benefits of the provisional applications and that are intended to provide the Company coverage in key geographical markets. Our patent portfolio is designed to grow with our Company.

We believe our combination of owned and licensed-in patents, covering both our products and processes and anticipated workarounds by potential competitors, and trade secrets is unique.

Trademarks

StemoniX has the following registered trademarks: StemoniX, microHeart, microBrain, microKidney, microNerve, microLiver, microTumor, microPancreas, BeYourCure, Person-on-a-Plate, Clinical Trial on-a-Plate, and microOrgan and the following pending trademark application: Biological Intelligence. In addition, the Company claims common law trademark rights with respect to the mark AnalytiX.

Properties

As of December 31, 2019, StemoniX had lease agreements for our two locations, including our approximately 4,234 square foot research and development space, as well as additionally shared office suite space, in La Jolla, California, and our approximately 14,932 square foot lab, manufacturing and office space in Maple Grove, Minnesota. The La Jolla and Maple Grove leases have escalating payment schedules. The La Jolla lease expires on March 1, 2022 and the Maple Grove lease, as a result of a lease amendment on September 29, 2020, expires on July 31, 2027. We believe that these facilities are adequate for our current needs and that suitable additional space will be available as needed.

Employees

We currently employ 12 full-time, at-will personnel at our La Jolla location, 15 full-time, at-will personnel at our Maple Grove location, 1 full-time, at-will person in Wisconsin and 1 full-time, at-will person in Texas. We engage independent contractors and consultants on an “as needed” basis.

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STEMONIX’S MANAGEMENT’S DISCUSSION AND ANALYSIS OF FINANCIAL CONDITION AND RESULTS OF OPERATIONS

The following discussion and analysis of financial condition and results of operations should be read together with the section titled “Selected Historical and Unaudited Pro Forma Condensed Combined Financial Data—Selected Historical Financial Data of StemoniX” and the audited financial statements of StemoniX and accompanying notes as of and for the years ended December 31, 2019 and 2018 and the unaudited financial statements of StemoniX and accompanying notes as of June 30, 2020 and for the six-months ended June 30, 2020 and 2019, each appearing elsewhere in this proxy statement/prospectus/information statement. This discussion of StemoniX’s financial condition and results of operations contains certain statements that are not strictly historical and are “forward-looking” statements within the meaning of the Private Securities Litigation Reform Act of 1995 and involve a high degree of risk and uncertainty. Actual results may differ materially from those projected in the forward-looking statements due to other risks and uncertainties that exist in StemoniX’s operations, development efforts and business environment, including those set forth in the section titled “Risk Factors—Risks Relating to StemoniX’s Business and Stock Ownership in StemoniX” in this proxy statement/prospectus/information statement, the other risks and uncertainties described in the section titled “Risk Factors” in this proxy statement/prospectus/information statement and the other risks and uncertainties described elsewhere in this proxy statement/prospectus/information statement. All forward-looking statements included in this proxy statement/prospectus/information statement involve risks and uncertainties, are based on information available to StemoniX as of the date indicated, and StemoniX assumes no obligation to update any such forward-looking statement. All references in this section to “StemoniX,” the “Company,” “we,” “us,” or “our” mean StemoniX, Inc., unless we state otherwise, or the context otherwise indicates. Unless otherwise indicated, numbers of dollars, shares, options and warrants are in thousands, except per share amounts.

Overview

StemoniX, Inc. (the “Company”) is empowering the discovery of new medicines through the convergence of novel human biology and software technologies. StemoniX develops and manufactures high-density, at-scale human induced pluripotent stem cell (“iPSC”) derived neural and cardiac screening platforms for drug discovery and development. The Company was founded in April 2014 and has locations in Maple Grove, Minnesota and La Jolla, California.

The Company has a history of operating losses as it has developed its human organoids for drug toxicity and efficacy testing. Through June 30, 2020, the Company’s operating activities have all been funded with proceeds from the sale of convertible notes and preferred stock securities. During the six months ended June 30, 2020, the Company incurred a net loss of $3,306. As of June 30, 2020, the Company’s accumulated deficit was $32,610. Cash used in operating activities for the period ended June 30, 2020 was $(2,037). As of June 30, 2020, the Company had $10 of available cash to fund ongoing operating activities.

The Company does not expect to be profitable or have positive cash flow during 2020 due to the cost associated with research and development activities and the change in the Company’s business model to a drug discovery company. The Company is planning to raise additional capital in 2020 and 2021 to fund human organoid disease model research and development as well as accelerate business development activities. The primary source of capital during 2020 is expected to be derived from the sale of Series B Preferred Stock (referred to herein as “Series B-2”, collectively with other Series B issuances, the “Series B Preferred”), convertible notes (“2020 Convertible Notes”), as well as a US Small Business Administration (“SBA”) Payroll Protection Program (“PPP”) Loan and an SBA Economic Injury Disaster Loan (“EIDL”). From January 1, 2020 through October 16, 2020, the Company raised capital through the sale of Series B-2 preferred stock, net of offering costs, of $1,250 and 2020 Convertible Notes of $4,613 as well as received $730 in a PPP loan and $67 of EIDL program funding including a $57 loan and a related $10 grant. The Company has determined that $649 of the PPP loan will be forgiven resulting in a repayment of $91, including the $10 EIDL grant, plus 1.0% interest over a two-year period commencing in November 2020. The $649 of PPL loan forgiveness was recorded as a reduction of operating costs in the first six months of 2020.

The Company expects it will require additional capital to fully implement the scope of its anticipated business operations, which raises substantial doubt about its ability to continue as a going concern. The Company will have to continue to rely on equity and debt financing. There can be no assurance that financing, whether debt or equity, will always be available to the Company in the amount required at any particular time or for any particular period or, if available, that it can be obtained on favorable terms. Accordingly, because of the foregoing circumstances there is substantial doubt about the Company’s ability to continue as a going concern within one year after October 16, 2020, the date of issuance of the Company’s June 30, 2020 condensed financial statements.

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On March 11, 2020, the World Health Organization declared the novel strain of coronavirus (“COVID-19”) a global pandemic and recommended containment and mitigation measures worldwide. Many of the Company’s customers worldwide were impacted by COVID-19 and temporarily closed their facilities which impacted revenues in the first half of 2020. Further, the Company’s fund raising was negatively impacted in the first half of 2020 resulting from the COVID-19 pandemic. The global outbreak of COVID-19 continues to rapidly evolve, and the extent to which the COVID-19 may impact the Company’s future business will depend on future developments, which are highly uncertain and cannot be predicted with confidence, such as the ultimate geographic spread of the disease, the duration of the outbreak, travel restrictions and social distancing in the United States and other countries, business closures or business disruptions, and the effectiveness of actions taken in the United States and other countries to contain and treat the disease.

Revenues

The Company’s primary revenue sources are microOrgan® plate product sales and the performance of preclinical drug testing services using our microOrgan technology, referred to as Discovery as a Service, or DaaS. Substantially all revenues for the years ended December 31, 2019 and 2018 were generated from customers located in the United States. Customers representing 10% or more of the Company’s total revenues for the following periods are presented in the table below:

	For the year ended December 31,
	2019	2018
Customer A	11%	17%
Customer B	6%	13%
Customer C	-	17%

Cost of Goods

The Company separately reports cost of goods for product sales and service revenues. Product revenue costs include labor and product costs such as labware plates and reagents required to develop iPSC’s into microOrgans as well as overhead, facility and equipment costs at the Company’s Maple Grove, Minnesota facility. This facility was designed for the Company’s long-term growth and includes automation equipment for high-throughput manufacturing. As the facility is designed to accommodate the Company’s long-term growth, it is currently operating at less than 25% of capacity and will continue to for the foreseeable future. Cost of goods for service revenues includes labor, materials and allocated overhead costs to perform services for DaaS projects.

Operating Expenses

The Company classifies its operating expenses into two categories: research and development as well as selling, general and administrative. It is expected that the Company will separately categorize merger related costs in future financial reports. The Company’s operating expenses principally consist of personnel costs, including non-cash stock-based compensation, outside services, laboratory consumables, rent, overhead, development costs, marketing program costs, legal and accounting fees.

Research and Development Expenses. Research and development expenses reflect the personnel related expenses, overhead and lab consumable costs to develop the Company’s microOrgan technology at the Company’s La Jolla, California facility as well as development activities undertaken at the Maple Grove, Minnesota facility. The Company intends to accelerate its development of disease-specific microOrgan models and supporting analytical tools to further its drug development strategy.

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Selling, General and Administrative Expenses. Selling, general and administrative expenses consist principally of personnel-related expenses, professional fees, such as legal, accounting, occupancy costs and other general expenses as well as personnel and related overhead costs for its business development team and related support personnel, travel and entertainment expenses, other selling costs and trade shows. The Company repositioned its sales and marketing initiatives in early 2020 to a business development model for DaaS and the monetization of its drug development strategy as compared with its historical strategy of direct sales.

Results of Operations

Six Months Ended June 30, 2020 and 2019

The following table sets forth certain information concerning the Company’s results of operations for the periods shown:

	Six months ended June 30,
	2020	2019	$ change	% change
Revenues:
Service	$176	$104	$72	69%
Product	91	102	(11)	(11)%
Total revenues	$267	$206	$61	30%
Operating costs and expenses:
Cost of goods sold - service	170	75	95	127%
Cost of goods sold - product	313	909	(596)	(66)%
Research and development	1,602	1,848	(246)	(13)%
Selling, general and administrative	1,241	1,757	(516)	(29)%
Total operating costs and expenses	$3,326	$4,589	$(1,263)	(28)%
Loss from operations	$(3,059)	$(4,383)	$1,324	(30)%
Other (expense) income:
Change in fair value of derivative liability	(211)	-	(211)	N/A
Other income (expense)	1	-	1	N/A
Interest income	-	16	(16)	(100)%
Interest expense	(37)	(7)	(30)	429%
Total other (expense) income	(247)	9	(256)	(2845)%
Loss before income taxes	(3,306)	(4,374)	1,068	(24)%
Income tax (benefit)	-	-	-	N/A
Net Loss	$(3,306)	$(4,374)	$1,068	(24)%

Revenues

Total revenues increased 30%, or $61 thousand, to $267 thousand for the six months ended June 30, 2020, from $206 thousand for the six months ended June 30, 2019, principally due to increased service revenue of $72 thousand. While we realized lower revenue than anticipated due to the COVID-19 pandemic as a result of the impacts of the pandemic on our customers’ facilities and working arrangements, we did realize an increase in service revenue as we had significantly reduced our DaaS capabilities in the first half of 2019 when we relocated our California facilities and, as a result, moved DaaS to our Maple Grove, Minnesota facility. The move of our DaaS capabilities to the Maple Grove facility allowed for better alignment of resources, infrastructure, and operating leverage at our two locations. DaaS was fully staffed and operational in the Maple Grove facility during the third quarter of 2019. Product revenues decreased by $11 thousands to $91 thousand primarily due to decreased customer demand due to the COVID-19 pandemic.

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Cost of Goods

Cost of goods sold – service aggregated $170 thousand and $75 thousand, for the six-month periods ended June 30, 2020 and 2019, respectively, resulting in a cost of goods sold of 96.6% and 72.1%, respectively, of service revenue. The 2020 period was impacted by 3 negative margin service contracts.

Cost of goods sold – product aggregated $313 thousand and $909 thousand for the six months ended June 30, 2020 and 2019, respectively, resulting in a gross margin deficit of $222 thousand and $807 thousand, respectively, as a result of the Company’s excess capacity at its Maple Grove facility. The decrease in the cost of goods sold and margin deficit in the 2020 period as compared with the 2019 period was the result of a $206 thousand decrease in benefit costs, primarily due to a benefit from the PPP Loan forgiveness which is reflected as a reimbursement of manufacturing and quality salaries, lower headcount and costs associated with a contamination event in 2019 which resulted in scrapped inventory and remediation costs.

Operating Expenses

Research and development expenses decreased by 13%, or $246 thousand, to $1.6 million for the six months ended June 30, 2020, as compared with $1.8 million for the six months ended June 30, 2019, principally due a $277 thousand benefit from the PPP loan’s reimbursement of salaries.

Selling, general and administrative expenses decreased by 29%, or $516 thousand, to $1.2 million for the six months ended June 30, 2020, as compared with $1.8 million for the six months ended June 30, 2019, principally due a $180 benefit from the PPP loan forgiveness for the reimbursement of salaries, a $109 thousand charge in the 2019 period related to a cyber-related breach, cost containment measures and reduced staffing as a result of both the COVID-19 pandemic and repositioning from a sale-force to business development go-to-market strategy.

Other Expense, Net

Total other expense in the six-month period ended June 30, 2020 was $247 thousand, which consisted of a $211 thousand mark-to-market adjustment for an embedded compound derivative from the 2020 Convertible Notes and interest expense related to these notes. During the first half of 2020 the Company issued 2020 Convertible Notes that contained an embedded compound derivative. Total other expense, net was not significant for the first six months of 2019.

Years Ended December 31, 2019 and 2018

The following table sets forth certain information concerning the Company’s results of operations for the periods shown (in thousands):

Operating results: Comparison for the year ended December 31, 2019 and 2018

	Years ended December 31,
	2019	2018	$ change	% change
Revenues:
Service	$371	$421	$(50)	(12)%
Product	234	197	37	19%
Total revenues	$605	$618	$(13)	(2)%
Operating costs and expenses:
Cost of goods sold - service	220	222	(2)	(1)%
Cost of goods sold - product	1,484	1,250	234	19%
Research and development	3,994	3,628	366	10%
Selling, general and administrative	3,869	2,580	1,289	50%
Total operating costs and expenses	$9,567	$7,680	$1,887	25%
Loss from operations	(8,962)	(7,062)	(1,900)	27%
Other expense:
Other expense	-	(676)	676	(100)%
Interest income	18	25	(7)	(28)%
Interest expense	(12)	(733)	721	(98)%
Total other expense	$6	$(1,384)	$1,391	(100)%
Loss before income taxes	$(8,956)	$(8,446)	$(510)	6%
Income tax (benefit)	-	-		N/A
Net Loss	$(8,956)	$(8,446)	$(510)	6%

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Revenue

Total revenue decreased 2%, or $13 thousand, to $605 thousand for the year ended December 31, 2019, as compared with $618 thousand for the year ended December 31, 2018. The Company’s 2019 service revenues declined by $50 thousand due to the previously discussed temporary reduction in our service capabilities as we moved DaaS from California to Minnesota. Product revenues increased in 2019 due to increase average selling prices as compared with 2018.

Cost of Goods

Cost of goods sold – service aggregated $220 thousand and $222 thousand, respectively, for the years ended December 31, 2019 and 2018, resulting in a cost of goods sold of 59.3% and 52.7%, respectively, of service revenue.

Cost of goods sold – product aggregated $1.5 million and $1.3 million for the years ended December 31, 2019 and 2018, respectively, resulting in a gross margin deficit of $1.3 million and $1.1 million, respectively, resulting from the Company’s excess manufacturing capacity at its Maple Grove facility.

Operating Expenses

Research and development expenses increased by 10%, or $366 thousand, to $4.0 million for the year ended December 31, 2019, from $3.6 million for the year ended December 31, 2018, principally due an increase in research and development head count and related costs of $220 thousand and an increase in facility costs of $136 thousand resulting from the Company’s new leased facility in La Jolla, California.

Selling, general and administrative expenses increased 50%, or $1.3 million to $3.9 million for the year ended December 31, 2019, from $2.6 million for the year ended December 31, 2018 primarily due to increased consulting fee costs of $584 thousand related to investor relations, ERP implementation costs, financing and business development activities; increased head count and related costs of $549 thousand and a $109 thousand charge in the 2019 period related to a cyber-related breach.

Other Expenses, net

Other expenses in 2019 were not significant. For the year ended December 31, 2018 the Company recorded a $676 thousand loss on extinguishment of Bridge Notes upon their conversion to Series B Preferred stock. Further, the Company recognized interest expense of $734 thousand in 2018 from the accretion of the discounted Bridge Notes as well as accrued interest based on the Bridge Note terms.

Liquidity and Capital Resources

Sources and Uses of Liquidity

The Company’s operating activities have been primarily funded with proceeds from the sale of convertible notes and preferred stock securities.

Cash Flows from Operations

Six Months Ended June 30, 2020 and 2019

The Company’s net cash flow from operating, investing and financing activities from continuing operations for the periods below were as follows:

	Six months ended June 30,
	2020	2019	$ change	% change
Net cash used in operating activities	$(2,037)	$(3,824)	$1,797	(47)%
Net cash used in investing activities	17	(376)	393	(105)%
Net cash provided by financing activities	1,715	651	1,054	162%
Net increase (decrease) in cash	$(305)	$(3,549)	$3,244	(91)%

The Company had cash and cash equivalents and restricted cash of $10 thousand as of June 30, 2020, and $315 thousand as of December 31, 2019. Restricted cash of $65 thousand was released from restriction in the first half of 2020.

The $305 thousand decrease in cash and cash equivalents for the six months ended June 30, 2020, principally resulted from cash flows used in operations of $2.0 million, offset by proceeds from the issuance of Series B Preferred stock and 2020 Convertible Notes from investing activities of $1.6 million as well as related party notes payable of $80 thousand.

As of June 30, 2020, the Company had total debt of $3.2 million, excluding lease obligations.

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Cash Used in Operating Activities

Net cash used in operating activities was $2.0 million for the six months ended June 30, 2020, consisting of a net loss of $3.3 million, reduced for non-cash adjustments of $268 thousand, which includes a reduction of $649 thousand in operating expenses from the PPP loan forgiveness, the $730 thousand funding of the Company’s PPP Loan, and additional cash provided by working capital items of $518 thousand. Changes in cash flows from working capital items were primarily driven by an increase of $459 thousand in accounts payable from deferred vendor payments as it awaited the funding of the Company’s 2020 Convertible Note financing. Obligations under operating leases utilized $247 thousand in cash.

For the six months ended June 30, 2019, the Company used $3.8 million of cash in operating activities. Cash used was made up of a net loss of $4.4 million, positive non-cash adjustments of $569 thousand, and additional cash provided by working capital items of $185 thousand. Obligations under operating leases utilized $204 thousand in cash.

Cash Used in Investing Activities

Net cash provided by investing activities was $17 thousand for the six months ended June 30, 2020, due to the sale of equipment.

Net cash used in investing activities was $376 thousand for the six months ended June 30, 2019, relating to the purchase of equipment.

Cash Provided by Financing Activities

Net cash provided by financing activities was $1.7 million for the six months ended June 30, 2020 and relates principally to issuance of Series B Preferred Stock and 2020 Convertible Notes as well as $80 thousand from related party notes offset by principal payments of $37 thousand on financing leases.

Net cash provided by financing activities was $651 thousand for the six months ended June 30, 2019 and resulted principally from the issuance of Series B Preferred Stock, $207 thousand of cash received and awaiting the next closing of the Series B Preferred Stock, offset by principal payments of $38 thousand on financing leases.

Years Ended December 31, 2019 and 2018

The Company’s net cash flow from operating, investing and financing activities for the periods below were as follows (in thousands):

	Years ending December 31,
	2019	2018	$ change	% change
Net cash used in operating activities	$(7,891)	$(6,736)	$(1,155)	17%
Net cash used in investing activities	(390)	(732)	342	(47)%
Net cash provided by financing activities	2,949	11,831	(8,882)	(75)%
Net increase (decrease) in cash	$(5,332)	$4,363	$(9,695)	(222)%

The Company had cash and cash equivalents of $315 thousand and $5.6 million as of December 31, 2019 and 2018, respectively.

Cash Used in Operating Activities

During the year ended December 31, 2019, cash used in operating activities was $7.9 million, consisting of the net loss of $9.0 million and cash used to reduced obligations under operating leases of $367 thousand offset by non-cash adjustments of $1.2 million and a $214 thousand cash flow benefit from reduced investments in working capital items. The decrease in working capital resulted from increased accounts payable and accrued expenses of $455 thousand which was offset by additional investments in working capital assets including $182 thousand in inventory.

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During the year ended December 31, 2018, cash used in operating activities was $6.7 million, consisting of net loss of $8.4 million, offset by non-cash adjustments of $1.9 million and additional cash provided by changes in working capital items of $210 thousand. Cash flows from changes in working capital items were primarily driven by net increases in accounts receivable and inventory as well as prepaid expenses and other current assets of $235 thousand.

Cash Provided by Investing

Net cash used in investing activities was $390 thousand for the year ended December 31, 2019, relating to purchases of equipment.

Net cash used in investing activities was $732 thousand for the year ended December 31, 2018, primarily relating to purchases of equipment.

Cash Provided by Financing Activities

Net cash provided by financing activities was $2.9 million for the year ended December 31, 2019 and principally resulted from net proceeds received from the Series B Preferred Stock offering and offset by $78 thousand of payments for finance lease obligations.

Net cash provided by financing activities was $11.8 million for the year ended December 31, 2018 and resulted from proceeds of $8.8 million from the Series B Preferred Stock offering and the issuance of $3.1 million of Bridge Notes.

As a non-cash investment activity for 2018, all outstanding $6.3 million of Bridge Notes and accrued interest were converted into Series B Preferred Stock in 2018.

Capital Resources and Expenditure Requirements

In April 2020, the Company applied for and received a $730 loan under the Payroll Protection Plan (“PPP”) as part of the Coronavirus Aid, Relief, and Economic Security Act (“CARES Act”). Under the PPP, the Company was able to receive funds for two and a half months of payroll, rent, utilities, and interest cost. In addition, the Company applied for and received a $57 Economic Injury Disaster Loan (“EIDL”) loan and a $10 grant from the Small Business Administration in connection with the COVID-19 impact on the Company’s business. This EIDL loan bears interest at 3.75% is repayable in monthly installments starting in June 2021 with a final balance due on June 21, 2050. The Company has determined that $649 of the PPP loan will be forgiven resulting in a repayment of $91, including the $10 EIDL grant, plus 1.0% interest over a two-year period commencing in November 2020. The $649 of PPP loan forgiveness was recorded as a reduction in operating expenses in the first six months of 2020.

The Company has entered into a definitive agreement to merge with Cancer Genetics, Inc. (“CGI”), a NASDAQ listed company and for which this prospective/proxy statement is being undertaken. The Company believes that the access to public capital markets is a viable strategy to fund the combined business strategy of the two companies. Since June 30, 2020, the Company has raised $4.3 million in 2020 Convertible Notes to fund operations and the transaction costs associated with the proposed merger with CGI. The Company will be required to obtain additional funding of up to $2.0 million or more prior to the closing of the CGI merger.

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The Company’s forecast of the period through which its current financial resources will be adequate to support its operations and its expected operating expenses are forward-looking statements and involve risks and uncertainties.

The financial statements for the year ended December 31, 2019 and the condensed financial statements for the six months ended June 30, 2020 were prepared on the basis of a going concern, which contemplates that the Company will be able to realize assets and discharge liabilities in the normal course of business. Accordingly, they do not give effect to adjustments that would be necessary should the Company be required to liquidate its assets. The ability of the Company to meet its obligations, and to continue as a going concern is dependent upon the availability of future funding and the continued growth in revenues. The financial statements do not include any adjustments that might result from the outcome of these uncertainties.

Future Contractual Obligations

The following table reflects a summary of the Company’s estimates of future contractual obligations as of December 31, 2019. The information in the table reflects future unconditional payments and is based on the terms of the relevant agreements, appropriate classification of items under U.S. GAAP as currently in effect and certain assumptions, such as the interest rate on the Company’s variable debt that was in effect as of December 31, 2019. Future events could cause actual payments to differ from these amounts.

	Payments Due by Period
Contractual Obligations	Total	Less than 1 Year	1-3 Years	3-5 Years	More than 5 years
(dollars in thousands)
Principal and interest on unsecured debt	$83	$-	$83	$-	$-
Finance lease obligations, including interest, for equipment	80	80	-	-	-
Operating lease obligations relating to administrative offices and laboratories	1,400	640	760	-	-
Intellectual property minimum maintenance and royalty fees	256	82	174	-	-
Total	$1,819	$802	$1,017	$-	$-

The Company plans to repay the $83 thousand loan from the Minnesota Department of Employment and Economic Development prior to the merger with Cancer Genetics.

On September 29, 2020, the Company signed a five-year extension of its Maple Grove, Minnesota facility. The amendment reduces the Company’s rent to $10 per month plus operating costs and extends the lease through July 31, 2027. The monthly rentals are subject to a 2% annual rate increase.

From January 1, 2020, the Company has raised $4.6 million from the issuance of 2020 Convertible Notes. In addition, an aggregate of $2.6 million of Series B Preferred stock has been converted to the 2020 Convertible Notes. In total, $7.2 million of 2020 Convertible Notes are outstanding as of October 16, 2020. These notes are convertible into StemoniX common stock prior to the proposed merger with CGI. If not converted, the 2020 Convertible Notes are due with 6% interest in July 2022.

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In April 2020, the Company applied for and received a $730 loan under the Payroll Protection Plan (“PPP”) as part of the Coronavirus Aid, Relief, and Economic Security Act’s (“CARES Act”). Under the PPP, the Company was able to receive funds for two and a half months of payroll, rent, utilities, and interest cost. The Company has determined that $649 of the PPP loan and EIDL grant of $10 will be forgiven resulting in a repayment of $91 over a two-year period commencing in November 2020.

The Company applied for and received a $57 Economic Injury Disaster Loan (“EIDL”) loan from the Small Business Administration in connection with the COVID-19 impact on the Company’s business. This loan bears interest at 3.75% is repayable in monthly installments starting in June 2021 with a final balance due on June 21, 2050.

Income Taxes

Over the past several years the Company has generated operating losses in all jurisdictions in which it may be subject to income taxes. As a result, the Company has accumulated significant net operating losses and other deferred tax assets. Because of the Company’s history of losses and the uncertainty as to the realization of those deferred tax assets, a full valuation allowance has been recognized. The Company does not expect to report a benefit related to the deferred tax assets until it has a history of earnings, if ever, that would support the realization of its deferred tax assets.

Off-Balance Sheet Arrangements

Since inception, the Company has not engaged in any off-balance sheet activities as defined in Item 303(a)(4) of Regulation S-K.

Critical Accounting Policies and Significant Judgment and Estimates

The Company’s management’s discussion and analysis of financial condition and results of operations is based on its financial statements and condensed financial statements, which have been prepared in accordance with U.S. GAAP. The preparation of the financial statements requires management to make estimates and judgments that affect the reported amounts of assets, liabilities, revenue and expenses and related disclosure of contingent assets and liabilities. On an ongoing basis, the Company evaluates its estimates based on historical experience and makes various assumptions, which management believes to be reasonable under the circumstances, and which form the basis for judgments about the carrying values of assets and liabilities that are not readily apparent from other sources. Actual results may differ from these estimates under different assumptions or conditions.

While our significant accounting policies are described in more detail in Note 2 to our December 31, 2019 and 2918 financial statements appearing elsewhere herein, we believe that the following accounting policies are those most critical to the judgments and estimates used in the preparation of our financial statements.

Revenue recognition. The Company’s primary sources of revenue are product sales from the sale of microOrgan® plates and the performance of preclinical drug testing services using the microOrgan technology. The Company recognizes revenue when it satisfies performance obligations under the terms of its contracts, and transfers control of the product to its customers in an amount that reflects the consideration the Company expects to receive from its customers in exchange for those products. This process involves identifying the customer contract, determining the performance obligations in the contract, determining the contract price, allocating the contract price to the distinct performance obligations in the contract, and recognizing revenue when the performance obligations have been satisfied. A performance obligation is considered distinct from other obligations in a contract when it (a) provides a benefit to the customer either on its own or together with other resources that are readily available to the customer and (b) is separately identified in the contract. The Company considers a performance obligation satisfied once it has transferred control of a product to a customer, which is generally upon shipment as the customer has the ability to direct the use and obtain the benefit of the product.

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For product contracts, revenue is recognized at a point-in-time upon delivery to the customer. Product contracts with customers generally state the terms of the sale, including the quantity and price of each product purchased. Payment terms and conditions may vary by contract, although terms generally include a requirement of payment within a range of 30 to 90 days after the performance obligation has been satisfied. As a result, the contracts do not include a significant financing component. In addition, contacts typically do not contain variable consideration as the contracts include stated prices. The Company provides assurance-type warranties on all of its products, which are not separate performance obligations.

For service contracts, revenue is recognized over time and is generally defined pursuant to an enforceable right to payment for performance completed on service projects for which the Company has no alternative use as customer furnished compounds are added to Company plates for testing. The Company does not obtain control of the customer furnished compounds as the Company does not have the ability to direct the use. Revenue is measured by the costs incurred to date relative to the estimated total direct costs to fulfill each contract (cost-to-cost method). Incurred costs represent work performed, which corresponds with, and thereby best depicts, the transfer of control to the customer. Contract costs include labor, materials and overhead.

Some contracts offer price discounts after a specified volume has been purchased. The Company evaluates these options to determine whether they provide a material right to the customer, representing a separate performance obligation. If the option provides a material right to the customer, revenue is allocated to these rights and deferred; subsequently the revenue is recognized when those future goods or services are transferred, or when the option expires.

Contract assets primarily represent revenue earnings over time that are not yet billable based on the terms of the contracts. Contract liabilities consist of fees invoiced or paid by the Company’s customers for which the associated performance obligations have not been satisfied and revenue has not been recognized based on the Company’s revenue recognition criteria described above.

Contract assets and liabilities related to unfulfilled performance obligations were not material as of June 30, 2020, December 31, 2019 and 2018 given the short-term duration of the Company’s service contracts.

Derivative Instruments. The Company recognizes all derivative instruments as either assets or liabilities in the balance sheet at their respective fair values. The Company evaluates its debt and equity issuances to determine if those contracts or embedded components of those contracts qualify as derivatives requiring separate recognition in the Company’s financial statements. The result of this accounting treatment is that the fair value of the embedded derivative is revalued as of each reporting date and recorded as a liability, and the change in fair value during the reporting period is recorded in other income (expense) in the statements of operations. In circumstances where the embedded conversion option in a convertible instrument is required to be bifurcated and there are also other embedded derivative instruments in the convertible instrument that are required to be bifurcated, the bifurcated derivative instruments are accounted for as a single, compound derivative instrument. The classification of derivative instruments, including whether such instruments should be recorded as liabilities or as equity, is reassessed at the end of each reporting period. Derivative instrument liabilities are classified in the balance sheet as current or non-current based on whether or not net-cash settlement of the derivative instrument is expected within twelve months of the balance sheet date.

The Company’s 2020 Convertible Notes issued in 2020 contain a share settled redemption feature that requires conversion at the lesser of specified discounts from qualified financing price per share or the fair value of the common stock at the time of conversion. The discount changes based on the passage of time between issuance of the convertible note and the conversion event. This feature is considered a derivative that requires bifurcation because it provide a specified premium to the holder of the note upon conversion. The Company measures the share-settlement derivative obligation at fair value based on significant inputs that are not observable in the market and require significant judgement.

Leases. The Company leases office space, laboratory facilities, and equipment. On January 1, 2019, the Company adopted ASC 842, Leases (“ASC 842”) using the modified retrospective approach. Results for the year ended December 31, 2019 are presented under ASC 842. No prior period amounts were adjusted and continue to be reported in accordance with previous lease guidance, ASC 840, Leases.

The Company determines if an arrangement is or contains a lease at contract inception and recognizes a right-of-use (ROU) asset and a lease liability at the lease commencement date.

For operating leases, the lease liability is initially and subsequently measured at the present value of the unpaid lease payments at the lease commencement date. For finance leases, the lease liability is initially measured in the same manner and date as for operating leases and is subsequently measured at amortized cost using the effective-interest method. The Company has elected the practical expedient to account for lease and non-lease components as a single lease component. Therefore, the lease payments used to measure the lease liability includes all of the fixed consideration in the contract.

Key estimates and judgments include how the Company determines (1) the discount rate it uses to discount the unpaid lease payments to present value, (2) lease term and (3) lease payments. ASC 842 requires a lessee to discount its unpaid lease payments using the interest rate implicit in the lease or, if that rate cannot be readily determined, its incremental borrowing rate. Generally, the Company cannot determine the interest rate implicit in the lease because it does not have access to the lessor’s estimated residual value or the amount of the lessor’s deferred initial direct costs. Therefore, the Company generally uses its incremental borrowing rate as the discount rate for the lease. The Company’s incremental borrowing rate for a lease is the rate of interest it would have to pay on a collateralized basis to borrow an amount equal to the lease payments under similar terms. Because the Company does not generally borrow on a collateralized basis, it uses the interest rate it pays on its noncollateralized borrowings as an input to deriving an appropriate incremental borrowing rate, adjusted for the amount of the lease payments, the lease term and the effect on that rate of designating specific collateral with a value equal to the unpaid lease payments for that lease.

The lease term for all of the Company’s leases includes the noncancellable period of the lease plus any additional periods covered by either a Company option to extend (or not to terminate) the lease that the Company is reasonably certain to exercise, or an option to extend (or not to terminate) the lease controlled by the lessor.

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MANAGEMENT FOLLOWING THE MERGER

Executive Officers and Directors of the Post-Merger Company Following the Merger

Pursuant to the Merger Agreement, several current directors of CGI will resign at or prior to the Effective Time. Prior to the Effective Time, the CGI board of directors will set the size of the board of directors at seven and appoint three designees selected by StemoniX, in addition to Yung-Ping Yeh, Chief Executive Officer of StemoniX, and two continuing directors selected by CGI, in addition to John A. Roberts, President and Chief Executive Officer of CGI, to serve as members of CGI’s board of directors upon the closing of the merger. The table below provides the names and principal affiliation of the individuals currently identified to serve as directors of the post-merger company.

Name	Current Principal Affiliation
John A. Roberts(1)	President and Chief Executive Officer, CGI
Yung-Ping Yeh(2)	Chief Executive Officer, StemoniX
Geoffrey Harris (1)	Managing Partner, c7 Advisors; Chairman of CGI
Howard McLeod (1)	Medical Director, Precision Medicine for the Geriatric Oncology Consortium; Professor, USF Taneja College of Pharmacy; Director of CGI
John Fletcher (2)	Chief Executive Officer, Fletcher Spaght, Inc.; Managing Partner, Fletcher Spaght Ventures

(1) CGI designee
(2) StemoniX designee

Collectively the reconstituted board is expected to satisfy the requisite independence requirements for the board of directors, as well as the sophistication and independence requirements for the required committees pursuant to Nasdaq listing requirements.

Upon the closing of the merger, the executive management team of the post-merger company is expected to be composed of the following persons:

Name	Post-Merger Company Position(s)	Current Position(s)
John A. Roberts	President and Chief Executive Officer	President and Chief Executive Officer, CGI
Yung-Ping Yeh	Chief Innovation Officer	Chief Executive Officer, StemoniX
Andrew D.C. LaFrence, CPA	Chief Financial Officer	Chief Financial Officer and Chief Operating Officer, StemoniX
Ralf Brandt, Ph.D.	President, Discovery Services	President of Discovery & Early Development Services, CGI

Set forth below are brief biographical descriptions of the individuals currently identified to serve as executive officers and directors of the post-merger company.

Executive Officers

John A. Roberts

On April 30, 2018, Mr. Roberts was appointed as the Company's Chief Executive Officer and President. Prior to that, Mr. Roberts had been the Company's interim Chief Executive Officer since February 2, 2018. Mr. Roberts had previously served as the Company's Chief Operating Officer since July 11, 2016. Prior to joining us, from August 1, 2015 to June 30, 2016, Mr. Roberts served as the Chief Financial Officer for VirMedica, Inc., an innovative technology solutions company that provides an end-to-end platform that enables specialty drug manufacturers and pharmacies to optimize product commercialization and management. Prior to VirMedica, from August 1, 2011 to July 31, 2015, Mr. Roberts was the Chief Financial and Administrative Officer for AdvantEdge Healthcare Solutions, a global healthcare analytics and services organization. Prior to that, Mr. Roberts was the Chief Financial Officer and Treasurer for InfoLogix, Inc., a publicly-traded healthcare-centric mobile software and solutions provider.

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He has also held CFO roles at leading public medical device and healthcare services firms including Clarient, Inc., a publicly-traded provider of diagnostic laboratory services and Daou Systems, Inc., a publicly-traded healthcare IT software development and services firm. In addition, he has held key senior executive roles with MEDecision, Inc., HealthOnline, Inc. and the Center for Health Information. Mr. Roberts earned a Bachelor of Science and a Masters degree in Business Administration from the University of Maine. He is a member of the Fellows and a former member of the Board of Directors and Past Chair for the Drug Information Association, a global neutral forum enabling drug developers and regulators access to education and collaboration. Mr. Roberts has also served on the Board of Directors of Cohere-Med Inc., a clinical analytics company, from February 2020 to present.

Yung-Ping Yeh

Yung-Ping Yeh, MS, MBA, PgMP, PMP co-founded StemoniX in April 2014 and, since then, has served as its Chief Executive Officer and a Board Member. Prior to co-founding StemoniX, Mr. Yeh commercialized multiple technologies to the tech industry. Highlights include serving as team lead for the first solid state drive product for Seagate Technology, leading the global partnership between Samsung and Seagate to create new flash technology and program managing the operating system software development for Dell enterprise storage systems. Mr. Yeh has successfully led through a multi-disciplinary approach for the last two decades of career. Mr. Yeh holds a bachelor of science and master’s degree in mechanical engineering (nanotechnology) from University of California, San Diego, and a master’s degree in business administration from University of Minnesota’s Carlson School of Management. He has attained professional certifications in program and project management from the Project Management Institute and Mergers and Acquisitions from Northwestern’s Kellogg School of Management. Mr. Yeh serves on the UC San Diego Alumni Board of Directors.

Andrew D.C. LaFrence, CPA

Andrew D.C. LaFrence joined StemoniX as its Chief Financial Officer in August 2019 and, since March 2020, he has also served as its Chief Operating Officer. Mr. LaFrence has 36 years of accounting and finance experience, including executive management positions at public and private life sciences companies. Previously, he was Senior Vice President and Chief Financial Officer of Biothera Pharmaceuticals, Inc. from May 2018 to August 2019, as well as Vice President Finance, Information Systems and Chief Financial officer at Surmodics, Inc. (NASDAQ:SRDX) for five years. Prior to Surmodics, Mr. LaFrence served as Chief Financial Officer for CNS Therapeutics, a venture-backed intrathecal drug company. He was an audit partner at KPMG LLP where he focused on supporting venture-backed, high-growth medical technology, pharmaceutical, biotech and clean tech private and public companies. Mr. LaFrence is a certified public accountant and has a bachelor’s degree in accounting and a minor in business administration from Illinois State University.

Ralf Brandt, PhD

Dr. Ralf Brandt, PhD was appointed as the Company's President of Discovery & Early Development Services following the Company's acquisition of vivoPharm Pty Ltd in August 2017. Dr. Brandt co-founded vivoPharm Pty Ltd in 2003 and served as its Chief Executive Officer and Managing Director until August 2017. Previously he was employed at research positions at the National Cancer Institute in Bethesda, MD, USA and at Schering AG, Germany. He led the Tumour Biology program at Novartis Pharma AG, Switzerland and established several transgenic mouse lines developing tumors under the control of oncogenes. He serves as a Member of the Scientific Advisory Board at Receptor Inc. in Toronto Canada. Dr. Brandt serves as a Member of Scientific Advisory Board at Propanc Health Group Corporation at Propanc Health Group Corporation. He received his Licence (BSc in Biochemistry and Animal Physiology) in 1986 and his PhD (in Biochemistry) in 1991 from the Martin-Luther University of Halle-Wittenberg, Germany.

Non-Employee Directors

Geoffrey Harris

Geoffrey Harris is the chairman of the Company's Board and is a managing partner of c7 Advisors (a money management and healthcare advisory firm) since April 2014. From 2011 to 2014 he served as a managing director and co-head of the healthcare investment banking group at Cantor Fitzgerald, and from 2009-2011, he held a similar position at Gleacher & Company. Mr. Harris is also currently on the board of directors of Telemynd, Inc. (formerly known as MYnd Analytics), a data analysis company focused on improving mental health care; PointRight Inc., a privately-held software company; and MoleSafe, Inc., a privately-held company focused on the early detection of melanoma. Mr. Harris graduated from MIT’s Sloan School of Management with an MS in Finance Management.

Howard McLeod, Pharm.D.

Dr. McLeod is a member of the Company's Board and is the Medical Director, Precision Medicine for the Geriatric Oncology Consortium and a Professor at the USF Taneja College of Pharmacy. Until February 2020, he was Chair of the Department of Individualized Cancer Management and Medical Director of the DeBartolo Family Personalized Medicine Institute at the Moffitt Cancer Center and previously a Senior Member of the Moffitt Cancer Center’s Division of Population Sciences. He also chaired the Department of Individualized Cancer Management at Moffitt. He joined Moffitt Cancer Center in September 2013. Prior to joining the Moffitt Cancer Center, Dr. McLeod was a Founding Director of the University of North Carolina Institute for Pharmacogenomics and Individualized Therapy since 2006. Dr. McLeod also held the prestigious title of Fred Eshelman Distinguished Professor at the UNC Eshelman School of Pharmacy from 2006 to 2013. Dr. McLeod has published over 500 peer-reviewed papers on pharmacogenomics, applied therapeutics and clinical pharmacology. He had served as Chief Scientific Advisor and a member of the board of directors of Gentris Corporation before its acquisition by the Company in July 2014.

John Fletcher

Mr. Fletcher brings to the board more than 30 years of strategy and financing experience across the pharmaceutical and healthcare industry. In 1983, Mr. Fletcher founded Fletcher Spaght, Inc., a consulting firm that provides growth-focused strategy assistance to client companies, and since its founding has served as its Chief Executive Officer. Since 2001, Mr. Fletcher has also served as the Managing Partner of Fletcher Spaght Ventures, a venture capital fund. Mr. Fletcher’s current and past board experience includes both public and private companies. Mr. Fletcher currently serves on the boards of Repro Med Systems, Inc. (aka Koru Medical), Clearpoint Neuro, Inc., and Axcelis Technologies, Inc., all of which are public companies. Mr. Fletcher previously served on the boards of The Spectranetics Corporation, Autoimmune, Inc., Fischer Imaging Corp., Panacos Pharmaceuticals Inc., NMT Medical Inc., and Quick Study Radiology Inc., all of which are public companies, and on the board of GlycoFi, Inc., a private company. In addition, Mr. Fletcher has served on the boards of many academic and non-profit institutions. Mr. Fletcher worked on the $2 billion acquisition of Spectranetics by Koninklijke Philips N.V. (Royal Philips) and the $400 million acquisition of GlycoFi by Merck & Co., Inc., and received the National Association of Corporate Directors (NACD) Director of the Year Award in 2018 specifically for his work at Spectranetics. Mr. Fletcher is a graduate of Southern Illinois University (MBA), Central Michigan University (Master’s Degree in International Finance), and George Washington University (BA) and has served as an instructor in International Business at the Wharton School of Business, and as a Captain and jet pilot in the United States Air Force.

Family Relationships

There are no family relationships among any of the post-merger company’s directors or executive officers.

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CERTAIN RELATIONSHIPS AND RELATED-PARTY TRANSACTIONS

CGI

The following is a summary of transactions since January 1, 2017 and all currently proposed transactions, to which CGI has been a participant, in which:

●	the amounts exceeded or will exceed the lesser of $120,000 or one percent of the average of the company’s total assets at year-end for the last two completed fiscal years; and

●	any of the directors, executive officers or holders of more than 5% of the respective capital stock, or any member of the immediate family of the foregoing persons, had or will have a direct or indirect material interest.

Compensation arrangements for CGI’s named executive officers and directors are described in the section titled “CGI Executive Compensation”.

2019 Offerings

On January 9, 2019, CGI entered into an underwriting agreement with H.C. Wainwright & Co., LLC (“Wainwright”), relating to an underwritten public offering of 445,000 shares of its common stock at a public offering price of $6.75 per share. CGI received proceeds from the offering of approximately $2.4 million, net of expenses and discounts of $563,000. CGI also issued warrants to purchase up to 31,000 shares of common stock to Wainwright (or its designees) in connection with this offering. The warrants are exercisable for five years from the date of issuance at an exercise price of $7.43 per share. A former director, John Roberts, CGI's President and Chief Executive Officer, and Geoffrey Harris, a director, purchased 33,000 shares, 3,000 shares and 3,000 shares, respectively, at the public offering price of $6.75 per share.

On January 26, 2019, in connection with a public offering, CGI issued 507,000 shares of its common stock at a public offering price of $6.90 per share. CGI received proceeds from the offering of $3.0 million, net of expenses and discounts of $525,000. CGI also issued warrants to purchase up to 36,000 shares of common stock to the underwriter, Wainwright, in connection with this offering. The warrants are exercisable for five years from the date of issuance at an exercise price of $7.59 per share. A former director, John A. Roberts, Edmund Cannon, a director, and M. Glenn Miles, CGI's Chief Financial Officer, purchased 33,000 shares, 6,000 shares, 1,000 shares and 5,000 shares, respectively, at the public offering price of $6.90 per share.

Indemnification Agreements

CGI has entered into indemnification agreements with each of its current directors and executive officers. These agreements will require CGI to indemnify these individuals to the fullest extent permitted under Delaware law against liabilities that may arise by reason of their service to CGI, and to advance expenses incurred as a result of any proceeding against them as to which they could be indemnified. CGI also intends to enter into indemnification agreements with its future directors and executive officers.

StemoniX

The following is a summary of transactions since January 1, 2017 and all currently proposed transactions, to which StemoniX has been a participant, in which:

●	the amounts exceeded or will exceed the lesser of $120,000 or one percent of the average of the company’s total assets at year-end for the last two completed fiscal years; and

●	any of its current directors, executive officers or holders of more than 5% of the respective capital stock, or any member of the immediate family of the foregoing persons, had or will have a direct or indirect material interest.

In January, 2020, Andrew D. C. LaFrence, StemoniX’s Chief Financial Officer and Chief Operating Officer, advanced StemoniX $25,000 to fund operating expenses. These advances accrued $512 in interest through August 12, 2020, resulting in a total indebtedness of $25,512. On August 12, 2020, to repay the debt, StemoniX paid for Mr. LaFrence’s exercise of an existing StemoniX stock option and issued him 12,693 shares of common stock.

On June 11, 2020, Dr. Petcavich advanced StemoniX $55,000. Subsequently, on July 10, 2020, after accounting for certain repaid amounts and additional advances and capitalizing accrued interest, Dr. Petcavich and StemoniX entered into a new loan agreement with principal outstanding balance of $55,128. On August 12, 2020, the outstanding amounts owed to Dr. Petcavich were converted into the StemoniX Convertible Notes.

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DESCRIPTION OF SECURITIES

All references in this section to “CGI,” the “Company,” “we,” “us,” or “our” mean Cancer Genetics, Inc. and its subsidiaries unless we state otherwise, or the context otherwise indicates.

The following is a summary of information concerning capital stock of Cancer Genetics, Inc. (“us,” “our,” “we” or the “Company”) and does not purport to be complete. The summary is subject to, and qualified in its entirety by reference to, Cancer Genetics, Inc.’s fourth amended and restated certificate of incorporation, as amended, amended and restated bylaws and the Delaware General Corporation Law (the “DGCL”). You are urged to read our fourth amended and restated certificate of incorporation, as amended, amended and restated bylaws and the applicable provisions of the DGCL for additional information.

General

Our fourth amended and restated certificate of incorporation authorizes us to issue up to 100,000,000 shares of common stock, par value $0.0001 per share, and 9,764,000 shares of preferred stock, par value $0.0001 per share. As of September 15, 2020, 2,422,612 shares of Common Stock, and no shares of our preferred stock, were outstanding. All outstanding shares of our common stock are fully paid and non-assessable.

Voting Rights. Holders of our common stock are entitled to one vote per share in the election of directors and on all other matters on which stockholders are entitled or permitted to vote. Holders of our common stock are not entitled to cumulative voting rights.

Dividend Rights. Subject to the terms of any outstanding series of preferred stock, the holders of our common stock are entitled to dividends in the amounts and at times as may be declared by the board of directors out of funds legally available therefor.

Liquidation Rights. Upon liquidation or dissolution, holders of our common stock are entitled to share ratably in all net assets available for distribution to stockholders after we have paid, or provided for payment of, all of our debts and liabilities, and after payment of any liquidation preferences to holders of our preferred stock.

Other Matters. Holders of our common stock have no redemption, conversion or preemptive rights. There are no sinking fund provisions applicable to our common stock. The rights, preferences and privileges of the holders of our common stock are subject to the rights of the holders of shares of any series of preferred stock that we may issue in the future.

Preferred Stock

Our board of directors has the authority to issue preferred stock in one or more classes or series and to fix the designations, powers, preferences and rights, and the qualifications, limitations or restrictions thereof, including dividend rights, conversion right, voting rights, terms of redemption, liquidation preferences and the number of shares constituting any class or series, without further vote or action by the stockholders. Although we have no present plans to issue any other shares of preferred stock, the issuance of shares of preferred stock, or the issuance of rights to purchase such shares, could decrease the amount of earnings and assets available for distribution to the holders of common stock, could adversely affect the rights and powers, including voting rights, of the common stock, and could have the effect of delaying, deterring or preventing a change of control of us or an unsolicited acquisition proposal. The preferred stock may provide for an adjustment of the conversion price in the event of an issuance or deemed issuance at a price less than the applicable conversion price, subject to certain exceptions.

Anti-Takeover Effects of Delaware law and Our Certificate of Incorporation and Bylaws

The provisions of Delaware law, our certificate of incorporation and our bylaws described below may have the effect of delaying, deferring or discouraging another party from acquiring control of us.

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Section 203 of the Delaware General Corporation Law

We are subject to Section 203 of the Delaware General Corporation Law, which prohibits a Delaware corporation from engaging in any business combination with any interested stockholder for a period of three years after the date that such stockholder became an interested stockholder, with the following exceptions:

●	before such date, the board of directors of the corporation approved either the business combination or the transaction that resulted in the stockholder becoming an interested stockholder;

●	upon completion of the transaction that resulted in the stockholder becoming an interested stockholder, the interested stockholder owned at least 85% of the voting stock of the corporation outstanding at the time the transaction began, excluding for purposes of determining the voting stock outstanding (but not the outstanding voting stock owned by the interested stockholder) those shares owned (i) by persons who are directors and also officers and (ii) employee stock plans in which employee participants do not have the right to determine confidentially whether shares held subject to the plan will be tendered in a tender or exchange offer; or

●	on or after such date, the business combination is approved by the board of directors and authorized at an annual or special meeting of the stockholders, and not by written consent, by the affirmative vote of at least 66 2/3% of the outstanding voting stock that is not owned by the interested stockholder.

In general, Section 203 defines a “business combination” to include any merger or consolidation involving the corporation and the interested stockholder; any sale, transfer, pledge or other disposition of 10% or more of the assets of the corporation involving the interested stockholder; subject to certain exceptions, any transaction that results in the issuance or transfer by the corporation of any stock of the corporation to the interested stockholder; any transaction involving the corporation that has the effect of increasing the proportionate share of the stock or any class or series of the corporation beneficially owned by the interested stockholder; or the receipt by the interested stockholder of the benefit of any loss, advances, guarantees, pledges or other financial benefits by or through the corporation.

Certificate of Incorporation and Bylaws

Our certificate of incorporation and bylaws provide that:

●	the authorized number of directors can be changed only by resolution of our board of directors;

●	our bylaws may be amended or repealed by our board of directors or our stockholders;

●	no action can be taken by stockholders except at an annual or special meeting of the stockholders called in accordance with our bylaws, and stockholders may not act by written consent, unless the stockholders amend the certificate of incorporation to provide otherwise;

●	stockholders may not call special meetings of the stockholders or fill vacancies on the board;

●	our board of directors will be authorized to issue, without stockholder approval, preferred stock, the rights of which will be determined at the discretion of the board of directors and that, if issued, could operate as a “poison pill” to dilute the stock ownership of a potential hostile acquirer to prevent an acquisition that our board of directors does not approve;

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●	our stockholders do not have cumulative voting rights, and therefore our stockholders holding a majority of the shares of common stock outstanding will be able to elect all of our directors; and

●	our stockholders must comply with advance notice provisions to bring business before or nominate directors for election at a stockholder meeting.

Potential Effects of Authorized but Unissued Stock

We have shares of common stock and preferred stock available for future issuance without stockholder approval. We may utilize these additional shares for a variety of corporate purposes, including future public offerings to raise additional capital, to facilitate corporate acquisitions or payment as a dividend on the capital stock.

The existence of unissued and unreserved common stock and preferred stock may enable our board of directors to issue shares to persons friendly to current management or to issue preferred stock with terms that could render more difficult or discourage a third-party attempt to obtain control of us by means of a merger, tender offer, proxy contest or otherwise, thereby protecting the continuity of our management. In addition, the board of directors has the discretion to determine designations, rights, preferences, privileges and restrictions, including voting rights, dividend rights, conversion rights, redemption privileges and liquidation preferences of each series of preferred stock, all to the fullest extent permissible under the Delaware General Corporation Law and subject to any limitations set forth in our certificate of incorporation. The purpose of authorizing the board of directors to issue preferred stock and to determine the rights and preferences applicable to such preferred stock is to eliminate delays associated with a stockholder vote on specific issuances. The issuance of preferred stock, while providing desirable flexibility in connection with possible financings, acquisitions and other corporate purposes, could have the effect of making it more difficult for a third-party to acquire, or could discourage a third-party from acquiring, a majority of our outstanding voting stock.

Exclusive Forum Charter Provision

Our certificate of incorporation requires that the Court of Chancery of the State of Delaware will, to the fullest extent permitted by applicable law, be the sole and exclusive forum for the following:

● any derivative action or proceeding brought on behalf of the Company;

● any action asserting a claim of breach of a fiduciary duty owed by, or other wrongdoing by, any director, officer, employee or agent of the Company to the Company or the Company’s stockholders;

● any action asserting a claim arising pursuant to any provision of the Delaware General Corporation Law or the Company’s certificate of incorporation or bylaws;

● any action to interpret, apply, enforce or determine the validity of the Company’s certificate of incorporation or bylaws; or

● any action asserting a claim governed by the internal affairs doctrine, in each such case subject to said Court of Chancery having personal jurisdiction over the indispensable parties named as defendants therein.

Because the applicability of the exclusive forum provision is limited to the extent permitted by applicable law, we do not intend that the exclusive forum provision would apply to suits brought to enforce any duty or liability created by the Securities Exchange Act of 1934, as amended, or any other claim for which the federal courts have exclusive jurisdiction, and acknowledge that federal courts have concurrent jurisdiction over all suits brought to enforce any duty or liability created by the Securities Act. We note that there is uncertainty as to whether a court would enforce the provision and that investors cannot waive compliance with the federal securities laws and the rules and regulations thereunder. Although we believe this provision benefits us by providing increased consistency in the application of Delaware law in the types of lawsuits to which it applies, the provision may have the effect of discouraging lawsuits against our directors and officers.

Transfer Agent

The transfer agent and registrar for our common stock is Continental Stock Transfer & Trust Company. Its address is 1 State Street, 30th Floor, New York, NY 10004.

NASDAQ Listing

Our common stock is traded on The Nasdaq Capital Market under the symbol "CGIX."

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UNAUDITED PRO FORMA CONDENSED COMBINED FINANCIAL STATEMENTS

The following information does not give effect to any proposed reverse stock split of CGI Common Stock described in the Reverse Stock Split Proposal.

The unaudited pro forma condensed combined financial information is presented to illustrate the estimated effects of the pending merger between StemoniX and CGI based on the historical financial position and results of operations of StemoniX and CGI. It is presented as follows:

●	The unaudited pro forma condensed combined balance sheet as of June 30, 2020 was prepared based on (i) the historical unaudited condensed consolidated balance sheet of CGI as of June 30, 2020 and (ii) the historical unaudited condensed balance sheet of StemoniX as of June 30, 2020.

●

The unaudited pro forma combined statement of operations for the year ended December 31, 2019 was prepared based on (i) the historical audited consolidated statement of operations and other comprehensive loss of CGI for the year ended December 31, 2019 and (ii) the historical audited statement of operations of StemoniX for the year ended December 31, 2019.

●	The unaudited pro forma condensed combined statement of operations for the six months ended June 30, 2020 was prepared based on (i) the historical unaudited condensed consolidated statement of operations and other comprehensive loss of CGI for the six months ended June 30, 2020 and (ii) the historical unaudited condensed statement of operations of StemoniX for the six months ended June 30, 2020.

While CGI will be the legal acquirer, the merger will be accounted for as a reverse acquisition using the acquisition method of accounting in accordance with Accounting Standards Codification (“ASC”) Topic 805, “Business Combinations” (“ASC 805”). StemoniX will be deemed to be the acquirer for financial accounting purposes. The unaudited pro forma condensed combined financial information set forth below primarily gives effect to the following:

●	the consummation of the merger;

●	the application of the acquisition method of accounting in connection with the merger;

●	the conversion of StemoniX convertible notes and preferred stock into StemoniX common stock;

●	the exclusion of discontinued operations in the condensed combined statements of operations;

●	the issuance of securities prior to the close of the merger by both CGI and StemoniX in order to meet the net cash targets pursuant to the Merger Agreement to meet the targeted ownership structure of 22% and 78%, respectively;

●

the issuance of securities of CGI in a pre-closing private placement transaction (the “Private Placement”), required as a condition to closing pursuant to the Merger Agreement, with expected net proceeds of $10,000,000; and

●	transaction costs incurred in connection with the merger.

Assumptions underlying the pro forma adjustments are described in the accompanying notes, which should be read in conjunction with the unaudited pro forma condensed combined financial information. The unaudited pro forma condensed combined balance sheet data gives effect to the merger as if it had occurred on June 30, 2020. The unaudited pro forma condensed combined statement of operations data for the six months ended June 30, 2020 and the year ended December 31, 2019 give effect to the merger as if it had occurred on January 1, 2019.

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The unaudited pro forma condensed combined financial information has been presented for informational purposes only and is not necessarily indicative of what the combined company's financial position or results of operations actually would have been had the merger been completed as of the dates indicated. In addition, the unaudited pro forma condensed combined financial information does not purport to project the future financial position or operating results of the combined company. The historical consolidated financial information has been adjusted in the accompanying unaudited pro forma condensed combined financial information to give effect to unaudited pro forma events that are directly attributable to the merger, factually supportable and, with respect to the unaudited pro forma condensed combined statement of operations, expected to have a continuing impact on the results of operations of the combined company. The accompanying unaudited pro forma condensed combined statements of operations do not include any pro forma adjustments to reflect certain expected financial benefits of the merger, such as tax savings, cost synergies or revenue synergies, or the anticipated costs to achieve those benefits, including the cost of integration activities, or restructuring actions which may be achievable or the impact of any non-recurring activity and one-time transaction related costs.

The unaudited pro forma condensed combined financial information has been prepared using the acquisition method of accounting under existing GAAP, which are subject to change. StemoniX will be deemed the accounting acquirer in the merger for accounting purposes and CGI will be treated as the acquiree, based on a number of factors considered at the time of preparation of this Registration Statement, including control over the post-merger company as evidenced by the composition of executive management and the board of directors as well as the relative equity ownership after the closing of the merger. The application of acquisition accounting of CGI is dependent upon the working capital positions at the closing of the merger, is dependent on other factors such as the share price of CGI, and is dependent on certain valuations and other studies that have yet to progress to a stage where there is sufficient information for a definitive measurement. The combined company will complete the valuations and other studies upon completion of the merger and will finalize the purchase price allocation as soon as practicable within the measurement period, but in no event later than one year following the closing date of the merger. The assets and liabilities of CGI and other pro forma adjustments have been measured based on various preliminary estimates using assumptions that CGI and StemoniX believe are reasonable, based on information that is currently available. Accordingly, the pro forma adjustments are preliminary. Differences between these preliminary estimates and the final acquisition accounting could be significant, and these differences could have a material impact on the accompanying unaudited pro forma condensed combined financial information and the combined company's future results of operation and financial position.

The unaudited pro forma condensed combined financial information has been compiled in a manner consistent with the accounting policies adopted by StemoniX. Upon completion of the merger, the combined company will perform a detailed review of CGI's accounting policies and will conform the combined company policies. The combined company may identify additional differences between the accounting policies of the two companies that, when conformed, could have a material impact on the consolidated financial statements of the combined company. Additionally, certain financial information of CGI as presented in its historical consolidated financial statements has been reclassified to conform to the historical presentation in StemoniX’s financial statements for purposes of preparation of the unaudited pro forma condensed combined financial information. Transactions between StemoniX and CGI during the periods presented in the unaudited pro forma condensed combined financial information were not significant.

This unaudited pro forma condensed combined financial information was derived from and should be read in conjunction with the accompanying notes, as well as the following historical financial statements and the related notes of StemoniX and CGI:

●

Separate historical audited financial statements of StemoniX as of and for the years ended December 31, 2019 and 2018, and unaudited condensed financial statements of StemoniX as of June 30, 2020 and for the six-month periods ended June 30, 2020 and 2019 and the related notes included elsewhere in this proxy statement/prospectus/information statement; and

●	Separate historical audited consolidated financial statements of CGI as of and for the years ended December 31, 2019 and 2018, and unaudited consolidated financial statements of CGI as of and for the six months ended June 30, 2020 and the related notes included elsewhere in this proxy statement/prospectus/information statement.

216

UNAUDITED PRO FORMA CONDENSED COMBINED BALANCE SHEET

AS OF JUNE 30, 2020

(thousands in USD)

	Historical as of June 30, 2020		Pro Forma
	StemoniX	Cancer Genetics	Merger Adjustments		Pro Forma Combined
Assets
Current assets:
Cash and cash equivalents	$10	$2,864	$(50)	6E		$20,867
			2,400	6G
			10,000	6H
			5,643	6I
Accounts receivable, net	284	611				895
Earn-Out from siParadigm, current portion	-	740				740
Inventories	422	-				422
Prepaid expenses and other current assets	184	407				591
Total current assets	900	4,622	17,993			23,515
Non-current assets:
Property and equipment, net	1,255	524				1,779
Operating lease right-of-use assets	956	123				1,079
Earn-Out from siParadigm, less current portion	-	48				48
Patents and other intangible assets, net of accumulated amortization	-	2,681	2,519	6B		5,200
Investment in joint venture	-	56				56
Goodwill	-	3,090	2,407	6A		5,497
Deposits	152	-				152
Other non-current assets	-	644				644
Total non-current assets	2,363	7,166	4,926			14,455
Total assets	$3,263	$11,788	$22,919			$37,970

Liabilities and shareholders’ equity
Current liabilities:
Accounts payable	$881	$2,674	$(1,765)	4C		$1,790
Accrued expenses	173	-	1,765	4C		5,358
			3,551	6C
			(111)	6D
			86	6I
			(106)	6K
Obligations under operating leases, current portion	531	93	-			624
Obligations under finance leases, current portion	39	70	-			109
Deferred revenue	-	979	-			979
Related party notes payable	80	-	-			80
Current portion of long-term debt	30	840	(848)	6D		129
			107	6F
Advance from NovellusDx, Ltd., net	-	50	(50)	6E		-
Advance from siParadigm, current portion	-	536	-			536
Due to Interpace Biosciences, Inc.	-	628	-			628
Discontinued operations	-	611	-			611
Other current liabilities	82	-	-			82
Total current liabilities	1,816	6,481	2,629			10,926
Non-current liabilities:
Obligations under operating leases, less current portion	447	11	-			458
Obligations under finance leases, less current portion	-	97	-			97
Advance from siParadigm, less current portion	-	72	-			72
Long-term debt, less current portion	2,691	-	(83)	6F		118
			5,643	6I
			435	6K
			(8,568)	6K
Share settlement obligation derivative	634	-	(634)	6K	-	-
Warrant liability	-	26	-			26
Total non-current liabilities	3,772	206	(3,207)			771
Total liabilities	5,588	6,687	(578)			11,697
Commitments and contingencies

217

	Historical as of June 30, 2020		Pro Forma
	StemoniX	Cancer Genetics	Merger Adjustments		Pro Forma Combined
Temporary equity:
Series A Convertible Preferred Stock	12,356		(12,356)	6J	-
Series B Convertible Preferred Stock	16,756		(16,756)	6J	-
	$29,112	$-	$(29,112)		$-
Stockholders’ equity (deficit):
Common stock	-	-	2	6L	3
			1	6J
Additional paid-in capital	1,173	172,431	2,407	6A	60,500
			2,519	6B
			(93)	6C
			959	6D
			2,400	6G
			10,000	6H
			27,542	6J
			8,674	6K
			(167,512)	6L
Accumulated deficit	(32,610)	(167,303)	(3,458)	6C	(34,230)
			(24)	6F
			(86)	6I
			199	6K
			1,569	6J
			167,483	6L
Accumulated other comprehensive income	-	(27)	27	6L	-
Total stockholders’ equity(deficit)	(31,437)	5,101	52,609		26,273
Total liabilities, temporary equity and stockholders’ equity (deficit)	$3,263	$11,788	$22,919		$37,970

See accompanying notes to the unaudited pro forma condensed combined financial information

218

UNAUDITED PRO FORMA COMBINED STATEMENT OF OPERATIONS

FOR THE YEAR ENDED DECEMBER 31, 2019

(thousands in USD except per share amounts)

	Historical for the year ended December 31, 2019		Pro Forma
	StemoniX	Cancer Genetics	Merger Adjustments		Pro Forma Combined
Revenues:
Service	$371	$7,305	$-	4A	$7,676
Product	234	-	-		234
Total Revenues	605	7,305	-		7,910

Operating costs and expenses:
Cost of goods sold – service	220	3,701	-	4B	3,921
Cost of goods sold - product	1,484	-	-		1,484
Research and development	3,994	-	-		3,994
Selling, general and administrative	3,869	6,317	66	7A	10,252
				4D
Impairment of goodwill	-	2,873	-		2,873
Merger costs	-	117	-		117
Total operating costs and expenses	9,567	13,008	66		22,641

Loss from operations	(8,962)	(5,703)	(66)		(14,731)

Other (expense)/income:
Interest expense	18	(1,437)	16	7C	(1,403)
Interest income	(12)	108	-		96
Change in fair value of acquisition note payable	-	4	-		4
Change in fair value of other derivatives	-	86	-		86
Change in fair value of warrant liability payable	-	70	-		70
Change in fair value of siParadigm Earn-Out	-	(935)	-		(935)
Change in fair value of Excess Consideration Note	-	93	-		93
Gain on troubled debt restructuring	-	258	-		258
Other income (expense)	-	59	-		59
Total other (expense)/income	6	(1,694)	16		(1,672)

Loss from continuing operations, before income taxes	(8,956)	(7,397)	(50)		(16,403)
Income tax (expense)/benefit	-	512	-		512

Net (Loss) Income from continuing operations	(8,956)	(6,885)	(50)		(15,891)
Foreign currency translation loss	-	(34)	-		(34)
Net Comprehensive (Loss)/ Income from continuing operations	$(8,956)	$(6,919)	$(50)		$(15,925)

Net loss per common share from continuing operations:
Basic	$(3.71)	$(3.57)	-		$(1.00)
Diluted	$(3.71)	$(3.57)	-		$(1.00)
Weighted average common shares outstanding for continuing operations:
Basic	2,417	1,928	13,987		15,915
Diluted	2,417	1,928	13,987		15,915

See accompanying notes to the unaudited pro forma condensed combined financial information.

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UNAUDITED PRO FORMA CONDENSED COMBINED STATEMENT OF OPERATIONS

FOR THE SIX MONTHS ENDED JUNE 30, 2020

(thousands in USD except per share amounts)

	Historical for the six months ended June 30, 2020		Pro Forma
	StemoniX	Cancer Genetics	Merger Adjustments		Pro Forma Combined
Revenues:
Service	$176	$2,872	$-	4A	$3,048
Product	91	-	-		91
Total Revenues	267	2,872	-		3,139

Operating costs and expenses:
Cost of goods sold – service	170	1,454	-	4B	1,624
Cost of goods sold - product	313	-	-		313
Research and development	1,602	-	-		1,602
Selling, general and administrative	1,241	4,390	(21)	4D 7B	5,656
			46	7A
Impairment of goodwill	-	-	-		-
Merger costs	-	-	-		-
Total operating costs and expenses	3,326	5,844	25		9,195

Loss from Operations	(3,059)	(2,972)	(25)		(6,056)

Other income (expense):
Interest expense	(37)	(175)	43	7C	(147)
			22	7D
Interest income	-	4	-		4
Change in fair value of acquisition note payable	-	4	-		4
Change in fair value of other derivatives	-	-	-		-
Change in fair value of warrant liability payable	-	152	-		152
Change in fair value of siParadigm Earn-Out	-	(65)	-		(65)
Change in fair value of Excess Consideration Note	-	-	-		-
Gain on troubled debt restructuring	-	-	-		-
Other income (expense)	(210)	105	211	7E	106
Total other expenses	(247)	25	276		54

Loss from continuing operations, before income taxes	(3,306)	(2,947)	251		(6,002)
Income tax (expense)/benefit	-	(6)	-		(6)

Net (Loss) Income from continuing operations	(3,306)	(2,953)	251		(6,008)
Foreign currency translation loss	-	(53)	-		(53)
Net Comprehensive (Loss)/ Income from continuing operations	$(3,306)	$(3,006)	$251		$(6,061)

Net loss per common share from continuing operations:
Basic	$(1.34)	$(1.39)	-		$(0.37)
Diluted	$(1.34)	$(1.39)	-		$(0.37)
Weighted average common shares outstanding from continuing operations:
Basic	2,464	2,126	13,987		16,113
Diluted	2,464	2,126	13,987		16,113

See accompanying notes to the unaudited pro forma condensed combined financial information.

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NOTES TO UNAUDITED PRO FORMA CONDENSED COMBINED FINANCIAL INFORMATION

(thousands in USD)

1. Description of the Merger

On August 21, 2020, CGI, StemoniX and Merger Sub Inc. entered into the Merger Agreement. Pursuant to the terms of the Merger Agreement, Merger Sub Inc. will be merged with and into StemoniX, with StemoniX surviving the merger as a wholly owned subsidiary of CGI. For financial reporting and accounting purposes, StemoniX will be the acquirer of CGI upon completion of the merger.

In consideration for the merger, assuming 3,064,000 shares of common stock of CGI are outstanding immediately prior to the closing of the merger (prior to the pre-closing issuance of an assumed 2,320,186 shares of CGI common stock in the contemplated Private Placement), shares of StemoniX common stock (after the conversion to StemoniX Common Stock of all preferred stock and convertible notes), in-the-money options and in-the-money warrants issued and outstanding immediately prior to the effective time shall be converted into an aggregate of 10,863,271 shares of common stock (or options to purchase shares of common stock) of CGI. The Merger Agreement provides for net cash targets of $2,000 for CGI and $500 for StemoniX. CGI pro forma financial information is prepared under the assumption that neither CGI nor StemoniX will fall short of its respective net cash target by more than $250 because otherwise the percentage ownership split may vary and the number of shares issued to StemoniX security holders would change. Furthermore, certain assumptions related to financing arrangements and the settlement of certain obligations with third parties that have yet to be effectuated have been assumed. Only transactions and activity that were deemed factually supportable under Article 11 of Regulation S-X of the Securities Act of 1933 (“Article 11”) have been reflected in preparation of these pro forma financial statements, which may cause pro forma cash and other balances to differ materially from the expected amounts at merger close.

As a result of the merger, the holders of equity interests of StemoniX as of immediately prior to the merger effective date will collectively own approximately 78% of the outstanding shares of the common stock of the combined company, and the holders of CGI common stock as of immediately prior to the effective time will collectively own approximately 22% of the outstanding shares of the common stock of the combined company, based on Deemed Outstanding Shares pursuant to the Merger Agreement, but prior to the Private Placement, which transaction will dilute all holders proportionately.

2. Basis of Presentation

The unaudited pro forma condensed combined financial information is prepared in accordance with Article 11 of SEC Regulation S-X. The historical financial information has been adjusted in the accompanying unaudited pro forma condensed combined financial information to give effect to unaudited pro forma events that are:

●	directly attributable to the merger;

●	factually supportable; and

●	with respect to the unaudited pro forma condensed combined statement of operations, expected to have a continuing impact on the results of operations of the combined company.

The pro forma financial information contemplates certain financing transactions by both CGI and StemoniX prior to the merger in order to meet the net cash targets defined in the Merger Agreement to meet the targeted ownership structure of 22% and 78%, respectively, and also the issuance of securities of CGI in a pre-closing private placement transaction for net proceeds of $10,000 as required per the Merger Agreement.

The merger will be treated as a business combination for accounting purposes, with StemoniX as the deemed accounting acquirer and CGI as the deemed accounting acquiree. Therefore, the historical basis of StemoniX's assets and liabilities will not be remeasured as a result of the merger. In identifying StemoniX as the acquiring entity, the companies considered the structure of the merger, relative outstanding share ownership at closing and the composition of the combined company's board of directors and senior management.

221

The unaudited pro forma condensed combined financial information was prepared using the acquisition method of accounting in accordance with ASC 805, which requires, among other things, that assets acquired and liabilities assumed in a business combination be recognized at their fair values as of the acquisition date. The acquisition method of accounting uses the fair value concepts defined in ASC Topic 820, "Fair Value Measurement" ("ASC 820"). Fair value is defined in ASC 820 as the price that would be received to sell an asset or paid to transfer a liability in an orderly transaction between market participants at the measurement date. Market participants are assumed to be buyers or sellers in the most advantageous market for the asset or liability. Fair value measurement for an asset assumes the highest and best use by these market participants.

Fair value measurements can be highly subjective and it is possible the application of reasonable judgment could develop different assumptions resulting in a range of alternative estimates using the same facts and circumstances.

Fair value estimates were determined based on preliminary discussions between StemoniX and CGI management, and a preliminary valuation of CGI’s assets and liabilities using June 30, 2020 as the measurement date. The allocation of the aggregate merger consideration used in the preliminary unaudited pro forma condensed combined financial information is based on preliminary estimates. The estimates and assumptions are subject to change as of the effective time of the merger. The final determination of the allocation of the aggregate merger consideration will be based on the actual tangible and intangible assets and the liabilities of CGI at the effective time of the merger. Refer to Note 5 for additional information.

For pro forma purposes, the valuation of consideration transferred is based on, among other things, the number of CGI common shares outstanding and price per share as of September 15, 2020. Refer to Note 5 for additional information. This is used for pro forma purposes only. The consideration transferred will ultimately be based on the number of CGI common shares outstanding and price per share as of immediately prior to the effective time of the merger, which could materially change from the assumptions included in this pro forma financial information, noting the relative share ownership of StemoniX and CGI will be 78% and 22%, respectively. Additionally, for the purposes of this pro forma financial information, the consideration transferred ascribes no value to outstanding out-of-the-money CGI’s Warrants and CGI’s Options not be converted to equity based on value of the exercise price of the instruments as compared to the market price of CGI’s shares.

The unaudited pro forma condensed combined balance sheet data gives effect to the merger as if it had occurred on June 30, 2020. The unaudited pro forma condensed combined statements of operations data gives effect to the merger as if it had occurred on January 1, 2019. The pro forma financial information also excludes the discontinued operations reported in CGI historical condensed consolidated statements of operations and other comprehensive loss for six months ended June 30, 2020 and for the fiscal year ended December 31, 2019.

The unaudited pro forma condensed combined financial information is presented solely for informational purposes and is not necessarily indicative of the combined results of operations or financial position that might have been achieved for the periods or dates indicated, nor is it necessarily indicative of the future results of the combined company. The unaudited pro forma condensed combined financial information has not been adjusted to give effect to certain expected financial benefits of the merger, such as tax savings, cost synergies or revenue synergies, or the anticipated costs to achieve these benefits, including the cost of integration activities. The unaudited pro forma condensed combined financial information does not reflect possible adjustments related to restructuring or integration activities that have yet to be determined or transaction or other costs following the combination that are not expected to have a continuing impact on the business of the combined company. Further, one-time transaction-related expenses anticipated to be incurred prior to, or concurrent with, the closing of the merger are not included in the unaudited pro forma combined statement of operations. However, the impact of such transaction expenses is reflected in the unaudited pro forma combined balance sheet as a decrease to accumulated deficit and additional paid-in capital and as an increase to accrued expenses.

222

3. Accounting Policies

The unaudited pro forma condensed combined financial information has been compiled in a manner consistent with the accounting policies of StemoniX. Following the merger, the combined company will conduct a review of accounting policies of CGI in an effort to determine if differences in accounting policies require further reclassification of results of operations or reclassification of assets or liabilities to conform to StemoniX’s accounting policies and classifications. As a result of that review, the combined company may identify differences among the accounting policies of the companies that, when conformed, could have a material impact on the unaudited pro forma condensed combined financial information.

4. CGI Reclassifications

Certain financial information of CGI has been reclassified to conform to the historical presentation in StemoniX's financial statements as set forth below:

A.	Product Revenue and Service Revenue

Revenue is broken down by product revenue and service revenue to conform to StemoniX’s statement of operations presentation. As CGI is a service company, all of revenue is classified as service revenue. The service revenue was $2,872 and $7,305 for the six months ended June 30, 2020 and the year ended December 31, 2019, respectively.

B.	Cost of Goods Sold – Product and Cost of Goods Sold – Service

Cost of goods sold is broken down by product and service to conform to StemoniX’s statement of operations presentation. Cost of goods sold reflected in CGI’s consolidated statements of operations are classified as service cost of goods sold. Cost of goods sold - service was $1,454 and $3,701 for the six months ended June 30, 2020 and for the year ended December 31, 2019, respectively.

C.	Accrued Expenses

Accrued expenses of $1,765 were reclassified from Accounts payable and accrued to Accrued expenses to conform to StemoniX’s balance sheet presentation.

D.	Selling, general and administrative

General and administrative expenses and Sales and marketing expenses were reclassified from their original classification to conform to StemoniX's statements of operations presentation. General and administrative expenses were $3,765 and $5,171 for the six months ended June 30, 2020 and the year ended December 31, 2019, respectively. Further sales and marketing expenses were $625 and $1,146 for the six months ended June 30, 2020 and the year ended December 31, 2019, respectively.

5. Reverse acquisition and purchase price allocation

Fair Value of Total Estimated Consideration Transferred

The fair value of preliminary purchase consideration expected to be transferred on the closing date includes the value of the estimated number of shares of the combined company to be owned by CGI shareholders at closing of the merger. The value of CGI’s warrants and stock options is assumed at the intrinsic value. The fair value per share of CGI’s common stock was assumed for pro forma purposes to be $4.31 per share. This is the closing price of CGI common stock on September 15, 2020. Although changes in the stock price of CGI Common Stock will impact the fair value of total estimated purchase consideration transferred, they will not impact the initial 22%/78% split specified in the Merger Agreement.

Purchase consideration (thousands in USD except share and per share amounts)	Amounts
Number of CGI common shares outstanding as of June 30, 2020	2,260,883
Additional shares issued to settle Atlas Notes	246,272
Additional shares issued in $2,400 CGI financing	556,845
Total shares of CGI common stock assumed to be outstanding as of closing of the merger	3,064,000
CGI share price as of September 15, 2020	$4.31
Preliminary estimate of fair value of common shares	$13,206
Preliminary estimate of fair value of share-based instruments	$-
Fair value of total estimated purchase consideration transferred	$13,206

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Purchase Price Allocation

The following is a preliminary estimate of the allocation of the purchase price to acquired identifiable assets and assumed liabilities, which includes preliminary purchase accounting adjustments to reflect the fair value of intangible assets acquired at the time of the merger:

Amounts
Book value of CGI net assets acquired from continuing operations as of June 30, 2020	$5,101
Legacy CGI goodwill not acquired in the merger	(3,090)
Legacy CGI siParadigm earn-out provision assets and advance liabilities not included in the net assets transferred	(180)
Atlas debt repayment prior to the closing not included in the net assets transferred	959
Legacy CGI $2,400 projected financing not included in the net assets transferred	2,400
Book value of CGI net assets acquired as of June 30, 2020	5,190
Adjustments to reflect preliminary fair value of assets acquired and liabilities assumed:
Intangibles, net (see Note 6B)	2,519
Fair value of CGI net assets acquired as of June 30, 2020	7,709
Goodwill	5,497
Fair value of total estimated consideration transferred	$13,206

Amounts
Remove legacy CGI goodwill not acquired in the merger	(3,090)
Record goodwill from the merger	5,497
Net pro forma adjustment to goodwill	$2,407

The intangibles identified relate to customer lists and tradename. The valuation is internally developed and these are valued on a preliminary basis. Changes in fair values could result in material adjustments in the purchase price allocation and resulting goodwill.

The preliminary estimated fair value of intangibles of $5,200, which is an increase of $2,519 over CGI’s book value of intangible assets prior to the merger. The acquired identified intangible assets are expected to be comprised of the following:

224

(thousands in USD)	Estimated Remaining Useful Life	CGI Historical Carrying Value	Estimated Fair Value	Incremental Amortization Expense for the Six Month Ended June 30, 2020	Incremental Amortization Expense for the Year Ended December 31, 2019
Patents	-	$345	$-	$(64)	$(148)
Customer List	10 years	1,981	4,000	68	137
Tradename	10 years	355	1,200	42	77
Total		$2,681	$5,200	$46	$66

The fair value estimate for all identifiable intangible assets is preliminary and is based on assumptions that market participants would use in pricing an asset, based on the most advantageous market for the asset (i.e., its highest and best use). This preliminary fair value estimate could include assets that are not intended to be used, may be sold, or are intended to be used in a manner other than their best use. The final determination of fair value of intangible assets, as well as estimated useful lives, remains subject to change. The finalization may have a material impact on the valuation of intangible assets and the purchase price allocation, which is expected to be finalized subsequent to the merger. A 10% change in the valuation of intangible assets would cause a corresponding increase or decrease to goodwill of approximately $520 at the merger date and a corresponding increase or decrease to amortization expense of approximately $26 and $52, respectively, the six months ended June 30, 2020 and for the year ended December 31, 2019, assuming an overall weighted-average useful life of 10 years.

The final purchase consideration will be based on the CGI closing price per share immediately prior to the effective time of the merger. Accordingly, the purchase consideration and goodwill may change significantly if the trading price of CGI’s common stock fluctuates materially from the September 15, 2020 value of $4.31 per share. A 10% increase or decrease in CGI’s share price would result in the following changes into purchase consideration and goodwill:

Share price sensitivity analysis (thousands in USD)	10% increase in CGI share price	10% decrease in CGI share price
Preliminary fair value of purchase consideration	$14,526	$11,885
Preliminary goodwill from the merger	6,817	4,176

6. Unaudited Pro Forma Condensed Combined Balance Sheet Adjustments

The following provides explanations of the various adjustments to the unaudited pro forma condensed combined balance sheet:

A.

Represents adjustment related to goodwill determined by the net acquired identifiable assets and assumed liabilities. Refer to Note 5 on discussion of this reverse merger and purchase price allocation.

B.

Represent an increase of $2,519 over CGI historical book value of intangible assets recorded in conjunction with the purchase price allocation arising from the merger. Refer to Note 5 on discussion of this reverse merger and purchase price allocation.

C.

Represents $3,572 of transaction costs expected to be incurred in connection with the merger, of which approximately $21 was incurred or accrued for on the balance sheet as of June 30, 2020. The remaining transaction costs of $3,551 were not yet accrued or incurred and reflected in the balance sheet as of June 30, 2020 and are recorded as an increase to accrued expenses. Approximately $93 of the amount relates to the repayment of Angel Tax Credits and is reflected as a reduction to additional paid-in capital. The remaining amount of $3,458 is reflected as an increase to accumulated deficit.

225

D.

Represents CGI issuance of 246,272 shares to Atlas Sciences, LLC in exchange for the return of $848 and $111 of principal and interest, respectively, related to the conversion of an unsecured promissory note, which occurred in the third quarter of 2020. This conversion is part of CGI’s plan to meet its closing net cash representation in the Merger Agreement.

E.

Represents CGI’s payment for advances from NovellusDx, Ltd of $50, which occurred in July 2020. This advance has no associated interest expense. This payment is part of CGI’s plan to meet its closing net cash representation in the Merger Agreement.

F.	Represents an adjustment related to StemoniX’s loan agreement with the Minnesota Department of Employment and Economic development. Triggered by a transfer of substantial common stock ownership interest, this loan becomes payable in full, as well as a 30% premium on the original principal. This loan has an outstanding balance of $83 and carries a zero-interest rate. The $24 repayment premium is reflected as an increase in accumulated deficit and the total repayment of $107 is reflected as an increase to current notes payable.

G.

Represents the net proceeds from an assumed post June 30, 2020 CGI financing of $2,400 in exchange for 556,845 shares of common stock ($0.0001 par value per share) at an assumed price of $4.31 per share (the closing price of CGI common stock on Nasdaq on September 15, 2020). This financing is part of CGI’s plan to meet its closing net cash representation in the Merger Agreement.

H.

Represents the net proceeds from CGI’s assumed private placement of $10,000 in exchange for 2,320,186 shares of common stock ($0.0001 par value per share) at an assumed price of $4.31 per share (the closing price of CGI common stock on Nasdaq on September 15, 2020). Pursuant to the Merger Agreement, CGI must consummate a private placement of CGI’s securities of up to $10,000 no later than simultaneous with the closing as a condition to close the Merger Agreement.

I.

Represents the net proceeds from an assumed post June 30, 2020 StemoniX issuance of $5,643 convertible notes plus accrued interest of $86. This financing is part of StemoniX’s plan to meet its closing net cash representation in the Merger Agreement.

J.

Represents the conversion of StemoniX’s preferred shares of $29,112 prior to the closing of the reverse merger, causing a conversion of the preferred shares into common stock. The preferred shares are required to be converted prior to the closing. An aggregate of $1 of this transaction is allocated to common stock, $27,542 to additional paid-in capital and $1,569 to accumulated deficit.

K.

Represents the conversion of StemoniX’s $8,568 convertible notes and $106 accrued interest prior to the closing of the reverse merger, causing a conversion of the convertible notes into common stock. The convertible notes are required to be converted prior to the closing. Together with the conversion, debt issuance costs of ($26), debt discount of ($409) and an embedded derivative (“Share Settlement Obligation”) of $634 results in a loss on extinguishment and are derecognized through accumulated deficits.

L.	Represents the elimination of CGI common stock, paid-in capital, accumulated deficits and accumulated other comprehensive income, as well as the adjustments to reflect the capital structure of the combined company. See the explanation of the adjustments:

i.

Adjustments to common stock: an increase in common stock of $2 represents the adjustment to the aggregate historical par value of StemoniX and CGI of $0, to reflect 16,247,456 shares outstanding at a total par value of $2 ($0.0001 par value per share) calculated as follows:

(thousands in USD except share and per share amounts)	Amount
Shares of CGI common stock outstanding on June 30, 2020	2,260,883
Additional CGI common stock issued subsequent to June 30, 2020	246,272
CGI common stock to be issued to StemoniX as of closing of Merger	10,863,271
CGI common stock issued for projected private placement transaction	2,320,186
CGI common stock issued for projected $2,400 financing	556,845
Total shares of CGI common stock outstanding as of merger close	16,247,456
Par value per common share	$0.0001
Common stock total par value at merger	$2
Exclusion of other common stock pro forma adjustments	-
Total pro forma merger adjustments	$2

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ii.	Adjustments to paid-in capital as follows:

(thousands in USD)	Amount
Merger consideration	$13,206
Elimination of CGI historical additional paid-in capital	(172,431)
Adjustments related to purchase price consideration	(4,926)
Adjustments related to Atlas debt repayment	(959)
Adjustments related to CGI $2,400 financing	(2,400)
Par value common stock	(2)
Total pro forma merger adjustments	$(167,512)

iii.	Adjustments to accumulated deficit as follows:

(thousands in USD)	Amount
Pro forma merger adjustments:
Elimination of historical CGI accumulated deficit	$167,303
Elimination of historical CGI siParadigm earn-out provision assets and advance liabilities	180
Total pro forma merger adjustments	$167,483

iv.	Adjustments to remove CGI’s accumulated other comprehensive income

(thousands in USD)	Amount
Pro forma merger adjustments:
Elimination of historical CGI accumulated other comprehensive income	$27
Total pro forma merger adjustments	$27

7. Unaudited Pro Forma Statement of Operations Adjustments

The following provides explanations of the various adjustments to the unaudited pro forma condensed combined statement of operations:

A.	Represents incremental amortization of $46 and $66 for the six months ended June 30, 2020 and for the twelve months ended December 31, 2019, respectively, related to the fair value adjustments to intangible assets discussed above in Note 5. The amortization expense is recorded in General and administrative expenses based on StemoniX’s accounting policy.

B.

Represents the removal of $21 for the six months ended June 30, 2020 incurred by the combined companies in conjunction with this reverse merger for transaction related fees and expenses that will not recur on an ongoing basis.

C.

Represents the elimination of the historical interest expense of $43 and $16 for the six months ended June 30, 2020 and for the year ended December 31, 2019, respectively, related to CGI’s return of $848 of principal amount and $111 of interest from unsecured promissory note for issuance of 246,272 shares to Atlas Sciences, LLC, which occurred in the third quarter of 2020. This conversion is part of CGI’s plan to meet its closing net cash representation in the Merger Agreement.

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D.	Represents the elimination of historical interest expense of $22 for the six months ended June 30, 2020 incurred by StemoniX related to the convertible notes issued in May and June 2020.

E.	Represents the elimination of historical changes in fair value of an embedded derivative (“Share Settlement Obligation”) with the convertible notes for the six months ended June 30, 2020.

8. Loss per Share

The unaudited pro forma weighted average number of basic and diluted shares outstanding for the six months ended June 30, 2020 and for the year ended December 31, 2019 is calculated as follows:

(thousands in USD except share and per share amounts)	For the Six months ended June 30, 2020	For the Year ended December 31, 2019
Weighted average CGI shares outstanding as of June 30, 2020 and December 31, 2019 – basic	2,126,000	1,928,000
Adjusted for:
StemoniX weighted average shares outstanding as if the merger occurred on January 1, 2019	10,863,271	10,863,271
CGI additional shares issued for Atlas debt conversion	246,272	246,272
CGI additional shares issued for $2.4M financing	556,845	556,845
CGI additional shares issued for $10M private placement	2,320,186	2,320,186
Pro forma adjusted weighted average shares outstanding as of June 30, 2020 and December 31, 2019 – basic and dilutive	16,112,573	15,914,573

Pro forma net loss attributable to common shareholders – basic and dilutive	$(6,008)	$(15,891)

Pro forma net loss per common share – basic and dilutive	$(0.37)	$(1.00)

The unaudited pro forma weighted average number of basic shares outstanding is calculated by adding the number of combined company shares expected to be issued to the stockholders of StemoniX after giving effect to the pre-closing StemoniX conversions and the historical weighted average number of basic shares of CGI, which will remain outstanding as shares in the combined company on a 1:1 basis. The pro forma adjusted weighted average shares outstanding are 16,113 and 15,915 shares in thousands as of June 30, 2020 and December 31, 2019, respectively.

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COMPARISON OF RIGHTS OF HOLDERS OF CGI STOCK AND STEMONIX STOCK

CGI is incorporated under the laws of the State of Delaware and StemoniX is incorporated under the laws of the State of Minnesota. Accordingly, the rights of CGI stockholders and StemoniX shareholders are governed by the laws of the State of Delaware and the laws of State of Minnesota, respectively. If the merger is completed, StemoniX shareholders will become stockholders of CGI, and their rights will be governed by the DGCL and the certificate of incorporation and bylaws.

The table below summarizes the material differences between the rights of StemoniX shareholders under the StemoniX articles of incorporation, as amended, certificate of designation, and bylaws, as the same may be amended or amended and restated and the rights of CGI stockholders under the CGI certificate of incorporation and bylaws. It does not purport to be a complete description of those differences, or a complete description of the specific provisions referred to in this summary.

While CGI and StemoniX believe that the summary tables cover the material differences between the rights of CGI stockholders and StemoniX shareholders under their respective incorporation documents and bylaws, these summary tables may not contain all of the information that is important to you. CGI has filed its charter documents with the SEC and will send copies to you without charge, upon your request. StemoniX will also send copies of its charter documents referred to in this proxy statement/prospectus/information statement to you upon your request. See the section titled “Where You Can Find More Information” in this proxy statement/prospectus/information statement.

STEMONIX SHAREHOLDER RIGHTS VERSUS CGI STOCKHOLDER RIGHTS

Provision	STEMONIX	CGI

Elections; Voting; Procedural Matters

Authorized Capital Stock

The articles of incorporation, as amended, authorizes the issuance of up to 100,000,000 shares of capital stock, with par value $0.0001.

The fourth amended and restated certificate of designation of rights and preferences of convertible preferred stock (referred to as the Fourth Amended and Restated Certificate of Designation) designates 4,700,000 shares of capital stock of StemoniX as Series A Convertible Preferred Stock, par value $0.0001 per share, and 4,700,000 shares of capital stock of StemoniX as Series B Convertible Preferred Stock, par value $0.0001 per shares. The Series A Convertible Preferred Stock and Series B Convertible Preferred Stock are sometimes referred to in this description as the Preferred Stock.

As of September 15, 2020, there were 2,566,391 shares of Common Stock, 4,611,587 shares of Series A Preferred Stock and 3,508,580 shares of Series B Preferred Stock issued and outstanding.

The certificate of incorporation, as amended, authorizes the issuance of up to 109,764,000 shares of capital stock, which consist of: (i) 100,000,000 shares of CGI Common Stock, par value $0.0001 per share, and (ii) 9,764,000 shares of preferred stock, par value $0.0001 per share.

The certificate of incorporation designates 588,000 shares of capital stock of CGI as Series A Convertible Preferred Stock, 2,000,000 shares of capital stock of CGI as Series B Convertible Preferred Stock and 1,764,000 shares of capital stock of CGI as Series A-1 Convertible Preferred Stock. The Series A Convertible Preferred Stock, Series B Convertible Preferred Stock and Series A-1 Convertible Preferred Stock are sometimes referred to in this description as the Preferred Stock.

As of September 15, 2020, there were 2,422,612 shares of CGI Common Stock and no shares of Preferred Stock issued and outstanding.

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Provision	STEMONIX	CGI

Number of Directors

The bylaws of StemoniX provide that the number of directors constituting the board of directors will be determined from time to time by resolution adopted by the board of directors.

The current number of directors is three.

The bylaws of CGI provide that the board of directors shall consist of one or more members, the number thereof to be determined from time to time by resolution adopted by the board of directors.

The current number of directors is four.

Stockholder Nominations and Proposals Directors’ Terms of Office; Removal

The bylaws do not provide for stockholder director nominations or proposals.

The bylaws provide that a director serves for an indefinite term that expires at the next regular meeting of shareholders and that a director holds office until a successor is elected and has qualified or until the earlier death, resignation, removal or disqualification of the director.

Nominations of persons for election to the board of directors and proposals of other business to be considered by the stockholders may be made at an annual meeting of stockholders (a) pursuant to CGI’s notice of meeting (or any supplement thereto, (b) by or at the direction of the board of directors or any committee thereof or (c) by any stockholder of CGI who was a stockholder of record at the time the notice of proposed business is delivered to the secretary of CGI, who is entitled to vote at the meeting and who complies with the notice procedures set forth in the bylaws.

The bylaws provide that a director serves for one year or until his or her successor is duly elected and qualified subject to such director’s earlier death, resignation, removal or disqualification.

Special Meetings of the Stockholders

The StemoniX bylaws provide that a special meeting of the shareholders may be called by the chief executive officer, chief financial officer, the board of directors, any two or more directors or upon request by shareholder(s) holding 10% or more of the voting power of all shares entitled to vote.

The CGI bylaws provide that a special meeting of the stockholders may be called only by the board of directors.
Cumulative Voting

The charter documents of StemoniX do not provide for cumulative voting rights in the election of its directors. Under the MBCA, cumulative voting is permitted only when authorized in the articles of incorporation.

The charter documents of CGI do not provide for cumulative voting rights in the election of its directors. Under the DGCL, cumulative voting is permitted only when authorized in the certificate of incorporation.

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Provision	STEMONIX	CGI

Vacancies	The StemoniX bylaws provide that directors hold office until a successor is elected and has qualified or until the earlier death, resignation, removal or disqualification of the director.	The CGI bylaws provide that any vacancy occurring in the board of directors may be filled only by a majority of the remaining members of the board of directors even though less than a quorum, and that each director so elected shall hold office until the expiration of the term of office of the director whom he or she has replaced or until his or her successor is elected and qualified.

Voting

Holders of shares of StemoniX Common Stock are entitled to one vote for each such share on all matters voted on by the shareholder.

Pursuant to the Fourth Amended and Restated Certificate of Designation, the holder of each shares of Preferred Stock has the right to that number of votes equal to the number of shares of Common Stock issuable upon conversion of such shares. In addition, the voting rights of any holders of other classes of preferred stock shall be established and designated by the board of directors at the time of issuance.

Holders of CGI Common Stock are entitled to one vote for each such share on all matters voted on by the stockholders.
Shareholder Action by Written Consent

The bylaws provide that any action that may be taken at any meeting of the shareholders may be taken by a written action signed, or consented to by authenticated electronic communication, by the shareholders that possess the voting power that would be required to take the same action at a meeting of the shareholders at which all shareholders were present.

The CGI bylaws provide that any action required or permitted to be taken by the stockholders must be effected at a duly held meeting of stockholders at which a quorum is present or represented and may not be effected by any consent in writing by such stockholders.
Notice of Stockholder Meetings

The StemoniX bylaws provide that notice of the time, date and place of every meeting of the shareholders must be mailed to every voting shareholder at least five and not more than 60 days prior to the date of the meeting. Any notice to shareholders given by a form of electronic communication consented by the shareholder to whom such notice is given is effective when given.

The CGI bylaws provide that notice of the place, if any, date and hour of the meeting, the means of remote communications, if any, by which stockholders and proxy holders may be deemed to be present in person and vote at such meeting, the record date for determining the stockholders entitled to vote at the meeting (if such date is different from the record date for stockholders entitled to notice of the meeting) and in the case of a special meeting, the purpose or purposes for which the meeting is called, shall be given at least 10 days and not more than 60 days before the date of the meeting.

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Provision	STEMONIX	CGI

Conversion Rights and Protective Provisions

The holders of StemoniX common stock do not have preemptive, conversion or other protective rights.

For purposes of this description, “Applicable Stated Value Per Shares” is defined as the price paid to StemoniX for the applicable shares and the “Applicable Conversion Price” per share of Preferred Stock shall initially be equal to the Applicable Stated Value Per Share and shall be adjustable according to the Fourth Amended and Restated Certificate of Designation.

The shares of Preferred Stock are convertible into Common Stock at the holder’s option. Upon any such conversion, each share of Preferred Stock shall be converted into that number of fully paid and nonassessable shares of Common Stock obtained by dividing the Applicable Stated Value Per Share by the Applicable Conversion Price in effect on the date of conversion.

The Shares of Preferred Stock will automatically be converted in to Common Stock in the event of the closing of an underwritten public offering with a price per share of Common Stock of three times the Applicable Stated Value Per Share for the Series B Preferred and gross proceeds of not less than $25,000,000, or (ii) upon the written consent of the holders of a majority of the Preferred Stock.

The Preferred Stock ranks senior and prior to the Common Stock. In the event of a liquidation event, which includes the merger or consolidation of StemoniX with another entity or the sale, transfer or disposition of all or substantially all of the assets of StemoniX, the holders of shares of the Preferred Stock are entitled to receive out of the assets of StemoniX, in preference to the Common Stock (or other shares ranking junior thereto with respect to dissolution or liquidation), the greater of the Applicable Stated Value Per Shares, plus any declared but unpaid dividend thereon, or the amount the holder would receive if the shares of Preferred Stock converted to common stock.

The holders of CGI Common Stock do not have preemptive, conversion or other protective rights.

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Provision	STEMONIX	CGI

Forum Selection	Neither the articles of incorporation nor bylaws of StemoniX include a forum selection provision.	The certificate of incorporation provides that the Court of Chancery of the State of Delaware shall be, to the fullest extent permitted by law, the sole and exclusive forum for (i) any derivative action or proceeding brought on behalf of CGI, (ii) any action asserting a claim of breach of a fiduciary duty owed by, or other wrongdoing by, any director officer, employee or agent of CGI to CGI or its stockholders, (iii) any action asserting a claim arising pursuant to any provision of the DGCL or CGI’s certificate of incorporation or bylaws, (iv) any action to interpret, apply, enforce or determine the validity of CGI’s certificate or bylaws, or (v) any action asserting a claim governed by the internal affairs doctrine, in each such case subject to said Court of Chancery having personal jurisdiction over the indispensable parties named as defendants therein

Indemnification of Officers and Directors and Advancement of Expenses

Indemnification

The StemoniX bylaws provide that it shall indemnify a person made a party to a proceeding by reason of the former or present official capacity of the person, to the extent required or permitted by the MBCA, or as required by the articles of incorporation or other applicable law.

The StemoniX articles of incorporation provide that a director shall not be liable to the corporation or its shareholder for monetary damages for breach of fiduciary duty as a director, except for liability (i) based on a breach of the duty of loyalty, (ii) for acts or omissions not in good faith or that involve intention misconduct, (iii under the MBCA, (iv) for any transaction from which such director derived improper personal benefit; or (v) for acts or omissions occurring prior to the effective date of the articles of incorporation.

The CGI bylaws provide that it shall indemnify a person who is made or threatened to be made a party to a proceeding, whether civil, criminal, administrative or investigative, by reason of the former or present official capacity of the person (as defined in the CGI bylaws). CGI shall be required to indemnify a covered person in connection with a proceeding commenced by such covered person only if the commencement of such proceeding (or part thereof) by the covered person was authorized in the specific case by the board of directors.

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Provision	STEMONIX	CGI

Advancement of Expenses	The StemoniX bylaws do not provide for advancement of expenses.	The CGI bylaws provide for the prepayment of expenses incurred by a covered person (as defined in the CGI bylaws) in defending any proceeding to the fullest extent not prohibited by applicable law, subject to the undertaking by the covered person to repay all amounts advanced if it should be ultimately determined that the covered person is not entitled to be indemnified under the bylaws, or otherwise.
Dividends
Declaration and Payment of Dividends

StemoniX may declare dividends in accordance with the MBCA.

The StemoniX Fourth Amended and Restated Certificate of Designation provides that holder of Preferred Stock are entitled to receive non-cumulative dividends in preference to any dividend on the Common Stock, at an annual rate of 8%, when and if declared by the board of directors.

The holders of CGI Common Stock are entitled to dividends in the amounts and at times as may be declared by the board of directors out of funds legally available therefor.
Amendments to Certificate of Incorporation or Bylaws

General Provisions

The StemoniX articles of incorporation may be amended, altered, changed or repealed in accordance with the MBCA.

The StemoniX bylaws provide that, the bylaws may be altered, amended, or repealed at a meeting of the board of directors. However, the bylaws cannot be amended to adopt, amend or repeal a bylaw fixing a quorum for a meeting of shareholders, prescribing procedures for removing directors or filing vacancies, or fixing the number, classification, qualification or term of office of the board of directors.

The CGI certificate of incorporation may be amended, altered or repealed in accordance with the DGCL.

The CGI bylaws provide that the bylaws may be altered, amended or repealed by the board of directors, but the stockholders may make additional bylaws and may alter and repeal any bylaws whether adopted by them or otherwise.

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PRINCIPAL STOCKHOLDERS OF CGI

To our knowledge, the following table sets forth information with respect to beneficial ownership of outstanding common stock as of September 15, 2020 by:

●	each person known by the Company to beneficially own more than 5% of the outstanding shares of the common stock;
●	each of our Named Executive Officers;
●	each of our directors; and
●	all of our directors and executive officers as a group.

Beneficial ownership is determined in accordance with the rules of the SEC and includes voting or investment power with respect to the securities as well as securities which the individual or group has the right to acquire within 60 days of the determination date. Unless otherwise indicated, the address for those listed below is c/o Cancer Genetics, Inc., 201 Route 17 North, 2nd Floor, Rutherford, New Jersey 07070. Except as indicated by footnote, and subject to applicable community property laws, the persons named in the table have sole voting and investment power with respect to all shares of common stock shown as beneficially owned by them. The number of shares of the common stock outstanding used in calculating the percentage for each listed person includes the shares of common stock underlying warrants, options or other convertible securities held by such persons that are exercisable within 60 days of September 15, 2020 but excludes shares of common stock underlying warrants, options or other convertible securities held by any other person. The number of shares of common stock issued and outstanding as of September 15, 2020 was 2,422,612. Except as noted otherwise, the amounts reflected below are based upon information provided to the Company and filings with the SEC.

Name of Beneficial Owner	Number of Shares Beneficially Owned	Percent of Class
Edmund Cannon (1)	7,227	*
Dr. Franklyn G. Prendergast, M.D., Ph.D. (2)	5,849	*
Geoffrey Harris (3)	8,914	*
Howard McLeod (3)	5,115	*
John A. Roberts (4)	14,836	*
Ralf Brandt (5)	70,888	2.9%
M. Glenn Miles (6)	14,610	*
Directors and Executive Officers as a Group (7 persons)	127,439	5.2%

Significant Shareholders	Number of Shares Beneficially Owned	Percent of Class
Renaissance Technologies, LLC (7)	168,032	6.9%
Significant Shareholders	168,032	6.9%

(*)	Less than 1%.
(1)	Includes 5,166 shares of common stock underlying options exercisable on or before November 14, 2020.
(2)	Includes 5,433 shares of common stock underlying options exercisable on or before November 14, 2020.
(3)	Includes 4,666 shares of common stock underlying options exercisable on or before November 14, 2020.
(4)	Includes 4,916 shares of common stock underlying options exercisable on or before November 14, 2020. Excludes 83 shares of common stock underlying options not exercisable on or before November 14, 2020.
(5)	Includes 55,722 shares of common stock owned through the Brandt Family Trust. Includes 14,166 shares of common stock underlying options exercisable on or before November 14, 2020. Excludes 4,167 shares of common stock underlying options that are not exercisable on or before November 14, 2020.
(6)	Includes 9,610 shares of common stock underlying options exercisable on or before November 14, 2020. Excludes 3,722 shares of common stock underlying options not exercisable on or before November 14, 2020.
(7)	Based on a Schedule 13G filed with the SEC on February 12, 2020, consists of 168,032 shares of common stock held by Renaissance Technologies, LLC, under its holding company Renaissance Technologies Holdings Corporation. The principal business address of the beneficial owners is 800 Third Avenue, New York, New York 10022.

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PRINCIPAL SHAREHOLDERS OF STEMONIX

The following table sets forth information with respect to the beneficial ownership of StemoniX Common Stock as of September 15, 2020 by:

●	each person, entity or group of affiliated persons, known by StemoniX to beneficially own more than 5% of its common stock;

●	each of StemoniX’s named executive officers;

●	each of StemoniX’s directors; and

●	all of StemoniX’s current executive officers and directors as a group.

The percentage of shares beneficially owned is based on 2,566,391 shares of common stock outstanding as of September 15, 2020.

Beneficial ownership is determined according to the rules of the SEC and generally means that a person has beneficial ownership of a security if he, she or it possesses sole or shared voting or investment power of that security, including securities that are exercisable or convertible, as the case may be, within 60 days of September 15, 2020. Shares of StemoniX Common Stock issuable pursuant to such securities are deemed outstanding for computing the percentage of the person holding such securities and the percentage of any group of which the person is a member but are not deemed outstanding for computing the percentage of any other person. Accordingly, if a shareholder of StemoniX owns preferred stock of StemoniX, the beneficial ownership of such shareholder is computed as if such shareholder’s preferred stock was converted to StemoniX Common Stock, but no other preferred stock is converted to StemoniX Common Stock. Except as indicated by the footnotes below, StemoniX believes, based on the information furnished to it, that the persons named in the table below have sole voting and investment power with respect to all shares of common stock shown that they beneficially own, subject to community property laws where applicable. The information does not necessarily indicate beneficial ownership for any other purpose, including for purposes of Section 13(d) and 13(g) of the Securities Act. StemoniX does not know of any arrangements, including any pledge by any person of securities of StemoniX. StemoniX does not know of any arrangements, including any pledge by any person of securities of StemoniX.

Unless otherwise indicated, the address of each beneficial owner listed in the table below is c/o StemoniX, Inc., 13300 67th Avenue North, Maple Grove, Minnesota 55311.

	Beneficial Ownership
Name of Beneficial Owner	Shares	%
Greater than 5% Stockholders:
BC34 LLC (1)	155,518	5.7%
Robert William Bingham and Darcy Carlson Bingham (2)	143,206	5.3%
Brightstone Venture Capital Fund LP (3)	304,690	10.6%
DBJ 2001 Holdings, LLC (4)	156,612	5.8%
Eric W. Hilgenberg (5)	158,726	5.8%
FOD Capital LLC (6)	287,905	10.1%
JLO Ventures, LLC (7)	575,145	18.3%
Keshif Ventures, LLC (8)	180,415	6.6%
Sriram Nadathur (9)	1,129,930	30.6%
Murdoc Khaleghi (10)	200,476	7.8%
SSB Invest (11)	396,025	13.4%
Tara Holdings, LLC (12)	156,612	5.8%
Current Executive Officers and Directors:
Paul Hansen (Director) (13)	355,773	12.5%
Andrew LaFrence (Chief Financial Officer) (14)	109,864	4.1%
Robert Petcavich (Chief Science Advisor, Director) (15)	1,208,441	43.9%
Yung-Ping Yeh (Chief Executive Officer, Director) (16)	1,024,024	39.8%
All current executive officers and directors as a group (4 persons)	2,698,1002	86.3%

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(1)	Consists entirely of convertible preferred stock. For purposes of this table, the convertible preferred stock is assumed to convert into StemoniX Common Stock on a 1-1 basis.

(2)

Shares reflected in the table are held by The Bingham Family Trust dated 2/25/1999, of which Robert William Bingham and Darcy Carlson Bingham are the beneficiaries and trustees. Consists entirely of convertible preferred stock. For purposes of this table, the convertible preferred stock is assumed to convert into StemoniX Common Stock on a 1-1 basis.

(3)	Consists entirely of convertible preferred stock. For purposes of this table, the convertible preferred stock is assumed to convert into StemoniX Common Stock on a 1-1 basis.

(4)	Consists entirely of convertible preferred stock. For purposes of this table, the convertible preferred stock is assumed to convert into StemoniX Common Stock on a 1-1 basis.

(5)	Consists entirely of convertible preferred stock. For purposes of this table, the convertible preferred stock is assumed to convert into StemoniX Common Stock on a 1-1 basis.

(6)	Consists entirely of convertible preferred stock. For purposes of this table, the convertible preferred stock is assumed to convert into StemoniX Common Stock on a 1-1 basis.

(7)	Consists entirely of convertible preferred stock. For purposes of this table, the convertible preferred stock is assumed to convert into StemoniX Common Stock on a 1-1 basis.

(8)	Consists entirely of convertible preferred stock. For purposes of this table, the convertible preferred stock is assumed to convert into StemoniX Common Stock on a 1-1 basis.

(9)	Includes (i) 12,000 shares of common stock underlying options exercisable on or before November 14, 2020, and (ii) 1,117,930 shares of preferred stock held by Khejri Pte LTD, which is controlled by Sriram Nadathur. For purposes of this table, the convertible preferred stock is assumed to convert into StemoniX Common Stock on a 1-1 basis.

(10)	Includes (i) 200,000 shares of StemoniX Common Stock, and (ii) 476 shares of convertible preferred stock. For purposes of this table, the convertible preferred stock is assumed to convert into StemoniX Common Stock on a 1-1 basis.

(11)	Consists entirely of convertible preferred stock. For purposes of this table, the convertible preferred stock is assumed to convert into StemoniX Common Stock on a 1-1 basis.

(12)	Consists entirely of convertible preferred stock. For purposes of this table, the convertible preferred stock is assumed to convert into StemoniX Common Stock on a 1-1 basis.

(13)	Includes (i) 76,000 shares of StemoniX Common Stock, and (ii) 279,773 shares of convertible preferred stock. For purposes of this table, the convertible preferred stock is assumed to convert into StemoniX Common Stock on a 1-1 basis.

(14)	Includes (i) 22,643 shares of StemoniX Common Stock held individually, (ii) 20,736 shares of convertible preferred stock held by Trust Agreement of Andrew David Chapman LaFrence and Kimberly Ann Chapman LaFrence dated August 11, 2017, of which Mr. LaFrence is a beneficiary, and (iii) 66,485 shares of StemoniX Common Stock subject to stock options held by Mr. LaFrence individually, which options are currently exercisable or are exercisable within 60 days. For purposes of this table, the convertible preferred stock is assumed to convert into StemoniX Common Stock on a 1-1 basis. Mr. LaFrence and his spouse Kimberly Ann Chapman LaFrence are the beneficiaries and trustees of the Trust Agreement of Andrew David Chapman LaFrence and Kimberly Ann Chapman LaFrence dated August 11, 2017

(15)	Includes (i) 24,086 shares of StemoniX Common Stock held individually, (ii) 184,355 shares of convertible preferred stock held individually, and (iii) 1,000,000 shares of StemoniX Common Stock held by The Robert John Petcavich Living Trust, of which Dr. Petcavich is a beneficiary. The beneficiaries and trustees of The Robert John Petcavich Living Trust are Dr. Petcavich and his spouse Linda Young. For purposes of this table, the convertible preferred stock is assumed to convert into StemoniX Common Stock on a 1-1 basis.

(16)	Includes (i) 1,014,606 shares of StemoniX Common Stock, and (ii) 9,418 shares of convertible preferred stock. For purposes of this table, the convertible preferred stock is assumed to convert into StemoniX Common Stock on a 1-1 basis.

237

PRINCIPAL STOCKHOLDERS OF THE POST-MERGER COMPANY

Except where specifically noted, the following information and all other information contained in this proxy statement/prospectus/information statement do not give effect to the reverse stock split described in the Reverse Stock Split Proposal.

The following table sets forth information with respect to the beneficial ownership of the post-merger company’s common stock immediately after the closing of the merger, assuming the closing of the merger occurred on September 15, 2020 by:

●	each person, or group of affiliated persons, expected by CGI and StemoniX to become the beneficial owner of more than 5% of the outstanding common stock of the post-merger company;
●	each executive officer and director of the post-merger company; and
●	all of the post-merger company’s executive officers and directors as a group.

Beneficial ownership is determined according to the rules of the SEC and generally means that a person has beneficial ownership of a security if he, she or it possesses sole or shared voting or investment power of that security, including securities that are exercisable or convertible, as the case may be, within 60 days of September 15, 2020. Shares of common stock issuable pursuant to such securities are deemed outstanding for computing the percentage of the person holding such securities and the percentage of any group of which the person is a member but are not deemed outstanding for computing the percentage of any other person. The information does not necessarily indicate beneficial ownership for any other purpose, including for purposes of Section 13(d) and 13(g) of the Securities Act.

The percentage of shares beneficially owned is based on 10,899,825 shares of CGI Common Stock expected to be outstanding upon the closing of the merger, excluding the effect of the reserve stock split, if approved, and the Private Placement, and adjusted as required by the rules promulgated by the SEC to determine beneficial ownership. Neither CGI nor StemoniX know of any arrangements, including any pledge by any person of securities of the post-merger company.

Immediately following the Effective Time, but prior to the proportionate dilution to come from the private placement described elsewhere in this proxy statement/prospectus/information statement that is a condition of the merger (the “Private Placement”), the holders of (i) StemoniX Common Stock (after the conversion to StemoniX Common Stock of all (A) shares of StemoniX Series A Preferred Stock and Series B Preferred Stock and (B) StemoniX Convertible Notes), (ii) in-the-money StemoniX Options, and (iii) in-the-money StemoniX Warrants will hold approximately 78% of the Deemed Outstanding Shares (as defined below) and the holders of (i) CGI Common Stock, (ii) in-the-money CGI stock options, if any, and (iii) in-the-money CGI warrants, if any, will retain ownership of approximately 22% of the Deemed Outstanding Shares, with such percentages subject to certain closing adjustments based on the Net Cash (as defined in the section titled “The Merger Agreement—Exchange Ratio”) held by each company (such adjustment, the “Net Cash Adjustment”) and, proportionately for all equity holders of the post-merger company, the Private Placement. “Deemed Outstanding Shares” is defined to include shares of CGI Common Stock and the CGI Common Stock issuable on a net exercise basis with respect to any in-the-money CGI Options, in-the-money CGI Warrants, in-the-money StemoniX Options and in-the-money StemoniX Warrants, but not any shares issued in the Private Placement.

The percentages stated above, and the following table and the related notes assume that at the Effective Time the Exchange Ratio will be 0.5541 shares of CGI Common Stock per one share of StemoniX Common Stock or share of StemoniX Common Stock issuable on a net exercise basis under in-the-money StemoniX Warrants and/or in-the-money StemoniX Options. The estimated Exchange Ratio is based upon CGI’s and StemoniX’s capitalization as of September 15, 2020, no Net Cash Adjustment, no adjustment for fractional shares and a CGI closing price of $4.31 per share of common stock (the closing price the CGI Common Stock on the Nasdaq Capital Market on September 15, 2020), and the Exchange Ratio will be adjusted to account for any changes in such assumptions prior to the closing of the merger. See “The Merger Agreement—Exchange Ratio” for more information regarding the Exchange Ratio.

238

Except as indicated in footnotes to this table, CGI and StemoniX believe that the stockholders named in this table have sole voting and investment power with respect to all shares of common stock of the post-merger company shown as beneficially owned by them, based on information provided to CGI and StemoniX by such stockholders and subject to community property laws where applicable.

Unless otherwise indicated, the address of each beneficial owner listed in the table below is c/o Cancer Genetics, Inc., 201 Route 17 North, 2nd Floor, Rutherford, New Jersey 07070.

Beneficial ownership representing less than 1% is denoted with an asterisk (*).

	Beneficial Ownership
Name of Beneficial Owner	Shares	%
Greater than 5% Stockholders:
Sriram Nadathur (1)	988,437	9.1%
Robert Petcavich (2)	843,277	7.7%

Executive Officers and Currently Identified Directors:
John A. Roberts (3)	14,836	*
Yung-Ping Yeh	573,003	5.3%
Andrew D.C. LaFrence (4)	32,191	*
Ralf Brandt (5)	70,888	*
Geoffrey Harris (6)	8,914	*
Howard McLeod (7)	5,115	*
John Fletcher	-	-
All executive officers and currently identified directors as a group (7 persons)	704,947	6.4%

(1)	Includes 1,286 shares of common stock underlying options exercisable on or before November 14, 2020.

(2)	Includes (i) 13,422 shares held individually, (ii) 17,213 shares held by his spouse, Linda Young, and (iii) 812,642 shares of StemoniX Common Stock held by The Robert John Petcavich Living Trust, of which Dr. Petcavich is a beneficiary. The trustees of The Robert John Petcavich Living Trust are Dr. Petcavich and his spouse Linda Young.

(3)	Includes 4,916 shares of common stock underlying options exercisable on or before November 14, 2020. Excludes 83 shares of common stock underlying options not exercisable on or before November 14, 2020.

(4)	Includes 6,043 shares of common stock underlying options exercisable on or before November 14, 2020.

(5)	Includes 55,722 shares of common stock owned through the Brandt Family Trust. Includes 14,166 shares of common stock underlying options exercisable on or before November 14, 2020. Excludes 4,167 shares of common stock underlying options that are not exercisable on or before November 14, 2020.

(6)	Includes 4,666 shares of common stock underlying options exercisable on or before November 14, 2020.

(7)	Includes 4,666 shares of common stock underlying options exercisable on or before November 14, 2020.

239

LEGAL MATTERS

Lowenstein Sandler LLP will pass upon the validity of the CGI Common Stock offered by this proxy statement/prospectus/information statement.

EXPERTS

Cancer Genetics, Inc.

The consolidated financial statements of Cancer Genetics, Inc. and subsidiaries as of December 31, 2019 and for the year ended December 31, 2019 have been audited by Marcum LLP, an independent registered public accounting firm, as stated in their report which is included herein, (which report includes an explanatory paragraph as to the Company’s ability to continue as a going concern and a paragraph regarding other matters including 1) the audit of the restatement for discontinued operations, 2) a reverse stock-split and 3) change in accounting principle). Such financial statements have been included herein in reliance on the report of such firm, given upon their authority as experts in auditing and accounting.

The consolidated financial statements as of December 31, 2018 and for the year then ended have been audited by RSM US LLP, an independent registered public accounting firm, as stated in their report thereon (which report expresses an unqualified opinion on the financial statements, except for effects of the adjustments, if any, as might have been determined to be necessary had they been engaged to audit the Company’s restatement for discontinued operations and a reverse stock-split and emphasis of matter paragraphs stating 1) they were not engaged to audit the restatement for discontinued operations and a reverse stock-split, 2) for substantial doubt about the Company’s ability to continue as a going concern and 3) change in accounting principle), included herein, and have been included in this proxy statement/prospectus/information statement in reliance upon such report and upon the authority of such firm as experts in accounting and auditing.

StemoniX, Inc.

The financial statements of StemoniX, Inc. as of and for the years end December 31, 2018 and December 31, 2019, included in this Registration Statement, have been audited by Deloitte & Touche LLP, an independent registered public accounting firm, as stated in their report appearing herein and elsewhere in the Registration Statement (which report expresses an unqualified opinion on the financial statements and includes an explanatory paragraph referring to substantial doubt regarding StemoniX, Inc.’s ability to continue as a going concern and a change in accounting principle related to the adoption of Accounting Standards Update 2016-02, “Leases (Topic 842)). Such financial statements have been so included in reliance upon the report of such firm given upon their authority as experts in accounting and auditing.

WHERE YOU CAN FIND MORE INFORMATION

CGI files electronically with the SEC its annual reports on Form 10-K, quarterly interim reports on Form 10-Q, current reports on Form 8-K and amendments to those reports filed or furnished pursuant to Section 13(a) or 15(d) of the Securities Exchange Act of 1934. CGI makes available on or through its website at www.cancergenetics.com, free of charge, copies of these reports as soon as reasonably practicable after CGI electronically files or furnishes such reports to the SEC. The SEC maintains a website that contains the documents that CGI files electronically with the SEC. The address of the SEC’s website is http://www.sec.gov. In addition, CGI will provide to each person to whom a proxy statement/prospectus/information statement is delivered, without charge upon written or oral request, a copy of any or all of the documents that CGI files with the SEC. Requests should be directed to:

Cancer Genetics, Inc.

201 Route 17 North, 2nd Floor

Rutherford, New Jersey

(201) 528-9200

Attention: John A. Roberts, President and Chief Executive Officer

240

You may also request additional copies from CGI’s proxy solicitor using the following contact information:

Alliance Advisors

200 Broadacres Drive, 3rd Floor

Bloomfield, NJ 07003

Toll Free: 800-574-6216

CGI has filed a registration statement under the Securities Act with the SEC with respect to the securities of CGI to be issued pursuant to the Merger Agreement. This proxy statement/prospectus/information statement constitutes the prospectus of CGI filed as part of the registration statement. This proxy statement/prospectus/information statement does not contain all of the information set forth in the registration statement because certain parts of the registration statement are omitted as provided by the rules and regulations of the SEC. You may inspect and copy the registration statement at any of the addresses listed above.

StemoniX does not have a class of equity securities registered under the Securities Exchange Act of 1934 and does not file reports or other information with the SEC. StemoniX will send copies of its charter documents referred to in this proxy statement/prospectus/information statement to you upon your request delivered to: StemoniX, Inc., Attention: Chief Financial Officer, 13300 67th Avenue North, Maple Grove, Minnesota 55311.

OTHER MATTERS

Stockholder Proposals to Be Presented at the Next Annual Meeting of CGI

Any stockholder proposals submitted for inclusion in CGI’s proxy statement and form of proxy for its 2021 Annual Meeting of Stockholders must be received by CGI no later than    , 2021 in order to be considered for inclusion in its proxy statement and form of proxy; provided that if the date of the 2021 Annual Meeting of Stockholders is changed by more than 30 days from the date of the previous year’s meeting, then the deadline is a reasonable time before the company begins to print and send its proxy materials. Such proposal must also comply with the requirements as to form and substance established by the SEC if such proposals are to be included in the proxy statement and form of proxy. Any such proposal shall be mailed to: Cancer Genetics, Inc., 201 Route 17 North, 2nd Floor, Rutherford, New Jersey, 07070 Attn.: Secretary.

CGI’s by-laws state that a stockholder must provide timely written notice of a proposal, or must timely submit a nomination of a director candidate, to be brought before the meeting and supporting documentation as well as be present at such meeting, either in person or by a representative. For CGI’s 2021 Annual Meeting of Stockholders, a stockholder’s notice or nomination shall be timely received by CGI at its principal executive office no later than , 2021 and no earlier than , 2021; provided, however, that in the event the Annual Meeting is scheduled to be held on a date more than thirty (30) days before the anniversary date of the immediately preceding Annual Meeting of Stockholders (the “Anniversary Date”) or more than seventy (70) days after the Anniversary Date, a stockholder’s notice or nomination shall be timely if received by CGI at its principal executive office not earlier than the close of business on the one hundred twentieth (120th) day prior to such Annual Meeting and not later than the close of business on the later of (i) the ninetieth (90th) day prior to the scheduled date of such Annual Meeting; and (ii) the tenth (10th) day following the day on which such public announcement of the date of such Annual Meeting is first made by CGI. Proxies solicited by CGI’s board will confer discretionary voting authority with respect to these proposals or nominations, subject to the SEC’s rules and regulations governing the exercise of this authority. Any such proposal or nomination shall be mailed to: Cancer Genetics, Inc., 201 Route 17 North, 2nd Floor, Rutherford, New Jersey, 07070, Attn.: Secretary.

241

Householding of Proxy Statement/Prospectus/Information Statement

The SEC has adopted rules that permit companies and intermediaries (such as banks and brokers) to satisfy the delivery requirements for proxy materials with respect to two or more stockholders sharing the same address by delivering a single copy of the proxy statement or annual report, as applicable, addressed to those stockholders. This process, which is commonly referred to as “householding,” potentially means extra convenience for stockholders and cost savings for companies. As permitted by the Exchange Act, only one copy of this proxy statement/prospectus/information statement will be delivered to multiple CGI stockholders sharing an address unless contrary instructions have been received by from the impacted stockholders. Once you have received notice from CGI (if you are a CGI stockholder of record) or from your broker (if you are a beneficial owner of CGI common stock) that CGI or they will be “householding” communications to your address, “householding” will continue until you are notified otherwise or until you revoke your consent. If, at any time, you no longer wish to participate in “householding” and would prefer to receive separate copies of CGI’s annual disclosure documents and this proxy statement/prospectus/information statement or if you currently receive multiple copies and would like to request “householding” of these communications, please notify your broker or CGI. Direct your written request to CGI to John A. Roberts, CEO, Cancer Genetics, Inc., 201 Route 17 North, 2nd Floor, Rutherford, New Jersey 07070 or contact John A. Roberts at (201) 528-9200. In the event a stockholder that received multiple copies would like to receive only one copy for such stockholder’s household, such stockholder should contact their bank, broker, or other nominee record holder, or contact CGI at the above address or phone number.

TRANSACTION OF OTHER BUSINESS

As of the date of this proxy statement/prospectus/information statement, the CGI board does not intend to present at the CGI annual meeting any matters other than those described herein and does not presently know of any matters that will be presented by other parties. If any other matter requiring a vote of the stockholders should come before the meeting, it is the intention of the persons named in the proxy to vote with respect to any such matter in accordance with the recommendation of the CGI board or, in the absence of such a recommendation, in accordance with the best judgment of the proxy holder.

By Order of the Board of Directors

/s/ John A. Roberts
John A. Roberts, President and Chief Executive Officer

, 2020

Rutherford, New Jersey

242

243

Cancer Genetics, Inc. and Subsidiaries

Condensed Consolidated Balance Sheets (Unaudited)

(in thousands, except par value)

	June 30, 2020	December 31, 2019
ASSETS
CURRENT ASSETS
Cash and cash equivalents	$2,864	$3,880
Restricted cash	—	350
Accounts receivable	611	696
Earn-Out from siParadigm, current portion	740	747
Excess Consideration Note	—	888
Other current assets	407	546
Current assets of discontinuing operations	—	71
Total current assets	4,622	7,178
FIXED ASSETS, net of accumulated depreciation	524	558
OTHER ASSETS
Operating lease right-of-use assets, net of accumulated amortization	123	94
Earn-Out from siParadigm, less current portion	48	356
Patents and other intangible assets, net of accumulated amortization	2,681	2,895
Investment in joint venture	56	92
Goodwill	3,090	3,090
Other	644	641
Total other assets	6,642	7,168
Total Assets	$11,788	$14,904
LIABILITIES AND STOCKHOLDERS’ EQUITY
CURRENT LIABILITIES
Accounts payable and accrued expenses	$2,674	$2,072
Obligations under operating leases, current portion	93	193
Obligations under finance leases, current portion	70	68
Deferred revenue	979	1,217
Note payable, net	840	1,277
Advance from NovellusDx, Ltd., net	50	350
Advance from siParadigm, current portion	536	566
Due to Interpace Biosciences, Inc.	628	—
Current liabilities of discontinuing operations	611	1,229
Total current liabilities	6,481	6,972
Obligations under operating leases, less current portion	11	10
Obligation under finance leases, less current portion	97	107
Advance from siParadigm, less current portion	72	252
Warrant liability	26	178
Total Liabilities	6,687	7,519
STOCKHOLDERS’ EQUITY
Preferred stock, authorized 9,764 shares, $0.0001 par value, none issued	—	—
Common stock, authorized 100,000 shares, $0.0001 par value, 2,260 and 2,104 shares issued and outstanding at June 30, 2020 and December 31, 2019, respectively	—	—
Additional paid-in capital	172,431	171,783
Accumulated other comprehensive income (loss)	(27)	26
Accumulated deficit	(167,303)	(164,424)
Total Stockholders’ Equity	5,101	7,385
Total Liabilities and Stockholders’ Equity	$11,788	$14,904

See Notes to Unaudited Condensed Consolidated Financial Statements.

F-1

Cancer Genetics, Inc. and Subsidiaries

Condensed Consolidated Statements of Operations and Other Comprehensive Loss (Unaudited)

(in thousands, except per share amounts)

	Three Months Ended June 30,		Six Months Ended June 30,
	2020	2019	2020	2019
Revenue	$1,446	$1,525	$2,872	$3,347
Cost of revenues	640	734	1,454	1,736
Gross profit	806	791	1,418	1,611
Operating expenses:
General and administrative	2,232	1,184	3,765	2,966
Sales and marketing	284	317	625	502
Total operating expenses	2,516	1,501	4,390	3,468
Loss from operations	(1,710)	(710)	(2,972)	(1,857)
Other income (expense):
Interest expense	(97)	(514)	(175)	(1,129)
Interest income	—	—	4	2
Change in fair value of acquisition note payable	—	7	4	7
Change in fair value of other derivatives	—	55	—	86
Change in fair value of warrant liability	25	206	152	199
Change in fair value of siParadigm Earn-Out	(89)	—	(65)	—
Other income (expense)	105	(11)	105	(11)
Total other income (expense)	(56)	(257)	25	(846)
Loss from continuing operations before income taxes	(1,766)	(967)	(2,947)	(2,703)
Income tax expense (benefit)	—	(512)	6	(512)
Loss from continuing operations	(1,766)	(455)	(2,953)	(2,191)
Income (loss) from discontinuing operations	66	(3,318)	74	(6,199)
Net loss	(1,700)	(3,773)	(2,879)	(8,390)
Foreign currency translation gain (loss)	(157)	35	(53)	(41)
Comprehensive loss	$(1,857)	$(3,738)	$(2,932)	$(8,431)

Basic and diluted net loss per share from continuing operations	$(0.82)	$(0.24)	$(1.39)	$(1.24)
Basic and diluted net income (loss) per share from discontinuing operations	0.03	(1.74)	0.04	(3.51)
Basic and diluted net loss per share	$(0.79)	$(1.98)	$(1.35)	$(4.75)

Basic and diluted weighted-average shares outstanding	2,146	1,905	2,126	1,768

See Notes to Unaudited Condensed Consolidated Financial Statements.

F-2

Cancer Genetics, Inc. and Subsidiaries

Condensed Consolidated Statements of Changes in Stockholders’ Equity (Unaudited)

(in thousands)

	Three and Six Months Ended June 30, 2020
			Additional	Accumulated Other
	Common Stock		Paid- in	Comprehensive	Accumulated
	Shares	Amount	Capital	Income (Loss)	Deficit	Total
Balance, January 1, 2020	2,104	$—	$171,783	$26	$(164,424)	$7,385
Stock based compensation—employees	—	—	58	—	—	58
Issuance of common stock—VenturEast settlement	3	—	12	—	—	12
Unrealized gain on foreign currency translation	—	—	—	104	—	104
Net loss	—	—	—	—	(1,179)	(1,179)
Balance, March 31, 2020	2,107	—	171,853	130	(165,603)	6,380
Stock based compensation—employees	—	—	47	—	—	47
Fair value of common stock exchanged to settle Note Payable	153	—	531	—	—	531
Unrealized loss on foreign currency translation	—	—	—	(157)	—	(157)
Net loss	—	—	—	—	(1,700)	(1,700)
Balance, June 30, 2020	2,260	$—	$172,431	$(27)	$(167,303)	$5,101

	Three and Six Months Ended June 30, 2019
	Common Stock		Additional Paid-in	Accumulated Other Comprehensive	Accumulated
	Shares	Amount	Capital	Income (Loss)	Deficit	Total
Balance, January 1, 2019	924	$—	$164,458	$60	$(157,716)	$6,802
Stock based compensation—employees	—	—	158	—	—	158
Issuance of common stock - 2019 Offerings, net	952	—	5,412	—	—	5,412
Unrealized loss on foreign currency translation	—	—	—	(76)	—	(76)
Net loss	—	—	—	—	(4,617)	(4,617)
Balance, March 31, 2019	1,876	—	170,028	(16)	(162,333)	7,679
Stock based compensation—employees	—	—	102	—	—	102
Issuance of common stock - Iliad conversions	51	—	350	—	—	350
Increase in fair value of embedded conversion option	—	—	547	—	—	547
Unrealized gain on foreign currency translation	—	—	—	35	—	35
Net loss	—	—	—	—	(3,773)	(3,773)
Balance, June 30, 2019	1,927	$—	$171,027	$19	$(166,106)	$4,940

See Notes to Unaudited Condensed Consolidated Financial Statements.

F-3

Cancer Genetics, Inc. and Subsidiaries

Condensed Consolidated Statements of Cash Flows (Unaudited)

(in thousands)

	Six Months Ended June 30,
	2020	2019
CASH FLOWS FROM OPERATING ACTIVITIES
Net loss	$(2,879)	$(8,390)
Loss (income) from discontinuing operations	(74)	6,199
Net loss from continuing operations	(2,953)	(2,191)

Adjustments to reconcile net loss to net cash used in operating activities, continuing operations:
Depreciation	90	36
Amortization	214	223
Stock-based compensation	113	186
Change in fair value of warrant liability, acquisition note payable and other derivatives	(156)	(292)
Amortization of operating lease right-of-use assets	76	85
Change in fair value of siParadigm Earn-Out	65	—
Amortization of discount on debt and debt issuance costs	63	470
Loss on extinguishment of debt	31	256
Interest added to Convertible Note	—	268
Changes in:
Accounts receivable	82	86
Other current assets	136	3
Other non-current assets	(5)	55
Accounts payable, accrued expenses and deferred revenue	321	889
Due to Interpace Biosciences, Inc.	628	—
Obligations under operating leases	(125)	(107)
Net cash used in operating activities, continuing operations	(1,420)	(33)
Net cash used in operating activities, discontinuing operations	(481)	(4,827)
Net cash used in operating activities	(1,901)	(4,860)
CASH FLOWS FROM INVESTING ACTIVITIES
Purchase of fixed assets	(39)	(21)
Distribution from Joint Venture	36	—
Receipts from Excess Consideration Note	888	—
Net cash provided by (used in) investing activities, continuing operations	885	(21)
Net cash provided by (used in) investing activities, discontinuing operations	40	(34)
Net cash provided by (used in) investing activities	925	(55)
CASH FLOWS FROM FINANCING ACTIVITIES
Principal payments on obligations under finance leases	(23)	(25)
Proceeds from offerings of common stock, net of certain offering costs	—	5,412
Payments on Advance from NovellusDx, Ltd.	(300)	—
Net cash provided by (used in) financing activities, continuing operations	(323)	5,387
Net cash provided by financing activities, discontinuing operations	—	75
Net cash provided by (used in) financing activities	(323)	5,462
Effect of foreign exchange rates on cash and cash equivalents and restricted cash	(67)	(41)
Net increase (decrease) in cash and cash equivalents and restricted cash	(1,366)	506
CASH AND CASH EQUIVALENTS AND RESTRICTED CASH
Beginning	4,230	511
Ending	$2,864	$1,017

RECONCILIATION OF CASH AND CASH EQUIVALENTS AND RESTRICTED
CASH TO THE CONSOLIDATED BALANCE SHEETS:
Cash and cash equivalents	$2,864	$667
Restricted cash	—	350
CASH AND CASH EQUIVALENTS AND RESTRICTED CASH	$2,864	$1,017

SUPPLEMENTAL CASH FLOW DISCLOSURE
Cash paid for interest	$7	$694
SUPPLEMENTAL DISCLOSURE OF NONCASH INVESTING AND FINANCING ACTIVITIES
Common stock issued in VenturEast settlement	$12	$—
Fair value of common stock exchanged to settle Note Payable	531	—
Right of use assets obtained through operating leases	27	—
Fixed assets obtained through finance leases	17	145
Conversion of debt and accrued interest into common stock	—	350

See Notes to Unaudited Condensed Consolidated Financial Statements.

F-4

Notes to Unaudited Condensed Consolidated Financial Statements (dollars, shares, options and warrants in thousands, except per share amounts)

Note 1. Organization, Description of Business, Basis of Presentation, Reclassifications, Reverse Stock Split, Business Disposals, and Advance from NovellusDx, Ltd.

Cancer Genetics, Inc. (the “Company”) supports the efforts of the biotechnology and pharmaceutical industries to develop innovative new drug therapies. Until the closing of the Business Disposals (as defined below) in July 2019, the Company was an emerging leader in enabling precision medicine in oncology by providing multi-disciplinary diagnostic and data solutions, facilitating individualized therapies through its diagnostic tests, services and molecular markers. Following the Business Disposals described below, the Company currently has an extensive set of anti-tumor referenced data based on predictive xenograft and syngeneic tumor models from the acquisition of vivoPharm, Pty Ltd. (“vivoPharm”) in 2017, to provide Discovery Services such as contract research services, focused primarily on unique specialized studies to guide drug discovery and development programs in the oncology and immuno-oncology fields.

The Company was incorporated in the State of Delaware on April 8, 1999 and, until the Business Disposals, had offices and state-of-the-art laboratories located in New Jersey and North Carolina and today continues to have laboratories in Pennsylvania and Australia. The Company’s corporate headquarters are in Rutherford, New Jersey. The Company offers preclinical services such as predictive tumor models, human orthotopic xenografts and syngeneic immuno-oncology relevant tumor models in its Hershey PA facility, and is a leader in the field of immuno-oncology preclinical services in the United States. This service is supplemented with GLP toxicology and extended bioanalytical services in its Australian-based facilities in Clayton, Victoria. Beginning in February 2020, the Company also has an animal testing facility and laboratory in Gilles Plains, South Australia, Australia.

Basis of Presentation

The accompanying unaudited condensed consolidated financial statements of the Company have been prepared in accordance with accounting principles generally accepted in the United States of America (“GAAP”) for interim financial information and with the instructions for interim reporting as prescribed by the Securities and Exchange Commission (“SEC”). Accordingly, they do not include all of the information and footnotes required by accounting principles generally accepted in the United States of America for complete financial statements. In the opinion of management, all adjustments (consisting of normal recurring accruals) considered necessary to make the financial statements not misleading have been included. As such, the information included in this Quarterly Report on Form 10-Q should be read in conjunction with the audited consolidated financial statements as of and for the year ended December 31, 2019, filed with the SEC on May 29, 2020. The condensed consolidated balance sheet as of December 31, 2019, included herein was derived from the audited financial statements as of that date, but does not include all disclosures including notes required by GAAP. Interim financial results are not necessarily indicative of the results that may be expected for any future interim period or for the year ending December 31, 2020.

Reclassifications

Certain items in the prior year consolidated financial statements have been reclassified to conform to the current presentation.

Reverse Stock Split

On October 24, 2019, the Company amended its Certificate of Incorporation and effected a 30-for-1 reverse stock split of its common stock. All shares and per share information referenced throughout the condensed consolidated financial statements and footnotes have been retrospectively adjusted to reflect the reverse stock split.

Business Disposals - Discontinuing Operations

Interpace Diagnostics Group, Inc.

On July 15, 2019, the Company entered into a secured creditor asset purchase agreement (the “BioPharma Agreement”) by and among the Company, Gentris, LLC, a wholly-owned subsidiary of the Company, Partners for Growth IV, L.P. (“PFG”), Interpace Biosciences, Inc. (“IDXG”) and a newly-formed subsidiary of IDXG, Interpace BioPharma, Inc. (“Buyer”). The BioPharma Agreement provided for a consensual private foreclosure sale by PFG of all assets relating to the Company’s BioPharma Business (as defined in the BioPharma Agreement) to Buyer (the “BioPharma Disposal”).

F-5

Pursuant to the BioPharma Agreement, Buyer purchased from PFG certain assets and assumed certain liabilities of the Company relating to the BioPharma Business, providing as gross consideration $23.5 million, less certain closing adjustments totaling $2.0 million, of which $7.7 million was settled in the form of a promissory note issued by Buyer to the Company (the “Excess Consideration Note”) and the remainder was paid to PFG in cash. PFG utilized the cash proceeds to satisfy the outstanding balances of the Silicon Valley Bank (“SVB”) asset-based revolving line of credit (“ABL”) and the $6.0 million term note to PFG (“PFG Term Note”), and to satisfy certain transaction expenses. The balance of $2.3 million was delivered to the Company in addition to the Excess Consideration Note.

The Excess Consideration Note, which required interest-only quarterly payments at a rate of 6% per year, matured in October 2019 and was settled on October 24, 2019 for $6.0 million, including interest of $24 thousand. The Buyer withheld from the settlement of the Excess Consideration Note approximately $775 thousand for a net worth adjustment (assets less liabilities) of the BioPharma business (“Net Worth”), $153 thousand to secure collection of certain older accounts receivable of the Company purchased by Buyer (“AR Holdback”) and an additional $735 thousand as security for indemnification obligations of the Company for any breaches of certain limited warranties and covenants of the Company and other specified items (“Indemnification Holdback”). The Company received the full amounts of the AR Holdback and the Indemnification Holdback in April and May 2020.

The Company and Buyer also entered into a transition services agreement (the “TSA”) pursuant to which the Company and Buyer are providing certain services to each other to accommodate the transition of the BioPharma Business to Buyer. In particular, the Company agreed to provide to Buyer, among other things, certain personnel services, payroll processing, administration services and benefit administration services (collectively, the “Payroll and Benefits Services”), for a reasonable period commencing July 15, 2019, subject to the terms and conditions of the TSA, in exchange for payment or reimbursement, as applicable, by Buyer for the costs related thereto, including salaries and benefits for certain of the Company’s BioPharma employees during the transition period. The Buyer paid for certain costs of the Company under the TSA with respect to a limited number of employees and professionals. Such shared services amounted to $97 thousand and $199 thousand for the quarter and the six months ended June 30, 2020, respectively. In addition, the Buyer is reimbursing the Company, in part, for the salaries and benefits of John A. Roberts, the Company’s Chief Executive Officer, and Glenn Miles, the Company’s Chief Financial Officer. The reimbursed portion of such salaries and benefits amounted to $48 thousand and $150 thousand for the quarter and six months ended June 30, 2020, respectively. Including the amounts due under the TSA described above, the net amount due to the Buyer is approximately $628 thousand at June 30, 2020. The TSA will continue until a mutually-agreed upon end date.

In connection with the closing of the BioPharma Disposal, the SVB ABL and the PFG Term Note were terminated, and all related liens were released.

siParadigm, Inc.

On July 5, 2019, the Company entered into an asset purchase agreement (the “Clinical Agreement”) by and among the Company and siParadigm, LLC (“siParadigm”), pursuant to which the Company sold to siParadigm, certain assets associated with the Company’s clinical laboratory business (the “Clinical Business,” and such assets, the “Designated Assets”), and agreed to cease operating its Clinical Business. The Designated Assets include intellectual property, equipment and customer lists associated with the Clinical Business. The cash consideration paid by siParadigm at closing was approximately $747 thousand, which includes approximately $45 thousand for certain equipment plus a $1.0 million advance payment of the Earn-Out (as defined below), less approximately $177 thousand of supplier invoices paid directly by siParadigm, an adjustment of $11 thousand and transaction costs of approximately $110 thousand. The Clinical Business sale (together with the BioPharma Disposal, the “Business Disposals”) was completed on July 8, 2019.

The Earn-Out, to be paid over the 24 months post-closing, is based on fees for all tests performed by siParadigm for the Company’s clinical customers during the 12-month period following the closing (the “Earn-Out”). At June 30, 2020, the fair value of the current and long-term portion of the Earn-Out from siParadigm was approximately $740 thousand and $48 thousand, respectively. In addition, the current and long-term portion of the Advance from siParadigm was approximately $536 thousand and $72 thousand, respectively.

Under the Clinical Agreement, the Company agreed to certain non-competition and non-solicitation provisions, including that it cease performing certain clinical tests and will not solicit or seek business from certain of its customers (other than for the Company’s other lines of business) for a period of three years following the closing date (through July 2022).

The Business Disposals have been classified as discontinuing operations in conformity with GAAP. Accordingly, BioPharma and Clinical operations and balances have been reported as discontinuing operations and removed from all financial disclosures of continuing operations. As permitted by Accounting Standards Codification (“ASC”) 205-20, the Company elected to allocate approximately $657 thousand and $1.4 million of interest expense on the convertible promissory note (“Convertible Note”) to Iliad Research and Trading, L.P. (“Iliad”) and Advance from NovellusDx, Ltd. (“NDX”) that was not required to be repaid to discontinuing operations during the three and six months ended June 30, 2019, respectively. Unless otherwise indicated, information in these notes to unaudited condensed consolidated financial statements relates to continuing operations.

F-6

Note 2. Going Concern

At June 30, 2020, the Company’s history of losses required management to assess its ability to continue operating as a going concern, according to ASC 2015-40, Going Concern. Even after the disposal of the Company’s BioPharma Business and Clinical Business discussed in Note 1, the Company does not project that cash at June 30, 2020 will be sufficient to fund normal operations for the twelve months from the issuance of these financial statements in the Quarterly Report on Form 10-Q. The Company’s ability to continue as a going concern is dependent on reduced losses and improved future cash flows. Alternatively, the Company may be required to raise additional equity or debt capital, or consummate other strategic transactions. The Company is continuing to evaluate strategic options, with the assistance of an investment bank, which could include the sale of assets, a merger, reverse merger or strategic transaction. These factors raise substantial doubt about the Company’s ability to continue as a going concern for the twelve months from the issuance of these financial statements in the Quarterly Report on Form 10-Q. The Company can provide no assurance that these actions will be successful or that additional sources of financing will be available on favorable terms, if at all.

The condensed consolidated financial statements do not include any adjustments that might be necessary should the Company be unable to continue as a going concern.

On March 11, 2020 the World Health Organization declared the novel strain of coronavirus (“COVID-19”) a global pandemic and recommended containment and mitigation measures worldwide. In addition, the Company is located in New Jersey and was under a shelter-in-place mandate. Many of the Company’s customers worldwide were similarly impacted. The global outbreak of the COVID-19 continues to rapidly evolve, and the extent to which the COVID-19 may impact the Company’s business will depend on future developments, which are highly uncertain and cannot be predicted with confidence, such as the ultimate geographic spread of the disease, the duration of the outbreak, travel restrictions and social distancing in the United States and other countries, business closures or business disruptions, and the effectiveness of actions taken in the United States and other countries to contain and treat the disease. As a healthcare provider, the Company is still providing Discovery Services and has yet to experience a significant slowdown in its project work; however, the future of many projects may be delayed. The Company continues to vigilantly monitor the situation with its primary focus on the health and safety of its employees and clients.

In response to COVID-19, the Australian government has provided the Company various grants totaling $105 thousand. The Job Keeper Allowance was provided to supplement employee wages and totaled $55 thousand. An additional $43 thousand relates to cash boost payments received as a reimbursement of payroll taxes. The final $7 thousand relates to small business grants. These grants are recorded as other income.

Note 3. Discontinuing Operations

As described in Note 1, the Company sold its BioPharma Business and Clinical Business in July 2019. In conjunction with the BioPharma Disposal, the Company repaid its debt to SVB and PFG. The Company elected to allocate approximately $657 thousand and $1.4 million of interest expense from the Convertible Note and Advance from NDX to discontinuing operations during the three and six months ended June 30, 2019. Revenue and other significant accounting policies associated with the discontinuing operations have not changed since the most recently filed audited financial statements as of and for the year ended December 31, 2019.

F-7

Summarized results of the Company’s unaudited condensed consolidated discontinuing operations are as follows for the three and six months ended June 30, 2020 and 2019 (in thousands):

	Three Months Ended June 30,		Six Months Ended June 30,
	2020	2019	2020	2019
Revenue	$—	$4,621	$—	$9,638
Cost of revenues	—	3,465	—	7,100
Gross profit	—	1,156	—	2,538
Operating expenses:
Research and development	—	436	—	890
General and administrative	(31)	1,983	(31)	3,510
Sales and marketing	—	590	—	1,513
Transaction costs	—	402	—	651
Total operating expenses	(31)	3,411	(31)	6,564
Income (loss) from discontinuing operations	31	(2,255)	31	(4,026)
Other income (expense):
Interest expense	—	(1,063)	—	(2,173)
Other	35	—	43	—
Total other income (expense)	35	(1,063)	43	(2,173)
Net income (loss) from discontinuing operations	$66	$(3,318)	$74	$(6,199)

Unaudited condensed consolidated carrying amounts of major classes of assets and liabilities from discontinuing operations were as follows as of June 30, 2020 and December 31, 2019 (in thousands):

	June 30, 2020	December 31, 2019
Current assets of discontinuing operations:
Accounts receivable, net of allowance for doubtful accounts of $4,518 in 2020; $4,536 in 2019	$—	$71

Current assets of discontinuing operations	$—	$71

Current liabilities of discontinuing operations
Accounts payable and accrued expenses	$611	$1,137
Due to Interpace Biosciences, Inc.	—	92
Current liabilities of discontinuing operations	$611	$1,229

F-8

Cash flows used in operating activities of discontinuing operations consisted of the following for the six-months ended June 30, 2020 and 2019 (in thousands):

	Six Months Ended June 30,
	2020	2019
Income (loss) from discontinuing operations	$74	$(6,199)

Adjustments to reconcile income (loss) from discontinuing operations to net cash used in operating activities, discontinuing operations
Depreciation	—	496
Amortization	—	11
Provision for bad debts	(42)	25
Accounts payable settlements	(43)	—
Stock-based compensation	(8)	74
Amortization of operating lease right-of-use assets	—	345
Amortization of discount of debt and debt issuance costs	—	602
Loss on extinguishment of debt	—	328
Interest added to Convertible Note	—	343
Change in working capital components:
Accounts receivable	113	86
Other current assets	—	166
Other non-current assets	—	(55)
Accounts payable, accrued expenses and deferred revenue	(483)	(680)
Obligations under operating leases	—	(369)
Due to Interpace Biosciences, Inc.	(92)	—
Net cash used in operating activities, discontinuing operations	$(481)	$(4,827)

Note 4. Revenue

The Company has remaining performance obligations as of June 30, 2020 and December 31, 2019 of $979 thousand and $1.2 million, respectively. Deferred revenue of $954 thousand from December 31, 2019 was recognized as revenue in the six months ended June 30, 2020. Of the remaining performance obligations as of June 30, 2020, approximately $427 thousand are expected to be recognized as revenue in the next twelve months.

During the three and six months ended June 30, 2020, three customers accounted for approximately 64% and 60%, respectively, of the Company’s consolidated revenue from continuing operations. During the three and six months ended June 30, 2019, three customers accounted for approximately 82% and 76%, respectively, of the Company’s consolidated revenue from continuing operations.

During the three and six months ended June 30, 2020, approximately 32% and 23%, respectively, of the Company’s continuing operations revenue was earned outside the United States and collected in local currency. During the three and six months ended June 30, 2019, those amounts were approximately 12% and 27%.

Note 5. Earnings Per Share

For purposes of this calculation, stock warrants, outstanding stock options, convertible debt and unvested restricted shares are considered common stock equivalents using the treasury stock method, and are the only such equivalents outstanding. For all periods presented, all common stock equivalents outstanding were anti-dilutive.

F-9

The following table summarizes equivalent units outstanding that were excluded from the earnings per share calculation because their effects were anti-dilutive (in thousands):

	Three Months Ended June 30,		Six Months Ended June 30,
	2020	2019	2020	2019
Common stock purchase warrants	279	279	279	279
Stock options	72	58	72	58
Convertible Note	—	157	—	157
Advance from NDX	—	94	—	94
Restricted shares of common stock	—	1	—	1
	351	589	351	589

Note 6. Leasing Arrangements

Operating Leases

The Company leases its laboratory, research facility and administrative office space under various operating leases. The Company also leases scientific equipment under various finance leases. Following the Business Disposals, the Company has assigned its office leases in North Carolina and New Jersey to Buyer.

The Company determines if an arrangement is a lease at inception. Operating leases are included in operating lease right-of-use (“ROU”) assets, operating lease liabilities, and operating lease liabilities, non-current on its unaudited condensed consolidated balance sheets. Finance leases are included in fixed assets, net of accumulated depreciation and obligations under finance leases.

ROU assets represent the Company’s right to use an underlying asset for the lease term and lease obligations represent the Company’s obligation to make lease payments arising from the lease. Operating lease ROU assets and operating lease obligations are recognized based on the present value of the future minimum lease payments over the lease term at the commencement date. As the Company’s leases do not provide an implicit rate, the Company uses its incremental borrowing rate based on the information available at the commencement date in determining the present value of lease payments. The Company’s incremental borrowing rate was determined by adjusting its secured borrowing interest rate for the longer-term nature of its leases. The Company’s variable lease payments primarily consist of maintenance and other operating expenses from its real estate leases. Variable lease payments are excluded from the ROU assets and lease liabilities and are recognized in the period in which the obligation for those payments is incurred. The operating lease ROU asset also includes any lease payments made and excludes lease incentives incurred. The Company’s lease terms may include options to extend or terminate the lease when it is reasonably certain that the Company will exercise that option. Lease expense for minimum lease payments is recognized on a straight-line basis over the lease term.

The Company has lease agreements with lease and non-lease components. The Company has elected to account for these lease and non-lease components as a single lease component. The Company is also electing not to apply the recognition requirements to short-term leases of twelve months or less and instead will recognize lease payments as expense on a straight-line basis over the lease term.

The components of operating and finance lease expense were as follows for the three and six months ended June 30, 2020 and 2019, respectively, for continuing operations (in thousands):

	Three Months Ended June 30,		Six Months Ended June 30,
	2020	2019	2020	2019
Finance lease cost:
Amortization of right-of use assets	$13	11	34	16
Interest on lease liabilities	4	4	7	5
Operating lease cost	60	44	116	87
Short-term lease cost	17	29	45	54
Variable lease cost	3	15	18	45
	$97	$103	$220	$207

F-10

Supplemental cash flow related to leases of the Company’s continuing operations was as follows for the three and six months ended June 30, 2020 and 2019 (in thousands):

	Three Months Ended June 30,		Six Months Ended June 30,
	2020	2019	2020	2019
Cash paid amounts included in the measurement of lease liabilities:
Operating cash flows used for operating leases	$59	$55	$116	$110
Financing cash flows used for finance leases	10	15	23	25

Other supplemental information related to leases of the Company’s continuing operations was as follows at June 30, 2020 and 2019, respectively:

	Six months ended June 30, 2020	Six months ended June 30, 2019
Weighted average remaining lease term (in years)
Operating leases	1.06	1.49
Finance leases	3.17	4.19

Weighted average discount rate
Operating leases	8.06%	7.96%
Finance leases	8.45%	9.08%

At June 30, 2020, future estimated minimum lease payments under non-cancelable operating leases were as follows (in thousands):

	Finance Leases	Operating Leases	Total
2020 (remaining 6 months)	$61	$76	$137
2021	45	20	65
2022	35	11	46
2023	35	2	37
2024	8	—	8
Total minimum lease payments	$184	109	293
Less amount representing interest	17	5	22
Present value of net minimum obligations	167	104	271
Less current obligation under finance and operating leases	70	93	163
Long-term obligation under finance and operating leases	$97	$11	$108

Note 7. Financing

Advance from NDX

On September 18, 2018, the Company entered into the Merger Agreement with NDX. In connection with signing the Merger Agreement, NDX loaned the Company $1.5 million. On October 21, 2019, the Company and NDX entered into a settlement agreement (“NDX Settlement Agreement”). The NDX Settlement Agreement required the Company to pay $100 thousand on the date of execution and $1.0 million upon receipt of proceeds from the Excess Consideration Note. The $1.0 million payment was made in October 2019. As a result of such payment, pursuant to the NDX Settlement Agreement, the balance of the

F-11

Advance from NDX was reduced to $450 thousand and each party released the other from all claims under the original credit agreement and the Merger Agreement. The remaining amount due is to be paid in nine monthly payments of $50 thousand commencing in November 2019. If the Company fails to make any of the required monthly payments, NDX may convert all, but not less than all, of the amounts then owing into a number of shares of the Company’s common stock at a conversion price of $4.50 per share. The NDX Settlement Agreement adjusted the interest rate of the obligation to 0%. At June 30, 2020, the principal balance of the Advance from NDX was $50 thousand. Subsequent to June 30, 2020, the remaining $50 thousand was paid on the Advance from NDX.

Atlas Sciences Note

In October 2019, the Company entered into a twelve-month unsecured promissory note with Atlas Sciences, LLC (“Atlas Sciences”) of $1.3 million (the “Atlas Sciences Note”). The Atlas Sciences Note resulted in cash receipts of $1.3 million, reflecting an original issue discount of $88 thousand and expenses payable by the Company of $10 thousand. The Atlas Sciences Note has a 12-month term and bears interest at 10% per annum. Atlas Sciences may redeem any portion of the note, at any time after six months from the issuance date upon three business days’ notice, subject to a monthly maximum redemption amount of $300 thousand. The Company may prepay the Atlas Sciences Note at any time without penalty. Upon the occurrence of an event of default, the interest rate will be adjusted to 22% per annum.

Between June 3, 2020 and June 9, 2020, the Company issued an aggregate of approximately 153 thousand shares of the Company’s common stock, with a fair value of $531 thousand, to Atlas Sciences in exchange for the return to the Company of $500 thousand of principal amount from their unsecured promissory note. At June 30, 2020, the Atlas Sciences Note had a principal balance of approximately $848 thousand, which is presented net of discounts and unamortized debt issuance costs of $7 thousand and $1 thousand, respectively. Subsequent to June 30, 2020, the Company issued approximately 47 thousand shares of common stock to Atlas Sciences in exchange for the return to the Company of $150 thousand of principal amount from its unsecured promissory note.

Note 8. Stock-Based Compensation

The Company has two equity incentive plans: the 2008 Stock Option Plan (the “2008 Plan”) and the 2011 Equity Incentive Plan (the “2011 Plan”, and together with the 2008 Plan, the “Stock Option Plans”). The Stock Option Plans are meant to provide additional incentive to officers, employees and consultants to remain in the Company’s employment. Options granted are generally exercisable for up to 10 years. Effective April 9, 2018, the Company cannot issue additional options from the 2008 Plan.

At June 30, 2020, 25 thousand shares remain available for future awards under the 2011 Plan. On January 2, 2020, the Company granted 20 thousand options to key employees. The options will vest in equal monthly installments over the next twelve months and have an exercise price of $5.53 per share.

A summary of employee and non-employee stock option activity for the six months ended June 30, 2020 for both continuing and discontinuing employees is as follows:

	Options Outstanding
	Number of Shares (in thousands)	Weighted- Average Exercise Price	Weighted- Average Remaining Contractual Term (in years)	Aggregate Intrinsic Value (in thousands)
Outstanding January 1, 2020	64	$113.63	7.48	$24
Granted	20	5.53

Cancelled or expired	(12)	90.93
Outstanding June 30, 2020	72	$87.50	7.71	$—
Exercisable June 30, 2020	53	$115.12	7.24	$—

Aggregate intrinsic value represents the difference between the fair value of the Company’s common stock and the exercise price of outstanding, in-the-money options.

As of June 30, 2020, total unrecognized compensation cost related to non-vested stock options granted to employees was approximately $148 thousand for continuing operations, which the Company expect to recognize over the next 1.79 years.

F-12

The fair value of options granted to employees is estimated on the grant date using the Black-Scholes option valuation model. This valuation model requires the Company to make assumptions and judgments about the variables used in the calculation, including the expected term (the period of time that the options granted are expected to be outstanding), the volatility of the Company’s common stock, a risk-free interest rate, and expected dividends. Forfeitures will be recorded when they occur. No compensation cost is recorded for options that do not vest. Due to significant changes in the Company’s business, the Company used the simplified calculation of expected life described in the SEC’s Staff Accounting Bulletin No. 107, Share-Based Payment, and volatility is based on the historical volatility of the Company’s common stock. The risk-free rate is based on the U.S. Treasury yield curve in effect at the time of grant for periods corresponding with the expected life of the option. The Company use an expected dividend yield of zero, as it does not anticipate paying any dividends in the foreseeable future.

The following table presents the weighted-average assumptions used to estimate the fair value of options granted to continuing and discontinuing employees during the periods presented:

	Six Months Ended June 30,
	2020	2019
Volatility	110.43%	90.15%
Risk free interest rate	1.68%	2.54%
Dividend yield	0.00%	0.00%
Term (years)	5.27	6.32
Weighted-average fair value of options granted during the period	$4.45	$10.07

The Company did not grant stock options during the three months ended June 30, 2020 and 2019.

Restricted stock awards have been granted to employees, directors and consultants as compensation for services. At June 30, 2020, there was no unrecognized compensation cost related to non-vested restricted stock granted to employees and directors.

The TSA with Buyer described in Note 1 requires the Company to continue to employ individuals who will transfer to Buyer no later than six months from the closing of the transaction. Stock-based compensation related to these employees is included in discontinuing operations. The following table presents the effects of stock-based compensation related to stock option and restricted stock awards to employees and non-employees on the Company’s continuing operations included in its Unaudited Condensed Consolidated Statements of Operations and Other Comprehensive Loss during the periods presented (in thousands):

	Three Months Ended June 30,		Six Months Ended June 30,
	2020	2019	2020	2019
Cost of revenues	$3	$4	$7	$8

General and administrative	52	63	106	178

Total stock-based compensation related to continuing operations	$55	$67	$113	$186

During the three and six months ended June 30, 2020, the Company recognized approximately $(8) thousand of stock-based compensation (benefit) related to discontinuing operations. During the three and six months ended June 30, 2019, the Company recognized approximately $35 thousand and $74 thousand, respectively, of stock-based compensation related to discontinuing operations.

F-13

Note 9. Warrants

The following table summarizes the warrant activity for the six months ended June 30, 2020 (in thousands, except exercise price):

Issued With / For	Exercise Price		Warrants Outstanding January 1, 2020	2020 Warrants Issued	2020 Warrants Expired	Warrants Outstanding June 30, 2020
Non-Derivative Warrants:
Financing	$300.00		8	—	—	8
Financing	450.00		9	—	—	9
2015 Offering	150.00		115	—	—	115
2017 Debt	27.60		15	—	—	15
2019 Offering	7.43		31	—	—	31
2019 Offering	7.59		35	—	—	35
Total non-derivative warrants	115.54	B	213	—	—	213
Derivative Warrants:
2016 Offerings	67.50	A	66	—	—	66
Total derivative warrants	67.50	B	66	—	—	66
Total	$104.18	B	279	—	—	279

A	These warrants are subject to fair value accounting and contain a contingent net cash settlement feature. See Note 10.
B	Weighted-average exercise prices are as of June 30, 2020.

Note 10. Fair Value of Warrants

The following table summarizes the derivative warrant activity subject to fair value accounting for the six months ended June 30, 2020 (in thousands):

Issued with/for	Fair value of warrants outstanding as of December 31, 2019	Change in fair value of warrants	Fair value of warrants outstanding as of June 30, 2020
2016 Offerings	$178	$(152)	$26

The derivative warrants issued as part of the 2016 Offerings are valued using a probability-weighted Binomial model. The following tables summarize the assumptions used in computing the fair value of derivative warrants subject to fair value accounting at June 30, 2020 and December 31, 2019.

2016 Offerings	As of June 30, 2020	As of December 31, 2019
Exercise price	$67.50	$67.50
Expected life (years)	1.58	2.08
Expected volatility	157.09%	150.69%
Risk-free interest rate	0.16%	1.58%
Expected dividend yield	—%	—%

Note 11. Fair Value Measurements

Fair value is defined as the price that would be received to sell an asset or paid to transfer a liability in an orderly transaction between market participants. The Fair Value Measurements and Disclosures Topic of the FASB Accounting Standards Codification requires the use of valuation techniques that are consistent with the market approach, the income approach and/or the cost approach. Inputs to valuation techniques refer to the assumptions that market participants would use in pricing the asset or liability. Inputs may be observable, meaning those that reflect the assumptions market participants would use in pricing the asset or liability developed based on market data obtained from independent sources, or unobservable, meaning those that reflect the Company’s own assumptions about the assumptions market participants would use in pricing the asset or liability developed based on the best information available in the circumstances. In that regard, the Topic establishes a fair value hierarchy for valuation inputs that give the highest priority to quoted prices in active markets for identical assets or liabilities and the lowest priority to unobservable inputs.

F-14

The fair value hierarchy is as follows:

Level 1: Quoted prices (unadjusted) for identical assets or liabilities in active markets that the Company has the ability to access as of the measurement date.

Level 2: Significant other observable inputs other than Level 1 prices such as quoted prices for similar assets or liabilities, quoted prices in markets that are not active, or other inputs that are observable or can be corroborated by observable market data.

Level 3: Significant unobservable inputs that reflect the Company’s own assumptions about the assumptions that market participants would use in pricing an asset or liability.

The following table summarizes the financial assets and liabilities measured at fair value on a recurring basis segregated by the level of valuation inputs within the fair value hierarchy utilized to measure fair value (in thousands):

	June 30, 2020
	Total	Quoted Prices in Active Markets for Identical Assets (Level 1)	Significant Other Observable Inputs (Level 2)	Significant Unobservable Inputs (Level 3)
Assets:
Earn-Out from siParadigm	$788	$—	$—	$788
	$788	$—	$—	$788

Liabilities:
Warrant liability	$26	$—	$—	$26
	$26	$—	$—	$26

	December 31, 2019
	Total	Quoted Prices in Active Markets for Identical Assets (Level 1)	Significant Other Observable Inputs (Level 2)	Significant Unobservable Inputs (Level 3)
Assets:
Earn-Out from siParadigm	$1,103	$—	$—	$1,103
	$1,103	$—	$—	$1,103

Liabilities:
Warrant liability	$178	$—	$—	$178
Notes payable	16	—	—	16
	$194	$—	$—	$194

At December 31, 2019, the Company had a liability payable to VenturEast from a prior acquisition. The liability to VenturEast was settled during the six months ended June 30, 2020 with 3 thousand shares of common stock at a value of $4.20 per common share and following two payments of $50 thousand. The cash payments were recorded in general and administrative expense on the consolidated statement of operations and other comprehensive income (loss). During the three months ended June 30, 2020 and 2019, the Company recognized gains of approximately $0 thousand and $7 thousand, respectively, due to the change in value of the note. During the six months ended June 30, 2020 and 2019, the Company recognized gains of approximately $4 thousand and $7 thousand, respectively, due to the change in value of the note.

F-15

At June 30, 2020, the warrant liability consists of stock warrants issued as part of the 2016 Offerings that contain contingent net settlement features. In accordance with derivative accounting for warrants, the Company calculated the fair value of warrants and the assumptions used are described in Note 10, “Fair Value of Warrants.” During the three months ended June 30, 2020 and 2019, the Company recognized gains of approximately $25 thousand and $206 thousand, respectively, on the derivative warrants due to the decrease in its stock price. During the six months ended June 30, 2020 and 2019, the Company recognized gains of approximately $152 thousand and $199 thousand, respectively, on the derivative warrants due to the decrease in its stock price.

At June 30, 2020, the Company had an earn-out receivable from siParadigm that is based on tests performed by siParadigm for the Company’s former Clinical Business customers between July 5, 2019 and July 4, 2020, as discussed in Note 1. The value of the earn-out is based on actual tests performed through June 30, 2020 and the Company’s estimate of tests to be performed through the remainder of the earn-out period.

Realized and unrealized gains and losses related to the change in fair value of the VenturEast note, warrant liability and other derivatives are included in other income (expense) on the Unaudited Condensed Consolidated Statements of Operations and Other Comprehensive Income (Loss).

The following table summarizes the activity of the earn-out receivable from siParadigm, the note payable to VenturEast and of the Company’s derivative warrants, which were measured at fair value using Level 3 inputs (in thousands):

	Assets	Liabilities
	Earn-Out
	from	Note Payable	Warrant
	siParadigm	to VenturEast	Liability
Fair value at January 1, 2020	$1,103	$16	$178
Receipts received during period	(250)	—	—
Change in fair value	(65)	(4)	(152)
Settlement of liability	—	(12)	—
Fair value at June 30, 2020	$788	$—	$26

Note 12. Joint Venture Agreement

In November 2011, the Company entered into an affiliation agreement with the Mayo Foundation for Medical Education and Research (“Mayo”), subsequently amended. Under the agreement, the Company formed a joint venture with Mayo in May 2013 to focus on developing oncology diagnostic services and tests utilizing next generation sequencing. The joint venture is a limited liability company, with each party initially holding fifty percent of the issued and outstanding membership interests of the new entity (the “JV”).

The agreement requires aggregate capital contributions by the Company of up to $6.0 million, of which $2.0 million has been paid to date. The timing of the remaining installments is subject to the JV’s achievement of certain operational milestones agreed upon by the board of governors of the JV. In exchange for its membership interest, Mayo’s capital contribution takes the form of cash, staff, services, hardware and software resources, laboratory space and instrumentation, the fair market value of which will be approximately equal to $6.0 million. Mayo’s continued contribution will also be conditioned upon the JV’s achievement of certain milestones.

The Company has a net receivable due from the JV of approximately $10 thousand at June 30, 2020, which is included in other assets in the Unaudited Condensed Consolidated Balance Sheets. The JV was dissolved effective February 14, 2020, and the dissolution terms include an estimated final cash distribution from the JV to the Company of approximately $92 thousand, to be paid as soon as practicable. The Company received the first payment of $36 thousand in April 2020, which is consistent with the dissolution terms. There was no other activity during the six months ended June 30, 2020 and 2019.

F-16

Note 13. Related Party Transactions

The Company closed two public offerings in January 2019, in which various executives and directors purchased shares at the public offering price. On January 14, 2019, John Pappajohn, who was then a Director, John Roberts, the Company’s President and Chief Executive Officer, and Geoffrey Harris, a Director, purchased 33 thousand shares, 3 thousand shares and 3 thousand shares, respectively, at the public offering price of $6.75 per share. On January 31, 2019, John Pappajohn, John Roberts, Edmund Cannon, a Director, and M. Glenn Miles, the Company’s Chief Financial Officer, purchased 33 thousand shares, 6 thousand shares, 1 thousand shares and 5 thousand shares, respectively, at the public offering price of $6.90 per share.

Note 14. Contingencies

On April 5, 2018 and April 12, 2018, purported stockholders of the Company filed nearly identical putative class action lawsuits in the U.S. District Court for the District of New Jersey, against the Company, Panna L. Sharma, John A. Roberts, and Igor Gitelman, captioned Ben Phetteplace v. Cancer Genetics, Inc. et al., No. 2:18-cv-05612 and Ruo Fen Zhang v. Cancer Genetics, Inc. et al., No. 2:18-06353, respectively. The complaints alleged violations of Sections 10(b) and 20(a) of the Securities Exchange Act of 1934 and SEC Rule 10b-5 based on allegedly false and misleading statements and omissions regarding the Company’s business, operational, and financial results. The lawsuits sought, among other things, unspecified compensatory damages in connection with purchases of the Company’s stock between March 23, 2017 and April 2, 2018, as well as interest, attorneys’ fees, and costs. On August 28, 2018, the Court consolidated the two actions in one action captioned In re Cancer Genetics, Inc. Securities Litigation (the “Securities Litigation”) and appointed shareholder Randy Clark as the lead plaintiff. On October 30, 2018, the lead plaintiff filed an amended complaint, adding Edward Sitar as a defendant and seeking, among other things, compensatory damages in connection with purchases of CGI stock between March 10, 2016 and April 2, 2018. On December 31, 2018, Defendants filed a motion to dismiss the amended complaint for failure to state a claim. The Court granted the defendants’ motion to dismiss during the oral argument and on February 25, 2020, the Court issued a written order dismissing the case with prejudice. The Lead Plaintiff has not appealed the dismissal.

In addition, on June 1, 2018, September 20, 2018, and September 25, 2018, purported stockholders of the Company filed nearly identical derivative lawsuits on behalf of the Company in the U.S. District Court for the District of New Jersey against the Company (as a nominal defendant) and current and former members of the Company’s Board of Directors and current and former officers of the Company. The three cases are captioned: Bell v. Sharma et al., No. 2:18-cv-10009-CCC-MF, McNeece v. Pappajohn et al., No. 2:18-cv-14093, and Workman v. Pappajohn, et al., No. 2:18-cv-14259 (the “Derivative Litigation”). The complaints allege claims for breach of fiduciary duty, violations of Section 14(a) of the Securities Exchange Act of 1934 (premised upon alleged omissions in the Company’s 2017 proxy statement), and unjust enrichment, and allege that the individual defendants failed to implement and maintain adequate controls, which resulted in ineffective disclosure controls and procedures, and conspired to conceal this alleged failure. The lawsuits seek, among other things, damages and/or restitution to the Company, appropriate equitable relief to remedy the alleged breaches of fiduciary duty, and attorneys’ fees and costs. On November 9, 2018, the Court in the Bell v. Sharma action entered a stipulation filed by the parties staying the Bell action until the Securities Litigation is dismissed, with prejudice, and all appeals have been exhausted; or the defendants’ motion to dismiss in the Securities Litigation is denied in whole or in part; or either of the parties in the Bell action gives 30 days’ notice that they no longer consent to the stay. On December 10, 2018, the parties in the McNeece action filed a stipulation that is substantially identical to the Bell stipulation. On February 1, 2019, the Court in the Workman action granted a stipulation that is substantially identical to the Bell stipulation. On May 15, 2020, the plaintiffs in the Workman action filed a notice of voluntary dismissal to the original action and have formally withdrawn. On May 18, 2020, the plaintiffs in the McNeece action filed a notice of voluntary dismissal to the original action and have formally withdrawn. On June 22, 2020, the plaintiffs in the Bell action voluntarily dismissed their action. Based upon the above dismissals of the securities class action litigation, the Company believes this matter is closed. The Company is expensing legal costs associated with the loss contingency as incurred.

Note 15. Sale of Net Operating Losses

On April 4, 2019, the Company sold $11,638,516 of gross State of New Jersey NOL’s relating to the 2017 tax year as well as $71,968 of state research and development tax credits. The sale resulted in the net receipt by the Company of approximately $512,000, which is included in the income tax benefit line on the Condensed Consolidated Statements of Operations and Other Loss for the three and six months ended June 30, 2019.

Note 16. Subsequent Events

On July 22, 2020, the Company issued approximately 47 thousand shares of the Company’s common stock to Atlas Sciences in exchange for the return to the Company of $150 thousand of principal amount from its unsecured promissory note.

F-17

REPORT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

To the Stockholders and Board of Directors of

Cancer Genetics, Inc. and Subsidiaries

Opinion on the Financial Statements

We have audited the accompanying consolidated balance sheet of Cancer Genetics, Inc. (the “Company”) as of December 31, 2019, the related consolidated statements of operations and other comprehensive loss, changes in stockholders’ equity and cash flows for the year ended December 31, 2019, and the related notes (collectively referred to as the “financial statements”). In our opinion, the financial statements present fairly, in all material respects, the financial position of the Company as of December 31, 2019, and the results of its operations and its cash flows for the year ended December 31, 2019, in conformity with accounting principles generally accepted in the United States of America.

Explanatory Paragraph - Going Concern

The accompanying consolidated financial statements have been prepared assuming that the Company will continue as a going concern. As more fully described in Note 2, the Company has minimal working capital, has incurred significant losses and needs to raise additional funds to meet its obligations and sustain its operations. These conditions raise substantial doubt about the Company’s ability to continue as a going concern. Management’s plans in regard to these matters are also described in Note 2. The consolidated financial statements do not include any adjustments that might result from the outcome of this uncertainty.

Retrospective Adjustments

We also have audited the adjustments to the financial statements as of December 31, 2018 and for the year then ended to retrospectively apply the change in accounting for the reverse stock split and discontinued operations, as described in Note 1. In our opinion, such adjustments are appropriate and have been properly applied. We were not engaged to audit, review, or apply any procedures to the 2018 financial statements of the Company other than with respect to the adjustments and, accordingly, we do not express an opinion or any other form of assurance on the 2018 financial statements taken as a whole.

Adoption of New Accounting Standard

As discussed in Note 3 to the consolidated financial statements, the Company has changed its method of accounting for leases in 2019 due to the adoption of the guidance in ASC Topic 842, Leases (“Topic 842”), as amended, effective January 1, 2019, using the modified retrospective approach.

Basis for Opinion

These financial statements are the responsibility of the Company’s management. Our responsibility is to express an opinion on the Company’s financial statements based on our audit. We are a public accounting firm registered with the Public Company Accounting Oversight Board (United States) (“PCAOB”) and are required to be independent with respect to the Company in accordance with the U.S. federal securities laws and the applicable rules and regulations of the Securities and Exchange Commission and the PCAOB.

We conducted our audit in accordance with the standards of the PCAOB. Those standards require that we plan and perform the audit to obtain reasonable assurance about whether the financial statements are free of material misstatement, whether due to error or fraud. The Company is not required to have, nor were we engaged to perform, an audit of its internal control over financial reporting. As part of our audit we are required to obtain an understanding of internal control over financial reporting but not for the purpose of expressing an opinion on the effectiveness of the Company’s internal control over financial reporting. Accordingly, we express no such opinion.

Our audit included performing procedures to assess the risks of material misstatement of the financial statements, whether due to error or fraud, and performing procedures that respond to those risks. Such procedures included examining, on a test basis, evidence regarding the amounts and disclosures in the financial statements. Our audit also included evaluating the accounting principles used and significant estimates made by management, as well as evaluating the overall presentation of the financial statements. We believe that our audit provides a reasonable basis for our opinion.

/s/ Marcum LLP

Marcum LLP

We have served as the Company’s auditor since 2019.

Houston, Texas

May 29, 2020

F-18

REPORT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

To the Board of Directors and Stockholders

Cancer Genetics, Inc. and Subsidiaries

Opinion on the Financial Statements

We have audited the accompanying consolidated balance sheet of Cancer Genetics, Inc. and its subsidiaries (the Company) as of December 31, 2018, and the related consolidated statements of operations and other comprehensive loss, changes in stockholders’ equity and cash flows for the year then ended, and the related notes to the consolidated financial statements (collectively, the financial statements). In our opinion, except for effects of the adjustments, if any, as might have been determined to be necessary had we been engaged to audit the Company’s restatement for discontinued operations and a reverse stock-split, as described below, the financial statements present fairly, in all material respects, the financial position of the Company as of December 31, 2018, and the results of its operations and its cash flows for the year then ended, in conformity with accounting principles generally accepted in the United States of America.

Restatement for 2019 transactions requiring retrospective accounting treatment in 2018 financial statements

We were not engaged to audit the restatement of the 2018 financial statements and disclosures for discontinued operations and a reverse stock-split, as discussed in Note 1 to the 2019 financial statements.

Substantial Doubt About the Company’s Ability to Continue as a Going Concern

The accompanying 2018 financial statements have been prepared assuming that the Company will continue as a going concern. As discussed in Note 2 to the 2018 financial statements, the Company has suffered recurring losses, and has an accumulated deficit and negative cash flows from operations. The Company is also in violation of certain debt covenants. This raises substantial doubt about the Company’s ability to continue as a going concern. Management’s plans in regard to these matters are also described in Note 2 to the 2018 financial statements. The 2018 financial statements do not include any adjustments that might result from the outcome of this uncertainty.

Change in Accounting Principle

As discussed in Note 3 to the 2018 financial statements, the Company changed its method of accounting for recognizing revenue effective January 1, 2018 due to the adoption of Accounting Standards Update No. 2014-09, “Revenue from Contracts with Customers”.

Basis for Opinion

These financial statements are the responsibility of the Company’s management. Our responsibility is to express an opinion on the Company’s financial statements based on our audit. We are a public accounting firm registered with the Public Company Accounting Oversight Board (United States) (PCAOB) and are required to be independent with respect to the Company in accordance with U.S. federal securities laws and the applicable rules and regulations of the Securities and Exchange Commission and the PCAOB.

Except as discussed above, we conducted our audits in accordance with the standards of the PCAOB. Those standards require that we plan and perform the audits to obtain reasonable assurance about whether the financial statements are free of material misstatement, whether due to error or fraud. Our audits included performing procedures to assess the risks of material misstatement of the financial statements, whether due to error or fraud, and performing procedures that respond to those risks. Such procedures included examining, on a test basis, evidence regarding the amounts and disclosures in the financial statements. Our audits also included evaluating the accounting principles used and significant estimates made by management, as well as evaluating the overall presentation of the financial statements. We believe that our audits provide a reasonable basis for our opinion.

/s/ RSM US LLP

We served as the Company’s auditor from 2010 to 2019.

New York, New York

April 15, 2019

F-19

CANCER GENETICS, INC. AND SUBSIDIARIES

Consolidated Balance Sheets

(in thousands, except par value)

	December 31,
	2019	2018
ASSETS
CURRENT ASSETS
Cash and cash equivalents	$3,880	$161
Restricted cash	350	—
Accounts receivable	696	777
Earn-Out from siParadigm, current portion	747	—
Excess Consideration Note	888	—
Other current assets	546	267
Current assets of discontinuing operations	71	23,250
Total current assets	7,178	24,455
FIXED ASSETS, net of accumulated depreciation	558	558
OTHER ASSETS
Operating lease right-of-use assets	94	—
Restricted cash	—	350
Earn-Out from siParadigm, less current portion	356	—
Patents and other intangible assets, net of accumulated amortization	2,895	3,349
Investment in joint venture	92	92
Goodwill	3,090	5,963
Other	641	639
Total other assets	7,168	10,393
Total Assets	$14,904	$35,406
LIABILITIES AND STOCKHOLDERS’ EQUITY
CURRENT LIABILITIES
Accounts payable and accrued expenses	$2,072	$4,598
Obligations under operating leases, current portion	193	—
Obligations under finance leases, current portion	68	45
Deferred revenue	1,217	1,214
Convertible note, net	—	2,481
Note payable, net	1,277	—
Advance from NovellusDx, Ltd., net	350	535
Advance from siParadigm, current portion	566	—
Other derivatives	—	86
Current liabilities of discontinuing operations	1,229	19,189
Total current liabilities	6,972	28,148
Obligations under operating leases, less current portion	10	—
Obligations under finance leases, less current portion	107	54
Advance from siParadigm, less current portion	252	—
Deferred rent payable and other	—	154
Warrant liability	178	248
Total Liabilities	7,519	28,604
STOCKHOLDERS’ EQUITY
Preferred stock, authorized 9,764 shares $0.0001 par value, none issued	—	—
Common stock, authorized 100,000 shares, $0.0001 par value, 2,104 and 924 shares issued and outstanding as of December 31, 2019 and 2018, respectively	—	—
Additional paid-in capital	171,783	164,458
Accumulated other comprehensive income	26	60
Accumulated deficit	(164,424)	(157,716)
Total Stockholders’ Equity	7,385	6,802
Total Liabilities and Stockholders’ Equity	$14,904	$35,406

See Notes to Consolidated Financial Statements.

F-20

CANCER GENETICS, INC. AND SUBSIDIARIES

Consolidated Statements of Operations and Other Comprehensive Loss

(in thousands, except per share amounts)

	Years Ended December 31,
	2019	2018
Revenue	$7,305	$4,932
Cost of revenues	3,701	3,090
Gross profit	3,604	1,842
Operating expenses:
Research and development	—	154
General and administrative	5,171	6,716
Sales and marketing	1,146	1,197
Impairment of goodwill	2,873	—
Merger costs	117	1,464
Total operating expenses	9,307	9,531
Loss from continuing operations	(5,703)	(7,689)
Other income (expense):
Interest expense	(1,437)	(319)
Interest income	108	21
Change in fair value of acquisition note payable	4	136
Change in fair value of other derivatives	86	(86)
Change in fair value of warrant liability	70	3,732
Change in fair value of siParadigm Earn-Out	(935)	—
Change in fair value of Excess Consideration Note	93	—
Gain on troubled debt restructuring	258	—
Other income	59	—
Total other income (expense)	(1,694)	3,484
Loss before income taxes	(7,397)	(4,205)
Income tax benefit	512	—
Loss from continuing operations	(6,885)	(4,205)
Income (loss) from discontinuing operations (including gain on disposal of businesses of $8,370 during the year ended December 31, 2019 and loss on disposal of business of $78 during the year ended December 31, 2018)	177	(16,168)
Net loss	(6,708)	(20,373)
Foreign currency translation loss	(34)	(9)
Comprehensive loss	$(6,742)	$(20,382)

Basic and diluted net loss per share from continuing operations	$(3.57)	$(4.62)
Basic and diluted net income (loss) per share from discontinuing operations	0.09	(17.77)
Basic and diluted net loss per share	$(3.48)	$(22.39)

Basic and diluted weighted-average shares outstanding	1,928	910

See Notes to Consolidated Financial Statements.

F-21

CANCER GENETICS, INC. AND SUBSIDIARIES

Consolidated Statements of Changes in Stockholders’ Equity

Years Ended December 31, 2019 and 2018

(in thousands)

	Common Stock		Additional Paid-in	Accumulated Other Comprehensive	Accumulated
	Shares	Amount	Capital	Income (Loss)	Deficit	Total
Balance, December 31, 2017	925	$—	$161,530	$69	$(134,834)	$26,765
Stock based compensation - employees	(1)	—	921	—	—	921
Fair value of warrants reclassified from liabilities to equity	—	—	423	—	—	423
Modification of 2017 Debt warrants	—	—	83	—	—	83
Beneficial conversion feature on Convertible Note	—	—	328	—	—	328
Beneficial conversion feature on Advance from NovellusDx, Ltd.	—	—	1,173	—	—	1,173
Transition adjustment for adoption of Accounting Standards Codification Topic 606	—	—	—	—	(2,509)	(2,509)
Unrealized loss on foreign currency translation	—	—	—	(9)	—	(9)
Net loss	—	—	—	—	(20,373)	(20,373)
Balance, December 31, 2018	924	—	164,458	60	(157,716)	6,802
Stock based compensation—employees	—	—	370	—	—	370
Issuance of common stock with warrants for cash - 2019 Offerings, net of expenses and discounts	952	—	5,412	—	—	5,412
Issuance of common stock - Iliad Research and Trading, L.P. conversions and exchanges	225	—	962	—	—	962
Increase in fair value of embedded conversion option	—	—	547	—	—	547
Fractional shares settlement	(2)	—	(5)	—	—	(5)
Issuance of common stock to vendor	5	—	39	—	—	39
Unrealized loss on foreign currency translation	—	—	—	(34)	—	(34)
Net loss	—	—	—	—	(6,708)	(6,708)
Balance, December 31, 2019	2,104	$—	$171,783	$26	$(164,424)	$7,385

See Notes to Consolidated Financial Statements.

F-22

CANCER GENETICS, INC. AND SUBSIDIARIES

Consolidated Statements of Cash Flows

(in thousands)

	Years Ended December 31,
	2019	2018
CASH FLOWS FROM OPERATING ACTIVITIES
Net loss	$(6,708)	$(20,373)
Loss (income) from discontinuing operations	(177)	16,168
Net loss from continuing operations	(6,885)	(4,205)

Adjustments to reconcile net loss to net cash used in operating activities:
Depreciation	159	310
Amortization	454	491
Stock-based compensation	263	530
Amortization of operating lease right-of-use assets	144	—
Change in fair value of warrant liability, acquisition note payable and other derivatives	(160)	(3,782)
Amortization of discount of debt and debt issuance costs	497	226
Issuance of common stock to vendor	39	—
Interest added to Convertible Note	268	—
Modification of 2017 Debt warrants	—	83
Loss in equity-method investment	—	154
Change in fair value of siParadigm Earn-Out	935	—
Change in fair value of Excess Consideration note	(93)	—
Gain on troubled debt restructuring	(258)	—
Loss on extinguishment of debt	256	—
Goodwill impairment	2,873	—
Change in working capital components:
Accounts receivable	81	296
Other current assets	(279)	(87)
Other non-current assets	(2)	(49)
Accounts payable, accrued expenses and deferred revenue	(1,342)	2,880
Obligations under operating leases	(189)	—
Deferred rent payable and other	—	(48)
Net cash used in operating activities, continuing operations	(3,239)	(3,201)
Net cash used in operating activities, discontinuing operations	(5,421)	(9,351)
Net cash used in operating activities	(8,660)	(12,552)
CASH FLOWS FROM INVESTING ACTIVITIES
Purchase of fixed assets	(28)	(17)
Net cash used in investing activities, continuing operations	(28)	(17)
Net cash provided by investing activities, discontinuing operations	9,119	1,101
Net cash provided by investing activities	9,091	1,084
CASH FLOWS FROM FINANCING ACTIVITIES
Principal payments on obligations under finance leases	(72)	(43)
Proceeds from offerings of common stock, net of certain offering costs	5,412	—
Proceeds from Convertible Note	—	2,500
Principal payments on Convertible Note	(1,023)	—
Advance from NovellusDx, Ltd.	—	1,500
Principal payments on Advance from NovellusDx, Ltd.	(892)	—
Fractional shares settlement paid in cash	(5)	—
Net cash provided by financing activities, continuing operations	3,420	3,957
Net cash used in financing activities, discontinuing operations	(115)	(1,810)
Net cash provided by financing activities	3,305	2,147
Effect of foreign currency exchange rates on cash and cash equivalents and restricted cash	(17)	(59)
Net increase (decrease) in cash and cash equivalents and restricted cash	3,719	(9,380)
CASH AND CASH EQUIVALENTS AND RESTRICTED CASH
Beginning	511	9,891
Ending	$4,230	$511
RECONCILIATION OF CASH AND CASH EQUIVALENTS AND RESTRICTED
CASH TO THE CONSOLIDATED BALANCE SHEETS:
Cash and cash equivalents	$3,880	$161
Restricted cash	350	350
CASH AND CASH EQUIVALENTS AND RESTRICTED CASH	$4,230	$511

SUPPLEMENTAL CASH FLOW DISCLOSURE
Cash paid for interest	$1,501	$1,271
SUPPLEMENTAL DISCLOSURE OF NONCASH
INVESTING AND FINANCING ACTIVITIES
Fixed assets acquired through finance lease arrangements	$145	$75
Conversion of debt and accrued interest into common stock	350	—
Increase in fair value of conversion option	547	—
Exchanges of principal on Convertible Note for common stock	612	—
Partial pay-off of Convertible Note through note payable to Atlas Sciences, LLC	1,250	—
Fair value of warrants reclassified from liabilities to equity	—	423
Beneficial conversion feature on Convertible Note	—	328
Beneficial conversion feature on Advance from NovellusDx, Ltd.	—	1,173

See Notes to Consolidated Financial Statements.

F-23

CANCER GENETICS, INC. AND SUBSIDIARIES

Notes to Consolidated Financial Statements

Note 1. Organization, Description of Business, Reverse Stock Split, Business Disposals and Offerings

Cancer Genetics, Inc. (the “Company”) supports the efforts of the biotechnology and pharmaceutical industries to develop innovative new drug therapies. Until the closing of the Business Disposals (as defined below) in July 2019, the Company was an emerging leader in enabling precision medicine in oncology by providing multi-disciplinary diagnostic and data solutions, facilitating individualized therapies through its diagnostic tests, services and molecular markers. Following the Business Disposals described below, the Company currently has an extensive set of anti-tumor referenced data based on predictive xenograft and syngeneic tumor models from the acquisition of vivoPharm, Pty Ltd. (“vivoPharm”) in 2017, to provide Discovery Services such as contract research services, focused primarily on unique specialized studies to guide drug discovery and development programs in the oncology and immuno-oncology fields.

The Company was incorporated in the State of Delaware on April 8, 1999 and, until the Business Disposals, had offices and state-of-the-art laboratories located in New Jersey and North Carolina and today continues to have laboratories in Pennsylvania and Australia. The Company’s corporate headquarters are in Rutherford, New Jersey. The Company offers preclinical services such as predictive tumor models, human orthotopic xenografts and syngeneic immuno-oncology relevant tumor models in its Hershey PA facility, and is a leader in the field of immuno-oncology preclinical services in the United States. This service is supplemented with GLP toxicology and extended bioanalytical services in its Australian-based facilities in Clayton, VIC. Beginning in February 2020, the Company also has a laboratory in Gilles Plains, SA.

Reverse Stock Split

On October 24, 2019, the Company amended its Certificate of Incorporation and effected a 30-for-1 reverse stock split of its common stock. All shares and per share information referenced throughout the consolidated financial statements and footnotes have been retrospectively adjusted to reflect the reverse stock split.

Business Disposals - Discontinuing Operations

Sale of India Subsidiary

On April 26, 2018, the Company sold its India subsidiary, BioServe Biotechnologies (India) Private Limited (“BioServe”) to Reprocell, Inc., for $1.9 million, including $1.6 million in cash at closing and up to an additional $300 thousand, which was contingent upon the India subsidiary meeting a specified revenue target through August 31, 2018. The contingent consideration was reduced to $213 thousand and received in November 2018.

F-24

The BioServe disposal resulted in the following (in thousands):

Consideration received:
Cash received at closing	$1,600
Contingent consideration received	213
$1,813

Net assets sold:
Accounts receivable, net	$365
Other current assets	229
Fixed assets, net	608
Goodwill	735
Other noncurrent assets	98
Cash transferred at closing	49
Accounts payable, accrued expenses and deferred revenue	(180)
Deferred rent and other	(13)
$1,891

Loss on disposal of BioServe	$(78)

Interpace Biosciences, Inc.

On July 15, 2019, the Company entered into a secured creditor asset purchase agreement (the “BioPharma Agreement”) by and among the Company, Gentris, LLC, a wholly-owned subsidiary of the Company, Partners for Growth IV, L.P. (“PFG”), Interpace Biosciences, Inc. (“IDXG”) and a newly-formed subsidiary of IDXG, Interpace BioPharma, Inc. (“Buyer”). The BioPharma Agreement provided for a consensual private foreclosure sale by PFG of all assets relating to the Company’s BioPharma Business (as defined in the BioPharma Agreement) to Buyer (the “BioPharma Disposal”).

Pursuant to the BioPharma Agreement, Buyer purchased from PFG certain assets and assumed certain liabilities of the Company relating to the BioPharma Business, providing as gross consideration $23.5 million, less certain closing adjustments totaling $2.0 million, of which $7.7 million was settled in the form of a promissory note issued by Buyer to the Company (the “Excess Consideration Note”) and the remainder was paid to PFG in cash. PFG utilized the cash proceeds to satisfy the outstanding balances of the Silicon Valley Bank (“SVB”) asset-based revolving line of credit (“ABL”) and the $6.0 million term note to PFG (“PFG Term Note”), and to satisfy certain transaction expenses. The balance of $2.3 million was delivered to the Company in addition to the Excess Consideration Note.

The following is a reconciliation of the original gross sales price to the consideration received (in thousands):

Original sales price:
Gross sales price	$23,500
Adjustments to sales price:
Transaction costs	(1,525)
Working capital adjustments	(2,705)
Payment of other expenses	(171)
Total adjustments to sales price	(4,401)
Consideration received	$19,099

F-25

The BioPharma Disposal resulted in the following (in thousands):

Consideration received:
Cash received at closing	$2,258
Fair value of Excess Consideration Note	6,795
Repayment of ABL and accrued interest	2,906
Repayment of Term Note and accrued interest	6,250
Repayment of certain accounts payable and accrued expenses	890
Net sales price	$19,099

Net assets sold:
Accounts receivable	$4,271
Other current assets	1,142
Fixed assets	2,998
Operating lease right-of-use assets	1,969
Patents and other intangible assets	42
Goodwill	10,106
Accounts payable and accrued expenses	(4,970)
Obligations under operating leases	(2,110)
Obligations under finance leases	(451)
Deferred revenue	(1,046)
$11,951

Gain on disposal of BioPharma Business	$7,148

The Excess Consideration Note, which required interest-only quarterly payments at a rate of 6% per year, was settled on October 24, 2019 for $6.0 million, including interest of $24 thousand. The Buyer withheld from the settlement of the Excess Consideration Note $775 thousand for a net worth adjustment (assets less liabilities) of the BioPharma business (“Net Worth”), $153 thousand to secure collection of certain older accounts receivable of the Company purchased by Buyer (“AR Holdback”) and an additional $735 thousand as security for indemnification obligations of the Company for any breaches of certain limited warranties and covenants of the Company and other specified items (“Indemnification Holdback”). The Company received the full amounts of the AR Holdback and the Indemnification Holdback in April and May 2020, respectively. The fair value of the Excess Consideration Note was $888 thousand at December 31, 2019.

The Company and Buyer also entered into a transition services agreement (the “TSA”) pursuant to which the Company and Buyer are providing certain services to each other to accommodate the transition of the BioPharma Business to Buyer. In particular, the Company agreed to provide to Buyer, among other things, certain personnel services, payroll processing, administration services and benefit administration services (collectively, the “Payroll and Benefits Services”), for a reasonable period commencing July 15, 2019, subject to the terms and conditions of the TSA, in exchange for payment or reimbursement, as applicable, by Buyer for the costs related thereto, including salaries and benefits for certain of the Company’s BioPharma employees during the transition period. The Company continues to provide the Payroll and Benefits Services under the TSA with respect to a limited number of employees. Such shared services amounted to $186 thousand for the year ended December 31, 2019. In addition, the Buyer is reimbursing the Company, in part, for the salaries and benefits of John A. Roberts, the Company’s Chief Executive Officer, and Glenn Miles, the Company’s Chief Financial Officer. Such salaries and benefits amounted to $188 thousand for the year ended December 31, 2019. Through the terms and conditions of the TSA described above, the net amount due to the Buyer is $92 thousand at December 31, 2019 for collections on behalf of the Buyer.

In connection with the closing of the BioPharma Disposal, the SVB ABL and the PFG Term Note were terminated, and all related liens were released.

siParadigm, Inc.

On July 5, 2019, the Company entered into an asset purchase agreement (the “Clinical Agreement”) by and among the Company and siParadigm, LLC (“siParadigm”), pursuant to which the Company sold to siParadigm, certain assets associated with the Company’s clinical laboratory business (the “Clinical Business,” and such assets, the “Designated Assets”), and agreed to cease operating its Clinical Business. The Designated Assets include intellectual property, equipment and customer lists associated with the Clinical Business, and for a period of time the Company was providing certain transitional services to siParadigm pursuant to the Clinical Agreement. The cash consideration paid by siParadigm at closing was $747 thousand, which includes $45 thousand for certain equipment plus a $1.0 million advance payment of the Earn-Out (as defined below), less $177 thousand of supplier invoices paid directly by siParadigm, an adjustment of $11 thousand and transaction costs of $110 thousand. The Clinical Business sale (together with the sale of BioServe and the BioPharma Disposal, the “Business Disposals”) was completed on July 8, 2019.

F-26

The Clinical Business disposal resulted in the following (in thousands):

Consideration received:
Cash received at closing	$747
Fair value of Earn-Out from siParadigm	2,376
Advance from siParadigm received in cash	(1,000)
$2,123

Net assets sold:
Goodwill	$1,188
Accounts payable and accrued expenses	(287)
$901

Gain on disposal of Clinical Business	$1,222

The Earn-Out, to be paid over the 24 months post-closing, is based on fees for all tests performed by siParadigm for the Company’s clinical customers during the 12-month period following the closing (the “Earn-Out”). siParadigm withholds a set percentage from each monthly earn-out payment remitted to the Company as repayment of the Advance from siParadigm. The percentage withheld was 25% for earn-out payments for July through September 2019; siParadigm began withholding 75% from the earn-out payments for October 2019 and will continue withholding 75% each month until the Advance from siParadigm is paid in full. At December 31, 2019, the fair value of the current and long-term portion of the Earn-Out from siParadigm was $747 thousand and $356 thousand, respectively. In addition, the current and long-term portion of the Advance from siParadigm was $566 thousand and $252 thousand, respectively.

Under the Clinical Agreement, the Company agreed to certain non-competition and non-solicitation provisions, including that it will cease performing certain clinical tests and will not solicit or seek business from certain of its customers (other than for the Company’s other lines of business) for a period of three years following the closing date.

The Business Disposals have been classified as discontinuing operations in conformity with accounting principles generally accepted in the United States of America. Accordingly, the operations and balances of BioServe and the Company’s BioPharma and Clinical operations have been reported as discontinuing operations and removed from all financial disclosures of continuing operations. As permitted by Accounting Standards Codification (“ASC”) 205-20, the Company elected to allocate $1.5 million and $389 thousand of interest expense from the Convertible Note to Iliad and Advance from NDX to discontinuing operations during the years ended December 31, 2019 and 2018, respectively. The interest was allocated based on the ratio of net assets sold less debt required to be paid as a result of the disposal to the Company’s net assets (prior to the disposal) plus the consolidated debt not repaid as a result of the disposal. Unless otherwise indicated, information in these notes to consolidated financial statements relates to continuing operations.

2019 Offerings

On January 9, 2019, the Company entered into an underwriting agreement with H.C. Wainwright & Co., LLC (“H.C. Wainwright”), relating to an underwritten public offering of 445 thousand shares of its common stock for $6.75 per share. The Company received proceeds from the offering of $2.4 million, net of expenses and discounts of $563 thousand. The Company also issued warrants to purchase 31 thousand shares of common stock to H.C. Wainwright in connection with this offering. The warrants are exercisable for five years from the date of issuance at a per share price of $7.43. The warrants had a fair value of $168 thousand on the date of issuance and are classified as equity in the Company’s Consolidated Balance Sheet.

F-27

On January 26, 2019, the Company issued 507 thousand shares of common stock at a public offering price of $6.90 per share. The Company received proceeds from the offering of $3.0 million, net of expenses and discounts of $525 thousand. The Company also issued warrants to purchase 36 thousand shares of common stock to the underwriter, H.C. Wainwright, in connection with this offering. The warrants are exercisable for five years from the date of issuance at a per share price of $7.59. The warrants had a fair value of $183 thousand on the date of issuance and are classified as equity in the Company’s Consolidated Balance Sheet.

The January 9, 2019 and January 26, 2019 offerings will be referred to collectively as the “2019 Offerings.” As disclosed in Note 20, certain of the Company’s directors and executive officers purchased shares in the 2019 Offerings at the public offering price.

Note 2. Going Concern

At December 31, 2019, the Company’s history of losses required management to assess its ability to continue operating as a going concern, according to ASC 205-40, Going Concern. Even after the disposal of its BioPharma Business and Clinical Business discussed in Note 1, the Company does not project that cash at December 31, 2019 will be sufficient to fund normal operations for the twelve months from the issuance of these financial statements in the Annual Report on Form 10-K. The Company’s ability to continue as a going concern is dependent on reduced losses and improved future cash flows. Alternatively, the Company may be required to raise additional equity or debt capital, or consummate other strategic transactions. These factors raise substantial doubt about the Company’s ability to continue as a going concern. The Company can provide no assurance that these actions will be successful or that additional sources of financing will be available on favorable terms, if at all.

The consolidated financial statements do not include any adjustments that might be necessary should the Company be unable to continue as a going concern.

On March 11, 2020 the World Health Organization declared the novel strain of coronavirus (“COVID-19”) a global pandemic and recommended containment and mitigation measures worldwide. In addition, as the Company is located in New Jersey, it is currently under a shelter-in-place mandate and many of its customers worldwide are similarly impacted. The global outbreak of the COVID-19 continues to rapidly evolve, and the extent to which the COVID-19 may impact the Company’s business will depend on future developments, which are highly uncertain and cannot be predicted with confidence, such as the ultimate geographic spread of the disease, the duration of the outbreak, travel restrictions and social distancing in the United States and other countries, business closures or business disruptions, and the effectiveness of actions taken in the United States and other countries to contain and treat the disease. As a healthcare provider, the Company is still providing Discovery Services and has yet to experience a slowdown in its project work, however, the future of many projects may be delayed. The Company continues to vigilantly monitor the situation with its primary focus on the health and safety of its employees and clients.

Note 3. Significant Accounting Policies

Basis of presentation: The Company prepares its financial statements on the accrual basis of accounting in accordance with accounting principles generally accepted in the United States of America.

Segment reporting: Operating segments are defined as components of an enterprise about which separate discrete information is used by the chief operating decision maker, or decision-making group, in deciding how to allocate resources and in assessing performance. The Company views its operations and manages its business in one operating segment, which is the business of developing and selling diagnostic tests and services.

Principles of consolidation: The accompanying consolidated financial statements include the accounts of Cancer Genetics, Inc. and its wholly-owned subsidiaries.

All significant intercompany account balances and transactions have been eliminated in consolidation.

Foreign currency: The Company translates the financial statements of its foreign subsidiaries, which have a functional currency in the respective country’s local currency, to U.S. dollars using month-end exchange rates for assets and liabilities and average exchange rates for revenue, costs and expenses. Translation gains and losses are recorded in accumulated other comprehensive income as a component of stockholders’ equity. Gains and losses resulting from foreign currency transactions that are denominated in currencies other than the entity’s functional currency are included within the Consolidated Statements of Operations and Other Comprehensive Loss.

Use of estimates and assumptions: The preparation of financial statements in conformity with accounting principles generally accepted in the United States of America requires management to make estimates and assumptions that affect the reported amounts of assets and liabilities and disclosure of contingent assets and liabilities at the date of the financial statements and the reported amounts of revenues and expenses during the reporting period. Significant estimates made by management include, among others, realization of amounts billed, realization of long-lived assets, realization of intangible assets, accruals for litigation and registration payments, assumptions used to value stock options, warrants and goodwill and the valuation of assets and liabilities associated with the Business Disposals. Actual results could differ from those estimates.

F-28

Risks and uncertainties: The Company operates in an industry that is subject to intense competition, government regulation and rapid technological change. the Company’s operations are subject to significant risk and uncertainties including financial, operational, technological, regulatory, foreign operations, and other risks, including the potential risk of business failure.

Cash and cash equivalents: Highly liquid investments with original maturities of three months or less when purchased are considered to be cash equivalents. Financial instruments which potentially subject the Company to concentrations of credit risk consist primarily of cash and cash equivalents. The Company maintains cash and cash equivalents with high-credit quality financial institutions. At times, such amounts may exceed insured limits. The Company has not experienced any losses in such accounts and believes it is not exposed to any significant credit risk on its cash and cash equivalents.

Restricted cash: Represents cash held at financial institutions which the Company may not withdraw and which collateralizes certain of the Company’s financial commitments. All of the Company’s restricted cash is invested in interest bearing certificates of deposit. At December 31, 2019 and 2018, the Company’s restricted cash collateralizes a $350 thousand letter of credit in favor of its former landlord, pursuant to the terms of the lease for its former Rutherford facility. The letter of credit was released on May 20, 2020.

Revenue recognition: The Company recognizes revenue in accordance with FASB Accounting Standards Codification (“ASC”) 606. The Company recognized the cumulative effect of initially applying ASC 606 as an adjustment to the balance of accumulated deficit on January 1, 2018. The transition adjustment resulted in a net reduction to the opening balance of accumulated deficit of $2.5 million on January 1, 2018 and increased deferred revenue associated with the former BioPharma Business and Discovery Services by $1.9 million and $600 thousand, respectively, due to a change in the Company’s policies for recognized revenue for performance obligations fulfilled over time.

Revenue is recorded at the amount expected to be collected, which includes implicit price concessions. Performance obligations are satisfied over time and as study data is transmitted to the customer. Revenue from the Company’s Discovery Services is recognized using the time elapsed method and at a point in time as the Company delivers study results to the customers. As results are delivered, the invoices are generated based on contractual rates. Some contracts have prepayments prior to services being rendered that are recorded as deferred revenue. The Company records deferred revenues (contract liabilities) when cash payments are received or due in advance of its performance, including amounts which are refundable. The Company’s customer arrangements do not contain any significant financing component.

Discovery Services frequently take time to complete under their respective contacts. These times vary depending on specific contract arrangements including the length of the study and how samples are delivered to the Company for processing. However, the duration of performance obligations for Discovery Services is less than one year.

The Company excludes from the measurement of the transaction price all taxes that it collects from customers that are assessed by governmental authorities and are both imposed on and concurrent with specific revenue-producing transactions.

Accounts receivable: Accounts receivable are carried at net realizable value, which is the original invoice amount less an estimate for contractual adjustments, discounts and doubtful receivables, the amounts of which are determined by an analysis of individual accounts. The Company’s policy for assessing the collectability of receivables is dependent upon the major payor source of the underlying revenue. The Company performs an assessment of credit worthiness prior to initial engagement and reassesses it periodically. Recoveries of accounts receivable previously written off are recorded when received.

Deferred revenue: Payments received in advance of services rendered are recorded as deferred revenue and are subsequently recognized as revenue in the period in which the services are performed.

Fixed assets: Fixed assets consist of diagnostic equipment and furniture and fixtures. Fixed assets are carried at cost and are depreciated using the straight-line method over the estimated useful lives of the assets, which generally range from five to twelve years. Repairs and maintenance are charged to expense as incurred while improvements are capitalized. Upon sale, retirement or disposal of fixed assets, the accounts are relieved of the cost and the related accumulated depreciation with any gain or loss recorded to the Consolidated Statements of Operations and Other Comprehensive Loss.

F-29

Fixed assets are reviewed for impairment whenever changes in circumstances indicate that the carrying amount of an asset may not be recoverable. These computations utilize judgments and assumptions inherent in the Company’s estimate of future cash flows to determine recoverability of these assets. If the Company’s assumptions about these assets were to change as a result of events or circumstances, the Company may be required to record an impairment loss. No impairment loss was recognized for the years ended December 31, 2019 and 2018.

Goodwill: Goodwill resulted from the purchase of vivoPharm in 2017. In accordance with ASC 350, Intangibles - Goodwill and Other, the Company is required to test goodwill for impairment and adjust for impairment losses, if any, at least annually and on an interim basis if an event or circumstance indicates that it is likely impairment has occurred. The Company’s annual goodwill impairment testing date is October 1 of each year using a market approach. No such losses were incurred during the year ended December 31, 2018. During the year ended December 31, 2019, the Company recognized impairment of goodwill of $2.9 million.

Goodwill (in thousands)
Balance, December 31, 2018 and 2017	$5,963
Impairment of goodwill	(2,873)
Balance, December 31, 2019	$3,090

Equity investment: The Company has an equity investment that does not have a readily determinable market value, with a cost basis of $200 thousand at December 31, 2019 and 2018. This investment is measured at cost, less impairment, if any, plus or minus changes resulting from observable price changes in ordinary transactions for the identical or similar investment of the same issuer. Changes in the fair value of the investment are recorded as net appreciation in fair value of investment in the Consolidated Statements of Operations and Other Comprehensive Loss. At December 31, 2019 and 2018, the equity investment was $200 thousand and is included in other assets on the Consolidated Balance Sheets. No net appreciation or depreciation in fair value of investment was recorded during the years ended December 31, 2019 and 2018, as there were no observable price changes in the stock.

Financing fees: Financing fees are amortized using the effective interest method over the term of the related debt. Debt is recorded net of unamortized debt issuance costs.

Warrant liability: The Company issued warrants during the 2016 Offerings and the 2017 Offering that contain a contingent net cash settlement feature, which are described herein as derivative warrants. The Company also issued warrants that were subject to a 20% reduction if the Company achieved certain financial milestones as part of its 2017 debt refinancing; these warrants were reclassified as equity during 2018 when the number of shares issuable under the agreement became fixed.

Derivative warrants are recorded as liabilities in the accompanying Consolidated Balance Sheets. These common stock purchase warrants do not trade in an active securities market, and as such, the Company estimated the fair value of these warrants using the binomial lattice, Black-Scholes and Monte Carlo valuation pricing models with the assumptions as follows: The risk-free interest rate for periods within the contractual life of the warrant is based on the U.S. Treasury yield curve. The expected life of the warrants is based upon the contractual life of the warrants. The Company uses the historical volatility of its common stock and the closing price of its shares on the NASDAQ Capital Market.

The Company computes the fair value of the warrant liability at each reporting period and the change in the fair value is recorded as non-cash expense or non-cash income. The key component in the value of the warrant liability is the Company’s stock price, which is subject to significant fluctuation and is not under the Company’s control. The resulting effect on the Company’s net loss is therefore subject to significant fluctuation and will continue to be so until the warrants are exercised, amended or expire. Assuming all other fair value inputs remain constant, the Company will record non-cash expense when the stock price increases and non-cash income when the stock price decreases.

Derivative liabilities: The Company evaluates its debt and equity issuances to determine if those contracts or embedded components of those contracts qualify as derivatives requiring separate recognition in the Company’s financial statements. The result of this accounting treatment is that the fair value of the embedded derivative is marked-to-market each balance sheet date and recorded as a liability and the change in fair value is recorded in other income (expense) in the consolidated results of operations. In circumstances where there are multiple embedded instruments that are required to be bifurcated, the bifurcated derivative instruments are accounted for as a single, compound derivative instrument. The classification of derivative instruments, including whether such instruments should be recorded as liabilities or as equity, is reassessed at the end of each reporting period. Equity instruments that are initially classified as equity that become subject to reclassification are reclassified to liability at the fair value of the instrument on the reclassification date. Derivative instrument liabilities are classified in the balance sheet as current or non-current based on whether or not net-cash settlement of the derivative instrument is expected within twelve months of the balance sheet date.

F-30

When the Company has determined that the embedded conversion options should not be bifurcated from their host instruments, the Company records, when necessary, discounts to convertible notes for the intrinsic value of conversion options embedded in debt instruments based upon the differences between the fair value of the underlying common stock at the commitment date of the note transaction and the effective conversion price embedded in the note. Debt discounts under these arrangements are amortized over the term of the related debt to their stated date of redemption and are recorded as interest expense in the consolidated results of operations.

Income taxes: Income taxes are provided for the tax effects of transactions reported in the consolidated financial statements and consist of taxes currently due plus deferred income taxes. Deferred income taxes are recognized for temporary differences between the financial statement and tax bases of assets and liabilities that will result in taxable or deductible amounts in the future. Deferred income taxes are also recognized for net operating loss (“NOLs”) carryforwards that are available to offset future taxable income and research and development credits.

Valuation allowances are established when necessary to reduce deferred tax assets to the amount expected to be realized. The Company has established a full valuation allowance on its deferred tax assets as of December 31, 2019 and 2018; therefore, the Company has not recognized any deferred tax benefit or expense in the periods presented. However, the sale of state NOLs and research and development credits are included in current income tax benefit during the period of the sale.

ASC 740, Income Taxes, clarifies the accounting for uncertainty in income taxes recognized in the financial statements. ASC 740 provides that a tax benefit from uncertain tax positions may be recognized when it is more-likely-than-not that the position will be sustained upon examination, including resolutions of any related appeals or litigation processes, based on the technical merits of the position. Income tax positions must meet a more-likely-than-not recognition threshold to be recognized. ASC 740 also provides guidance on measurement, de-recognition, classification, interest and penalties, accounting in interim periods, disclosure and transition. At December 31, 2019 and 2018 the Company had no uncertain tax positions, and the Company does not expect any changes with regards to uncertain tax positions during the year ending December 31, 2020.

The Company’s policy is to recognize interest and/or penalties related to income tax matters in income tax expense. There is no accrual for interest or penalties on the Company’s Consolidated Balance Sheets at December 31, 2019 or 2018, and the Company has not recognized interest and/or penalties in the Consolidated Statements of Operations and Other Comprehensive Loss for the years ended December 31, 2019 or 2018.

The Company’s major taxing jurisdictions are the United States, Australia and New Jersey. The Company’s tax years for 2015 through 2018 are subject to examination by the tax authorities. Generally, as of December 31, 2019, the Company is no longer subject to federal and state examinations by tax authorities for years before 2015. In Australia, the Company’s tax returns are subject to examination for five years from the date of filing. However, to the extent allowed by law, the tax authorities may have the right to examine prior periods where net operating losses or tax credits were generated and carried forward, and make adjustments up to the amount of the net operating loss or credit carryforward.

Patents and other intangible assets: The Company accounts for intangible assets under ASC 350-30. Patents consisting of legal fees incurred are initially recorded at cost. The Company has also acquired patents that are initially recorded at fair value. Patents are amortized over the useful lives of the assets, which range from seven to ten years, using the straight-line method. The Company reviews the carrying value of patents at the end of each reporting period. Based upon the Company’s review, there was no patent impairment related to continuing operations in 2019 or 2018.

Other intangible assets consist of vivoPharm’s customer list and trade name, which are all amortized using the straight-line method over the estimated useful lives of the assets of ten years.

Research and development: Research and development costs are associated with the Company’s allocation of loss from its joint venture described in Note 19. All research and development costs are expensed as they are incurred.

Stock-based compensation: Stock-based compensation is accounted for in accordance with the provisions of ASC 718, Compensation-Stock Compensation, which requires the measurement and recognition of compensation expense for all stock-based awards made to employees and directors based on estimated fair values on the grant date. The Company estimates the fair value of stock-based awards on the date of grant using the Black-Scholes option pricing model. The value of the portion of the award that is ultimately expected to vest is recognized as expense over the requisite service periods using the straight-line method. See additional information in Note 14.

F-31

All issuances of stock options or other issuances of equity instruments to employees as the consideration for services received by the Company are accounted for based on the fair value of the equity instrument issued.

Fair value of financial instruments: The carrying amount of cash and cash equivalents, restricted cash, accounts receivable, accounts payable and accrued expenses, approximate their estimated fair values due to the short-term maturities of those financial instruments. The fair value of warrants recorded as derivative liabilities, the note payable to VenturEast, the Earn-Out from siParadigm, and the Excess Consideration Note are described in Notes 16 and 17.

Joint venture accounted for under the equity method: The Company records its joint venture investment following the equity method of accounting, reflecting its initial investment in the joint venture and its share of the joint venture’s net earnings or losses and distributions. The Company’s share of the joint venture’s net loss was $0 and $154 thousand for the years ended December 31, 2019 and 2018, respectively, and is included in research and development expense on the Consolidated Statements of Operations and Other Comprehensive Loss. The Company has a net receivable due from the joint venture of $10 thousand at both December 31, 2019 and 2018, which is included in other assets in the Consolidated Balance Sheets. See additional information in Note 19.

Subsequent events: The Company has evaluated potential subsequent events through the date the financial statements were issued within our Annual Report on Form 10-K.

Recent Adopted Accounting Standards

In February 2016, the Financial Accounting Standards Board (“FASB”) issued guidance codified in ASC 842, Leases, which supersedes the guidance in former ASC 840, Leases, to increase transparency and comparability among organizations by requiring recognition of right-of-use assets and lease liabilities on the balance sheet and disclosure of key information about leasing arrangements (with the exception of short-term leases). In July 2018, the FASB issued Accounting Standards Update (“ASU”) 2018-11 to the existing transition guidance that allows entities to recognize a cumulative-effect adjustment to the opening balance of accumulated deficit in the period of adoption. Effective January 1, 2019, the Company adopted ASC 842 using this new transition guidance. The comparative information has not been restated and continues to be reported under the accounting standard in effect for those periods.

The Company has elected to use the package of practical expedients, which allows it to not (1) reassess whether any expired or existing contracts are considered or contain leases; (2) reassess the lease classification for any expired or existing leases; and (3) reassess the initial direct costs for any existing leases. The Company did not elect the hindsight practical expedient, which permits entities to use hindsight in determining the lease term and assessing impairment.

The most significant impact of adopting ASC 842 is related to the recognition of right-of-use assets and lease obligations for operating leases. The Company’s accounting for finance leases remains substantially unchanged. The adoption of ASC 842 had no impact on the Company’s consolidated statements of operations or total cash flows from operations.

The cumulative effect of the changes made to the Company’s consolidated January 1, 2019 balance sheet for the adoption of ASC 842 was as follows (in thousands):

	As of December 31, 2018	Adjustment for Adoption of ASC 842	As of January 1, 2019
ASSETS
Current assets of discontinuing operations	$23,250	$2,327	$25,577
Operating lease right-of-use assets	—	238	238
	$23,250	$2,565	$25,815
LIABILITIES
Current liabilities of discontinuing operations	$19,189	$2,327	$21,516
Deferred rent payable and other	154	(154)	—
Obligations under operating leases, current portion	—	204	204
Obligations under operating leases, less current portion	—	188	188
	$19,343	$2,565	$21,908

In January 2017, the FASB issued ASU 2017-04, Intangibles - Goodwill and Other (Topic 350): “Simplifying the Accounting for Goodwill Impairment,” which removes the requirement to perform a hypothetical purchase price allocation to measure goodwill impairment. A goodwill impairment will now be the amount by which a reporting unit’s carrying value exceeds its fair value, not to exceed the carrying amount of goodwill. The Company adopted this standard July 1, 2019. Because the Company adopted ASU 2017-04, the Company did not have to fair value all of its assets and liabilities to determine the amount of goodwill impairment. Instead the Company impaired goodwill for the difference between the fair value of the Company and the book value of the Company’s stockholders’ equity.

F-32

Recent Accounting Pronouncements: In December 2019, the FASB issued ASU 2019-12, Income Taxes (Topic 740): Simplifying the Accounting for Income Taxes, which simplifies the accounting for income taxes by removing certain exceptions to the general principles in Topic 740. The amendments also improve consistent application of and simplify GAAP for other areas of Topic 740 by clarifying and amending existing guidance. The standard will become effective for interim and annual periods beginning after December 15, 2020, with early adoption permitted. The Company is currently evaluating whether it will early adopt. The guidance is not expected to have a material impact on the Company’s consolidated financial statements.

Earnings (loss) per share: Basic earnings (loss) per share is computed by dividing net income (loss) available to common stockholders by the weighted average number of common shares assumed to be outstanding during the period of computation. Diluted earnings per share is computed similar to basic earnings per share except that the numerator is adjusted for the change in fair value of the warrant liability (only if dilutive) and the denominator is increased to include the number of dilutive potential common shares outstanding during the period using the treasury stock method. For all periods presented, all common stock equivalents outstanding were anti-dilutive.

The following table summarizes potentially dilutive adjustments to the weighted average number of common shares which were excluded from the calculation (in thousands):

	2019	2018
Common stock purchase warrants	279	336
Stock options	64	100
Restricted shares of common stock	—	1
Convertible note	—	103
Advance from NovellusDx, Ltd.	—	85
	343	625

Reclassifications: Certain items in the prior year consolidated financial statements have been reclassified to conform to the current presentation.

Note 4. Discontinuing Operations

As described in Note 1, the Company sold its India subsidiary, BioServe, in April 2018 and its BioPharma Business and Clinical Business in July 2019. In conjunction with the BioPharma Disposal, the Company repaid its debt to SVB and PFG. The Company elected to allocate $1.5 million and $389 thousand of interest expense from the Convertible Note to Iliad and Advance from NDX to discontinuing operations during the years ended December 31, 2019 and 2018, respectively.

Summarized results of the Company’s consolidated discontinuing operations are as follows for the years ended December 31, 2019 and 2018 (in thousands):

	Year Ended December 31,
	2019	2018
Revenue	$10,066	$22,538
Cost of revenues	7,554	15,634
Gross profit	2,512	6,904
Operating expenses:
Research and development	937	2,334
General and administrative	4,675	12,468
Sales and marketing	1,527	4,071
Restructuring costs	194	2,320
Transaction costs	560	—
Impairment of patents and other intangible assets	601	—
Total operating expenses	8,494	21,193
Loss from discontinuing operations	(5,982)	(14,289)
Other income (expense):
Interest expense	(2,211)	(1,801)
Gain on disposal of Clinical Business	1,222	—
Gain on disposal of BioPharma Business	7,148	—
Loss on disposal of BioServe	—	(78)
Total other income (expense)	6,159	(1,879)
Net income (loss) from discontinuing operations	$177	$(16,168)

Consolidated carrying amounts of major classes of assets and liabilities from discontinuing operations were as follows as of December 31, 2019 and 2018 (in thousands):

	2019	2018
Current assets of discontinuing operations:
Accounts receivable, net of allowance for doubtful accounts of $4,536 in 2019; $3,462 in 2018	$71	$6,261
Other current assets	—	1,542
Fixed assets, net of accumulated depreciation	—	3,498
Patents and other intangible assets, net of accumulated amortization	—	655
Goodwill	—	11,294
Current assets of discontinuing operations	$71	$23,250

Current liabilities of discontinuing operations
Accounts payable and accrued expenses	$1,137	$8,470
Due to Interpace Biosciences, Inc.	92	—
Obligations under finance leases	—	610
Deferred revenue	—	1,337
Line of credit	—	2,621
Term note	—	6,000
Deferred rent payable and other	—	151
Current liabilities of discontinuing operations	$1,229	$19,189

F-33

Cash flows used in discontinuing operations consisted of the following for the years ended December 31, 2019 and 2018 (in thousands):

	Years Ended December 31,
	2019	2018
Income (loss) from discontinuing operations	$177	$(16,168)

Adjustments to reconcile income (loss) from discontinuing operations to net cash used in operating activities, discontinuing operations
Depreciation	542	1,292
Amortization	613	21
Provision for bad debts	1,074	2,514
Stock-based compensation	107	391
Amortization of operating lease right-of-use assets	358	—
Amortization of discount of debt and debt issuance costs	601	291
Interest added to Convertible Note	343	—
Loss on disposal of fixed assets and sale of India subsidiary	—	204
Loss on extinguishment of debt	328	—
Gain on disposal of Clinical business	(1,222)	—
Gain on disposal of BioPharma business	(7,148)	—
Change in working capital components:
Accounts receivable	845	745
Other current assets	398	417
Other non-current assets	2	50
Accounts payable, accrued expenses and deferred revenue	(2,163)	886
Obligations under operating leases	(217)	—
Deferred rent payable and other	(151)	6
Due to IDXG	92	—
Net cash used in operating activities, discontinuing operations	$(5,421)	$(9,351)

Note 5. Revenue

The Company has remaining performance obligations as of December 31, 2019 and 2018 of $1.2 million and $1.2 million, respectively. Deferred revenue of $40 thousand from December 31, 2018 was recognized as revenue in 2019. Remaining performance obligations as of December 31, 2019 of approximately $800 thousand are expected to be recognized as revenue in 2020.

During the year ended December 31, 2019, three customers accounted for approximately 61% of the Company’s consolidated revenue from continuing operations. During the year ended December 31, 2018, three customers accounted for approximately 53% of the Company’s consolidated revenue from continuing operations.

During the years ended December 31, 2019 and 2018, approximately 24% and 33%, respectively, of the Company’s continuing operations revenue was earned outside the United States and collected in local currency.

Note 6. Other Current Assets

At December 31, 2019 and 2018, other current assets consisted of the following (in thousands):

	2019	2018
Lab supplies	$77	$—
Prepaid expenses	469	267
	$546	$267

F-34

Note 7. Lease Commitments

Operating Leases

The Company leases its laboratory, research facility and administrative office space under various operating leases. Following the Business Disposals, the Company assigned its office leases in North Carolina and New Jersey to Buyer. At December 31, 2019, the Company has approximately 5,800 square feet in Hershey, Pennsylvania and 1,959 square feet in Bundoora, Australia. The Company has escalating lease agreements for its Pennsylvania and Australia spaces, which expire in November 2020 and June 2021, respectively. These leases require monthly rent with periodic rent increases. The difference between minimum rent and straight-line rent was recorded as deferred rent payable until the adoption of ASC 842 on January 1, 2019, as described in Note 1. The terms of the Company’s former New Jersey lease required that a $350 thousand security deposit for the facility be held in a stand by letter of credit in favor of the landlord (see Note 9). In addition, under the assignment of leases related to the Company’s New Jersey headquarters, the Buyer became obligated to replace the $350 thousand letter of credit held by the New Jersey landlord and secured by the Company’s cash collateral in August 2019; however, the letter of credit was not replaced until April 2020. The cash collateral was released on May 20, 2020.

The Company determines if an arrangement is a lease at inception. Operating leases are included in operating lease right-of-use (“ROU”) assets, obligations under operating leases, current portion, and obligations under operating leases, less current portion on its Consolidated Balance Sheets.

ROU assets represent the Company’s right to use an underlying asset for the lease term and lease obligations represent the Company’s obligation to make lease payments arising from the lease. Operating lease ROU assets and operating lease obligations are recognized based on the present value of the future minimum lease payments over the lease term at the commencement date. As the Company’s leases do not provide an implicit rate, the Company uses its incremental borrowing rate based on the information available at the commencement date in determining the present value of lease payments. The Company’s incremental borrowing rate was determined by adjusting its secured borrowing interest rate for the longer-term nature of its leases. The Company’s variable lease payments primarily consist of maintenance and other operating expenses from its real estate leases. Variable lease payments are excluded from the ROU assets and lease liabilities and are recognized in the period in which the obligation for those payments is incurred. The operating lease ROU asset also includes any lease payments made and excludes lease incentives incurred. The Company’s lease terms may include options to extend or terminate the lease when it is reasonably certain that the Company will exercise that option. Lease expense for minimum lease payments is recognized on a straight-line basis over the lease term.

The Company has lease agreements with lease and non-lease components. The Company has elected to account for these lease and non-lease components as a single lease component. The Company is also electing not to apply the recognition requirements to short-term leases of twelve months or less and instead will recognize lease payments as expense on a straight-line basis over the lease term.

The components of operating and finance lease expense were as follows for the year ended December 31, 2019 for continuing operations (in thousands):

Finance lease cost:
Amortization of right-of use assets	$35
Interest on lease liabilities	13
Operating lease cost	220
Short-term lease cost	109
Variable lease cost	55
$432

Supplemental cash flow related to operating leases of the Company’s continuing operations was as follows for the year ended December 31, 2019 (in thousands):

Cash paid amounts included in the measurement of lease liabilities:
Operating cash flows used for operating leases	$220

F-35

The Company did not enter into any significant operating leases during the year ended December 31, 2019.

Finance Leases

The Company also leases scientific equipment under various finance leases, which have been capitalized at the present value of the minimum lease payments. Finance leases are included in fixed assets, net of accumulated depreciation and obligations under finance leases. The equipment under these finance leases had a cost of $302 thousand and accumulated depreciation of $84 thousand, as of December 31, 2019.

Minimum future lease payments under all finance and operating leases as of December 31, 2019 are as follows (in thousands):

	Finance Leases	Operating Leases	Total
December 31,
2020	$84	$209	$293
2021	44	11	55
2022	36	—	36
2023	36	—	36
2024	9	—	9
Total minimum lease payments	209	220	429
Less amount representing interest	34	17	51
Present value of net minimum obligations	175	203	378
Less current obligation under finance and operating leases	68	193	261
Long-term obligation under finance and operating leases	$107	$10	$117

Other supplemental information related to operating and finance leases of the Company’s continuing operations was as follows at December 31, 2019:

Weighted average remaining lease term (in years):
Operating leases	0.99
Finance leases	3.35

Weighted average discount rate:
Operating leases	7.98%
Finance leases	8.21%

Note 8. Financing

Convertible Note

On July 17, 2018, the Company issued a convertible promissory note to Iliad Research and Trading, L.P. (“Iliad”), with an initial principal amount of $2.6 million (“Convertible Note”). The Company received consideration of $2.5 million, reflecting an original issue discount of $100 thousand and expenses payable by the Company of $25 thousand. The Convertible Note had an 18-month term and carried interest at 10% per annum. The note was convertible into shares of the Company’s common stock at a conversion price of $24.00 per share upon 5 trading days’ notice, subject to certain adjustments (standard dilution) and ownership limitations specified in the Convertible Note and resulted in a beneficial conversion feature discount of $328 thousand at inception.

Iliad could redeem any portion of the Convertible Note, at any time after six months from the issue date upon 5 trading days’ notice, subject to a maximum monthly redemption amount of $650 thousand, with the Company having the option to pay such redemptions in cash, the Company’s common stock at the Conversion Price, or by a combination thereof, subject to certain conditions, including that the stock price is $30.00 per share or higher. At maturity, the Company could pay the outstanding balance in cash, the Company’s common stock at the Conversion Price, or by a combination thereof, subject to certain conditions. The Convertible Note provided that in the event of default, the lender may, at its option, elect to increase the outstanding balance applying the default effect (defined as outstanding balance at date of default multiplied by 15% plus outstanding amount) by providing written notice to the Company. In addition, the interest rate increases to 22% upon default. The default effect and default interest rate provisions qualified as embedded derivatives with an estimated fair value of $55 thousand at December 31, 2018.

F-36

During the first quarter of 2019, the Company entered into a standstill agreement with Iliad, which among other things, provided that Iliad would not seek to redeem any portion of the Convertible Note prior to April 15, 2019 and, as consideration for the standstill, increased the outstanding balance of the note by $202 thousand. In May 2019, Iliad agreed to a second standstill until May 31, 2019. As consideration, the conversion price was reduced to $6.82 for $1.3 million of the balance of the Convertible Note; the remainder was still convertible at $24.00. The reduction in the conversion price increased the fair value of the embedded conversion option by $547 thousand. The future cash flows of the Convertible Note changed by more than 10% as a result of the second standstill, so the Company amortized the remaining debt discount and debt issuance costs of $37 thousand, resulting in a loss on debt extinguishment of $584 thousand during the year ended December 31, 2019, of which $328 thousand was allocated to discontinuing operations. Loss on debt extinguishment allocated to continuing operations was recorded in interest expense.

As of June 20, 2019, the Company was in default on the Convertible Note. The Convertible Note began accruing interest at the default rate and the outstanding balance was increased by the default effect ($409 thousand) upon the notice of default.

In May 2019, Iliad converted $350 thousand of the Convertible Note into an aggregate of 51 thousand shares of the Company’s common stock at a conversion price of $6.82 per share. During the year ended December 31, 2019, the Company issued 174 thousand shares of common stock to Iliad in exchange for the return of $612 thousand of principal amounts due under the Convertible Note using the exchange date fair market value of the Company’s common stock. In October 2019, the Convertible Note was settled for $2.7 million, in cash, including accrued interest of $439 thousand. Of this settlement, $1.3 million was paid directly by Atlas Sciences, LLC (“Atlas Sciences”) through the issuance of a new note payable to Atlas Sciences described below.

The Convertible Note was the general unsecured obligation of the Company. At December 31, 2019, the Convertible Note had a balance of $0. At December 31, 2018, the Convertible Note had a balance of $2.5 million, net of discounts and unamortized debt issuance costs of $136 thousand and $8 thousand, respectively. The effective interest rate during the years ended December 31, 2019 and 2018, was 70% and 40%. During the years ended December 31, 2019 and 2018, the Company incurred $420 thousand and $347 thousand, respectively, of contractual interest and amortization of the beneficial conversion feature. In addition, the Company incurred $40 thousand of amortization of other debt discounts and issuance costs, $202 thousand of standstill fees, $409 thousand of default penalties, and $547 thousand of additional cost related to reducing the conversion price on a portion of the debt during the year ended December 31, 2019. The Company incurred $85 thousand of amortization of other debt discounts and issuance costs during the year ended December 31, 2018.

Advance from NovellusDx, Ltd.

On September 18, 2018, the Company entered into an agreement and plan of merger (“Merger Agreement”) with NovellusDx, Ltd. (“NDX”). In connection with signing the Merger Agreement, NDX loaned the Company $1.5 million. Interest originally accrued on the outstanding balance at 10.75% per annum (“Advance from NDX”), and the advance was to mature upon the earlier of March 31, 2019 or the date on which the Merger Agreement was terminated in accordance with its terms (or ninety days thereafter in the case of certain causes for termination). Upon certain events of default, NDX would be able to convert all, but not less than all, of the outstanding balance into shares of the Company’s common stock at a conversion price of $18.18 per share, which qualified as a contingent beneficial conversion feature that would only be recognized if a default occurred.

On December 15, 2018, the Company terminated the Merger Agreement. As a result, the Advance from NDX, plus interest thereon, became due and payable on March 15, 2019, and the interest rate was increased to 21% due to an event of default. As a result of the default, the Company recognized the beneficial conversion feature discount of $1.2 million. The default interest rate provision qualified as an embedded derivative with an estimated fair value of $31 thousand at December 31, 2018. At December 31, 2018, the principal balance of the Credit Agreement was $1.5 million, which is presented net of the unamortized beneficial conversion feature of $965 thousand in the Consolidated Balance Sheet. Prior to the NDX Settlement Agreement, defined in the next paragraph, the effective interest rate on the Advance from NDX was 81% and 69% during the years ended December 31, 2019 and 2018, respectively. The Company recognized $1.2 million and $261 thousand of interest and amortization of the beneficial conversion feature during the years ended December 31, 2019 and 2018, respectively. Of these amounts, $637 thousand and $147 thousand are included in discontinued operations.

F-37

On October 21, 2019, the Company and NDX entered into a settlement agreement (“NDX Settlement Agreement”). The NDX Settlement Agreement required the Company to pay $100 thousand on the date of execution and $1.0 million upon receipt of proceeds from the Excess Consideration Note. The $1.0 million payment was made in October 2019. As a result of such payment, pursuant to the NDX Settlement Agreement, the balance of the Advance from NDX was reduced from $708 thousand to $450 thousand and each party released the other from all claims under the original credit agreement and the Merger Agreement. The remaining amount due is to be paid in nine monthly payments of $50 thousand commencing in November 2019. If the Company fails to make any of the required monthly payments, NDX may convert all, but not less than all, of the amounts then owing into a number of shares of the Company’s common stock at a conversion price of $4.50 per share. The NDX Settlement Agreement adjusted the interest rate of the obligation to 0%. The Company recognized a gain on troubled debt restructuring relating to the NDX Settlement Agreement of $258 thousand during the year ended December 31, 2019. The gain was the difference between the book value of the debt at settlement and the future payments due.

The Advance from NDX is the general unsecured obligation of the Company. At December 31, 2019, the Advance from NDX had a principal balance of $350 thousand.

Note Payable, Net

On October 21, 2019, the Company issued an unsecured promissory note to Atlas Sciences, an affiliate of Iliad, for $1.3 million (“Note Payable”). The Company received consideration of $1.3 million, reflecting an original issue discount of $88 thousand and expenses payable by the Company of $10 thousand. The Note Payable has a 12-month term and bears interest at 10% per annum. The proceeds from the Note Payable were utilized to partially repay the Convertible Note. Atlas Sciences may redeem any portion of the note, at any time after six months from the issuance date upon three business days’ notice, subject to a monthly maximum redemption amount of $300 thousand. The Company may prepay the Note Payable at any time without penalty. Upon the occurrence of an event of default, Atlas Sciences can elect to adjust the interest rate to 22% per annum and/or apply the default effect, which increases the outstanding balance of the Note Payable by 15% on the date of default. At December 31, 2019, the Note Payable had a principal balance of $1.3 million, which is presented net of discounts and unamortized debt issuance costs of $64 thousand and $7 thousand, respectively.

All of the Company’s debt matures in 2020.

Note 9. Letter of Credit

The Company maintains a $350 thousand letter of credit in favor of its former landlord pursuant to the terms of the lease for its Rutherford facility. At December 31, 2019 and 2018, the letter of credit was fully secured by the restricted cash disclosed on the Company’s Consolidated Balance Sheets. In addition, under the assignment of leases related to the Company’s New Jersey headquarters, the Buyer became obligated to replace a $350 thousand letter of credit held by the New Jersey landlord and secured by the Company’s cash collateral in August 2019; however, the letter of credit was not replaced until April 2020. The cash collateral was released on May 20, 2020.

Note 10. Fixed Assets

Fixed assets are summarized by major classifications as follows (in thousands):

	2019	2018
Equipment	$1,000	$842
Furniture and fixtures	53	52
	1,053	894
Less accumulated depreciation	(495)	(336)
Net fixed assets	$558	$558

Depreciation expense recognized during the years ended December 31, 2019 and 2018 was $159 thousand and $310 thousand, respectively.

The fixed assets in the table above include foreign currency translation adjustments that were de minimus during the years ended December 31, 2019 and 2018.

F-38

Note 11. Patents and Other Intangible Assets

Patents and other intangible assets consist of the following at December 31, 2019 and 2018:

			Weighted-Average
			Remaining
	(in thousands)	(in thousands)	Amortization
	2019	2018	Period
Patents	$981	$981	3 years
Customer list	2,738	2,738	8 years
Trade name	477	477	8 years
	4,196	4,196
Less accumulated amortization	(1,301)	(847)
Net patent and other intangible assets	$2,895	$3,349

The customer list and trade name in the table above include foreign currency translation adjustments that were de minimus during the years ended December 31, 2019 and 2018.

Amortization expense recognized during the years ended December 31, 2019 and 2018 was $454 thousand and $491 thousand, respectively. Future amortization expense for patents and other intangible assets, is estimated as follows (in thousands):

2020	$465
2021	465
2022	424
2023	344
2024	337
Thereafter	860
Total	$2,895

Note 12. Income Taxes

Loss from continuing and discontinuing operations before income tax provision (benefit) consisted of the following (in thousands):

	For the Year Ended December 31
	2019	2018
United States	$(5,619)	$(19,793)
Foreign	(1,601)	(580)
Total	$(7,220)	$(20,373)

F-39

The provision (benefit) for income taxes from continuing and discontinuing operations consisted of the following (in thousands):

	For the Year Ended December 31
	2019	2018
Current:
State	$(512)	$—

Deferred:
Federal	$687	$(4,112)
State	766	12
Foreign	(167)	52
	1,286	(4,048)
Change in valuation allowance	(1,286)	4,048
Total deferred	$—	$—

Total	$(512)	$—

The provision (benefit) for income taxes from continuing and discontinuing operations for the years ended December 31, 2019 and 2018 differs from the approximate amount of income tax benefit determined by applying the U.S. federal income tax rate to pre-tax loss, due to the following:

	Year Ended December 31, 2019		Year Ended December 31, 2018
	Amount (in thousands)	% of Pretax Loss	Amount (in thousands)	% of Pretax Loss
Income tax benefit at federal statutory rate	$(1,516)	21.0%	$(4,278)	21.0%
State tax provision, net of federal tax benefit	223	(3.1)%	226	(1.1)%
Tax credits	136	(1.9)%	(60)	0.3%
Stock based compensation	997	(13.8)%	211	(1.0)%
Derivative warrants	(30)	0.4%	(766)	3.7%
Change in valuation allowance	(1,286)	17.8%	4,048	(19.9)%
Goodwill impairment	604	(8.4)%	—	—%
Foreign operations	109	(1.5)%	508	(2.5)%
Gain on sale of businesses	246	(3.4)%	—	—%
Other	5	—%	111	(0.5)%
Income tax (benefit) provision	$(512)	7.1%	$—	—%

On April 4, 2019, the Company sold $11.6 million of gross State of New Jersey NOL’s relating to the 2017 tax year as well as $72 thousand of state research and development tax credits, resulting in the receipt of $512 thousand, net of expenses.

Approximate deferred taxes consist of the following components as of December 31, 2019 and 2018 (in thousands):

F-40

	2019	2018
Deferred tax assets:
Net operating loss carryforwards	$26,317	$25,999
Accruals and reserves	3,014	4,328
Stock based compensation	75	1,020
Research and development tax credits	1,800	1,936
Derivative warrant liability	17	17
Investment in joint venture	161	162
Other	6	6
Total deferred tax assets	31,390	33,468
Less valuation allowance	(30,497)	(31,783)
Net deferred tax assets	893	1,685
Deferred tax liabilities
Fixed assets	(132)	(352)
Goodwill and intangible assets	(761)	(1,333)
Net deferred taxes	$—	$—

Due to a history of losses the Company has generated since inception, the Company believes it is more-likely-than-not that all of the deferred tax assets will not be realized as of December 31, 2019 and 2018. Therefore, the Company has recorded a full valuation allowance on its deferred tax assets. As a result of the Tax Cuts and Jobs Act, the federal net operating losses incurred after 2017 will have an indefinite carryforward. At December 31, 2019, the Company has net operating loss carryforwards for federal income tax purposes of $117.5 million, of which $98.9 million could expire over time, beginning in 2027, if not used. At December 31, 2019, the Company has $2.7 million of Australian net operating loss carryforwards and $18.2 million of New Jersey net operating loss carryforwards. At December 31, 2019, the Company also had $1.8 million of federal research and development tax credits, which expire in varying amounts between the years 2020 and 2038. Utilization of these carryforwards is subject to limitation due to ownership changes that may delay the utilization of a portion of the carryforwards.

F-41

Note 13. Capital Stock

2019 Offerings

On January 9, 2019, the Company entered into an underwriting agreement with H.C. Wainwright, relating to an underwritten public offering of 445 thousand shares of the Company’s common stock for $6.75 per share. The Company received proceeds from the offering of $2.4 million, net of expenses and discounts of $563 thousand.

On January 26, 2019, the Company issued 507 thousand shares of common stock at a public offering price of $6.90 per share. The Company received proceeds from the offering of $3.0 million, net of expenses and discounts of $525 thousand.

Conversions and Exchanges of Debt into Common Stock

In May 2019, Iliad converted $350 thousand of the Convertible Note into an aggregate of 51 thousand shares of the Company’s common stock at a conversion price of $6.82 per share.

During the year ended December 31, 2019, the Company issued 174 thousand shares of common stock to Iliad in exchange for the return of $612 thousand of principal amounts due under the Convertible Note using the exchange date fair market value of the Company’s common stock.

Stock Issued to Vendor

On December 4, 2019, the Company issued 5 thousand shares of common stock to a vendor at a value of $7.86 per common share, using the exchange date fair market value of the Company’s common stock.

Preferred Stock

The Company is currently authorized to issue up to 9.8 million shares of preferred stock. As of December 31, 2019 and 2018, no shares of preferred stock were outstanding.

Note 14. Stock-Based Compensation

The Company has two equity incentive plans: the 2008 Stock Option Plan (the “2008 Plan”) and the 2011 Equity Incentive Plan (the “2011 Plan”, and together with the 2008 Plan, the “Stock Option Plans”). The Stock Option Plans are meant to provide additional incentive to officers, employees and consultants to remain in the Company’s employment. Options granted are generally exercisable for up to 10 years.

The 2011 Plan reserved 105 thousand shares of common stock for issuance, under several types of equity awards including stock options, stock appreciation rights, restricted stock awards and other awards defined in the 2011 Plan. At December 31, 2019, 33 thousand shares remain available for future awards under the 2011 Plan.

The 2008 Plan reserved 18 thousand shares of common stock for issuance. Effective April 9, 2018, the Company is no longer able to issue options from the 2008 Plan. Prior to April 9, 2018, the Company was authorized to issue incentive stock options or non-statutory stock options to eligible participants, as defined in the 2008 Plan.

At December 31, 2019, the Company has 1 thousand options outstanding that were issued outside of the Stock Option Plans. As of December 31, 2019, no stock appreciation rights and 12 thousand shares of restricted stock had been awarded under the Stock Option Plans.

On July 23, 2019, the Company issued 3 thousand stock options to each of its five non-employee directors. The options will vest in equal monthly installments over twelve months and have an exercise price of $4.50 per share. On January 2, 2020, the Company issued an aggregate of 20 thousand stock options to two executives, as discussed in Note 20. The options will vest in equal monthly installments over twelve months and have an exercise price of $5.53 per share and a grant date fair value of $4.45 per share.

F-42

A summary of employee and non-employee stock option activity for the years ended December 31, 2019 and 2018 for both continuing and discontinuing employees is as follows:

	Options Outstanding		Weighted- Average
	Number of Shares (in thousands)	Weighted- Average Exercise Price	Remaining Contractual Term (in years)	Aggregate Intrinsic Value
Outstanding January 1, 2018	95	$210.00	6.96	$4
Granted	29	25.20
Cancelled or expired	(24)	142.20
Outstanding December 31, 2018	100	173.10	5.70	$—
Granted	20	5.89
Cancelled or expired	(56)	182.37
Outstanding December 31, 2019	64	$113.63	7.48	$24
Exercisable, December 31, 2019	40	$170.52	6.63	$10

Aggregate intrinsic value represents the difference between the fair value of the Company’s common stock and the exercise price of outstanding, in-the-money options. During the years ended December 31, 2019 and 2018, no options were exercised.

As of December 31, 2019, total unrecognized compensation cost related to non-vested stock options granted to employees was $177 thousand for continuing operations, which the Company expects to recognize over the next 2.18 years.

The fair value of options granted to employees is estimated on the grant date using the Black-Scholes option valuation model. This valuation model requires the Company to make assumptions and judgments about the variables used in the calculation, including the expected term (the period of time that the options granted are expected to be outstanding), the volatility of the Company’s common stock, a risk-free interest rate, and expected dividends. The Company records forfeitures of unvested stock options when they occur. No compensation cost is recorded for options that do not vest. Due to significant changes in the Company’s business, the Company used the simplified calculation of expected life described in the SEC’s Staff Accounting Bulletin No. 107, Share-Based Payment, and volatility is based on the historical volatility of the Company’s common stock. The risk-free rate is based on the U.S. Treasury yield curve in effect at the time of grant for periods corresponding with the expected life of the option. The Company uses an expected dividend yield of zero, as it does not anticipate paying any dividends in the foreseeable future.

The following table presents the weighted-average assumptions used to estimate the fair value of options granted to continuing and discontinuing employees during the periods presented:

	Year Ended December 31,
	2019	2018
Volatility	93.86%	77.79%
Risk free interest rate	1.95%	2.88%
Dividend yield	—	—
Term (years)	5.44	6.45
Weighted-average fair value of options granted during the period	$4.32	$17.70

Restricted stock awards have been granted to employees, directors and consultants as compensation for services. At December 31, 2019, there was no unrecognized compensation cost related to non-vested restricted stock.

The following table summarizes the activities for the Company’s non-vested restricted stock awards for the years ended December 31, 2019 and 2018 for both continuing and discontinuing employees:

F-43

	Non-vested Restricted Stock Awards
	Number of Shares (in thousands)	Weighted-Average Grant Date Fair Value
Non-vested at January 1, 2018	3	$126.30
Vested	(1)	100.80
Forfeited/cancelled	(1)	203.10
Non-vested at December 31, 2018	1	102.82
Vested	(1)	102.82
Non-vested at December 31, 2019	—	$—

The TSA with Buyer described in Note 1 included the continued employment of individuals who will transfer to Buyer no later than six months from the closing of the transaction. Stock-based compensation related to these employees is included in discontinuing operations. The following table presents the effects of stock-based compensation related to stock option and restricted stock awards to employees and non-employees on the Company’s continuing operations included in its Consolidated Statements of Operations and Other Comprehensive Loss during the periods presented (in thousands):

	Year Ended December 31,
	2019	2018
Cost of revenues	$16	$16
General and administrative	247	514
Total stock-based compensation related to continuing operations	$263	$530

During the years ended December 31, 2019 and 2018, the Company recognized $107 thousand and $391 thousand, respectively, of stock-based compensation related to discontinuing operations.

F-44

Note 15. Warrants

During 2016 and 2017, the Company issued warrants containing a contingent net cash settlement feature (identified as 2016 Offerings and 2017 Offering, respectively, under the heading “derivative” in the table below). These warrants are recorded as a warrant liability, and all subsequent changes in their fair value are recognized in earnings until they are exercised, amended or expired. During 2017, the Company also issued warrants that were subject to a 20% reduction if the Company achieved certain financial milestones as part of its debt refinancing in March 2017 (identified as 2017 Debt in the table below). These warrants were recorded as a warrant liability, and all subsequent changes in their fair value were recognized in earnings until April 2, 2018, when the number of shares of common stock issuable upon exercise of the warrants became fixed. On June 30, 2018, the 2017 Debt warrants were modified to adjust the exercise price from $84.60 per share to $27.60 per share.

On June 8, 2019, warrants to purchase 123 thousand shares of the Company’s common stock, referred to below as the 2017 Offering, expired.

In January 2019, the Company issued warrants to purchase 31 thousand and 36 thousand shares of its common stock at $7.43 and $7.59 per share, respectively, in conjunction with its 2019 Offerings described in Note 1.

The following table summarizes the warrant activity for the years ending December 31, 2019 and 2018 (in thousands except exercise price):

Issued With / For	Exercise Price		Warrants Outstanding January 1, 2018	Transfer Between Derivative Warrants and Non-Derivative Warrants	Warrants Outstanding December 31, 2018	2019 Warrants Issued	2019 Warrants Expired	Warrants Outstanding December 31, 2019
Non-Derivative Warrants:
Financing	$300.00		8	—	8	—	—	8
Financing	450.00		9	—	9	—	—	9
2015 Offering	150.00		115	—	115	—	—	115
2017 Debt	27.60	A	—	15	15	—	—	15
2019 Offering	7.43		—	—	—	31	—	31
2019 Offering	7.59		—	—	—	35	—	35
	115.54	C	132	15	147	66	—	213
Derivative Warrants:
2016 Offerings	67.50	B	66	—	66	—		66
2017 Debt	27.60	A	15	(15)	—	—	—	—
2017 Offering	70.50	B	117	—	117	—	(117)	—
2017 Offering	75.00	B	6	—	6	—	(6)	—
	67.50	C	204	(15)	189	—	(123)	66
	$104.18	C	336	—	336	66	(123)	279

A	These warrants were subject to fair value accounting until the number of shares issuable upon the exercise of the warrants became fixed on April 2, 2018. Effective June 30, 2018, the exercise price was reduced from $84.60 per share to $27.60 per share. See Note 16.
B	These warrants are subject to fair value accounting and contain a contingent net cash settlement feature. See Note 16.
C	Weighted average exercise prices are as of December 31, 2019.

F-45

Note 16. Fair Value of Warrants

The derivative warrants issued as part of the 2016 Offerings are valued using a probability-weighted Binomial model, while the derivative warrants issued as part of the 2017 Debt refinancing were valued using a Monte Carlo model. The derivative warrants issued in conjunction with the 2017 Offering were valued using a Black-Scholes model. The following tables summarize the assumptions used in computing the fair value of derivative warrants subject to fair value accounting at December 31, 2019 and 2018, and the fair value of derivative warrants reclassified to equity during the years then ended.

2016 Offerings	As of December 31, 2019	As of December 31, 2018

Exercise price	$67.50	$67.50
Expected life (years)	2.08	3.08
Expected volatility	150.69%	100.51%
Risk-free interest rate	1.58%	2.46%
Expected dividend yield	0.00%	0.00%

2017 Debt	Reclassified to Equity During the Year Ended December 31, 2018
Exercise price	$84.60
Expected life (years)	5.97
Expected volatility	73.40%
Risk-free interest rate	2.55%
Expected dividend yield	0.00%

2017 Offering	As of December 31, 2018
Exercise price	$70.80
Expected life (years)	0.44
Expected volatility	172.5%
Risk-free interest rate	2.56%
Expected dividend yield	0.00%

The Company stock price used in computing the fair value for warrants reclassified to equity during 2018 was $49.50. In determining the fair value of warrants outstanding at each reporting date, the Company stock price was $5.96 and $7.20 (the closing price on the NASDAQ Capital Market) at December 31, 2019 and 2018, respectively.

F-46

The following table summarizes the derivative warrant activity subject to fair value accounting for the years ended December 31, 2019 and 2018 (in thousands):

	Issued with 2016 Offerings	Issued with 2017 Debt	Issued with 2017 Offering	Total
Fair value of warrants outstanding as of January 1, 2018	$1,929	$501	$1,973	$4,403
Fair value of warrants reclassified to equity	—	(423)	—	(423)
Change in fair value of warrants	(1,704)	(78)	(1,950)	(3,732)
Fair value of warrants outstanding as of December 31, 2018	225	—	23	248
Change in fair value of warrants	(47)	—	(23)	(70)
Fair value of warrants outstanding as of December 31, 2019	$178	$—	$—	$178

Note 17. Fair Value Measurements

Fair value is defined as the price that would be received to sell an asset or paid to transfer a liability in an orderly transaction between market participants. The Fair Value Measurements and Disclosures Topic of the FASB Accounting Standards Codification requires the use of valuation techniques that are consistent with the market approach, the income approach and/or the cost approach. Inputs to valuation techniques refer to the assumptions that market participants would use in pricing the asset or liability. Inputs may be observable, meaning those that reflect the assumptions market participants would use in pricing the asset or liability developed based on market data obtained from independent sources, or unobservable, meaning those that reflect the Company’s own assumptions about the assumptions market participants would use in pricing the asset or liability developed based on the best information available in the circumstances. In that regard, the Topic establishes a fair value hierarchy for valuation inputs that give the highest priority to quoted prices in active markets for identical assets or liabilities and the lowest priority to unobservable inputs.

The fair value hierarchy is as follows:

Level 1: Quoted prices (unadjusted) for identical assets or liabilities in active markets that the Company has the ability to access as of the measurement date.

Level 2: Significant other observable inputs other than Level 1 prices such as quoted prices for similar assets or liabilities, quoted prices in markets that are not active, or other inputs that are observable or can be corroborated by observable market data.

Level 3: Significant unobservable inputs that reflect the Company’s own assumptions about the assumptions that market participants would use in pricing an asset or liability.

The following table summarizes the financial assets and liabilities measured at fair value on a recurring basis segregated by the level of valuation inputs within the fair value hierarchy utilized to measure fair value (in thousands):

	2019
	Total	Quoted Prices in Active Markets for Identical Assets (Level 1)	Significant Other Observable Inputs (Level 2)	Significant Unobservable Inputs (Level 3)
Assets:
Earn-Out from siParadigm	$1,103	$—	$—	$1,103
	$1,103	$—	$—	$1,103

Liabilities:
Warrant liability	$178	$—	$—	$178
Notes payable	16	—	—	16
	$194	$—	$—	$194

F-47

	2018
	Total	Quoted Prices in Active Markets for Identical Assets (Level 1)	Significant Other Observable Inputs (Level 2)	Significant Unobservable Inputs (Level 3)
Liabilities:
Warrant liability	$248	$—	$—	$248
Notes payable	20	—	—	20
Other derivatives	86	—	—	86
	$354	$—	$—	$354

At December 31, 2019 and 2018, the warrant liability consists of stock warrants issued as part of the 2016 Offerings that contain contingent redemption features. At December 31, 2018, the warrant liability also included warrants issued as part of the 2017 Offering that contained contingent redemption features until they expired in June 2019. In accordance with derivative accounting for warrants, the Company calculated the fair value of warrants and the assumptions used are described in Note 16, “Fair Value of Warrants.” Realized and unrealized gains and losses related to the change in fair value of the warrant liability are included in other income (expense) on the Consolidated Statements of Operations and Other Comprehensive Loss.

At December 31, 2019 and 2018, the Company had a note payable to VenturEast from a prior acquisition. The ultimate repayment of the note will be the value of 3 thousand shares of common stock at the time of payment. The value of the note payable to VenturEast was determined using the fair value of the Company’s common stock at the reporting date. During the years ended December 31, 2019 and 2018, the Company recognized gains of $4 thousand and $136 thousand, respectively, due to the changes in value of the note. Realized and unrealized gains and losses related to the VenturEast note are included in other income (expense) on the Consolidated Statements of Operations and Other Comprehensive Loss. In January 2020, the Company entered into a settlement agreement with VenturEast, which is described in Note 21.

At December 31, 2019, the Company had an earn-out receivable from siParadigm that is based on tests performed by siParadigm for the Company’s former Clinical Business customers between July 5, 2019 and July 4, 2020, as discussed in Note 1. The value of the earn-out is based on actual tests performed through December 31, 2019 and the Company’s estimate of tests to be performed through the remainder of the earn-out period.

The following table summarizes the activity of the notes payable to VenturEast, the Earn-Out from siParadigm, and derivative warrants, which were measured at fair value using Level 3 inputs (in thousands):

	Assets	Liabilities
	Earn-Out
	from	Note Payable	Warrant	Other
	siParadigm	to VenturEast	Liability	Derivatives
Fair value at January 1, 2018	$—	$156	$4,403	$—
Change in fair value	—	(136)	(3,732)	—
Fair value of warrants reclassified to equity	—	—	(423)	—
Fair value of certain default provisions	—	—	—	86
Fair value at December 31, 2018	—	20	248	86
Fair value at issuance	2,376	—	—	—
Receipts received during the period	(338)	—	—	—
Fair value of certain default provisions	—	—	—	—
Change in fair value	(935)	(4)	(70)	(86)
Fair value at December 31, 2019	$1,103	$16	$178	$—

F-48

Note 18. Contingencies

On April 5, 2018 and April 12, 2018, purported stockholders of the Company filed nearly identical putative class action lawsuits in the U.S. District Court for the District of New Jersey, against the Company, Panna L. Sharma, John A. Roberts, and Igor Gitelman, captioned Ben Phetteplace v. Cancer Genetics, Inc. et al., No. 2:18-cv-05612 and Ruo Fen Zhang v. Cancer Genetics, Inc. et al., No. 2:18-06353, respectively. The complaints alleged violations of Sections 10(b) and 20(a) of the Securities Exchange Act of 1934 and SEC Rule 10b-5 based on allegedly false and misleading statements and omissions regarding the Company’s business, operational, and financial results. The lawsuits sought, among other things, unspecified compensatory damages in connection with purchases of the Company’s stock between March 23, 2017 and April 2, 2018, as well as interest, attorneys’ fees, and costs. On August 28, 2018, the Court consolidated the two actions in one action captioned In re Cancer Genetics, Inc. Securities Litigation (the “Securities Litigation”) and appointed shareholder Randy Clark as the lead plaintiff. On October 30, 2018, the lead plaintiff filed an amended complaint, adding Edward Sitar as a defendant and seeking, among other things, compensatory damages in connection with purchases of CGI stock between March 10, 2016 and April 2, 2018. On December 31, 2018, Defendants filed a motion to dismiss the amended complaint for failure to state a claim. The Court granted the defendants’ motion to dismiss during the oral argument and on February 25, 2020, the Court issued a written order dismissing the case with prejudice. The Lead Plaintiff has not appealed the dismissal.

In addition, on June 1, 2018, September 20, 2018, and September 25, 2018, purported stockholders of the Company filed nearly identical derivative lawsuits on behalf of the Company in the U.S. District Court for the District of New Jersey against the Company (as a nominal defendant) and current and former members of the Company’s Board of Directors and current and former officers of the Company. The three cases are captioned: Bell v. Sharma et al., No. 2:18-cv-10009-CCC-MF, McNeece v. Pappajohn et al., No. 2:18-cv-14093, and Workman v. Pappajohn, et al., No. 2:18-cv-14259 (the “Derivative Litigation”). The complaints allege claims for breach of fiduciary duty, violations of Section 14(a) of the Securities Exchange Act of 1934 (premised upon alleged omissions in the Company’s 2017 proxy statement), and unjust enrichment, and allege that the individual defendants failed to implement and maintain adequate controls, which resulted in ineffective disclosure controls and procedures, and conspired to conceal this alleged failure. The lawsuits seek, among other things, damages and/or restitution to the Company, appropriate equitable relief to remedy the alleged breaches of fiduciary duty, and attorneys’ fees and costs. On November 9, 2018, the Court in the Bell v. Sharma action entered a stipulation filed by the parties staying the Bell action until the Securities Litigation is dismissed, with prejudice, and all appeals have been exhausted; or the defendants’ motion to dismiss in the Securities Litigation is denied in whole or in part; or either of the parties in the Bell action gives 30 days’ notice that they no longer consent to the stay. On December 10, 2018, the parties in the McNeece action filed a stipulation that is substantially identical to the Bell stipulation. On February 1, 2019, the Court in the Workman action granted a stipulation that is substantially identical to the Bell stipulation. On May 15, 2020, the plaintiff’s in the Workman action filed a notice of voluntary dismissal to the original action. The plaintiff’s in the McNeece action sent an identical notice that they intend to file a similar notice of voluntary dismissal to their original action. Based upon the above dismissal of the securities class action litigation, the Company anticipates the plaintiffs in the remaining derivative lawsuit may voluntarily dismiss their action as well. The Company is unable to predict the ultimate outcome of the Derivative Litigation and therefore cannot estimate possible losses or ranges of losses, if any. The Company is expensing legal costs associated with the loss contingency as incurred.

Note 19. Joint Venture Agreement

In November 2011, the Company entered into an affiliation agreement with the Mayo Foundation for Medical Education and Research (“Mayo”), subsequently amended. Under the agreement, the Company formed a joint venture with Mayo in May 2013 to focus on developing oncology diagnostic services and tests utilizing next generation sequencing. The joint venture is a limited liability company, with each party initially holding fifty percent of the issued and outstanding membership interests of the new entity (the “JV”). In exchange for its membership interest in the JV, the Company made an initial capital contribution of $1.0 million in October 2013. In addition, the Company issued 10 thousand shares of its common stock to Mayo pursuant to the affiliation agreement and recorded an expense of $175 thousand. The Company also recorded additional expense of $231 thousand during the fourth quarter of 2013 related to shares issued to Mayo in November of 2011 as the JV achieved certain performance milestones. In the third quarter of 2014 the Company made an additional $1.0 million capital contribution.

The agreement also requires aggregate total capital contributions by the Company of up to an additional $4.0 million. The timing of the remaining installments was subject to the JV’s achievement of certain operational milestones agreed upon by the board of governors of the JV. In exchange for its membership interest, Mayo’s capital contribution will take the form of cash, staff, services, hardware and software resources, laboratory space and instrumentation, the fair market value of which will be equal to $6.0 million. Mayo’s continued contribution will also be conditioned upon the JV’s achievement of certain milestones. During 2018, the Company received a cash distribution from the JV of $150 thousand. The JV was dissolved effective February 14, 2020, and the dissolution terms include an estimated final cash distribution from the JV to the Company of $89 thousand, to be paid as soon as practicable. The Company received the first payment of $36 thousand in April 2020, which is consistent with the dissolution terms.

F-49

The joint venture is considered a variable interest entity under ASC 810-10, but the Company is not the primary beneficiary as it does not have the power to direct the activities of the joint venture that most significantly impact its performance. The Company’s evaluation of ability to impact performance is based on its equal board membership and voting rights and day to day management functions which are performed by the Mayo personnel.

Note 20. Related Party Transactions

The Company had a consulting agreement with Equity Dynamics, Inc. (“EDI”), an entity controlled by John Pappajohn, the former Chairman of the Board of Directors, effective April 1, 2014 through August 31, 2018, pursuant to which EDI received a monthly fee of $10 thousand. The Company expensed $80 thousand for the year ended December 31, 2018 related to this agreement. At December 31, 2019 and 2018, the Company had accrued liabilities of $0 and $70 thousand, respectively, for unpaid fees to EDI.

At December 31, 2019 and 2018, John Pappajohn had 18 thousand warrants outstanding to purchase shares of the Company’s common stock at a weighted-average exercise price of $280.14 per share.

Various executives, directors and former directors purchased shares as part of the 2019 Offerings at the public offering price. On January 14, 2019, John Pappajohn, John Roberts, the Company’s President and Chief Executive Officer, and Geoffrey Harris, a Director, purchased 33 thousand shares, 3 thousand shares and 3 thousand shares, respectively, at the public offering price of $6.75 per share. On January 31, 2019, John Pappajohn, John Roberts, Edmund Cannon, a Director, and M. Glenn Miles, the Company’s Chief Financial Officer, purchased 33 thousand shares, 6 thousand shares, 1 thousand shares and 5 thousand shares, respectively, at the public offering price of $6.90 per share.

On July 23, 2019, the Company issued 3 thousand stock options to each of its five non-employee directors. The options will vest in equal monthly installments over the next twelve months and have an exercise price of $4.50 per share. The directors have waived their rights to any claim for past due director compensation of $263 thousand as a condition of these option grants.

On January 2, 2020, the Company issued 10 thousand stock options each to M. Glenn Miles and Ralf Brandt, the Company’s President of Discovery & Early Development Services. The options will vest in equal monthly installments over twelve months and have an exercise price of $5.53 per share.

Note 21. Subsequent Events

Settlement Agreement with VenturEast

In January 2020, the Company entered into a Settlement Agreement with VenturEast, discussed in Note 17, to satisfy the Company’s outstanding liability, which resulted in the Company issuing 3 thousand restricted shares of common stock, and making two lump sum payments of $50 thousand each for a total cash settlement of $100 thousand.

Dissolution of Joint Venture

The Company dissolved its joint venture with Mayo in February 2020, as discussed in Note 19, and the dissolution terms include an estimated final cash distribution from the JV to the Company of $89 thousand to be paid as soon as practicable. The Company received the first payment of $36 thousand in April 2020, which is consistent with dissolution terms.

Stock Option Grants

On January 2, 2020, the Company issued an aggregate of 20 thousand stock options to two executives, as discussed in Note 20. The options will vest in equal monthly installments over twelve months and have an exercise price of $5.53 per share and a grant date fair value of $4.45 per share.

Coronavirus (COVID-19) Pandemic

On March 11, 2020 the World Health Organization declared the novel strain of coronavirus (“COVID-19”) a global pandemic and recommended containment and mitigation measures worldwide. In addition, as the Company is located in New Jersey, it is currently under a shelter-in-place mandate and many of its customers worldwide are similarly impacted. The global outbreak of the COVID-19 continues to rapidly evolve, and the extent to which the COVID-19 may impact the Company’s business will depend on future developments, which are highly uncertain and cannot be predicted with confidence, such as the ultimate geographic spread of the disease, the duration of the outbreak, travel restrictions and social distancing in the United States and other countries, business closures or business disruptions, and the effectiveness of actions taken in the United States and other countries to contain and treat the disease. As a healthcare provider, the Company is still providing Discovery Services and has yet to experience a slowdown in its project work, however, the future of many projects may be delayed. The Company continues to vigilantly monitor the situation with its primary focus on the health and safety of its employees and clients.

F-50

STEMONIX, INC.

BALANCE SHEETS

(Shares and USD in Thousands)

	(unaudited) As of June 30,	As of December 31,
	2020	2019

ASSETS
Current assets:
Cash and cash equivalents	$10	$315
Accounts and other receivables	284	230
Inventory	422	372
Prepaid expenses and other current assets	184	311
Total current assets	$900	$1,228
Non-current assets:
Fixed assets, net	1,255	1,589
Right-of-use asset, net	956	1,200
Deposits	152	176
Total non-current assets	$2,363	$2,965
TOTAL ASSETS	$3,263	$4,193

LIABILITIES, TEMPORARY EQUITY AND COMMON STOCKHOLDERS’ DEFICIT
Current liabilities:
Accounts payable	$881	$422
Accrued expenses	173	153
Obligations under operating leases, current portion	531	508
Obligations under finance leases, current portion	39	76
Current portion of long-term debt	30	-
Related party notes payable	80	-
Other current liabilities	82	90
Total current liabilities	$1,816	$1,249
Non-current liabilities:
Obligations under operating leases, less current portion	447	717
Share settlement obligation derivative	634	-
Long-term debt	2,691	83
Total liabilities	$5,588	$2,049

Commitments and contingencies
Temporary equity:
Series A Convertible Preferred stock, $0.0001 par value; 4,700 shares authorized, and 4,612 and 4,612 issued and outstanding, respectively, as of June 30, 2020 and December 31, 2019 (liquidation value of $11,732 and $11,732, respectively, as of June 30, 2020 and December 31, 2019)	12,356	12,356
Series B Convertible Preferred stock, $0.0001 par value; 4,700 shares authorized, and 3,508 and 3,735 shares issued and outstanding, respectively, as of June 30, 2020 and December 31, 2019 (liquidation value of $15,811 and $17,055, respectively, as of June 30, 2020 and December 31, 2019)	16,756	18,045
Total temporary equity	$29,112	$30,401
Common stockholders’ deficit:
Common stock, $0.0001 par value, 100,000 shares authorized, and 2,472 and 2,456 shares issued and outstanding, respectively, as of June 30, 2020 and December 31, 2019	-	-
Additional paid-in capital	1,173	1,047
Accumulated deficit	(32,610)	(29,304)
Total common stockholders’ deficit	$(31,437)	$(28,257)
TOTAL LIABILITIES, TEMPORARY EQUITY AND COMMON STOCKHOLDERS’ DEFICIT	$3,263	$4,193

The accompanying notes are an integral part of these unaudited condensed financial statements.

F-51

STEMONIX, INC.

STATEMENTS OF OPERATIONS

(Unaudited)

(Shares and USD in Thousands)

	Six months ended June 30,
	2020	2019
Revenues:
Service	$176	$104
Product	91	102
Total revenues	$267	$206
Operating expenses:
Cost of goods sold – service	170	75
Cost of goods sold – product	313	909
Research and development	1,602	1,848
Selling, general and administrative	1,241	1,757
Total operating costs and expenses	$3,326	$4,589
Loss from operations	$(3,059)	$(4,383)
Other expense:
Change in fair value of share settlement obligation derivative liability	(211)	-
Other income (expense)	1	-
Interest income	-	16
Interest expense	(37)	(7)
Total other expense	$(247)	$9
Loss before income taxes	$(3,306)	$(4,374)
Income tax (benefit)	-	-
Net loss	$(3,306)	$(4,374)
Net loss per common share:
Net loss per share attributable to common stock shareholders- Basic and Diluted	$(1.34)	$(1.83)
Weighted average shares outstanding:
Weighted average common shares outstanding- Basic and Diluted	2,464	2,392

The accompanying notes are an integral part of these unaudited condensed financial statements.

F-52

STEMONIX, INC.

STATEMENTS OF TEMPORARY EQUITY AND COMMON STOCKHOLDERS’ DEFICIT

(Unaudited)

(Shares and USD in Thousands)

	For the six months ended June 30, 2020
	Series A Preferred Stock		Series B Preferred Stock		Total Temporary	Common Stock		Additional Paid-in	Accumulated	Total Common Stockholders’
	Shares	Amount	Shares	Amount	Equity	Shares	Amount	Capital	Deficit	Deficit
Balance as of December 31, 2019	4,612	$12,356	3,735	$18,045	$30,401	2,456	-	$1,047	$(29,304)	$(28,257)
Stock-based compensation	-	-	-	-	-	-	-	97	-	97
Issuance of shares for services	-	-	5	30	30	4	-	6	-	6
Exercise of stock options	-	-	-	-	-	12	-	23	-	23
Issuance of Series B Convertible Preferred shares, net of issuance costs of $41	-	-	236	1,250	1,250	-	-	-	-	-
Exchange of Series B Preferred Stock for 2020 Convertible Notes	-	-	(468)	(2,569)	(2,569)	-	-	-	-	-
Net loss	-	-	-	-	-	-	-	-	(3,306)	(3,306)
Balance as of June 30, 2020	4,612	$12,356	3,508	$16,756	$29,112	2,472	-	$1,173	$(32,610)	$(31,347)

The accompanying notes are an integral part of these unaudited condensed financial statements.

F-53

STEMONIX, INC.

STATEMENTS OF TEMPORARY EQUITY AND COMMON STOCKHOLDERS’ DEFICIT

(Unaudited)

(Shares and USD in Thousands)

	For the six months ended June 30, 2019
	Series A Preferred Stock		Series B Preferred Stock		Total Temporary	Common Stock		Additional Paid-in	Accumulated	Total Common Stockholders’
	Shares	Amount	Shares	Amount	Equity	Shares	Amount	Capital	Deficit	Deficit
Balance as of December 31, 2018	4,612	$12,356	3,164	$15,072	$27,428	2,384	$-	$690	$(20,348)	$(19,658)
Stock-based compensation	-	-	-	-	-	-	-	42	-	42
Issuance of shares for services	-	-	-	-	-	35	-	71	-	71
Exercise of stock options	-	-	-	-	-	12	-	15	-	15
Issuance of Series B Convertible Preferred shares, net of issuance costs of $34	-	-	104	467	467	-	-	-	-	-
Net loss	-	-	-	-	-	-	-	-	(4,374)	(4,374)
Balance as of June 30, 2019	4,612	$12,356	3,268	$15,539	$27,895	2,431	$-	$818	$(24,724)	$(23,904)

The accompanying notes are an integral part of these unaudited condensed financial statements.

F-54

STEMONIX, INC.

CONDENSED STATEMENTS OF CASH FLOWS

(Unaudited)

(Thousands in USD)

	Six Months ended June 30,
	2020	2019
Cash Flows from Operating Activities:
Net loss	$(3,306)	$(4,374)
Reconciliation of net loss to net cash used in operating activities:
Depreciation expense	287	244
Depreciation of operating lease right-of-use assets	244	212
Change in fair value of share settlement obligation derivative	211	-
Accretion of debt discount	13	-
Stock-based compensation	133	113
PPP loan forgiveness	(649)	-
Loss on disposal of equipment	29	-
Changes in operating assets and liabilities:
Accounts receivable	(54)	132
Inventory	(50)	(70)
Prepaid expenses and other current assets	151	(98)
Accounts payable	459	143
PPP Loan	730	-
Obligations under operating leases	(247)	(204)
Accrued expenses and other current liabilities	12	78
Net cash used in operating activities	$(2,037)	$(3,824)
Cash Flows from Investing Activities:
Purchase of equipment	-	(376)
Proceeds from sale of equipment	17	-
Net cash used in investing activities	$17	$(376)
Cash Flows from Financing Activities:
Issuance of shares, net of issuance costs	1,273	482
Convertible note proceeds, net of issuance costs	332	-
Proceeds from EIDL loan and repayable grant	67	-
Principal payments on obligations under finance leases	(37)	(38)
Restricted cash	-	207
Proceeds from related party notes payable	80	-
Net cash provided by financing activities	$1,715	$651
Net decrease in cash and cash equivalents	(305)	(3,549)
Cash and cash equivalents, beginning of the period	315	5,647
Cash and cash equivalents, end of the period	$10	$2,098
Supplemental disclosure of cash flow information:
Cash paid for interest	$7	$10
Cash paid for income taxes	-	2
Non-cash investing activities:
ROU assets obtained in exchange for lease obligations	$-	$1,140
Non-cash financing activities:
Series B Preferred stock exchanged for 2020 Convertible Notes	$2,569	$-

The accompanying notes are an integral part of these unaudited condensed financial statements.

F-55

1.	Description of Business and Summary of Significant Accounting Policies

(a)	Description of Business

StemoniX, Inc. (the “Company”) is empowering the discovery of new medicines through the convergence of novel human biology and software technologies. StemoniX develops and manufactures high-density, at-scale human induced pluripotent stem cell (iPSC) derived neural and cardiac screening platforms for drug discovery and development. The Company was founded in April 2014 and has locations in Maple Grove, Minnesota and La Jolla, California.

(b)	Basis of Presentation

The accompanying unaudited condensed interim financial statements have been prepared in accordance with accounting principles generally accepted in the United States of America (“GAAP”). The Company operates in one reportable business segment. For purposes of presentation, the Company considers itself a public business entity (“PBE”). There was no other comprehensive income or loss attributable to the six months ending June 30, 2020 or 2019.

These unaudited condensed interim financial statements should be read in conjunction with the financial statements and accompanying notes for the year ended December 31, 2019. The unaudited condensed interim financial statements do not include all the information and footnotes required by GAAP for complete financial statements. The unaudited interim condensed financial statements have been prepared on the same basis as the audited annual financial statements and, in management’s opinion, include all adjustments consisting of normal recurring adjustments necessary for the fair statement of the Company’s financial position as of June 30, 2020 and its results of operations and cash flows for the six months ended June 30, 2020 and 2019. The financial data and the other financial information disclosed in the notes to these financial statements related to the six-month periods are also unaudited. The results of operations for the six months ended June 30, 2020 and 2019 are not necessarily indicative of the results to be expected for the full fiscal year or any other period.

(c)	COVID -19 and the Potential Impact

On March 11, 2020 the World Health Organization declared the novel strain of coronavirus (“COVID-19”) a global pandemic and recommended containment and mitigation measures worldwide. Many of the Company’s customers worldwide were impacted by COVID-19 and temporarily closed their facilities which impacted revenues in the first half of 2020. Further, the Company’s fund raising was negatively impacted in the first half of 2020 resulting from the COVID-19 pandemic. The global outbreak of COVID-19 continues to rapidly evolve, and the extent to which the COVID-19 may impact the Company’s future business will depend on future developments, which are highly uncertain and cannot be predicted with confidence, such as the ultimate geographic spread of the disease, the duration of the outbreak, travel restrictions and social distancing in the United States and other countries, business closures or business disruptions, and the effectiveness of actions taken in the United States and other countries to contain and treat the disease.

In April 2020, the Company applied for and received a $730 loan under the Payroll Protection Plan (“PPP”) as part of the Coronavirus Aid, Relief, and Economic Security Act (“CARES Act”). Under the PPP, the Company was able to receive funds for two and a half months of payroll, rent, utilities, and interest cost. In addition, the Company applied for and received a $57 Economic Injury Disaster Loan (“EIDL”) loan and a $10 grant from the Small Business Administration in connection with the COVID-19 impact on the Company’s business. This EIDL loan bears interest at 3.75% is repayable in monthly installments starting in June 2021 with a final balance due on June 21, 2050. The Company has determined that $649 of the PPP loan will be forgiven resulting in a repayment of $91, including the $10 EIDL grant, plus 1.0% interest over a two-year period commencing in November 2020.

The $649 of PPP loan forgiveness was recorded as a reduction in operating expenses in the first six months of 2020.

The Company is actively monitoring the impact of the COVID-19 pandemic on its business, results of operations and financial condition. The full extent to which the COVID-19 pandemic will directly or indirectly impact the Company’s business, results of operations and financial condition in the future is unknown at this time and will depend on future developments that are highly unpredictable.

(d)	Use of Estimates

The preparation of financial statements in conformity with GAAP requires management to make estimates and assumptions that affect the reported amounts of assets and liabilities and disclosure of contingent assets and liabilities at the date of the financial statements and the reported amounts of revenues and expenses during the reporting period. Actual results could differ from those estimates. The Company’s significant estimates include estimated transaction price, including variable consideration, of the Company’s revenue contracts; the useful lives of fixed assets; the valuation of derivatives, deferred tax assets, inventory, investments, notes receivable, lease liabilities and right-of-use assets, and stock-based compensation, income tax uncertainties, and other contingencies.

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(e)	Newly Adopted Accounting Pronouncements

In November 2019, the FASB issued ASU 2019-08, “Compensation—Stock Compensation (Topic 718) and Revenue from Contracts with Customers (Topic 606): Codification Improvements—Share-Based Consideration Payable to a Customer”, which clarifies that share-based consideration payable to a customer is measured under stock compensation guidance. Under ASU 2019-08, awards issued to customers are measured and classified following the guidance in Topic 718 while the presentation of the fair value of the award is determined following the guidance in ASC 606. ASU 2019-08 is effective in fiscal years beginning after December 15, 2019. The adoption of this standard on January 1, 2020 did not have an impact on the financial statements as the Company does not grant awards to customers. See Note 11 for further details on the Company’s stock compensation plans.

In June 2016, the FASB issued ASU 2016-13, “Financial Instruments - Credit Losses.” The standard, including subsequently issued amendments, requires a financial asset measured at amortized cost basis, such as accounts receivable and certain other financial assets, to be presented at the net amount expected to be collected based on relevant information about past events, including historical experience, current conditions, and reasonable and supportable forecasts that affect the collectability of the reported amount. This ASU is effective on January 1, 2020, and interim periods within 2020, and requires the modified retrospective approach. Based on the composition of the Company’s trade receivables and other financial assets, current market conditions, and historical credit loss activity, the adoption of this standard did not have a material impact on the Company’s financial statements and related disclosures.

In August 2018, the FASB issued ASU 2018-13, “Fair Value Measurement (Topic 820): Disclosure Framework—Changes to the Disclosure Requirements for Fair Value Measurement”, which modifies the disclosure requirements on fair value measurements in ASC 820, Fair Value Measurement. After the adoption of this update, an entity will no longer be required to disclose the amount of and reasons for transfers between Level 1 and Level 2 of the fair value hierarchy; the policy for timing of transfers between levels; the valuation processes for Level 3 fair value measurements. ASU 2018-13 is effective for the Company’s annual period beginning January 1, 2020. The amendments on changes in unrealized gains and losses should be applied prospectively for only the most recent period presented in the initial fiscal year of adoption. All other amendments have been applied retrospectively to all periods presented on their effective date. Under this update, the Company’s financial statements include fewer disclosures about fair value measurements; however, this will not have a material impact on the Company’s financial statements.

2. Going Concern

The Company has a history of operating losses as it has developed its human organoids for drug toxicity and efficacy testing. Through June 30, 2020, the Company’s operating activities have all been funded with proceeds from the sale of convertible notes and preferred stock securities. During the six months ended June 30, 2020, the Company incurred a net loss of $3,306. As of June 30, 2020, the Company’s accumulated deficit was $32,610. Cash used in operating activities for the period ended June 30, 2020 was $(2,037). As of June 30, 2020, the Company had $10 of available cash to fund ongoing operating activities.

The Company does not expect to be profitable or have positive cash flow during 2020 due to the cost associated with research and development activities and the change in the Company’s business model to a drug discovery company. The Company is planning to raise additional capital in 2020 and 2021 to fund human organoid disease model research and development as well as accelerate business development activities. The primary source of capital during 2020 is expected to be derived from the sale of Series B Preferred Stock (referred to herein as “Series B-2”, collectively with other Series B issuances, the “Series B Preferred”), convertible notes (“2020 Convertible Notes”), as well as a US Small Business Administration (“SBA”) Payroll Protection Program (“PPP”) Loan and an SBA Economic Injury Disaster Loan (“EIDL”). From January 1, 2020 through October 16, 2020, the Company raised capital through the sale of Series B-2 preferred stock, net of offering costs, of $1,250 and 2020 Convertible Notes of $4,613 as well as received $730 in a PPP loan and $67 of EIDL program funding including a $57 loan and a related $10 grant. The Company has determined that $649 of the PPP loan will be forgiven resulting in a repayment of $91, including the $10 EIDL grant, plus 1.0% interest over a two-year period commencing in November 2020. The $649 of PPL loan forgiveness was recorded as a reduction of operating costs in the first six months of 2020.

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The Company expects it will require additional capital to fully implement the scope of its anticipated business operations, which raises substantial doubt about its ability to continue as a going concern. The Company will have to continue to rely on equity and debt financing. There can be no assurance that financing, whether debt or equity, will always be available to the Company in the amount required at any particular time or for any particular period or, if available, that it can be obtained on favorable terms. Accordingly, because of the foregoing circumstances there is substantial doubt about the Company’s ability to continue as a going concern within one year after October 16, 2020, the date of issuance of the June 30, 2020 financial statements.

The financial statements do not include any adjustments to reflect the possible future effects on the recoverability and classification of assets or amounts and classification of liabilities that may result should the Company be unable to continue as a going concern.

3. Inventory

The Company’s inventory as of June 30, 2020 and December 31, 2019 consisted of the following:

	As of June 30, 2020	As of December 31, 2019
Raw materials	$329	$241
Work in-process	73	131
Finished goods	20	-
Total inventory	$422	$372

4. Income Taxes

The Company recognizes deferred tax assets and liabilities for the future tax consequences attributable to differences between the financial statement carrying amounts of existing assets and liabilities and their respective tax bases and operating loss and tax credit carryforwards. Deferred tax assets include, among others, capitalized research and development costs, net operating loss carryforwards and research and development tax credit carryforwards. Deferred tax assets are partially offset by deferred tax credits arising from fixed assets and lease assets. Realization of net deferred tax assets is dependent upon future earnings, if any, the timing and amount of which are uncertain based on the Company’s history of losses. Accordingly, the Company’s net deferred tax assets have been fully offset by a valuation allowance. Utilization of operating losses and credits may be subject to substantial annual limitation due to ownership change provisions of Section 382 of the Internal Revenue Code, as amended and similar state provisions. The annual limitation may result in the expiration of net operating losses and credits before utilization.

On March 27, 2020, the President signed the Coronavirus Aid, Relief, and Economic Security Act (“CARES Act”) into law. The CARES Act is a relief package that includes changes to the US tax code including but not limited to, (1) modifications to the calculation of interest deductibility in 2019 and 2020; (2) changes to rules related to the uses and limitations of net operating loss carryforwards created in 2018-2020 and (3) technical corrections for qualified improvement property. The CARES Act did not have a material impact on the Company’s Condensed Statements of Operations for the six months ended June 30, 2020.

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5. Debt

Long-term debt as of June 30, 2020, and December 31, 2019, consists of the following:

	As of June 30, 2020	As of December 31, 2019
Department of Employment and Economic Development loan	$83	$83
Payroll Protection Plan loan	91	-
Economic Injury Disaster Loan	57	-
Related party notes payable	80	-
8% 2020 Convertible Notes, $2,925 face amount, due on July 31, 2022	2,925	-
Total long-term debt before debt issuance costs and debt discount	3,236	83
Less: current portion of long-term debt	(110)	-
Less: debt issuance costs (net of accumulated amortization of $0 and $0, respectively)	(26)	-
Less: debt discount (net of accretion of $13 and $0, respectively)	(409)	-
Total long-term debt	$2,691	$83

Principal repayments due on the long-term debt for the remainder of 2020 and over the next five years are as follows:

Years ending	Amount
December 31, 2020	$87
December 31, 2021	46
December 31, 2022	3,046
December 31, 2023	1
December 31, 2024	1
December 31, 2025	1
Thereafter	54
Total	$3,236

Department of Employment and Economic Development (“DEED”) Loan

On March 10, 2015, the Company received an interest free loan from the Minnesota Department of Employment and Economic Development (“DEED”) under the State Small Business Credit Initiative Act of 2010. The funds were received under the Angel Loan Fund Program (“ALF”) which are provided to early stage small businesses for financial support through direct loans. The DEED approved the Company’s application and provided a principal amount not to exceed $88. Under the terms of the loan, the proceeds shall be used for a business purpose, including, but not limited to, start-up costs, working capital, business procurement, franchise fees, equipment, inventory and construction or renovation of place of business. The loan maturity date is seven years from the execution of the loan agreement, March 10, 2022. If during the seven-year loan term, the Company’s outstanding common stock ownership is transferred in one or more transactions to a single person or entity, the outstanding principal will be payable in full, as well as a 30% premium on the current principal sum of $83.

As of June 30, 2020, and December 31, 2019, the outstanding balance on this loan is $83, recorded within long-term notes payable in the balance sheets. The loan has an interest rate of 0.0% and may be prepaid in whole or in part at any time without penalty.

Payroll Protection Plan Loan

In April 2020, the Company applied for and received a $730 loan under the Payroll Protection Plan (“PPP”) as part of the Coronavirus Aid, Relief, and Economic Security Act’s (“CARES Act”). Under the PPP, the Company was able to receive funds for two and a half months of payroll, rent, utilities, and interest cost. The Company has determined that $649 of the PPP loan will be forgiven resulting in a repayment of $91, including the $10 EIDL grant, plus 1.0% interest over a two-year period commencing in November 2020. The $649 of PPL loan forgiveness was recorded as a reduction of operating costs as follows: $192 of manufacturing and quality expenses primarily included in cost of goods sold - products, $180 of selling, general and administrative expenses and $277 of research and development expenses.

Economic Injury Disaster Loan

The Company applied for and received a $57 Economic Injury Disaster Loan (“EIDL”) loan and a $10 grant from the Small Business Administration in connection with the COVID-19 impact on the Company’s business. This loan bears interest at 3.75% is repayable in monthly installments starting in June 2021 with a final balance due on June 21, 2050.

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2020 Convertible Notes

On May 4, 2020, the Company launched a $5,000 convertible note offering (“2020 Convertible Notes”) which may be increased by up to $2,000 upon approval by the Board of Directors of the Company in response to investor demand, plus up to $3,891 of notes in exchange for the cancellation of shares of the Company’s Series B shares issued by the Company on or after September 27, 2019 (referred to herein as “B-2 Shares”). The 2020 Convertible Notes bear interest at 8% and are due on July 31, 2022. The 2020 Convertible Notes are initially convertible into Common stock at a discount of 15% to the per share price of the next $2,000 in an equity financing round or upon a merger or acquisition. This discount increases to 20% if a note is outstanding for more than six months and 25% if a note is outstanding for more than 12 months. In connection with this note offer, the Series B-2 shareholders may use their Series B-2 shares as consideration to acquire the 2020 Convertible Notes. As of June 30, 2020, the Company has $2,925 of 2020 Convertible Notes outstanding which includes $2,569 of notes issued to Series B-2 shareholders in exchange for all their Series B-2 shares. The Company determined that the 2020 Convertible Notes should be classified as non-current liabilities as of June 30, 2020.

The 2020 Convertible Notes and accrued and unpaid interest thereunder will convert as follows:

(1) Into the next round of equity securities sold by the Company in a financing providing gross proceeds of at least $2 million to the Company (excluding conversion of the 2020 Convertible Notes and any other convertible securities) (a “Qualified Financing”); or

(2) Into the Company’s common stock (the “Common Stock”): a) Immediately prior to (I) a reverse merger with a publicly listed company or (II) the closing of an initial public offering, or b) Subject the redemption rights, an acquisition of the Company, a sale of all or substantially all of the Company’s assets and business, a transaction or series of transactions that results in the exclusive licensing of all or substantially all of the Company’s intellectual property, or a liquidation or winding up of the Company or its assets (each, a “Corporate Transaction”)

In all instances, the conversion price of the 2020 Convertible Notes will be the lesser of:

(1) the applicable percentage (the “Applicable Percentage”) below multiplied by the price per share in the Qualified Financing or the then-fair market value per share of Common Stock, as applicable, if the relevant conversion event occurs: a) 0 – 6 months after the Issue Date: 85%; b) greater than 6 months and less than or equal to 12 months after the Issue Date: 80%; or c) greater than 12 months after the Issue Date and before the Maturity Date: 75%; and

(2) a per share price reflecting a pre-money, fully-diluted Company valuation of $57,000, assuming conversion or exercise of all outstanding securities convertible or exercisable for equity securities (other than the 2020 Convertible Notes or any other convertible promissory notes issued after the date hereof) of the Company and the exercise of all outstanding options and warrants to purchase equity securities of the Company, calculated as of immediately prior to the first closing of the Qualified Financing or the event causing conversion into Common Stock, as applicable.

Related Party Transactions

In January 2020, a Company officer advanced $25 to the Company. These advances with accrued interest aggregated $25 as of June 30, 2020.

In June 2020, a Company officer and Board member advanced $55 to the Company. The loan with accrued interest aggregated $55 as of June 30, 2020.

In the first six months of 2020, related parties including Board members, officers of the Company or their immediate family (“Related Parties”) converted $1,101, or 201 shares of Series B-2 Preferred Stock into the 2020 Convertible Notes as well as purchased with cash $232 of the 2020 Convertible Notes. Further, in the first six-months of 2020 a sibling of a Company officer purchased 8 shares of Series B Preferred Stock for $44. In all instances the terms of these transactions were the same as third-party investors.

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6. Stockholders’ Equity

Common Stock

Holders of common stock are entitled to one vote per share, and to receive dividends and, upon liquidation or dissolution, are entitled to receive all assets available for distribution to stockholders. The holders have no preemptive or other subscription rights and there are no redemption or sinking fund provisions with respect to such shares. Common stock is subordinate to the preferred stock with respect to dividend rights and rights upon liquidation, winding up and dissolution of the Company.

Preferred Stock

As of June 30, 2020, and December 31, 2019, the Company had 4,612 and 4,612 shares of Series A Preferred Stock (the “Series A Preferred”) issued and outstanding, respectively. Additionally, as of June 30, 2020, and December 31, 2019, the Company had 3,508 and 3,735 shares of Series B Preferred Stock (the “Series B”) issued and outstanding, respectively (collectively the “Preferred Stock”). The Company has classified the Preferred Stock as temporary equity in the Balance Sheets as the Preferred Shareholders control a Deemed Liquidation Event, as defined below, under the Series A and Series B Preferred Stock as described below.

During the first six months of 2020, the Company sold 236 shares of Series B Preferred stock for net proceeds of $1,250. During this same period, owners of 468 shares of Series B Preferred Stock used their shares as consideration to acquire the 2020 Convertible Notes.

In the six-month period ended June 30, 2019 the Company received proceeds of $207 from the Series B financing that were classified as restricted cash as of June 30, 2019 as the Company received cash from investors prior to the finance rounds first closing.

Dividends

The Preferred Stock receive non-cumulative dividends at a rate per annum equal to 8% of the applicable original issue price, if and when declared by the Company’s Board of Directors. The Preferred Stockholders receive dividends prior to and in preference to any dividends on Common Stockholders. No dividends on the Preferred Stock have been declared or paid as of June 30, 2020.

Liquidation

Holders of Preferred Stock shares are entitled to receive a liquidation preference prior to any distribution to holders of Common Stock. Upon the occurrence of a Deemed Liquidation Event, Preferred Stock will be redeemed by the Company in an amount equal to the greater of (a) the applicable original issue price per share, plus any declared but unpaid dividends, or (b) the amount a holder of a share of Preferred Stock would receive if the share of Preferred Stock converted to Common Stock immediately prior to the Deemed Liquidation Event. If the amount that would be received under clause (b) then the applicable share of Preferred Stock will be automatically converted into common stock immediately prior to the Deemed Liquidation Event.

Each of the Preferred Stock shares are conditionally puttable by the holders upon “Deemed Liquidation Events,” which includes a merger, consolidation, or a sale of substantially all of the Company’s assets. The Company determined that triggering events that could result in a deemed liquidation are not solely within the control of the Company. Therefore, the Preferred Stock is classified outside of permanent (i.e., temporary equity). The Preferred Stock is not being accreted to its liquidation preference, as it is not probable that the Preferred Stock will become redeemable as of June 30, 2020, and December 31, 2019. The Company continues to monitor circumstances that may cause the Preferred Stock to become probable of becoming redeemable. Subsequent adjustments to the carrying amounts to accrete up to the Preferred Stock redemption values will be made only when the shares become probable of becoming redeemable. The Preferred Stock is subject to standard protective provisions, none of which provide creditor rights.

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Conversion

Preferred Stock is convertible at any time, at the option of the holder, into Common Stock at a conversion rate of 1 to 1 initially, subject to adjustments. The applicable conversion prices of each series of Preferred Stock as of June 30, 2020 are as follows:

Series Issued	Issuance Period	Issuance Price	Number Shares Issued	Total Proceeds Received	Conversion Price
Series A	January 2015 – September 2015	$1.070989	841	$901	$1.070989
Series A	February 2017	2.5540752	1,892	4,832	2.5540752
Series A	February 2017 – April 2017	3.192594	1,879	6,000	3.192594
Series B	August 2018	3.85808	1,317	5,081	3.85808
Series B	August 2018 - February 2019	4.8226	1,951	9,409	4.8226
Series B	September 2019 - March 2020	5.49	241	1,323	5.49

Additionally, all outstanding shares of the Preferred Stock shall automatically be converted into shares of underlying Common Stock upon (A) the Company’s sale of its Common Stock in an underwritten public offering with a price per share of Common Stock of the Corporation of three times the Applicable Stated Value Per Share of Series B Preferred Convertible Stock (the result of which is the “IPO Price”) and which results in gross cash proceeds to the Company of not less than $25,000, net of underwriting discounts and commissions (a “Qualified IPO”), or (B) upon the written consent of the holders of a majority of the Preferred Stock. The current IPO Price is $16.47 per share.

Voting Rights

The holders of Preferred Stock shall vote together as a single class (on an as-converted basis) on all matters. Each holder of Preferred Stock is entitled to the number of votes equal to the number of shares of Common Stock into which such shares of Preferred Stock could be converted.

Beneficial Conversion Features (“BCFs”)

The Company determined at each issuance date of Preferred Stock, which is also the commitment date of each issuance, that the conversion price of each Preferred Stock series was greater than the Common Stock fair value on that date and therefore, no BCF existed to recognize.

Furthermore, the Preferred Stock contains a weighted-average down-round protection provision that reduces the conversion price if the Company issues shares at less than the conversion price or for no consideration.

7. Stock-Based Compensation

In 2015, the Company adopted a stock compensation plan (the “Plan”) pursuant to which the Company’s board of directors may grant stock options or nonvested shares to officers, key employees, and non-employee consultants. The Plan was amended in 2017 to authorize 677 shares issuable. The Plan was subsequently amended in 2019 to authorize grants to purchase up to 1,177 shares. Stock options can be granted with an exercise price equal to or greater than the stock’s fair value at the date of grant. All awards have 10-year terms and vest based on terms defined in each individual grant agreement.

Because the Company’s shares are not publicly traded and its shares are rarely traded privately, expected volatility is estimated based on the average historical volatility of similar entities with publicly traded shares. The risk-free rate for the expected term of the option is based on the U.S. Treasury yield curve at the date of grant.

The Company uses a simplified method to determine the expected term for the valuation of options that vest over time. This method effectively assumes that exercise occurs over the period from vesting until expiration, and therefore the expected term is the midpoint between the service period and the contractual term of the award. The simplified method is applicable to options with service conditions. For options granted to nonemployees, the contractual term is used for the valuation of the options.

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As of June 30, 2020, there were 191 additional shares available for the Company to grant under the Plan. The grant-date fair value of each option award is estimated on the date of grant using the Black-Scholes-Merton option-pricing model. The weighted average assumptions for grants in the first six months of 2020 and 2019 are provided in the following table.

	Six months ended June 30,
	2020	2019
Valuation assumptions
Expected dividend yield	0.0%	0.0%
Expected volatility	77.9 – 86.8%	77.9 – 80.9%
Expected term (years)	4.8 – 10.0	5.6 – 6.1
Risk-free interest rate	0.34 – 0.91%	2.09 – 2.11%

Stock option activity during the periods indicated is as follows:

	Number of Options	Weighted average exercise price	Weighted average remaining contractual term
Balance as of December 31, 2019	509	$1.30	7.4
Granted	450	2.01
Exercised	(12)	1.94
Forfeited	(32)	1.66
Expired	(38)	1.24
Balance as of June 30, 2020	877	$1.65	8.4
Exercisable as of June 30, 2020	450	$1.97	7.1

	Number of Options	Weighted average exercise price	Weighted average remaining contractual term
Balance as of December 31, 2018	545	$1.13	8.0
Granted	81	1.94
Exercised	(12)	1.24
Forfeited	(12)	1.24
Expired	(40)	1.24
Balance as of June 30, 2019	562	$1.24	7.7

Of the options granted in the six months ended June 30, 2020, 220 were performance-based options. Vesting of these performance-based options is contingent on the occurrence of certain milestones. As of June 30, 2020, none of the performance-based vesting criteria was satisfied and therefore no expense for these awards has been recorded.

The weighted average grant-date fair value of options granted during the years 2020 and 2019 was $1.38 and $1.26, respectively.

The Company recognized $99 and $46 of stock compensation expense related to employees for the six months ended June 30, 2020, and June 30, 2019, respectively, in the statements of operations. Additionally, the Company recognized $35 and $68, respectively, of expense for shares issued for services to nonemployees during the periods ended June 30, 2020 and 2019 in the statement of operations. As of June 30, 2020, there was $277 of total unrecognized compensation cost related to unvested stock options granted under the Plan. That cost is expected to be recognized over a weighted average period of 1.2 years. The total fair value of shares vested during the six months ended June 30, 2020, and for the year ended December 31, 2019, was $258 and $47, respectively.

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8. Loss Per Share

Basic loss per share is computed by dividing the net loss after tax attributable to common stockholders by the weighted average shares outstanding during the period. Diluted loss per share is computed by including potentially dilutive securities outstanding during the period in the calculation of weighted average shares outstanding. The Company did not have any dilutive securities during the periods presented; therefore, diluted loss per share is equal to basic loss per share.

Presented in the table below is a reconciliation of the numerator and denominator for the basic and diluted loss per share (“LPS”) calculations for the years ended December 31:

	Six months ended June 30,
	2020	2019
Net loss after tax attributable to common stockholders	$(3,306)	(4,374)
Basic and diluted weighted average shares outstanding	2,464	2,392
Net loss per unit attributable to common stockholder, basic and diluted	$(1.34)	(1.83)

The following securities were not included in the computation of diluted shares outstanding because the effect would be anti-dilutive:

	Six months ended June 30,
	2020	2019
Series A Preferred Stock	4,612	4,612
Series B Preferred Stock	3,509	3,268
Series A Warrants	49	49
Series B Warrants	10	10
Stock Options	877	561
2020 Convertible Notes	313	-
Total	9,370	8,500

9. Commitments and Contingencies

Minnesota Angel Tax Credit

During 2015 and 2016, the Company raised capital under the Minnesota Angel Tax Credit program, which provides a 25% State of Minnesota income tax credit to Company investors for each qualifying dollar of investment. Pursuant to this program, the Company is required to maintain certain employment-based metrics within the State of Minnesota. If the Company does not meet these employment metrics during the five-year period from the qualifying investor investment in the Company, it will be required to repay a portion of the tax credits received by its investors from the State of Minnesota. If the Company does not meet these employment metrics in 2020, the Company will be required to repay the State of Minnesota $93 of the Angel Tax Credits received by its investors. The Company has met the minimum employment metrics as of June 30, 2020 and for all prior years.

10. Fair Value Measurements

The Company’s 2020 Convertible Notes contain a share settled redemption feature that requires conversion at the lesser of specified discounts from qualified financing price per share or the fair value of the common stock at the time of conversion. The discount changes based on the passage of time between issuance of the convertible note and the conversion event. This feature is considered a derivative that requires bifurcation because it provide a specified premium to the holder of the note upon conversion. The Company measures the share-settlement derivative obligation at fair value based on significant inputs that are not observable in the market. This results in the liability classified as a Level 3 measurement within the fair value hierarchy. The Company has determined the likelihood of conversion event occurring to be 90% likely as of June 30, 2020 due to plans to merge with Cancer Genetics.

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The following tables present changes in Level 3 fair value of the embedded compound derivative for the six-month period ended June 30, 2020. There were no instruments requiring Level 3 fair values for the first six months of 2019.:

Embedded derivative in 2020 Convertible Notes
Balance- beginning of year January 1, 2020	$-
Additions	423
Exercise or conversion	-
Measurement adjustments	211
Balance- as of June 30, 2020	$634

11. Placement Agent Warrants

In connection with the issuance of the Series A Convertible Preferred and Series B Convertible Preferred, the Company issued warrants (the “Series A Warrants” and “Series B Warrants”, respectively, and collectively, the “Warrants”) as compensation to non-employee placement agents. The Series A Warrants and Series B Warrants were issued on April 28, 2017 and May 18, 2018, respectively. The Warrants allow the holder to purchase 49 shares of Series A Convertible Preferred and 10 shares of Series B Convertible Preferred, respectively, at any time prior to the expiration of the Warrants. The Company determined the Warrants should be classified as equity as they were issued as vested share-based payment compensation to nonemployees. The Warrants were recorded in equity at fair value upon issuance with no subsequent remeasurement.

12. Subsequent Events

The Company has evaluated subsequent events from the balance sheet date through October 16, 2020, the date at which the financial statements were available to be issued.

Cancer Genetics merger

On August 21, 2020, StemoniX, Inc. and Cancer Genetics, Inc. entered into an Agreement and Plan of Merger and Reorganization (“Agreement”). Cancer Genetics and the Company intend to merge a wholly owned subsidiary of Cancer Genetics (“Merger Sub”) with and into StemoniX, Inc. Upon consummation of the Merger, Merger Sub will cease to exist, and the Company will continue as the surviving corporation as a wholly owned subsidiary of Cancer Genetics. For U.S. federal income tax purposes, the merger will qualify as a “reorganization”. To consummate the merger, Cancer Genetics will issue shares of Common Stock to the shareholders of the Company and amend Cancer Genetics Certificate of Incorporation based on terms of the Merger Agreement between Cancer Genetics and the Company.

Pursuant to the Merger Agreement, Cancer Genetics will acquire all the outstanding capital stock of the Company in exchange for a number of shares of its common stock with will represent approximately 78% of the outstanding common stock of Cancer Genetics, the remaining 22% the common stock will be retained by Cancer Genetics. The merger will be accounted for as a reverse acquisition with StemoniX being the accounting acquirer of Cancer Genetics. All StemoniX outstanding equity, including Series A Preferred, Series B Preferred, and common stock will be converted to Cancer Genetics equity at a ratio to be determined at close. In addition, the outstanding convertible debt is also expected to be converted to Cancer Genetics shares at close.

Stock option grants

Since June 30, 2020, the Company has issued 76 common stock options with an exercise price of $2.01 per share. Of these options, 24 were granted to employees with performance milestones. An aggregate of 10 options were granted to employees pursuant to employment agreements. These options vest over three to four years. An additional 42 options were issued to consultants, Board and scientific advisory board members.

2020 Convertible Note Issuances

Since June 30, 2020, the Company has issued $4,256 principal amount of 2020 Convertible Notes for cash as well as $25 in principal amount for the exchange of Series B-2 Preferred Shares for the 2020 Convertible Notes.

Lease Agreement Amendment

On September 29, 2020, the Company signed a five-year extension of its Maple Grove, Minnesota facility. The amendment reduces the Company’s rent to $10 per month plus operating costs and extends the lease through July 31, 2027. The monthly rentals are subject to a 2% annual rate increase.

Related Party Transactions

On August 12, 2020, to settle debt and accrued interest aggregating $26 owed to a Company officer, the executive used this amount to exercise an existing vested Company stock option and was issued 13 shares of common stock.

On July 10, 2020, the Company rolled over a matured loan from a Company officers and Board member into a new $55 loan. On August 12, 2020, principal and accrued interest owed to the executive were converted into the 2020 Convertible Notes at the same terms of other third-party investors.

In July and August 2020, an aggregate of $300 of the 2020 Convertible Notes issued for cash since June 30, 2020 were issued to Board members or officers of the Company. In all instances the terms of these transactions were the same as third-party investors.

During 2020, three Company officers deferred a portion of their compensation pursuant to the terms of their employment agreements. To settle deferred compensation amounts through July 31, 2020, the Company issued 43 restricted common shares. Any compensation deferred by these three executives between August 1, 2020 and the closing date of the CGI merger, will be paid prior to such merger.

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STEMONIX, INC.

INDEPENDENT AUDITOR’S REPORT

Report of Independent Registered Public Accounting Firm

To the stockholders and the Board of Directors of StemoniX, Inc.:

Opinion on the Financial Statements

We have audited the accompanying balance sheets of StemoniX, Inc. (the “Company”) as of December 31, 2019 and 2018, and the related statements of operations, temporary equity and common stockholders’ deficit, and cash flows for each of the two years ended December 31, 2019, and the related notes (collectively, the “financial statements”). In our opinion, the financial statements present fairly, in all material respects, the financial position of the Company as of December 31, 2019 and 2018, and the results of its operations and its cash flows for the two years ended December 31, 2019, in conformity with accounting principles generally accepted in the United States of America.

Going Concern

The accompanying financial statements have been prepared assuming that the Company will continue as a going concern. As discussed in Note 2 to the financial statements, the Company has suffered recurring losses from operations and is experiencing difficulty in generating sufficient cash flow to sustain its operations that raise substantial doubt about its ability to continue as a going concern. Management’s plans in regard to these matters are also described in Note 2. The financial statements do not include any adjustments that might result from the outcome of this uncertainty.

Change in Accounting Principle

As discussed in Note 1 to the financial statements, the Company has changed its method of accounting for leases effective January 1, 2019, due to the adoption of Accounting Standards Update No. 2016-02, Leases (Topic 842), using the modified retrospective approach.

Basis for Opinion

These financial statements are the responsibility of the Company’s management. Our responsibility is to express an opinion on the Company’s financial statements based on our audits. We are a public accounting firm registered with the Public Company Accounting Oversight Board (United States) (PCAOB) and are required to be independent with respect to the Company in accordance with the US federal securities laws and the applicable rules and regulations of the Securities and Exchange Commission and the PCAOB.

We conducted our audits in accordance with the standards of the PCAOB and in accordance with auditing standards generally accepted in the United States of America. Those standards require that we plan and perform the audit to obtain reasonable assurance about whether the financial statements are free of material misstatement, whether due to error or fraud. The Company is not required to have, nor were we engaged to perform, an audit of its internal control over financial reporting. As part of our audits, we are required to obtain an understanding of internal control over financial reporting but not for the purpose of expressing an opinion on the effectiveness of the Company’s internal control over financial reporting. Accordingly, we express no such opinion.

Our audits included performing procedures to assess the risks of material misstatement of the financial statements, whether due to error or fraud, and performing procedures that respond to those risks. Such procedures included examining, on a test basis, evidence regarding the amounts and disclosures in the financial statements. Our audits also included evaluating the accounting principles used and significant estimates made by management, as well as evaluating the overall presentation of the financial statements. We believe that our audits provide a reasonable basis for our opinion.

/s/ DELOITTE & TOUCHE LLP

Minneapolis, MN

October 16, 2020

We have served as the Company’s auditor since 2020.

F-66

STEMONIX, INC.

BALANCE SHEETS

(Shares and USD in Thousands)

	As of December 31,
	2019	2018

ASSETS
Current assets:
Cash and cash equivalents	$315	$5,647
Accounts and other receivables	230	214
Inventory	372	190
Prepaid expenses and other current assets	311	225
Total current assets	$1,228	$6,276
Non-current assets:
Fixed assets, net	1,589	1,729
Right-of-use asset, net	1,200	-
Deposits	176	219
Total non-current assets	2,965	1,948
TOTAL ASSETS	$4,193	$8,224

LIABILITIES, TEMPORARY EQUITY AND COMMON STOCKHOLDERS’ DEFICIT
Current liabilities:
Accounts payable	$422	$149
Accrued expenses	153	67
Obligations under operating leases, current portion	508	-
Obligations under finance leases, current portion	76	78
Other current liabilities	90	1
Total current liabilities	$1,249	$295
Non-current liabilities:
Obligations under operating leases, less current portion	717	-
Obligations under finance leases, less current portion	-	76
Long-term notes payable	83	83
Total liabilities	$2,049	$454
Commitments and contingencies
Temporary equity:
Series A Convertible Preferred stock, $0.0001 par value; 4,700 shares authorized and 4,612 issued and outstanding as of December 31, 2019 and 2018 (liquidation value of $11,732 and $11,732, respectively, as of December 31, 2019 and 2018)	12,356	12,356
Series B Convertible Preferred stock, $0.0001 par value; 4,700 shares and 4,000 shares authorized, respectively, and 3,735 and 3,164 shares issued and outstanding, respectively, as of December 31, 2019 and 2018 (liquidation value of $17,055 and $13,989 respectively, as of December 31, 2019 and 2018)	18,045	15,072
Total temporary equity	$30,401	$27,428
Common stockholders’ deficit:
Common stock, 0.0001 par value; 100,000 shares authorized, and 2,456 and 2,384 shares issued and outstanding, respectively, as of December 31, 2019 and 2018	-	-
Additional paid-in capital	1,047	690
Accumulated deficit	(29,304)	(20,348)
Total common stockholders’ deficit	$(28,257)	$(19,658)
TOTAL LIABILITIES, TEMPORARY EQUITY AND COMMON STOCKHOLDERS’ DEFICIT	$4,193	$8,224

The accompanying notes are an integral part of these financial statements.

F-67

STEMONIX, INC.

STATEMENTS OF OPERATIONS

(Shares and USD in Thousands)

	For the years ended December 31,
	2019	2018
Revenues:
Service	$371	$421
Product	234	197
Total revenues	$605	$618
Operating costs and expenses:
Cost of goods sold – service	220	222
Cost of goods sold – product	1,484	1,250
Research and development	3,994	3,628
Selling, general and administrative	3,869	2,580
Total operating costs and expenses	$9,567	$7,680
Loss from operations	$(8,962)	$(7,062)
Other income (expense):
Other expense	-	(676)
Interest income	18	25
Interest expense	(12)	(733)
Total other income (expense)	$6	$(1,384)
Loss before income taxes	$(8,956)	$(8,446)
Income tax (benefit)	-	-
Net loss	$(8,956)	$(8,446)
Net loss per common share:
Net loss per share attributable to common stock shareholders- Basic and Diluted	$(3.71)	$(3.58)
Weighted average shares outstanding:
Weighted average common shares outstanding- Basic and Diluted	2,417	2,358

The accompanying notes are an integral part of these financial statements.

F-68

STEMONIX, INC.

STATEMENTS OF TEMPORARY EQUITY AND COMMON STOCKHOLDERS’ DEFICIT

(Shares and USD in Thousands)

	Series A Preferred Stock		Series B Preferred Stock		Total Temporary	Common Stock		Additional Paid in	Accumulated	Total Common Stockholders’
	Shares	Amount	Shares	Amount	Equity	Shares	Amount	Capital	Deficit	Deficit
Balance as of January 1, 2018	4,612	$12,356	-	$-	$12,356	2,341	$-	$493	$(11,902)	$(11,410)
Stock-based compensation	-	-	-	-	-	-	-	107	-	107
Issuance of shares for services	-	-	-	-	-	6	-	13	-	13
Exercise of stock options	-	-	-	-	-	37	-	46	-	46
Issuance of Series B Convertible Preferred shares, net of issuance costs of $119	-	-	1,847	8,791	8,791	-	-	-	-	-
Conversion of Bridge Notes to Series B	-	-	1,317	5,079	5,079	-	-	-	-	-
Share-settlement obligation	-	-	-	1,233	1,233	-	-	-	-	-
Placement agent warrants	-	-	-	(31)	(31)	-	-	31	-	31
Net loss	-	-	-	-	-	-	-	-	(8,446)	(8,446)
Balance as of December 31, 2018	4,612	$12,356	3,164	$15,072	$27,428	2,384	$-	$690	$(20,348)	$(19,658)
Stock-based compensation	-	-	-	-	-	-	-	223	-	223
Issuance of shares for services	-	-	-	-	-	35	-	80	-	80
Issuance of Series B Convertible Preferred stock, net of issuance costs of $96	-	-	571	2,973	2,973	-	-	-	-	-
Issuance of shares upon exercise of common stock options	-	-	-	-	-	37	-	54	-	54
Net loss	-	-	-	-	-	-	-	-	(8,956)	(8,956)
Balance as of December 31, 2019	4,612	$12,356	3,735	$18,045	$30,401	2,456	$-	$1,047	$(29,304)	$(28,257)

The accompanying notes are an integral part of these financial statements.

F-69

STEMONIX, INC.

STATEMENTS OF CASH FLOWS

(Thousands in USD)

	For the years ended December 31,
	2019	2018
Cash Flows from Operating Activities:
Net loss	$(8,956)	$(8,446)
Reconciliation of net loss to net cash used in operating activities:
Stock-based compensation	303	120
Loss on conversion of debt	-	677
Non-cash interest expense	-	734
Depreciation expense	530	384
Depreciation of operating lease right-of-use assets	385	-
Loss on disposal of equipment	-	5
Changes in operating assets and liabilities:
Accounts receivable	(16)	(158)
Inventory	(182)	(47)
Prepaid expenses and other current assets	(43)	(30)
Accounts payable	273	(11)
Obligations under operating leases	(367)	-
Accrued expenses and other current liabilities	182	36
Net cash used in operating activities	$(7,891)	$(6,736)
Cash Flows from Investing Activities:
Purchase of equipment	(390)	(740)
Proceeds from return of equipment	-	8
Net cash used in investing activities	$(390)	$(732)
Cash Flows from Financing Activities:
Issuance of shares, net of issuance costs	3,027	8,837
Convertible notes proceeds	-	3,064
Principal payments on obligations under finance leases	(78)	(70)
Net cash provided by financing activities	$2,949	$11,831
Net (decrease) increase in cash and cash equivalents	(5,332)	4,363
Cash and cash equivalents, beginning of the year	5,647	1,284
Cash and cash equivalents, end of the year	$315	$5,647
Supplemental disclosure of cash flow information:
Cash paid for interest	$12	$19
Cash paid for income taxes	3	4
Non-cash investing activities:
Bridge notes converted to Series B Preferred stock	$-	$6,312

The accompanying notes are an integral part of these financial statements.

F-70

1.	Description of Business and Summary of Significant Accounting Policies

(a)	Description of Business

StemoniX, Inc. (the “Company”) is empowering the discovery of new medicines through the convergence of novel human biology and software technologies. StemoniX develops and manufactures high-density, at-scale human induced pluripotent stem cell (iPSC) derived neural and cardiac screening platforms for drug discovery and development. The Company was founded in April 2014 and has locations in Maple Grove, Minnesota and La Jolla, California.

(b)	Basis of Presentation

The accompanying financial statements have been prepared in accordance with accounting principles generally accepted in the United States of America (“GAAP”). For purposes of presentation, the Company considers itself a public business entity (“PBE”). There was no other comprehensive income or loss attributable to the years ending December 31, 2019 or 2018.

(c)	Use of Estimates

The preparation of financial statements in conformity with GAAP requires management to make estimates and assumptions that affect the reported amounts of assets and liabilities and disclosure of contingent assets and liabilities at the date of the financial statements and the reported amounts of revenues and expenses during the reporting period. Actual results could differ from those estimates. The Company’s significant estimates include estimated transaction price, including variable consideration, of the Company’s revenue contracts; the useful lives of fixed assets; the valuation of derivatives and warrants, deferred tax assets, inventory, right-of-use assets and lease liabilities, stock-based compensation, income tax uncertainties, and other contingencies.

(d)	Segment Reporting

Operating segments are identified as components of an enterprise about which separate discrete financial information is available for evaluation by the chief operating decision-maker in making decisions regarding resource allocation and assessing performance. All the Company’s assets are maintained in the United States and the Company views its operations and manages its business as one segment.

(e)	Risks and Uncertainties

The Company operates in an industry that is subject to intense competition, government regulation and rapid technological change. The Company’s operations are subject to significant risk and uncertainties including financial, operational, technological, regulatory, and other risks, including the potential risk of business failure.

(f)	Cash and Cash Equivalents

The Company considers all highly liquid investments with a maturity of three months or less when purchased to be cash equivalents.

(g)	Restricted Cash

Restricted cash consists of funds that are contractually restricted as to usage or withdrawal due to a contractual collateral agreement for bank-issued credit cards. From time to time the Company may receive investment funds for current financing rounds that have not yet had a closing to allow the Company to record the proceeds as convertible notes or equity. In these instances, the Company has classified cash received prior to a financing closing as restricted cash. Restricted cash balances of $65 as of December 31, 2019 and 2018, are included within cash and cash equivalents on the balance sheets.

F-71

(h)	Accounts Receivable

Accounts receivable are recorded at the invoiced amount and do not bear interest. Amounts collected on trade accounts receivable are included in net cash provided by operating activities in the statements of cash flows. The Company records an allowance for doubtful accounts for estimated losses inherent in its accounts receivable portfolio. In establishing the required allowance, management considers historical losses adjusted to take into account current market conditions and the Company’s customers’ financial condition, the amount of receivables in dispute, and the current receivables aging and current payment patterns. The Company reviews its allowance for doubtful accounts monthly. No allowance was recorded as of December 31, 2019 or 2018. Write-offs for 2019 and 2018 were not significant. The Company does not have any off-balance-sheet credit exposure related to its customers.

(i)	Other Receivables

For the years ended December 31, 2019 and 2018, the Company elected to use federal research and development (“R&D”) tax credits to offset federal payroll taxes paid. The tax credit is recorded within accounts and other receivables on the balance sheet and aggregated $106 and $70 as of December 31, 2019 and 2018, respectively. For the years ended December 31, 2019 and 2018, the Company recognized $223 and $159, respectively, of R&D tax credits as a reduction in payroll tax expense.

(j)	Concentrations of Credit Risk

Financial instruments that potentially subject the Company to concentrations of credit risk consist primarily of cash and cash equivalents, restricted cash, and trade receivables. The Company places cash and cash equivalents in various financial institutions with high credit rating and limits the amount of credit exposure to any one financial institution. Trade receivables are primarily from clients in the pharmaceutical and biotechnology industries, as well as academic and government institutions. Concentrations of credit risk with respect to trade receivables, which are typically unsecured, are limited due to the wide variety of customers using the Company’s products and services as well as their dispersion across many geographic areas. As of December 31, 2019, four customers represented 10% or more of the Company’s total accounts receivable and, in aggregate, represented 70%, or $161, of the Company’s total accounts receivable. As of December 31, 2018, five customers represented 10% or more of the Company’s total accounts receivable and, in aggregate, represented 84%, or $181, of the Company’s total accounts receivable.

(k)	Inventory

Inventory is stated at the lower of cost or net realizable value, with cost being determined on a first-in first-out basis. Cost includes materials, labor and manufacturing overhead related to the purchase and production of inventory. Costs associated with the underutilization of capacity are expensed to Cost of goods sold - products as incurred. Inventory is adjusted for excess of obsolete amounts. Evaluation of excess inventory includes items such as inventory levels, anticipated usage, customer demand, among others.

(l)	Revenue Recognition

The Company recognizes revenue when it satisfies performance obligations under the terms of its contracts, and transfers control of the product to its customers in an amount that reflects the consideration the Company expects to receive from its customers in exchange for those products. This process involves identifying the customer contract, determining the performance obligations in the contract, determining the contract price, allocating the contract price to the distinct performance obligations in the contract, and recognizing revenue when the performance obligations have been satisfied. A performance obligation is considered distinct from other obligations in a contract when it (a) provides a benefit to the customer either on its own or together with other resources that are readily available to the customer and (b) is separately identified in the contract. The Company considers a performance obligation satisfied once it has transferred control of a product to a customer, which is generally upon shipment as the customer has the ability to direct the use and obtain the benefit of the product.

F-72

The Company applies Accounting Standards Codification (“ASC”) 606, Revenue from Contracts with Customers, utilizing the following allowable exemptions, accounting policy elections, and practical expedients:

●	Exemption to not disclose the unfulfilled performance obligation balance for contracts with an original length of one year or less.

●	Practical expedient relative to costs of obtaining a contract by expensing sales commissions when incurred because the amortization period would have been one year or less.

●	Election to present revenue net of sales taxes and other similar taxes.

●	Practical expedient to not adjust the promised amount of consideration for the effects of a significant financing component if the entity expects, at contract inception, that the period between when the entity transfers a promised good or service to a customer and when the customers pays for that good or service will be one year or less.

●	Election to account for shipping and handling activities as fulfillment costs.

The Company’s primary sources of revenue are product sales from the sale of microOrgan® plates and the performance of preclinical drug testing services using the microOrgan technology. The Company does not act as an agent in any of its revenue arrangements.

For product contracts, revenue is recognized at a point-in-time upon delivery to the customer. Product contracts with customers generally state the terms of the sale, including the quantity and price of each product purchased. Payment terms and conditions may vary by contract, although terms generally include a requirement of payment within a range of 30 to 90 days after the performance obligation has been satisfied. As a result, the contracts do not include a significant financing component. In addition, contacts typically do not contain variable consideration as the contracts include stated prices. The Company provides assurance-type warranties on all of its products, which are not separate performance obligations.

For service contracts, revenue is recognized over time and is generally defined pursuant to an enforceable right to payment for performance completed on service projects for which the Company has no alternative use as customer furnished compounds are added to Company plates for testing. The Company does not obtain control of the customer furnished compounds as the Company does not have the ability to direct the use. Revenue is measured by the costs incurred to date relative to the estimated total direct costs to fulfill each contract (cost-to-cost method). Incurred costs represent work performed, which corresponds with, and thereby best depicts, the transfer of control to the customer. Contract costs include labor, materials and overhead.

Some contracts offer price discounts after a specified volume has been purchased. The Company evaluates these options to determine whether they provide a material right to the customer, representing a separate performance obligation. If the option provides a material right to the customer, revenue is allocated to these rights and deferred; subsequently the revenue is recognized when those future goods or services are transferred, or when the option expires.

Contract assets primarily represent revenue earnings over time that are not yet billable based on the terms of the contracts. Contract liabilities consist of fees invoiced or paid by the Company’s customers for which the associated performance obligations have not been satisfied and revenue has not been recognized based on the Company’s revenue recognition criteria described above.

Contract assets and liabilities related to unfulfilled performance obligations were not material as of December 31, 2019 and 2018 given the short-term duration of the Company’s service contracts.

F-73

(m)	Derivative Instruments

The Company recognizes all derivative instruments as either assets or liabilities in the balance sheet at their respective fair values. The Company evaluates its debt and equity issuances to determine if those contracts or embedded components of those contracts qualify as derivatives requiring separate recognition in the Company’s financial statements. The result of this accounting treatment is that the fair value of the embedded derivative is revalued as of each reporting date and recorded as a liability, and the change in fair value during the reporting period is recorded in other income (expense) in the statements of operations. In circumstances where the embedded conversion option in a convertible instrument is required to be bifurcated and there are also other embedded derivative instruments in the convertible instrument that are required to be bifurcated, the bifurcated derivative instruments are accounted for as a single, compound derivative instrument. The classification of derivative instruments, including whether such instruments should be recorded as liabilities or as equity, is reassessed at the end of each reporting period. Derivative instrument liabilities are classified in the balance sheet as current or non-current based on whether or not net-cash settlement of the derivative instrument is expected within twelve months of the balance sheet date.

(n)	Warrants

The Company accounts for its preferred stock warrants issued to non-employees in equity as issuance costs, as the warrants were issued as vested share-based payment compensation to nonemployees.

(o)	Net Loss Per Share

Basic loss per share is computed by dividing loss available to common shareholders by the weighted-average number of shares of common stock outstanding during the period. Diluted loss per share is computed by dividing loss available to common shareholders by the weighted-average number of shares of common shares outstanding during the period increased to include the number of additional common shares that would have been outstanding if the potentially dilutive securities had been issued, using the treasury-stock method. As the Company incurred losses for all periods presented, potentially dilutive securities have been excluded from fully diluted loss per share as their impact is anti-dilutive and would reduce the loss per share.

(p)	Bridge Notes

The Company accounts for Series A and Series B Bridge Notes (the “Bridge Notes”) using an amortized cost model. Debt issuance costs and the initial fair value of bifurcated compound derivatives reduce the initial carrying amount of the Bridge Notes. The carrying value is accreted to the stated principal amount at contractual maturity using the effective-interest method with a corresponding charge to interest expense. Debt discounts are presented on the balance sheet as a direct deduction from the carrying amount of that related debt.

(q)	Fixed Assets

The Company’s purchased fixed assets are stated at cost. Fixed assets under finance leases (capital leases in 2018) are stated at the present value of minimum lease payments.

Depreciation is calculated using the straight-line method over the estimated useful lives of the assets. The estimated useful life of equipment is five years. Leasehold improvements are depreciated over the shorter of useful life or the lease term. Repair and maintenance costs are expensed as incurred.

Long-lived assets, such as fixed assets subject to depreciation, are reviewed for impairment whenever events or changes in circumstances indicate that the carrying amount of an asset may not be recoverable. If circumstances require a long-lived asset or asset group be tested for possible impairment, the Company first compares undiscounted cash flows expected to be generated by that asset or asset group to its carrying amount. If the carrying amount of the long-lived asset or asset group is not recoverable on an undiscounted cash flow basis, an impairment is recognized to the extent that the carrying amount exceeds its fair value. As of December 31, 2019 and 2018, the Company determined that there were no indicators of impairment and did not recognize any fixed asset impairment. Fair value is determined through various valuation techniques including discounted cash flow models, quoted market values and appraisals, as considered necessary.

The Company does not have any intangible assets subject to amortization.

F-74

(q)	Leases

The Company leases office space, laboratory facilities, and equipment. On January 1, 2019, the Company adopted ASC 842, Leases (“ASC 842”) using the modified retrospective approach. Results for the year ended December 31, 2019 are presented under ASC 842. No prior period amounts were adjusted and continue to be reported in accordance with previous lease guidance, ASC 840, Leases.

The Company determines if an arrangement is or contains a lease at contract inception and recognizes a right-of-use (ROU) asset and a lease liability at the lease commencement date.

For operating leases, the lease liability is initially and subsequently measured at the present value of the unpaid lease payments at the lease commencement date. For finance leases, the lease liability is initially measured in the same manner and date as for operating leases and is subsequently measured at amortized cost using the effective-interest method. The Company has elected the practical expedient to account for lease and non-lease components as a single lease component. Therefore, the lease payments used to measure the lease liability includes all of the fixed consideration in the contract.

Key estimates and judgments include how the Company determines (1) the discount rate it uses to discount the unpaid lease payments to present value, (2) lease term and (3) lease payments. ASC 842 requires a lessee to discount its unpaid lease payments using the interest rate implicit in the lease or, if that rate cannot be readily determined, its incremental borrowing rate. Generally, the Company cannot determine the interest rate implicit in the lease because it does not have access to the lessor’s estimated residual value or the amount of the lessor’s deferred initial direct costs. Therefore, the Company generally uses its incremental borrowing rate as the discount rate for the lease. The Company’s incremental borrowing rate for a lease is the rate of interest it would have to pay on a collateralized basis to borrow an amount equal to the lease payments under similar terms. Because the Company does not generally borrow on a collateralized basis, it uses the interest rate it pays on its noncollateralized borrowings as an input to deriving an appropriate incremental borrowing rate, adjusted for the amount of the lease payments, the lease term and the effect on that rate of designating specific collateral with a value equal to the unpaid lease payments for that lease.

The lease term for all of the Company’s leases includes the noncancellable period of the lease plus any additional periods covered by either a Company option to extend (or not to terminate) the lease that the Company is reasonably certain to exercise, or an option to extend (or not to terminate) the lease controlled by the lessor.

(r)	Research and Development and Advertising

Research and development and advertising costs are expensed as incurred. Research and development costs primarily consist of personnel costs, including salaries and benefits, lab materials and supplies, and overhead allocation consisting of various support and facility related costs. Research and development costs amounted to $3,994 and $3,628 in 2019 and 2018, respectively. Advertising costs amounted to $91 and $17 in 2019 and 2018, respectively.

(s)	Income Taxes

Income taxes are accounted for under the asset and liability method. Deferred tax assets and liabilities are recognized for the future tax consequences attributable to differences between the financial statement carrying amounts of existing assets and liabilities and their respective tax bases and operating loss and tax credit carryforwards. Deferred tax assets and liabilities are measured using enacted tax rates expected to apply to taxable income in the years in which those temporary differences are expected to be recovered or settled. A valuation allowance is provided when it is more likely than not that some portion of the deferred tax asset will not be realized. The effect on deferred tax assets and liabilities of a change in tax rates is recognized in income in the period that includes the enactment date. The Company recognizes the effect of income tax positions only if those positions are more likely than not to be sustained. Recognized income tax positions are measured at the largest amount that is greater than 50% likely of being realized. Changes in recognition or measurement are reflected in the period in which the change in judgment occurs. The Company records interest related to unrecognized tax benefits in interest expense and penalties in selling, general, and administrative expenses.

F-75

(t)	Stock Option Plan

The Company recognizes all employee stock-based compensation as a cost in the financial statements. Equity-classified awards are measured at the grant date fair value of the award. The Company estimates grant date fair value using the Black-Scholes-Merton option-pricing model and accounts for forfeitures as they occur.

Excess tax benefits of awards related to stock option exercises are recognized as an income tax benefit in the statement of operations and reflected in operating activities in the statement of cash flows.

(u)	Commitments and Contingencies

Liabilities for loss contingencies arising from claims, assessments, litigation, fines, and penalties and other sources are recorded when it is probable that a liability has been incurred and the amount can be reasonably estimated. Legal costs incurred in connection with loss contingencies are expensed as incurred.

(v)	Fair Value Measurements

The Company uses valuation approaches that maximize the use of observable inputs and minimize the use of unobservable inputs to the extent possible. The Company determines fair value based on assumptions that market participants would use in pricing an asset or liability in the principal or most advantageous market. When considering market participant assumptions in fair value measurements, the following fair value hierarchy distinguishes between observable and unobservable inputs, which are categorized in one of the following levels:

●	Level 1 inputs: Unadjusted quoted prices in active markets for identical assets or liabilities accessible to the reporting entity at the measurement date.

●	Level 2 inputs: Other than quoted prices included in Level 1 inputs that are observable for the asset or liability, either directly or indirectly, for substantially the full term of the asset or liability.

●	Level 3 inputs: Unobservable inputs for the asset or liability used to measure fair value to the extent that observable inputs are not available, thereby allowing for situations in which there is little, if any, market activity for the asset or liability at measurement date.

The fair value hierarchy also requires an entity to maximize the use of observable inputs and minimize the use of unobservable inputs when measuring fair value. Assets and liabilities measured at fair value are classified in their entirety based on the lowest level of input that is significant to the fair value measurement.

(w)	Newly Adopted Accounting Pronouncements

In January 2016, the Financial Account Standards Board (“FASB”) issued Accounting Standards Update (“ASU”) 2016-01, “Recognition and Measurement of Financial Assets and Financial Liabilities”, which makes targeted improvements to the accounting for, and presentation and disclosure of, financial instruments. ASU 2016-01 requires that most equity investments be measured at fair value, with subsequent changes in fair value recognized in net income. ASU 2016-01 does not affect the accounting for investments that would otherwise be or accounted for under the equity method. The new standard also affects financial liabilities under the fair value option, the presentation and disclosure requirements for financial instruments, and clarifies guidance related to the valuation allowance assessment when recognizing deferred tax assets resulting from unrealized losses on available-for-sale debt securities. For equity investments without readily determinable fair values, the cost method also is eliminated. The Company adopted this standard January 1, 2018. Adoption of this standard did not have a material impact on the Company’s financial statements and related disclosures.

F-76

On January 1, 2017, the Company early adopted ASC 606, “Revenue from Contracts with Customers” and all the related amendments (“new revenue standard”) to all contracts using the modified retrospective method. There was no cumulative effect of initially applying the new revenue standard as an adjustment to the opening balance of accumulated deficit. The Company’s adoption of the new revenue standard did not have a material impact to our net loss on an ongoing basis.

In June 2018, the FASB issued ASU 2018-07, “Compensation-Stock Compensation (Topic 718): Improvements to Nonemployee Share-Based Payment Accounting”. This ASU expands the scope of ASC 718, Compensation—Stock Compensation (which currently only includes share-based payments to employees) to include share-based payments issued to nonemployees for goods or services. Under the new guidance, the existing employee guidance will apply to nonemployee share-based transactions (as long as the transaction is not effectively a form of financing), with the exception of specific guidance related to the attribution of compensation cost. The cost of nonemployee awards will continue to be recorded as if the grantor had paid cash for the goods or services. The Company adopted this standard January 1, 2017 and applied to non-employee awards issued using the modified retrospective transition approach, see Note 11. The Company’s adoption did not have a material impact to our financial statements.

In November 2019, the FASB issued ASU 2019-08, “Compensation—Stock Compensation (Topic 718) and Revenue from Contracts with Customers (Topic 606): Codification Improvements—Share-Based Consideration Payable to a Customer”, which clarifies that share-based consideration payable to a customer is measured under stock compensation guidance. Under ASU 2019-08, awards issued to customers are measured and classified following the guidance in Topic 718 while the presentation of the fair value of the award is determined following the guidance in ASC 606. ASU 2019-08 is effective in fiscal years beginning after December 15, 2019. The standard did not have a material impact on the financial statements as the Company does not grant awards to customers. See Note 11 for further details on the Company’s stock compensation plans.

As discussed in Notes 1 and 5, the Company changed its method of accounting for leases effective January 1, 2019, using the modified-retrospective approach.

(y)	Recently Issued Accounting Standards

In June 2016, the FASB issued ASU 2016-13, “Financial Instruments - Credit Losses.” The standard, including subsequently issued amendments, requires a financial asset measured at amortized cost basis, such as accounts receivable and certain other financial assets, to be presented at the net amount expected to be collected based on relevant information about past events, including historical experience, current conditions, and reasonable and supportable forecasts that affect the collectability of the reported amount. This ASU is effective on January 1, 2020, and interim periods within that fiscal year, and requires the modified retrospective approach. Early adoption is permitted. Based on the composition of the Company’s trade receivables and other financial assets, current market conditions, and historical credit loss activity, the adoption of this standard will not have a material impact on the Company’s financial statements and related disclosures.

In August 2018, the FASB issued ASU 2018-13, “Fair Value Measurement (Topic 820): Disclosure Framework—Changes to the Disclosure Requirements for Fair Value Measurement”, which modifies the disclosure requirements on fair value measurements in ASC 820, Fair Value Measurement. After the adoption of this update, an entity will no longer be required to disclose the amount of and reasons for transfers between Level 1 and Level 2 of the fair value hierarchy; the policy for timing of transfers between levels; the valuation processes for Level 3 fair value measurements. ASU 2018-13 is effective for the Company’s annual period beginning after December 15, 2019. The amendments on changes in unrealized gains and losses should be applied prospectively for only the most recent period presented in the initial fiscal year of adoption. All other amendments should be applied retrospectively to all periods presented on their effective date. Early adoption is permitted, and an entity also is permitted to early adopt any removed or modified disclosures on issuance of ASU 2018-13, and delay adoption of the additional disclosures until their effective date. Under this update, the Company’s financial statements will include fewer disclosures about fair value measurements; however, the Company will not have a material impact on its financial statements.

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2.	Going Concern

The Company has a history of operating losses as it has developed its human organoids for drug toxicity and efficacy testing. Through December 31, 2019, the Company’s operating activities have all been funded with proceeds from the sale of convertible notes and preferred stock securities. During the year ended December 31, 2019, the Company incurred a net loss of $8,956. As of December 31, 2019, the Company’s accumulated deficit was $29,304. Cash used in operating activities for the year ended December 31, 2019 was $7,891. As of December 31, 2019, the Company had $315 of available cash to fund ongoing operating activities.

The Company does not expect to be profitable or have positive cash flow during 2020 due to the cost associated with research and development activities and the change in the Company’s business model to a drug discovery company. The Company is planning to raise additional capital in 2020 and 2021 to fund human organoid disease model research and development as well as accelerate business development activities. The primary source of capital during 2020 is expected to be derived from the sale of Series B Preferred Stock (referred to herein as “Series B-2”), convertible notes (the “2020 Convertible Notes”), as well as a US Small Business Administration (“SBA”) Payroll Protection Program (“PPP”) Loan and an SBA Economic Injury Disaster Loan (“EIDL”). From January 1, 2020 through October 16, 2020, the Company raised capital through the sale of preferred stock of $1,250 and convertible notes of $4,613 as well as received $730 in PPP loans and $67 of EIDL program funding including a $57 loan and a related $10 grant. The Company has determined that $649 of the PPP loan and EIDL grant will be forgiven resulting in a repayment of $91 including the $10 EIDL grant, plus 1.0% interest over a two-year period commencing in November 2020. The $649 of PPP loan forgiveness was recorded as a reduction in operating expenses in the first six months of 2020.

The Company expects it will require additional capital to fully implement the scope of its anticipated business operations, which raises substantial doubt about its ability to continue as a going concern. The Company will have to continue to rely on equity and debt financing. There can be no assurance that financing, whether debt or equity, will always be available to the Company in the amount required at any particular time or for any particular period or, if available, that it can be obtained on favorable terms. Accordingly, because of the foregoing circumstances there is substantial doubt about the Company’s ability to continue as a going concern within one year after October 16, 2020, the date of the issuance of the December 31, 2019 financial statements.

The financial statements do not include any adjustments to reflect the possible future effects on the recoverability and classification of assets or amounts and classification of liabilities that may result should the Company be unable to continue as a going concern.

3.	Prepaid Expenses and Other Current Assets

Prepaid expenses and other current assets as of December 31 were as follows:

	2019	2018
Capitalized contract fees	$119	$57
Other receivables	108	74
Prepaid rent	65	75
Other current assets	19	19
Total prepaid expenses and other current assets	$311	$225

4.	Inventory

The Company’s inventory as of December 31 consisted of the following:

	2019	2018
Raw materials	$241	$116
Work in-process	131	74
Finished goods	-	-
Total inventory	$372	$190

5.	Leases

The Company is obligated under finance leases related to certain equipment that expire at various dates during the next two years. The Company leases its laboratory, research and administrative office space under various operating leases. As of December 31, 2019, the Company leased approximately 14,932 square feet in Maple Grove, Minnesota and 29,589 square feet in La Jolla, California under arrangements which expire in June 2022 and February 2022, respectively. These leases require monthly rent with periodic rent increases. Under the agreements, the Company is also liable for certain insurance, property tax and common area maintenance costs. The difference between minimum rent and straight-line rent was recorded as deferred rent payable until the adoption of ASC 842 on January 1, 2019, as described in Note 1 (r).

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The components of operating and finance lease expense were as follows for the year ended December 31, 2019:

Amount
Operating lease cost	$670
Finance lease cost:
Depreciation of ROU assets	72
Interest on lease liabilities	12
Total finance lease cost	84
Variable lease costs	-
Short-term lease costs	-
Total lease cost	$754

Amounts reported in the balance sheet as of December 31, 2019 were as follows:

Amount
Operating leases:
Operating lease ROU assets	$1,200
Operating lease current liabilities	508
Operating lease long-term liabilities	717
Total operating lease liabilities	$1,225
Finance leases:
Equipment	289
Accumulated depreciation	217
Finance leases, net	$72
Current installments of obligations under finance leases	76
Long-term portion of obligations under finance leases	-
Total finance lease liabilities	$76

Other information related to leases as of December 31, 2019 was as follows:

Amount
Supplemental cash flow information:
Cash paid for amounts included in the measurement of lease liabilities:
Operating cash flow from operating leases	$503
Financing cash flow from finance leases	89
ROU assets obtained in exchange for lease obligations:
Operating leases	$1,140
Finance leases	-
Weighted average remaining lease term:
Operating leases	2.26 years
Finance leases	1 year
Weighted average discount rate:
Operating leases	10%
Finance leases	10%

Maturities of lease liabilities under noncancelable leases as of December 31, 2019 were as follows:

	Operating leases	Finance leases
2020	$640	$80
2021	606	-
2022	154	-
2023	-	-
2024	-	-
Thereafter	-	-
Total undiscounted lease payments	1,400	80
Less: Imputed interest	175	4
Total lease liabilities	$1,225	$76

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As of December 31, 2018, the Company was obligated under capital leases covering certain equipment that expire at various dates during the next three years. Amounts reported in the balance sheet as of December 31, 2018 were as follows:

Amount
Capital leases:
Equipment	$289
Accumulated depreciation	144
Fixed assets, net	$145

Future minimum lease payments under noncancellable operating leases (with initial or remaining lease terms in excess of one year) and future minimum capital lease payments as of December 31, 2018 were:

	Operating Leases	Capital Leases
2019	$150	$89
2020	153	80
2021	157	-
2022	79	-
2023	-	-
Thereafter	-	-
Total undiscounted lease payments	$539	$169
Less: Imputed interest		16
Total lease liabilities	$-	$153

6.	Fixed Assets

Presented in the table below are the major classes of fixed assets by category as of dates:

	As of December 31, 2019
	Cost	Accumulated Depreciation	Net Book Value
Equipment	$2,209	$840	$1,369
Leasehold improvements	240	92	148
Equipment under finance leases	289	217	72
Total fixed assets	$2,738	$1,149	$1,589

	As of December 31, 2018
	Cost	Accumulated Depreciation	Net Book Value
Equipment	$1,710	$436	$1,274
Leasehold improvements	179	53	126
Equipment under finance leases	289	144	145
Equipment not installed	184	-	184
Total fixed assets	$2,362	$633	$1,729

As of December 31, 2019 and 2018, fixed assets included gross assets held under finance leases of $289. Related depreciation expense for these assets was $72 for the years ended December 31, 2019 and 2018.

Depreciation expense is recorded within operating costs in the statements of operations and amounted to $530 for the year ended December 31, 2019 and $384 for the year ended December 31, 2018.

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7.	Income Taxes

The loss before taxes for the years ended December 31, 2019, and 2018, was ($8,956) and ($8,446), respectively. The Company did not record any current, deferred, or net income tax expense (benefit) in 2019 or 2018.

Income tax expense (benefit) differed from the amounts computed by applying the U.S. federal income tax rate of 21% and 21%, respectively, to pretax loss as a result of the following for the years ended December 31, 2019 and 2018:

	2019	2018
Computed “expected” tax benefit	$(1,882)	$(1,773)
Deferred rate change	1	1
State taxes, net of federal tax effect	(813)	(604)
Change in valuation allowance	2,593	2,300
Other, net	101	76
Income tax (benefit) expense	$-	$-

The tax effects of temporary differences that give rise to significant portions of the deferred tax assets and deferred tax liabilities as of December 31, 2019 and 2018, respectively, are presented below.

	2019	2018
Deferred tax assets:
Capitalized R&D costs	$847	$-
Stock compensation	63	45
Lease liability	372	41
Loss carryforward	6,876	5,298
Tax credit carryforward	731	566
Total gross deferred tax assets	8,889	5,950
Valuation allowance	(8,440)	(5,847)
Total deferred tax assets	$449	$103

Deferred tax liabilities:
Fixed assets	$(85)	$(65)
Lease asset	(364)	(38)
Total gross deferred tax liabilities	$(449)	$(103)
Net deferred tax asset	$-	$-

The Company assessed that the valuation allowance against its deferred tax assets is still appropriate as pf December 31, 2019 and 2018, based on the consideration of all available positive and negative evidence using the “more likely than not” standard required when accounting for income taxes.

As of December 31, 2019, the Company had federal net operating loss carryforwards of $24,784. Of this amount, $11,075 relates to losses originating in tax years beginning prior to January 1, 2018 and expire between 2035 and 2037. The federal net operating losses of $13,709 generated in tax years beginning on or after December 31, 2017 do not expire. Further, as a result of Company ownership changes, loss carryforwards may be subject to limitations by Section 382 of the Internal Revenue Code.

In December 2017 the U.S. government enacted comprehensive tax legislation, the Tax Cuts and Jobs Act (the Act), which significantly revised the ongoing U.S. corporate income tax law. Significant provisions included lowering the U.S. federal corporate income tax rate from 34% to 21% and setting limitations on deductibility of certain costs (e.g. interest expense and executive compensation), among other things. The Company accounted for the effects of the Act in its reporting period that included the December 22, 2017 enactment date. The Company continues to account for the effects of the Act and monitor additional regulations and guidance issued with respect to the Act.

As of December 31, 2019 and 2018, the Company’s unrecognized tax benefit totaled $0 and $0, respectively. The Company does not expect the liability for unrecognized tax benefits to change in the next twelve months.

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The Company has elected to classify tax related accrued interest and penalties as a component of income tax expense.

The Company files income tax returns in the U.S. federal jurisdiction and various state jurisdictions. As of December 31, 2019, the Company was no longer subject to income tax examinations for taxable years before 2016 in the case of U.S. federal taxing authorities, and taxable years generally before 2015 in the case of state and local taxing jurisdictions.

8.	Debt

Long-term debt as of December 31, 2019 and 2018 consists of the following:

Department of Employment and Economic Development (“DEED”) loan

On March 10, 2015, the Company received an interest free loan from the Minnesota Department of Employment and Economic Development (“DEED”) under the State Small Business Credit Initiative Act of 2010. The funds were received under the Angel Loan Fund Program (“ALF”) which are provided to early stage small businesses for financial support through direct loans. The DEED approved the Company’s application and provided a principal amount not to exceed $88. Under the terms of the loan, the proceeds shall be used for a business purpose, including, but not limited to, start-up costs, working capital, business procurement, franchise fees, equipment, inventory and construction or renovation of place of business. The loan maturity date is seven years from the execution of the loan agreement, March 10, 2022. If during the seven-year loan term, the Company’s outstanding common stock ownership is transferred in one or more transactions to a single person or entity, the outstanding principal will be payable in full, as well as a 30% premium on the current principal sum of $83.

As of December 31, 2019 and 2018, the outstanding balance on this loan is $83, recorded within long-term notes payable in the balance sheets. The loan has an interest rate of 0.0% and may be prepaid in whole or in part at any time without penalty.

The aggregate maturities of long-term debt for each of the five years subsequent to December 31, 2019 are: $0 in 2020, $0 in 2021, $83 in 2022, $0 in 2023, $0 in 2024, and $0 thereafter.

Bridge Notes

From October 2017 through May 2018, the Company issued $4,930 of Convertible Promissory Notes (the “Bridge Notes”) to certain investors. The Bridge Notes accrued 6% interest and include standard financial and non-financial covenants and had an original maturity date of December 31, 2018.

Pursuant to the terms of the Bridge Notes, on or prior to the maturity date, the outstanding balance is convertible into a series of Preferred Stock that has identical rights, privileges, preferences, and restrictions as the shares of preferred stock issued to investors investing new capital into the Company in connection with the initial closing of the Company’s next preferred stock financing. The conversion price is the lesser of 80% of the qualified financing price or a per share price reflecting a pre-money, fully-diluted valuation of $50,000 (“Valuation Cap Price Per Share”). Each Bridge Note also converts into common stock upon the closing of a qualified initial public offering at a conversion price equal to the IPO price, or immediately prior to a change of control at the lesser of 80% of the change of control price per common share or the Valuation Cap Price Per Share. The Bridge Notes are also convertible into Series A Stock at the election of a majority of the holders of the Bridge Notes or automatically at maturity at a conversion price of the lesser of the fair value of the underlying Series A Stock or the per share price reflecting a pre-money, fully-diluted valuation of $50,000.

The Company determined that the contingent conversion or exchange upon a next round of financing or change of control at 80% of the next round price was an embedded derivative (“Share Settlement Obligation”) that required bifurcation as a derivative liability as well as upon issuance a reduction in the carrying value of the underlying Bridge Note. The Company estimates the fair value of embedded Share Settlement Obligation derivatives to be material at each issuance date based on the high probability of the triggering events. The Bridge Notes were settled into Series B Preferred Stock under the terms of the bifurcated derivative Share Settlement Obligation. Prior to settlement of the Bridge Notes and related accrued interest of $132 into 1,468 shares of Series B Convertible Preferred Stock on August 8, 2018, non-cash interest expense related to amortization of discounts created by the Share Settlement Obligation derivative values and issuance costs was $582. The conversion is accounted for as a debt extinguishment, wherein the carrying value of the Bridge Notes and derivative liability were settled and the Series B Preferred Stock was recorded at issuance date fair value. The difference between the carrying amount of the Bridge Notes and the fair value of the Preferred Stock and unamortized issuance costs was recorded as a loss on extinguishment of $676 in other expense in the Statement of Operations and as an adjustment to net loss in the operating section of the Statement of Cash Flows. The Company measures the bifurcated compound derivative at fair value based on significant inputs not observable in the market, which causes them to be classified as Level 3 measurements within the fair value hierarchy. Because the events leading to the bifurcated redemption features at fixed premiums were effectively 100% likely to occur due to plans to seek qualified financing in the near term, the bifurcated derivative was bifurcated from each Bridge Note at the amount of the fixed premium, the expected premium based on likelihood of a next round financing at different dates which result in differing levels of premium.

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The following tables present changes in fair value of the embedded compound derivative for the years ended December 31, 2018 and December 31, 2019:

Embedded derivative in Bridge Notes
Balance- January 1, 2018	$446
Additions	787
Exercise or conversion	(1,233)
Measurement adjustments	-
Balance- December 31, 2018	$-
Additions	-
Exercise or conversion	-
Measurement adjustments	-
Balance December 31, 2019	$-

9.	Accrued Expenses and Other Current Liabilities

Accrued expenses and other current liabilities as of December 31 were as follows:

	2019	2018
Professional fees	$57	$-
Royalties and license fees	43	29
Other accrued expenses	53	38
Total accrued expenses	$153	$67

Customer deposits	$72	$-
Deferred revenue	15	-
Taxes payable	3	1
Total other current liabilities	$90	$1

10.	Stockholders’ Equity and Redeemable Preferred Shares

Common Stock

Holders of common stock are entitled to one vote per share, and to receive dividends and, upon liquidation or dissolution, are entitled to receive all assets available for distribution to stockholders. The holders have no preemptive or other subscription rights and there are no redemption or sinking fund provisions with respect to such shares. Common stock is subordinate to the preferred stock with respect to dividend rights and rights upon liquidation, winding up and dissolution of the Company.

Preferred Stock

As of December 31, 2019 and 2018, the Company had 4,612 and 4,612 shares of Series A Preferred Stock (the “Series A Preferred”) issued and outstanding, respectively. Additionally, as of December 31, 2019 and 2018, the Company had 3,735 and 3,164 shares of Series B Preferred Stock (the “Series B Preferred”) issued and outstanding, respectively (collectively the “Preferred Stock”). The Company has classified the Preferred Stock as temporary equity in the Balance Sheet as the Preferred Shareholders control a Deemed Liquidation Event, as defined below, under the Series A and Series B Preferred Stock as described below.

Dividends

The Preferred Stock receive non-cumulative dividends at a rate per annum equal to 8% of the applicable original issue price, if and when declared by the Company’s Board of Directors. The Preferred Stockholders receive dividends prior to and in preference to any dividends on Common Stockholders. No dividends on the Preferred Stock have been declared or paid as of December 31, 2019.

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Liquidation

Holders of Preferred Stock are entitled to receive a liquidation preference prior to any distribution to holders of Common Stock. Upon the occurrence of a Deemed Liquidation Event, as defined in the Company’s Certificate of Designation, Preferred Stock will be redeemed by the Company in an amount equal to the greater of (a) the applicable original issue price per share, plus any declared but unpaid dividends, or (b) the amount a holder of a share of Preferred Stock would receive if the share of Preferred Stock converted to Common Stock immediately prior to the Deemed Liquidation Event. If the amount that would be received under clause (b) then the applicable share of Preferred Stock will be automatically converted into common stock immediately prior to the Deemed Liquidation Event.

Each of the Preferred Stock shares are conditionally puttable by the holders upon “Deemed Liquidation Events,” which includes a merger, consolidation, or a sale of substantially all the Company’s assets. The Company determined that triggering events that could result in a deemed liquidation are not solely within the control of the Company. Therefore, the Preferred Stock is classified outside of permanent (i.e., temporary equity). The Preferred Stock is not being accreted to its liquidation preference, as it is not probable that the Preferred Stock will become redeemable as of December 31, 2018 and 2019. The Company continues to monitor circumstances that may cause the Preferred Stock to become probable of becoming redeemable. Subsequent adjustments to the carrying amounts to accrete up to the Preferred Stock redemption values will be made only when the shares become probable of becoming redeemable. The Preferred stock is subject to standard protective provisions, none of which provide creditor rights.

Conversion

Preferred Stock is convertible at any time, at the option of the holder, into Common Stock at a conversion rate of 1 to 1 initially, subject to adjustments. The applicable conversion prices of each series of Preferred Stock as of December 31, 2019 are as follows:

Series Issued	Issuance Period	Issuance Price	Number Shares Issued	Total Proceeds Received	Conversion Price
Series A	January 2015 – September 2015	$1.070989	841	$901	$1.070989
Series A	February 2017	2.5540752	1,892	4,832	2.5540752
Series A	February 2017 – April 2017	3.192594	1,879	6,000	3.192594
Series B	August 2018	3.85808	1,317	5,081	3.85808
Series B	August 2018 - February 2019	4.8226	1,951	9,409	4.8226
Series B	September 2019 - December 2019	5.49	467	2,564	5.49

Additionally, all outstanding shares of the Preferred Stock shall automatically be converted into shares of underlying Common Stock upon (A) the Company’s sale of its Common Stock in an underwritten public offering with a price per share of Common Stock of the Corporation of three times the Applicable Stated Value Per Share of Series B Preferred Convertible Stock (the result of which is the “IPO Price”) and which results in gross cash proceeds to the Company of not less than $25,000, net of underwriting discounts and commissions (a “Qualified IPO”), or (B) upon the written consent of the holders of a majority of the Preferred Stock. The current IPO Price is $16.47 per share.

Voting Rights

The holders of Preferred Stock shall vote together as a single class (on an as-converted basis) on all matters. Each holder of Preferred Stock is entitled to the number of votes equal to the number of shares of Common Stock into which such shares of Preferred Stock could be converted.

Beneficial Conversion Features (“BCFs”)

The Company determined at each issuance date of Preferred Stock, which is also the commitment date of each issuance, that the conversion price of each Preferred Stock series was greater than the Common Stock fair value on that date and therefore, no BCF existed to recognize.

Furthermore, the Preferred Stock contains a weighted-average down-round protection provision that reduces the conversion price if the Company issues shares at less than the conversion price or for no consideration.

11.	Stock-Based Compensation

In 2015, the Company adopted a stock compensation plan (the “Plan”) pursuant to which the Company’s Board of Directors may grant stock options or no vested shares to officers, key employees, and non-employee consultants. The Plan was amended in 2017 to authorize 677 shares issuable. The Plan was subsequently amended in 2019 to authorize grants to purchase up to 1,177 shares. Stock options can be granted with an exercise price equal to or greater than the stock’s fair value at the date of grant. All awards have 10-year terms and vest based on terms defined in each individual grant agreement.

Because the Company’s shares are not publicly traded and its shares are rarely traded privately, expected volatility is estimated based on the average historical volatility of similar entities with publicly traded shares. The risk-free rate for the expected term of the option is based on the U.S. Treasury yield curve at the date of grant.

The Company uses a simplified method to determine the expected term for the valuation of employee options. This method effectively assumes that exercise occurs over the period from vesting until expiration, and therefore the expected term is the midpoint between the service period and the contractual term of the award. The simplified method is applicable to options with service conditions. For options granted to nonemployees, the contractual term is used for the valuation of the options.

As of December 31, 2019, there were 570 additional shares available for the Company to grant under the Plan. The grant-date fair value of each option award is estimated on the date of grant using the Black-Scholes-Merton option-pricing model. The assumptions for 2019 and 2018 grants are provided in the following table.

	2019	2018
Valuation assumptions
Expected dividend yield	0.0%	0.0%
Expected volatility	77.9 – 80.9%	70 – 81.3%
Expected term (years) – simplified method	5.0 – 6.1	5.8 – 6.0
Risk-free interest rate	1.8 – 2.1%	2.6 – 2.7%

Stock option activity during the periods indicated is as follows:

	Number of Options	Weighted average exercise price	Weighted average remaining contractual term
Balance as of January 1, 2018	613	$1.14	9.0
Granted	20	1.24
Exercised	(37)	1.24
Forfeited	(45)	1.24
Expired	(6)	1.24
Balance as of December 31, 2018	545	$1.13	8.0
Granted	141	1.94
Exercised	(36)	1.47
Forfeited	(54)	1.24
Expired	(87)	1.24
Balance as of December 31, 2019	509	$1.30	7.4
Exercisable as of December 31, 2019	400	$1.20	7.0

The weighted average grant-date fair value of options granted during the years 2019 and 2018 was $1.30 and $0.87, respectively. The aggregate intrinsic value of options outstanding as of December 31, 2019 was $325. The intrinsic value of options exercisable was $296 as of December 31, 2019. The total intrinsic value of options exercised was $17 and $0 for the years ended December 31, 2019 and 2018, respectively.

The Company recognized $223 and $107, respectively, of stock-based compensation expense related to stock options for the years ended December 31, 2019 and 2018 in the statement of operations. Additionally, the Company recognized $73 and $7, respectively, of expense for shares issued for services to nonemployees during the years ended December 31, 2019 and 2018 in the statement of operations. The Company recognized $7 and $6, respectively, of expense for shares issued for services to employees during the years ended December 31, 2019 and 2018 in the statement of operations. As of December 31, 2019, there was $114 of total unrecognized compensation cost related to unvested stock options granted under the Plan. That cost is expected to be recognized over a weighted average period of 1.3 years. The total fair value of shares vested during the years ended December 31, 2019 and 2018 was $180 and $150, respectively.

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12.	Loss Per Share

Basic loss per share is computed by dividing the net loss after tax attributable to common stockholders by the weighted average shares outstanding during the period. Diluted loss per share is computed by including potentially dilutive securities outstanding during the period in the calculation of weighted average shares outstanding. The Company did not have any dilutive securities during the periods presented; therefore, diluted loss per share is equal to basic loss per share.

Presented in the table below is a reconciliation of the numerator and denominator for the basic and diluted loss per share (“LPS”) calculations for the years ended December 31:

	2019	2018
Net loss	$(8,956)	$(8,446)
Basic and diluted weighted average shares outstanding	2,417	2,358
Net loss per shares attributable to common stockholder, basic and diluted	$(3.71)	$(3.58)

The following securities were not included in the computation of diluted shares outstanding because the effect would be anti-dilutive:

	2019	2018
Series A Preferred Stock	4,612	4,612
Series B Preferred Stock	3,735	3,164
Series A Warrants	49	49
Series B Warrants	10	10
Stock Options	509	545
Total	8,915	8,380

13.	Preferred Stock Warrants

In connection with the issuance of the Series A Convertible Preferred and Series B Convertible Preferred, the Company issued warrants (the “Series A Warrants” and “Series B Warrants”, respectively, and collectively, the “Warrants”) as compensation to non-employee placement agents. The Series A Warrants and Series B Warrants were issued on April 28, 2017 and May 18, 2018, respectively. The Warrants allow the holder to purchase 49 shares of Series A Convertible Preferred and 10 shares of Series B Convertible Preferred, respectively, at any time prior to the expiration of the Warrants. The Company determined the Warrants should be classified as equity as they were issued as vested share-based payment compensation to nonemployees. The Warrants were recorded in stockholders’ equity at fair value upon issuance with no subsequent remeasurement.

The Series A Warrants outstanding were valued using an option pricing method (“OPM”) model, which employed significant inputs including a stock price of $3.69 and $3.89, an option term of 7.32 years and 8.32 years, volatility of 80.47 percent and 80.47 percent, and a risk-free rate of 1.83 percent and 2.64 percent for the years ended December 31, 2018 and 2017, respectively.

The Series B Warrants outstanding were valued using an OPM model, which employed significant inputs including stock price of $4.31 and $4.82, an option term of 3.6 years and 4.6 years, volatility of 80.47 percent and 80.47 percent, and a risk-free rate of 1.62 percent and 2.51 percent for the years ended December 31, 2019 and 2018, respectively.

14.	Segment Information

The Company reports segment information based on how the Company’s chief operating decision maker (“CODM”), regularly reviews operating results, allocates resources and makes decisions regarding business operations. For segment reporting purposes, the Company’s business structure is comprised of one operating and reportable segment.

Substantially all revenue for the years ended December 31, 2019 and 2018 was generated from customers located in the United States. Customers representing 10% or more of the Company’s total revenue for the following periods are presented in the table below:

	For the year ended December 31,
	2019	2018
Customer A	11%	17%
Customer B	6%	13%
Customer C	-	17%

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15.	Commitments and Contingencies

(a)	Legal Proceedings

None.

(b)	Guarantees and Warranties

None.

(c)	Minnesota Angel Tax Credit

During 2015 and 2016, the Company raised capital under the Minnesota Angel Tax Credit program, which provides a 25% State of Minnesota income tax credit to Company investors for each qualifying dollar of investment. Pursuant to this program, the Company is required to maintain certain employment-based metrics within the State of Minnesota. If the Company does not meet these employment metrics during the five-year period from the qualifying investor investment in the Company, it will be required to repay a portion of the tax credits received by its investors from the State of Minnesota. If the Company does not meet these employment metrics in 2020, the Company will be required to repay the State of Minnesota $93 of the Angel Tax Credits received by its investors. The Company has met the minimum employment metrics as of December 31, 2019 and for all prior years.

16.	Related Party Transactions

The Company’s Board members, officers, as well as their immediate family members, and great than 5% shareholders have participated in the Company’s debt and equity financings in 2019 and 2018. In the aggregate in 2019 and 2018, these related parties purchased a total of 1,710 shares of Series B Preferred Stock for $7,960. In all instances the terms of these transactions were the same as third-party investors.

17.	Subsequent Events

The Company has evaluated subsequent events from the balance sheet date through October 16, 2020, the date at which the financial statements were available to be issued.

Coronavirus

On March 11, 2020 the World Health Organization declared the novel strain of coronavirus (“COVID-19”) a global pandemic and recommended containment and mitigation measures worldwide. Many of the Company’s customers worldwide were impacted by COVID-19 and temporarily closed their facilities which impacted revenues in the first half of 2020. Further, the Company’s fund raising was negatively impacted in the first half of 2020 resulting from the COVID-19 pandemic. The global outbreak of the COVID-19 continues to rapidly evolve, and the extent to which COVID-19 may impact the Company’s future business will depend on future developments, which are highly uncertain and cannot be predicted with confidence, such as the ultimate geographic spread of the disease, the duration of the outbreak, travel restrictions and social distancing in the United States and other countries, business closures or business disruptions, and the effectiveness of actions taken in the United States and other countries to contain and treat the disease.

In April 2020, the Company applied for and received a $730 loan under the Payroll Protection Plan (“PPP”) as part of the Coronavirus Aid, Relief, and Economic Security Act’s (“CARES Act”). Under the PPP, the Company received funds for two and a half months of payroll, rent, utilities, and interest cost. In addition, the Company applied for and received a $57 Economic Injury Disaster Loan (“EIDL”) loan and a related $10 grant from the Small Business Administration in connection with the COVID-19 impact on the Company’s business. This loan bears interest at 3.75% is repayable in monthly installments starting in June 2021 with a final balance due on June 21, 2050. The Company has determined that $649 of the PPP loan will be forgiven resulting in a repayment of $91 including the $10 EIDL grant, plus 1.0% interest over a two-year period commencing in November 2020. The $649 of PPL loan forgiveness was recorded as a reduction of operating costs in the first six months of 2020.

F-86

Also, during 2020, three Company officers deferred a portion of their compensation pursuant to the terms of their employment agreements. To settle deferred compensation amounts through July 31, 2020, the Company issued an aggregate of 43 shares of restricted stock. Any amounts deferred between August 1, 2020 and the closing date of the CGI merger, will be paid prior to such merger.

Financing Activities

Since December 31, 2019, the Company raised an additional $1,250 under its then current Series B Convertible Preferred stock offering (referred to as “Series B-2”) for a total of to $3,861 raised under this offering. With the outbreak of COVID-19, the Company closed the Series B-2 offering and on May 4, 2020, launched a $5,000 convertible note offering (“2020 Convertible Notes”) which may be increased by up to $2,000 upon approval by the Board of Directors of the Company in response to investor demand. The 2020 Convertible Notes bear interest at 8% and are due on July 31, 2022. The 2020 Convertible Notes are initially convertible into Common stock at a discount of 15% to the per share price of the next $2,000 in an equity financing round or upon a merger or acquisition. This discount increases to 20% if a note is outstanding for more than six months and 25% if a note is outstanding for more than 12 months. In connection with this note offer, the Series B-2 shareholders may use their Series B-2 shares as consideration to acquire the 2020 Notes. As of October 16, 2020, the Company has $7,206 of 2020 Convertible Notes outstanding which includes $2,593 of notes issued to Series B-2 shareholders in exchange for their Series B-2 shares.

Cancer Genetics merger

On August 21, 2020, StemoniX, Inc. and Cancer Genetics, Inc. entered into an Agreement and Plan of Merger and Reorganization (“Agreement”). Cancer Genetics and the Company intend to merge a wholly owned subsidiary of Cancer Genetics (“Merger Sub”) with and into StemoniX, Inc. Upon consummation of the Merger, Merger Sub will cease to exist, and the Company will continue as the surviving corporation as a wholly owned subsidiary of Cancer Genetics. For U.S. federal income tax purposes, the merger will qualify as a “reorganization”. To consummate the merger, Cancer Genetics will issue shares of Common Stock to the shareholders of the Company and amend Cancer Genetics Certificate of Incorporation based on terms of the Merger Agreement between Cancer Genetics and the Company.

Pursuant to the Merger Agreement, Cancer Genetics will acquire all the outstanding capital stock of the Company in exchange for a number of shares of its common stock with will represent approximately 78% of the outstanding common stock of Cancer Genetics, the remaining 22% the common stock will be retained by Cancer Genetics. The merger will be accounted for as a reverse acquisition with StemoniX being the accounting acquirer of Cancer Genetics. All StemoniX outstanding equity, including Series A Preferred, Series B Preferred, and common stock will be converted to Cancer Genetics equity at a ratio to be determined at close. In addition, the outstanding convertible debt is also expected to be converted to Cancer Genetics shares at close.

Stock option grants

Since December 31, 2019, the Company has issued 526 common stock options (the “Stock Options”) with an exercise price of $2.01 per share. Of these options, 244 were granted to employees with performance milestones. An aggregate of 188 options were granted to employees pursuant to employment agreements. These options vest over three to four years. An additional 94 options were issued to consultants, Board and scientific advisory board members.

Lease agreement amendment

On September 29, 2020, the Company entered into a five-year extension of its Maple Grove, Minnesota facility. The amendment reduces the Company’s rent to $10 per month plus operating costs and extends the lease through July 31, 2027. The monthly rentals are subject to a 2% annual rate increase.

Related Party Transactions

In January 2020, a Company officer advanced $25 to the Company. These advances accrued $0.5 in interest through August 12, 2020, resulting in a total indebtedness of $26. On August 12, 2020, to repay the debt, this executive used the advance and accrued interest to exercise an existing vested Company stock option and was issued 13k shares of common stock.

In June 2020, a Company officer and Board member advanced $55 to the Company. Subsequently, on July 10, 2020, after accounting for certain repaid amounts and additional advances and capitalizing accrued interest, the parties entered into a new loan agreement with principal outstanding balance of $55. On August 12, 2020, the outstanding amounts owed to the executive were converted into the 2020 Convertible Notes at the same terms of other third-party investors.

In 2020, an aggregate of $44 was raised from the issuance of 8 Series B Preferred shares from related parties. Of the $2,593 of Series B-2 shares exchanged for the 2020 Convertible Notes, an aggregate of $1,101 were by related parties. Through October 16, 2020 an aggregate of $532 of the 2020 Convertible Notes issued for cash since December 31, 2019 were issued to related parties. In all instances the terms of these transactions were the same as third-party investors.

During 2020, three Company officers deferred a portion of their compensation pursuant to the terms of their employment agreements. To settle deferred compensation amounts through July 31, 2020, the Company issued 43 restricted common shares. Any compensation deferred by these three executives between August 1, 2020 and the closing date of the CGI merger, will be paid prior to such merger.

F-87

Annex A

Agreement and Plan of Merger and Reorganization

AGREEMENT AND PLAN OF MERGER
AND REORGANIZATION

among:

CANCER GENETICS, INC.,
a Delaware corporation;

CGI ACQUISITION, INC.,
a Minnesota corporation; and

STEMONIX, INC.,
a Minnesota corporation

Dated as of August 21, 2020

A-1

TABLE OF CONTENTS

Page
Article I - DESCRIPTION OF TRANSACTION		A-10
Section 1.1	Structure of the Merger	A-10
Section 1.2	Effects of the Merger	A-10
Section 1.3	Closing; Effective Time	A-10
Section 1.4	Articles of Incorporation and Bylaws; Directors and Officers	A-11
Section 1.5	Conversion of Company Common Stock, Assumption of Company Options, Cancellation of Company Warrants and Conversion of Merger Sub Capital Stock	A-11
Section 1.6	Closing of the Company’s Transfer Books	A-13
Section 1.7	Surrender of Certificates	A-14
Section 1.8	Dissenters’ Rights	A-16
Section 1.9	Further Action	A-19

Article II - REPRESENTATIONS AND WARRANTIES OF THE COMPANY		A-17
Section 2.1	Subsidiaries; Due Organization; Etc.	A-17
Section 2.2	Articles of Incorporation; Bylaws; Charters and Codes of Conduct	A-17
Section 2.3	Capitalization, Etc.	A-18
Section 2.4	Financial Statements	A-20
Section 2.5	Absence of Changes	A-21
Section 2.6	Title to Assets	A-23
Section 2.7	Real Property; Leasehold	A-23
Section 2.8	Intellectual Property	A-24
Section 2.9	Agreements, Contracts and Commitments	A-27
Section 2.10	Liabilities	A-29
Section 2.11	Compliance; Permits; Restrictions	A-29
Section 2.12	Tax Matters	A-32
Section 2.13	Employee and Labor Matters; Benefit Plans	A-34
Section 2.14	Environmental Matters	A-38
Section 2.15	Insurance	A-39
Section 2.16	Transactions with Affiliates	A-39
Section 2.17	Legal Proceedings; Orders	A-39
Section 2.18	Authority; Binding Nature of Agreement	A-40
Section 2.19	Inapplicability of Anti-takeover Statutes	A-40
Section 2.20	Vote Required	A-40
Section 2.21	Non-Contravention; Consents	A-41
Section 2.22	No Financial Advisor	A-42
Section 2.23	Disclosure	A-42
Section 2.24	Ownership of CGI Common Stock	A-42

Article III - REPRESENTATIONS AND WARRANTIES OF CGI AND MERGER SUB		A-42
Section 3.1	Subsidiaries; Due Organization; Etc.	A-43
Section 3.2	Certificate of Incorporation; Articles of Incorporation; Bylaws; Charters and Codes of Conduct	A-43

A-2

A-3

A-4

Section 10.8	Notices	A-97
Section 10.9	Cooperation	A-98
Section 10.10	Severability	A-98
Section 10.11	Other Remedies; Specific Performance	A-98
Section 10.12	Construction	A-98

EXHIBITS AND SCHEDULES

Exhibit A	Certain Definitions
Exhibit B	Articles of Incorporation of the Surviving Corporation
Exhibit C	Amendment to Certificate of Incorporation of CGI
Exhibit D	Company Shareholder Written Action
Exhibit E	Exchange Ratio Calculation Spreadsheet
Exhibit F	Net Cash Schedule

Schedule A	Directors of CGI
Schedule B	Officers of CGI
Schedule C	Directors and Officers of Surviving Corporation
Schedule D	Pro Forma Calculation of CGI Common Stock to be Issued in the Merger

Company Disclosure Schedule
CGI Disclosure Schedule

A-5

INDEX OF DEFINED TERMS

Acquisition Inquiry	A-101
Acquisition Proposal	A-101
Acquisition Transaction	A-101
Additional Financial Statements	A-69
Agreement	A-2
Allocation Certificate	A-78
Anticipated Closing Date	A-101
Applicable Time	A-101
Bankruptcy Exception	A-33
Board of Directors	A-102
Business Day	A-102
CARES Act	A-102
Cash and Cash Equivalents	A-102
Cash Dispute Notice	A-77
Certifications	A-37
CGI	A-1
CGI Associate	A-102
CGI Board Recommendation	A-72
CGI Common Stock	A-102
CGI Contract	A-102
CGI Disclosure Schedule	A-35
CGI Intellectual Property	A-42
CGI Leased Real Property	A-41
CGI Material Adverse Effect	A-102
CGI Material Contract	A-47
CGI Options	A-103
CGI Outstanding Equity	A-103
CGI Percentage	A-103
CGI Permits	A-48
CGI Preferred Stock	A-103
CGI Privacy and Data Security Requirements	A-45
CGI Products	A-47
CGI Real Property Lease	A-41
CGI SEC Documents	A-38
CGI Stock Plans	A-37
CGI Stockholder Approval	A-58
CGI Stockholders’ Meeting	A-73
CGI Tax Opinion	A-78
CGI Third Party Intellectual Property	A-42
CGI Triggering Event	A-103
CGI Warrants	A-103
Closing	A-2
Closing Date	A-2
COBRA	A-103
Code	A-103
Company	A-1
Company Associate	A-103
Company Board Recommendation	A-72
Company Capital Stock	A-103
Company Common Stock	A-103
Company Contract	A-103
Company Disclosure Schedule	A-9
Company Financials	A-13
Company Intellectual Property	A-16
Company Leased Real Property	A-16

A-6

Company Material Adverse Effect	A-104
Company Material Contract	A-21
Company Most Recent Balance Sheet	A-13
Company Options	A-104
Company Outstanding Equity	A-104
Company Percentage	A-104
Company Permits	A-22
Company Preferred Stock	A-104
Company Privacy and Data Security Requirements	A-19
Company Products	A-22
Company Public Company Financials	A-104
Company Real Property Lease	A-15
Company Shareholder Approval	A-33
Company Shareholder Written Action	A-71
Company Stock Certificate	A-6
Company Stock Option Plan	A-11
Company Tax Opinion	A-78
Company Third Party Intellectual Property	A-16
Company Triggering Event	A-105
Company Warrants	A-105
Company’s Shareholder Agreement	A-105
Confidentiality Agreement	A-105
Consent	A-105
Contemplated Transactions	A-105
Contract	A-105
Convertible Notes	A-105
COVID-19	A-105
D&O Indemnified Parties	A-75
Data Protection Laws	A-19
Deemed Outstanding CGI Common Stock	A-105
DGCL	A-105
Dissenting Shares	A-8
Effect	A-2
Effective Time	A-3
Encumbrance	A-106
End Date	A-86
Entity	A-106
Environmental Law	A-106
ERISA	A-106
ERISA Affiliate	A-106
Exchange Act	A-106
Exchange Agent	A-6
Exchange Fund	A-6
Exchange Ratio	A-106
Exchange Ratio Calculation Spreadsheet	A-106
Existing CGI D&O Policies	A-57
Existing Company D&O Policies	A-31
FDA	A-22
Form S-4	A-106
GAAP	A-13
Governmental Authority	A-107
Governmental Authorization	A-107
Governmental Body	A-107
Grant Date	A-28

A-7

Hazardous Materials	A-107
HIPAA	A-24
Intellectual Property	A-107
Intended Tax Treatment	A-77
Investor Agreements	A-79
IRS	A-108
Key Employee	A-108
Knowledge	A-108
Legal Proceeding	A-108
Legal Requirement	A-108
Letter of Transmittal	A-6
Liability	A-21
Liens	A-34
Liquidation Preference Elimination	A-84
MBCA	A-108
Merger	A-1
Merger Consideration	A-108
Merger Shares	A-108
Merger Sub	A-1
Multiemployer Plan	A-108
Multiple Employer Plan	A-108
Net Cash	A-109
Net Cash Adjustment	A-79
Net Cash Adjustment Threshold	A-109
Net Cash Response Date	A-79
Net Cash Schedule	A-109
Ordinary Course of Business	A-109
Outstanding Shares Certificate	A-80
Party	A-109
Person	A-109
Personal Information	A-109
PPPHCEA	A-109
Pre-Closing Period	A-61
Preferred Stock Conversion	A-84
Privacy Contracts	A-109
Privacy Statement	A-109
Private Placement	A-80
Proxy Statement	A-109
Relief Payments	A-110
Representatives	A-110
Required CGI Stockholder Vote	A-57
Required Company Shareholder Vote	A-32
Sarbanes-Oxley Act	A-110
SEC	A-110
Securities Act	A-110
Series A Preferred Stock	A-110
Series B Preferred Stock	A-110
Shareholder	A-110
Subsidiary	A-110
Superior Offer	A-110
Surviving Corporation	A-1
Systems	A-111
Tax	A-111
Tax Return	A-111
Trade Secrets	A-8
Transfer Taxes	A-77
Treasury Regulations	A-111
WARN Act	A-29

A-8

AGREEMENT AND PLAN OF MERGER AND REORGANIZATION

This Agreement And Plan Of Merger And Reorganization (this “Agreement”) is entered into as of August 21, 2020, among Cancer Genetics, Inc., a Delaware corporation (“CGI”), CGI Acquisition, Inc., a Minnesota corporation and wholly owned subsidiary of CGI (“Merger Sub”), and StemoniX, Inc., a Minnesota corporation (the “Company”). Certain capitalized terms used in this Agreement which are not otherwise defined herein are defined in Exhibit A.

RECITALS

(A)	CGI and the Company intend to merge Merger Sub with and into the Company (the “Merger”) in accordance with this Agreement and the MBCA. Upon consummation of the Merger, Merger Sub will cease to exist, and the Company will continue as the surviving corporation as a wholly owned subsidiary of CGI.

(B)	For U.S. federal income Tax purposes, CGI, Merger Sub and the Company intend that the Merger will qualify as a “reorganization” within the meaning of Section 368(a) of the Code, that this Agreement will constitute a “plan of reorganization” within the meaning of Treasury Regulations Section 1.368-2(g), and that CGI, Merger Sub and the Company will each be a “party to the reorganization” within the meaning of Section 368(b) of the Code.

(C)	The Board of Directors of CGI (i) has determined that this Agreement and the transactions contemplated hereby, including the Merger, the issuance of shares of CGI Common Stock to the shareholders of the Company and the amendment to CGI’s Certificate of Incorporation pursuant to the terms of this Agreement, are advisable, fair to, and in the best interests of CGI and its stockholders, (ii) has recommended that the Board of Directors of CGI approve and declare advisable this Agreement and the transactions contemplated hereby, including the Merger, the issuance of shares of CGI Common Stock to the shareholders of the Company and the amendment to CGI’s Certificate of Incorporation pursuant to the terms of this Agreement, and (iii) has recommended, subject to approval by the Board of Directors of CGI, that CGI submit the issuance of shares of CGI Common Stock to the shareholders of the Company and the amendment to CGI’s Certificate of Incorporation pursuant to the terms of this Agreement to the stockholders of CGI and recommend that the stockholders of CGI approve the issuance of shares of CGI Common Stock to the shareholders of the Company and the amendment to CGI’s Certificate of Incorporation pursuant to the terms of this Agreement.

(D)	The Board of Directors of Merger Sub (i) has determined that this Agreement and the transactions contemplated hereby, including the Merger, are advisable, fair to, and in the best interests of Merger Sub and its sole shareholder, (ii) has approved and declared advisable this Agreement and the transactions contemplated hereby, including the Merger, (iii) has recommended the approval and adoption of this Agreement to CGI as the sole shareholder of Merger Sub, and (iv) has directed that this Agreement be submitted to the sole shareholder of Merger Sub for approval and adoption.

(E)	The Board of Directors of the Company (i) has determined that this Agreement and the transactions contemplated hereby, including the Merger, are advisable, fair to, and in the best interests of the Company and its shareholders, (ii) has approved and declared advisable this Agreement and the transactions contemplated hereby, including the Merger, (iii) has recommended the approval and adoption of this Agreement to the shareholders of the Company, and (iv) has directed that this Agreement be submitted to the shareholders of the Company for approval and adoption.

A-9

AGREEMENT

In consideration of the representations, warranties, covenants and agreements contained in this Agreement, and intending to be legally bound hereby, the Parties hereby agree as follows:

Article I

DESCRIPTION OF TRANSACTION

Section 1.1      Structure of the Merger. Upon the terms and subject to the conditions set forth in this Agreement, at the Effective Time (as defined in Section 1.3), Merger Sub shall be merged with and into the Company, and the separate existence of Merger Sub shall cease and the Company will continue its existence under the laws of the State of Minnesota as the surviving corporation in the Merger (the “Surviving Corporation”) and by virtue of the Merger and without further act or deed, shall possess and be vested with all rights, privileges, powers, franchises, and properties and be subject to all the obligations, restrictions, liabilities, debts, and duties of the Company and Merger Sub.

Section 1.2      Effects of the Merger. The Merger shall have the effects set forth in this Agreement, the Articles of Merger and in the applicable provisions of the MBCA. As a result of the Merger, the Company will become a wholly owned Subsidiary of CGI.

Section 1.3     Closing; Effective Time. Unless this Agreement is earlier terminated pursuant to the provisions of Section 9.1, and subject to the satisfaction or waiver of the conditions set forth in Article VI, Article VII, and Article VIII, the consummation of the Merger (the “Closing”) shall be accomplished remotely by email (in PDF or other acceptable format) transmission to the respective offices of legal counsel for the Parties of the requisite documents (duly executed where required, delivered upon actual confirmed receipt), as promptly as practicable (but in no event later than the second Business Day following the satisfaction or waiver of the last of the conditions set forth in Article VI, Article VII, and Article VIII to be satisfied or waived, other than those conditions that by their nature are to be satisfied at the Closing, but subject to the satisfaction or waiver of each of such conditions), or at such other time and date as CGI and the Company may mutually agree in writing. The date on which the Closing actually takes place is referred to as the “Closing Date.” At the Closing, the Parties shall cause the Merger to be consummated by executing and filing with the Secretary of State of the State of Minnesota the Articles of Merger with respect to the Merger, satisfying the applicable requirements of the MBCA and in a form reasonably acceptable to CGI and the Company. The Merger shall become effective at the time of the filing of such Articles of Merger with the Secretary of State of the State of Minnesota or at such later time as may be specified in such Articles of Merger as mutually agreed between CGI and the Company (the time as of which the Merger becomes effective being referred to as the “Effective Time”).

A-10

Section 1.4        Articles of Incorporation and Bylaws; Directors and Officers.

(a)       At the Effective Time:

(i)       (A) the Articles of Incorporation of the Surviving Corporation shall be amended in its entirety to read as set forth on Exhibit B, until thereafter amended as provided by the MBCA and such Articles of Incorporation and (B) the bylaws of the Surviving Corporation shall be the bylaws of Merger Sub as of immediately prior to the Effective Time, except that the name shall be changed to StemoniX, Inc.; and

(ii)       the Parties shall, to the extent required for the listing of CGI Common Stock on the NASDAQ Capital Market, take all necessary action such that CGI shall file an amendment to its Certificate of Incorporation substantially in the form attached hereto as Exhibit C, with such amendment to be effective immediately prior to (A) the Effective Time, (B) the Preferred Stock Conversion pursuant to Section 7.6 and (C) the conversion of the Convertible Notes pursuant to Section 7.10.

(b)       Prior to the Closing, but to be effective at the Effective Time, the Board of Directors of CGI shall take all such action (including securing resignations of the existing members of the Board of Directors other than those designated by CGI as set forth in Schedule A hereto) necessary to cause the Board of Directors of CGI to be constituted as set forth on Schedule A hereto, with each person referenced on Schedule A hereto to serve until his or her respective successor is duly elected and qualified.

(c)       The Parties shall take all necessary action such that immediately following the Closing, the officers of CGI shall be the officers set forth in Schedule B, each to hold office in accordance with the Certificate of Incorporation and bylaws of CGI until their respective successors are duly appointed.

(d)       The Parties shall take all necessary action such that immediately following the Closing, the directors and officers of the Surviving Corporation shall be the directors and officers set forth in Schedule C, each to hold office in accordance with the Articles of Incorporation and bylaws of the Surviving Corporation until their respective successors are duly appointed.

Section 1.5       Conversion of Company Common Stock, Assumption of Company Options, Cancellation of Company Warrants and Conversion of Merger Sub Capital Stock .

(a)       It is the intent of the Parties that following the Closing, but without regard to the Private Placement, the holders of (i) CGI Common Stock, (ii) in-the-money CGI Options, if any, and (iii) in-the-money CGI Warrants, if any (it being agreed that there are no in-the-money CGI Options or CGI Warrants as of the date hereof), in each case as of immediately prior to the Merger, shall own the CGI Percentage of the Deemed Outstanding CGI Common Stock immediately after the Effective Time and the holders of (i) Company Common Stock (after the conversion to Company Common Stock of all (A) Company Preferred Stock as contemplated by Section 5.12 and (B) Company Convertible Notes as contemplated by Section 7.10), (ii) in-the-money Company Options, and (iii) in-the-money Company Warrants, in each case as of immediately prior to the Merger, shall own the Company Percentage of the Deemed Outstanding CGI Common Stock immediately after the Effective Time (less the effect of the payment of cash in lieu of any fractional share of CGI Common Stock). It is also understood that “in-the-money” shall be measured by the price at which the relevant security is converted, convertible or exercisable at the Effective Time. Accordingly, at the Effective Time, by virtue of the Merger and without any further action on the part of CGI, Merger Sub, the Company or any stockholder of CGI, Merger Sub or the Company, subject to Section 1.5(c), each share of Company Common Stock outstanding immediately prior to the Effective Time, including shares of Company Common Stock issued upon the conversions contemplated by Section 5.12 (excluding Dissenting Shares) and Section 7.10, shall be converted solely into the right to receive a number of validly issued, fully paid and non-assessable shares of CGI Common Stock equal to the Exchange Ratio (for the avoidance of doubt, such issued shares of CGI Common Stock will be adjusted, effective immediately prior to the Effective Time, for any reverse split required for listing thereof on the NASDAQ Capital Market). Annexed hereto as Schedule D is a schedule which on a pro forma basis calculates the aggregate number of Merger Shares as if CGI Outstanding Equity was 3,074,385, the Company received total proceeds of $6,000,000 in the convertible note offering, the Company Shareholder Approval had been obtained, and there was no net cash adjustment pursuant to Section 5.13.

A-11

(b)       If any shares of Company Common Stock outstanding immediately prior to the Effective Time are unvested or are subject to a repurchase option or the risk of forfeiture under any applicable restricted stock purchase agreement or other agreement with the Company (except for the Company’s Shareholder Agreement, and other than those shares (if any) which, as a result of the Merger, shall, by the terms of the agreements applicable thereto, vest or for which any such repurchase options or other such restrictions or risks of forfeiture shall lapse), then the shares of CGI Common Stock issued in exchange for such shares of Company Common Stock will to the same extent be unvested and subject to the same repurchase option or risk of forfeiture, and the book-entry entitlements representing such shares of CGI Common Stock shall accordingly be marked with appropriate legends. The Company shall take all action that may be necessary to ensure that, from and after the Effective Time, CGI is entitled to exercise any such repurchase option or other right set forth in any such restricted stock purchase agreement or other agreement in accordance with its terms.

(c)       No fractional shares of CGI Common Stock shall be issued in connection with the Merger as a result of the conversion provided for in Section 1.5(a), and no certificates or scrip for any such fractional shares shall be issued. Any holder of Company Common Stock who would otherwise be entitled to receive a fraction of a share of CGI Common Stock (after aggregating all fractional shares of CGI Common Stock issuable to such holder and, for the avoidance of doubt, after taking into account any adjustment effective immediately prior to the Effective Time for any reverse split required for listing CGI Common Stock on the NASDAQ Capital Market) shall, in lieu thereof and upon surrender of such holder’s Company Stock Certificate(s) (as defined in Section 1.6), if any, be entitled to receive in cash (rounded to the nearest whole cent), without interest, an amount equal to such fractional amount multiplied by the last reported sale price of CGI Common Stock on the Nasdaq Stock Market on the last complete trading day prior to the date of the Effective Time.

(d)       All Company Options outstanding immediately prior to the Effective Time under the Company Stock Option Plan shall be exchanged for options to purchase CGI Common Stock in accordance with Section 5.5(a). In consideration of, among other things, the entry into this Agreement by CGI, the Company, and Merger Sub and the consummation of the Contemplated Transactions and each Company Option holder’s entitlement to receive options to purchase CGI Common Stock in accordance with Section 5.5(a), each holder of Company Options shall execute and deliver to CGI a release in the form substantially similar to the LOT Release. Such release shall be effective as of the Effective Time and shall be a condition precedent to such holder’s receipt of options to purchase CGI Common Stock pursuant to this Agreement.

A-12

(e)      All Company Warrants outstanding immediately prior to the Effective Time shall be automatically cancelled and each Company Warrant holder will be entitled to receive the same consideration such Company Warrant holder would have received had they exercised the Company Warrant immediately prior to the Merger, less an amount equal to the aggregate purchase price that would have been payable in connection with the exercise.

(f)       Each share of common stock, $0.01 par value per share, of Merger Sub issued and outstanding immediately prior to the Effective Time shall be converted into one validly issued, fully paid and nonassessable share of common stock, $0.01 par value per share, of the Surviving Corporation. Each stock certificate of Merger Sub, if any, evidencing ownership of any such shares shall, as of the Effective Time, evidence ownership of such shares of common stock of the Surviving Corporation.

(g)     If, between the date of this Agreement and the Effective Time, the outstanding shares of Company Capital Stock or CGI Common Stock shall have been changed into, or exchanged for, a different number of shares or a different class, by reason of any stock dividend, subdivision, reclassification, recapitalization, split, combination or exchange of shares, the Exchange Ratio shall be correspondingly adjusted to provide the holders of Company Common Stock, Company Preferred Stock, Company Options and Company Warrants the same economic effect as contemplated by this Agreement prior to such event. For the avoidance of doubt, no adjustment to the Exchange Ratio shall be made as a result of the conversion of shares of Company Preferred Stock into shares of Company Common Stock pursuant to Section 5.12.

Section 1.6       Closing of the Company’s Transfer Books. At the Effective Time, the stock transfer books of the Company shall be closed with respect to all shares of Company Common Stock and Company Preferred Stock outstanding immediately prior to the Effective Time. No further transfer of any such shares of Company Common Stock or Company Preferred Stock shall be made on such stock transfer books after the Effective Time. If, after the Effective Time, a valid certificate previously representing any shares of Company Common Stock or Company Preferred Stock outstanding immediately prior to the Effective Time (a “Company Stock Certificate”) is presented to the Exchange Agent or to the Surviving Corporation, such Company Stock Certificate shall be canceled and shall be exchanged as provided in Section 1.5 and Section 1.7. From and after the Effective Time, the holders of Company Stock Certificates outstanding immediately prior to the Effective Time will cease to have any rights with respect to the Company Common Stock and/or Company Preferred Stock, as applicable, represented by any Company Stock Certificates except as otherwise provided for herein or by applicable law.

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Section 1.7       Surrender of Certificates.

(a)       Prior to the Closing Date, CGI and the Company shall agree upon and select a reputable bank, transfer agent or trust company to act as exchange agent in the Merger, which shall be Continental Stock Transfer & Trust Company, CGI’s transfer agent, unless otherwise mutually agreed by the Parties (the “Exchange Agent”). At or promptly following the Effective Time, CGI shall deposit with or otherwise make available to the Exchange Agent, in trust for the benefit of the holders of Company Common Stock, the Merger Shares issuable pursuant to Section 1.5 in exchange for the outstanding shares of Company Common Stock pursuant to this Section 1.7. The shares of CGI Common Stock and any dividends or distributions received by the Exchange Agent with respect to such shares are referred to collectively as the “Exchange Fund.”

(b)       Promptly, and in any event within five Business Days, after the Effective Time, the Parties shall cause the Exchange Agent to mail to Persons who were holders of record of Company Stock Certificates immediately prior to the Effective Time: (i) a letter of transmittal in customary form and containing such provisions as CGI may reasonably specify (including, if applicable, a provision confirming that delivery of Company Stock Certificates shall be effected, and risk of loss and title to Company Stock Certificates shall pass, only upon delivery of such Company Stock Certificates to the Exchange Agent) (a “Letter of Transmittal”); and (ii) instructions for effecting the surrender of Company Stock Certificates (or if required in accordance with the last sentence of this Section 1.5(b), affidavits of loss in lieu thereof), if applicable, in exchange for CGI Common Stock in uncertificated book-entry form. Upon submission to the Exchange Agent of a duly executed Letter of Transmittal, together with a valid surrender of a Company Stock Certificate (or an affidavit of loss in lieu thereof), if applicable, and such other documents as may be reasonably required by the Exchange Agent or CGI: (A) the holder of such Company Common Stock and/or Company Preferred Stock shall be entitled to receive in exchange therefor the number of whole shares of CGI Common Stock that such holder has the right to receive (and cash in lieu of any fractional share of CGI Common Stock) pursuant to the provisions of Section 1.5; and (B) any Company Stock Certificate so surrendered shall be canceled. Until surrendered as contemplated by this Section 1.7(b), each Company Stock Certificate shall be deemed, from and after the Effective Time, to represent only the right to receive whole shares of CGI Common Stock (and cash in lieu of any fractional share of CGI Common Stock). If any Company Stock Certificate shall have been lost, stolen or destroyed, CGI may, in its discretion and as a condition precedent to the delivery of any shares of CGI Common Stock, require the owner of such lost, stolen or destroyed Company Stock Certificate to provide an applicable affidavit with respect to such Company Stock Certificate in a form reasonably satisfactory to CGI and the Exchange Agent and post a bond indemnifying CGI against any claim suffered by CGI related to the lost, stolen or destroyed Company Stock Certificate or any CGI Common Stock issued in exchange therefor as CGI may reasonably request. In consideration of, among other things, the entry into this Agreement by CGI, the Company, and Merger Sub and the consummation of the Contemplated Transactions and each Company Common Stock holder’s and Company Warrant holder’s entitlement to receive the Merger Consideration payable pursuant to this Agreement, each holder of Company Common Stock and Company Warrant shall execute and deliver to CGI a release in the form set forth in the Letter of Transmittal, which obligation may be satisfied by the execution and delivery of the Letter of Transmittal in accordance with this Section 1.7(b) (the “LOT Release”). The LOT Release shall be effective as of the Effective Time and shall be a condition precedent to such holder’s receipt of the Merger Consideration pursuant to this Agreement.

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(c)      No dividends or other distributions declared or made with respect to CGI Common Stock with a record date after the Effective Time shall be paid to the holder of any unsurrendered Company Stock Certificate with respect to the shares of CGI Common Stock that such holder has the right to receive in the Merger until such holder surrenders such Company Stock Certificate (or complies with the lost stock certificate provisions) in accordance with this Section 1.7 (at which time such holder shall be entitled, subject to the effect of applicable abandoned property, escheat or similar laws, to receive, solely in accordance with this Section 1.7(c), such dividends and distributions, without interest, with respect to whole shares of CGI Common Stock such holder has a right to receive in the Merger). Following surrender of such Company Stock Certificate (or compliance with the lost stock certificate provisions), there shall be paid to such holder of whole shares of CGI Common Stock issuable in exchange therefor, without interest, (i) promptly after the time of such surrender, the amount of dividends or other distributions with a record date after the Effective Time theretofore paid with respect to such whole shares of CGI Common Stock and (ii) at the appropriate payment date, the amount of dividends or other distributions payable with respect to such whole shares of CGI Common Stock with a record date after the Effective Time but prior to such surrender and a payment date after such surrender. For all purposes of dividends and other distributions in respect of shares of CGI Common Stock, all whole shares of CGI Common Stock to be issued pursuant to the Merger shall be entitled to dividends pursuant to the immediately preceding sentence as if such whole shares of CGI Common Stock were issued and outstanding as of the Effective Time.

(d)     Any portion of the Exchange Fund that remains undistributed to holders (as of immediately prior to the Effective Time) of Company Common Stock as of the date 180 days after the Closing Date shall be delivered to CGI upon demand, and any holders of Company Stock Certificates who have not theretofore surrendered their Company Stock Certificates in accordance with this Section 1.7 shall thereafter look only to CGI (subject to any applicable abandoned property law, escheat law or similar law) for satisfaction of their claims for CGI Common Stock, cash in lieu of fractional shares of CGI Common Stock and any dividends or distributions with respect to shares of CGI Common Stock.

(e)     Each of CGI, Merger Sub, the Company, the Surviving Corporation and the Exchange Agent (without duplication) shall be entitled to deduct and withhold, from any consideration payable or otherwise deliverable under this Agreement to any holder of record of any Company Capital Stock immediately prior to the Effective Time or any other Person that is entitled to receive Merger Consideration pursuant to this Article I, such amounts as are reasonably determined to be required to be withheld or deducted under the Code or any other state, local or foreign Tax Legal Requirement with respect to the making of such payment and shall be entitled to request any reasonably appropriate Tax forms, including IRS Form W-9 (or the appropriate form in the IRS Form W-8 series, as applicable) from any recipient of Merger Consideration hereunder. To the extent that amounts are so withheld or deducted, such withheld or deducted amounts shall be treated for all purposes of this Agreement as having been paid to the Person(s) to whom such amounts would otherwise have been paid.

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(f)      No Party shall be liable to any holder of any Company Stock Certificate or to any other Person with respect to any shares of CGI Common Stock (or dividends or distributions with respect thereto) or for any cash amounts delivered to any public official pursuant to any applicable abandoned property law, escheat law or similar Legal Requirement.

Section 1.8       Dissenters’ Rights.

(a)      Notwithstanding any provision of this Agreement to the contrary, shares of Company Capital Stock that are outstanding immediately prior to the Effective Time that are held by any shareholder who has not voted in favor of the Merger or consented thereto and properly asserted dissenters’ rights with respect to such shares of Company Capital Stock in accordance with Section 473 of the MBCA and, as of the Effective Time, has neither effectively withdrawn or otherwise lost such shareholders dissenters’ rights pursuant to the MBCA (collectively, the “Dissenting Shares”), shall not be converted into or represent the right to receive the per share amount of the Merger Consideration described in Section 1.5 in respect of such Dissenting Shares. Such shareholder shall be entitled only to those rights as are granted by Section 471 of the MBCA. If any such shareholder shall fail to perfect or otherwise shall have withdrawn or lost their right to assert dissenters’ rights with respect to such shares of Company Capital Stock under the MBCA, or a court of competent jurisdiction shall determine such holder is not entitled to the relief provided by Section 471 of the MBCA, then the right of such shareholder to be paid the fair value of such shareholder’s Dissenting Shares under Section 471 of the MBCA shall cease and such Dissenting Shares shall thereupon be deemed to be converted into and to have become exchangeable for, as of the Effective Time, the right to receive the per share amount of the Merger Consideration in respect of such Dissenting Shares upon their surrender in the manner provided in Section 1.5.

(b)       The Company shall give CGI prompt written notice of any demands by dissenting shareholders received by the Company, withdrawals of such demands and any other instruments served on the Company and any material correspondence received by the Company in connection with such demands, and CGI shall have the opportunity and right to participate in all negotiations and proceedings with respect to such demands. Except with the prior written consent of CGI (which will not be unreasonably withheld, conditioned or delayed), the Company shall not make any payment with respect to, or offer to settle or settle, any such demands.

Section 1.9 Further Action. If, at any time after the Effective Time, any further action is determined by the Surviving Corporation to be necessary or desirable to carry out the purposes of this Agreement or to vest the Surviving Corporation with full right, title and possession of and to all rights and property of the Company and Merger Sub, then the officers and directors of each of the Surviving Corporation and CGI shall be fully authorized, and shall use their commercially reasonable efforts (in the name of the Company, in the name of Merger Sub and otherwise) to take any and all such action.

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Article II

REPRESENTATIONS AND WARRANTIES OF THE COMPANY

The Company represents and warrants to CGI and Merger Sub that, except as set forth in the written disclosure schedule delivered by the Company to CGI (the “Company Disclosure Schedule”), the statements contained in this Article II are true and correct as of the date hereof. The Company Disclosure Schedule shall be arranged in parts and subparts corresponding to the numbered and lettered sections and subsections contained in this Article II. The disclosures in any part or subpart of the Company Disclosure Schedule shall qualify other sections and subsections in this Article II to the extent it is reasonably apparent on its face that such disclosure is applicable to such other sections and subsections. The inclusion of any information in the Company Disclosure Schedule (or any update thereto) shall not be deemed to be an admission or acknowledgment, in and of itself, that such information is required by the terms hereof to be disclosed, is material, has resulted in or would reasonably be expected to result in a Company Material Adverse Effect, or is outside the Ordinary Course of Business.

Section 2.1        Subsidiaries; Due Organization; Etc.

(a)       The Company has no Subsidiaries, and the Company does not own any capital stock of, or any equity, ownership or profit interest of any nature in any other Entity. The Company has not agreed nor is obligated to make, nor is bound by any Contract under which it may become obligated to make, any future investment in or capital contribution to any other Entity. The Company has not, at any time, been a general partner of, or has otherwise been liable for any of the debts or other obligations of, any general partnership, limited partnership or other Entity.

(b)       The Company is a corporation duly organized, validly existing and in good standing under the laws of the jurisdiction of its incorporation and has all necessary power and authority to: own, lease, license and use its properties and assets and to conduct its business in the manner in which its business is currently being conducted.

(c)       The Company is qualified to do business as a foreign corporation, and is in good standing, under the laws of all jurisdictions where the nature of its business requires such qualification other than in jurisdictions where the failure to be so qualified individually or in the aggregate has not had and would not reasonably be expected to have a Company Material Adverse Effect.

(d)       Part 2.1(d) of the Company Disclosure Schedule sets forth a complete and accurate list of (i) all jurisdictions in which the Company is qualified to do business, (ii) all jurisdictions in which the Company has an office, (iii) the directors of the Company, and (iv) the officers of the Company.

Section 2.2      Articles of Incorporation; Bylaws; Charters and Codes of Conduct. The Company has delivered to CGI accurate and complete copies of the Articles of Incorporation, bylaws and other organizational documents, including all currently effective amendments thereto, for the Company. Part 2.2 of the Company Disclosure Schedule lists, and the Company has delivered to CGI accurate and complete copies of: (a) the charters of all committees of the Company’s boards of directors; and (b) any code of conduct or similar policy adopted by the Company or by its Board of Directors, or any committees of its Board of Directors. The Company has not taken any action in breach or violation of any of the provisions of its Articles of Incorporation, bylaws or other organizational documents nor is the Company in breach or violation of any of the material provisions of its Articles of Incorporation, bylaws or other organizational documents, except as has not had, and would not reasonably be expected to have, individually or in the aggregate, a Company Material Adverse Effect.

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Section 2.3      Capitalization, Etc.

(a)     As of the date hereof, the authorized capital stock of the Company consists of 90,600,000 shares of Company Common Stock and 9,400,000 shares of Company Preferred Stock; 4,700,000 shares of Company Preferred Stock have been designated as Series A Preferred Stock and 4,700,000 shares of Company Preferred Stock have been designated as Series B Preferred Stock. As of the date hereof, there are 2,472,031 shares of Company Common Stock validly issued and outstanding, 4,611,587 shares of Series A Preferred Stock validly issued and outstanding and 3,508,580 shares of Series B Preferred Stock validly issued and outstanding. The Company does not hold any shares of its capital stock in its treasury. All of the outstanding shares of Company Common Stock and Company Preferred Stock have been duly authorized and validly issued and are fully paid and non-assessable, and were not issued in violation of the material terms of any agreement or understanding binding upon the Company at the time at which they were issued and were issued in compliance with the Articles of Incorporation, bylaws and other organizational documents of the Company and all applicable laws. Immediately prior to consummation of the Merger and after the conversion of the Company Preferred Stock, as a result of the Company Shareholder Approval (including the Preferred Stock Conversion), all of the outstanding Company Common Stock shall be validly issued and there shall be no other capital stock of the Company issued and outstanding. The Company represents that the treatment of each class of Company security reflected on Schedule D is accurate and complete.

(b)       Except as set forth in Part 2.3(b) of the Company Disclosure Schedule, none of the outstanding shares of Company Common Stock or Company Preferred Stock is entitled or subject to any preemptive right, right of participation, right of maintenance or any similar right and none of the outstanding shares of Company Common Stock or Company Preferred Stock is subject to any right of first refusal in favor of the Company. Except as set forth in Part 2.3(b) of the Company Disclosure Schedules, there is no Company Contract relating to the voting or registration of, or restricting any Person from purchasing, selling, pledging or otherwise disposing of (or granting any option or similar right with respect to), any shares of Company Common Stock or Company Preferred Stock, and the Company is not under any obligation, nor is bound by any Contract pursuant to which it may become obligated, to repurchase, redeem or otherwise acquire any outstanding shares of Company Common Stock or other securities. Part 2.3(b) of the Company Disclosure Schedule accurately and completely describes all repurchase rights held by the Company with respect to shares of Company Common Stock (including shares issued pursuant to the exercise of stock options) and Company Preferred Stock, and specifies, with respect to such repurchase rights, each holder of Company Common Stock or Company Preferred Stock, the date of purchase of such Company Common Stock or Company Preferred Stock, the number of shares of Company Common Stock or Company Preferred Stock subject to such repurchase rights, the purchase price paid by such holder, the vesting schedule under which such repurchase rights lapse, and whether the holder of such Company Common Stock or Company Preferred Stock filed an election under Section 83(b) of the Code with respect to such Company Common Stock or Company Preferred Stock within 30 days of purchase. Except as set forth in Part 2.3(b) of the Company Disclosure Schedule, each share of Company Preferred Stock is convertible into one share of Company Common Stock.

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(c)      Except for the Company stock option plan identified in Part 2.3(c) of the Company Disclosure Schedule (the “Company Stock Option Plan”) and the awards issued thereunder, the Company does not have any stock option plan or any other plan, program, agreement or arrangement providing for any equity or equity-based compensation for any Person. Part 2.3(c) of the Company Disclosure Schedule sets forth the following information with respect to each Company Option outstanding as of the date of this Agreement: (i) the name of the optionholder; (ii) the number of shares of Company Common Stock subject to such Company Option; (iii) the exercise price of such Company Option; (iv) the date on which such Company Option was granted; (v) the applicable vesting schedule, including the number of vested and unvested shares; (vi) the date on which such Company Option expires; (vii) whether such Company Option is an “incentive stock option” (within the meaning of Section 422 of the Code) or a non-statutory stock option; and (viii) whether and to what extent the exercisability of each Company Option will be accelerated upon consummation of the Contemplated Transactions or any termination of employment thereafter. The Company has made available to CGI accurate and complete copies of all stock option plans pursuant to which the Company has ever granted stock options, and the forms of all stock option agreements evidencing such options. The Company has provided CGI with copies of any valuation reports, to the extent obtained, utilized for determining the exercise price of each Company Option for purposes of demonstrating compliance with Section 409A of the Code. All grants of Company Options were made in compliance in all material respects with all applicable laws.

(d)      Part 2.3(d) of the Company Disclosure Schedule sets forth the following information with respect to each Company Warrant outstanding as of the date of this Agreement: (i) the name of the warrantholder; (ii) the number of shares of Company Preferred Stock subject to such Company Warrant; (iii) the exercise price of such Company Warrant; (iv) the date on which such Company Warrant was granted; and (v) the date on which such Company Warrant expires. The Company has delivered or made available to CGI accurate and complete copies of all Company Warrants.

(e)      As of 9:00 a.m., Central Time on the date hereof, there are outstanding Convertible Notes in the principal amount of $6,500,312, bearing interest at a rate of 8% per annum, with accrued interest at July 31, 2020 of $43,017. The Company is not in default of any of its obligations pursuant to the Convertible Notes or the agreements under which they were issued, and there exists no act, event, occurrence or omission that exists, or with the passage of time would result in a default by the Company with respect to the Convertible Notes. Upon consummation of the Merger, the Convertible Notes will automatically convert to CGI Common Stock in accordance with and pursuant to the provisions of Section 2(b)(ii)(1)(A) of the Convertible Notes with no action or approval required from the holders of the Convertible Notes and without triggering redemption rights of the holders of the Convertible Notes. No other convertible securities of the Company are outstanding except as described in this Section 2.3. Immediately prior to consummation of the Merger, as a result of the Company Shareholder Approval (including the Preferred Stock Conversion) and the automatic conversion of the Convertible Notes, all of the outstanding Company Common Stock shall be validly issued and there shall be no other capital stock of the Company issued and outstanding.

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(f)       Except for the outstanding Company Options or Company Warrants or as set forth on Part 2.3(e) of the Company Disclosure Schedule, there is no: (i) outstanding subscription, option, call, warrant, commitment or right (whether or not currently exercisable) to acquire any shares of the capital stock or other securities of the Company; (ii) outstanding security, instrument or obligation that is or may become convertible into or exchangeable for any shares of the capital stock or other securities of the Company; (iii) shareholder rights plan (or similar plan commonly referred to as a “poison pill”) or Contract under which the Company is or may become obligated to sell or otherwise issue any shares of its capital stock or any other securities; or (iv) condition or circumstance that may give rise to or provide a basis for the assertion of a claim by any Person to the effect that such Person is entitled to acquire or receive any shares of capital stock or other securities of the Company. There are no outstanding or authorized stock appreciation, phantom stock, profit participation or other similar rights with respect to the Company.

(g)     All outstanding shares of Company Common Stock, Company Preferred Stock, Convertible Notes, options, warrants and other securities of the Company have been issued and granted in material compliance with (i) all applicable securities laws and other applicable Legal Requirements and (ii) all requirements set forth in applicable Contracts.

Section 2.4       Financial Statements.

(a)      Part 2.4(a) of the Company Disclosure Schedule includes true and complete copies of (i) the Company’s unaudited balance sheet at December 31, 2019, and 2018, and the Company’s unaudited statements of operations and cash flows for the years ended December 31, 2019, and 2018 and the notes thereto and (ii) the Company’s unaudited balance sheet as of June 30, 2020 (the “Company Most Recent Balance Sheet”), together with the related unaudited statements of operations and cash flows for the six month period then ended, and any notes thereto (collectively, the “Company Financials"). The Company Financials (and when delivered, the Company Public Company Financials) (i) were (or in the case of the Company Public Company Financials, will have been) prepared based on the books and records of the Company and in accordance with United States general accepted accounting principles (“GAAP”) applied on a consistent basis unless otherwise noted therein throughout the periods indicated and (ii) fairly present in all material respects the financial condition and operating results of the Company as of the dates and for the periods indicated therein.

(b)      The Company maintains a standard system of accounting established and administered in accordance with GAAP, and the Company maintains a system of internal accounting controls designed to provide reasonable assurance that: (i) transactions are executed in accordance with management’s general or specific authorizations; (ii) transactions are recorded as necessary to permit preparation of financial statements in conformity with GAAP and to maintain asset accountability; (iii) access to assets is permitted only in accordance with management’s general or specific authorization; (iv) prevention or timely detection of the unauthorized acquisition, use, or disposition of the Company’s assets that could have a material effect on the Company’s financial statements, and (v) the recorded accountability for assets is compared with the existing assets at reasonable intervals and appropriate action is taken with respect to any differences. The Company maintains internal control over financial reporting that provides reasonable assurance regarding the reliability of financial reporting and the preparation of financial statements for external purposes in accordance with GAAP.

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(c)      Except as set forth on Part 2.4(c) of the Company Disclosure Schedule, since January 1, 2018, neither the Company nor its independent auditors have identified (i) any significant deficiency or material weakness in the system of internal accounting controls utilized by the Company, (ii) any fraud, whether or not material, that involves the Company’s management or other employees who have a role in the preparation of financial statements or the internal accounting controls utilized by the Company or (iii) any claim or allegation regarding any of the foregoing.

Section 2.5       Absence of Changes. Since December 31, 2019, there has not been any Company Material Adverse Effect or any event or development that would, individually or in the aggregate, reasonably be expected to have a Company Material Adverse Effect. Except as set forth on Part 2.5 of the Company Disclosure Schedule, after December 31, 2019 and on or before the date hereof:

(a)      there has not been any material loss, damage or destruction to, or any material interruption in the use of, any of the assets or business of the Company (whether or not covered by insurance);

(b)      the Company has not (i) declared, accrued, set aside or paid any dividend or made any other distribution in respect of any shares of capital stock or (ii) repurchased, redeemed or otherwise reacquired any shares of capital stock or other securities, other than from former employees, directors and consultants in accordance with agreements providing for the repurchase of shares in connection with any termination of services to the Company;

(c)      the Company has not sold, issued or granted, or authorized the issuance of: (i) any capital stock or other security (except for Company Common Stock issued upon the valid exercise of outstanding Company Options or the conversions contemplated by Section 5.12 and Section 7.10); (ii) any option, warrant or right to acquire any capital stock or any other security (except for Company Options identified in Part 2.3(c) of the Company Disclosure Schedule); or (iii) any instrument convertible into or exchangeable for any capital stock or other security except for the repurchase or reacquisition of shares pursuant to the Company’s rights arising upon an individual’s termination as an employee, director or consultant;

(d)     there has been no amendment to the Articles of Incorporation, bylaws or other organizational documents of the Company, and the Company has not effected or been a party to any merger, consolidation, share exchange, business combination, recapitalization, reclassification of shares, stock split, reverse stock split or similar transaction;

(e)      the Company has not amended or waived any of its rights under, or exercised its discretion to permit the acceleration of vesting under any provision of: (i) the Company Stock Option Plan; (ii) any Company Option or any Contract evidencing or relating to any Company Option; (iii) any restricted stock purchase agreement; or (iv) any other Contract evidencing or relating to any equity award (whether payable in cash or stock);

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(f)      the Company has not formed any Subsidiary or acquired any equity interest or other interest in any other Entity;

(g)     the Company has not: (i) lent money to any Person; (ii) incurred or guaranteed any indebtedness; (iii) issued or sold any debt securities or options, warrants, calls or other rights to acquire any debt securities; (iv) guaranteed any debt securities of others; or (v) made capital expenditures or commitments in excess of $100,000 individually or $250,000 in the aggregate;

(h)     the Company has not changed any of its accounting methods, principles or practices;

(i)       the Company has not made any material Tax election in a manner inconsistent with its prior practice, changed or revoked any material Tax election, filed any material amendment to any Tax Return, adopted or changed any accounting method in respect of Taxes, changed any annual Tax accounting period, entered into any Tax allocation agreement, Tax sharing agreement or Tax indemnity agreement, other than commercial contracts entered into in the Ordinary Course of Business with vendors, customers or landlords, entered into any closing agreement with respect to any Tax, settled or compromised any claim, notice, audit report or assessment in respect of material Taxes, applied for or entered into any ruling from any Tax authority with respect to Taxes, surrendered any right to claim a material Tax refund, or consented to any extension or waiver of the statute of limitations period applicable to any material Tax claim or assessment;

(j)       the Company has not commenced or settled any Legal Proceeding;

(k)       the Company has not entered into any material transaction outside the Ordinary Course of Business;

(l)       the Company has not acquired any material assets or sold, leased, licensed or otherwise irrevocably disposed of any of its material assets or properties, including Intellectual Property, and there has not been any Encumbrance granted with respect to such assets or properties, except for Encumbrances of immaterial assets in the Ordinary Course of Business;

(m)      the Company has not increased or modified the compensation or benefits payable, or to become payable, by the Company to any of its current of former directors, employees, or contractors outside the Ordinary Course of Business;

(n)     the Company has not received written notice that any executive or Key Employee of the Company plans to terminate his or her employment with the Company;

(o)       no employee of the Company has been furloughed, or had his or her hours of work or compensation reduced, directly or indirectly as a result of COVID-19;

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(p)      there has been no entry into, amendment or termination of any Company Material Contract; and

(q)      the Company has not negotiated, agreed or committed to take any of the actions referred to in clauses “(b)” through “(p)” above (other than negotiations between the Parties to enter into this Agreement).

Section 2.6        Title to Assets; Condition and Sufficiency of Assets. The Company owns, and has good and valid title to, or, in the case of leased properties and assets, valid leasehold interests in, all tangible properties or assets and equipment used or held for use in its business or operations or purported to be owned by it. All of said assets are owned by the Company free and clear of any Encumbrances, except for: (a) any lien for current Taxes not yet due and payable or for Taxes that are being contested in good faith and for which adequate reserves have been made on the Company’s audited balance sheet at December 31, 2019; (b) immaterial liens that have arisen in the Ordinary Course of Business and that do not (individually or in the aggregate) materially detract from the value of the assets subject thereto or materially impair the operations of the Company taken as a whole; and (c) liens described in Part 2.6 of the Company Disclosure Schedule. The buildings, plants, structures, furniture, fixtures, machinery, equipment, vehicles, and other material items of tangible personal property currently owned or leased by the Company, together with all other properties and assets of the Company, are (i) sufficient for the continued conduct of the Company’s businesses after the Closing in substantially the same manner as conducted prior to the Closing and (ii) constitute all of the rights, property, and assets necessary to conduct the business of the Company as currently conducted.

Section 2.7       Real Property; Leasehold. The Company does not own any real property or any interest in real property, except for the leaseholds created under the real property leases identified in Part 2.7 of the Company Disclosure Schedule (each, a “Company Real Property Lease”) (a) as to which the Company has made available to CGI true, correct and complete copies of all such leases, including all amendments, extensions, renewals, guaranties and other agreements with respect thereto, (b) which are in full force and effect, subject to: (i) laws of general application relating to bankruptcy, insolvency and the relief of debtors; and (ii) rules of law governing specific performance, injunctive relief and other equitable remedies, and (c) in respect of which the Company is not in default (nor has any event, occurrence, condition or act occurred which, with the giving of notice, the lapse of time or the happening of any other event or condition, would become a default). The Company enjoys peaceful and undisturbed possession of the premises that is the subject of each Company Real Property Lease (individually and collectively, a “Company Leased Real Property”), and has not granted any occupancy rights therein to any subtenants, licensees or any other Person. The Company has an enforceable leasehold interest in all Company Leased Real Property, in each case subject only to Liens that have not had, and would not reasonably be expected to result in, a Company Material Adverse Effect. With respect to each Company Real Property Lease, all rents and additional rents due have been paid and no waiver, forbearance or postponement of the lessee’s obligations has been granted by the lessor. The Company has not received written notice from its landlords or any Governmental Authority that: (i) relates to violations of building, zoning, safety or fire ordinances or regulations; (ii) claims any defect or deficiency with respect to any of such properties; (iii) requests the performance of any repairs, alterations or other work to such properties; or (iv) relates to any eminent domain, condemnation, or similar proceeding pending or threatened against all or any portion of any Company Leased Real Property.

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Section 2.8       Intellectual Property.

(a)       The Company owns, licenses, sublicenses or otherwise possesses legally enforceable rights to use all Intellectual Property used in or necessary to conduct the business of the Company as currently conducted (in each case excluding generally commercially available, off-the-shelf software programs).

(b)      The execution and delivery of this Agreement by the Company and the Closing will not result in the breach of or loss of rights under, or create on behalf of any third party the right to terminate or modify, (i) any license, sublicense or other agreement relating to any Intellectual Property owned (or purported to be owned) by the Company (the “Company Intellectual Property”) that conveys an exclusive license or (ii) any license, sublicense or other agreement to which the Company is a party and pursuant to which the Company is authorized to use any third party’s Intellectual Property (the “Company Third Party Intellectual Property”), excluding licenses to use generally commercially available, off-the-shelf software programs. The Company Intellectual Property and Company Third Party Intellectual Property collectively constitute all Intellectual Property necessary for the Company to conduct its business as currently conducted and currently contemplated to be conducted. Except as set forth in Part 2.8(b) of the Company Disclosure Schedule, the Company is the sole and unrestricted legal and beneficial owner of all right, title, and interest to and in the Company Intellectual Property. The execution and delivery of this Agreement by the Company and the Closing will not, as a result of any Company Contract, result in CGI or the Company granting to any third party any rights or licenses to any Intellectual Property or the release or disclosure of any Trade Secrets that would not have been granted or released absent such execution or consummation. The Company has not assigned or otherwise transferred ownership of, or agreed to assign or otherwise transfer ownership of, any rights in any Company Intellectual Property or exclusively licensed Company Third Party Intellectual Property to any other Person (other than limited grants of rights under those Company Contracts set forth in Part 2.9(j) of the Company Disclosure Schedule).

(c)      Part 2.8(c)(i) of the Company Disclosure Schedule sets forth a complete and accurate list of all material U.S. and foreign issued patents and pending patent applications and registered and applied-for trademarks, service marks, copyrights and domain names in which the Company has (or purports to have) an ownership interest (if any). Part 2.8(c)(ii) of the Company Disclosure Schedule sets forth a complete and accurate list of all material U.S. and foreign issued patents and pending patent applications and registered trademarks, service marks, and domain names licensed to the Company. Subject to the limitations therein, Part 2.9(l) and Part 2.9(m) of the Company Disclosure Schedule set forth complete and accurate lists of licenses in respect of Company Third Party Intellectual Property and Company Intellectual Property, respectively.

(d)      All items of Intellectual Property set forth in Part 2.8(c)(i) of the Company Disclosure Schedule are subsisting and have not expired or been cancelled (unless indicated as such), all maintenance and renewal fees necessary to preserve such rights have been paid, and all granted rights are valid and enforceable to the best of the Company’s Knowledge. All items of Intellectual Property set forth in Part 2.8(c)(ii) of the Company Disclosure Schedule have been filed and maintained in compliance with all applicable Legal Requirements, and are subsisting and have not expired or been cancelled (unless indicated as such), all maintenance and renewal fees necessary to preserve such rights have been paid, and all such rights are valid and enforceable to the best of the Company’s Knowledge. The Company has implemented commercially reasonable measures to maintain the confidentiality of the Company Intellectual Property and Company Third Party Intellectual Property of a nature that the Company intends to keep confidential or is required to keep confidential. To the best of the Company’s Knowledge, the Company is not aware of any third party that is infringing, violating or misappropriating any of the Company Intellectual Property. The Company reserves the right to file, prosecute, maintain, abandon and/or assert Intellectual Property as the Company sees fit within its sole discretion, and nothing in this Agreement shall be construed as a representation, warranty, and/or an affirmative duty to file, prosecute, maintain, abandon and/or assert any of the Intellectual Property set forth herein.

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(e)       The conduct of the business of the Company as currently conducted does not infringe, violate, conflict with or constitute a misappropriation of any Intellectual Property of any third party. Since January 1, 2017, the Company has not received any written claim or notice alleging any such infringement, violation or misappropriation. Without limiting the foregoing, there is no current or pending Legal Proceeding (including, but not limited to, opposition, interference, inter partes review, or other proceeding in any patent or other government office) contesting the validity, ownership or right to use, sell, license or dispose of any Company Intellectual Property or products or technologies, nor has the Company received any written notice asserting or suggesting that any such Company Intellectual Property, or the Company’s right to use, sell, license or dispose of any such Company Intellectual Property or products or technologies conflicts with or infringes or misappropriates or will conflict with or infringe or misappropriate the rights of any other Person.

(f)       Except as set forth in Part 2.8(f) of the Company Disclosure Schedule, the Company is not bound by, and no Company Intellectual Property, is subject to, any Company Contract containing any covenant or other provision, or any judicial, administrative or arbitral order, judgment, award, order, decree, injunction, settlement or stipulation, that in any way limits or restricts the ability of the Company to use, exploit, assert, enforce, sell, transfer or dispose of any such Company Intellectual Property anywhere in the world, in each case, in a manner that would materially limit the business of the Company as currently conducted or planned to be conducted.

(g)      All former and current employees, consultants and contractors of the Company who contribute or have contributed to the creation of any Company Intellectual Property have executed written instruments that assign to the Company all right, title and interest in and to any such Company Intellectual Property, a waiver of any rights that cannot be assigned to the Company (including any so-called moral rights or “droit-moral”), and confidentiality provisions protecting any information the Company intends to keep confidential.

(h)      No current or former shareholder, officer, director, or employee of the Company has any claim, right (whether or not currently exercisable), or interest to or in any Company Intellectual Property purported to be owned by the Company. To the Knowledge of the Company, no employee of the Company is (i) bound by or otherwise subject to any Contract restricting him or her from performing his or her duties for the Company or (ii) in breach of any Contract with any former employer or other Person concerning Company Intellectual Property purported to be owned by the Company or confidentiality provisions protecting Trade Secrets and confidential information comprising Company Intellectual Property purported to be owned by the Company.

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(i)       Except as identified in Part 2.8(i) of the Company Disclosure Schedule, no Company Intellectual Property was developed, in whole or in part (i) pursuant to or in connection with the development of any professional, technical or industry standard, (ii) under contract with or using the resources of any Governmental Body, academic institution or other entity that would subject any Company Intellectual Property to the rights of any Governmental Body, academic institution or other entity or (iii) under any grants or other funding arrangements with third parties.

(j)       Except as set forth in the Contracts listed on Part 2.9(l) and Part 2.9(m) of the Company Disclosure Schedule, (i) the Company is not bound by any Contract to indemnify, defend, hold harmless, or reimburse any other Person with respect to any Intellectual Property infringement, misappropriation, or similar claim, in each case, that would reasonably be expected to be material to the Company or its business, and (ii) the Company has never assumed, or agreed to discharge or otherwise take responsibility for, any existing or potential liability of another Person for infringement, misappropriation, or violation of any Intellectual Property right, which assumption, agreement or responsibility is material and remains in force as of the date of this Agreement.

(k)      The Systems that are used or relied on by the Company are adequate for the operation of the Company’s business as currently conducted, and contemplated to be conducted, are sufficient for the current needs of such business and the Company has purchased a sufficient number of license seats for all licensed software currently used by the Company. With respect to the Company’s Systems, (i) there has not been any material malfunction that has not been remedied or replaced, or any material unplanned downtime or service interruption; (ii) the Company has implemented or is in the process of implementing (or, in the exercise of reasonable business judgment, has determined that implementation is not yet in the best interest of the Company) in a timely manner all security patches or security upgrades that are generally available for the Company’s Systems; (iii) the Company has taken reasonable steps and implemented reasonable procedures to ensure that the Company’s Systems used in connection with the operation of the Company’s business are free from contaminants, including the use of commercially available antivirus software with the intention of protecting the Company’s Systems from becoming infected by viruses and other harmful code; and (iv) the Company has implemented reasonably appropriate security, back-ups, disaster recovery arrangements, and hardware and software support and maintenance to minimize the risk of material error, breakdown, failure, or security breach occurring.

(l)       The Company’s collection, storage, use and disclosure of Personal Information is and since January 1, 2017, has been in compliance with all applicable Legal Requirements, including laws relating to the collection, use, storage, disclosure, privacy, security and protection of Personal Information (“Data Protection Laws”), all Company Privacy Statements, and all Privacy Contracts binding on the Company (collectively, the “Company Privacy and Data Security Requirements”). Since January 1, 2017, there have been no written allegations or claims received by the Company from any Governmental Body or any person of a breach of any of the Company Privacy and Data Security Requirements. To the Company’s Knowledge, since January 1, 2017, there has been no material destruction, loss, alteration, damage, unauthorized access or disclosure or illegal or unauthorized processing of any Personal Information in the Company’s possession, custody, or control that would require notification of affected individuals, any Governmental Body, or any other Person under the Company Privacy and Data Security Requirements.

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(m)     The consummation of the Contemplated Transactions will not result in any violation of any of the Company Privacy and Data Security Requirements. The use of any Company Personal Information after the consummation of the Contemplated Transactions on the same terms and conditions applicable to the Company prior to the consummation of the Contemplated Transactions will not violate any Company Privacy and Data Security Requirements.

(n)     The Company maintains reasonable information security measures taking into account the Company’s size, complexity, costs of implementation, and the nature of the Company’s business operations as presently conducted that (i) include administrative, technical and physical safeguards designed to protect the security, confidentiality, and integrity of Personal Information and (ii) are designed to protect against accidental or unlawful destruction, loss, alteration, unauthorized acquisition of, or access to Company information resources or technology.

Section 2.9       Agreements, Contracts and Commitments. Part 2.9 of the Company Disclosure Schedule identifies, except for Company Contracts set forth in Part 2.13 of the Company Disclosure Schedule:

(a)       each Company Contract relating to the retention of, or the performance of services by, any individual consultant or independent contractor, not terminable by the Company on 90 or fewer days’ notice without liability;

(b)       each employment, management, service and/or consulting Contract providing for annual compensation in excess of $100,000;

(c)       each Company Contract providing for severance in excess of amounts required by law, retention, change in control or other similar payments;

(d)       each Company Contract relating to any agreement of indemnification or guaranty not entered into in the Ordinary Course of Business other than indemnification agreements between the Company and any of its officers or directors;

(e)       each Company Contract containing (i) any covenant limiting the freedom of the Company or the Surviving Corporation to engage in any line of business or compete with any Person or (ii) any exclusivity provisions binding on the Company;

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(f)       each Company Contract relating to capital expenditures and involving obligations by the Company after the date of this Agreement in excess of $100,000 and not cancelable without penalty;

(g)       each Company Contract relating to the disposition or acquisition of material assets or any ownership interest in any Entity;

(h)       each Company Contract relating to the borrowing of money or extension of credit in excess of $150,000 or creating any material Encumbrances with respect to any assets of the Company or any loans or debt obligations with officers or directors of the Company;

(i)       each Company Contract involving payment or receipt by the Company in excess of $150,000 in the aggregate relating to (i) any distribution agreement or (ii) any agreement involving provision of services or products with respect to any pre-clinical or clinical development activities of the Company;

(j)       each Company Contract involving (i) any dealer, distributor, joint marketing, alliance, joint venture, cooperation, partnership, development or other agreement under which the Company has continuing obligations to develop or market any product, technology or service, or any agreement pursuant to which the Company has continuing obligations to develop any Intellectual Property that will not be owned, in whole or in part, by the Company or (ii) any Contract to license any third party to manufacture or produce any Company product, service or technology or any Contract to sell or commercialize any Company products or service except agreements with sales representatives in the Ordinary Course of Business;

(k)       each Company Contract with any Person, including without limitation any financial advisor, broker, finder, investment banker or other Person, providing advisory services to the Company in connection with the Contemplated Transactions;

(l)       each Company Contract under which the Company is a licensee of or is otherwise granted by a third party any rights to use any Company Third Party Intellectual Property (other than (i) non-exclusive licenses of commercially available software with an annual license fee of less than $30,000 for each such agreement and (ii) agreements in which grants of rights to Intellectual Property are incidental and not material to such agreements or the Company’s business);

(m)     each Company Contract under which the Company is a licensor or otherwise grants to a third party any rights to use any Company Intellectual Property or Company Third Party Intellectual Property (other than agreements in which grants of rights to Intellectual Property are incidental and not material to such agreements); or

(n)       any other Company Contract (i) which involves payment or receipt by the Company under any such Contract of $150,000 or more in the aggregate or obligations after the date of this Agreement in excess of $150,000 in the aggregate or (ii) that is material to the business or operations of the Company.

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The Company has delivered or made available to CGI accurate and complete (except for applicable redactions thereto) copies of all Company Material Contracts (as defined below), including all amendments thereto. There are no Company Material Contracts that are not in written form. Neither the Company nor, to the Company’s Knowledge, any other party to a Company Material Contract, has breached, violated or defaulted under, or received notice that it has breached, violated or defaulted under, any of the terms or conditions of any of the Contracts to which the Company is a party or by which it is bound of the type described in clauses (a) through (n) above (any such Contract, a “Company Material Contract”) in such manner as would permit any other party to cancel or terminate any such Company Material Contract, or would permit any other party to seek damages, in each case which has had or would reasonably be expected to have a Company Material Adverse Effect. As to the Company, as of the date of this Agreement, each Company Material Contract is valid, binding, enforceable and in full force and effect, subject to: (i) laws of general application relating to bankruptcy, insolvency and the relief of debtors; and (ii) rules of law governing specific performance, injunctive relief and other equitable remedies. The Company has not received any written notice of termination or cancellation under any Company Material Contract.

Section 2.10      Liabilities. As of the date hereof, the Company does not have any liability, indebtedness, obligation, expense, claim, deficiency, guaranty or endorsement of any kind, whether accrued, absolute, contingent, matured, unmatured or other (whether or not required to be reflected in the financial statements in accordance with GAAP) (each a “Liability”), individually or in the aggregate, except for: (a) Liabilities identified as such in the “liabilities” column of the Company Most Recent Balance Sheet; (b) normal and recurring current Liabilities that have been incurred by the Company since the date of the Company Most Recent Balance Sheet in the Ordinary Course of Business and which are not in excess of $150,000 in the aggregate; (c) Liabilities for performance of obligations of the Company under Contracts (other than for breach thereof); (d) Liabilities described in Part 2.10 of the Company Disclosure Schedule; and (e) Liabilities incurred in connection with the Contemplated Transactions.

Section 2.11     Compliance; Permits; Restrictions.

(a)       The Company is and, since January 1, 2017, has been in compliance with all Legal Requirements applicable to the Company, and, since January 1, 2017, has not received any written notice alleging any violation with respect to any Legal Requirements, except as, individually or in the aggregate, has not had, and would not be reasonably likely to have, a Company Material Adverse Effect. No investigation, claim, suit, proceeding, audit or other action by any Governmental Body is pending or, to the Knowledge of the Company, threatened against the Company. There is no agreement, judgment, injunction, order or decree binding upon the Company which (i) has or would reasonably be expected to have the effect of prohibiting or materially impairing any business practice of the Company, any acquisition of material property by the Company, or the conduct of business by the Company as currently conducted, (ii) is reasonably likely to have an adverse effect on the Company’s ability to comply with or perform any covenant or obligation under this Agreement, or (iii) is reasonably likely to have the effect of preventing, delaying, making illegal or otherwise interfering with the Contemplated Transactions.

(b)       Each of the current product candidates of the Company (the “Company Products”) is being, and at all times has been, developed, tested, manufactured, marketed, sold, labeled and stored, as applicable, in compliance in all material respects with the Federal Food, Drug, and Cosmetic Act, the Public Health Service Act and applicable regulations enforced by the U.S. Food and Drug Administration (the “FDA”), including those requirements relating to current good manufacturing practices, good laboratory practices, good clinical practices, and the regulations of tissues and tissue products, 21 C.F.R. Parts 1270 and 1271, as applicable.

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(c)       Neither the Company nor, to the Company’s Knowledge, any of its respective directors, officers, employees, agents or distributors, has at any time since January 1, 2017, violated in any material respect any provision of the U.S. Foreign Corrupt Practices Act of 1977 or any comparable foreign law relating to anti-bribery or corruption matters. Since January 1, 2017, neither the Company nor, to the Company’s Knowledge, any of its respective directors, officers, employees, agents or distributors, has paid or given, offered or promised to pay or give, or authorized or ratified the payment or giving, directly or indirectly, of any monies or anything of value to any national, provincial, municipal or other government official or employee or any political party or agent or candidate for political office or Governmental Body for the direct or indirect purpose of influencing any act or decision of such Person or of the Governmental Body to obtain or retain business, or direct business to any Person or to secure any other improper benefit or advantage that has or would be reasonably likely to result in a material violation of applicable Legal Requirements.

(d)      The Company holds all required Governmental Authorizations which are material to the operation of the business of the Company as currently conducted (the “Company Permits”). Part 2.11(d) of the Company Disclosure Schedule identifies each Company Permit. The Company is in material compliance with the terms of the Company Permits. No Legal Proceeding is pending or, to the Knowledge of the Company, threatened, which seeks to revoke, limit, suspend, or materially modify any Company Permit. The rights and benefits of each Company Permit will be available to the Surviving Corporation immediately after the Effective Time on terms substantially identical to those enjoyed by the Company as of the date of this Agreement and immediately prior to the Effective Time. Except for the information and files identified in Part 2.11(d) of the Company Disclosure Schedule, the Company has made available to CGI all information requested by CGI in the Company’s possession or control relating to the Company Products and the development, clinical testing, manufacturing, importation and exportation of the Company Products, including complete copies of the following (to the extent there are any): (i) copies of all investigational new drug applications (“INDs”) submitted to the FDA, and all supplements to and amendments of such INDs; new drug applications; adverse event reports; clinical study reports and material study data; inspection reports, notices of adverse findings, warning letters, filings and letters and other material written correspondence to and from any drug regulatory agency; and meeting minutes with any drug regulatory agency; and (ii) similar notices, letters, filings, correspondence and meeting minutes with any other Governmental Body. To the Knowledge of the Company, there are no facts that would be reasonably likely to result in any warning, untitled or notice of violation letter or Form FDA-483 from the FDA.

(e)       All clinical, pre-clinical and other studies and tests conducted by or on behalf of, or sponsored by, the Company, or in which the Company or its respective current products or product candidates, including the Company Products, have participated, were and, if still pending, are being conducted in all material respects in accordance with standard medical and scientific research procedures and in compliance in all material respects with the applicable regulations of any applicable drug regulatory agency and other applicable law, including 21 C.F.R. Parts 50, 54, 56, 58 and 312. The Company has complied in all material respects with the ICH E9 Guidance for Industry: Statistical Principles for Clinical Trials in the management of the clinical data that have been presented to the Company. No preclinical or clinical trial conducted by or on behalf of the Company has been terminated or suspended prior to completion for safety or non-compliance reasons. Since January 1, 2017, the Company has not received any notices, correspondence, or other communications from any drug regulatory agency requiring, or to the Knowledge of the Company threatening to initiate, the termination or suspension of any clinical studies conducted by or on behalf of, or sponsored by, the Company or in which the Company or its respective current products or product candidates, including the Company Products, have participated. The Company is not aware of any studies, tests or trials the results of which the Company believes reasonably call into question (i) the study, test or trial results of any Company Products, (ii) the efficacy or safety of any Company Products or (iii) any of the Company’s filings with any Governmental Body.

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(f)       The Company is not the subject of any pending or, to the Knowledge of the Company, threatened investigation in respect of its business or products by the FDA pursuant to its “Fraud, Untrue Statements of Material Facts, Bribery, and Illegal Gratuities” Final Policy set forth in 56 Fed. Reg. 46191 (September 10, 1991) and any amendments thereto. To the Knowledge of the Company, the Company has not committed any acts, made any statement, or failed to make any statement, in each case in respect of its business or products that would violate the FDA’s “Fraud, Untrue Statements of Material Facts, Bribery, and Illegal Gratuities” Final Policy, and any amendments thereto. Neither the Company nor any of it officers, employees or agents has been convicted of any crime or engaged in any conduct that could result in a debarment or exclusion (i) under 21 U.S.C. Section 335a or (ii) any similar applicable law. No debarment or exclusionary claims, actions, proceedings or investigations in respect of their business or products are pending or, to the Knowledge of the Company, threatened against the Company or any of its officers, employees or agents.

(g)      The Company has complied with all laws relating to patient, medical or individual health information, including the Health Insurance Portability and Accountability Act of 1996 and its implementing regulations promulgated thereunder, all as amended from time to time (collectively “HIPAA”), including the standards for the privacy of Individually Identifiable Health Information at 45 C.F.R. Parts 160 and 164, Subparts A and E, the standards for the protection of Electronic Protected Health Information set forth at 45 C.F.R. Part 160 and 45 C.F.R. Part 164, Subpart A and Subpart C, the standards for transactions and code sets used in electronic transactions at 45 C.F.R. Part 160, Subpart A and Part 162, and the standards for Breach Notification for Unsecured Protected Health Information at 45 C.F.R. Part 164, Subpart D, all as amended from time to time. The Company has entered into, where required, and is in compliance in all material respects with the terms of all Business Associate (as defined in HIPAA) agreements to which the Company is a party or otherwise bound. The Company has created and maintained written policies and procedures to protect the privacy of all Protected Health Information, provide training to all employees and agents as required under HIPAA, and have implemented security procedures, including physical, technical and administrative safeguards, to protect all Personal Information and Protected Health Information stored or transmitted in electronic form. The Company has not received written notice from the Office for Civil Rights for the U.S. Department of Health and Human Services or any other Governmental Body of any allegation regarding its failure to comply with HIPAA or any other state law or regulation applicable to the protection of individually identifiable health information or personally identifiable information. No successful Security Incident, Breach of Unsecured Protected Health Information or breach of personally identifiable information under applicable laws have occurred with respect to information maintained or transmitted to the Company, or an agent or third party subject to a Business Associate Agreement with the Company. The Company is currently submitting, receiving and handling or is capable of submitting receiving and handling transactions in accordance with the Standard Transaction Rule. All capitalized terms in this Section 2.11(g) not otherwise defined in this Agreement shall have the meanings set forth under HIPAA.

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(h)      The Company is not subject to any investigation that is pending and of which the Company has been notified in writing or, to the Company’s Knowledge, which has been threatened, in each case by (i) the FDA, (ii) the Department of Health and Human Services Office of Inspector General or Department of Justice pursuant to the Federal Healthcare Program Anti-Kickback Statute (42 U.S.C. Section 1320a-7b(b)) or the Federal False Claims Act (31 U.S.C. Section 3729), or (iii) any regulatory authority outside of the U.S. pursuant to any equivalent statute of such jurisdiction.

(i)       Neither the Company nor, to the Company’s Knowledge, any employee of the Company, has been convicted of any crime for which debarment is mandated by 21 U.S.C. § 335a(a) or any similar Legal Requirements or authorized by 21 U.S.C. Section 335a(b) or any similar Legal Requirements, nor has the Company or, to the Company’s Knowledge, any employee of the Company, been convicted of any crime for which exclusion from participation in Medicare or state health care programs is mandated or authorized under 42 U.S.C. § 1320a-7, 42 C.F.R. part 1001 or any similar Legal Requirements.

Section 2.12      Tax Matters.

(a)       The Company (i) has filed (taking into account any extension of time within which to file) all material Tax Returns required to have been filed by or with respect to the Company, and all such Tax Returns are true, correct and complete in all material respects and were prepared in compliance with all applicable Legal Requirements; provided, however, that regardless of what may be reported on any such Tax Returns, the Company makes no representation regarding the amount of any net operating losses, Tax credit, or charitable contribution carryovers that are available to it or have been reported by the Company for any federal, state or other Tax purposes; (ii) has paid all Taxes required to have been paid, whether or not shown as due on such Tax Returns, (iii) has adequate accruals and reserves, in accordance with GAAP, on the Company’s audited balance sheet at December 31, 2019, for all Taxes payable by the Company for all taxable periods and portions thereof through the date of such financial statements; and (iv) has not received notice of any proposed or assessed deficiencies for any Tax from any taxing authority, against the Company. Since December 31, 2019, the Company has not incurred any liability for Taxes other than in the Ordinary Course of Business.

(b)      The Company has never been the subject of any currently ongoing Tax audit or other proceeding with respect to Taxes, and no Tax audit or other proceeding with respect to Taxes has been proposed against it in writing. The Company has not waived any statute of limitations in respect of Taxes or agreed to any extension of time with respect to a Tax assessment or deficiency (other than pursuant to extensions of time to file Tax Returns obtained in the Ordinary Course of Business) in either case that is still outstanding. No claim has ever been made in writing by a taxing authority of a jurisdiction where the Company has not filed Tax Returns claiming that the Company is subject to taxation by that jurisdiction.

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(c)       The Company has withheld and paid all Taxes required to have been withheld and paid in connection with amounts paid or owing to any employee, director, independent contractor, creditor, shareholder or other third party.

(d)       There are no Encumbrances for Taxes (other than Taxes not yet due and payable or Taxes that are being contested in good faith and for which adequate reserves have been made on the Company’s audited balance sheet, in accordance with GAAP) on any of the assets of the Company.

(e)       The Company is not a party to or bound by any written Tax allocation, indemnification (including indemnification of Taxes with respect to service providers) or sharing agreement (other than customary indemnifications for Taxes contained in credit or other commercial agreements the primary purposes of which do not relate to Taxes). The Company is not, and has never been, a member of an affiliated group filing a consolidated U.S. federal income Tax Return. The Company is not liable under Treasury Regulations Section 1.1502-6 (or any similar provision of the Tax laws of any state, local or foreign jurisdiction), or as a transferee or successor, by contract (other than credit or other commercial agreements the primary purposes of which do not relate to Taxes) or under applicable law, for any Tax of any Person other than the Company.

(f)       The Company has delivered or made available to CGI complete and accurate copies of all U.S. federal income Tax Returns of the Company (and any predecessor of the Company) for all taxable years remaining open under the applicable statute of limitations, and complete and accurate copies of all examination reports and statements of deficiencies assessed against or agreed to by the Company (and any predecessor of the Company), with respect to U.S. federal income Tax and all other material Taxes.

(g)       The Company was not a “distributing corporation” or “controlled corporation” in a transaction intended to qualify under Section 355 of the Code within the past two years or otherwise as part of a “plan” or “series of related transactions” (within the meaning of Section 355(e) of the Code) that includes the Merger.

(h)       The Company will not be required to include any item of income in, or exclude any item of deduction from, taxable income for a taxable period ending after the Closing Date of as a result of any (i) adjustment pursuant to Section 481 of the Code (or any analogous provision of state, local or foreign law), change in method of accounting or use of an improper method of accounting for a taxable period ending on or before the Closing Date, (ii) “closing agreement” as described in Section 7121 of the Code (or any analogous provision of state, local or foreign law) executed on or prior to the Closing Date, (iii) installment sale or open transaction disposition made on or prior to the Closing Date, (iv) prepaid amount received on or prior to the Closing Date or (v) election by the Company under Section 108(i) of the Code.

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(i)       The Company has not entered into any transaction identified as a “listed transaction” within the meaning of Sections 1.6011-4(b)(2) or 301.6111-2(b)(2) of the Treasury Regulations or any similar provision of state, local, or foreign law.

(j)       The Company has not taken or agreed to take any action, and to the Knowledge of the Company no fact or circumstance exists, that could reasonably be expected to prevent or impede the Merger from qualifying as a “reorganization” within the meaning of Section 368(a) of the Code.

(k)       The Company has (i) not deferred any portion of any payroll, social security, unemployment, withholding or other Taxes pursuant to the CARES Act or PPPHCEA or (ii) received any Relief Payments.

Section 2.13     Employee and Labor Matters; Benefit Plans.

(a)       The Company has made available to CGI accurate and complete copies of all currently effective employee manuals and handbooks and policy statements.

(b)       To the Knowledge of the Company, no officer or Key Employee of the Company intends to terminate his or her employment with the Company or has threatened or expressed in writing any intention to do so.

(c)       The Company is not a party to or bound by, and has no duty to bargain under, any collective bargaining agreement or other Contract with a labor organization, labor union, or similar organization, representing any of its employees, and there are no labor organizations representing, purporting to represent or, to the Knowledge of the Company, seeking to represent any employees of the Company.

(d)       Part 2.13(d) of the Company Disclosure Schedule lists all Company Employee Plans. “Company Employee Plan” means each employee benefit plan (as defined in Section 3(3) of ERISA, whether or not subject to ERISA) and any other plan, policy, program, contract, or arrangement, providing for bonus, equity-based, incentive, deferred compensation, compensation, consulting, excess benefit, retention, pension, retirement or supplemental retirement, profit sharing, severance, change in control, golden parachute, vacation, cafeteria, dependent care, medical care, life, disability, group insurance, employee assistance program, education or tuition assistance programs and other similar compensation, fringe or employee benefits, including any employment or executive compensation or severance agreements, in each case, whether written or unwritten, with or for the benefit of any present or former employee, director, or other service provider of the Company or any ERISA Affiliate that is maintained by, administered or contributed to by, or required to be contributed to by, the Company or any ERISA Affiliate, or under which the Company or any ERISA Affiliate has any current or contingent liability. The Company has not made any plan or commitment, whether legally binding or not, to establish any new Company Employee Plan or to modify any Company Employee Plan.

(e)       With respect to each Company Employee Plan, the Company has made available to CGI a true and complete copy of, to the extent applicable, (i) such Company Employee Plan, including all amendments thereto (and in the case of an unwritten Company Employee Plan, a written description thereof), (ii) the three (3) most recent annual reports (Form 5500) as filed with the Internal Revenue Service, (iii) each currently effective trust agreement related to such Company Employee Plan, (iv) the most recent summary plan description for each Company Employee Plan for which such description is required, along with all summaries of material modifications, amendments, resolutions and all other material plan documentation related thereto in the possession of the Company, (v) the most recent Internal Revenue Service determination or opinion letter or analogous ruling under foreign law issued with respect to any Company Employee Plan, (vi) the three most recent top heavy and nondiscrimination tests, and (vii) all records, notices and filings to or from the Company concerning IRS or Department of Labor or other Governmental Body audits or investigations, “prohibited transactions” within the meaning of Section 406 of ERISA or Section 4975 of the Code or other material correspondence.

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(f)       Each Company Employee Plan that is intended to be qualified under Section 401(a) of the Code has received either a currently effective favorable determination letter with respect to such qualified status from the IRS, or is the subject of a favorable opinion letter from the IRS with respect to the form of such Company Employee Plan under Section 401(a) of the Code. To the Knowledge of the Company, nothing has occurred that would reasonably be expected to adversely affect the qualified status of any such Company Employee Plan or the exempt status of any related trust. Neither the Company nor any of its ERISA Affiliates, nor to the Knowledge of the Company, any fiduciary, trustee or administrator of any Company Employee Plan, has engaged in, or in connection with the transactions contemplated by this Agreement will engage in, any transaction with respect to any Company Employee Plan which would subject any such Company Employee Plan, the Company, or any ERISA Affiliates or CGI to a Tax, penalty or other liability for a “prohibited transaction” under Section 406 of ERISA or Section 4975 of the Code.

(g)       Each Company Employee Plan has been maintained in compliance, in all material respects, with its terms and, both as to form and operation, with all applicable Legal Requirements, including without limitation, the Code and ERISA. Since January 1, 2016, all Company Employee Plans have been in all material respects in documentary and operational compliance with the Patient Protection and Affordable Care Act and the Health Care and Education Reformation Act of 2010.

(h)       No Company Employee Plan is subject to Title IV or Section 302 of ERISA or Section 412 of the Code, and neither the Company nor any ERISA Affiliate has ever maintained, contributed to or partially or completely withdrawn from, or incurred any obligation or liability with respect to, any plan subject to Title IV or Section 302 of ERISA or Section 412 of the Code. No Company Employee Plan is a Multiemployer Plan, and neither the Company nor any ERISA Affiliate has ever contributed to or had an obligation to contribute, or incurred any liability in respect of a contribution, to any Multiemployer Plan. No Company Employee Plan is a Multiple Employer Plan.

(i)       No Company Employee Plan provides for medical or death benefits beyond termination of service or retirement, other than (i) pursuant to COBRA or an analogous state law requirement, (ii) death or retirement benefits under a Company Employee Plan qualified under Section 401(a) of the Code, or (iii) benefits through the end of the month of termination of employment, to the extent provided under the terms of the applicable Company Employee Plan.

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(j)       With respect to Company Options granted pursuant to the Company Stock Option Plan, (i) each Company Option intended to qualify as an “incentive stock option” under Section 422 of the Code so qualifies, (ii) each grant of a Company Option was duly authorized no later than the date on which the grant of such Company Option was by its terms to be effective (the “Grant Date”) by all necessary corporate action, including, as applicable, approval by the Board of Directors of the Company (or a duly constituted and authorized committee thereof), and any required stockholder approval by the necessary number of votes or written consents and the award agreement governing such grant (if any) was duly executed and delivered by each party thereto, (iii) each Company Option grant was made in accordance with the terms of the Company Stock Option Plan and all other applicable Legal Requirements, and (iv) the per-share exercise price of each Company Option was not less than the fair market value of a share of Company Common Stock on the applicable Grant Date.

(k)       Except as set forth in Part 2.13(k) of the Company Disclosure Schedule, neither the negotiation or execution of this Agreement nor the consummation of the Contemplated Transactions will, either alone or in combination with another event, (i) entitle any current or former employee, officer or other service provider of the Company or any ERISA Affiliate to severance pay or any other compensation or payment, (ii) accelerate the time of payment or vesting, or increase the amount of compensation due to any such employee, officer or other service provider, (iii) require any contribution or payment to fund any obligation under any Company Employee Plan or (v) limit the right to merge, amend or terminate any Company Employee Plan. Neither the execution of, nor the consummation of the transactions contemplated by this Agreement (either alone or when combined with the occurrence of any other event, including without limitation, a termination of employment) will result in the receipt or retention by any person who is a “disqualified individual” (within the meaning of Code Section 280G) of any payment or benefit that is or could be characterized as a “parachute payment” (within the meaning of Code Section 280G), determined without regard to the application of Code Section 280G(b)(5).

(l)       No payment pursuant to any Company Employee Plan or other arrangement to any “service provider” (as such term is defined in Section 409A of the Code and the Treasury Regulations and IRS guidance thereunder) to the Company, including the grant, vesting or exercise of any stock option, that is made in accordance with the terms of such Company Employee Plan or other arrangement, would subject any Person to Tax pursuant to Section 409A(a)(1) of the Code, whether pursuant to the transactions contemplated by this Agreement or otherwise. Each Company Employee Plan that is or has ever been a “nonqualified deferred compensation plan” (within the meaning of Section 409A of the Code) has been operated and administered in compliance in all respects with Section 409A of the Code and any proposed and final guidance promulgated under Section 409A of the Code.

(m)       The Company is and has been in material compliance with all applicable foreign, federal, state and local laws, rules and regulations respecting employment, employment practices, terms and conditions of employment, worker classification, Tax withholding, prohibited discrimination, equal employment, fair employment practices, meal and rest periods, work authorization, leaves of absence, employee safety and health, wages (including overtime wages), compensation, and hours of work, and in each case in all material respects, with respect to employees: (i) has withheld and reported all amounts required by law or by agreement to be withheld and reported with respect to wages, salaries and other payments to employees; (ii) is not liable for any arrears of wages, severance pay or any Taxes or any penalty for failure to comply with any of the foregoing; and (iii) is not liable for any payment to any trust or other fund governed by or maintained by or on behalf of any Governmental Body, with respect to unemployment compensation benefits, social security or other benefits or obligations for employees (other than routine payments to be made in the Ordinary Course of Business). The Company is not party to a conciliation agreement, consent decree or other agreement or order with any Governmental Body with respect to employment practices.

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(n)       There are no actions, suits, claims or administrative matters pending or threatened against the Company or any of its employees relating to any current or former Company employee, any Company Employee Plan (except for individual claims for benefits payable in the ordinary course) or, to the Knowledge of the Company, any fiduciary of any Company Employee Plan with respect to such Company Employee Plan. There are no pending or threatened claims or actions against the Company or any Company trustee under any worker’s compensation policy or long-term disability policy.

(o)       The Company does not have any material liability with respect to any misclassification of: (i) any Person as an independent contractor rather than as an employee; (ii) any employee leased from another employer; or (iii) any employee currently or formerly classified as exempt from overtime wages.

(p)       The Company has not taken any action which would constitute a “plant closing” or “mass layoff” within the meaning of the Worker Adjustment and Retraining Notification Act (the “WARN Act”) or similar state or local law, issued any notification of a plant closing or mass layoff required by the WARN Act or similar state or local law, or incurred any liability or obligation under the WARN Act or any similar state or local law that remains unsatisfied. No planned terminations prior to the Closing would trigger any notice or other obligations of the Company under the WARN Act or similar state or local law.

(q)       There has never been, nor has there been any threat of, any strike, slowdown, work stoppage, lockout, job action, union, organizing activity, question concerning representation or any similar union activity or dispute, affecting the Company or any of its employees and to the Knowledge of the Company no condition or circumstance exists, that would be likely to give rise to or provide a basis for commencement of any such strike, slowdown, work stoppage, lockout, job action, union, organizing activity question concerning representation or any similar union activity or dispute, affecting the Company or any of its employees.

(r)       The Company is not, and has not been, engaged in any unfair labor practice within the meaning of the National Labor Relations Act. There is no material Legal Proceeding, claim, labor dispute or grievance pending or, to the Knowledge of the Company, threatened relating to any employment contract, privacy right, labor dispute, wages and hours, leave of absence, plant closing notification, workers’ compensation policy, long-term disability policy, harassment, retaliation, immigration, employment statute or regulation, safety or discrimination matter involving any Company Associate, including charges of unfair labor practices or discrimination complaints.

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(s)       There is no contract, agreement, plan or arrangement, formal or informal, to which the Company or any ERISA Affiliate is a party or by which it is bound to compensate, indemnify or gross up any employee for Taxes, including those paid pursuant to Section 4999 or 409A of the Code.

(t)       There have not been (i) any allegations or formal or informal complaints made to or filed with the Company related to sexual harassment or sexual misconduct that have been reported to the leadership of the Company; (ii) any other claims initiated, filed or, to Knowledge of the Company, threatened, against the Company related to sexual harassment or sexual misconduct; or (iii) to the Knowledge of the Company, any other allegations, formal or informal complaints or any other claims initiated, filed or threatened against any Person other than the Company related to sexual harassment or sexual misconduct, in each case by or against any current or former director, officer or management employee of the Company.

Section 2.14    Environmental Matters. The Company is in compliance with all applicable Environmental Laws, which compliance includes the possession by the Company of all permits and other Governmental Authorizations required, and the timely application for renewal or necessary modification of such permits and other Governmental Authorizations, under applicable Environmental Laws and compliance with the terms and conditions thereof, except as has not had, and would not reasonably be expected to have, a Company Material Adverse Effect. Since January 1, 2017, the Company has not received any written notice or other communication (in writing or otherwise), whether from a Governmental Body, citizens group, employee or other Person, that alleges that the Company is not in compliance with or has liability pursuant to any Environmental Law, and, to the Knowledge of the Company, there are no circumstances that reasonably may be expected to prevent or interfere with the Company’s compliance with any Environmental Law in the future, except where such failure to comply would not reasonably be expected to have a Company Material Adverse Effect. To the Knowledge of the Company: (a) no current or prior Person who owns, leases, utilizes in its business or controls any property currently or formerly owned, leased, utilized in the business of or controlled by the Company has received any written notice or other communication, whether from a Governmental Body, citizens group, employee or other Person, that alleges that such property is not in compliance with any Environmental Law or that such Person has liability with respect to the condition of such property; (b) no property currently or formerly owned, leased, utilized for the business of or controlled by the Company has had a release of Hazardous Materials in material violation of or that reasonably would be expected to result in any material liability of the Company pursuant to Environmental Law; and (c) the Company has no material liability under any Environmental Law. No consent, approval, or Governmental Authorization or registration of filing with any Governmental Authority is required by Environmental Law in connection with the execution and delivery of this Agreement or the Contemplated Transactions. Prior to the date hereof, the Company has provided or otherwise made available to CGI true and correct copies of all material environmental reports, assessments, data, studies and correspondence in the possession or control of the Company with respect to any property currently or formerly owned, leased, utilized in the business of or controlled by the Company.

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Section 2.15      Insurance.

(a)       The Company has made available to CGI accurate and complete copies of all material insurance policies and all material self-insurance programs and arrangements relating to the business, assets, liabilities and operations of the Company. Each of such insurance policies is in full force and effect, and the Company is in material compliance with the terms thereof. Other than customary end of policy notifications from insurance carriers, since January 1, 2017, the Company has not received any notice or other communication regarding any actual or possible: (i) cancellation or invalidation of any insurance policy; (ii) refusal or denial of any coverage, reservation of rights or rejection of any material claim under any insurance policy; or (iii) material adjustment in the amount of the premiums payable with respect to any insurance policy. There is no pending workers’ compensation or other claim under or based upon any insurance policy of the Company. All information provided to insurance carriers (in applications and otherwise) on behalf of the Company was, as of the date of such provision, accurate and complete in all material respects. The Company has provided timely written notice to the appropriate insurance carrier(s) of each Legal Proceeding pending or threatened in writing against the Company, and no such carrier has issued a denial of coverage or a reservation of rights with respect to any such Legal Proceeding, or informed the Company of its intent to do so.

(b)       The Company has made available to CGI accurate and complete copies of the existing policies (primary and excess) of directors’ and officers’ liability insurance maintained by the Company as of the date of this Agreement (the “Existing Company D&O Policies”). Part 2.15(b) of the Company Disclosure Schedule accurately sets forth the most recent annual premiums paid by the Company with respect to the Existing Company D&O Policies.

Section 2.16     Transactions with Affiliates. Part 2.16 of the Company Disclosure Schedule describes any material transactions or relationships, since January 1, 2017, between, on one hand, the Company and, on the other hand, any (a) executive officer or director of the Company any of such executive officer’s or director’s immediate family members, (b) owner of more than five percent (5%) of the voting power of the outstanding capital stock of the Company or (c) to the Knowledge of the Company, any “related person” (within the meaning of Item 404 of Regulation S-K under the Securities Act) of any such officer, director or owner (other than the Company or its Subsidiaries) in each of the case of (a), (b) or (c) that is of the type that would be required to be disclosed under Item 404 of Regulation S-K under the Securities Act.

Section 2.17      Legal Proceedings; Orders.

(a)       Except as set forth in Part 2.17(a) of the Company Disclosure Schedule, there is no pending Legal Proceeding, and (to the Knowledge of the Company) no Person has threatened in writing to commence any Legal Proceeding: (i) that involves the Company, any Company Associate (in his or her capacity as such) or any of the material assets owned or used by the Company; or (ii) that challenges, or that may have the effect of preventing, delaying, making illegal or otherwise interfering with, the Merger or any of the other Contemplated Transactions. To the Knowledge of the Company, no event has occurred, and no claim, dispute or other condition or circumstance exists, that will, or that would reasonably be expected to, give rise to or serve as a basis for the commencement of any such Legal Proceeding. With regard to any Legal Proceeding set forth on Part 2.17 of the Company Disclosure Schedule, the Company has provided CGI all pleadings related to such Legal Proceeding. The Company has complied with the requirements of each applicable insurance policy or policies to obtain coverage with respect to such Legal Proceeding under such insurance policy or policies.

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(b)       Except as set forth in Part 2.17(b) of the Company Disclosure Schedules, since January 1, 2017, no Legal Proceeding has been pending against the Company that resulted in material liability for the Company.

(c)       There is no order, writ, injunction, judgment or decree to which the Company, or any of the material assets owned or used by the Company, is subject. To the Knowledge of the Company, no officer or other Key Employee of the Company is subject to any order, writ, injunction, judgment or decree that prohibits such officer or other employee from engaging in or continuing any conduct, activity or practice relating to the business of the Company or to any material assets owned or used by the Company.

Section 2.18      Authority; Binding Nature of Agreement. The Company has all necessary corporate power and authority to enter into and to perform its obligations under this Agreement and to consummate the Contemplated Transactions. The Board of Directors of the Company has: (a) determined that this Agreement and the Contemplated Transactions, including the Merger, are advisable, fair to, and in the best interests of the Company and its shareholders; (b) approved and declared advisable this Agreement and the Contemplated Transaction, including the Merger; (c) recommended the adoption and approval of this Agreement by the holders of Company Common Stock and Company Preferred Stock; and (d) directed that this Agreement be submitted for approval and adoption by the Company’s shareholders in connection with the solicitation of the Company Shareholder Approval (as defined below). This Agreement has been duly executed and delivered by the Company and, assuming the due authorization, execution and delivery of this Agreement by CGI and Merger Sub, constitutes the legal, valid and binding obligation of the Company, enforceable against the Company in accordance with its terms, subject to: (i) laws of general application relating to bankruptcy, insolvency and the relief of debtors; and (ii) rules of law governing specific performance, injunctive relief and other equitable remedies (the “Bankruptcy Exception”).

Section 2.19      Inapplicability of Anti-takeover Statutes. The Board of Directors of the Company has taken and will take all actions necessary to ensure that the restrictions applicable to business combinations contained in Section 671 of the MBCA are, and will be, inapplicable to the execution, delivery and performance of this Agreement and to the consummation of the Merger and the other Contemplated Transactions. No other state takeover statute or similar state Legal Requirement applies or purports to apply to the Merger, this Agreement or any of the other Contemplated Transactions.

Section 2.20    Vote Required. The affirmative vote (or action by written consent) (the “Company Shareholder Approval”) of (a) the holders of a majority of the voting power of Company Capital Stock outstanding, (b) the holders of sixty-five percent (65%) of the shares of Company Preferred Stock outstanding, and (c) the holders of a majority of the shares of the Series A Preferred Stock and Series B Preferred Stock, each voting separately as a class (the “Required Company Shareholder Vote”), are the only votes or consents of the holders of any class or series of Company Capital Stock necessary to adopt or approve this Agreement and approve the Merger and the other Contemplated Transactions and the matters set forth in Section 5.2(a) of this Agreement. Other than consummation of the Merger, the Company Shareholder Approval is the only action required in order to effectuate the Preferred Stock Conversion and the Liquidation Preference Elimination. The Company shall provide to the holders of Company Preferred Stock all material information necessary for the consideration and approval of the Preferred Stock Conversion and the Liquidation Preference Elimination.

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Section 2.21      Non-Contravention; Consents.

(a)       The execution and delivery of this Agreement by the Company does not, and the consummation by the Company of the Contemplated Transactions will not, (i) conflict with, or result in any violation or breach of, any provision of the Articles of Incorporation, bylaws or other organizational document of the Company, (ii) conflict with, or result in any violation or breach of, or constitute (with or without notice or lapse of time, or both) a default (or give rise to a right of termination, cancellation or acceleration of any obligation or loss of any material benefit) under, require a consent or waiver under, constitute a change in control under, require the payment of a material penalty under or result in the imposition of any mortgage, security interest, pledge, lien, charge or encumbrance of any nature ("Liens”) on the Company’s assets under, any of the terms, conditions or provisions of any Contract to which the Company is a party or by which the Company or any of its properties or assets may be bound, or (iii) subject to obtaining the Company Shareholder Approval and subject to the consents, approvals and authorizations specified in clauses (i) through (v) of Section 2.21(b) having been obtained prior to the Effective Time and all filings and notifications described in Section 2.21(b) having been made, conflict with or violate any Legal Requirement applicable to the Company or any of its properties or assets, except in the case of clauses (ii) and (iii) of this Section 2.21(a) for any such conflicts, violations, breaches, rights of termination, Liens, penalties, defaults, terminations, cancellations, accelerations or losses that have not had, and would not reasonably be expected to result in, a Company Material Adverse Effect. Part 2.21(a) of the Company Disclosure Schedule lists all consents, waivers and approvals under any Company license or Contract to which the Company is a party or by which the Company or any of its properties or assets may be bound, required to be obtained in connection with the consummation of the Contemplated Transactions, and the absence of such consents, waivers and approvals has not had, and would not reasonably be expected to result in, a Company Material Adverse Effect.

(b)       No consent, approval, license, permit, order or authorization of, or registration, declaration, notice or filing with, any Governmental Body is required by or with respect to the Company in connection with the execution and delivery of this Agreement by the Company or the consummation by the Company of the Contemplated Transactions, except for (i) obtaining the Company Shareholder Approval, (ii) the filing of the Articles of Merger with the Secretary of State of the State of Minnesota and appropriate corresponding documents with the appropriate authorities of other states in which the Company is qualified as a foreign corporation to transact business, (iii) any filings required to be made with the SEC in connection with this Agreement and the Contemplated Transactions, (iv) such consents, approvals, orders, authorizations, registrations, declarations, notices and filings as may be required under applicable state securities laws, the rules and regulations of The NASDAQ Stock Market, the U.S. Federal Food, Drug, and Cosmetic Act, and Antitrust Laws and (v) such other consents, licenses, permits, orders, authorizations, filings, approvals and registrations which, if not obtained or made, have not had, and would not reasonably be expected to result in, a Company Material Adverse Effect.

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Section 2.22 No Financial Advisor. Except for Northland Securities, Inc., no broker, finder or investment banker is entitled to any brokerage fee, finder’s fee, opinion fee, success fee, transaction fee or other fee or commission in connection with the Merger or any of the other Contemplated Transactions based upon arrangements made by or on behalf of the Company. Part 2.22 of the Company Disclosure Schedule sets forth any brokerage fee, finder’s fee, opinion fee, success fee, transaction fee or other fee or commission payable to Northland Securities, Inc.

Section 2.23 Disclosure. The information supplied or to be supplied by the Company for inclusion in the Form S-4 (including any Company Public Company Financials) will not, as of the date the Form S-4 is filed with the SEC, at any time it is amended or supplemented, or at the time it becomes effective under the Securities Act, (a) contain any statement that is inaccurate or misleading with respect to any material facts or (b) omit to state any material fact necessary in order to make such information, in the light of the circumstances under which such information will be provided, not false or misleading.

Section 2.24 Ownership of CGI Common Stock. Neither the Company nor, to the Company’s Knowledge, its “Affiliates” or “Associates” (as those terms are defined in Section 203 of the DGCL) is, will be, nor at any time during the last three (3) years has been, an “interested stockholder” of CGI (as defined in Section 203 of the DGCL).

Article III

REPRESENTATIONS AND WARRANTIES OF CGI AND MERGER SUB

CGI and Merger Sub represent and warrant to the Company that, except as set forth in (x) the (i) annual report on Form 10-K for the year ended December 31, 2019, filed by CGI on May 29, 2020 with the SEC and (ii) quarterly reports on Form 10-Q for the quarters ended March 31, 2020 and June 30, 2020, filed by CGI on June 24, 2020 (as amended on July 6, 2020) and August 13, 2020, respectively, with the SEC or (y) the written disclosure schedule delivered by CGI to the Company (the “CGI Disclosure Schedule”), the statements contained in this Article III are true and correct as of the date hereof. The CGI Disclosure Schedule shall be arranged in parts and subparts corresponding to the numbered and lettered sections and subsections contained in this Article III. The disclosures in any part or subpart of the CGI Disclosure Schedule shall qualify other sections and subsections in this Article III to the extent it is reasonably apparent on its face that such disclosure is applicable to such other sections and subsections. The inclusion of any information in the CGI Disclosure Schedule (or any update thereto) shall not be deemed to be an admission or acknowledgment, in and of itself, that such information is required by the terms hereof to be disclosed, is material (including for purposes of federal and state securities laws), has resulted in or would reasonably be expected to result in a CGI Material Adverse Effect, or is outside the Ordinary Course of Business.

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Section 3.1 Subsidiaries; Due Organization; Etc.

(a)       CGI has no Subsidiaries except for Merger Sub, and CGI does not own any capital stock of, or any equity, ownership or profit interest of any nature in any other Entity. CGI has not agreed nor is obligated to make, nor is bound by any Contract under which it may become obligated to make, any future investment in or capital contribution to any other Entity. CGI has not, at any time, been a general partner of, or has otherwise been liable for any of the debts or other obligations of, any general partnership, limited partnership or other Entity.

(b)       Each of CGI and Merger Sub is a corporation duly organized, validly existing and in good standing under the laws of the jurisdiction of its incorporation and has all necessary power and authority to: own, lease, license and use its properties and assets and to conduct its business in the manner in which its business is currently being conducted.

(c)       Each of CGI and Merger Sub is qualified to do business as a foreign corporation, and is in good standing, under the laws of all jurisdictions where the nature of its business requires such qualification other than in jurisdictions where the failure to be so qualified individually or in the aggregate has not had and would not reasonably be expected to have a CGI Material Adverse Effect.

(d)       Part 3.1(d) of the CGI Disclosure Schedule sets forth a complete and accurate list of (i) all jurisdictions in which CGI is qualified to do business, (ii) all jurisdictions in which CGI has an office, (iii) the directors of CGI, and (iv) the officers of CGI.

Section 3.2 Certificate of Incorporation; Articles of Incorporation; Bylaws; Charters and Codes of Conduct. CGI has delivered or made available to the Company accurate and complete copies of the Certificate of Incorporation or Articles of Incorporation (as applicable), bylaws and other charter and organizational documents, including all amendments thereto, for CGI and Merger Sub. Part 3.2 of the CGI Disclosure Schedule lists, and CGI has delivered or made available to the Company, accurate and complete copies of: (a) the charters of all committees of CGI’s and Merger Sub’s boards of directors; and (b) any code of conduct or similar policy adopted by CGI, Merger Sub, or by their respective boards of directors, or any committee of their respective boards of directors. Neither CGI nor Merger Sub has taken any action in breach or violation of any of the provisions of its Certificate of Incorporation or Articles of Incorporation (as applicable), bylaws or other charter and organizational documents nor is CGI or Merger Sub in breach or violation of any of the material provisions of their respective Certificates of Incorporation, bylaws or other charter and organizational documents, except as has not had, and would not reasonably be expected to have, individually or in the aggregate, a CGI Material Adverse Effect.

Section 3.3 Capitalization, Etc.

(a)       As of the date of this Agreement, the authorized capital stock of CGI consists of (i) 100,000,000 shares of CGI Common Stock, of which 2,307,612 shares have been issued and are outstanding as of the date of this Agreement and (ii) 9,764,000 shares of CGI Preferred Stock, of which no shares have been issued or are outstanding. CGI does not hold any shares of its capital stock in its treasury. All of the outstanding shares of CGI Common Stock have been duly authorized and validly issued and are fully paid and nonassessable, and were not issued in violation of the material terms of any agreement or understanding binding upon CGI at the time at which they were issued and were issued in compliance with the Certificate of Incorporation, bylaws and other organizational documents of CGI and all applicable laws.

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(b)       Except as set forth in Part 3.3(b) of the CGI Disclosure Schedule, none of the outstanding shares of CGI Common Stock is entitled or subject to any preemptive right, right of participation, right of maintenance or any similar right. Except as set forth in Part 3.3(b) of the CGI Disclosure Schedule, none of the outstanding shares of CGI Common Stock is subject to any right of first refusal in favor of CGI. Except as contemplated herein, there is no CGI Contract relating to the voting or registration of, or restricting any Person from purchasing, selling, pledging or otherwise disposing of (or granting any option or similar right with respect to), any shares of CGI Common Stock, and CGI is not under any obligation, nor is bound by any Contract pursuant to which it may become obligated, to repurchase, redeem or otherwise acquire any outstanding shares of CGI Common Stock or other securities. Part 3.3(b) of the CGI Disclosure Schedule accurately and completely describes all repurchase rights held by CGI with respect to shares of CGI Common Stock (including shares issued pursuant to the exercise of stock options) outstanding as of the date of this Agreement, and specifies, with respect to such repurchase rights, each holder of CGI Common Stock, the date of purchase of such CGI Common Stock, the number of shares of CGI Common Stock subject to such repurchase rights, the purchase price paid by such holder, the vesting schedule under which such repurchase rights lapse, and whether the holder of such CGI Common Stock filed an election under Section 83(b) of the Code with respect to such CGI Common Stock within 30 days of purchase.

(c)       Except for the 2011 Equity Incentive Plan of CGI, as amended, and the 2008 Stock Option Plan of CGI (collectively, the “CGI Stock Plans”) and the awards issued thereunder, CGI does not have any stock option plan or any other plan, program, agreement or arrangement providing for any equity or equity-based compensation for any Person. Part 3.3(c) of the CGI Disclosure Schedule sets forth the following information with respect to each CGI Option outstanding as of the date of this Agreement: (i) the name of the optionholder; (ii) the number of shares of CGI Common Stock subject to such CGI Option; (iii) the exercise price of such CGI Option; (iv) the date on which such CGI Option was granted; (v) the applicable vesting schedule, including the number of vested and unvested shares; (vi) the date on which such CGI Option expires; and (vii) whether such CGI Option is an “incentive stock option” (within the meaning of Section 422 of the Code) or a non-statutory stock option; and (viii) whether and to what extent the exercisability of each Company Option will be accelerated upon consummation of the Contemplated Transactions or any termination of employment thereafter. CGI has made available to the Company accurate and complete copies of all stock option plans pursuant to which CGI has ever granted stock options, and the forms of all stock option agreements evidencing such options. CGI has provided the Company with copies of any valuation reports, to the extent obtained, utilized for determining the exercise price of each CGI Option for purposes of demonstrating compliance with Section 409A of the Code. All grants of CGI Options were made in compliance in all material respects with all applicable laws.

(d)       Part 3.3(d) of the CGI Disclosure Schedule sets forth the following information with respect to each CGI Warrant outstanding as of the date of this Agreement: (i) the name of the warrantholder; (ii) the number of shares of CGI Common Stock subject to such CGI Warrant; (iii) the exercise price of such CGI Warrant; (iv) the date on which such CGI Warrant was granted; and (v) the date on which such CGI Warrant expires. CGI has delivered or made available to the Company accurate and complete copies of all CGI Warrants.

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(e)       Except for the outstanding CGI Options, CGI Warrants or as set forth on Part 3.3(e) of the CGI Disclosure Schedule, there is no: (i) outstanding subscription, option, call, warrant, commitment or right (whether or not currently exercisable) to acquire any shares of the capital stock or other securities of CGI; (ii) outstanding security, instrument or obligation that is or may become convertible into or exchangeable for any shares of the capital stock or other securities of CGI; (iii) stockholder rights plan (or similar plan commonly referred to as a “poison pill”) or Contract under which CGI is or may become obligated to sell or otherwise issue any shares of its capital stock or any other securities; or (iv) condition or circumstance that may give rise to or provide a basis for the assertion of a claim by any Person to the effect that such Person is entitled to acquire or receive any shares of capital stock or other securities of CGI. There are no outstanding or authorized stock appreciation, phantom stock, profit participation or other similar rights with respect to CGI.

(f)       All outstanding shares of CGI Common Stock and options, warrants and other securities of CGI have been issued and granted in material compliance with (i) all applicable securities laws and other applicable Legal Requirements and (ii) all requirements set forth in applicable Contracts.

Section 3.4      SEC Filings; Financial Statements.

(a)       All material documents required to have been filed by CGI with the SEC have been so filed on a timely basis. As of the time it was filed with the SEC (or, if amended or superseded by a filing prior to the date of this Agreement, then on the date of such filing), each of the registration statements, proxy statements, Certifications (as defined below) and other documents filed by CGI with the SEC since January 1, 2019 (the “CGI SEC Documents”) complied in all material respects with the applicable requirements of the Securities Act or the Exchange Act (as applicable) and, to CGI’s Knowledge, as of the time they were filed, none of the CGI SEC Documents contained any untrue statement of a material fact or omitted to state a material fact required to be stated therein or necessary in order to make the statements therein, in the light of the circumstances under which they were made, not misleading. The certifications and statements required by (i) Rule 13a-14 under the Exchange Act and (ii) 18 U.S.C. §1350 (Section 906 of the Sarbanes-Oxley Act) relating to the CGI SEC Documents (collectively, the “Certifications”) are accurate and complete in all material respects and comply as to form and content in all material respects with all applicable Legal Requirements. As used in this Section 3.4, the term “file" and variations thereof shall be broadly construed to include any manner in which a document or information is filed, furnished, submitted, supplied or otherwise made available to the SEC or any member of its staff.

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(b)       CGI maintains disclosure controls and procedures required by Rule 13a-15 or 15d-15 under the Exchange Act. Such disclosure controls and procedures are designed to ensure that all material information concerning CGI required to be disclosed by CGI in the reports that it is required to file, submit or furnish under the Exchange Act is recorded, processed, summarized and reported within the time periods specified in the SEC’s rules and forms. CGI maintains a system of internal controls over financial reporting (as defined in Rules 13a-15(f) and 15d-15(f) under the Exchange Act) which is designed to provide reasonable assurance regarding the reliability of financial reporting and the preparation of financial statements for external purposes in accordance with GAAP. CGI’s management has completed an assessment of the effectiveness of CGI’s system of internal controls over financial reporting in compliance with the requirements of Section 404 of the Sarbanes-Oxley Act for the fiscal year ended December 31, 2019, and such assessment concluded that such controls were effective. To CGI’s Knowledge, since December 31, 2019, until the date hereof, neither CGI nor CGI’s independent registered accountant has identified or been made aware of: (i) any significant deficiency or material weakness in the design or operation of internal control over financial reporting utilized by the CGI; (ii) any illegal act or fraud, whether or not material, that involves CGI’s management or other employees; or (iii) any claim or allegation regarding any of the foregoing.

(c)       Except to the extent updated, amended, restated or corrected by a subsequent CGI SEC Document, as of their respective dates of filing with the SEC, the financial statements (including any related notes) contained or incorporated by reference in the CGI SEC Documents: (i) complied as to form in all material respects with the published rules and regulations of the SEC applicable thereto; (ii) were prepared in accordance with GAAP (except as may be indicated in the notes to such financial statements or, in the case of unaudited financial statements, as permitted by Form 10-Q of the SEC, and except that the unaudited financial statements may not contain footnotes and are subject to normal and recurring year-end adjustments that are not reasonably expected to be material in amount) applied on a consistent basis unless otherwise noted therein throughout the periods indicated; and (iii) fairly present in all material respects the financial position of CGI as of the respective dates thereof and the results of operations and cash flows of CGI for the periods covered thereby.

(d)       CGI’s auditor has at all times since January 1, 2019 been: (i) a registered public accounting firm (as defined in Section 2(a)(12) of the Sarbanes-Oxley Act); (ii) to the Knowledge of CGI, “independent” with respect to CGI within the meaning of Regulation S-X under the Exchange Act; and (iii) to the Knowledge of CGI, in compliance with subsections (g) through (l) of Section 10A of the Exchange Act and the rules and regulations promulgated by the SEC and the Public Company Accounting Oversight Board thereunder.

(e)       From January 1, 2019, through the date hereof, CGI has not received any comment letter from the SEC or the staff thereof or any correspondence from The NASDAQ Stock Market or the staff thereof relating to the delisting or maintenance of listing of the CGI Common Stock on the NASDAQ Capital Market, other than such documents that can be obtained on the SEC’s website at www.sec.gov.

Section 3.5       Absence of Changes. Since December 31, 2019, there has not been any CGI Material Adverse Effect or any event or development that would, individually or in the aggregate, reasonably be expected to have a CGI Material Adverse Effect. Except as set forth on Part 3.5 of the CGI Disclosure Schedule, after December 31, 2019 and on or before the date hereof:

(a)       there has not been any material loss, damage or destruction to, or any material interruption in the use of, any of the assets or business of CGI (whether or not covered by insurance);

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(b)       CGI has not: (i) declared, accrued, set aside or paid any dividend or made any other distribution in respect of any shares of capital stock; or (ii) repurchased, redeemed or otherwise reacquired any shares of capital stock or other securities, other than from former employees, directors and consultants in accordance with agreements providing for the repurchase of shares in connection with any termination of services to CGI;

(c)       CGI has not sold, issued or granted, or authorized the issuance of: (i) any capital stock or other security (except for CGI Common Stock issued pursuant to equity awards under the CGI Stock Plans); (ii) any option, warrant or right to acquire any capital stock or any other security (except for CGI Options identified in Part 3.3(b) of the CGI Disclosure Schedule); or (iii) any instrument convertible into or exchangeable for any capital stock or other security except for the repurchase or reacquisition of shares pursuant to CGI rights arising upon an individual’s termination as an employee, director or consultant;

(d)       there has been no amendment to the Certificate of Incorporation, bylaws or other charter or organizational documents of CGI, and CGI has not effected or been a party to any merger, consolidation, share exchange, business combination, recapitalization, reclassification of shares, stock split, reverse stock split or similar transaction;

(e)       CGI has not amended or waived any of its rights under, or exercised its discretion to permit the acceleration of vesting under any provision of: (i) any of the CGI Stock Plans; (ii) any CGI Option or any Contract evidencing or relating to any CGI Option; (iii) any restricted stock purchase agreement; or (iv) any other Contract evidencing or relating to any equity award (whether payable in cash or stock);

(f)       CGI has not formed any Subsidiary other than Merger Sub or acquired any equity interest or other interest in any other Entity;

(g)       CGI has not: (i) lent money to any Person; (ii) incurred or guaranteed any indebtedness; (iii) issued or sold any debt securities or options, warrants, calls or other rights to acquire any debt securities; (iii) guaranteed any debt securities of others; or (iv) made capital expenditures or commitments in excess of $100,000 individually or $250,000 in the aggregate;

(h)       CGI has not: (i) adopted, established or entered into any CGI Employee Plan; (ii) caused or permitted any CGI Employee Plan to be amended other than as required by law; or (iii) paid or established any bonus or any profit-sharing or similar payment to, or increased the amount of the wages, salary, commissions, benefits or other compensation or remuneration payable to, any of its directors or employees;

(i)       CGI has not made any material Tax election in a manner that is inconsistent with its prior practice, changed or revoked any material Tax election, filed any material amendment to any Tax Return, adopted or changed any accounting method in respect of Taxes, changed any annual Tax accounting period, entered into any Tax allocation agreement, Tax sharing agreement or Tax indemnity agreement, other than commercial contracts entered into in the Ordinary Course of Business with vendors, customers or landlords, entered into any closing agreement with respect to any Tax, settled or compromised any claim, notice, audit report or assessment in respect of material Taxes, applied for or entered into any ruling from any Tax authority with respect to Taxes, surrendered any right to claim a material Tax refund, or consented to any extension or waiver of the statute of limitations period applicable to any material Tax claim or assessment;

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(j)       CGI has not commenced or settled any Legal Proceeding;

(k)       CGI has not entered into any material transaction outside the Ordinary Course of Business;

(l)       CGI has not acquired any material assets or sold, leased, licensed or otherwise irrevocably disposed of any of its material assets or properties, including Intellectual Property, and there has not been any Encumbrance granted with respect to such assets or properties, except for Encumbrances of immaterial assets in the Ordinary Course of Business;

(m)       CGI has not increased or modified the compensation or benefits payable, or to become payable, by the Company to any of its current of former directors, employees, or contractors outside the Ordinary Course of Business;

(n)       CGI has not received written notice that any executive or Key Employee of CGI plans to terminate his or her employment with CGI;

(o)       no employee of CGI has been furloughed, or had his or her hours of work or compensation reduced, directly or indirectly as a result of COVID-19;

(p)       there has been no entry into, amendment or termination of any CGI Material Contract; and

(q)       CGI has not negotiated, agreed or committed to take any of the actions referred to in clauses “(b)” through “(p)” above (other than negotiations between the Parties to enter into this Agreement).

Section 3.6        Title to Assets; Condition and Sufficiency of Assets. CGI owns, and has good and valid title to, or, in the case of leased properties and assets, valid leasehold interests in, all tangible properties or assets and equipment used or held for use in its business or operations or purported to be owned by it. All of said assets are owned by CGI free and clear of any Encumbrances, except for: (a) any lien for current Taxes not yet due and payable or for Taxes that are being contested in good faith and for which adequate reserves have been made on CGI’s audited balance sheet at December 31, 2019; (b) immaterial liens that have arisen in the Ordinary Course of Business and that do not (individually or in the aggregate) materially detract from the value of the assets subject thereto or materially impair the operations of CGI, taken as a whole; and (c) liens described in Part 3.6 of the CGI Disclosure Schedule. The buildings, plants, structures, furniture, fixtures, machinery, equipment, vehicles, and other material items of tangible personal property currently owned or leased by CGI, together with all other properties and assets of CGI, are (i) sufficient for the continued conduct of CGI’s businesses after the Closing in substantially the same manner as conducted prior to the Closing and (ii) constitute all of the rights, property, and assets necessary to conduct the business of CGI as currently conducted.

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Section 3.7       Real Property; Leasehold. CGI does not own any real property or any interest in real property, except for the leaseholds created under the real property leases identified in Part 3.7 of the CGI Disclosure Schedule (each, a “CGI Real Property Lease”) (a) as to which CGI has made available to the Company true, correct and complete copies of all such leases, including all amendments, extensions, renewals, guaranties and other agreements with respect thereto, (b) which are in full force and effect, subject to: (i) laws of general application relating to bankruptcy, insolvency and the relief of debtors; and (ii) rules of law governing specific performance, injunctive relief and other equitable remedies and (c) in respect of which CGI is not in default (nor has any event, occurrence, condition or act occurred which, with the giving of notice, the lapse of time or the happening of any other event or condition, would become a default). CGI enjoys peaceful and undisturbed possession of the premises that is the subject of each CGI Real Property Lease (individually and collectively, a “CGI Leased Real Property”), and has not granted any occupancy rights therein to any subtenants, licensees or any other Person. CGI has an enforceable leasehold interest in all CGI Leased Real Property, in each case subject only to Liens that have not had, and would not reasonably be expected to result in, a CGI Material Adverse Effect. With respect to each CGI Real Property Lease, all rents and additional rents due have been paid and no waiver, forbearance or postponement of the lessee’s obligations has been granted by the lessor. CGI has not received written notice from its landlords or any Governmental Body that: (i) relates to violations of building, zoning, safety or fire ordinances or regulations; (ii) claims any defect or deficiency with respect to any of such properties; (iii) requests the performance of any repairs, alterations or other work to such properties; or (iv) relates to any eminent domain, condemnation, or similar proceeding pending or threatened against all or any portion of any CGI Leased Real Property.

Section 3.8        Intellectual Property.

(a)       CGI owns, licenses, sublicenses or otherwise possesses legally enforceable rights to use all Intellectual Property used in or necessary to conduct the business of CGI as currently conducted (in each case excluding generally commercially available, off-the-shelf software programs).

(b)       The execution and delivery of this Agreement by CGI and the Closing will not result in the breach of or loss of rights under, or create on behalf of any third party the right to terminate or modify, (i) any license, sublicense or other agreement relating to any Intellectual Property owned (or purported to be owned) by CGI (the “CGI Intellectual Property”) that conveys an exclusive license or (ii) any license, sublicense or other agreement to which CGI is a party and pursuant to which CGI is authorized to use any third party’s Intellectual Property (the “CGI Third Party Intellectual Property”), excluding licenses to use generally commercially available, off-the-shelf software programs. The CGI Intellectual Property and CGI Third Party Intellectual Property collectively constitute all Intellectual Property necessary for CGI to conduct its business as currently conducted and currently contemplated to be conducted. Except as set forth in Part 3.8(b) of the CGI Disclosure Schedule, CGI is the sole and unrestricted legal and beneficial owner of all right, title, and interest to and in the CGI Intellectual Property. The execution and delivery of this Agreement by CGI and the Closing will not, as a result of any CGI Contract, result in CGI or the Company granting to any third party any rights or licenses to any Intellectual Property or the release or disclosure of any Trade Secrets that would not have been granted or released absent such execution or consummation. CGI has not assigned or otherwise transferred ownership of, or agreed to assign or otherwise transfer ownership of, any rights in any CGI Intellectual Property or exclusively licensed CGI Third Party Intellectual Property to any other Person (other than limited grants of rights under those CGI Contracts set forth in Part 3.9(l) of the CGI Disclosure Schedule).

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(c)       Part 3.8(c)(i) of the CGI Disclosure Schedule sets forth a complete and accurate list of all material U.S. and foreign issued patents and pending patent applications and registered and applied-for trademarks, service marks, copyrights and domain names in which CGI has (or purports to have) an ownership interest (if any). Part 3.8(c)(ii) of the CGI Disclosure Schedule sets forth a complete and accurate list of all material U.S. and foreign issued patents and pending patent applications and registered trademarks, service marks, and domain names licensed to CGI. Subject to the limitations therein, Part 3.9(l) and Part 3.9(m) of the CGI Disclosure Schedule set forth complete and accurate lists of licenses in respect of CGI Third Party Intellectual Property and CGI Intellectual Property, respectively.

(d)       All items of Intellectual Property set forth in Part 3.8(c)(i) of the CGI Disclosure Schedule are subsisting and have not expired or been cancelled (unless indicated as such), all maintenance and renewal fees necessary to preserve such rights have been paid, and all granted rights are valid and enforceable to the best of CGI’s Knowledge. All items of Intellectual Property set forth in Part 3.8(c)(ii) of the CGI Disclosure Schedule have been filed and maintained in compliance with all applicable Legal Requirements, and are subsisting and have not expired or been cancelled (unless indicated as such), all maintenance and renewal fees necessary to preserve such rights have been paid, and all such rights are valid and enforceable to the best of CGI’s Knowledge. CGI has implemented commercially reasonable measures to maintain the confidentiality of CGI Intellectual Property and CGI Third Party Intellectual Property of a nature that CGI intends to keep confidential or is required to keep confidential. To the best of CGI’s Knowledge, CGI is not aware of any third party that is infringing, violating or misappropriating any of CGI Intellectual Property. CGI reserves the right to file, prosecute, maintain, abandon and/or assert Intellectual Property as CGI sees fit within its sole discretion, and nothing in this Agreement shall be construed as a representation, warranty, and/or an affirmative duty to file, prosecute, maintain, abandon and/or assert any of the Intellectual Property set forth herein.

(e)       The conduct of the business of CGI as currently conducted does not infringe, violate, conflict with or constitute a misappropriation of any Intellectual Property of any third party. Since January 1, 2017, CGI has not received any written claim or notice alleging any such infringement, violation or misappropriation. Without limiting the foregoing, there is no current or pending Legal Proceeding (including, but not limited to, opposition, interference, inter partes review, or other proceeding in any patent or other government office) contesting the validity, ownership or right to use, sell, license or dispose of any CGI Intellectual Property or products or technologies, nor has CGI received any written notice asserting or suggesting that any such CGI Intellectual Property, or CGI’s right to use, sell, license or dispose of any such CGI Intellectual Property or products or technologies conflicts with or infringes or misappropriates or will conflict with or infringe or misappropriate the rights of any other Person.

(f)       Except as set forth in Part 3.8(f) of the CGI Disclosure Schedule, CGI is not bound by, and no CGI Intellectual Property, is subject to, any CGI Contract containing any covenant or other provision, or any judicial, administrative or arbitral order, judgment, award, order, decree, injunction, settlement or stipulation, that in any way limits or restricts the ability of CGI to use, exploit, assert, enforce, sell, transfer or dispose of any such CGI Intellectual Property anywhere in the world, in each case, in a manner that would materially limit the business of the CGI as currently conducted or planned to be conducted.

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(g)       All former and current employees, consultants and contractors of CGI who contribute or have contributed to the creation of any CGI Intellectual Property have executed written instruments that assign to CGI all right, title and interest in and to any such CGI Intellectual Property, a waiver of any rights that cannot be assigned to the CGI (including any so-called moral rights or “droit-moral”), and confidentiality provisions protecting any information the CGI intends to keep confidential.

(h)       No current or former stockholder, officer, director, or employee of CGI has any claim, right (whether or not currently exercisable), or interest to or in any CGI Intellectual Property purported to be owned by CGI. To the Knowledge of CGI, no employee of CGI is (i) bound by or otherwise subject to any Contract restricting him or her from performing his or her duties for CGI or (ii) in breach of any Contract with any former employer or other Person concerning CGI Intellectual Property purported to be owned by CGI or confidentiality provisions protecting Trade Secrets and confidential information comprising Company Intellectual Property purported to be owned by CGI.

(i)       Except as identified in Part 3.8(i) of the CGI Disclosure Schedule, no CGI Intellectual Property was developed, in whole or in part (i) pursuant to or in connection with the development of any professional, technical or industry standard, (ii) under contract with or using the resources of any Governmental Body, academic institution or other entity that would subject any CGI Intellectual Property to the rights of any Governmental Body, academic institution or other entity or (iii) under any grants or other funding arrangements with third parties.

(j)       Except as set forth in the Contracts listed on Part 3.9(l) and Part 3.9(m) of the CGI Disclosure Schedule, (i) CGI is not bound by any Contract to indemnify, defend, hold harmless, or reimburse any other Person with respect to any Intellectual Property infringement, misappropriation, or similar claim, in each case, that would reasonably be expected to be material to CGI or its business, and (ii) CGI has never assumed, or agreed to discharge or otherwise take responsibility for, any existing or potential liability of another Person for infringement, misappropriation, or violation of any Intellectual Property right, which assumption, agreement or responsibility is material and remains in force as of the date of this Agreement.

(k)       The Systems that are used or relied on by CGI are adequate for the operation of CGI’s business as currently conducted, and contemplated to be conducted, are sufficient for the current needs of such business and CGI has purchased a sufficient number of license seats for all licensed software currently used by CGI. With respect to CGI’s Systems, (i) there has not been any material malfunction that has not been remedied or replaced, or any material unplanned downtime or service interruption; (ii) CGI has implemented or is in the process of implementing (or, in the exercise of reasonable business judgment, has determined that implementation is not yet in the best interest of CGI) in a timely manner all security patches or security upgrades that are generally available for CGI’s Systems; (iii) CGI has taken reasonable steps and implemented reasonable procedures to ensure that CGI’s Systems used in connection with the operation of CGI’s business are free from contaminants, including the use of commercially available antivirus software with the intention of protecting CGI’s Systems from becoming infected by viruses and other harmful code; and (iv) CGI has implemented reasonably appropriate security, back-ups, disaster recovery arrangements, and hardware and software support and maintenance to minimize the risk of material error, breakdown, failure, or security breach occurring.

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(l)       CGI’s collection, storage, use and disclosure of Personal Information is and since January 1, 2017, has been in compliance with all applicable Data Protection Laws, all CGI Privacy Statements, and all Privacy Contracts binding on CGI (collectively, the “CGI Privacy and Data Security Requirements”). Since January 1, 2017, there have been no written allegations or claims received by CGI from any Governmental Body or any person of a breach of any of the CGI Privacy and Data Security Requirements. To CGI’s Knowledge, since January 1, 2017, there has been no material destruction, loss, alteration, damage, unauthorized access or disclosure or illegal or unauthorized processing of any Personal Information in CGI’s possession, custody or control that would require notification of affected individuals, any Governmental Body or any other Person under the CGI Privacy and Data Security Requirements.

(m)      The consummation of the Contemplated Transactions will not result in any violation of any of the CGI Privacy and Data Security Requirements. The use of any CGI Personal Information after the consummation of the Contemplated Transactions on the same terms and conditions applicable to CGI prior to the consummation of the Contemplated Transactions will not violate any CGI Privacy and Data Security Requirements.

(n)       CGI maintains reasonable information security measures taking into account the CGI’s size, complexity, costs of implementation, and the nature of CGI’s business operations as presently conducted that (i) include administrative, technical and physical safeguards designed to protect the security, confidentiality, and integrity of Personal Information and (ii) are designed to protect against accidental or unlawful destruction, loss, alteration, unauthorized acquisition of, or access to CGI information resources or technology.

Section 3.9       Agreements, Contracts and Commitments. Part 3.9 of the CGI Disclosure Schedule identifies, except for CGI Contracts set forth in Part 3.13 of the CGI Disclosure Schedule:

(a)       each CGI Contract relating to the retention of, or the performance of services by, any individual consultant or independent contractor not terminable by CGI on 90 or fewer days’ notice without liability;

(b)       each employment, management, service and/or consulting Contract providing for annual compensation in excess of $100,000;

(c)       each CGI Contract providing for severance in excess of amounts required by law, retention, change in control or other similar payments;

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(d)       each CGI Contract relating to any agreement of indemnification or guaranty not entered into in the Ordinary Course of Business other than indemnification agreements between CGI and any of its officers or directors;

(e)       each CGI Contract containing (i) any covenant limiting the freedom of CGI or the Surviving Corporation to engage in any line of business or compete with any Person or (ii) any exclusivity provisions binding on CGI;

(f)       all CGI Contracts relating to capital expenditures and involving obligations by CGI after the date of this Agreement in excess of $100,000 individually or in the aggregate and not cancelable without penalty;

(g)       each CGI Contract relating to the disposition or acquisition of material assets or any ownership interest in any Entity;

(h)       all CGI Contracts relating to the borrowing of money or extension of credit in excess of $150,000 individually or in the aggregate or creating any material Encumbrances with respect to any assets of CGI or any loans or debt obligations with officers or directors of CGI;

(i)       all CGI Contracts involving payment or receipt by CGI in excess of $150,000 in the aggregate relating to (i) any distribution agreement or (ii) any agreement involving provision of services or products with respect to any pre-clinical or clinical development activities of CGI;

(j)       each CGI Contract involving (i) any dealer, distributor, joint marketing, alliance, joint venture, cooperation, partnership, development or other agreement under which CGI has continuing obligations to develop or market any product, technology or service, or any agreement pursuant to which CGI has continuing obligations to develop any Intellectual Property that will not be owned, in whole or in part, by CGI or (ii) any Contract to license any third party to manufacture or produce any CGI product, service or technology or any Contract to sell or commercialize any CGI products or service except agreements with sales representatives in the Ordinary Course of Business;

(k)       each CGI Contract with any Person, including without limitation any financial advisor, broker, finder, investment banker or other Person, providing advisory services to CGI in connection with the Contemplated Transactions;

(l)       each CGI Contract under which CGI is a licensee of or is otherwise granted by a third party any rights to use any CGI Third Party Intellectual Property (other than (i) non-exclusive licenses of commercially available software with an annual license fee of less than $30,000 for each such agreement and (ii) agreements in which grants of rights to Intellectual Property are incidental and not material to such agreements or CGI’s business);

(m)       each CGI Contract under which CGI is a licensor or otherwise grants to a third party any rights to use any CGI Intellectual Property or CGI Third Party Intellectual Property (other than agreements in which grants of rights to Intellectual Property are incidental and not material to such agreements); or

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(n)       all other CGI Contracts (i) which involve payment or receipt by CGI under such Contracts of $150,000 or more individually or in the aggregate or obligations after the date of this Agreement in excess of $150,000 individually or in the aggregate or (ii) that are material to the business or operations of CGI.

CGI has delivered or made available to the Company accurate and complete (except for applicable redactions thereto) copies of all CGI Material Contracts (as defined below), including all amendments thereto. There are no CGI Material Contracts that are not in written form. Neither CGI, nor to CGI’s Knowledge, any other party to a CGI Material Contract, has breached, violated or defaulted under, or received notice that it has breached, violated or defaulted under, any of the terms or conditions of any of the Contracts to which CGI is a party or by which it is bound of the type described in clauses (a) through (n) above (any such Contract, a “CGI Material Contract”) in such manner as would permit any other party to cancel or terminate any such CGI Material Contract, or would permit any other party to seek damages, in each case which has had or would reasonably be expected to have a CGI Material Adverse Effect. As to CGI, as of the date of this Agreement, each CGI Material Contract is valid, binding, enforceable and in full force and effect, subject to: (i) laws of general application relating to bankruptcy, insolvency and the relief of debtors; and (ii) rules of law governing specific performance, injunctive relief and other equitable remedies. CGI has not received any written notice of termination or cancellation under any CGI Material Contract.

Section 3.10     Liabilities. As of the date hereof, CGI does not have any Liability, individually or in the aggregate, except for: (a) Liabilities identified as such in the “liabilities” column of CGI’s unaudited balance sheet at June 30, 2020; (b) normal and recurring current Liabilities that have been incurred by CGI since the date of CGI’s unaudited balance sheet at June 30, 2020 in the Ordinary Course of Business and which are not in excess of $150,000 in the aggregate; (c) Liabilities for performance of obligations of CGI under Contracts (other than for breach thereof); (d) Liabilities described in Part 3.10 of the CGI Disclosure Schedule; and (e) Liabilities incurred in connection with the Contemplated Transactions.

Section 3.11      Compliance; Permits; Restrictions.

(a)       CGI is and, since January 1, 2017, has been in compliance with all Legal Requirements applicable to CGI, and, since January 1, 2017, has not received any written notice alleging any violation with respect to any Legal Requirements, except as, individually or in the aggregate, has not had, and would not be reasonably likely to have, a CGI Material Adverse Effect. No investigation, claim, suit, proceeding, audit or other action by any Governmental Body is pending or, to the Knowledge of CGI, threatened against CGI. There is no agreement, judgment, injunction, order or decree binding upon CGI which (i) has or would reasonably be expected to have the effect of prohibiting or materially impairing any business practice of CGI, any acquisition of material property by CGI, or the conduct of business by CGI as currently conducted, (ii) is reasonably likely to have an adverse effect on CGI’s ability to comply with or perform any covenant or obligation under this Agreement, or (iii) is reasonably likely to have the effect of preventing, delaying, making illegal or otherwise interfering with the Contemplated Transactions.

(b)       Each of the current product candidates of CGI (the “CGI Products”) is being, and at all times has been, developed, tested, manufactured, marketed, sold, labeled and stored, as applicable, in compliance in all material respects with the Federal Food, Drug, and Cosmetic Act and applicable regulations enforced by the FDA, including those requirements relating to current good manufacturing practices, good laboratory practices and good clinical practices, as applicable.

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(c)       Neither CGI nor, to CGI’s Knowledge, any of its respective directors, officers, employees, agents or distributors has, at any time since January 1, 2017, violated in any material respect any provision of the U.S. Foreign Corrupt Practices Act of 1977 or any comparable foreign law relating to anti-bribery or corruption matters. Since January 1, 2017, neither CGI nor, to CGI’s Knowledge, any of its respective directors, officers, employees, agents or distributors has paid or given, offered or promised to pay or give, or authorized or ratified the payment or giving, directly or indirectly, of any monies or anything of value to any national, provincial, municipal or other government official or employee or any political party or agent or candidate for political office or Governmental Body for the direct or indirect purpose of influencing any act or decision of such Person or of the Governmental Body to obtain or retain business, or direct business to any Person or to secure any other improper benefit or advantage that has or would be reasonably likely to result in a material violation of applicable Legal Requirements.

(d)       CGI holds all required Governmental Authorizations which are material to the operation of the business of CGI as currently conducted (the “CGI Permits”). Part 3.11(d) of the CGI Disclosure Schedule identifies each CGI Permit. Each of CGI is in material compliance with the terms of the CGI Permits. No Legal Proceeding is pending or, to the Knowledge of the CGI, threatened, which seeks to revoke, limit, suspend, or materially modify any CGI Permit. The rights and benefits of each CGI Permit will be available to the Surviving Corporation immediately after the Effective Time on terms substantially identical to those enjoyed by CGI as of the date of this Agreement and immediately prior to the Effective Time. Except for the information and files identified in Part 3.11(d) of the CGI Disclosure Schedule, CGI has made available to CGI all information requested by CGI in CGI’s possession or control relating to CGI Products and the development, clinical testing, manufacturing, importation and exportation of CGI Products, including complete copies of the following (to the extent there are any): (i) copies of all INDs submitted to the FDA, and all supplements to and amendments of such INDs; new drug applications; adverse event reports; clinical study reports and material study data; inspection reports, notices of adverse findings, warning letters, filings and letters and other material written correspondence to and from any drug regulatory agency; and meeting minutes with any drug regulatory agency; and (ii) similar notices, letters, filings, correspondence and meeting minutes with any other Governmental Body. To the Knowledge of CGI, there are no facts that would be reasonably likely to result in any warning, untitled or notice of violation letter or Form FDA-483 from the FDA.

(e)       All clinical, pre-clinical and other studies and tests conducted by or on behalf of, or sponsored by, CGI, or in which CGI or its respective current products or product candidates, including the CGI Products, have participated, were and, if still pending, are being conducted in all material respects in accordance with standard medical and scientific research procedures and in compliance in all material respects with the applicable regulations of any applicable drug regulatory agency and other applicable law, including 21 C.F.R. Parts 50, 54, 56, 58 and 312. CGI has complied in all material respects with the ICH E9 Guidance for Industry: Statistical Principles for Clinical Trials in the management of the clinical data that have been presented to CGI. No preclinical or clinical trial conducted by or on behalf of CGI has been terminated or suspended prior to completion for safety or non-compliance reasons. Since January 1, 2017, CGI has not received any notices, correspondence, or other communications from any drug regulatory agency requiring, or to the Knowledge of CGI threatening to initiate, the termination or suspension of any clinical studies conducted by or on behalf of, or sponsored by, CGI or in which CGI or its respective current products or product candidates, including the CGI Products, have participated. CGI is not aware of any studies, tests or trials the results of which CGI believes reasonably call into question (i) the study, test or trial results of any CGI Products, (ii) the efficacy or safety of any CGI Products or (iii) any of CGI’s filings with any Governmental Body.

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(f)       CGI is not the subject of any pending or, to the Knowledge of CGI, threatened investigation in respect of its business or products by the FDA pursuant to its “Fraud, Untrue Statements of Material Facts, Bribery, and Illegal Gratuities” Final Policy set forth in 56 Fed. Reg. 46191 (September 10, 1991) and any amendments thereto. To the Knowledge of CGI, CGI has not committed any acts, made any statement, or failed to make any statement, in each case in respect of its business or products that would violate the FDA’s “Fraud, Untrue Statements of Material Facts, Bribery, and Illegal Gratuities” Final Policy, and any amendments thereto. Neither CGI nor any of it officers, employees or agents has been convicted of any crime or engaged in any conduct that could result in a debarment or exclusion (i) under 21 U.S.C. Section 335a or (ii) any similar applicable law. No debarment or exclusionary claims, actions, proceedings or investigations in respect of their business or products are pending or, to the Knowledge of CGI, threatened against CGI or any of its officers, employees or agents.

(g)       CGI has complied with all laws relating to patient, medical or individual health information, including HIPAA, including the standards for the privacy of Individually Identifiable Health Information at 45 C.F.R. Parts 160 and 164, Subparts A and E, the standards for the protection of Electronic Protected Health Information set forth at 45 C.F.R. Part 160 and 45 C.F.R. Part 164, Subpart A and Subpart C, the standards for transactions and code sets used in electronic transactions at 45 C.F.R. Part 160, Subpart A and Part 162, and the standards for Breach Notification for Unsecured Protected Health Information at 45 C.F.R. Part 164, Subpart D, all as amended from time to time. CGI has entered into, where required, and is in compliance in all material respects with the terms of all Business Associate (as defined in HIPAA) agreements to which CGI is a party or otherwise bound. CGI has created and maintained written policies and procedures to protect the privacy of all Protected Health Information, provide training to all employees and agents as required under HIPAA, and have implemented security procedures, including physical, technical and administrative safeguards, to protect all Personal Information and Protected Health Information stored or transmitted in electronic form. CGI has not received written notice from the Office for Civil Rights for the U.S. Department of Health and Human Services or any other Governmental Body of any allegation regarding its failure to comply with HIPAA or any other state law or regulation applicable to the protection of individually identifiable health information or personally identifiable information. No successful Security Incident, Breach of Unsecured Protected Health Information or breach of personally identifiable information under applicable laws have occurred with respect to information maintained or transmitted to CGI, or an agent or third party subject to a Business Associate Agreement with CGI. CGI is currently submitting, receiving and handling or is capable of submitting receiving and handling transactions in accordance with the Standard Transaction Rule. All capitalized terms in this Section 3.11(g) not otherwise defined in this Agreement shall have the meanings set forth under HIPAA.

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(h)       CGI is not subject to any investigation that is pending and of which CGI has been notified in writing or, to CGI’s Knowledge, which has been threatened, in each case by (i) the FDA, (ii) the Department of Health and Human Services Office of Inspector General or Department of Justice pursuant to the Federal Healthcare Program Anti-Kickback Statute (42 U.S.C. Section 1320a-7b(b)) or the Federal False Claims Act (31 U.S.C. Section 3729) or (iii) any regulatory authority outside of the U.S. pursuant to any equivalent statute of such jurisdiction.

(i)       Neither CGI nor, to CGI’s Knowledge, any employee of CGI, has been convicted of any crime for which debarment is mandated by 21 U.S.C. § 335a(a) or any similar Legal Requirements or authorized by 21 U.S.C. Section 335a(b) or any similar Legal Requirements, nor has CGI or, to CGI’s Knowledge, any employee of CGI, been convicted of any crime for which exclusion from participation in Medicare or state health care programs is mandated or authorized under 42 U.S.C. § 1320a-7, 42 C.F.R. part 1001 or any similar Legal Requirements.

Section 3.12      Tax Matters.

(a)       CGI (i) has filed (taking into account any extension of time within which to file) all material Tax Returns required to have been filed by or with respect to CGI, and all such Tax Returns are true, correct and complete in all material respects and were prepared in compliance with all applicable Legal Requirements; provided, however, that regardless of what may be reported on any such Tax Returns, CGI does not make any representation regarding the amount of any net operating losses, Tax credit, or charitable contribution carryovers that are available to it or have been reported by CGI for any federal, state or other Tax purposes; (ii) has paid all Taxes required to have been paid, whether or not shown as due on such Tax Returns; (iii) has adequate accruals and reserves, in accordance with GAAP, on CGI’s audited balance sheet at December 31, 2019, for all Taxes payable by CGI for all taxable periods and portions thereof through the date of such financial statements; and (iv) has not received notice of any proposed or assessed deficiencies for any Tax from any taxing authority, against CGI. Since December 31, 2019, CGI has not incurred any liability for Taxes other than in the Ordinary Course of Business.

(b)       CGI has never been the subject of any currently ongoing Tax audit or other proceeding with respect to Taxes and no Tax audit or other proceeding with respect to Taxes has been proposed against CGI in writing. CGI has not waived any statute of limitations in respect of Taxes or agreed to any extension of time with respect to a Tax assessment or deficiency (other than pursuant to extensions of time to file Tax Returns obtained in the Ordinary Course of Business) in either case that is still outstanding. No claim has ever been made in writing by a taxing authority of a jurisdiction where CGI has not filed Tax Returns claiming that CGI is subject to taxation by that jurisdiction.

(c)       CGI has withheld and paid all Taxes required to have been withheld and paid in connection with amounts paid or owing to any employee, director, independent contractor, creditor, stockholder or other third party.

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(d)       There are no Encumbrances for Taxes (other than Taxes not yet due and payable or Taxes that are being contested in good faith and for which adequate reserves have been made on CGI’s audited balance sheet, in accordance with GAAP) on any of the assets of CGI.

(e)       CGI is not a party to or bound by any written Tax allocation, indemnification (including indemnification of Taxes with respect to service providers) or sharing agreement (other than customary indemnifications for Taxes contained in credit or other commercial agreements the primary purposes of which do not relate to Taxes). CGI is not, and has never been, a member of an affiliated group filing a consolidated U.S. federal income Tax Return. CGI is not liable under Treasury Regulations Section 1.1502-6 (or any similar provision of the Tax laws of any state, local or foreign jurisdiction), or as a transferee or successor, by contract (other than credit or other commercial agreements the primary purposes of which do not relate to Taxes) or under applicable law, for any Tax of any Person other than CGI.

(f)       CGI has delivered or made available to the Company complete and accurate copies of all U.S. federal income Tax Returns of CGI (and any predecessor of CGI) for all taxable years remaining open under the applicable statute of limitations, and complete and accurate copies of all examination reports and statements of deficiencies assessed against or agreed to by CGI (and any predecessor of CGI), with respect to U.S. federal income Tax and all other material Taxes.

(g)       CGI was not a “distributing corporation” or “controlled corporation” in a transaction intended to qualify under Section 355 of the Code within the past two years or otherwise as part of a “plan” or “series of related transactions” (within the meaning of section 355(e) of the Code) that includes the Merger.

(h)       CGI will not be required to include any item of income in, or exclude any item of deduction from, taxable income for a taxable period ending after the Closing Date of as a result of any (i) adjustment pursuant to Section 481 of the Code (or any analogous provision of state, local or foreign law), change in method of accounting or use of an improper method of accounting for a taxable period ending on or before the Closing Date, (ii) “closing agreement” as described in Section 7121 of the Code (or any analogous provision of state, local or foreign law) executed on or prior to the Closing Date, (iii) installment sale or open transaction disposition made on or prior to the Closing Date, (iv) prepaid amount received on or prior to the Closing Date or (v) election by CGI under Section 108(i) of the Code.

(i)       CGI has not entered into any transaction identified as a “listed transaction” within the meaning of Sections 1.6011-4(b)(2) or 301.6111-2(b)(2) of the Treasury Regulations, or any similar provision of state, local, or foreign law.

(j)       CGI has not taken or agreed to take any action, and to the Knowledge of CGI no fact or circumstance exists, that could reasonably be expected to prevent or impede the Merger from qualifying as a “reorganization” within the meaning of Section 368(a) of the Code.

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(k)       CGI has (i) not deferred any portion of any payroll, social security, unemployment, withholding or other Taxes pursuant to the CARES Act or PPPHCEA or (ii) received any Relief Payments.

Section 3.13       Employee and Labor Matters; Benefit Plans.

(a)       CGI has made available to the Company accurate and complete copies of all currently effective employee manuals and handbooks and policy statements.

(b)       To the Knowledge of CGI, no officer or Key Employee of CGI intends to terminate his or her employment with CGI or has threatened or expressed in writing any intention to do so.

(c)       CGI is not a party to or bound by, and has no duty to bargain under, any collective bargaining agreement or other Contract with a labor organization, labor union or similar organization representing any of its employees, and there are no labor organizations representing, purporting to represent or, to the Knowledge of CGI, seeking to represent any employees of CGI.

(d)       Part 3.13(d) of the CGI Disclosure Schedule lists all CGI Employee Plans. “CGI Employee Plan” means each employee benefit plan (as defined in Section 3(3) of ERISA, whether or not subject to ERISA) and any other plan, policy, program, contract or arrangement providing for bonus, equity-based, incentive, deferred compensation, compensation, consulting, excess benefit retention, pension, retirement or supplemental retirement, profit sharing, severance, change in control, golden parachute, vacation, cafeteria, dependent care, medical care, life, disability, group insurance, employee assistance program, education or tuition assistance programs and other similar compensation, fringe or employee benefits, including any employment or executive compensation or severance agreements, in each case, whether written or unwritten, with or for the benefit of any present or former employee, director or other service provider of CGI or any ERISA Affiliate that is maintained by, administered or contributed to by, or required to be contributed to by, CGI or any ERISA Affiliate, or under which CGI or any ERISA Affiliate has any current or contingent liability. CGI has not made any plan or commitment, whether legally binding or not, to establish any new CGI Employee Plan or to modify any CGI Employee Plan.

(e)       With respect to each CGI Employee Plan, CGI has made available to the Company a true and complete copy of, to the extent applicable, (i) such CGI Employee Plan including all amendments thereto (and in the case of an unwritten CGI Employee Plan, a written description thereof), (ii) the three (3) most recent annual reports (Form 5500) as filed with the Internal Revenue Service, (iii) each currently effective trust agreement related to such CGI Employee Plan, (iv) the most recent summary plan description for each CGI Employee Plan for which such description is required, along with all summaries of material modifications, amendments, resolutions and all other material plan documentation related thereto in the possession of CGI, (v) the most recent Internal Revenue Service determination or opinion letter or analogous ruling under foreign law issued with respect to any CGI Employee Plan, (vi) the three most recent top heavy and nondiscrimination tests, and (vii) all records, notices and filings to or from the Company concerning IRS or Department of Labor or other Governmental Body audits or investigations, “prohibited transactions” within the meaning of Section 406 of ERISA or Section 4975 of the Code or other material correspondence.

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(f)       Each CGI Employee Plan that is intended to be qualified under Section 401(a) of the Code has received either a currently effective favorable determination letter from the IRS with respect to such qualified status, or is the subject of a favorable opinion letter from the IRS with respect to the form of such CGI Employee Plan under Section 401(a) of the Code. To the Knowledge of CGI, nothing has occurred that would reasonably be expected to adversely affect the qualified status of any such CGI Employee Plan or the exempt status of any related trust. Neither CGI nor any of its ERISA Affiliates, nor to the Knowledge of CGI, any fiduciary, trustee or administrator of any CGI Employee Plan, has engaged in, or in connection with the transactions contemplated by this Agreement will engage in, any transaction with respect to any CGI Employee Plan which would subject any such CGI Employee Plan, the Company, or any ERISA Affiliates or CGI to a Tax, penalty or other liability for a “prohibited transaction” under Section 406 of ERISA or Section 4975 of the Code.

(g)       Each CGI Employee Plan has been maintained in compliance, in all material respects, with its terms and, both as to form and operation, with all applicable Legal Requirements, including without limitation, the Code and ERISA. Since January 1, 2016, all CGI Employee Plans have been in all material respects in documentary and operational compliance with the Patient Protection and Affordable Care Act and the Health Care and Education Reformation Act of 2010.

(h)       No CGI Employee Plan is subject to Title IV or Section 302 of ERISA or Section 412 of the Code, and neither CGI nor any ERISA Affiliate has ever maintained, contributed to or partially or completely withdrawn from, or incurred any obligation or liability with respect to, any plan subject to Title IV or Section 302 of ERISA or Section 412 of the Code. No CGI Employee Plan is a Multiemployer Plan, and neither CGI nor any ERISA Affiliate has ever contributed to or had an obligation to contribute, or incurred any liability in respect of a contribution, to any Multiemployer Plan. No CGI Employee Plan is a Multiple Employer Plan.

(i)       No CGI Employee Plan provides for medical or death benefits beyond termination of service or retirement, other than (i) pursuant to COBRA or an analogous state law requirement, (ii) death or retirement benefits under a CGI Employee Plan qualified under Section 401(a) of the Code, or (iii) benefits through the end of the month of termination of employment, to the extent provided under the terms of the applicable CGI Employee Plan.

(j)       With respect to CGI Options granted pursuant to the CGI Stock Plans, (i) each CGI Option intended to qualify as an “incentive stock option” under Section 422 of the Code so qualifies, (ii) each grant of a CGI Option was duly authorized no later than the Grant Date by all necessary corporate action, including, as applicable, approval by the Board of Directors of CGI (or a duly constituted and authorized committee thereof), and any required stockholder approval by the necessary number of votes or written consents and the award agreement governing such grant (if any) was duly executed and delivered by each party thereto, (iii) each CGI Option grant was made in accordance with the terms of the CGI Stock Plans and all other applicable Legal Requirements, including the rules of the NASDAQ Capital Market and any other exchange on which CGI securities are traded, and (iv) the per-share exercise price of each CGI Option was not less than the fair market value of a share of CGI Common Stock on the applicable Grant Date. CGI has not knowingly granted, and there is no and has been no policy or practice of CGI of granting, CGI Options prior to, or otherwise coordinating the grant of CGI Options with, the release or other public announcement of material information regarding CGI or its results of operations or prospects.

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(k)       Except as set forth in Part 3.13(k) of the CGI Disclosure Schedule, neither the negotiation or execution of this Agreement nor the consummation of the Contemplated Transactions will, either alone or in combination with another event, (i) entitle any current or former employee, officer or other service provider of CGI or any ERISA Affiliate to severance pay or any other compensation or payment, (ii) accelerate the time of payment or vesting, or increase the amount of compensation due to any such employee, officer or other service provider, (iii) require any contribution or payment to fund any obligation under any Company Employee Plan or (v) limit the right to merge, amend or terminate any Company Employee Plan. Except as set forth in Part 3.13(k) of the CGI Disclosure Schedule, neither the execution of, nor the consummation of the transactions contemplated by this Agreement (either alone or when combined with the occurrence of any other event, including without limitation, a termination of employment) will result in the receipt or retention by any person who is a “disqualified individual” (within the meaning of Code Section 280G) of any payment or benefit that is or could be characterized as a “parachute payment” (within the meaning of Code Section 280G), determined without regard to the application of Code Section 280G(b)(5).

(l)       No payment pursuant to any CGI Employee Plan or other arrangement to any “service provider” (as such term is defined in Section 409A of the Code and the Treasury Regulations and IRS guidance thereunder) to CGI, including the grant, vesting or exercise of any stock option, that is made in accordance with the terms of such CGI Employee Plan or other arrangement, would subject any Person to Tax pursuant to Section 409A(a)(1) of the Code, whether pursuant to the transactions contemplated by this Agreement or otherwise. Each CGI Employee Plan that is or has ever been a “nonqualified deferred compensation plan” (within the meaning of Section 409A of the Code) has been operated and administered in compliance in all respects with Section 409A of the Code and any proposed and final guidance promulgated under Section 409A of the Code.

(m)       CGI is and has been in material compliance with all applicable foreign, federal, state and local laws, rules and regulations respecting employment, employment practices, terms and conditions of employment, worker classification, Tax withholding, prohibited discrimination, equal employment, fair employment practices, meal and rest periods, work authorization, leaves of absence, employee safety and health, wages (including overtime wages), compensation, and hours of work, and in each case in all material respects, with respect to employees: (i) has withheld and reported all amounts required by law or by agreement to be withheld and reported with respect to wages, salaries and other payments to employees; (ii) is not liable for any arrears of wages, severance pay or any Taxes or any penalty for failure to comply with any of the foregoing; and (iii) is not liable for any payment to any trust or other fund governed by or maintained by or on behalf of any Governmental Body, with respect to unemployment compensation benefits, social security or other benefits or obligations for employees (other than routine payments to be made in the Ordinary Course of Business). CGI is not party to a conciliation agreement, consent decree or other agreement or order with any Governmental Body with respect to employment practices.

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(n)       There are no actions, suits, claims or administrative matters pending or threatened against CGI, or any of its employees relating to any current or former CGI employee or any CGI Employee Plan (except for individual claims for benefits payable in the ordinary course) or, to the Knowledge of the CGI, any fiduciary of any CGI Employee Plan with respect to such. There are no pending or threatened claims or actions against CGI or any CGI trustee under any worker’s compensation policy or long-term disability policy.

(o)       CGI does not have any material liability with respect to any misclassification of: (i) any Person as an independent contractor rather than as an employee; (ii) any employee leased from another employer; or (iii) any employee currently or formerly classified as exempt from overtime wages.

(p)       CGI has not taken any action which would constitute a “plant closing” or “mass layoff” within the meaning of the WARN Act or similar state or local law, issued any notification of a plant closing or mass layoff required by the WARN Act or similar state or local law, or incurred any liability or obligation under the WARN Act or any similar state or local law that remains unsatisfied. No planned terminations prior to the Closing would trigger any notice or other obligations of CGI under the WARN Act or similar state or local law.

(q)       There has never been, nor has there been any threat of, any strike, slowdown, work stoppage, lockout, job action, union, organizing activity, question concerning representation or any similar activity or dispute, affecting CGI or any of its employees and to the Knowledge of CGI no condition or circumstance exists, that would be likely to give rise to or provide a basis for commencement of any such strike, slowdown, work stoppage, lockout, job action, union, organizing activity question concerning representation or any similar union activity or dispute, affecting CGI or any of its employees.

(r)       CGI has not been engaged in any unfair labor practice within the meaning of the National Labor Relations Act. There is no material Legal Proceeding, claim, labor dispute or grievance pending or, to the Knowledge of CGI, threatened relating to any employment contract, privacy right, labor dispute, wages and hours, leave of absence, plant closing notification, workers’ compensation policy, long-term disability policy, harassment, retaliation, immigration, employment statute or regulation, safety or discrimination matter involving any CGI Associate, including charges of unfair labor practices or discrimination complaints.

(s)       There is no contract, agreement, plan or arrangement, formal or informal, to which CGI is a party or by which it is bound to compensate, indemnify or gross up any employee for Taxes, including those paid pursuant to Section 4999 or 409A of the Code.

(t)       There have not been (i) any allegations or formal or informal complaints made to or filed with CGI related to sexual harassment or sexual misconduct that have been reported to the leadership of CGI; (ii) any other claims initiated, filed or, to Knowledge of CGI, threatened, against CGI related to sexual harassment or sexual misconduct; or (iii) to the Knowledge of CGI, any other allegations, formal or informal complaints or any other claims initiated, filed or threatened against any Person other than CGI related to sexual harassment or sexual misconduct, in each case by or against any current or former director, officer or management employee of CGI.

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Section 3.14      Environmental Matters. CGI is in compliance with all applicable Environmental Laws, which compliance includes the possession by CGI of all permits and other Governmental Authorizations required, and the timely application for renewal or necessary modification of such permits and other Governmental Authorizations, under applicable Environmental Laws and compliance with the terms and conditions thereof, except as has not had, and would not reasonably be expected to have, a CGI Material Adverse Effect. Since January 1, 2017, CGI has not received any written notice or other communication (in writing or otherwise), whether from a Governmental Body, citizens group, employee or other Person, that alleges that CGI is not in compliance with or has liability pursuant to any Environmental Law, and, to the Knowledge of CGI, there are no circumstances that reasonably may be expected to prevent or interfere with CGI’s compliance with any Environmental Law in the future, except where such failure to comply would not reasonably be expected to have a Company Material Adverse Effect. To the Knowledge of CGI: (a) no current or prior Person who owns, leases, utilizes in its business or controls any property currently or formerly owned, leased, utilized in the business of or controlled by CGI has received any written notice or other communication, whether from a Governmental Body, citizens group, employee or other Person, that alleges that such property is not in compliance with any Environmental Law or that such Person has liability with respect to the condition of such property; (b) no property currently or formerly owned, leased, utilized for the business of or controlled by CGI has had a release of Hazardous Materials in material violation of or that reasonably would be expected to result in any material liability of CGI pursuant to Environmental Law; and (c) CGI has no material liability under any Environmental Law. No consent, approval, or Governmental Authorization or registration of filing with any Governmental Authority is required by Environmental Law in connection with the execution and delivery of this Agreement or the Contemplated Transaction. Prior to the date hereof, CGI has provided or otherwise made available to CGI true and correct copies of all material environmental reports, assessments, data, studies and correspondence in the possession or control of CGI with respect to any property currently or formerly owned, leased, utilized in the business of or controlled by CGI.

Section 3.15      Insurance.

(a)       CGI has made available to the Company accurate and complete copies of all material insurance policies and all material self-insurance programs and arrangements relating to the business, assets, liabilities and operations of CGI. Each of such insurance policies is in full force and effect, and CGI is in material compliance with the terms thereof. Other than customary end of policy notifications from insurance carriers, since January 1, 2017, CGI has not received any notice or other communication regarding any actual or possible: (i) cancellation or invalidation of any insurance policy; (ii) refusal or denial of any coverage, reservation of rights or rejection of any material claim under any insurance policy; or (iii) material adjustment in the amount of the premiums payable with respect to any insurance policy. There is no pending workers’ compensation or other claim under or based upon any insurance policy of CGI. All information provided to insurance carriers (in applications and otherwise) on behalf of CGI was, as of the date of such provision, accurate and complete in all material respects. CGI has provided timely written notice to the appropriate insurance carrier(s) of each Legal Proceeding pending or threatened in writing against CGI, and no such carrier has issued a denial of coverage or a reservation of rights with respect to any such Legal Proceeding, or informed CGI of its intent to do so.

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(b)       CGI has made available to the Company accurate and complete copies of the existing policies (primary and excess) of directors’ and officers’ liability insurance maintained by CGI as of the date of this Agreement (the “Existing CGI D&O Policies”). Part 3.15(b) of the CGI Disclosure Schedule accurately sets forth the most recent annual premiums paid by CGI with respect to the Existing CGI D&O Policies.

Section 3.16      Transactions with Affiliates. Since the date of filing of CGI’s annual report on Form 10-K on May 29, 2020 with the SEC, no event has occurred that would be required to be reported by CGI pursuant to Item 404 of Regulation S-K promulgated by the SEC.

Section 3.17      Legal Proceedings; Orders.

(a)       Except as set forth in Part 3.17 of the CGI Disclosure Schedule, there is no pending Legal Proceeding, and (to the Knowledge of CGI) no Person has threatened in writing to commence any Legal Proceeding: (i) that involves CGI or any CGI Associate (in his or her capacity as such) or any of the material assets owned or used by CGI; or (ii) that challenges, or that may have the effect of preventing, delaying, making illegal or otherwise interfering with, the Merger or any of the other Contemplated Transactions. To the Knowledge of CGI, no event has occurred, and no claim, dispute or other condition or circumstance exists, that will, or that would reasonably be expected to, give rise to or serve as a basis for the commencement of any such Legal Proceeding. With regard to any Legal Proceeding set forth on Part 3.17 of the CGI Disclosure Schedule, CGI has provided the Company all pleadings related to such Legal Proceeding. CGI has complied with the requirements of each applicable insurance policy or policies to obtain coverage with respect to such Legal Proceeding under such insurance policy or policies.

(b)       Except as set forth in Part 3.17(b) of the CGI Disclosure Schedules, since January 1, 2017, no Legal Proceeding has been pending against CGI that resulted in material liability for CGI.

(c)       There is no order, writ, injunction, judgment or decree to which CGI, or any of the assets owned or used by CGI, is subject. To the Knowledge of CGI, no officer or other Key Employee of CGI is subject to any order, writ, injunction, judgment or decree that prohibits such officer or other employee from engaging in or continuing any conduct, activity or practice relating to the business of CGI or to any material assets owned or used by CGI.

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Section 3.18     Authority; Binding Nature of Agreement. Each of CGI and Merger Sub has all necessary corporate power and authority to enter into and to perform its obligations under this Agreement and to consummate the Contemplated Transactions. The Board of Directors of CGI has: (i) determined that this Agreement and the Contemplated Transactions, including the Merger, the issuance of shares of CGI Common Stock in the Merger and the amendment to CGI’s Certificate of Incorporation as set forth in Section 1.4(a)(ii), are advisable, fair to, and in the best interests of CGI and its stockholders; (ii) approved and declared advisable this Agreement and the Contemplated Transactions, including the Merger, the issuance of shares of CGI Common Stock in the Merger and the amendment to CGI’s Certificate of Incorporation as set forth in Section 1.4(a)(ii); (iii) recommended the approval of the issuance of shares of CGI Common Stock in the Merger and the amendment to CGI’s Certificate of Incorporation as set forth in Section 1.4(a)(ii) by the holders of CGI Common Stock; and (iv) directed that the issuance of shares of CGI Common Stock in the Merger and the amendment to CGI’s Certificate of Incorporation as set forth in Section 1.4(a)(ii) be submitted for approval by CGI’s stockholders at the CGI Stockholders’ Meeting (as defined in Section 5.3). The Board of Directors of Merger Sub has (w) determined that this Agreement and the Contemplated Transactions, including the Merger, are advisable, fair to, and in the best interests of Merger Sub and its sole shareholder, (x) approved and declared advisable this Agreement and the Contemplated Transactions, including the Merger, (y) determined to recommend the approval and adoption of this Agreement to CGI as the sole shareholder of Merger Sub, and (z) directed that this Agreement be submitted to the sole shareholder of Merger Sub for approval and adoption. This Agreement has been duly executed and delivered by CGI and Merger Sub, and assuming the due authorization, execution and delivery by the Company constitutes the legal, valid and binding obligation of CGI or Merger Sub (as applicable), enforceable against each of CGI and Merger Sub in accordance with its terms, subject to the Bankruptcy Exception.

Section 3.19     Inapplicability of Anti-takeover Statutes. Assuming that accuracy of the representations contained in Section 2.24, the Boards of Directors of CGI and Merger Sub have taken and will take all actions necessary to ensure that the restrictions applicable to business combinations contained in Section 203 of the DGCL are, and will be, inapplicable to the execution, delivery and performance of this Agreement and to the consummation of the Merger and the other Contemplated Transactions. No other state takeover statute or similar state Legal Requirement applies or purports to apply to the Merger, this Agreement or any of the other Contemplated Transactions.

Section 3.20     Vote Required. The affirmative vote (the “CGI Stockholder Approval”) (a) to approve the issuance of CGI Common Stock in the Merger by the holders of a majority of the shares of CGI Common Stock present in person or represented by proxy at the CGI Stockholders’ Meeting and entitled to vote thereon and (b) to approve the amendment to CGI’s Certificate of Incorporation as set forth in Section 1.4(a)(ii) by the holders of a majority of the shares of CGI Common Stock outstanding and entitled to vote thereon are the only votes or consents of the holders of any class or series of CGI’s capital stock necessary to approve this Agreement and to consummate the Contemplated Transactions (the “Required CGI Stockholder Vote”).

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Section 3.21      Non-Contravention; Consents.

(a)       The execution and delivery of this Agreement by CGI does not, and the consummation by CGI of the Contemplated Transactions will not, (i) conflict with, or result in any violation or breach of, any provision of the certificate of incorporation or bylaws of CGI or of the Articles of Incorporation, charter, bylaws, or other organizational document of Merger Sub, (ii) conflict with, or result in any violation or breach of, or constitute (with or without notice or lapse of time, or both) a default (or give rise to a right of termination, cancellation or acceleration of any obligation or loss of any material benefit) under, require a consent or waiver under, constitute a change in control under, require the payment of a material penalty under or result in the imposition of any Liens on CGI’s assets under, any of the terms, conditions or provisions of any Contract to which CGI is a party or by which CGI or any of its properties or assets may be bound, or (iii) subject to obtaining CGI Stockholder Approval and subject to the consents, approvals and authorizations specified in clauses (i) through (v) of Section 3.21(b) having been obtained prior to the Effective Time and all filings and notifications described in Section 3.21(b) having been made, conflict with or violate any Legal Requirement applicable to CGI or Merger Sub or any of its or their properties or assets, except in the case of clauses (ii) and (iii) of this Section 3.21(a) for any such conflicts, violations, breaches, rights of termination, Liens, penalties, defaults, terminations, cancellations, accelerations or losses that have not had, and would not reasonably be expected to result in, a CGI Material Adverse Effect. Part 3.21(a) of the CGI Disclosure Schedule lists all consents, waivers and approvals under any CGI license or Contract to which CGI is a party or by which CGI or any of its properties or assets may be bound, required to be obtained in connection with the consummation of the Contemplated Transactions, the absence of such consents, waivers and approvals has not had, and would not reasonably be expected to result in, a CGI Material Adverse Effect.

(b)       No consent, approval, license, permit, order or authorization of, or registration, declaration, notice or filing with, any Governmental Body is required by or with respect to CGI or Merger Sub in connection with the execution and delivery of this Agreement by CGI or the consummation by CGI of the Contemplated Transactions, except for (i) obtaining the CGI Stockholder Approval, (ii) the filing of the Certificate of Merger with the Secretary of State of the State of Delaware and appropriate corresponding documents with the appropriate authorities of other states in which CGI is qualified as a foreign corporation to transact business, (iii) any filings required to be made with the SEC in connection with this Agreement and the Contemplated Transactions, (iv) such consents, approvals, orders, authorizations, registrations, declarations, notices and filings as may be required under applicable state securities laws, the rules and regulations of The NASDAQ Stock Market, the U.S. Federal Food, Drug, and Cosmetic Act, and Antitrust Laws and (v) such other consents, licenses, permits, orders, authorizations, filings, approvals and registrations which, if not obtained or made, have not had, and would not reasonably be expected to result in, a CGI Material Adverse Effect.

Section 3.22     No Financial Advisor. Except for H. C. Wainwright & Co., LLC, no broker, finder or investment banker is entitled to any brokerage fee, finder’s fee, opinion fee, success fee, transaction fee or other fee or commission in connection with the Merger or any of the other Contemplated Transactions based upon arrangements made by or on behalf of CGI or Merger Sub. Part 3.22 of the CGI Disclosure Schedule sets forth any brokerage fee, finder’s fee, opinion fee, success fee, transaction fee or other fee or commission payable to H. C. Wainwright & Co., LLC.

Section 3.23     Disclosure. The information supplied or to be supplied by CGI and Merger Sub for inclusion in the Form S-4 (including the financial statements of CGI contained therein or incorporated by reference to the CGI SEC Documents) will not, as of the date the Form S-4 is filed with the SEC, at any time it is amended or supplemented, or at the time it becomes effective under the Securities Act, (a) contain any statement that is inaccurate or misleading with respect to any material facts or (b) omit to state any material fact necessary in order to make such information, in the light of the circumstances under which such information will be provided, not false or misleading.

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Section 3.24     Valid Issuance. The CGI Common Stock to be issued in the Merger, when issued in accordance with the provisions of this Agreement, will have been duly authorized and will be validly issued, fully paid and nonassessable. The CGI Common Stock that, effective upon Closing, will be issuable upon exercise of Company Options assumed in the Contemplated Transactions, pursuant to Section 5.5 of this Agreement, will have been duly authorized and reserved for issuance.

Article IV

CERTAIN COVENANTS OF THE PARTIES

Section 4.1       Access and Investigation. Subject to the terms of the Confidentiality Agreement, which the Company and CGI agree will continue in full force following the date of this Agreement, during the period commencing on the date of this Agreement and ending at the earlier of the termination of this Agreement pursuant to Article IX and the Effective Time (the “Pre-Closing Period”), upon reasonable notice each Party shall, and shall use commercially reasonable efforts to cause such Party’s Representatives to: (a) provide the other Parties and such other Parties’ Representatives with reasonable access during normal business hours to such Party’s Representatives, personnel and assets and to all existing books, records, Tax Returns, work papers and other documents and information relating to such Party; (b) provide the other Parties and such other Parties’ Representatives with such copies of the existing books, records, Tax Returns, work papers, product data, and other documents and information relating to such Party, and with such additional financial, operating and other data and information regarding such Party as the other Parties may reasonably request; and (c) permit the other Parties’ officers and other employees to meet, upon reasonable notice and during normal business hours, with the chief financial officer and other officers and managers of such Party responsible for such Party’s financial statements and the internal controls of such Party to discuss such matters as the other Party may deem necessary or appropriate. Without limiting the generality of any of the foregoing, during the Pre-Closing Period, the Company and CGI shall promptly make available to the other Party copies of:

(i)       the unaudited monthly balance sheets of such Party as of the end of each calendar month and the related unaudited monthly statements of operations and statements of cash flows for such calendar month, which shall be delivered within 20 days after the end of such calendar month, or such longer periods as the Parties may agree to in writing;

(ii)       all material operating and financial reports prepared by such Party for its senior management, including sales forecasts, marketing plans, development plans, discount reports, write-off reports, hiring reports and capital expenditure reports prepared for its management;

(iii)       any written materials or communications sent by or on behalf of such Party to its stockholders;

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(iv)       any material notice, document or other communication sent by or on behalf of such Party to any party to any CGI Material Contract or Company Material Contract, as applicable, or sent to such Party by any party to any CGI Material Contract or Company Material Contract, as applicable (other than any communication that relates solely to routine commercial transactions between such Party and the other party to any such CGI Material Contract or Company Material Contract, as applicable, and that is of the type sent in the Ordinary Course of Business);

(v)       any material notice, report or other document filed with or otherwise furnished, submitted or sent to any Governmental Body on behalf of such Party in connection with the Merger or any of the Contemplated Transactions;

(vi)       any material non-privileged notice, document or other communication sent by or on behalf of, or sent to, such Party relating to any pending or threatened Legal Proceeding involving or affecting such Party;

(vii)       with respect to the Company, the documents and other items listed in Section 2.13(e); and

(viii)       any material notice, report or other document received by a Party from any Governmental Body.

Notwithstanding the foregoing, any Party may restrict the foregoing access to the extent that any Legal Requirement applicable to such Party requires such Party to restrict or prohibit access to any such properties or information or as may be necessary to preserve the attorney-client privilege under any circumstances in which such privilege may be jeopardized by such disclosure or access. Any investigation conducted by a Party pursuant to this Section 4.1 shall be conducted in such manner as not to interfere unreasonably with the conduct of the business of the other Party.

Section 4.2        Operation of CGI’s Business.

(a)       Except as set forth on Part 4.2 of the CGI Disclosure Schedule, during the Pre-Closing Period: (i) CGI shall conduct its business and operations: (A) in the Ordinary Course of Business; and (B) in compliance with all applicable Legal Requirements and the requirements of all Contracts that constitute CGI Material Contracts; (ii) CGI shall preserve intact its current business organization, use reasonable efforts to keep available the services of its current Key Employees, officers and other employees and maintain its relations and goodwill with all suppliers, customers, landlords, creditors, licensors, licensees, employees and other Persons having business relationships with CGI; and (iii) CGI shall promptly notify the Company of: (A) any written notice or other written communication from any Person alleging that the Consent of such Person is or may be required in connection with any of the Contemplated Transactions; and (B) any Legal Proceeding against, relating to, involving or otherwise affecting CGI or Merger Sub that is commenced, or, to the Knowledge of CGI, threatened in writing against, CGI, Merger Sub or (to the Knowledge of CGI) any director, officer or Key Employee of CGI or Merger Sub after the date of this Agreement.

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(b)       During the Pre-Closing Period, CGI shall promptly notify the Company in writing, by delivering an updated CGI Disclosure Schedule, of: (i) the discovery by CGI of any event, condition, fact or circumstance that occurred, arose or existed on or prior to the date of this Agreement and that caused or constitutes a material inaccuracy in any representation or warranty made by CGI in this Agreement; (ii) any event, condition, fact or circumstance that occurs, arises or exists after the date of this Agreement and that would cause or constitute a material inaccuracy in any representation or warranty made by CGI in this Agreement if: (A) such representation or warranty had been made as of the time of the occurrence, existence or discovery of such event, condition, fact or circumstance; or (B) such event, condition, fact or circumstance had occurred, arisen or existed on or prior to the date of this Agreement; (iii) any material breach of any covenant or obligation of CGI; and (iv) any event, condition, fact or circumstance that could reasonably be expected to make the timely satisfaction of any of the conditions set forth in Article VI, Article VII, or Article VIII impossible or materially less likely. No notification given to the Company pursuant to this Section 4.2(b) shall change, limit or otherwise affect any of the representations, warranties, covenants or obligations of CGI contained in this Agreement or the CGI Disclosure Schedule for purposes of Section 8.1.

(c)       Notwithstanding Section 4.2(a), during any period of full or partial suspension of operations related to the COVID-19 pandemic, CGI may, in connection with the COVID-19 pandemic, (i) take such actions as CGI believes in good faith are reasonably necessary to protect the health and safety of CGI’s employees and other individuals having business dealings with CGI and (ii) respond to third-party supply or service disruptions caused by the COVID-19 pandemic; provided, that following any such suspension, to the extent that CGI took any actions pursuant to the immediately preceding proviso that caused deviations from its business being conducted in the Ordinary Course of Business, CGI shall resume conducting its business in the Ordinary Course of Business in all material respects as soon as reasonably practicable.

Section 4.3        Operation of the Company’s Business.

(a)       Except as set forth on Part 4.3 of the Company Disclosure Schedule, during the Pre-Closing Period: (i) the Company shall conduct its business and operations: (A) in the Ordinary Course of Business; and (B) in compliance with all applicable Legal Requirements and the requirements of all Contracts that constitute Company Material Contracts; (ii) the Company shall preserve intact its current business organization, use reasonable efforts to keep available the services of its current Key Employees, officers and other employees and maintain its relations and goodwill with all suppliers, customers, landlords, creditors, licensors, licensees, employees and other Persons having business relationships with the Company; and (iii) the Company shall promptly notify CGI of: (A) any written notice or other written communication from any Person alleging that the Consent of such Person is or may be required in connection with any of the Contemplated Transactions; and (B) any Legal Proceeding against, relating to, involving or otherwise affecting the Company that is commenced, or, to the Knowledge of the Company, threatened in writing against, the Company or (to the Knowledge of the Company) any director, officer or Key Employee of the Company after the date of this Agreement.

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(b)       During the Pre-Closing Period, the Company shall promptly notify CGI in writing, by delivery of an updated Company Disclosure Schedule, of: (i) the discovery by the Company of any event, condition, fact or circumstance that occurred, arose or existed on or prior to the date of this Agreement and that caused or constitutes a material inaccuracy in any representation or warranty made by the Company in this Agreement; (ii) any event, condition, fact or circumstance that occurs, arises or exists after the date of this Agreement and that would cause or constitute a material inaccuracy in any representation or warranty made by the Company in this Agreement if: (A) such representation or warranty had been made as of the time of the occurrence, existence or discovery of such event, condition, fact or circumstance; or (B) such event, condition, fact or circumstance had occurred, arisen or existed on or prior to the date of this Agreement; (iii) any material breach of any covenant or obligation of the Company; and (iv) any event, condition, fact or circumstance that could reasonably be expected to make the timely satisfaction of any of the conditions set forth in Article VI, Article VII, or Article VIII impossible or materially less likely. No notification given to CGI pursuant to this Section 4.3(b) shall change, limit or otherwise affect any of the representations, warranties, covenants or obligations of the Company contained in this Agreement or the Company Disclosure Schedule for purposes of Section 7.1.

(c)       Notwithstanding Section 4.3(a), during any period of full or partial suspension of operations related to the COVID-19 pandemic, the Company may, in connection with the COVID-19 pandemic, (i) take such actions as the Company believes in good faith are reasonably necessary to protect the health and safety of the Company’s employees and other individuals having business dealings with the Company and (ii) respond to third-party supply or service disruptions caused by the COVID-19 pandemic; provided, that following any such suspension, to the extent that the Company took any actions pursuant to the immediately preceding proviso that caused deviations from its business being conducted in the Ordinary Course of Business, the Company shall resume conducting its business in the Ordinary Course of Business in all material respects as soon as reasonably practicable.

Section 4.4        Negative Obligations.

(a)       Except (i) as expressly contemplated or permitted by this Agreement, (ii) as set forth in Part 4.4(a) of the CGI Disclosure Schedule, (iii) as reasonably necessary to ensure that CGI complies with applicable Legal Requirements and pre-existing contractual obligations or (iv) with the prior written consent of the Company (which consent shall not be unreasonably withheld, conditioned or delayed), at all times during the Pre-Closing Period, CGI shall not, nor shall it cause or permit Merger Sub to, do any of the following:

(i)       declare, accrue, set aside or pay any dividend or make any other distribution in respect of any shares of capital stock; or repurchase, redeem or otherwise reacquire any shares of capital stock or other securities (except for shares of CGI Common Stock from terminated employees of CGI);

(ii)       except for the Private Placement, contractual commitments in place at the time of this Agreement and disclosed in Part 3.9 and/or Part 3.13 of the CGI Disclosure Schedule, and other than as contemplated by the Contemplated Transactions, sell, issue, grant, authorize the issuance of, or make any commitments to sell, issue, grant or authorize the issuance of: (A) any capital stock or other security (except for (1) CGI Options or shares of CGI Common Stock issued to CGI employees, directors or consultants or (2) shares of CGI Common Stock issued upon the valid exercise of outstanding CGI Options); (B) any option, warrant or right to acquire any capital stock or any other security (other than as permitted by clause (A) above); or (C) any instrument convertible into or exchangeable for any capital stock or other security (other than as permitted by clause (A) above);

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(iii)       amend the Certificate of Incorporation or Articles of Incorporation (as applicable), bylaws or other charter or organizational documents of CGI or Merger Sub, or effect or be a party to any merger, consolidation, share exchange, business combination, recapitalization or similar transaction except as related to the Contemplated Transactions;

(iv)       form any new Subsidiary or acquire any equity interest or other interest in any other Entity;

(v)       lend money to any Person; incur or guarantee any indebtedness for borrowed money; issue or sell any debt securities or options, warrants, calls or other rights to acquire any debt securities; guarantee any debt securities of others; or make capital or other expenditures or commitments in excess of $100,000 individually or $250,000 in the aggregate, other than in the Ordinary Course of Business;

(vi)       (A) adopt, establish, enter into or terminate any CGI Employee Plan or any agreement, plan, policy or arrangement that would constitute a CGI Employee Plan if it were in existence on the date hereof; (B) cause or permit any CGI Employee Plan to be amended other than as required by law or in order to make amendments for the purposes of compliance with Section 409A of the Code, subject to prior review and approval (with such approval not to be unreasonably withheld) by the Company; (C) pay or establish any bonus or any profit-sharing or similar payment to, or, except in the Ordinary Course of Business, increase the amount of the wages, salary, commissions, benefits or other compensation or remuneration payable to, any of its directors, officers, employees, or other individual service providers; (D) increase or accelerate the vesting or payment of any compensation or benefit; (E) except in the Ordinary Course of Business, terminate (other than for “cause”), hire or promote any employee or other service provider; or (F) grant any severance, retention, termination or similar payments or benefits to any individual;

(vii)       enter into any material transaction outside the Ordinary Course of Business;

(viii)       acquire any material asset, sell, license, permit to lapse or abandon, lease other otherwise irrevocably dispose of any of its material assets or properties (including any CGI Intellectual Property, or exclusively licensed CGI Third Party Intellectual Property) or grant any Encumbrance with respect to such assets or properties, except in the Ordinary Course of Business;

(ix)       make any material Tax election in a manner inconsistent with its prior practice, change or revoke any material Tax election; fail to pay any income or material Tax as such Tax becomes due and payable; file any material amendment to any Tax Return; adopt or change any accounting method in respect of Taxes; change any annual Tax accounting period; enter into any Tax allocation agreement, Tax sharing agreement or Tax indemnity agreement, other than commercial contracts the primary purpose of which does not relate to Taxes entered into in the Ordinary Course of Business with vendors, customers or landlords; enter into any closing agreement with respect to any Tax; settle or compromise any claim, notice, audit report or assessment in respect of material Taxes; apply for or enter into any ruling from any Tax authority with respect to Taxes; surrender any right to claim a material Tax refund; or consent to any extension or waiver of the statute of limitations period applicable to any material Tax claim or assessment;

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(x)       settle or compromise any material action, suit, arbitration or proceeding pending or threatened against CGI or Merger Sub;

(xi)       enter into, amend or terminate any CGI Material Contract or enter into any new contract, agreement or arrangement that, if entered into prior to the date of this Agreement, would have been a CGI Material Contract (and, for the avoidance of doubt, a confidentiality agreement between CGI and any Person in response to a bona fide written Acquisition Proposal entered into in accordance with Section 4.5(a) shall not be considered a CGI Material Contract for purposes of this Agreement); or

(xii)       agree to take, take or permit Merger Sub to take or agree to take, any of the actions specified in clauses (i) through (xi) of this Section 4.4(a).

(b)       Except (i) as expressly contemplated or permitted by this Agreement, (ii) as set forth in Part 4.4(b) of the Company Disclosure Schedule, (iii) as reasonably necessary to ensure that the Company complies with applicable Legal Requirements and pre-existing contractual obligations or (iv) with the prior written consent of CGI (which consent shall not be unreasonably withheld, conditioned or delayed), at all times during the Pre-Closing Period, the Company shall not do any of the following:

(i)       declare, accrue, set aside or pay any dividend or make any other distribution in respect of any shares of capital stock; or repurchase, redeem or otherwise reacquire any shares of capital stock or other securities (except for shares of Company Common Stock from terminated employees of the Company);

(ii)       amend the charter, bylaws or other organizational documents of the Company, or effect or be a party to any merger, consolidation, share exchange, business combination, recapitalization, reclassification of shares, stock split, reverse stock split or similar transaction, except as related to the Contemplated Transactions;

(iii)       except for contractual commitments in place at the time of this Agreement and disclosed in Part 2.9 and/or Part 2.13 of the Company Disclosure Schedule and other than as contemplated by the Contemplated Transactions, sell, issue, grant, authorize the issuance of, or make any commitments to sell, issue, grant or authorize the issuance of: (A) any capital stock or other security (except for (1) Company Options or shares of Company Common Stock issued to Company employees, directors or consultants or (2) shares of Company Common Stock issued upon the valid exercise of outstanding Company Options); (B) any option, warrant or right to acquire any capital stock or any other security (other than as permitted by clause (A) above); or (C) any instrument convertible into or exchangeable for any capital stock or other security (other than as permitted by clause (A) above);

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(iv)       form any Subsidiary or acquire any equity interest or other interest in any other Entity;

(v)       lend money to any Person; incur or guarantee any indebtedness for borrowed money; issue or sell any debt securities or options, warrants, calls or other rights to acquire any debt securities; guarantee any debt securities of others; or make capital expenditures or commitments in excess of $100,000 individually or $250,000 in the aggregate, other than in the Ordinary Course of Business;

(vi)       adopt, establish, enter into or terminate any Company Employee Plan or any agreement, plan, policy or arrangement that would constitute a Company Employee Plan if it were in existence on the date hereof; (B) cause or permit any Company Employee Plan to be amended other than as required by law or in order to make amendments for the purposes of compliance with Section 409A of the Code, subject to prior review and approval (with such approval not to be unreasonably withheld, conditioned or delayed) by CGI; (C) pay or establish any bonus or any profit-sharing or similar payment to, or, except in the Ordinary Course of Business, increase the amount of the wages, salary, commissions, benefits or other compensation or remuneration payable to, any of its directors, officers, employees, or other individual service providers; (D) increase or accelerate the vesting or payment of any compensation or benefit; (E) except in the Ordinary Course of Business, terminate (other than for “cause”), hire or promote any employee or other service provider; or (F) grant any severance, retention, termination or similar payments or benefits to any individual;

(vii)       enter into any material transaction outside the Ordinary Course of Business;

(viii)       acquire any material asset, sell, license, permit to lapse or abandon, lease or otherwise irrevocably dispose of any of its material assets or properties (including any Company Intellectual Property, or exclusively licensed Company Third Party Intellectual Property) or grant any Encumbrance with respect to such assets or properties, except in the Ordinary Course of Business;

(ix)       settle or compromise any material action, suit, arbitration or proceeding pending or threatened against the Company;

(x)       make any material Tax election in a manner inconsistent with its prior practice, change or revoke any material Tax election; fail to pay any income or material Tax as such Tax becomes due and payable; file any material amendment to any Tax Return; adopt or change any accounting method in respect of Taxes; change any annual Tax accounting period; enter into any Tax allocation agreement, Tax sharing agreement or Tax indemnity agreement, other than commercial contracts the primary purpose of which does not relate to Taxes entered into in the Ordinary Course of Business with vendors, customers or landlords; enter into any closing agreement with respect to any Tax; settle or compromise any claim, notice, audit report or assessment in respect of material Taxes; apply for or enter into any ruling from any Tax authority with respect to Taxes; surrender any right to claim a material Tax refund; or consent to any extension or waiver of the statute of limitations period applicable to any material Tax claim or assessment;

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(xi)       enter into, amend or terminate any Company Material Contract or enter into any new contract, agreement or arrangement that, if entered into prior to the date of this Agreement, would have been a Company Material Contract (and, for the avoidance of doubt, a confidentiality agreement between the Company and any Person in response to a bona fide written Acquisition Proposal entered into in accordance with Section 4.5(a) shall not be considered a Company Material Contract for purposes of this Agreement); or

(xii)       agree to take, take or permit any of the actions specified in clauses (i) through (x) of this Section 4.4(b).

Section 4.5        No Solicitation.

(a)       Each Party agrees that it shall not, and shall not authorize or permit any of its officers, directors, employees, investment bankers, attorneys or accountants retained by it to, directly or indirectly: (i) solicit, initiate, encourage, induce or knowingly facilitate the communication, making, submission or announcement of any Acquisition Proposal or Acquisition Inquiry or take any action that could reasonably be expected to lead to an Acquisition Proposal or Acquisition Inquiry; (ii) furnish any information regarding such Party to any Person in connection with or in response to an Acquisition Proposal or Acquisition Inquiry; (iii) engage in or participate in discussions or negotiations with any Person with respect to any Acquisition Proposal or Acquisition Inquiry; (iv) otherwise knowingly facilitate any effort or attempt to make an Acquisition Proposal or Acquisition Inquiry; (v) approve, endorse or recommend any Acquisition Proposal (subject to and except as expressly permitted by Section 5.2 and Section 5.3); or (vi) execute or enter into any letter of intent or similar document or any Contract contemplating or otherwise relating to any Acquisition Transaction; provided, however, that, notwithstanding anything contained in this Section 4.5(a), prior to obtaining the Company Shareholder Approval or the CGI Stockholder Approval, as applicable, each Party may furnish nonpublic information regarding such Party to, and enter into discussions or negotiations with, any Person in response to a bona fide written Acquisition Proposal, which such Party’s Board of Directors determines in good faith, after consultation with a nationally recognized independent financial advisor and written advice from its outside legal counsel, constitutes, or is reasonably likely to result in, a Superior Offer (and is not withdrawn) if: (A) neither such Party nor any Representative of such Party shall have materially breached this Section 4.5; (B) the Board of Directors of such Party concludes in good faith, based on the advice of outside legal counsel, that the failure to take such action would be reasonably likely to be inconsistent with the fiduciary duties of the Board of Directors of such Party under applicable Legal Requirements; and (C) such Party receives from such Person an executed confidentiality agreement containing provisions (including nondisclosure provisions, use restrictions, non-solicitation provisions, no hire provisions and “standstill” provisions) at least as favorable to such Party as those contained in the Confidentiality Agreement. Without limiting the generality of the foregoing, each Party acknowledges and agrees that, in the event any Representative of such Party (whether or not such Representative is purporting to act on behalf of such Party) takes any action that, if taken by such Party, would constitute a material breach of this Section 4.5 by such Party, the taking of such action by such Representative shall be deemed to constitute a breach of this Section 4.5 by such Party for purposes of this Agreement. Notwithstanding anything to the contrary in this Agreement, each Party or any of its officers, directors, employees, investment bankers, attorneys or accountants retained by it may (x) in response to any unsolicited Acquisition Proposal or Acquisition Inquiry, seek to clarify the terms and conditions of such Acquisition Proposal or Acquisition Inquiry and (y) in response to any unsolicited Acquisition Proposal or Acquisition Inquiry from a third party, inform such third party or its representative of the restrictions imposed by this Section 4.5 (without conveying, requesting, or attempting to gather any other information except as otherwise specifically permitted).

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(b)       If any Party or any Representative of such Party receives an Acquisition Proposal or Acquisition Inquiry at any time during the Pre-Closing Period, then such Party shall promptly (and in no event later than 48 hours after such Party becomes aware of such Acquisition Proposal or Acquisition Inquiry) advise the other Party in writing of such Acquisition Proposal or Acquisition Inquiry (including the material terms thereof). Such Party shall keep the other Party informed in all material respects with respect to the status and terms of any such Acquisition Proposal or Acquisition Inquiry and any modification or proposed modification thereto.

(c)       Nothing in this Section 4.5 shall prohibit CGI from complying with Rule 14e-2 or Rule 14d-9 promulgated under the Exchange Act with regard to an Acquisition Proposal, respectively, or the Board of Directors of CGI from making any disclosure to the CGI stockholders if, in the good faith judgment of the Board of Directors of CGI, upon advice of its outside legal counsel, that taking such action or making such disclosure would be required to comply with its fiduciary duties under applicable laws.

(d)       Each Party shall immediately cease and cause to be terminated any existing discussions with any Person that relate to any Acquisition Proposal or Acquisition Inquiry as of the date of this Agreement and shall terminate access of any such Person to any data room (virtual or actual) containing information relating to the applicable Party.

Article V

ADDITIONAL AGREEMENTS OF THE PARTIES

Section 5.1        Form S-4.

(a)       As promptly as practicable after the date of this Agreement, CGI shall prepare and file with the SEC the Form S-4, subject to the full and prompt assistance of the Company as provided herein. The Parties shall jointly gather information for and prepare all disclosures (including information related to the Company) to be included in the Form S-4 and CGI shall be responsible for directing and controlling the filing thereof with the SEC. Each Party shall use commercially reasonable efforts (i) to cause the Form S-4 to comply with the Securities Act, the Exchange Act and applicable rules and regulations promulgated by the SEC, (ii) to file the Form S-4 as promptly as practicable after the date hereof, (iii) to respond promptly to any comments or requests of the SEC or its staff related to the Form S-4, (iv) to have the Form S-4 declared effective under the Securities Act as promptly as practicable after it is filed with the SEC, (v) to cause the Proxy Statement to be mailed to CGI’s stockholders as promptly as practicable after the Form S-4 is declared effective, and (vi) to keep the Form S-4 effective through the Closing in order to permit the consummation of the Merger.

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(b)       CGI covenants and agrees that the Form S-4 will not, at any Applicable Time, contain any untrue statement of material fact or omit to state any material fact required to be stated therein or necessary in order to make the statements made therein, in light of the circumstances under which they were made, not misleading. The Company covenants and agrees that the information provided by the Company to CGI for inclusion in the Form S-4 (including the Company Public Company Financial Statements) will not, at any Applicable Time, contain any untrue statement of a material fact or omit to state any material fact required to be stated therein or necessary in order to make the statements made therein, in light of the circumstances under which they were made, not misleading. The Company covenants and agrees that the Form S-4, when combined with any additional information it uses to secure the consent to the Preferred Stock Conversion and the Liquidation Preference Elimination, will not, at the time such written consent is sought or secured, contain any untrue statement of material fact or omit to state any material fact required to be stated therein or necessary in order to make the statements made therein, in light of the circumstances under which they were made, not misleading. Notwithstanding the foregoing, neither CGI nor the Company makes any covenant, representation or warranty with respect to statements made in the Form S-4 or any additional information used to secure the consent to the Preferred Stock Conversion and the Liquidation Preference Elimination, to the extent related to the other Party or its operations, business, directors, officers, Subsidiaries and stockholders or based on information provided by the other Party or its Representatives for inclusion therein. The Company and its Representatives shall be given the opportunity to review, comment on and approve (with such approval not to be unreasonably withheld or delayed) the Form S-4, including all amendments and supplements thereto (including any filings under the Exchange Act incorporated by reference therein), prior to the filing thereof with the SEC, and the response to any comments of the SEC prior to the filing thereof with the SEC.

(c)       Each Party shall promptly furnish to the other Party all information concerning such Party and such Party’s Affiliates and stockholders that may be required or reasonable requested for inclusion in the Form S-4, or to respond to any comments from the SEC thereon. Without limiting the foregoing, the Company will use commercially reasonable efforts to cause to be delivered to CGI a letter of the Company’s independent accounting firm, dated no more than two Business Days before the date on which the Form S-4 becomes effective (and reasonably satisfactory in form and substance to CGI, with confirmation of such satisfaction not to be unreasonably withheld), that is customary in scope and substance for letters delivered by independent public accountants in connection with registration statements similar to the Form S-4. If at any time after the Effective Time (i) any Party (A) becomes aware of any event or information that, pursuant to the Securities Act, or the Exchange Act, should be disclosed in an amendment or supplement to the Form S-4 (so that the Form S-4 would not include any untrue statement of material fact or omit to state a material fact required to be stated therein or necessary to make the statements therein, in light of the circumstances under which they were made, not misleading), (B) receives notice of any SEC request for an amendment or supplement to the Form S-4 or for additional information related thereto, or (C) receives SEC comments on the Form S-4, or (ii) the information provided in the Form S-4 becomes “stale” and new information should be disclosed in an amendment or supplement to the Form S-4; then in each such case such Party shall promptly inform the other Party thereof and shall cooperate with such other Party in filing such amendment or supplement with the SEC (and, if related to the Proxy Statement, mailing such amendment or supplement to CGI’s stockholders), or otherwise addressing such SEC request or comments. Each Party shall promptly notify the other Party if it becomes aware (1) that the Form S-4 has become effective, (2) of the issuance (or threatened issuance) of any stop order or suspension of the qualification or registration of CGI Common Stock issuable in connection with the Merger for offering or sale in any jurisdiction, or (3) of any order of the SEC related to the Form S-4, and shall promptly provide to the other Party copies of all correspondence between it or any of its Representatives, on the one hand, and the SEC or staff of the SEC, on the other hand, with respect to the Form S-4 and all orders of the SEC relating to the Form S-4. In the event of the issuance of any stop order or suspension of the qualification or registration of CGI Common Stock, the Parties shall use reasonable efforts to have such stop order or suspension lifted, reversed or otherwise terminated. Further, the Parties shall use reasonable efforts to take any other action required to be taken under applicable law and the rules of NASDAQ Capital Market, in connection with the filing and distribution of the Form S-4 and the solicitation of proxies.

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(d)       Without limiting the generality of the foregoing provisions of this Section 5.1:

(i)       In the event that the Form S-4 has not been filed or declared effective, or the Proxy Statement has not been mailed to CGI’s stockholders, prior to the time the financial statements contained in the Form S-4 or Proxy Statement, as the case may be, are less current than required by the Securities Act or Exchange Act, as the case may be, each of the Company and CGI will use its commercially reasonable efforts to complete, and deliver to the other Party for inclusion in the Form S-4 and Proxy Statement, as promptly as practicable following such time, its unaudited interim financial statements for each interim period then completed that would then be required to be included in the Form S-4 or Proxy Statement (the “Additional Financial Statements”). The delivering Party shall ensure that the Additional Financial Statements delivered by such Party shall: (i) comply as to form in all material respects with the published rules and regulations of the SEC applicable to such financial statements of the delivering Party if included in the Form S-4 and the Proxy Statement; (ii) fairly present, in all material respects, the financial position of such Party as of the respective dates thereof and the results of operations, changes in stockholders’ equity or deficit, and cash flows of such Party as of the dates of and for the periods covered thereby.

(ii)       As promptly as practicable following the delivery by each Party to the other Party of the Additional Financial Statements contemplated by this Section 5.1(d), CGI shall file the Form S-4 (or an amendment thereto), including in each case the Proxy Statement, containing such Additional Financial Statements and (for the avoidance of doubt) the provisions of this Section 5.1 shall apply to the filing of such Form S-4 (or amendment thereto) mutatis mutandis.

(e)       Prior to the Effective Time, CGI shall use commercially reasonable efforts to obtain all regulatory approvals needed to ensure that the CGI Common Stock to be issued in the Merger (to the extent required) will be registered or qualified or exempt from registration or qualification under the securities laws of every jurisdiction of the United States in which any registered holder of Company Capital Stock has an address of record on the applicable record date for determining the holders of Company Capital Stock entitled to notice and to consent to the Company Shareholder Written Action: (i) to qualify to do business as a foreign corporation in any jurisdiction in which it is not now qualified; or (ii) to file a general consent to service of process in any jurisdiction, unless CGI is already subject to service in such jurisdiction and except as may be required by the Securities Act.

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Section 5.2        Company Shareholder Written Action.

(a)       The Company shall use commercially reasonable efforts to obtain, as promptly as practicable, but in any event within twenty (20) days after the date that the Form S-4 is declared effective, an irrevocable action by written consent adopting this Agreement and constituting the Company Shareholder Approval, in the form attached hereto as Exhibit D (the “Company Shareholder Written Action”) sufficient for the Required Company Shareholder Vote in lieu of a meeting pursuant to Section 441 of the MBCA, for purposes of (i) approving and adopting this Agreement and the Contemplated Transactions, including the Merger and the conversion of the Company Preferred Stock into Company Common Stock, (ii) acknowledging that such adoption and approval of this Agreement and the Contemplated Transactions, including the Merger and the conversion of the Company Preferred Stock into Company Common Stock, given thereby is irrevocable, (iii) acknowledging that such shareholder is aware it has the right to assert dissenters’ rights with respect to its shares pursuant to Sections 471 and 473 of the MBCA, a copy of which was attached thereto, and that such shareholder has received and read a copy of Sections 471 and 473 of the MBCA, (iv) acknowledging that by approving of this Agreement and the Contemplated Transactions, including the Merger and the conversion of the Company Preferred Stock into Company Common Stock, it is not entitled to assert dissenters’ rights with respect to its shares in connection with the Merger and thereby waives any and all rights it may have under Section 471 of the MBCA, and (v) exercising the Drag-Along Right (as defined in the Company’s Shareholder Agreement) pursuant to and in accordance with Section 8.1 of the Company’s Shareholder Agreement. Under no circumstances shall the Company assert that any other approval or consent is necessary by its shareholders to approve the Merger, the other Contemplated Transactions or this Agreement. The Company shall use commercially reasonable efforts to ensure that the Company Shareholder Written Action is obtained in compliance with all applicable Legal Requirements, and shall not waive or revoke the Company Shareholder Written Action except after the termination of this Agreement when permitted in accordance with its terms. Notwithstanding anything to the contrary herein, any withdrawal or modification of the Company Board Recommendation at any time prior to obtaining the Company Shareholder Approval in accordance with Section 5.2(c) will not constitute a breach of Section 5.2(a).

(b)       The Company agrees that, subject to Section 5.2(c), (i) the Company’s Board of Directors shall recommend that the holders of Company Common Stock and Company Preferred Stock take action by written consent to approve and adopt this Agreement and the Contemplated Transactions, including the Merger and the conversion of the Company Preferred Stock into Company Common Stock, and shall use commercially reasonable efforts to solicit such approval within the timeframe set forth in Section 5.2(a), (ii) the statement of information provided to the holders of Company Common Stock and Company Preferred Stock shall include a statement to the effect that the Board of Directors of the Company recommends that the Company’s shareholders take action by written consent to approve and adopt this Agreement and the Contemplated Transactions, including the Merger and the conversion of the Company Preferred Stock into Company Common Stock (the recommendation of the Company’s Board of Directors that the Company’s shareholders approve and adopt this Agreement and the Contemplated Transactions, including the Merger and the conversion of the Company Preferred Stock into Company Common Stock, being referred to as the “Company Board Recommendation”); and (iii) the Company Board Recommendation shall not be withdrawn or modified in a manner adverse to CGI, and no resolution by the Board of Directors of the Company or any committee thereof to withdraw or modify the Company Board Recommendation in a manner adverse to CGI shall be adopted or proposed.

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(c)       Notwithstanding anything to the contrary contained in Section 5.2(b), at any time prior to obtaining the Company Shareholder Approval, the Company’s Board of Directors may withhold, amend, withdraw or modify the Company Board Recommendation in a manner adverse to CGI (which shall include approving, endorsing or recommending any Acquisition Proposal) if, but only if, the Company’s Board of Directors determines in good faith, based on such matters as it deems relevant following consultation with its outside legal counsel, that the failure to withhold, amend, withdraw or modify such recommendation would be inconsistent with its fiduciary duties under applicable Legal Requirements.

(d)       Promptly following obtaining the Company Shareholder Approval, the Company shall provide to its shareholders who did not execute the Company Shareholder Written Action notice of the actions taken pursuant to the Company Shareholder Written Action. The Company shall provide to its shareholders who did not execute the Company Shareholder Written Action applicable and appropriate notice regarding their dissenters’ rights under Section 471 of the MBCA, which notice shall comply with all applicable Legal Requirements.

Section 5.3        CGI Stockholders’ Meeting.

(a)       CGI shall take all action necessary under applicable Legal Requirements to call, give notice of and hold a meeting of the holders of CGI Common Stock to vote on the issuance of CGI Common Stock in the Merger (such meeting, the “CGI Stockholders’ Meeting”). The CGI Stockholders’ Meeting shall be held as promptly as practicable after the Form S-4 is declared effective under the Securities Act; provided, that CGI shall use its commercially reasonable efforts to (i) mail the Proxy Statement and all proxy materials to the CGI stockholders promptly after the date the SEC declares the Form S-4 effective, (ii) hold the CGI Stockholders’ Meeting and obtain the Required CGI Stockholder Vote within forty-five (45) calendar days of the date the SEC declares the Form S-4 effective, and (iii) obtain the Required CGI Stockholder Vote. CGI shall take reasonable measures to ensure that all proxies solicited in connection with the CGI Stockholders’ Meeting are solicited in compliance with all applicable Legal Requirements. Notwithstanding anything to the contrary contained herein, if on the date of the CGI Stockholders’ Meeting, or a date preceding the date on which the CGI Stockholders’ Meeting is scheduled, CGI reasonably believes that (A) it will not receive proxies sufficient to obtain the Required CGI Stockholder Vote, whether or not a quorum will be present, or (B) it will not have sufficient shares of CGI Common Stock represented (whether in person or by proxy) to constitute a quorum necessary to conduct the business of the CGI Stockholders’ Meeting, CGI may postpone or adjourn, or make one or more successive postponements or adjournments of, the CGI Stockholders’ Meeting as long as the date of the CGI Stockholders’ Meeting is not postponed or adjourned more than an aggregate of thirty calendar days in connection with any postponements or adjournments. Notwithstanding anything to the contrary herein, any withdrawal or modification of the Company Board Recommendation in accordance with Section 5.3(c) will not constitute a breach of Section 5.3(a).

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(b)       CGI agrees that, subject to Section 5.3(c): (i) CGI’s Board of Directors shall recommend that the holders of CGI Common Stock vote to approve the issuance of CGI Common Stock in the Merger and shall use commercially reasonable efforts to solicit such approval within the timeframe set forth in Section 5.3(a) above, (ii) the Proxy Statement shall include a statement to the effect that the Board of Directors of CGI recommends that CGI’s stockholders vote to approve the issuance of CGI Common Stock in the Merger (the recommendation of CGI’s Board of Directors that CGI’s stockholders vote to approve the issuance of CGI Common Stock in the Merger being referred to as the “CGI Board Recommendation”); and (iii) the CGI Board Recommendation shall not be withdrawn or modified in a manner adverse to the Company, and no resolution by the Board of Directors of CGI or any committee thereof to withdraw or modify the CGI Board Recommendation in a manner adverse to the Company shall be adopted or proposed.

(c)       Notwithstanding anything to the contrary contained in Section 5.3(b), at any time prior to the approval of the issuance of CGI Common Stock in the Merger by the stockholders of CGI by the Required CGI Stockholder Vote, CGI’s Board of Directors may withhold, amend, withdraw or modify the CGI Board Recommendation in a manner adverse to the Company (which shall include approving, endorsing or recommending any Acquisition Proposal) if, but only if, CGI’s Board of Directors determines in good faith, based on such matters as it deems relevant following consultation with its outside legal counsel, that the failure to withhold, amend, withdraw or modify such recommendation would be inconsistent with its fiduciary duties under applicable Legal Requirements.

Section 5.4       Regulatory Approvals. Each Party shall use commercially reasonable efforts to file or otherwise submit, as soon as practicable after the date of this Agreement, all applications, notices, reports and other documents reasonably required to be filed by such Party with, or otherwise submitted by such Party to, any Governmental Body with respect to the Merger and the other Contemplated Transactions, and to submit promptly any additional information requested by any such Governmental Body.

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Section 5.5        Company Options and Warrants.

(a)       At the Effective Time, each Company Option that is outstanding and unexercised immediately prior to the Effective Time, whether or not vested, shall be converted into and become an option to purchase CGI Common Stock, and CGI shall assume (x) each such Company Option in accordance with its terms (as in effect as of the date of this Agreement) and (y) the Company Stock Option Plan. Accordingly, from and after the Effective Time: (i) each Company Option assumed by CGI may be exercised solely for shares of CGI Common Stock; (ii) the number of shares of CGI Common Stock subject to each Company Option assumed by CGI shall be determined by multiplying (A) the number of shares of Company Common Stock that were subject to such Company Option, as in effect immediately prior to the Effective Time by (B) the Exchange Ratio and rounding the resulting number down to the nearest whole number of shares of CGI Common Stock; (iii) the per-share exercise price for the CGI Common Stock issuable upon exercise of each Company Option assumed by CGI shall be determined by dividing (A) the per-share exercise price of each such Company Option, as in effect immediately prior to the Effective Time, by (B) the Exchange Ratio, and rounding the resulting exercise price up to the nearest whole cent; and (iv) any restriction on the exercise of any Company Option assumed by CGI shall continue in full force and effect and the term, exercisability, vesting schedule and other provisions of such Company Option shall otherwise remain unchanged; provided, however, that: (A) to the extent provided under the terms of the Company Stock Option Plan or a Company Option, such Company Option assumed by CGI in accordance with this Section 5.5(a) shall, in accordance with its terms, be subject to further adjustment as appropriate to reflect any stock split, division or subdivision of shares, stock dividend, reverse stock split, consolidation of shares, reclassification, recapitalization or other similar transaction with respect to CGI Common Stock subsequent to the Effective Time; and (B) CGI’s Board of Directors or a committee thereof shall succeed to the authority and responsibility of Company’s Board of Directors or any committee thereof under the Company Stock Option Plan with respect to each Company Option assumed by CGI. Notwithstanding anything to the contrary in this Section 5.5(a), the conversion of each Company Option (regardless of whether such option qualifies as an “incentive stock option” within the meaning of Section 422 of the Code) into an option to purchase shares of CGI Common Stock shall be made in a manner intended to be consistent with Treasury Regulations Section 1.424-1, such that the conversion of a Company Option shall not constitute a “modification” of such Company Option for purposes of Section 409A or Section 424 of the Code.

(b)       CGI shall file with the SEC, promptly following the Effective Time, a registration statement on Form S-8, if available for use by CGI, relating to the shares of CGI Common Stock issuable with respect to Company Options issued to “employees” of the Company, as defined in General Instruction A(1)(a) of Form S-8, and assumed by CGI in accordance with Section 5.5(a).

(c)       At the Effective Time, each Company Warrant that is outstanding and unexercised immediately prior to the Effective Time shall be automatically cancelled and each Company Warrant holder will be entitled to receive the same consideration such Company Warrant holder would have received had they exercised the Company Warrant immediately prior to the Merger but after the Preferred Stock Conversion, less an amount equal to the aggregate purchase price that would have been payable in connection with the exercise.

(d)       Prior to the Effective Time, the Company shall take all actions that may be necessary (under the Company Stock Option Plan, any Company Warrants and otherwise) to effectuate the provisions of this Section 5.5 and to ensure that, from and after the Effective Time, holders of Company Options and Company Warrants have no rights with respect thereto other than those specifically provided in this Section 5.5.

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Section 5.6        Indemnification of Officers and Directors.

(a)       From the Effective Time through the sixth anniversary of the date on which the Effective Time occurs, each of CGI and the Surviving Corporation shall, jointly and severally, indemnify and hold harmless each person who is now, or has been at any time prior to the date hereof, or who becomes prior to the Effective Time, a director or officer of CGI or the Company (the “D&O Indemnified Parties”), against all claims, losses, liabilities, damages, judgments, fines and reasonable fees, costs and expenses, including attorneys’ fees and disbursements, incurred in connection with any claim, action, suit, proceeding or investigation, whether civil, criminal, administrative or investigative, arising out of or pertaining to the fact that the D&O Indemnified Party is or was a director or officer of CGI or the Company, whether asserted or claimed prior to, at or after the Effective Time, to the fullest extent permitted under the MBCA or the DGCL for directors or officers of Minnesota or Delaware corporations, as applicable. Each D&O Indemnified Party will be entitled to advancement of expenses incurred in the defense of any such claim, action, suit, proceeding or investigation from each of CGI and the Surviving Corporation, jointly and severally, upon receipt by CGI or the Surviving Corporation from the D&O Indemnified Party of a request therefor; provided that any person to whom expenses are advanced provides an undertaking to repay such advances if it is ultimately determined that such person is not entitled to indemnification.

(b)       The Certificate of Incorporation or Articles of Incorporation (as applicable) and bylaws of each of CGI and the Surviving Corporation shall contain, and CGI shall cause the Articles of Incorporation and bylaws of the Surviving Corporation to so contain, provisions no less favorable with respect to indemnification, advancement of expenses and exculpation of present and former directors and officers of each of CGI and the Company than are presently set forth in the Certificate of Incorporation or Articles of Incorporation (as applicable) and bylaws (or equivalent organizational documents) of CGI and the Company, as applicable, which provisions shall not be amended, modified or repealed for a period of six years from the Effective Time in a manner that would adversely affect the rights thereunder of individuals who, at or prior to the Effective Time, were officers or directors of CGI or the Company.

(c)       Each of CGI and the Company shall purchase a tail director’s and officer’s liability insurance policy, on commercially available terms and conditions with coverage limits customary for U.S. public companies similarly situated to CGI and an effective date as of the Closing; provided, that in no event shall CGI and the Company be required to expend pursuant to this Section 5.6(c) more than an amount equal to 200% of the respective current annual premiums paid by CGI and the Company for such insurance.

(d)       CGI shall pay all expenses, including reasonable attorneys’ fees, that may be incurred by the persons referred to in this Section 5.6 in connection with their enforcement of their rights provided in this Section 5.6 but if, and only if, and to the extent that such persons are successful on the merits of such enforcement action.

(e)       The provisions of this Section 5.6 are intended to be in addition to the rights otherwise available to the D&O Indemnified Parties by law, certificate of incorporation or articles of incorporation (as applicable), statute, bylaw or agreement, and shall operate for the benefit of, and shall be enforceable by, each of the D&O Indemnified Parties, their heirs and their representatives.

(f)       In the event CGI or the Surviving Corporation or any of their respective successors or assigns (i) consolidates with or merges into any other person and shall not be the continuing or surviving corporation or entity of such consolidation or merger, or (ii) transfers all or substantially all of its properties and assets to any Person, then, and in each such case, proper provision shall be made so that the successors and assigns of CGI or the Surviving Corporation, as the case may be, shall succeed to the obligations set forth in this Section 5.6. CGI shall cause the Surviving Corporation to perform all of the obligations of the Surviving Corporation under this Section 5.6.

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Section 5.7       Additional Agreements.

(a)       Subject to Section 5.7(b), the Parties shall use commercially reasonable efforts to cause to be taken all actions necessary to consummate the Merger and make effective the other Contemplated Transactions. Without limiting the generality of the foregoing, but subject to Section 5.7(b), each Party to this Agreement: (i) shall make all filings and other submissions (if any) and give all notices (if any) required to be made and given by such Party in connection with the Merger and the other Contemplated Transactions; (ii) shall use commercially reasonable efforts to (A) obtain each Consent (if any) reasonably required to be obtained (pursuant to any applicable Legal Requirement or Contract, or otherwise) by such Party in connection with the Merger or any of the other Contemplated Transactions or for such Contract to remain in full force and effect; (B) lift any injunction prohibiting, or any other legal bar to, the Merger or any of the other Contemplated Transactions; and (C) satisfy the conditions precedent to the consummation of the Closing.

(b)       Notwithstanding anything to the contrary contained in this Agreement, the Parties shall be obligated under this Agreement to use their commercially reasonable efforts: (i) to dispose of or transfer any assets; (ii) to discontinue offering any product or service; (iii) to license or otherwise make available to any Person any Intellectual Property; (iv) to hold separate any assets or operations (either before or after the Closing Date); (v) to make any commitment (to any Governmental Body or otherwise) regarding its future operations; or (vi) to contest any Legal Proceeding or any order, writ, injunction or decree relating to the Merger or any of the other Contemplated Transactions, provided that such action, either individually or in the aggregate, would not be reasonably expected to result in a material adverse effect on any Party’s expected benefits from the Contemplated Transactions.

Section 5.8       Disclosure. Without limiting any of the Company’s or CGI’s obligations under the Confidentiality Agreement, each Party shall not, and shall not permit any Representative of such Party to, issue any press release or make any disclosure (to any customers or employees of such Party, to the public or otherwise) regarding the Merger or any of the other Contemplated Transactions unless: (a) the other Parties shall have approved such press release or disclosure in writing (which approval shall not be unreasonably withheld, conditioned or delayed); or (b) such Party shall have determined in good faith, upon the advice of outside legal counsel, that such disclosure is required by applicable Legal Requirements and, to the extent practicable, before such press release or disclosure is issued or made, such Party advises the other Parties of, and consults with the other Parties regarding, the text of such press release or disclosure; provided, however, that each of the Company and CGI may make any public statement in response to specific questions by the press, analysts, investors or those attending industry conferences or financial analyst conference calls, so long as any such statements are consistent with previous press releases, public disclosures or public statements made by the Company or CGI in compliance with this Section 5.8.

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Section 5.9       Listing. CGI shall use commercially reasonable efforts to maintain its existing listing on the NASDAQ Capital Market and CGI and the Company shall use commercially reasonable efforts to cause the shares of CGI Common Stock being issued in the Merger, including the shares of CGI Common Stock issuable in connection with the assumption of Company Options and the cancellation of Company Warrants, to be approved for listing (subject to notice of issuance) on the NASDAQ Capital Market at or prior to the Effective Time.

Section 5.10       Tax Matters.

(a)       For United States federal income Tax purposes, (i) the Parties intend that the Merger qualify as a “reorganization” within the meaning of Section 368(a) of the Code (the “Intended Tax Treatment”), and (ii) this Agreement is intended to be, and is hereby adopted as, a “plan of reorganization” for purposes of Sections 354 and 361 of the Code and Treasury Regulations Sections 1.368-2(g) and 1.368-3(a), to which CGI, Merger Sub and the Company are parties under Section 368(b) of the Code.

(b)       CGI, Merger Sub and the Company shall use their respective commercially reasonable efforts to cause the Merger to qualify, and agree not to permit or cause any Affiliate or any Subsidiary to, take any actions or cause any action to be taken that would reasonably be expected to prevent or impede the Merger from qualifying, for the Intended Tax Treatment.

(c)       CGI, Merger Sub and the Company shall treat, and shall not take any Tax reporting position inconsistent with the treatment of, the Merger as a “reorganization” within the meaning of Section 368(a) of the Code for U.S. federal, state and other relevant income Tax purposes, unless otherwise required pursuant to a “determination” within the meaning of Section 1313(a) of the Code.

(d)       Notwithstanding any provision of this Agreement to the contrary, the Parties acknowledge and agree that each has relied upon the advice of its own Tax advisors in connection with the Merger and the Contemplated Transactions and that none of CGI, Merger Sub, the Company, or any of their Affiliates make any representation or warranty as to the Intended Tax Treatment.

(e)       The Parties shall cooperate and use their commercially reasonable efforts in order for the Company to obtain the opinion of Taft Stettinius & Hollister LLP or such other nationally recognized tax counsel reasonably satisfactory to the Company, in form and substance reasonably acceptable to the Company, dated as of the applicable date required under Form S-4 (the “Company Tax Opinion”), and CGI to obtain the opinion of Lowenstein Sandler LLP or such other nationally recognized tax counsel reasonably satisfactory to CGI, in form and substance reasonably acceptable to CGI, dated as of the applicable date required under Form S-4 (the “CGI Tax Opinion”) to the effect that, on the basis of the facts, representations and assumptions set forth or referred to in such opinions, for U.S. federal income Tax purposes, the Merger will constitute a reorganization within the meaning of Section 368(a) of the Code.

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(f)       All transfer, documentary, sales, use, stamp, registration and other such Taxes and fees (including any penalties and interest) incurred in connection with this Agreement (collectively, “Transfer Taxes”) shall be paid by the Shareholders when due, and the Shareholders will, at their own expense, file all necessary Tax Returns and other documentation with respect to all such Transfer Taxes, and, if required by applicable Legal Requirements, CGI will, and will cause its Affiliates to, join in the execution of any such Tax Returns and other documentation. The Shareholders shall provide CGI with (i) evidence reasonably satisfactory to CGI that such Transfer Taxes have been paid by the Shareholders and (ii) a clearance certificate or similar documents that may be required by any Tax authority to relieve CGI of any obligation to withhold any portion of the payments or consideration to the Shareholders pursuant to this Agreement.

Section 5.11       Cooperation. Each Party shall cooperate reasonably with each other Party and shall provide the other Parties with such assistance as may be reasonably requested for the purpose of facilitating the performance by each Party of its obligations under this Agreement and to enable the combined entity to continue to meet its obligations following the Closing.

Section 5.12       Conversion. The Company shall take all action required to effect the conversion of the Company Preferred Stock into Company Common Stock, in each case pursuant to the Company Shareholder Written Action prior to the Closing Date.

Section 5.13       Net Cash Adjustment.

(a)       At least ten (10) days prior to the Anticipated Closing Date, each Party shall deliver to the other a Net Cash Schedule. Upon the reasonable request of the receiving Party, the delivering Party shall make the work papers and back-up materials used or useful in preparing the Net Cash Schedule available to the receiving Party. Within three (3) Business Days after delivery of a Net Cash Schedule (the “Net Cash Response Date”), the receiving Party will have the right to dispute any part of the delivering Party’s Net Cash Schedule by delivering a written notice to that effect to such Party (a “Cash Dispute Notice”). Any Cash Dispute Notice shall identify in reasonable detail the nature of any proposed revisions to the calculation of such Party’s Net Cash. If on or prior to the Net Cash Response Date, (i) both receiving Parties notify the other Party that it has no objections to the Net Cash Schedule of the other Party or (ii) both receiving Parties fail to deliver a Cash Dispute Notice, then both Parties’ Net Cash as set forth in each Net Cash Schedule shall be deemed to have been finally determined for purposes of this Agreement. If either Party delivers a Cash Dispute Notice on or prior to the Net Cash Response Date, then members of senior management of both Parties shall promptly meet in person or telephonically at mutually agreed upon times and attempt in good faith to resolve the disputed items and negotiate an agreed-upon determination of Net Cash for both Parties.

(b)       The number of Merger Shares to be issued pursuant to this Agreement shall be subject to adjustment (to be mutually agreed upon at least two (2) Business Days prior to the Closing Date) (the “Net Cash Adjustment”) as follows: (i) if the CGI Net Cash is less than $2,000,000 by more than the Net Cash Adjustment Threshold or (ii) if the Company Net Cash is less than $500,000 by more than the Net Cash Adjustment Threshold, then the CGI Percentage (in the event of a shortfall described in foregoing clause (i)) and/or the Company Percentage (in the event of a shortfall described in foregoing clause (ii)) shall be adjusted downward as set forth in the Exchange Ratio Calculation Spreadsheet; it being understood that only if there is a shortfall under both of the foregoing clauses (i) and (ii) will both shortfalls be taken into account in adjusting the CGI Percentage and the Company Percentage.

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Section 5.14       Legends. CGI shall be entitled to place appropriate legends on the book entries or certificates evidencing any shares of CGI Common Stock to be received in the Merger by the equityholders of the Company who may be considered “affiliates” of CGI for purposes of Rule 144 under the Securities Act reflecting the restrictions set forth in Rule 144 and to issue appropriate stop transfer instructions to the transfer agent for CGI Common Stock.

Section 5.15       Termination of Certain Agreements and Rights. The Company shall cause any shareholder agreements, voting agreements, registration rights agreements, co-sale agreements and any other similar Contracts between the Company and any holders of Company Capital Stock, including any such Contract granting any Person investor rights, rights of first refusal, registration rights or director designation rights (collectively, the “Investor Agreements”), to be terminated no later than immediately prior to the Effective Time, without any liability being imposed on the part of CGI or the Surviving Corporation. Part 5.15 of the Company Disclosure Schedule sets forth a true and complete list of all Investor Agreements.

Section 5.16       Allocation Certificates.

(a)       The Company will prepare and deliver to CGI at least two Business Days prior to the Closing Date a certificate, signed by the Chief Financial Officer of the Company in a form reasonably acceptable to CGI, setting forth (as expected as of immediately prior to the Effective Time) (i) each record holder of Company Capital Stock, Company Options or Company Warrants, (ii) such record holder’s name and address, (iii) the number and class of Company Capital Stock held or underlying the Company Options or Company Warrants held by such record holder, (iv) based on the then estimated Exchange Ratio set forth in such certificate, the number of shares of CGI Common Stock to be issued to such record holder (in the case of a holder of Company Capital Stock or a Company Warrant), or to underlie any Company Option to be assumed by CGI in the Merger, pursuant to this Agreement in respect of such record holder’s Company Capital Stock, Company Options and Company Warrants and (v) any other information of the Company necessary to complete the calculations set forth in the Exchange Ratio Calculation Spreadsheet (the “Allocation Certificate”).

(b)       CGI will prepare and deliver to the Company at least two Business Days prior to the Closing Date a certificate signed by the Chief Financial Officer of CGI in a form reasonably acceptable to the Company, setting forth (as expected as of immediately prior to the Effective Time) (i) the number of shares of CGI Common Stock that will be outstanding as of immediately prior to the Effective Time and (ii) any other information of CGI necessary to complete the calculations set forth in the Exchange Ratio Calculation Spreadsheet (the “CGI Outstanding Shares Certificate”).

Section 5.17       Composition of Board. If any vacancy on the Board of Directors of CGI shall exist with respect to a member designated by CGI pursuant to Section 1.4(b) within the twelve (12)-month period following the Closing Date, such vacancy on the Board of Directors of CGI shall only be filled with the vote or written consent of any remaining members of the Board of Directors of CGI designated by CGI pursuant to Section 1.4(b).

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Section 5.18       Key Employee Employment Agreements. The Parties shall use commercially reasonable efforts to enter into employment agreements with the Key Employees on mutually satisfactory and commercially reasonable terms within thirty (30) days of the date hereof, but which agreements shall not be effective until after the Closing.

Article VI

CONDITIONS PRECEDENT TO OBLIGATIONS OF EACH PARTY

The obligations of each Party to effect the Merger and otherwise consummate the transactions to be consummated at the Closing are subject to the satisfaction or, to the extent permitted by applicable Legal Requirements, the written waiver by each of the Parties, at or prior to the Closing, of each of the following conditions:

Section 6.1       No Restraints. No temporary restraining order, preliminary or permanent injunction or other order preventing the consummation of the Merger shall have been issued by any court of competent jurisdiction or other Governmental Body and remain in effect, and there shall not be any Legal Requirement which has the effect of making the consummation of the Merger illegal.

Section 6.2       Effectiveness of Form S-4. The Form S-4 shall have become effective in accordance with the provisions of the Securities Act, and shall not be subject to any stop order or proceeding (or threatened proceeding by the SEC) seeking a stop order with respect to the Form S-4 that has not been withdrawn. Any material state securities laws applicable to the issuance of the shares of CGI Common Stock constituting Merger Consideration shall have been complied with and no stop order (or similar order) shall have been issued or threatened in writing with respect of any shares of CGI Common Stock constituting Merger Consideration by any applicable state securities commissioner or court of competent jurisdiction.

Section 6.3       Shareholder Approval. This Agreement and the Contemplated Transactions, including the Merger, shall have been duly adopted and approved by the Required Company Shareholder Vote, and the issuance of the CGI Common Stock in the Merger shall have been duly approved by the Required CGI Stockholder Vote.

Section 6.4       No Governmental Proceedings Relating to Contemplated Transactions or Right to Operate Business. Subject to the satisfaction of each Party’s obligations in Section 5.7(b), there shall not be any Legal Proceeding pending, or threatened in writing by a Governmental Body in which such Governmental Body indicates that it intends to conduct any Legal Proceeding or take any other action: (a) challenging or seeking to restrain or prohibit the consummation of the Merger; (b) relating to the Merger and seeking to obtain from CGI, Merger Sub or the Company any damages or other relief that may be material to CGI or the Company; (c) seeking to prohibit or limit in any material and adverse respect a Party’s ability to vote, transfer, receive dividends with respect to or otherwise exercise ownership rights with respect to the stock of CGI; (d) that would materially and adversely affect the right or ability of CGI or the Company to own the assets or operate the business of CGI or the Company; or (e) seeking to compel the Company or CGI to dispose of or hold separate any material assets as a result of the Merger.

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Section 6.5       Nasdaq Notification. The existing CGI Common Stock shall have been listed on Nasdaq as of and from the date of this Agreement through the Closing Date, and the shares of CGI Common Stock being issued in the Merger, including the shares of CGI Common Stock issuable in connection with the assumption of Company Options, shall have been approved for listing (subject to notice of issuance) on the NASDAQ Capital Market.

Section 6.6       Private Placement. CGI shall have consummated a private placement of CGI securities on terms mutually agreed upon by CGI and the Company (the “Private Placement”) no later than simultaneously with the Closing, resulting in gross proceeds in an amount mutually agreed upon by CGI and the Company and currently anticipated to be up to approximately $10 million on or prior to the Closing Date, which securities will not be included in “CGI Outstanding Equity” or “Deemed Outstanding CGI Common Stock” for purposes of calculating the Merger Shares under this Agreement, and which proceeds will not be included in CGI’s Net Cash for purposes of calculating the Net Cash Adjustment.

Article VII

ADDITIONAL CONDITIONS PRECEDENT TO OBLIGATIONS OF CGI AND MERGER SUB

The obligations of CGI and Merger Sub to effect the Merger and otherwise consummate the transactions to be consummated at the Closing are subject to the satisfaction or the written waiver by CGI, at or prior to the Closing, of each of the following conditions:

Section 7.1       Accuracy of Representations. (a) The representations and warranties of the Company contained in Section 2.3(a) of this Agreement shall have been true and correct as of the date of this Agreement and shall be true and correct on and as of the Closing Date with the same force and effect as if made on the Closing Date, except in each case for inaccuracies that are de minimis in the aggregate, (b) the representations and warranties of the Company contained in Section 2.1 or Section 2.18 of this Agreement shall have been true and correct in all material respects as of the date of this Agreement and shall be true and correct in all material respects on and as of the Closing Date with the same force and effect as if made on the Closing Date, and (c) the other representations and warranties of the Company contained in this Agreement shall have been true and correct as of the date of this Agreement and shall be true and correct on and as of the Closing Date with the same force and effect as if made on the Closing Date except (i) individually or in the aggregate, where the failure to be true and correct has not had, and would not reasonably be expected to have, a Company Material Adverse Effect or (ii) for those representations and warranties which address matters only as of a particular date (which representations shall have been true and correct, subject to the qualifications as set forth in the preceding clause (i), as of such particular date) (it being understood that, for purposes of determining the accuracy of such representations and warranties, any update of or modification to the Company Disclosure Schedule made or purported to have been made after the date of this Agreement shall be disregarded for all purposes).

Section 7.2       Performance of Covenants. All of the covenants and obligations in this Agreement that the Company is required to comply with or to perform at or prior to the Closing shall have been complied with and performed by the Company in all material respects.

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Section 7.3       Consents.

(a)       All of the Consents set forth on Part 7.3(a) of the Company Disclosure Schedule shall have been obtained and shall be in full force and effect.

(b)       Any Governmental Authorization or other Consent required to be obtained by the Company under any applicable Legal Requirement shall have been obtained and shall remain in full force and effect.

Section 7.4       Documents. CGI shall have received the following documents, each of which shall be in full force and effect:

(a)       the CGI Tax Opinion and the Company Tax Opinion, in each case, dated as of the applicable date required under Form S-4 and addressed to CGI and/or the Company, as applicable;

(b)       a certificate executed by the Chief Executive Officer and Chief Financial Officer of the Company confirming (i) that the conditions set forth in Section 7.1 and Section 7.2 have been duly satisfied and (ii) that the information set forth in the Allocation Certificate delivered by the Company in accordance with Section 5.15, subject to any updates to the Allocation Certificate attached to such certificate, is true and accurate in all respects as of the Closing Date; and

(c)       certificates of good standing (or equivalent documentation) of the Company from the Secretary of State of the State of Minnesota and the various foreign jurisdictions in which it is qualified, certified Articles of Incorporation of the Company, a certificate as to the incumbency of officers of the Company and the adoption of resolutions of the Board of Directors of the Company authorizing the execution of this Agreement and the consummation of the Contemplated Transactions to be performed by the Company hereunder.

Section 7.5       FIRPTA Certificate. CGI shall have received from the Company a properly executed certificate (and related notice to the IRS) stating that the Company is not, and has not been at any time during the five-year period ending on the Closing Date, a “United States real property holding corporation” as defined in Section 897(c)(2) of the Code and Treasury Regulations Section 1.897-2(b), in accordance with Treasury Regulations Sections 1.897-2(h) and 1.445-2(c)(3) and in form and substance reasonably acceptable to CGI, along with written authorization for CGI to deliver such certificate and notice the IRS on behalf of the Company upon the Closing of the Merger.

Section 7.6       Conversion of Company Preferred Stock. The Company shall have obtained the requisite approval for the automatic conversion of all of the Company Preferred Stock into Company Common Stock immediately prior to the Effective Time pursuant to Section 5(b)(ii) of the Fourth Amended and Restated Certificate of Designation of the Company and the Company Preferred Stock shall have been converted into Company Common Stock immediately prior to the Effective Time in accordance therewith (the “Preferred Stock Conversion”).

Section 7.7       Elimination of Liquidation Preference with respect to the Merger. The holders of the requisite number of shares of Company Preferred Stock shall have approved the elimination of the liquidation preference of the Company Preferred Stock with respect to the Merger (the “Liquidation Preference Elimination ”).

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Section 7.8       No Company Material Adverse Effect. Since the date of this Agreement, there shall not have occurred any Company Material Adverse Effect that is continuing.

Section 7.9       Termination of Investor Agreements. The Investor Agreements shall have been terminated.

Section 7.10       Conversion of Convertible Notes. All of the Convertible Notes shall be converted to Company Common Stock immediately prior to the Merger (without triggering, or resulting in the exercise of, redemption rights under any Convertible Note).

Section 7.11       Dissenting Shares. The total number of Dissenting Shares shall not exceed three percent (3.0%) of the outstanding shares of the Company Capital Stock immediately prior to the Effective Time (after giving effect to the conversion of the Convertible Notes) and the time period for holders of Company Capital Stock to assert dissenters’ rights in accordance with the provisions of Section 473 of the MBCA shall have expired.

Article VIII

ADDITIONAL CONDITIONS PRECEDENT TO OBLIGATION OF THE COMPANY

The obligations of the Company to effect the Merger and otherwise consummate the transactions to be consummated at the Closing are subject to the satisfaction or the written waiver by the Company, at or prior to the Closing, of each of the following conditions:

Section 8.1       Accuracy of Representations. (a) The representations and warranties of CGI and Merger Sub contained in Section 3.3(a) shall have been true and correct as of the date of this Agreement and shall be true and correct on and as of the Closing Date with the same force and effect as if made on the Closing Date, except in each case for inaccuracies that are de minimis in the aggregate, (b) the representations and warranties of CGI and Merger Sub contained in Section 3.1 and Section 3.18 shall have been true and correct in all material respects as of the date of this Agreement and shall be true and correct in all material respects on and as of the Closing Date with the same force and effect as if made on the Closing Date, and (c) the other representations and warranties of CGI and Merger Sub contained in this Agreement shall have been true and correct as of the date of this Agreement and shall be true and correct on and as of the Closing Date with the same force and effect as if made on the Closing Date except (i) individually or in the aggregate, where the failure to be true and correct has not had, and would not reasonably be expected to have, a CGI Material Adverse Effect or (ii) for those representations and warranties which address matters only as of a particular date (which representations shall have been true and correct, subject to the qualifications as set forth in the preceding clause (i), as of such particular date) (it being understood that, for purposes of determining the accuracy of such representations and warranties, any update of or modification to the CGI Disclosure Schedule made or purported to have been made after the date of this Agreement shall be disregarded).

Section 8.2       Performance of Covenants. All of the covenants and obligations in this Agreement that CGI or Merger Sub is required to comply with or to perform at or prior to the Closing shall have been complied with and performed by CGI or Merger Sub in all material respects.

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Section 8.3       Consents.

(a)       All the Consents set forth on Part 8.3(a) of the CGI Disclosure Schedule shall have been obtained and shall be in full force and effect.

(b)       Any Governmental Authorization or other Consent required to be obtained by CGI under any applicable Legal Requirement shall have been obtained and shall remain in full force and effect.

Section 8.4       Documents. The Company shall have received the following documents, each of which shall be in full force and effect:

(a)       a certificate executed by the Chief Executive Officer of CGI confirming (i) that the conditions set forth in Section 8.1 and Section 8.2 have been duly satisfied and (ii) that the information set forth in the CGI Outstanding Shares Certificate is true and accurate in all respects as of the Closing Date; and

(b)       certificates of good standing of each of CGI and Merger Sub in its jurisdiction of organization and the various foreign jurisdictions in which it is qualified, a certified Certificate of Incorporation or certified Articles of Incorporation (as applicable) of each of CGI and Merger Sub, certificates as to the incumbency of officers of each of CGI and Merger Sub and the adoption of resolutions of the respective boards of directors of CGI and Merger Sub authorizing the execution of this Agreement and the consummation of the Contemplated Transactions to be performed by CGI and Merger Sub hereunder.

Section 8.5       No CGI Material Adverse Effect. Since the date of this Agreement, there shall not have occurred any CGI Material Adverse Effect that is continuing.

Article IX

TERMINATION

Section 9.1       Termination. This Agreement may be terminated prior to the Effective Time (whether before or after adoption of this Agreement by the Company’s shareholders and whether before or after approval of the issuance of CGI Common Stock in the Merger by CGI’s stockholders, unless otherwise specified below):

(a)       by mutual written consent duly authorized by the Boards of Directors of CGI and the Company;

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(b)       by either CGI or the Company if the Merger shall not have been consummated on or before 11:59 p.m., Eastern Time, on January 15, 2021 (the “End Date”); provided, however, that the right to terminate this Agreement under this Section 9.1(b) shall not be available to any Party whose action or failure to act has been a principal cause of the failure of the Merger to occur on or before such date and such action or failure to act constitutes a breach of this Agreement; provided, further, however, that, in the event that the Form S-4 is still being reviewed or commented upon by the SEC, then either CGI or the Company shall be entitled to extend the End Date for an additional forty-five (45) calendar days by providing written notice to the other Party at least one Business Day in advance of the End Date, provided, further, however, that, in the event that the CGI Stockholders’ Meeting has been adjourned or postponed in accordance with Section 5.3(a) and such adjournment or postponement continues through the End Date, then the End Date shall automatically extend until the date that is ten (10) calendar days following such adjournment or postponement;

(c)       by either CGI or the Company if a court of competent jurisdiction or other Governmental Body shall have issued a final and non-appealable order, decree or ruling, or shall have taken any other action, having the effect of permanently restraining, enjoining or otherwise prohibiting the Merger;

(d)       by CGI if the Company Shareholder Approval shall not have been obtained within thirty (30) days after the Form S-4 is declared effective;

(e)       by the Company if the CGI Stockholders’ Meeting (including any adjournments and postponements thereof) shall have been held and completed and CGI’s stockholders shall have taken a final vote on the issuance of shares of CGI Common Stock in the Merger and the issuance of CGI Common Stock in the Merger shall not have been approved by the Required CGI Stockholder Vote;

(f)       by the Company (at any time prior to the approval of the issuance of CGI Common Stock in the Merger by the Required CGI Stockholder Vote) if a CGI Triggering Event shall have occurred;

(g)       by CGI (at any time prior to obtaining the Company Shareholder Approval) if a Company Triggering Event shall have occurred;

(h)       by the Company, upon a breach of any representation, warranty, covenant or agreement on the part of CGI or Merger Sub set forth in this Agreement, or if any representation or warranty of CGI or Merger Sub shall have become inaccurate, in either case such that the conditions set forth in Section 8.1 or Section 8.2 would not be satisfied as of the time of such breach or as of the time such representation or warranty shall have become inaccurate, provided that if such inaccuracy in CGI’s or Merger Sub’s representations and warranties or breach by CGI or Merger Sub is reasonably curable by CGI or Merger Sub, then this Agreement shall not terminable by the Company pursuant to this Section 9.1(h) as a result of such particular breach or inaccuracy until the earlier of (i) the expiration of a 30-day period commencing upon delivery of written notice from CGI or Merger Sub to the Company of such breach or inaccuracy and (ii) CGI or Merger Sub (as applicable) ceasing to exercise commercially reasonable efforts to cure such breach (it being understood that this Agreement shall not terminate pursuant to this Section 9.1(h) as a result of such particular breach or inaccuracy if such breach by CGI or Merger Sub is cured prior to such termination becoming effective); or

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(i)       by CGI, upon a breach of any representation, warranty, covenant or agreement on the part of the Company set forth in this Agreement, or if any representation or warranty of the Company shall have become inaccurate, in either case such that the conditions set forth in Section 7.1 or Section 7.2 would not be satisfied as of the time of such breach or as of the time such representation or warranty shall have become inaccurate, provided that if such inaccuracy in the Company’s representations and warranties or breach by the Company is reasonably curable by the Company then this Agreement shall not terminate pursuant to this Section 9.1(i) as a result of such particular breach or inaccuracy until the earlier of (i) the expiration of a 30-day period commencing upon delivery of written notice from the Company to CGI of such breach or inaccuracy and (ii) the Company ceasing to exercise commercially reasonable efforts to cure such breach (it being understood that this Agreement shall not terminate pursuant to this Section 9.1(i) as a result of such particular breach or inaccuracy if such breach by the Company is cured prior to such termination becoming effective).

Section 9.2       Effect of Termination. In the event of the termination of this Agreement as provided in Section 9.1, this Agreement shall be of no further force or effect; provided, however, that (a) this Section 9.2, Section 9.3, and Article X shall survive the termination of this Agreement and shall remain in full force and effect and (b) the termination of this Agreement shall not relieve any Party from any liability for any willful breach of any representation, warranty, covenant, obligation or other provision contained in this Agreement.

Section 9.3       Expenses; Expense Reimbursement.

(a)       Except as set forth in this Section 9.3, all fees and expenses incurred in connection with this Agreement and the Contemplated Transactions shall be paid by the Party incurring such expenses, whether or not the Merger is consummated; provided, that CGI and the Company shall share equally all fees and expenses incurred in relation to (i) the printing and filing with the SEC of the Form S-4 (including any financial statements and exhibits) and any amendments or supplements thereto and paid to a financial printer or the SEC (for avoidance of doubt, excluding any costs incurred in the preparation of such documents) and (ii) the filing of a NASDAQ listing application, if any, in connection with the Contemplated Transactions.

(b)

(i)       If this Agreement is terminated by the Company pursuant to Section 9.1(e) or Section 9.1(f) and (1) after the date of this Agreement and prior to such termination, an Acquisition Proposal with respect to CGI shall have been publicly announced or disclosed and (2) within 12 months of the date of termination of this Agreement, CGI enters into a definitive agreement with respect to an Acquisition Transaction which Acquisition Transaction is subsequently consummated, CGI shall pay to the Company, within ten Business Days after the receipt by CGI of a written request from Company accompanied with reasonably detailed supporting documents, an amount equal to all reasonable and documented out-of-pocket fees and expenses incurred by the Company in connection with the preparation and negotiation of this Agreement, due diligence efforts by the Company or otherwise in connection with the Merger; provided, however, that the amount payable pursuant to this Section 9.3(b)(i) shall in no event exceed $500,000.

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(ii)       If this Agreement is terminated by CGI pursuant to Section 9.1(g) and (1) after the date of this Agreement and prior to such termination, an Acquisition Proposal with respect to the Company shall have been publicly announced or disclosed or otherwise communicated to the Company’s Board of Directors or the Company’s shareholders or their representatives and (2) within 12 months of the date of termination of this Agreement, the Company enters into a definitive agreement with respect to an Acquisition Transaction which Acquisition Transaction is subsequently consummated, the Company shall pay to CGI, within ten Business Days after the receipt by the Company of a written request from CGI accompanied with reasonably detailed supporting documents, an amount equal to all reasonable and documented out-of-pocket fees and expenses incurred by CGI in connection with the preparation and negotiation of this Agreement, due diligence efforts by CGI or otherwise in connection with the Merger; provided, however, that the amount payable pursuant to this Section 9.3(b)(ii) shall in no event exceed $500,000.

(iii)       If this Agreement is terminated by CGI pursuant to (x) Section 9.1(b) and the principal cause of the failure of the Merger to occur on or before the End Date is the inability of any the conditions set forth in Section 7.6, Section 7.7, or Section 7.10 to be satisfied as of the End Date or (y) Section 9.1(d), then the Company shall pay to CGI, within ten (10) Business Days after the receipt by the Company of a written request from CGI accompanied with reasonably detailed supporting documents, an amount equal to all reasonable and documented out-of-pocket fees and expenses incurred by CGI in connection with the preparation and negotiation of this Agreement, due diligence efforts by CGI or otherwise in connection with the Merger; provided, however, that the amount payable pursuant to this Section 9.3(b)(iii) shall in no event exceed $500,000.

(iv)       If the Company Shareholder Approval has been obtained and thereafter this Agreement is terminated by the Company pursuant to Section 9.1(b) or Section 9.1(e), then CGI shall pay to the Company, within ten (10) Business Days after the receipt by CGI of a written request from the Company accompanied with reasonably detailed supporting documents, an amount equal to all reasonable and documented out-of-pocket fees and expenses incurred by the Company in connection with the preparation and negotiation of this Agreement, due diligence efforts by the Company or otherwise in connection with the Merger; provided, however, that the amount payable pursuant to this Section 9.3(b)(iv) shall in no event exceed $500,000.

(c)       If CGI or the Company fails to pay when due any amount payable by such Party under Section 9.3(a) or Section 9.3(b), then (i) such Party shall reimburse the other Party for reasonable costs and expenses (including reasonable fees and disbursements of counsel) incurred in connection with the collection of such overdue amount and the enforcement by the other Party of its rights under this Section 9.3 and (ii) such Party shall pay to the other Party interest on such overdue amount (for the period commencing as of the date such overdue amount was originally required to be paid and ending on the date such overdue amount is actually paid to the other Party in full) at a rate per annum equal to the “prime rate” (as announced by Bank of America or any successor thereto) in effect on the date such overdue amount was originally required to be paid.

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Article X

MISCELLANEOUS PROVISIONS

Section 10.1       Non-Survival of Representations and Warranties. The representations and warranties and covenants of the Company, Merger Sub and CGI contained in this Agreement or any certificate or instrument delivered pursuant to this Agreement shall terminate at the Effective Time; provided, however, the covenants that by their terms survive the Effective Time and this Article X shall survive the Effective Time in accordance with such terms.

Section 10.2       Amendment. This Agreement may be amended with the approval of the respective Boards of Directors of the Company, Merger Sub and CGI at any time (whether before or after the adoption and approval of this Agreement by the Company’s shareholders or before or after the approval of the issuance of shares of CGI Common Stock in the Merger); provided, however, that after any such adoption and approval of this Agreement by a Party’s stockholders, no amendment shall be made which by law requires further approval of the stockholders of such Party without the further approval of such stockholders. This Agreement may not be amended except by an instrument in writing signed on behalf of each of the Company, CGI, and Merger Sub.

Section 10.3       Waiver.

(a)       No failure on the part of any Party to exercise any power, right, privilege or remedy under this Agreement, and no delay on the part of any Party in exercising any power, right, privilege or remedy under this Agreement, shall operate as a waiver of such power, right, privilege or remedy; and no single or partial exercise of any such power, right, privilege or remedy shall preclude any other or further exercise thereof or of any other power, right, privilege or remedy.

(b)       No Party shall be deemed to have waived any claim arising out of this Agreement, or any power, right, privilege or remedy under this Agreement, unless the waiver of such claim, power, right, privilege or remedy is expressly set forth in a written instrument duly executed and delivered on behalf of such Party and, in the case of CGI, subject to Section 10.12; and any such waiver shall not be applicable or have any effect except in the specific instance in which it is given.

Section 10.4       Entire Agreement; Counterparts; Exchanges by Facsimile. This Agreement and the other agreements referred to in this Agreement constitute the entire agreement and supersede all prior agreements and understandings, both written and oral, among or between any of the Parties with respect to the subject matter hereof and thereof; provided, however, that the Confidentiality Agreement shall not be superseded and shall remain in full force and effect in accordance with its terms. This Agreement may be executed in several counterparts, each of which shall be deemed an original and all of which shall constitute one and the same instrument. The exchange of a fully executed Agreement (in counterparts or otherwise) by all Parties by facsimile shall be sufficient to bind the Parties to the terms and conditions of this Agreement.

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Section 10.5       Applicable Law; Jurisdiction; WAIVER OF JURY TRIAL. This Agreement shall be governed by, and construed in accordance with, the laws of the State of Delaware, regardless of the laws that might otherwise govern under applicable principles of conflicts of laws. In any action or proceeding between any of the Parties arising out of or relating to this Agreement or any of the Contemplated Transactions: each of the Parties irrevocably and unconditionally (a) consents and submits to the exclusive jurisdiction and venue of the Court of Chancery of the State of Delaware, or, to the extent such court does not have subject matter jurisdiction, the Superior Court of the State of Delaware or the United States District Court for the District of Delaware; (b) agrees that all claims in respect of such action or proceeding shall be heard and determined exclusively in the courts set forth in clause (a) of this Section 10.5; (c) waives any objection to laying venue in any such action or proceeding in such courts; (d) waives any objection that such courts are an inconvenient forum or do not have jurisdiction over any Party; (e) agrees that service of process upon such Party in any such action or proceeding shall be effective if notice is given in accordance with Section 10.8; and (f) agrees not to commence any action or proceeding arising out of or relating to this Agreement or any of the Contemplated Transactions in any court except the courts set forth in clause (a) of this Section 10.5. EACH OF THE PARTIES HERETO HEREBY IRREVOCABLY AND UNCONDITIONALLY WAIVES TO THE FULLEST EXTENT PERMITTED BY APPLICABLE LAW ANY AND ALL RIGHT TO TRIAL BY JURY IN ANY PROCEEDING ARISING OUT OF OR RELATED TO THIS AGREEMENT OR ANY OF THE CONTEMPLATED TRANSACTIONS. EACH PARTY CERTIFIES AND ACKNOWLEDGES THAT (I) NO REPRESENTATIVE, AGENT OR ATTORNEY OF ANY OTHER PARTY HAS REPRESENTED, EXPRESSLY OR OTHERWISE, THAT SUCH OTHER PARTY WOULD NOT, IN THE EVENT OF LITIGATION, SEEK TO ENFORCE EITHER OF SUCH WAIVERS, (II) IT UNDERSTANDS AND HAS CONSIDERED THE IMPLICATIONS OF SUCH WAIVERS, (III) IT MAKES SUCH WAIVERS VOLUNTARILY AND (IV) IT HAS BEEN INDUCED TO ENTER INTO THIS AGREEMENT BY, AMONG OTHER THINGS, THE MUTUAL WAIVERS AND CERTIFICATIONS IN THIS Section 10.5.

Section 10.6       Attorneys’ Fees. In any action at law or suit in equity to enforce this Agreement or the rights of any of the Parties under this Agreement, the prevailing Party in such action or suit shall be entitled to receive a reasonable sum for its attorneys’ fees and all other reasonable costs and expenses incurred in such action or suit.

Section 10.7       Assignability. This Agreement shall be binding upon, and shall be enforceable by and inure solely to the benefit of, the Parties and their respective successors and assigns; provided, however, that neither this Agreement nor any of a Party’s rights or obligations hereunder may be assigned or delegated by such Party without the prior written consent of the other Parties, and any attempted assignment or delegation of this Agreement or any of such rights or obligations by such Party without the other Parties’ prior written consent shall be void and of no effect. Nothing in this Agreement, express or implied, is intended to or shall confer upon any Person (other than: (a) the Parties; and (b) the D&O Indemnified Parties to the extent of their respective rights pursuant to Section 5.6) any right, benefit or remedy of any nature whatsoever under or by reason of this Agreement.

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Section 10.8       Notices. Any notice or other communication required or permitted to be delivered to any Party under this Agreement shall be in writing and shall be deemed properly delivered, given and received (i) when delivered by hand, by registered mail, by courier or express delivery service or by facsimile to the address or facsimile telephone number set forth beneath the name of such Party below (or to such other address or facsimile telephone number as such Party shall have specified in a written notice given to the other Parties) or (ii) on the date transmitted if sent by email (provided no “bounce back” or similar message of non-delivery is received with respect thereto) to the email addresses set forth beneath the name of such Party below (or such other email address as such Party shall have specified in a written notice given to the other Parties):

if to CGI or Merger Sub:

Cancer Genetics, Inc.

Attention: John A. Roberts, CEO

201 Route 17 North, 2nd Floor

Rutherford, New Jersey 07070

Telephone: 201-528-9200

Facsimile: 201-528-9201

Email: Jay.Roberts@cgix.com

with a copy to:

Lowenstein Sandler LLP

One Lowenstein Dr.

Roseland, NJ 07068

Telephone: (973) 597-2500

Attn: Alan Wovsaniker, Esq.

Email: awovsaniker@lowenstein.com

if to the Company:

StemoniX, Inc.

13300 67th Avenue North

Maple Grove, MN 55311

Telephone: to 612-807-9889 and (763) 614-2210

Attention: Yung-Ping Yeh, CEO, and Andrew D.C. LaFrence, CFO and COO

Email: ping.yeh@stemonix.com and andrew.lafrence@stemonix.com with a copy to:

Taft Stettinius & Hollister LLP

2200 IDS Center 80 South Eighth St.

Minneapolis, MN 55402

Telephone: (612) 977-8792

Attention: Steve Kozachok, Esq.

Email: skozachok@taftlaw.com

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Section 10.9       Cooperation. Each Party agrees to cooperate fully with the other Party and to execute and deliver such further documents, certificates, agreements and instruments and to take such other actions as may be reasonably requested by the other Party to evidence or reflect the Contemplated Transactions and to carry out the intent and purposes of this Agreement.

Section 10.10       Severability. Any term or provision of this Agreement that is invalid or unenforceable in any situation in any jurisdiction shall not affect the validity or enforceability of the remaining terms and provisions of this Agreement or the validity or enforceability of the offending term or provision in any other situation or in any other jurisdiction. If a final judgment of a court of competent jurisdiction declares that any term or provision of this Agreement is invalid or unenforceable, the Parties agree that the court making such determination shall have the power to limit such term or provision, to delete specific words or phrases or to replace such term or provision with a term or provision that is valid and enforceable and that comes closest to expressing the intention of the invalid or unenforceable term or provision, and this Agreement shall be valid and enforceable as so modified. In the event such court does not exercise the power granted to it in the prior sentence, the Parties agree to replace such invalid or unenforceable term or provision with a valid and enforceable term or provision that will achieve, to the extent possible, the economic, business and other purposes of such invalid or unenforceable term or provision.

Section 10.11       Other Remedies; Specific Performance. Except as otherwise provided herein, any and all remedies herein expressly conferred upon a Party will be deemed cumulative with and not exclusive of any other remedy conferred hereby, or by law or equity upon such Party, and the exercise by a Party of any one remedy will not preclude the exercise of any other remedy. The Parties agree that irreparable damage would occur in the event that any of the provisions of this Agreement were not performed in accordance with their specific terms or were otherwise breached and that monetary damages would not be adequate compensation for any loss incurred in connection therewith. It is accordingly agreed that the Parties shall be entitled to seek an injunction or injunctions to prevent breaches of this Agreement and to enforce specifically the terms and provisions hereof in any court of the United States or any state having jurisdiction, this being the addition to any other remedy to which they are entitled at law or in equity. Each Party further agrees that it waives the defense of adequacy of a remedy at law and will not oppose the granting of an injunction or injunctions, specific performance or other equitable relief on the basis that (a) the other Party has an adequate remedy at law or (b) an award of specific performance is not an appropriate remedy for any reason at law or equity.

Section 10.12       Construction.

(a)       For purposes of this Agreement, whenever the context requires: the singular number shall include the plural, and vice versa; the masculine gender shall include the feminine and neuter genders; the feminine gender shall include the masculine and neuter genders; and the neuter gender shall include masculine and feminine genders.

(b)       The Parties agree that they have been represented by counsel during the negotiation, preparation and execution of this Agreement and, therefore, waive the application of any applicable Legal Requirement, holding or rule of construction providing that ambiguities in an agreement or other document will be construed against the Party drafting such agreement or document.

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(c)       As used in this Agreement, the words “include” and “including,” and variations thereof, shall not be deemed to be terms of limitation, but rather shall be deemed to be followed by the words “without limitation.”

(d)       Except as otherwise indicated, all references in this Agreement to “Sections,” “Exhibits” and “Schedules” are intended to refer to Sections of this Agreement and Exhibits and Schedules to this Agreement, respectively.

(e)       The phrases “provided to,” “furnished to,” “made available” and phrases of similar import when used herein, unless the context otherwise requires, means that a copy of the information or material referred to has been provided to the Party to which such information or material is to be provided in the virtual data room set up by the providing Party in connection with this Agreement prior to the date hereof.

(f)       References to any specific Governmental Authority or Governmental Body means and includes any successor Governmental Authority or Governmental Body to the one cited, and reference to any specific statutory or regulatory provisions mean and include any successor statutory or regulatory provisions, as the case may be, except as otherwise expressly provided.

(g)       References to any legislation or to any provision of any legislation shall include any modification, amendment, re-enactment thereof, any legislative provision substituted therefor and all rules, regulations and statutory instruments issued or related to such legislation.

(h)       The headings contained in this Agreement are for convenience of reference only, shall not be deemed to be a part of this Agreement and shall not be referred to in connection with the construction or interpretation of this Agreement.

[Remainder of page intentionally left blank]

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In Witness Whereof, the Parties have caused this Agreement to be executed as of the date first above written.

CANCER GENETICS, INC.

By:	/s/ John A. Roberts
Name:	John A. Roberts
Title:	President

CGI ACQUISITION, INC.

By:	/s/ John A. Roberts
Name:	John A. Roberts
Title:	President

STEMONIX, INC.

By:	/s/ Yung-Ping Yeh
Name:	Yung-Ping Yeh
Title:	Chief Executive Officer

[Signature Page To Agreement And Plan Of Merger And Reorganization]

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EXHIBIT A

CERTAIN DEFINITIONS

For purposes of this Agreement (including this Exhibit A):

“Acquisition Inquiry” shall mean, with respect to a Party, an inquiry, indication of interest or request for information (other than an inquiry, indication of interest or request for information made or submitted by the Company, on the one hand, or CGI, on the other hand, to the other Party) that could reasonably be expected to lead to an Acquisition Proposal with such Party.

“Acquisition Proposal” shall mean, with respect to a Party, any offer or proposal, whether written or oral (other than an offer or proposal made or submitted by the Company, on the one hand, or CGI, on the other hand, to the other Party) contemplating or otherwise relating to any Acquisition Transaction with such Party.

“Acquisition Transaction” shall mean any transaction or series of transactions involving:

(a)       any merger, consolidation, amalgamation, share exchange, business combination, issuance of securities, acquisition of securities, reorganization, recapitalization, tender offer, exchange offer or other similar transaction: (i) in which a Party is a constituent corporation; (ii) in which a Person or “group” (as defined in the Exchange Act and the rules promulgated thereunder) of Persons directly or indirectly acquires beneficial or record ownership of securities representing more than 20% of the outstanding securities of any class of voting securities of a Party or any of its Subsidiaries; or (iii) in which a Party or any of its Subsidiaries issues securities representing more than 20% of the outstanding securities of any class of voting securities of such Party or any of its Subsidiaries;

(b)       any sale, lease, exchange, transfer, license, acquisition or disposition of any business or businesses or assets that constitute or account for 20% or more of the book value or the fair market value of the assets of a Party and its Subsidiaries, taken as a whole; or

(c)       any liquidation or dissolution of a Party.

“Anticipated Closing Date” means the anticipated Closing Date (as mutually agreed in good faith by CGI and the Company).

“Applicable Time” shall mean (a) with respect to the prospectus registering the public offering and sale of CGI Common Stock, (i) the time the Form S-4, or any amendment or supplement thereto, is filed with the SEC, (ii) the time the Form S-4 becomes effective under the Securities Act, and (iii) at the Effective Time, and (b) with respect to the Proxy Statement, (i) the time the Form S-4 becomes effective under the Securities Act, (ii) the date the Proxy Statement, or any amendment or supplement thereto, is first mailed to the stockholders of CGI, and (iii) at the time of the CGI Stockholders’ Meeting.

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“Board of Directors” shall mean the board of directors of the Company, CGI, Merger Sub or the Surviving Corporation, as applicable.

“Business Day” shall mean any day other than a day on which banks in the State of New York are authorized or obligated to be closed.

“CARES Act” shall mean the Coronavirus Aid, Relief and Economic Security Act, as signed into law by the President of the United States on March 27, 2020.

“Cash and Cash Equivalents” shall mean cash and cash equivalents as determined in accordance with GAAP, but excluding deposits under real property and personal property leases and prepaid expenses.

“CGI Associate” shall mean any current or former employee, independent contractor, officer or director of CGI or any of its Subsidiaries.

“CGI Common Stock” shall mean the Common Stock, par value $0.0001 per share, of CGI.

“CGI Contract” shall mean any Contract: (a) to which CGI is a party; (b) by which CGI or any CGI Intellectual Property or any other asset of CGI is or may become bound or under which CGI has, or may become subject to, any obligation; or (c) under which CGI has or may acquire any right or interest.

“CGI Material Adverse Effect” shall mean any effect, change, event, circumstance or development (any such item, an “Effect”) that, considered together with all other Effects that had occurred prior to the date of determination of the occurrence of the CGI Material Adverse Effect, is or could reasonably be expected to be or to become materially adverse to, or has or could reasonably be expected to have or result in a material adverse effect on: (a) the business, financial condition, assets or results of operations of CGI; or (b) the ability of CGI to consummate the Merger or any of the other Contemplated Transactions or to perform any of its covenants or obligations under the Agreement in all material respects; provided, however, that none of the following shall be deemed either alone or in combination with any of the following to constitute a CGI Material Adverse Effect: (i) any adverse effect that results from general economic, business, financial or market conditions; (ii) any adverse effect that results from conditions in any of the industries or industry sectors in which CGI operates; (iii) any adverse effect resulting from any epidemic, pandemic or disease outbreak (including COVID-19), act of terrorism, war, national or international calamity or any other similar event; (iv) any adverse effect resulting from any change in any applicable Legal Requirement of any Governmental Body; (v) any changes (after the date hereof) in GAAP; (vi) any adverse effect resulting from any action taken by CGI with the Company’s prior written consent or the taking of any action expressly required by this Agreement; (vii) any Effect resulting from the announcement or pendency of the Merger; and (viii) a decline in CGI’s stock price or change in trading volume of CGI’s stock, in and of itself (it being understood that any cause of any such decline may be deemed to constitute, in and of itself, a CGI Material Adverse Effect and may be taken into consideration when determining whether a CGI Material Adverse Effect has occurred); provided, however, that in the case of the foregoing clauses (i), (ii), (iii) and (iv), such adverse effect does not affect CGI, taken as a whole, in a disproportionate manner as compared to CGI’s industry peers and, in the case of clause (iv) as compared to the Company.

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“CGI Options” shall mean compensatory options to purchase shares of CGI Common Stock issued by CGI.

“CGI Outstanding Equity” shall mean the sum of (i) the number of shares of CGI Common Stock outstanding as of the Effective Time, including the number of shares issued pursuant to any registered financing or financings which may be effected by CGI after the date hereof, but excluding any shares of CGI Common Stock issued, or issuable upon the conversion or exercise of any securities issued or issuable, as applicable, in the Private Placement, plus (ii) the number of shares of CGI Common Stock issuable on a net exercise basis under the in-the-money CGI Warrants, plus (iii) the number of shares of CGI Common Stock issuable on a net exercise basis under in-the-money CGI Options.

“CGI Percentage” shall mean 22%, subject to the Net Cash Adjustment.

“CGI Preferred Stock” shall mean the Preferred Stock, par value $0.0001 per share, of CGI.

A “CGI Triggering Event” shall be deemed to have occurred if: (a) the Board of Directors of CGI shall have failed to recommend that CGI’s stockholders vote to approve the issuance of CGI Common Stock in the Merger or shall for any reason have withdrawn or shall have modified in a manner adverse to the Company the CGI Board Recommendation; (b) CGI shall have failed to include in the Proxy Statement the CGI Board Recommendation; (c) the Board of Directors of CGI shall have publicly approved, endorsed or recommended any Acquisition Proposal; or (d) CGI shall have entered into any letter of intent or similar document or any Contract relating to any Acquisition Proposal (other than a confidentiality agreement permitted pursuant to Section 4.5).

“CGI Warrants” shall mean warrants to purchase shares of CGI Common Stock issued by CGI.

“COBRA” shall mean the Consolidated Omnibus Budget Reconciliation Act of 1985, as set forth in Section 4980B of the Code and Part 6 of Title I of ERISA.

“Code” shall mean the Internal Revenue Code of 1986, as amended.

“Company Associate” shall mean any current or former employee, independent contractor, officer or director of the Company or any of its Subsidiaries.

“Company Capital Stock” shall mean the Company Common Stock and the Company Preferred Stock.

“Company Common Stock” shall mean the Common Stock, par value $0.0001 per share, of the Company.

“Company Contract” shall mean any Contract: (a) to which the Company is a party; (b) by which the Company or any Company Intellectual Property or any other asset of the Company is or may become bound or under which the Company has, or may become subject to, any obligation; or (c) under which the Company has or may acquire any right or interest.

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“Company Material Adverse Effect” shall mean any Effect that, considered together with all other Effects that had occurred prior to the date of determination of the occurrence of the Company Material Adverse Effect, is or could reasonably be expected to be materially adverse to, or has or could reasonably be expected to have or result in a material adverse effect on: (a) the business, financial condition, assets or results of operations of the Company; or (b) the ability of the Company to consummate the Merger or any of the other Contemplated Transactions or to perform any of its covenants or obligations under the Agreement in all material respects; provided, however, that none of the following shall be deemed either alone or in combination with any of the following to constitute a Company Material Adverse Effect: (i) any adverse effect that results from general economic, business, financial or market conditions; (ii) any adverse effect that results from conditions in any of the industries or industry sectors in which the Company; (iii) any adverse effect resulting from any epidemic, pandemic or disease outbreak (including COVID-19), act of terrorism, war, national or international calamity or any other similar event; (iv) any adverse effect resulting from any change in any applicable Legal Requirement of any Governmental Body; (v) any changes (after the date hereof) in GAAP; (vi) any adverse effect resulting from any action taken by the Company with CGI’s prior written consent or the taking of any action expressly required by this Agreement; and (vii) any Effect resulting from the announcement or pendency of the Merger; provided that, in the case of the foregoing clauses (i), (ii), (iii) and (iv), such adverse effect does not affect the Company in a disproportionate manner as compared to the Company’s industry peers and, in the case of clause (iv), as compared to CGI.

“Company Options” shall mean compensatory options to purchase shares of Company Common Stock issued by the Company.

“Company Outstanding Equity” shall mean the sum of (i) the number of shares of Company Common Stock outstanding as of the Effective Time, including the number of shares of Company Common Stock issued or issuable upon conversion of the Company Preferred Stock as contemplated by Section 5.13 and the Company Convertible Notes as contemplated by Section 7.10, plus (ii) the number of shares of Company Common Stock issuable on a net exercise basis under the in-the-money Company Warrants, plus (iii) the number of shares of Company Common Stock issuable on a net exercise basis under in-the-money Company Options.

“Company Percentage” shall mean 78%, subject to the Net Cash Adjustment.

“Company Preferred Stock” shall mean, collectively, the Series A Preferred Stock, and the Series B Preferred Stock.

“Company Public Company Financials” shall mean (a) the Company’s audited balance sheet at December 31, 2019, and 2018 and the Company’s audited statements of operations, cash flows and shareholders’ equity for the years ended December 31, 2019, and 2018, and (b) any other financial statements of the Company as may be required to be included in the Form S-4 and Proxy Statement, in each of clauses (a) and (b) in a form that satisfies all applicable requirements for including in the Form S-4 and Proxy Statement.

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A “Company Triggering Event” shall be deemed to have occurred if: (a) the Board of Directors of the Company shall have failed to recommend that the Company’s shareholders vote or act by written consent to approve this Agreement and the Contemplated Transactions, including the Merger, or shall for any reason have withdrawn or shall have modified in a manner adverse to CGI the Company Board Recommendation; (b) the Board of Directors of the Company shall have approved, endorsed or recommended any Acquisition Proposal; or (c) the Company shall have entered into any letter of intent or similar document or any Contract relating to any Acquisition Proposal (other than a confidentiality agreement permitted pursuant to Section 4.5).

“Company Warrants” shall mean warrants to purchase shares of Company Preferred Stock issued by the Company.

“Company’s Shareholder Agreement” shall mean that certain Fourth Amended and Restated Shareholder Agreement of the Company, dated as of July 24, 2018.

“Confidentiality Agreement” shall mean the Confidentiality Agreement dated March 13, 2020 between the Company and CGI.

“Consent” shall mean any approval, consent, ratification, permission, waiver or authorization (including any Governmental Authorization).

“Contemplated Transactions” shall mean the Merger and the other transactions and actions contemplated by this Agreement.

“Contract” shall, with respect to any Person, mean any written, oral or other agreement, contract, subcontract, lease (whether real or personal property), mortgage, understanding, arrangement, instrument, note, option, warranty, purchase order, license, sublicense, insurance policy, benefit plan or legally binding commitment or undertaking of any nature to which such Person is a party or by which such Person or any of its assets are bound or affected under applicable Legal Requirements.

“Convertible Notes” shall mean the convertible promissory notes of the Company issued pursuant to the Private Placement Memorandum dated May 4, 2020.

“COVID-19” shall mean SARS-CoV-2 or COVID-19, and any evolutions or mutations thereof or related or associated epidemics, pandemic or disease outbreaks.

“DGCL” shall mean the Delaware General Corporation Law.

“Deemed Outstanding CGI Common Stock” shall mean the outstanding CGI Common Stock (including the CGI Common Stock issuable on a net exercise basis with respect to any in-the-money CGI Options, in-the-money CGI Warrants, in-the-money Company Options, and in-the-money Company Warrants), but without regard to (i) any CGI Securities issued or issuable in the Private Placement and (ii) the shares issued or issuable under any out-of-the money CGI Options, out-of-the money CGI Warrants, out-of-the money Company Options, or out-of-the money Company Warrants. It is also understood that “in-the-money” shall be measured by the price at which the relevant security is converted, convertible or exercisable at the Effective Time.

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“Encumbrance” shall mean any lien, pledge, hypothecation, charge, mortgage, security interest, encumbrance, claim, infringement, interference, option, right of first refusal, preemptive right, community property interest or restriction of any nature (including any restriction on the voting of any security, any restriction on the transfer of any security or other asset, any restriction on the receipt of any income derived from any asset, any restriction on the use of any asset and any restriction on the possession, exercise or transfer of any other attribute of ownership of any asset).

“Entity” shall mean any corporation (including any non-profit corporation), partnership (including any general partnership, limited partnership or limited liability partnership), joint venture, estate, trust, company (including any company limited by shares, limited liability company or joint stock company), firm, society or other enterprise, association, organization or entity, and each of its successors.

“Environmental Law” shall mean any federal, state, local or foreign Legal Requirement relating to pollution or protection of human health and safety or the environment (including ambient air, surface water, ground water, sediment, land surface or subsurface strata) or the protection, preservation, replacement of and payments for damage to, natural resources, including any law or regulation relating to emissions, discharges, releases or threatened releases of Hazardous Materials, or otherwise relating to the manufacture, processing, distribution, use, treatment, storage, disposal, transport or handling of Hazardous Materials.

“ERISA” shall mean the Employee Retirement Income Security Act of 1974.

“ERISA Affiliate” with respect to a Person shall mean any trade or business, whether or not incorporated, that together with such Person would be deemed a “single employee” within the meaning of section 414(b), (c), (m) or (o) of the Code.

“Exchange Act” shall mean the Securities Exchange Act of 1934.

“Exchange Ratio” shall mean, subject to Section 1.5(g) the quotient obtained by dividing (a) the total number of Merger Shares by (b) the Company Outstanding Equity.

“Exchange Ratio Calculation Spreadsheet” shall mean the electronic spreadsheet attached hereto as Exhibit E and updated by the Parties within a reasonable period of time prior to the Closing Date (subject to adjustment for any reverse stock split, if applicable).

“Form S-4” shall mean the registration statement on Form S-4 (or any other suitable forms under the Securities Act for registering CGI Common Stock and submitting this Agreement and the Contemplated Transactions for a vote by the holders of CGI Common Stock) to be filed with the SEC by CGI, including (a) a prospectus registering the public offering and sale of CGI Common Stock to holders of Company Capital Stock and Company Warrants in the Merger in exchange for their respective shares of Company Capital Stock and Company Warrants in the Merger, (b) the Proxy Statement to be sent to CGI’s stockholders soliciting proxies for the approval by CGI’s stockholders of the issuance of CGI Common Stock and this Agreement and the Contemplated Transactions at the CGI Stockholders’ Meeting, together with any amendments and supplements to such registration statement, prospectus (including free writing prospectus), or Proxy Statement, including pre- and post-effective amendments, all exhibits thereto, and all material incorporated by reference therein.

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“Governmental Authority” shall mean any foreign or domestic court or tribunal, governmental, quasi-governmental or regulatory body, administrative agency or bureau, commission or instrumentality or authority or any stock market or stock exchange or other body exercising similar powers or authority.

“Governmental Authorization” shall mean any: (a) permit, license, certificate, franchise, permission, variance, exceptions, orders, clearance, registration, qualification or authorization issued, granted, given or otherwise made available by or under the authority of any Governmental Body or pursuant to any Legal Requirement; or (b) right under any Contract with any Governmental Body.

“Governmental Body” shall mean any: (a) nation, state, commonwealth, province, territory, county, municipality, district or other jurisdiction of any nature; (b) federal, state, local, municipal, foreign or other government; (c) Governmental Authority of any nature (including any governmental division, department, agency, commission, instrumentality, official, ministry, fund, foundation, center, organization, unit, body or Entity and any court or other tribunal, and for the avoidance of doubt, any taxing authority); or (d) self-regulatory organization (including The NASDAQ Stock Market).

“Hazardous Materials” shall mean any pollutant, chemical, substance and any toxic, infectious, carcinogenic, reactive, corrosive, ignitable or flammable substance, chemical, or chemical compound, or hazardous substance, material or waste, whether solid, liquid or gas, that is subject to regulation, control or remediation under any Environmental Law, including without limitation, petroleum and petroleum products, polychlorinated biphenyls, asbestos, radon, poly- and per-fluoroalkyl substances, 1,4 – dioxane and any other pollutant, contaminant or substance commonly viewed as “emerging contaminants.

“Intellectual Property” shall mean any and all worldwide rights in, arising from or associated with the following, whether protected, created or arising under the laws of the United States or any other jurisdiction or under any international convention: (1) all patents and applications therefor and all reissues, divisions, re-examinations, renewals, extensions, provisionals, substitutions, continuations and continuations-in-part thereof, and equivalent or similar rights anywhere in the world in inventions and discoveries including, without limitation, invention disclosures; (2) all trade secrets and other proprietary information which derives independent economic value from not being generally known to the public (collectively, “Trade Secrets”); (3) all copyrights, copyrights registrations and applications therefor; (4) all uniform resource locators, e-mail and other internet addresses and domain names and applications and registrations therefor; (5) all trade names, corporate names, logos, slogans, trade dress, trademarks, service marks, and trademark and service mark registrations and applications therefor and all goodwill associated therewith; (6) rights of publicity; (7) moral rights and rights of attribution; (8) software, databases, compilations and data, technology supporting the foregoing, and all documentation, including user manuals and training materials relating to the foregoing; the right to sue for past, present and future infringement, misappropriation, or violation of any of the foregoing; and (9) any similar, corresponding or equivalent rights to any of the foregoing anywhere in the world.

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“IRS” shall mean the United States Internal Revenue Service, or any successor thereto.

“Key Employee” shall mean, (i) with respect to the Company, Yung-Ping Yeh and Andrew D. C. LaFrence, or (ii) with respect to CGI, John A. Roberts and Ralf Brandt.

“Knowledge” shall mean, with respect to an individual, that such individual is actually aware of the relevant fact or such individual would reasonably be expected to know such fact in the ordinary course of the performance of the individual’s employee or professional responsibility. Any Person that is an Entity shall have Knowledge if any executive officer or director of such Person as of the date such knowledge is imputed has Knowledge of such fact or other matter.

“Legal Proceeding” shall mean any action, suit, litigation, arbitration, proceeding (including any civil, criminal, administrative, investigative or appellate proceeding), hearing, inquiry, audit, examination or investigation commenced, brought, conducted or heard by or before, or otherwise involving, any court or other Governmental Body or any arbitrator or arbitration panel.

“Legal Requirement” shall mean any federal, state, foreign, material local or municipal or other law, statute, constitution, principle of common law, resolution, ordinance, code, edict, decree, rule, regulation, ruling or requirement issued, enacted, adopted, promulgated, implemented or otherwise put into effect by or under the authority of any Governmental Body (including, for the avoidance of doubt, under the authority of The NASDAQ Stock Market or the Financial Industry Regulatory Authority).

“MBCA” shall mean the Minnesota Business Corporation Act.

“Merger Consideration” shall mean, collectively, the Merger Shares and the shares of CGI Common Stock to be reserved for issuance pursuant to Section 1.5(d).

“Merger Shares” shall mean the total number of shares of CGI Common Stock to be issued in the Merger pursuant to Section 1.5(a), determined as follows: (a) the Company Percentage multiplied by (b) the quotient of (i) the CGI Outstanding Equity, divided by (ii) the CGI Percentage, as set forth in the Exchange Ratio Calculation Spreadsheet updated by the Parties within a reasonable period of time prior to the Closing Date, and subject to increase or reduction by the Net Cash Adjustment.

“Multiemployer Plan” shall mean a “multiemployer plan,” as defined in Section 3(37) or 4001(a)(3) of ERISA.

“Multiple Employer Plan” shall mean a “multiple employer plan” within the meaning of Section 413(c) of the Code or Section 3(40) of ERISA.

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“Net Cash” means the amount, whether positive or negative, of an entity’s Cash and Cash Equivalents (without regard to any proceeds from the Private Placement), reduced by, without duplication, such entity’s (a) outstanding debt (principal plus interest), (b) accounts payable that have been outstanding for more than one hundred eighty (180) days, (c) subject to Section 9.3(a), expected unpaid and unaccrued fees and expenses associated with, or otherwise due to attorneys, accountants or investment bankers in connection with, the Merger or any financings, and (d) the other items set forth in Exhibit F hereto, in each case measured as of the applicable date required in the Net Cash Schedule, except unpaid and unaccrued fees and expenses associated with the Merger, which shall be estimated through the Anticipated Closing Date.

“Net Cash Adjustment Threshold” means $250,000.

“Net Cash Schedule” shall mean a written schedule prepared and certified by the Chief Financial Officer or other similar officer of an entity, on behalf of the entity and not in his or her personal capacity, setting forth, in reasonable detail, the entity’s good faith estimate of Net Cash as of (a) the end of the most recently completed calendar month preceding the required delivery date of such Net Cash Schedule under Section 5.13(a), and (b) the Anticipated Closing Date, which Net Cash Schedule shall be prepared in a manner substantially consistent with the Net Cash computations for each of CGI and the Company, as applicable, set forth in Exhibit F hereto.

“Ordinary Course of Business” shall mean, in the case of each of the Company, CGI and Merger Sub, such actions taken in the ordinary course of its normal operations and consistent with its past practices.

“Party” or “Parties” shall mean the Company, Merger Sub and CGI.

“Person” shall mean any individual, Entity or Governmental Body.

“Personal Information” shall mean any information that identifies, relates to, describes, is reasonably capable of being associated with, or could reasonably be linked, directly or indirectly, with a particular individual, including without limitation any information that constitutes “personal data”, “personal information”, or “personally identifiable information” under applicable Data Protection Laws.

“PPPHCEA” shall mean the Paycheck Protection Program and Health Care Enforcement Act signed into law by the President of the United States on April 24, 2020.

“Privacy Contracts” means all Contracts governing privacy, security, data protection, collection, processing, storage, disclosure, or use of Personal Information.

“Privacy Statement” means each past or present privacy notice, disclosure, representation, or promise made in writing and directed to any natural person(s) relating to the collection, storage, security, use, disclosure, transfer, disposal, and other processing of any Personal Information of such natural person(s).

“Proxy Statement” shall mean the proxy and solicitation materials constituting the proxy statement/prospectus/information statement part of the Form S-4 or otherwise communicated to CGI’s or the Company’s shareholders in connection with the Merger or relating to the CGI Stockholders’ Meeting or the Company Shareholder Written Action, including letters to stockholders, notices of meeting and forms of proxy.

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“Relief Payments” shall mean any funds issued by any United States Governmental Authority to an eligible business pursuant to the CARES Act or PPPHCEA.

“Representatives” shall mean directors, officers, other employees, agents, attorneys, accountants, advisors and representatives.

“Sarbanes-Oxley Act” shall mean the Sarbanes-Oxley Act of 2002.

“SEC” shall mean the United States Securities and Exchange Commission.

“Securities Act” shall mean the Securities Act of 1933.

“Series A Preferred Stock” shall mean the Series A Preferred Stock of the Company with a par value of $0.0001 per share.

“Series B Preferred Stock” shall mean the Series B Preferred Stock of the Company with a par value of $0.0001 per share.

“Shareholder” shall mean each shareholder of the Company, and “Shareholders” shall mean all shareholders of the Company, in each case as determined immediately prior to the Effective Time.

An entity shall be deemed to be a “Subsidiary” of another Person if such Person directly or indirectly owns or purports to own, beneficially or of record, (a) an amount of voting securities of other interests in such entity that is sufficient to enable such Person to elect at least a majority of the members of such entity’s board of directors or other governing body or (b) at least 50% of the outstanding equity, voting, beneficial or financial interests in such Entity.

“Superior Offer” shall mean an unsolicited bona fide written offer by a third party to enter into (a) a merger, consolidation, amalgamation, share exchange, business combination, issuance of securities, acquisition of securities, reorganization, recapitalization, tender offer, exchange offer or other similar transaction as a result of which either (i) the Party’s stockholders prior to such transaction in the aggregate cease to own at least 50% of the voting securities of the entity surviving or resulting from such transaction (or the ultimate parent entity thereof) or (ii) in which a Person or “group” (as defined in the Exchange Act and the rules promulgated thereunder) directly or indirectly acquires beneficial or record ownership of securities representing more than 50% of the Party’s capital stock or (b) a sale, lease, exchange transfer, license, acquisition or disposition of any business or other disposition of more than 50% of the assets of the Party or its Subsidiaries, taken as a whole, in a single transaction or a series of related transactions that: (i) was not obtained or made as a direct or indirect result of a material breach of (or in violation of) this Agreement; and (ii) is on terms and conditions that the Board of Directors of CGI or the Company, as applicable, determines, in its reasonable, good faith judgment, after obtaining and taking into account such matters that its Board of Directors deems relevant following consultation with its outside legal counsel and financial advisor: (x) is reasonably likely to be more favorable to CGI’s stockholders or the Company’s shareholders, as applicable, than the terms of the Merger; and (y) is reasonably capable of being consummated; provided, however, that any such offer shall not be deemed to be a “Superior Offer” if any financing required to consummate the transaction contemplated by such offer is not committed and is not reasonably capable of being obtained by such third party, or if the consummation of such transaction is contingent on any such financing being obtained.

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“Systems” means the software, hardware, firmware, networks, platforms, servers, interfaces, applications, websites and related information technology systems used in connection with the conduct of the business of CGI or the Company.

“Tax” shall mean any federal, state, local, foreign or other tax imposed by a Governmental Body, including any income tax, franchise tax, capital gains tax, gross receipts tax, value-added tax, surtax, estimated tax, unemployment tax, national health insurance tax, excise tax, ad valorem tax, transfer tax, stamp tax, sales tax, use tax, property tax, business tax, withholding tax, payroll tax, customs duty, alternative or add-on minimum or other tax of any kind whatsoever, including any charge or assessment in the nature of a tax, and including any fine, penalty, addition to tax or interest thereon, whether disputed or not.

“Tax Return” shall mean any return (including any information return), report, statement, declaration, estimate, schedule, notice, notification, form, election, certificate or other document or information, and any amendment or supplement to any of the foregoing, filed with or submitted to, or required to be filed with or submitted to, any Governmental Body in connection with the determination, assessment, collection or payment of any Tax or in connection with the administration, implementation or enforcement of or compliance with any Legal Requirement relating to any Tax.

“Treasury Regulations” shall mean the regulations promulgated by United States Department of the Treasury under the Code.

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Annex B

Certificate of Amendment to Certificate of Incorporation

CERTIFICATE OF AMENDMENT OF
FOURTH AMENDED AND RESTATED CERTIFICATE OF INCORPORATION OF

CANCER GENETICS, INC.

Cancer Genetics, Inc., a corporation organized and existing under the General Corporation Law of the State of Delaware (the “Company”),

DOES HEREBY CERTIFY:

FIRST: The name of Company is Cancer Genetics, Inc.

SECOND: The Board of Directors of the Company, acting in accordance with the provisions of Sections 141 and 242 of the General Corporation Law of the State of Delaware, adopted resolutions amending its Fourth Amended and Restated Certificate of Incorporation as follows:

The Fourth Amended and Restated Certificate of Incorporation of the Company shall be amended by adding the following paragraphs in Article Fourth immediately following the paragraphs added in Article Fourth by the Certificate of Amendment to the Fourth Amended and Restated Certificate of Incorporation filed on October 24, 2019:

“Contingent and effective upon the filing of this Certificate of Amendment to the Fourth Amended and Restated Certificate of Incorporation (the “Certificate of Amendment”) with the Secretary of State of the State of Delaware (the “Effective Time”), each [●] ([●]) shares of Common Stock issued and outstanding prior to the Effective Time shall, automatically and without any action on the part of the respective holders thereof, be combined and converted into one (1) share of Common Stock (the “Reverse Split”). No fractional share shall be issued in connection with the foregoing combination of the shares pursuant to the Reverse Split. The Company will pay in cash the fair value of such fractional shares, without interest and as determined in good faith by the Board of Directors of the Company when those entitled to receive such fractional shares are determined.

The Reverse Split shall occur automatically without any further action by the holders of Common Stock, and whether or not the certificates representing such shares of Common Stock have been surrendered to the Company; provided, however, that the Company shall not be obligated to issue certificates evidencing the shares of Common Stock issuable as a result of the Reverse Split unless the existing certificates evidencing the applicable shares of Common Stock prior to the Reverse Split are either delivered to the Company, or the holder notifies the Company that such certificates have been lost, stolen or destroyed, and executes an agreement satisfactory to the Company to indemnify the Company from any loss incurred by it in connection with such certificates.”

THIRD: Thereafter pursuant to a resolution of the Board of Directors, this Certificate of Amendment was submitted to the stockholders of the Company for their approval, and was duly adopted at an Annual Meeting of Stockholders held on [●], 2020, in accordance with the provisions of Section 242 of the General Corporation Law of the State of Delaware.

[Remainder of the Page Intentionally Left Blank]

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IN WITNESS WHEREOF, the Corporation has caused this Certificate to be signed by its Chief Executive Officer this [●] day of [●], 20[ ].

Cancer Genetics, Inc.

By:
Name:
Title:

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Annex C

Cancer Genetics, Inc. 2020 Equity Incentive Plan

CANCER GENETICS, INC.

2020 EQUITY INCENTIVE PLAN

1. Establishment and Purpose

The purpose of the Cancer Genetics, Inc. 2020 Equity Incentive Plan (the “Plan”) is to provide a means whereby eligible employees, officers, non-employee directors and other individual service providers develop a sense of proprietorship and personal involvement in the development and financial success of the Company and to encourage them to devote their best efforts to the business of the Company, thereby advancing the interests of the Company and its stockholders. The Company, by means of the Plan, seeks to retain the services of such eligible persons and to provide incentives for such persons to exert maximum efforts for the success of the Company and its Subsidiaries.

The Plan permits the grant of Nonqualified Stock Options, Incentive Stock Options, Stock Appreciation Rights, Restricted Stock, Stock Units, Performance Shares, Performance Units, Incentive Bonus Awards, Other Cash-Based Awards and Other Stock-Based Awards. This Plan, shall become effective upon the date set forth in Section 17.1 hereof.

2. Definitions

Wherever the following capitalized terms are used in the Plan, they shall have the meanings specified below:

2.1 “Affiliate” means, with respect to a Person, a Person that directly or indirectly Controls, or is Controlled by, or is under common Control with, such Person.

2.2 “Applicable Law” means the requirements relating to the administration of equity-based awards or equity compensation plans under U.S. state corporate laws, U.S. federal and state securities laws, the Code, any stock exchange or quotation system on which the Common Stock is listed or quoted and the applicable laws of any foreign country or jurisdiction where Awards are, or will be, granted under the Plan.

2.3 “Award” means an award of a Stock Option, Stock Appreciation Right, Restricted Stock, Stock Unit, Performance Share, Performance Unit, Incentive Bonus Award, Other Cash-Based Award and/or Other Stock-Based Award granted under the Plan.

2.4 “Award Agreement” means either (i) a written or electronic agreement entered into between the Company and a Participant setting forth the terms and conditions of an Award including any amendment or modification thereof, or (ii) a written or electronic statement issued by the Company to a Participant describing the terms and provisions of such Award, including any amendment or modification thereof. The Committee may provide for the use of electronic, internet or other non-paper Award Agreements, and the use of electronic, internet or other non-paper means for the acceptance thereof and actions thereunder by a Participant. Each Award Agreement shall be subject to the terms and conditions of the Plan and need not be identical.

2.5 “Board” means the Board of Directors of the Company.

2.6 “Cause” means (i) conviction of, or the entry of a plea of guilty or no contest to, a felony or any other crime that causes the Company or its Affiliates public disgrace or disrepute, or materially and adversely affects the Company’s or its Affiliates’ operations or financial performance or the relationship the Company has with its customers; (ii) gross negligence or willful misconduct with respect to the Company or any of its Affiliates, including, without limitation fraud, embezzlement, theft or proven dishonesty in the course of his or her employment; (iii) refusal to perform any lawful, material obligation or fulfill any duty (other than any duty or obligation of the type described in clause (v) below) to the Company or its Affiliates (other than due to a Disability), which refusal, if curable, is not cured within 10 days after delivery of written notice thereof; (iv) material breach of any agreement with or duty owed to the Company or any of its Affiliates (other than any breach of the type described in clause (v) below), which breach, if curable, is not cured within 10 days after the delivery of written notice thereof; or (v) any breach of any obligation or duty to the Company or any of its Affiliates (whether arising by statute, common law or agreement) relating to confidentiality, noncompetition, nonsolicitation or proprietary rights. Notwithstanding the foregoing, if a Participant and the Company (or any of its Affiliates) have entered into an employment agreement, consulting agreement or other similar agreement that specifically defines “cause,” then with respect to such Participant, “Cause” shall have the meaning defined in that employment agreement, consulting agreement or other agreement.

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2.7 “Change in Control” shall be deemed to have occurred if any one of the following events shall occur:

(i) Any Person becomes the beneficial owner (as defined in Rule 13(d)-3 under the Exchange Act) of shares of Common Stock representing more than 50% of the total number of votes that may be cast for the election of directors of the Company;

(ii) The consummation of any merger or other business combination of the Company, sale of all or substantially all of the Company’s assets or combination of the foregoing transactions (a “Transaction”), other than a Transaction involving only the Company and one or more of its subsidiaries, or a Transaction immediately following which the shareholders of the Company immediately prior to the Transaction continue to have a majority of the voting power in the resulting entity;

(iii) Within any 12-month period beginning on or after the Effective Date, the persons who were directors of the Company immediately before the beginning of such period (the “Incumbent Directors”) shall cease (for any reason other than death) to constitute at least a majority of the Board (or the board of directors of any successor to the Company); provided that any director who was not a director as of the date hereof shall be deemed to be an Incumbent Director if such director was elected to the Board by, or on the recommendation of or with the approval of, at least two-thirds of the directors who then qualified as Incumbent Directors either actually or by prior operation of the foregoing unless such election, recommendation or approval was the result of an actual or threatened election contest of the type contemplated by Rule 14a-11 promulgated under the Exchange Act or any successor provision; or

(iv) the shareholders of the Company approve a plan of complete liquidation or dissolution of the Company.

Notwithstanding the foregoing, no event or condition shall constitute a Change in Control to the extent that, if it were, a penalty tax would be imposed under Section 409A of the Code; provided that, in such a case, the event or condition shall continue to constitute a Change in Control to the maximum extent possible (e.g., if applicable, in respect of vesting without an acceleration of distribution) without causing the imposition of such penalty tax.

2.8 “Code” means the Internal Revenue Code of 1986, as amended. For purposes of this Plan, references to sections of the Code shall be deemed to include references to any applicable regulations thereunder and any successor or similar provision.

2.9 “Committee” means the committee of the Board delegated with the authority to administer the Plan, or the full Board, as provided in Section 3 of the Plan. With respect to any decision relating to a Reporting Person, the Committee shall consist solely of two or more directors who are disinterested within the meaning of Rule 16b-3 promulgated under the Exchange Act, as amended from time to time, or any successor provision. The fact that a Committee member shall fail to qualify under any of these requirements shall not invalidate an Award if the Award is otherwise validly made under the Plan. The Board may at any time appoint additional members to the Committee, remove and replace members of the Committee with or without cause, and fill vacancies on the Committee however caused.

2.10 “Common Stock” means the Company’s Common Stock, par value $.0001 per share.

2.11 “Company” means Cancer Genetics, Inc., a Delaware corporation, and any successor thereto as provided in Section 15.8.

2.12 “Control” means, as to any Person, the power to direct or cause the direction of the management and policies of such Person, or the power to appoint directors of the Company, whether through the ownership of voting securities, by contract or otherwise (the terms “Controlled by” and “under common Control with” shall have correlative meanings).

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2.13 “Date of Grant” means the date on which an Award under the Plan is granted by the Committee, or such later date as the Committee may specify to be the effective date of an Award.

2.14 “Disability” means a Participant being considered “disabled” within the meaning of Section 409A of the Code and Treasury Regulation 1.409A-3(i)(4), as well as any successor regulation or interpretation.

2.15 “Effective Date” means the date set forth in Section 17.1 hereof.

2.16 “Eligible Person” means any person who is an employee, officer, director, consultant, advisor or other individual service provider of the Company or any Subsidiary, or any person who is determined by the Committee to be a prospective employee, officer, director, consultant, advisor or other individual service provider of the Company or any Subsidiary; provided that the Award Agreement for any grant of an Award to a prospective employee, officer, director, consultant, advisor or other individual service provider will contain appropriate forfeiture provisions in the event such individual does not become employed or engaged by the Company or applicable Subsidiary .

2.17 “Exchange Act” means the Securities Exchange Act of 1934, as amended.

2.18 “Fair Market Value” of a share of Common Stock shall be, as applied to a specific date (i) the closing price of a share of Common Stock as of such date on the principal established stock exchange or national market system on which the Common Stock is then traded (or, if there is no trading in the Common Stock as of such date, the closing price of a share of Common Stock on the most recent date preceding such date on which trades of the Common Stock were recorded), or (ii) if the shares of Common Stock are not then traded on an established stock exchange or national market system but are then traded in an over-the-counter market, the average of the closing bid and asked prices for the shares of Common Stock in such over-the-counter market as of such date (or, if there are no closing bid and asked prices for the shares of Common Stock as of such date, the average of the closing bid and the asked prices for the shares of Common Stock on the most recent date preceding such date on which such closing bid and asked prices are available on such over-the-counter market), or (iii) if the shares of Common Stock are not then listed on a national securities exchange or national market system or traded in an over-the-counter market, the price of a share of Common Stock as determined by the Committee in its discretion in a manner consistent with Section 409A of the Code and Treasury Regulation 1.409A-1(b)(5)(iv), as well as any successor regulation or interpretation.

2.19 “Incentive Bonus Award” means an Award granted under Section 12 of the Plan.

2.20 “Incentive Stock Option” means a Stock Option granted under Section 6 hereof that is intended to meet the requirements of Section 422 of the Code and the regulations promulgated thereunder.

2.21 “Nonqualified Stock Option” means a Stock Option granted under Section 6 hereof that is not an Incentive Stock Option.

2.22 “Other Cash-Based Award” means a contractual right granted to an Eligible Person under Section 13 hereof entitling such Eligible Person to receive a cash payment at such times, and subject to such conditions, as are set forth in the Plan and the applicable Award Agreement.

2.23 “Other Stock-Based Award” means a contractual right granted to an Eligible Person under Section 13 representing a notional unit interest equal in value to a share of Common Stock to be paid and distributed at such times, and subject to such conditions as are set forth in the Plan and the applicable Award Agreement.

2.24 “Participant” means any Eligible Person who holds an outstanding Award under the Plan.

2.25 “Performance Shares” means a contractual right granted to an Eligible Person under Section 10 hereof representing a notional unit interest equal in value to a share of Common Stock to be paid and distributed at such times, and subject to such conditions, as are set forth in the Plan and the applicable Award Agreement.

2.26 “Performance Unit” means a contractual right granted to an Eligible Person under Section 11 hereof representing a notional dollar interest as determined by the Committee to be paid and distributed at such times, and subject to such conditions, as are set forth in the Plan and the applicable Award Agreement.

2.27 “Person” shall mean any individual, partnership, firm, trust, corporation, limited liability company or other similar entity. When two or more Persons act as a partnership, limited partnership, syndicate or other group for the purpose of acquiring, holding or disposing of Common Stock, such partnership, limited partnership, syndicate or group shall be deemed a “Person”.

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2.28 “Plan” means the Cancer Genetics, Inc. 2020 Equity Incentive Plan, as set forth herein and as may be amended from time to time.

2.29 “Reporting Person” means an officer, director or greater than ten percent stockholder of the Company within the meaning of Rule 16a-2 under the Exchange Act, who is required to file reports pursuant to Rule 16a-3 under the Exchange Act.

2.30 “Restricted Stock Award” means a grant of shares of Common Stock to an Eligible Person under Section 8 hereof that are issued subject to such vesting and transfer restrictions and such other conditions as are set forth in the Plan and the applicable Award Agreement.

2.31 “Securities Act” means the Securities Act of 1933, as amended.

2.32 “Service” means a Participant’s employment or other service relationship with the Company or any Subsidiary. A change in the capacity in which a Participant renders service to the Company or a Subsidiary as an employee, director or consultant or a change in the entity for which the Participant renders such service, provided that there is no interruption or termination of the Participant’s service with the Company or a Subsidiary, will not terminate a Participant’s Service; provided, however, that if the entity for which a Participant is rendering services ceases to qualify as a Subsidiary, as determined by the Committee in its sole discretion, such Participant’s Service will be considered to have terminated on the date such entity ceases to qualify as a Subsidiary. For example, a change in status from an employee of the Company to a consultant to or director of the Company will not constitute an interruption of Service. To the extent permitted by Applicable Law, the Committee or the chief executive officer of the Company, in that party’s sole discretion, may determine whether a Participant’s Service will be considered interrupted in the case of (i) any leave of absence approved by the Company or chief executive officer, including sick leave, military leave or any other personal leave, or (ii) transfers between the Company, a Subsidiary, or their successors. Notwithstanding the foregoing, a leave of absence will be treated as Service for purposes of vesting in an Award only to such extent as may be provided in the Company’s (or a Subsidiary’s) leave of absence policy, in the written terms of any leave of absence agreement or policy applicable to the Participant, or as otherwise required by Applicable Law. Unless the Committee provides otherwise, in its discretion, or as otherwise required by Applicable Law, vesting of Options shall be tolled during any unpaid leave of absence by a Participant.

2.33 “Stock Appreciation Right” means a contractual right granted to an Eligible Person under Section 7 hereof entitling such Eligible Person to receive a payment, upon the exercise of such right, in such amount and at such time, and subject to such conditions, as are set forth in the Plan and the applicable Award Agreement.

2.34 “Stock Option” means a contractual right granted to an Eligible Person under Section 6 hereof to purchase shares of Common Stock at such time and price, and subject to such conditions, as are set forth in the Plan and the applicable Award Agreement.

2.35 “Stock Unit Award” means a contractual right granted to an Eligible Person under Section 9 hereof representing notional unit interests equal in value to a share of Common Stock to be paid and distributed at such times, and subject to such conditions, as are set forth in the Plan and the applicable Award Agreement.

2.36 “Subsidiary” means an entity (whether or not a corporation) that is wholly or majority owned or Controlled, directly or indirectly, by the Company; provided, however, that with respect to Incentive Stock Options, the term “Subsidiary” shall include only an entity that qualifies under Section 424(f) of the Code as a “subsidiary corporation” with respect to the Company.

3. Administration

Section 3.1 Committee Members. The Plan shall be administered by the Committee; provided that the entire Board may act in lieu of the Committee on any matter, subject to the requirements of Section 2.9 of the Plan with respect to an Award to a Reporting Person. If and to the extent permitted by Applicable Law, the Committee may authorize one or more Reporting Persons (or other officers) to make Awards to Eligible Persons who are not Reporting Persons (or other officers whom the Committee has specifically authorized to make Awards). Subject to Applicable Law and the restrictions set forth in the Plan, the Committee may delegate administrative functions to individuals who are Reporting Persons, officers, or employees of the Company or its Subsidiaries.

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Section 3.2 Committee Authority. The Committee shall have such powers and authority as may be necessary or appropriate for the Committee to carry out its functions as described in the Plan. Subject to the express limitations of the Plan, the Committee shall have authority in its discretion to determine the Eligible Persons to whom, and the time or times at which, Awards may be granted, the number of shares, units or other rights subject to each Award, the exercise, base or purchase price of an Award (if any), the time or times at which an Award will become vested, exercisable or payable, the performance criteria, performance goals and other conditions of an Award, the duration of the Award, and all other terms of the Award. Subject to the terms of the Plan, the Committee shall have the authority to amend the terms of an Award in any manner that is not inconsistent with the Plan (including to extend the post-termination exercisability period of Stock Options and Stock Appreciation Rights), provided that no such action shall adversely affect the rights of a Participant with respect to an outstanding Award without the Participant’s consent. The Committee shall also have discretionary authority to interpret the Plan, to make all factual determinations under the Plan, and to make all other determinations necessary or advisable for Plan administration, including, without limitation, to correct any defect, to supply any omission or to reconcile any inconsistency in the Plan or any Award Agreement hereunder. The Committee may prescribe, amend, and rescind rules and regulations relating to the Plan. The Committee’s determinations under the Plan need not be uniform and may be made by the Committee selectively among Participants and Eligible Persons, whether or not such persons are similarly situated. The Committee shall, in its discretion, consider such factors as it deems relevant in making its interpretations, determinations and actions under the Plan including, without limitation, the recommendations or advice of any officer or employee of the Company or such attorneys, consultants, accountants or other advisors as it may select. All interpretations, determinations, and actions by the Committee shall be final, conclusive, and binding upon all parties.

Section 3.3 No Liability; Indemnification. Neither the Board nor any Committee member, nor any Person acting at the direction of the Board or the Committee, shall be liable for any act, omission, interpretation, construction or determination made in good faith with respect to the Plan, any Award or any Award Agreement. The Company and its Subsidiaries shall pay or reimburse any member of the Committee, as well as any other Person who takes action on behalf of the Plan, for all reasonable expenses incurred with respect to the Plan, and to the full extent allowable under Applicable Law shall indemnify each and every one of them for any claims, liabilities, and costs (including reasonable attorney’s fees) arising out of their good faith performance of duties on behalf of the Company with respect to the Plan. The Company and its Subsidiaries may, but shall not be required to, obtain liability insurance for this purpose.

4. Shares Subject to the Plan

Section 4.1 Share Limitation. Subject to adjustment pursuant to Section 4.3 hereof, the maximum aggregate number of shares of Common Stock which may be issued under all Awards granted to Participants under the Plan shall be 2,000,000 shares, all of which may, but need not, be issued in respect of Incentive Stock Options. Shares of Common Stock issued under the Plan may be either authorized but unissued shares or shares held in the Company’s treasury. Any shares of Common Stock subject to Awards that are settled in Common Stock shall be counted against the maximum share limitations of this Section 4.1 as one share of Common Stock for every share of Common Stock subject thereto. To the extent that any Award under the Plan payable in shares of Common Stock is forfeited, cancelled, returned to or repurchased by the Company for failure to satisfy vesting requirements or upon the occurrence of other forfeiture events, or otherwise terminates without payment being made thereunder, the shares of Common Stock covered thereby will no longer be counted against the foregoing maximum share limitations and may again be made subject to Awards under the Plan pursuant to such limitations. Shares of Common Stock that otherwise would have been issued upon the exercise of a Stock Option or Stock Appreciation Right or in payment with respect to any other form of Award, that are surrendered in payment or partial payment of the exercise price thereof and/or taxes withheld with respect to the exercise thereof or the making of such payment, will no longer be counted against the foregoing maximum share limitations and may again be made subject to Awards under the Plan pursuant to such limitations.

Section 4.2 Individual Participant Limitations. Subject to adjustment as provided in Section 4.3, the number of shares of Common Stock with respect to which Awards may be granted during any calendar year to any one Eligible Person who is a non-employee director of the Board shall not exceed 60,000.

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Section 4.3 Adjustments. If there shall occur any change with respect to the outstanding shares of Common Stock by reason of any recapitalization, reclassification, stock dividend, extraordinary dividend, stock split, reverse stock split, or other distribution with respect to the shares of Common Stock, or any merger, reorganization, consolidation, combination, spin-off or other similar corporate change, or any other change affecting the Common Stock, the Committee shall, in the manner and to the extent that it deems appropriate and equitable to the Participants and consistent with the terms of the Plan, cause an adjustment to be made in (i) the maximum numbers and kind of shares provided in Sections 4.1 and 4.2 hereof, (ii) the numbers and kind of shares of Common Stock, units, or other rights subject to then outstanding Awards, (iii) the price for each share or unit or other right subject to then outstanding Awards, (iv) the performance measures or goals relating to the vesting of an Award, and (v) any other terms of an Award that are affected by the event to prevent dilution or enlargement of a Participant’s rights under an Award. Notwithstanding the foregoing, in the case of Incentive Stock Options, any such adjustments shall, to the extent practicable, be made in a manner consistent with the requirements of Section 424(a) of the Code.

5. Participation and Awards

Section 5.1 Designation of Participants. All Eligible Persons are eligible to be designated by the Committee to receive Awards and become Participants under the Plan. The Committee has the authority, in its discretion, to determine and designate from time to time those Eligible Persons who are to be granted Awards, the types of Awards to be granted and the number of shares of Common Stock, units or other amounts subject to such Awards. In selecting Eligible Persons to be Participants and in determining the type and amount of Awards to be granted under the Plan, the Committee shall consider any and all factors that it deems relevant or appropriate.

Section 5.2 Determination of Awards. The Committee shall determine the terms and conditions of all Awards granted to Participants in accordance with its authority under Section 3.2 hereof. An Award may consist of one type of right or benefit hereunder or of two or more such rights or benefits granted in tandem or in the alternative. To the extent deemed appropriate by the Committee, an Award shall be evidenced by an Award Agreement as described in Section 15.1 hereof.

6. Stock Options

Section 6.1 Grants of Stock Options. A Stock Option may be granted to any Eligible Person selected by the Committee. Subject to the provisions of Section 6.6 hereof and Section 422 of the Code, each Stock Option shall be designated, in the discretion of the Committee, as an Incentive Stock Option or as a Nonqualified Stock Option.

Section 6.2 Exercise Price. The exercise price per share of a Stock Option shall not be less than 100 percent of the Fair Market Value of a share of Common Stock on the Date of Grant, subject to adjustments as provided for under Section 4.2, provided that the Committee may in its discretion specify for any Stock Option an exercise price per share that is higher than the Fair Market Value on the Date of Grant and may establish an exercise price that is below Fair Market Value on the Date of Grant for Stock Options granted to Participants who are not residents of the U.S if permitted by applicable law and any applicable rules of the principal established stock exchange or national market system on which the Common Stock is traded.

Section 6.3 Vesting of Stock Options. The Committee shall in its discretion prescribe the time or times at which, or the conditions upon which, a Stock Option or portion thereof shall become vested and/or exercisable. The requirements for vesting and exercisability of a Stock Option may be based on the continued Service of the Participant for a specified time period (or periods) and/or on the attainment of a specified performance goal (or goals) established by the Committee in its discretion. The Committee may, in its discretion, accelerate the vesting or exercisability of any Stock Option at any time. The Committee in its sole discretion may allow a Participant to exercise unvested Nonqualified Stock Options, in which case the shares of Common Stock then issued shall be Restricted Stock having analogous vesting restrictions to the unvested Nonqualified Stock Options.

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Section 6.4 Term of Stock Options. The Committee shall in its discretion prescribe in an Award Agreement the period during which a vested Stock Option may be exercised, provided that the maximum term of a Stock Option shall be ten (10) years from the Date of Grant. A Stock Option may be earlier terminated as specified by the Committee and set forth in an Award Agreement upon or following the termination of a Participant’s Service, including by reason of voluntary resignation, death, Disability, termination for Cause or any other reason. Except as otherwise provided in this Section 6 or in an Award Agreement as such agreement may be amended from time to time upon authorization of the Committee, no Stock Option may be exercised at any time during the term thereof unless the Participant is then in Service. Notwithstanding the foregoing, unless an Award Agreement provides otherwise:

(a) If a Participant’s Service terminates by reason of his or her death, any Stock Option held by such Participant may, to the extent then exercisable, be exercised by such Participant’s estate or any person who acquires the right to exercise such Stock Option by bequest or inheritance at any time in accordance with its terms for up to one year after the date of such Participant’s death (but in no event after the earlier of the expiration of the term of such Stock Option or such time as the Stock Option is otherwise canceled or terminated in accordance with its terms). Upon expiration of such one-year period, no portion of the Stock Option held by such Participant shall be exercisable and the Stock Option shall be deemed to be canceled, forfeited and of no further force or effect.

(b) If a Participant’s Service terminates by reason of his or her Disability, any Stock Option held by such Participant may, to the extent then exercisable, be exercised by the Participant or his or her personal representative at any time in accordance with its terms for up to one year after the date of such Participant’s termination of Service (but in no event after the earlier of the expiration of the term of such Stock Option or such time as the Stock Option is otherwise canceled or terminated in accordance with its terms). Upon expiration of such one-year period, no portion of the Stock Option held by such Participant shall be exercisable and the Stock Option shall be deemed to be canceled, forfeited and of no further force or effect.

(c) If a Participant’s Service terminates for any reason other than death, Disability or Cause, any Stock Option held by such Participant may, to the extent then exercisable, be exercised by the Participant up until ninety (90) days following such termination of Service (but in no event after the earlier of the expiration of the term of such Stock Option or such time as the Stock Option is otherwise canceled or terminated in accordance with its terms). Upon expiration of such 90-day period, no portion of the Stock Option held by such Participant shall be exercisable and the Stock Option shall be deemed to be canceled, forfeited and of no further force or effect.

(d) If a Participant’s Service terminates for Cause, any Stock Option held by such Participant, whether vested or unvested, shall be deemed forfeited and canceled on the date of such termination of Service.

(e) To the extent that a Stock Option of a Participant whose Service terminates is not exercisable, such Stock Option shall be deemed forfeited and canceled on the ninetieth (90th) day after such termination of Service or at such earlier time as the Committee may determine.

Section 6.5 Stock Option Exercise. Subject to such terms and conditions as shall be specified in an Award Agreement, a Stock Option may be exercised in whole or in part at any time during the term thereof by notice in the form required by the Company, and payment of the aggregate exercise price by certified or bank check, or such other means as the Committee may accept. As set forth in an Award Agreement or otherwise determined by the Committee, in its sole discretion, at or after grant, payment in full or in part of the exercise price of an Option may be made: (i) in the form of shares of Common Stock that have been held by the Participant for such period as the Committee may deem appropriate for accounting purposes or otherwise, valued at the Fair Market Value of such shares on the date of exercise; (ii) by surrendering to the Company shares of Common Stock otherwise receivable on exercise of the Option; (iii) by a cashless exercise program implemented by the Committee in connection with the Plan; and/or (iv) by such other method as may be approved by the Committee and set forth in an Award Agreement. Subject to any governing rules or regulations, as soon as practicable after receipt of written notification of exercise and full payment of the exercise price and satisfaction of any applicable tax withholding pursuant to Section 16.5, the Company shall deliver to the Participant evidence of book entry shares of Common Stock, or upon the Participant’s request, Common Stock certificates in an appropriate amount based upon the number of shares of Common Stock purchased under the Option. Unless otherwise determined by the Committee, all payments under all of the methods indicated above shall be paid in United States dollars or shares of Common Stock, as applicable.

Section 6.6 Additional Rules for Incentive Stock Options.

(a) Eligibility. An Incentive Stock Option may only be granted to an Eligible Person who is considered an employee under Treasury Regulation §1.421-7(h) of the Company or any Subsidiary.

(b) Annual Limits. No Incentive Stock Option shall be granted to an Eligible Person as a result of which the aggregate Fair Market Value (determined as of the Date of Grant) of the stock with respect to which Incentive Stock Options are exercisable for the first time in any calendar year under the Plan and any other stock option plans of the Company or any Subsidiary would exceed $100,000, determined in accordance with Section 422(d) of the Code. This limitation shall be applied by taking Incentive Stock Options into account in the order in which granted.

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(c) Ten Percent Stockholders. If a Stock Option granted under the Plan is intended to be an Incentive Stock Option, and if the Participant, at the time of grant, owns stock possessing ten percent or more of the total combined voting power of all classes of Common Stock of the Company or any Subsidiary, then (A) the Stock Option exercise price per share shall in no event be less than 110 percent of the Fair Market Value of the Common Stock on the date of such grant and (B) such Stock Option shall not be exercisable after the expiration of five (5) years following the date such Stock Option is granted.

(d) Disqualifying Dispositions. If shares of Common Stock acquired by exercise of an Incentive Stock Option are disposed of within two (2) years following the Date of Grant or one (1) year following the transfer of such shares to the Participant upon exercise, the Participant shall, promptly following such disposition, notify the Company in writing of the date and terms of such disposition and provide such other information regarding the disposition as the Company may reasonably require.

7. Stock Appreciation Rights

Section 7.1 Grant of Stock Appreciation Rights. A Stock Appreciation Right may be granted to any Eligible Person selected by the Committee. Stock Appreciation Rights may be granted on a basis that allows for the exercise of the right by the Participant or that provides for the automatic payment of the right upon a specified date or event.

Section 7.2 Base Price. The base price of a Stock Appreciation Right shall be determined by the Committee in its sole discretion; provided, however, that the base price for any grant of a Stock Appreciation Right shall not be less than 100 percent of the Fair Market Value of a share of Common Stock on the Date of Grant, subject to adjustments as provided for under Section 4.2.

Section 7.3 Vesting Stock Appreciation Rights. The Committee shall in its discretion prescribe the time or times at which, or the conditions upon which, a Stock Appreciation Right or portion thereof shall become vested and/or exercisable. The requirements for vesting and exercisability of a Stock Appreciation Right may be based on the continued Service of a Participant for a specified time period (or periods) or on the attainment of a specified performance goal (or goals) established by the Committee in its discretion. The Committee may, in its discretion, accelerate the vesting or exercisability of any Stock Appreciation Right at any time.

Section 7.4 Term of Stock Appreciation Rights. The Committee shall in its discretion prescribe in an Award Agreement the period during which a vested Stock Appreciation Right may be exercised, provided that the maximum term of a Stock Appreciation Right shall be ten (10) years from the Date of Grant. A Stock Appreciation Right may be earlier terminated as specified by the Committee and set forth in an Award Agreement upon or following the termination of a Participant’s Service, including by reason of voluntary resignation, death, Disability, termination for Cause or any other reason. Except as otherwise provided in this Section 7 or in an Award Agreement as such agreement may be amended from time to time upon authorization of the Committee, no Stock Appreciation Right may be exercised at any time during the term thereof unless the Participant is then in the Service of the Company or one of its Subsidiaries.

Section 7.5 Payment of Stock Appreciation Rights. Subject to such terms and conditions as shall be specified in an Award Agreement, a vested Stock Appreciation Right may be exercised in whole or in part at any time during the term thereof by notice in the form required by the Company and payment of any exercise price. Upon the exercise of a Stock Appreciation Right and payment of any applicable exercise price, a Participant shall be entitled to receive an amount determined by multiplying: (i) the excess of the Fair Market Value of a share of Common Stock on the date of exercise of the Stock Appreciation Right over the base price of such Stock Appreciation Right, by (ii) the number of shares as to which such Stock Appreciation Right is exercised. Payment of the amount determined under the immediately preceding sentence may be made, as approved by the Committee and set forth in the Award Agreement, in shares of Common Stock valued at their Fair Market Value on the date of exercise, in cash, or in a combination of shares of Common Stock and cash, subject to applicable tax withholding requirements set forth in Section 16.5. If Stock Appreciation Rights are settled in shares of Common Stock, then as soon as practicable following the date of settlement the Company shall deliver to the Participant evidence of book entry shares of Common Stock, or upon the Participant’s request, Common Stock certificates in an appropriate amount.

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8. Restricted Stock Awards

Section 8.1 Grant of Restricted Stock Awards. A Restricted Stock Award may be granted to any Eligible Person selected by the Committee. The Committee may require the payment by the Participant of a specified purchase price in connection with any Restricted Stock Award. The Committee may provide in an Award Agreement for the payment of dividends and distributions to the Participant at such times as paid to stockholders generally or at the times of vesting or other payment of the Restricted Stock Award. If any dividends or distributions are paid in stock while a Restricted Stock Award is subject to restrictions under Section 8.3 of the Plan, the dividends or other distributions shares shall be subject to the same restrictions on transferability as the shares of Common Stock to which they were paid unless otherwise set forth in the Award Agreement. The Committee may also subject the grant of any Restricted Stock Award to the execution of a voting agreement with the Company or with any Affiliate of the Company.

Section 8.2 Vesting Requirements. The restrictions imposed on shares of Common Stock granted under a Restricted Stock Award shall lapse in accordance with the vesting requirements specified by the Committee in the Award Agreement. Upon vesting of a Restricted Stock Award, such Award shall be subject to the tax withholding requirement set forth in Section 16.5. The requirements for vesting of a Restricted Stock Award may be based on the continued Service of the Participant for a specified time period (or periods) or on the attainment of a specified performance goal (or goals) established by the Committee in its discretion. The Committee may, in its discretion, accelerate the vesting of a Restricted Stock Award at any time. If the vesting requirements of a Restricted Stock Award shall not be satisfied, the Award shall be forfeited and the shares of Common Stock subject to the Award shall be returned to the Company. In the event that the Participant paid any purchase price with respect to such forfeited shares, unless otherwise provided by the Committee in an Award Agreement, the Company will refund to the Participant the lesser of (i) such purchase price and (ii) the Fair Market Value of such shares on the date of forfeiture.

Section 8.3 Restrictions. Shares granted under any Restricted Stock Award may not be transferred, assigned or subject to any encumbrance, pledge, or charge until all applicable restrictions are removed or have expired, unless otherwise allowed by the Committee. The Committee may require in an Award Agreement that certificates representing the shares granted under a Restricted Stock Award bear a legend making appropriate reference to the restrictions imposed, and that certificates representing the shares granted or sold under a Restricted Stock Award will remain in the physical custody of an escrow holder until all restrictions are removed or have expired.

Section 8.4 Rights as Stockholder. Subject to the foregoing provisions of this Section 8 and the applicable Award Agreement, the Participant to whom a Restricted Stock Award is made shall have all rights of a stockholder with respect to the shares granted to the Participant under the Restricted Stock Award, including the right to vote the shares and receive all dividends and other distributions paid or made with respect thereto, unless the Committee determines otherwise at the time the Restricted Stock Award is granted.

Section 8.5 Section 83(b) Election. If a Participant makes an election pursuant to Section 83(b) of the Code with respect to a Restricted Stock Award, the Participant shall file, within 30 days following the Date of Grant, a copy of such election with the Company (directed to the Secretary thereof) and with the Internal Revenue Service, in accordance with the regulations under Section 83 of the Code. The Committee may provide in an Award Agreement that the Restricted Stock Award is conditioned upon the Participant’s making or refraining from making an election with respect to the Award under Section 83(b) of the Code.

9. Stock Unit Awards

Section 9.1 Grant of Stock Unit Awards. A Stock Unit Award may be granted to any Eligible Person selected by the Committee. The value of each stock unit under a Stock Unit Award is equal to the Fair Market Value of the Common Stock on the applicable date or time period of determination, as specified by the Committee. A Stock Unit Award shall be subject to such restrictions and conditions as the Committee shall determine. A Stock Unit Award may be granted together with a dividend equivalent right with respect to the shares of Common Stock subject to the Award, which may be accumulated and may be deemed reinvested in additional stock units, as determined by the Committee in its discretion. If any dividend equivalents are paid while a Stock Unit Award is subject to restrictions under Section 9 of the Plan, the dividend equivalents shall be subject to the same restrictions on transferability as the Stock Units to which they were paid, unless otherwise set forth in the Award Agreement.

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Section 9.2 Vesting of Stock Unit Awards. On the Date of Grant, the Committee shall, in its discretion, determine any vesting requirements with respect to a Stock Unit Award, which shall be set forth in the Award Agreement. The requirements for vesting of a Stock Unit Award may be based on the continued Service of the Participant for a specified time period (or periods) or on the attainment of a specified performance goal (or goals) established by the Committee in its discretion. The Committee may, in its discretion, accelerate the vesting of a Stock Unit Award at any time. A Stock Unit Award may also be granted on a fully vested basis, with a deferred payment date as may be determined by the Committee or elected by the Participant in accordance with rules established by the Committee.

Section 9.3 Payment of Stock Unit Awards. A Stock Unit Award shall become payable to a Participant at the time or times determined by the Committee and set forth in the Award Agreement, which may be upon or following the vesting of the Award. Payment of a Stock Unit Award may be made, at the discretion of the Committee, in cash or in shares of Common Stock, or in a combination thereof as described in the Award Agreement, subject to applicable tax withholding requirements set forth in Section 16.5. Any cash payment of a Stock Unit Award shall be made based upon the Fair Market Value of the Common Stock, determined on such date or over such time period as determined by the Committee. Notwithstanding the foregoing, unless specified otherwise in the Award Agreement, any Stock Unit, whether settled in Common Stock or cash, shall be paid no later than two and one-half months after the later of the calendar year or fiscal year in which the Stock Units vest. If Stock Unit Awards are settled in shares of Common Stock, then as soon as practicable following the date of settlement the Company shall deliver to the Participant evidence of book entry shares of Common Stock, or upon the Participant’s request, Common Stock certificates in an appropriate amount.

10. Performance Shares

Section 10.1 Grant of Performance Shares. Performance Shares may be granted to any Eligible Person selected by the Committee. A Performance Share Award shall be subject to such restrictions and condition as the Committee shall specify. A Performance Share Award may be granted with a dividend equivalent right with respect to the shares of Common Stock subject to the Award, which may be accumulated and may be deemed reinvested in additional stock units, as determined by the Committee in its discretion.

Section 10.2 Value of Performance Shares. Each Performance Share shall have an initial value equal to the Fair Market Value of a Share on the Grant Date. The Committee shall set performance goals in its discretion that, depending on the extent to which they are met over a specified time period, shall determine the number of Performance Shares that shall be paid to a Participant.

Section 10.3 Earning of Performance Shares. After the applicable time period has ended, the number of Performance Shares earned by the Participant over such time period shall be determined as a function of the extent to which the applicable corresponding performance goals have been achieved. This determination shall be made solely by the Committee. The Committee may, in its discretion, waive any performance or vesting conditions relating to a Performance Share Award.

Section 10.4 Form and Timing of Payment of Performance Shares. The Committee shall pay at the close of the applicable Performance Period, or as soon as practicable thereafter, any earned Performance Shares in the form of cash or in shares of Common Stock or in a combination thereof, as specified in a Participant’s Award Agreement, subject to applicable tax withholding requirements set forth in Section 16.5. Notwithstanding the foregoing, unless specified otherwise in the Award Agreement, all Performance Shares shall be paid no later than two and one-half months following the later of the calendar year or fiscal year in which such Performance Shares vest. Any shares of Common Stock paid to a Participant under this Section 10.4 may be subject to any restrictions deemed appropriate by the Committee. If Performance Shares are settled in shares of Common Stock, then as soon as practicable following the date of settlement the Company shall deliver to the Participant evidence of book entry shares of Common Stock, or upon the Participant’s request, Common Stock certificates in an appropriate amount.

11. Performance Units

Section 11.1 Grant of Performance Units. Performance Units may be granted to any Eligible Person selected by the Committee. A Performance Unit Award shall be subject to such restrictions and condition as the Committee shall specify in a Participant’s Award Agreement.

Section 11.2 Value of Performance Units. Each Performance Unit shall have an initial notional value equal to a dollar amount determined by the Committee, in its sole discretion. The Committee shall set performance goals in its discretion that, depending on the extent to which they are met over a specified time period, will determine the number of Performance Units that shall be settled and paid to the Participant.

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Section 11.3 Earning of Performance Units. After the applicable time period has ended, the number of Performance Units earned by the Participant, and the amount payable in cash, in shares or in a combination thereof, over such time period shall be determined as a function of the extent to which the applicable corresponding performance goals have been achieved. This determination shall be made solely by the Committee. The Committee may, in its discretion, waive any performance or vesting conditions relating to a Performance Unit Award.

Section 11.4 Form and Timing of Payment of Performance Units. The Committee shall pay at the close of the applicable Performance Period, or as soon as practicable thereafter, any earned Performance Units in the form of cash or in shares of Common Stock or in a combination thereof, as specified in a Participant’s Award Agreement, subject to applicable tax withholding requirements set forth in Section 16.5. Notwithstanding the foregoing, unless specified otherwise in the Award Agreement, all Performance Units shall be paid no later than two and one-half months following the later of the calendar year or fiscal year in which such Performance Units vest. Any shares of Common Stock paid to a Participant under this Section 11.4 may be subject to any restrictions deemed appropriate by the Committee. If Performance Units are settled in shares of Common Stock, then as soon as practicable following the date of settlement the Company shall deliver to the Participant evidence of book entry shares of Common Stock, or upon the Participant’s request, Common Stock certificates in an appropriate amount.

12. Incentive Bonus Awards

Section 12.1 Incentive Bonus Awards. The Committee, at its discretion, may grant Incentive Bonus Awards to such Participants as it may designate from time to time. The terms of a Participant’s Incentive Bonus Award shall be set forth in the Participant’s Award Agreement. Each Award Agreement shall specify such general terms and conditions as the Committee shall determine.

Section 12.2 Incentive Bonus Award Performance Criteria. The determination of Incentive Bonus Awards for a given year or years may be based upon the attainment of specified levels of Company or Subsidiary performance as measured by pre-established, objective performance criteria determined at the discretion of the Committee. The Committee shall (i) select those Participants who shall be eligible to receive an Incentive Bonus Award, (ii) determine the performance period, (iii) determine target levels of performance, and (iv) determine the level of Incentive Bonus Award to be paid to each selected Participant upon the achievement of each performance level. The Committee generally shall make the foregoing determinations prior to the commencement of services to which an Incentive Bonus Award relates, to the extent applicable, and while the outcome of the performance goals and targets is uncertain.

Section 12.3 Payment of Incentive Bonus Awards.

(a) Incentive Bonus Awards shall be paid in cash or Common Stock, as set forth in a Participant’s Award Agreement. Payments shall be made following a determination by the Committee that the performance targets were attained and shall be made within two and one-half months after the later of the end of the fiscal or calendar year in which the Incentive Bonus Award is no longer subject to a substantial risk of forfeiture.

(b) The amount of an Incentive Bonus Award to be paid upon the attainment of each targeted level of performance shall equal a percentage of a Participant’s base salary for the fiscal year, a fixed dollar amount, or such other formula, as determined by the Committee.

13. Other Cash-Based Awards and Other Stock-Based Awards

Section 13.1 Other Cash-Based and Stock-Based Awards. The Committee may grant other types of equity-based or equity-related Awards not otherwise described by the terms of this Plan (including the grant or offer for sale of unrestricted Shares) in such amounts and subject to such terms and conditions, as the Committee shall determine. Such Awards may involve the transfer of actual shares of Common Stock to a Participant, or payment in cash or otherwise of amounts based on the value of shares of Common Stock. In addition, the Committee, at any time and from time to time, may grant Cash-Based Awards to a Participant in such amounts and upon such terms as the Committee shall determine, in its sole discretion.

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Section 13.2 Value of Cash-Based Awards and Other Stock-Based Awards. Each Other Stock-Based Award shall be expressed in terms of shares of Common Stock or units based on shares of Common Stock, as determined by the Committee, in its sole discretion. Each Other Cash-Based Award shall specify a payment amount or payment range as determined by the Committee, in its sole discretion. If the Committee exercises its discretion to establish performance goals, the value of Other Cash-Based Awards that shall be paid to the Participant will depend on the extent to which such performance goals are met.

Section 13.3 Payment of Cash-Based Awards and Other Stock-Based Awards. Payment, if any, with respect to Other Cash-Based Awards and Other Stock-Based Award shall be made in accordance with the terms of the Award, in cash or Shares as the Committee determines.

14. Change in Control

Section 14.1 Effect of Change in Control.

(a) The Committee may, at the time of the grant of an Award and as set forth in an Award Agreement, provide for the effect of a “Change in Control” on an Award. Such provisions may include any one or more of the following: (i) the acceleration or extension of time periods for purposes of exercising, vesting in, or realizing gain from any Award, (ii) the elimination or modification of performance or other conditions related to the payment or other rights under an Award, (iii) provision for the cash settlement of an Award for an equivalent cash value, as determined by the Committee, or (iv) such other modification or adjustment to an Award as the Committee deems appropriate to maintain and protect the rights and interests of Participants upon or following a Change in Control. To the extent necessary for compliance with Section 409A of the Code, an Award Agreement shall provide that an Award subject to the requirements of Section 409A that would otherwise become payable upon a Change in Control shall only become payable to the extent that the requirements for a “change in control” for purposes of Section 409A have been satisfied.

(b) Notwithstanding anything to the contrary set forth in the Plan, unless otherwise provided by an Award Agreement, upon or in anticipation of any Change in Control, the Committee may, in its sole and absolute discretion and without the need for the consent of any Participant, take one or more of the following actions contingent upon the occurrence of that Change in Control: (i) cause any or all outstanding Stock Options and Stock Appreciation Rights held by Participants affected by the Change in Control to become vested and immediately exercisable, in whole or in part; (ii) cause any or all outstanding Restricted Stock, Stock Units, Performance Shares, Performance Units, Incentive Bonus Award and any other Award held by Participants affected by the Change in Control to become non-forfeitable, in whole or in part; (iii) cancel any Stock Option or Stock Appreciation Right in exchange for a substitute option in a manner consistent with the requirements of Treasury Regulation. §1.424-1(a) or §1.409A-1(b)(5)(v)(D), as applicable (notwithstanding the fact that the original Stock Option may never have been intended to satisfy the requirements for treatment as an Incentive Stock Option); (iv) cancel any Restricted Stock, Stock Units, Performance Shares or Performance Units held by a Participant in exchange for restricted stock or performance shares of or stock or performance units in respect of the capital stock of any successor corporation; (v) redeem any Restricted Stock held by a Participant affected by the Change in Control for cash and/or other substitute consideration with a value equal to the Fair Market Value of an unrestricted share of Common Stock on the date of the Change in Control; (vi) terminate any Award in exchange for an amount of cash and/or property equal to the amount, if any, that would have been attained upon the exercise of such Award or realization of the Participant’s rights as of the date of the occurrence of the Change in Control (the “Change in Control Consideration”); provided, however that if the Change in Control Consideration with respect to any Option or Stock Appreciation Right does not exceed the exercise price of such Option or Stock Appreciation Right, the Committee may cancel the Option or Stock Appreciation Right without payment of any consideration therefor. Any such Change in Control Consideration may be subject to any escrow, indemnification and similar obligations, contingencies and encumbrances applicable in connection with the Change in Control to holders of Common Stock. Without limitation of the foregoing, if as of the date of the occurrence of the Change in Control the Committee determines that no amount would have been attained upon the realization of the Participant’s rights, then such Award may be terminated by the Company without payment. The Committee may cause the Change in Control Consideration to be subject to vesting conditions (whether or not the same as the vesting conditions applicable to the Award prior to the Change in Control) and/or make such other modifications, adjustments or amendments to outstanding Awards or this Plan as the Committee deems necessary or appropriate.

(c) The Committee may require a Participant to (i) represent and warrant as to the unencumbered title to the Participant’s Awards, (ii) bear such Participant’s pro rata share of any post-closing indemnity obligations, and be subject to the same or similar post-closing purchase price adjustments, escrow terms, offset rights, holdback terms and similar conditions as the other holders of Common Stock, and (iii) execute and deliver such documents and instruments as the Committee may reasonably require for the Participant to be bound by such obligations. The Committee will endeavor to take action under this Section 14 in a manner that does not cause a violation of Section 409A of the Code with respect to an Award.

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15. General Provisions

Section 15.1 Award Agreement. To the extent deemed necessary by the Committee, an Award under the Plan shall be evidenced by an Award Agreement in a written or electronic form approved by the Committee setting forth the number of shares of Common Stock or units subject to the Award, the exercise price, base price, or purchase price of the Award, the time or times at which an Award will become vested, exercisable or payable and the term of the Award. The Award Agreement may also set forth the effect on an Award of termination of Service under certain circumstances. The Award Agreement shall be subject to and incorporate, by reference or otherwise, all of the applicable terms and conditions of the Plan, and may also set forth other terms and conditions applicable to the Award as determined by the Committee consistent with the limitations of the Plan. Award Agreements evidencing Incentive Stock Options shall contain such terms and conditions as may be necessary to meet the applicable provisions of Section 422 of the Code. The grant of an Award under the Plan shall not confer any rights upon the Participant holding such Award other than such terms, and subject to such conditions, as are specified in the Plan as being applicable to such type of Award (or to all Awards) or as are expressly set forth in the Award Agreement.

Section 15.2 Forfeiture Events/Representations. The Committee may specify in an Award Agreement at the time of the Award that the Participant’s rights, payments and benefits with respect to an Award shall be subject to reduction, cancellation, forfeiture or recoupment upon the occurrence of certain specified events, in addition to any otherwise applicable vesting or performance conditions of an Award. Such events shall include, but shall not be limited to, termination of Service for Cause, violation of material Company policies, breach of noncompetition, confidentiality or other restrictive covenants that may apply to the Participant, or other conduct by the Participant that is detrimental to the business or reputation of the Company. The Committee may also specify in an Award Agreement that the Participant’s rights, payments and benefits with respect to an Award shall be conditioned upon the Participant making a representation regarding compliance with noncompetition, confidentiality or other restrictive covenants that may apply to the Participant and providing that the Participant’s rights, payments and benefits with respect to an Award shall be subject to reduction, cancellation, forfeiture or recoupment on account of a breach of such representation. Notwithstanding the foregoing, the confidentiality restrictions set forth in an Award Agreement shall not, and shall not be interpreted to, impair a Participant from exercising any legally protected whistleblower rights (including under Rule 21 of the Exchange Act). In addition and without limitation of the foregoing, any amounts paid hereunder shall be subject to recoupment in accordance with The Dodd–Frank Wall Street Reform and Consumer Protection Act and any implementing regulations thereunder, any “clawback” policy adopted by the Company or as is otherwise required by applicable law or stock exchange listing condition.

Section 15.3 No Assignment or Transfer; Beneficiaries.

(a) Awards under the Plan shall not be assignable or transferable by the Participant, except by will or by the laws of descent and distribution, and shall not be subject in any manner to assignment, alienation, pledge, encumbrance or charge. Notwithstanding the foregoing, the Committee may provide in an Award Agreement that the Participant shall have the right to designate a beneficiary or beneficiaries who shall be entitled to any rights, payments or other benefits specified under an Award following the Participant’s death. During the lifetime of a Participant, an Award shall be exercised only by such Participant or such Participant’s guardian or legal representative. In the event of a Participant’s death, an Award may, to the extent permitted by the Award Agreement, be exercised by the Participant’s beneficiary as designated by the Participant in the manner prescribed by the Committee or, in the absence of an authorized beneficiary designation, by the legatee of such Award under the Participant’s will or by the Participant’s estate in accordance with the Participant’s will or the laws of descent and distribution, in each case in the same manner and to the same extent that such Award was exercisable by the Participant on the date of the Participant’s death.

(b) Limited Transferability Rights. Notwithstanding anything else in this Section 15.3 to the contrary, the Committee may in its discretion provide in an Award Agreement that an Award in the form of a Nonqualified Stock Option, share-settled Stock Appreciation Right, Restricted Stock, Performance Share or share-settled Other Stock-Based Award may be transferred, on such terms and conditions as the Committee deems appropriate, either (i) by instrument to the Participant’s “Immediate Family” (as defined below), (ii) by instrument to an inter vivos or testamentary trust (or other entity) in which the Award is to be passed to the Participant’s designated beneficiaries, or (iii) by gift to charitable institutions. Any transferee of the Participant’s rights shall succeed and be subject to all of the terms of the applicable Award Agreement and the Plan. “Immediate Family” means any child, stepchild, grandchild, parent, stepparent, grandparent, spouse, former spouse, sibling, niece, nephew, mother-in-law, father-in-law, son-in-law, daughter-in-law, brother-in-law, or sister-in-law, and shall include adoptive relationships.

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Section 15.4 Rights as Stockholder. A Participant shall have no rights as a holder of shares of Common Stock with respect to any unissued securities covered by an Award until the date the Participant becomes the holder of record of such securities. Except as provided in Section 4.2 hereof, no adjustment or other provision shall be made for dividends or other stockholder rights, except to the extent that the Award Agreement provides for dividend payments or dividend equivalent rights.

Section 15.5 Employment or Service. Nothing in the Plan, in the grant of any Award or in any Award Agreement shall confer upon any Eligible Person or Participant any right to continue in Service, or interfere in any way with the right of the Company or any of its Subsidiaries to terminate the employment or other service relationship of an Eligible Person or Participant for any reason at any time.

Section 15.6 Fractional Shares. In the case of any fractional share or unit resulting from the grant, vesting, payment or crediting of dividends or dividend equivalents under an Award, the Committee shall have the discretionary authority to (i) disregard such fractional share or unit, (ii) round such fractional share or unit to the nearest lower or higher whole share or unit, or (iii) convert such fractional share or unit into a right to receive a cash payment.

Section 15.7 Other Compensation and Benefit Plans. The amount of any compensation deemed to be received by a Participant pursuant to an Award shall not constitute includable compensation for purposes of determining the amount of benefits to which a Participant is entitled under any other compensation or benefit plan or program of the Company or any Subsidiary, including, without limitation, under any bonus, pension, profit-sharing, life insurance, salary continuation or severance benefits plan, except to the extent specifically provided by the terms of any such plan.

Section 15.8 Plan Binding on Transferees. The Plan shall be binding upon the Company, its transferees and assigns, and the Participant, the Participant’s executor, administrator and permitted transferees and beneficiaries. In addition, all obligations of the Company under this Plan with respect to Awards granted hereunder shall be binding on any successor to the Company, whether the existence of such successor is the result of a direct or indirect purchase, merger, consolidation, or otherwise, of all or substantially all of the business and/or assets of the Company.

Section 15.9 Foreign Jurisdictions. The Committee may adopt, amend and terminate such arrangements and grant such Awards, not inconsistent with the intent of the Plan, as it may deem necessary or desirable to comply with any tax, securities, regulatory or other laws of other jurisdictions with respect to Awards that may be subject to such laws. The terms and conditions of such Awards may vary from the terms and conditions that would otherwise be required by the Plan solely to the extent the Committee deems necessary for such purpose. Moreover, the Board may approve such supplements to or amendments, restatements or alternative versions of the Plan, not inconsistent with the intent of the Plan, as it may consider necessary or appropriate for such purposes, without thereby affecting the terms of the Plan as in effect for any other purpose.

Section 15.10 Substitute Awards in Corporate Transactions. Nothing contained in the Plan shall be construed to limit the right of the Committee to grant Awards under the Plan in connection with the acquisition, whether by purchase, merger, consolidation or other corporate transaction, of the business or assets of any corporation or other entity. Without limiting the foregoing, the Committee may grant Awards under the Plan to an employee or director of another corporation who becomes an Eligible Person by reason of any such corporate transaction in substitution for awards previously granted by such corporation or entity to such person. The terms and conditions of the substitute Awards may vary from the terms and conditions that would otherwise be required by the Plan solely to the extent the Committee deems necessary for such purpose. Any shares of Common Stock subject to these substitute Awards shall not be counted against any of the maximum share limitations set forth in the Plan.

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16. Legal Compliance

Section 16.1 Securities Laws. No shares of Common Stock will be issued or transferred pursuant to an Award unless and until all then applicable requirements imposed by Federal and state securities and other laws, rules and regulations and by any regulatory agencies having jurisdiction, and by any exchanges upon which the shares of Common Stock may be listed, have been fully met. As a condition precedent to the issuance of shares pursuant to the grant or exercise of an Award, the Company may require the Participant to take any reasonable action to meet such requirements. The Committee may impose such conditions on any shares of Common Stock issuable under the Plan as it may deem advisable, including, without limitation, restrictions under the Securities Act, as amended, under the requirements of any exchange upon which such shares of the same class are then listed, and under any blue sky or other securities laws applicable to such shares. The Committee may also require the Participant to represent and warrant at the time of issuance or transfer that the shares of Common Stock are being acquired only for investment purposes and without any current intention to sell or distribute such shares. All Common Stock issued pursuant to the terms of this Plan shall constitute “restricted securities,” as that term is defined in Rule 144 promulgated pursuant to the Securities Act, and may not be transferred except in compliance herewith and with the registration requirements of the Securities Act or an exemption therefrom. Certificates representing Common Stock acquired pursuant to an Award may bear such legend as the Company may consider appropriate under the circumstances.

Section 16.2 Incentive Arrangement. The Plan is designed to provide an ongoing, pecuniary incentive for Participants to produce their best efforts to increase the value of the Company. The Plan is not intended to provide retirement income or to defer the receipt of payments hereunder to the termination of a Participant’s employment or beyond. The Plan is thus intended not to be a pension or welfare benefit plan that is subject to Employee Retirement Income Security Act of 1974 (“ERISA”), and shall be construed accordingly. All interpretations and determinations hereunder shall be made on a basis consistent with the Plan’s status as not an employee benefit plan subject to ERISA.

Section 16.3 Unfunded Plan. The adoption of the Plan and any reservation of shares of Common Stock or cash amounts by the Company to discharge its obligations hereunder shall not be deemed to create a trust or other funded arrangement. Except upon the issuance of Common Stock pursuant to an Award, any rights of a Participant under the Plan shall be those of a general unsecured creditor of the Company, and neither a Participant nor the Participant’s permitted transferees or estate shall have any other interest in any assets of the Company by virtue of the Plan. Notwithstanding the foregoing, the Company shall have the right to implement or set aside funds in a grantor trust, subject to the claims of the Company’s creditors or otherwise, to discharge its obligations under the Plan.

Section 16.4 Section 409A Compliance. To the extent applicable, it is intended that the Plan and all Awards hereunder comply with the requirements of Section 409A of the Code or an exemption thereto, and the Plan and all Award Agreements shall be interpreted and applied by the Committee in a manner consistent with this intent in order to avoid the imposition of any additional tax under Section 409A of the Code. Notwithstanding anything in the Plan to the contrary, in the event that any provision of the Plan or an Award Agreement is determined by the Committee, in its sole discretion, to not comply with the requirements of Section 409A of the Code or an exemption thereto, the Committee shall, in its sole discretion, have the authority to take such actions and to make such interpretations or changes to the Plan or an Award Agreement as the Committee deems necessary, regardless of whether such actions, interpretations or changes shall adversely affect a Participant, subject to the limitations, if any, of applicable law. If an Award is subject to Section 409A of the Code, any payment made to a Participant who is a “specified employee” of the Company or any Subsidiary shall not be made before the date that is six months after the Participant’s “separation from service” to the extent required to avoid the adverse consequences of Section 409A of the Code. For purposes of this Section 16.4, the terms “separation from service” and “specified employee” shall have the meanings set forth in Section 409A of the Code. In no event whatsoever shall the Company be liable for any additional tax, interest or penalties that may be imposed on any Participant by Section 409A of the Code or any damages for failing to comply with Section 409A of the Code.

Section 16.5 Tax Withholding.

(a) The Company shall have the power and the right to deduct or withhold, or require a participant to remit to the Company, up to the maximum statutory amount to satisfy federal, state, and local taxes, domestic or foreign, required by law or regulation to be withheld with respect to any taxable event arising as a result of this Plan, but in no event shall such deduction or withholding or remittance exceed the maximum statutory withholding requirements unless permitted by the Company and such additional withholding amount will not cause adverse accounting consequences and is permitted under Applicable Law. Notwithstanding the foregoing, if a specific statutory amount of withholding does not apply under the laws of any foreign jurisdiction, the Company may withhold such amount for remittance to the applicable taxing authority of such jurisdiction as the Company determines in its discretion, uniformly applied, to be appropriate.

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(b) A Participant may, in order to fulfill the withholding obligation, tender previously-acquired shares of Common Stock or have shares of stock withheld from the exercise, provided that the shares have an aggregate Fair Market Value sufficient to satisfy in whole or in part the applicable withholding taxes. The broker-assisted exercise procedure described in Section 6.5 may also be utilized to satisfy the withholding requirements related to the exercise of a Stock Option.

(c) Notwithstanding the foregoing, a Participant may not use shares of Common Stock to satisfy the withholding requirements to the extent that (i) there is a substantial likelihood that the use of such form of payment or the timing of such form of payment would subject the Participant to a substantial risk of liability under Section 16 of the Exchange Act; (ii) such withholding would constitute a violation of the provisions of any law or regulation (including the Sarbanes-Oxley Act of 2002); or (iii) such withholding would cause adverse accounting consequences for the Company.

Section 16.6 No Guarantee of Tax Consequences. Neither the Company, the Board, the Committee nor any other Person make any commitment or guarantee that any federal, state, local or foreign tax treatment will apply or be available to any Participant or any other person hereunder.

Section 16.7 Severability. If any provision of the Plan or any Award Agreement shall be determined to be illegal or unenforceable by any court of law in any jurisdiction, the remaining provisions hereof and thereof shall be severable and enforceable in accordance with their terms, and all provisions shall remain enforceable in any other jurisdiction.

Section 16.8 Stock Certificates; Book Entry Form. Notwithstanding any provision of the Plan to the contrary, unless otherwise determined by the Committee or required by any applicable law, rule or regulation, any obligation set forth in the Plan pertaining to the delivery or issuance of stock certificates evidencing shares of Common Stock may be satisfied by having issuance and/or ownership of such shares recorded on the books and records of the Company (or, as applicable, its transfer agent or stock plan administrator).

Section 16.9 Governing Law. The Plan and all rights hereunder shall be subject to and interpreted in accordance with the laws of the State of Delaware, without reference to the principles of conflicts of laws, and to applicable Federal securities laws.

17. Effective Date, Amendment and Termination

Section 17.1 Effective Date. The effective date of the Plan shall be the date on which the Plan is approved by the Board; provided, however, that Awards granted under the Plan subsequent to the approval of the Plan by the Board shall be valid only if the Plan is approved by the requisite percentage of the holders of the Common Stock of the Company within one year of the date on which such Board approval occurs. If such stockholder approval is not obtained within one year after the date of the Board’s approval of the Plan, then all Awards previously granted under the Plan shall terminate and cease to be outstanding, and no further Awards shall be granted under the Plan.

Section 17.2 Amendment; Termination. The Board may suspend or terminate the Plan (or any portion thereof) at any time and may amend the Plan at any time and from time to time in such respects as the Board may deem advisable or in the best interests of the Company or any Subsidiary; provided, however, that (a) no such amendment, suspension or termination shall materially and adversely affect the rights of any Participant under any outstanding Awards, without the consent of such Participant, (b) to the extent necessary and desirable to comply with any applicable law, regulation, or stock exchange rule, the Company shall obtain stockholder approval of any Plan amendment in such a manner and to such a degree as required, and (c) stockholder approval is required for any amendment to the Plan that (i) increases the number of shares of Common Stock available for issuance under the Plan, or (ii) changes the persons or class of persons eligible to receive Awards. The Plan will continue in effect until terminated in accordance with this Section 17.2; provided, however, that no Award will be granted hereunder on or after the 10th anniversary of the date of the adoption of the Plan by the Board (the “Expiration Date”); but provided further, that Awards granted prior to such Expiration Date may extend beyond that date.

. .. .

ADOPTION AND APPROVAL OF PLAN

Date Plan initially adopted by Board: ____________, 2020

Date Plan approved by Shareholders: _________________, 202_

Effective date of Plan: ________________, 2020

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Annex D

302A.471 RIGHTS OF DISSENTING SHAREHOLDERS.

Subdivision 1.Actions creating rights.

A shareholder of a corporation may dissent from, and obtain payment for the fair value of the shareholder’s shares in the event of, any of the following corporate actions:

(a) unless otherwise provided in the articles, an amendment of the articles that materially and adversely affects the rights or preferences of the shares of the dissenting shareholder in that it:

(1) alters or abolishes a preferential right of the shares;

(2) creates, alters, or abolishes a right in respect of the redemption of the shares, including a provision respecting a sinking fund for the redemption or repurchase of the shares;

(3) alters or abolishes a preemptive right of the holder of the shares to acquire shares, securities other than shares, or rights to purchase shares or securities other than shares;

(4) excludes or limits the right of a shareholder to vote on a matter, or to cumulate votes, except as the right may be excluded or limited through the authorization or issuance of securities of an existing or new class or series with similar or different voting rights; except that an amendment to the articles of an issuing public corporation that provides that section 302A.671 does not apply to a control share acquisition does not give rise to the right to obtain payment under this section; or

(5) eliminates the right to obtain payment under this subdivision;

(b) a sale, lease, transfer, or other disposition of property and assets of the corporation that requires shareholder approval under section 302A.661, subdivision 2, but not including a disposition in dissolution described in section 302A.725, subdivision 2, or a disposition pursuant to an order of a court, or a disposition for cash on terms requiring that all or substantially all of the net proceeds of disposition be distributed to the shareholders in accordance with their respective interests within one year after the date of disposition;

(c) a plan of merger, whether under this chapter or under chapter 322C, to which the corporation is a constituent organization, except as provided in subdivision 3, and except for a plan of merger adopted under section 302A.626;

(d) a plan of exchange, whether under this chapter or under chapter 322C, to which the corporation is a party as the corporation whose shares will be acquired by the acquiring organization, except as provided in subdivision 3;

(e) a plan of conversion is adopted by the corporation and becomes effective;

(f) an amendment of the articles in connection with a combination of a class or series under section 302A.402 that reduces the number of shares of the class or series owned by the shareholder to a fraction of a share if the corporation exercises its right to repurchase the fractional share so created under section 302A.423; or

(g) any other corporate action taken pursuant to a shareholder vote with respect to which the articles, the bylaws, or a resolution approved by the board directs that dissenting shareholders may obtain payment for their shares.

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Subd. 2.Beneficial owners.

(a) A shareholder shall not assert dissenters’ rights as to less than all of the shares registered in the name of the shareholder, unless the shareholder dissents with respect to all the shares that are beneficially owned by another person but registered in the name of the shareholder and discloses the name and address of each beneficial owner on whose behalf the shareholder dissents. In that event, the rights of the dissenter shall be determined as if the shares as to which the shareholder has dissented and the other shares were registered in the names of different shareholders.

(b) A beneficial owner of shares who is not the shareholder may assert dissenters’ rights with respect to shares held on behalf of the beneficial owner, and shall be treated as a dissenting shareholder under the terms of this section and section 302A.473, if the beneficial owner submits to the corporation at the time of or before the assertion of the rights a written consent of the shareholder.

Subd. 3.Rights not to apply.

(a) Unless the articles, the bylaws, or a resolution approved by the board otherwise provide, the right to obtain payment under this section does not apply to a shareholder of (1) the surviving corporation in a merger with respect to shares of the shareholder that are not entitled to be voted on the merger and are not canceled or exchanged in the merger or (2) the corporation whose shares will be acquired by the acquiring organization in a plan of exchange with respect to shares of the shareholder that are not entitled to be voted on the plan of exchange and are not exchanged in the plan of exchange.

(b) If a date is fixed according to section 302A.445, subdivision 1, for the determination of shareholders entitled to receive notice of and to vote on an action described in subdivision 1, only shareholders as of the date fixed, and beneficial owners as of the date fixed who hold through shareholders, as provided in subdivision 2, may exercise dissenters’ rights.

(c) Notwithstanding subdivision 1, the right to obtain payment under this section, other than in connection with a plan of merger adopted under section 302A.613, subdivision 4, or 302A.621, is limited in accordance with the following provisions:

(1) The right to obtain payment under this section is not available for the holders of shares of any class or series of shares that is listed on the New York Stock Exchange, NYSE MKT LLC, the Nasdaq Global Market, the NASDAQ Global Select Market, the Nasdaq Capital Market, or any successor to any such market.

(2) The applicability of clause (1) is determined as of:

(i) the record date fixed to determine the shareholders entitled to receive notice of, and to vote at, the meeting of shareholders to act upon the corporate action described in subdivision 1; or

(ii) the day before the effective date of corporate action described in subdivision 1 if there is no meeting of shareholders.

(3) Clause (1) is not applicable, and the right to obtain payment under this section is available pursuant to subdivision 1, for the holders of any class or series of shares who are required by the terms of the corporate action described in subdivision 1 to accept for such shares anything other than shares, or cash in lieu of fractional shares, of any class or any series of shares of a domestic or foreign corporation, or any other ownership interest of any other organization, that satisfies the standards set forth in clause (1) at the time the corporate action becomes effective.

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Subd. 4.Other rights.

The shareholders of a corporation who have a right under this section to obtain payment for their shares, or who would have the right to obtain payment for their shares absent the exception set forth in paragraph (c) of subdivision 3, do not have a right at law or in equity to have a corporate action described in subdivision 1 set aside or rescinded, except when the corporate action is fraudulent with regard to the complaining shareholder or the corporation.

302A.473 PROCEDURES FOR ASSERTING DISSENTERS’ RIGHTS.

Subdivision 1.Definitions.

(a) For purposes of this section, the terms defined in this subdivision have the meanings given them.

(b) “Corporation” means the issuer of the shares held by a dissenter before the corporate action referred to in section 302A.471, subdivision 1 or the successor by merger of that issuer.

(c) “Fair value of the shares” means the value of the shares of a corporation immediately before the effective date of the corporate action referred to in section 302A.471, subdivision 1.

(d) “Interest” means interest commencing five days after the effective date of the corporate action referred to in section 302A.471, subdivision 1, up to and including the date of payment, calculated at the rate provided in section 549.09, subdivision 1, paragraph (c), clause (1).

Subd. 2.Notice of action.

(a) If a corporation calls a shareholder meeting at which any action described in section 302A.471, subdivision 1 is to be voted upon, the notice of the meeting shall inform each shareholder of the right to dissent and shall include a copy of section 302A.471 and this section and a brief description of the procedure to be followed under these sections.

(b) In connection with a qualified offer as described in section 302A.613, subdivision 4, the constituent corporation subject to the offer may, but is not required to, send to all shareholders a written notice informing each shareholder of the right to dissent and must include a copy of this section and section 302A.471 and a brief description of the procedure to be followed under these sections. To be effective, the notice must be sent as promptly as practicable at or following the commencement of the offer, but in any event at least ten days before the consummation of the offer.

Subd. 3.Notice of dissent.

If the proposed action must be approved by the shareholders and the corporation holds a shareholder meeting, a shareholder who is entitled to dissent under section 302A.471 and who wishes to exercise dissenters’ rights must file with the corporation before the vote on the proposed action a written notice of intent to demand the fair value of the shares owned by the shareholder and must not vote the shares in favor of the proposed action. If the proposed action is to be effected pursuant to section 302A.613, subdivision 4, and the corporation has elected to send a notice of action in accordance with subdivision 2, paragraph (b), a shareholder who is entitled to dissent under section 302A.471 and who wishes to exercise dissenters’ rights must not tender the shares owned by the shareholder in response to the offer and must file with the corporation a written notice of intent to demand the fair value of the shares owned by the shareholder. Written notice must be filed with the corporation before the consummation of the offer.

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Subd. 4.Notice of procedure; deposit of shares.

(a) After the proposed action has been approved by the board and, if necessary, the shareholders, the corporation shall send (i) in any case where subdivision 3 is applicable, to all shareholders who have complied with subdivision 3, (ii) in any case where a written action of shareholders gave effect to the action creating the right to obtain payment under section 302A.471, to all shareholders who did not sign or consent to a written action that gave effect to the action creating the right to obtain payment under section 302A.471, and (iii) in any other case, to all shareholders entitled to dissent, a notice that contains:

(1) the address to which a demand for payment and certificates of certificated shares must be sent in order to obtain payment and the date by which they must be received;

(2) any restrictions on transfer of uncertificated shares that will apply after the demand for payment is received;

(3) a form to be used to certify the date on which the shareholder, or the beneficial owner on whose behalf the shareholder dissents, acquired the shares or an interest in them and to demand payment; and

(4) a copy of section 302A.471 and this section and a brief description of the procedures to be followed under these sections.

(b) In order to receive the fair value of the shares, a dissenting shareholder must demand payment and deposit certificated shares or comply with any restrictions on transfer of uncertificated shares within 30 days after the notice required by paragraph (a) was given, but the dissenter retains all other rights of a shareholder until the proposed action takes effect.

Subd. 5.Payment; return of shares.

(a) After the corporate action takes effect, or after the corporation receives a valid demand for payment, whichever is later, the corporation shall remit to each dissenting shareholder who has complied with subdivisions 3 and 4 the amount the corporation estimates to be the fair value of the shares, plus interest, accompanied by:

(1) the corporation’s closing balance sheet and statement of income for a fiscal year ending not more than 16 months before the effective date of the corporate action, together with the latest available interim financial statements;

(2) an estimate by the corporation of the fair value of the shares and a brief description of the method used to reach the estimate; and

(3) a copy of section 302A.471 and this section, and a brief description of the procedure to be followed in demanding supplemental payment.

(b) The corporation may withhold the remittance described in paragraph (a) from a person who was not a shareholder on the date the action dissented from was first announced to the public or who is dissenting on behalf of a person who was not a beneficial owner on that date. If the dissenter has complied with subdivisions 3 and 4, the corporation shall forward to the dissenter the materials described in paragraph (a), a statement of the reason for withholding the remittance, and an offer to pay to the dissenter the amount listed in the materials if the dissenter agrees to accept that amount in full satisfaction. The dissenter may decline the offer and demand payment under subdivision 6. Failure to do so entitles the dissenter only to the amount offered. If the dissenter makes demand, subdivisions 7 and 8 apply.

(c) If the corporation fails to remit payment within 60 days of the deposit of certificates or the imposition of transfer restrictions on uncertificated shares, it shall return all deposited certificates and cancel all transfer restrictions. However, the corporation may again give notice under subdivision 4 and require deposit or restrict transfer at a later time.

Subd. 6.Supplemental payment; demand.

If a dissenter believes that the amount remitted under subdivision 5 is less than the fair value of the shares plus interest, the dissenter may give written notice to the corporation of the dissenter’s own estimate of the fair value of the shares, plus interest, within 30 days after the corporation mails the remittance under subdivision 5, and demand payment of the difference. Otherwise, a dissenter is entitled only to the amount remitted by the corporation.

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Subd. 7.Petition; determination.

If the corporation receives a demand under subdivision 6, it shall, within 60 days after receiving the demand, either pay to the dissenter the amount demanded or agreed to by the dissenter after discussion with the corporation or file in court a petition requesting that the court determine the fair value of the shares, plus interest. The petition shall be filed in the county in which the registered office of the corporation is located, except that a surviving foreign corporation that receives a demand relating to the shares of a constituent domestic corporation shall file the petition in the county in this state in which the last registered office of the constituent corporation was located. The petition shall name as parties all dissenters who have demanded payment under subdivision 6 and who have not reached agreement with the corporation. The corporation shall, after filing the petition, serve all parties with a summons and copy of the petition under the Rules of Civil Procedure. Nonresidents of this state may be served by registered or certified mail or by publication as provided by law. Except as otherwise provided, the Rules of Civil Procedure apply to this proceeding. The jurisdiction of the court is plenary and exclusive. The court may appoint appraisers, with powers and authorities the court deems proper, to receive evidence on and recommend the amount of the fair value of the shares. The court shall determine whether the shareholder or shareholders in question have fully complied with the requirements of this section, and shall determine the fair value of the shares, taking into account any and all factors the court finds relevant, computed by any method or combination of methods that the court, in its discretion, sees fit to use, whether or not used by the corporation or by a dissenter. The fair value of the shares as determined by the court is binding on all shareholders, wherever located. A dissenter is entitled to judgment in cash for the amount by which the fair value of the shares as determined by the court, plus interest, exceeds the amount, if any, remitted under subdivision 5, but shall not be liable to the corporation for the amount, if any, by which the amount, if any, remitted to the dissenter under subdivision 5 exceeds the fair value of the shares as determined by the court, plus interest.

Subd. 8.Costs; fees; expenses.

(a) The court shall determine the costs and expenses of a proceeding under subdivision 7, including the reasonable expenses and compensation of any appraisers appointed by the court, and shall assess those costs and expenses against the corporation, except that the court may assess part or all of those costs and expenses against a dissenter whose action in demanding payment under subdivision 6 is found to be arbitrary, vexatious, or not in good faith.

(b) If the court finds that the corporation has failed to comply substantially with this section, the court may assess all fees and expenses of any experts or attorneys as the court deems equitable. These fees and expenses may also be assessed against a person who has acted arbitrarily, vexatiously, or not in good faith in bringing the proceeding, and may be awarded to a party injured by those actions.

(c) The court may award, in its discretion, fees and expenses to an attorney for the dissenters out of the amount awarded to the dissenters, if any.

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PART II

INFORMATION NOT REQUIRED IN PROXY STATEMENT/PROSPECTUS/INFORMATION STATEMENT

Item 20. Indemnification of Directors and Officers

We are incorporated under the laws of the State of Delaware. Section 145 of the Delaware General Corporation Law authorizes a court to award, or a corporation’s board of directors to grant, indemnity to directors and officers in terms sufficiently broad to permit such indemnification under certain circumstances for liabilities, including reimbursement for expenses incurred, arising under the Securities Act of 1933, as amended, or the Securities Act.

Our third amended and restated certificate of incorporation provides for indemnification of our directors and executive officers to the maximum extent permitted by the Delaware General Corporation Law, and our amended and restated bylaws provide for indemnification of our directors and executive officers to the maximum extent permitted by the Delaware General Corporation Law.

In addition, we have entered into indemnification agreements with each of our current directors and executive officers. These agreements will require us to indemnify these individuals to the fullest extent permitted under Delaware law against liabilities that may arise by reason of their service to us and to advance expenses incurred as a result of any proceeding against them as to which they could be indemnified. We also intend to enter into indemnification agreements with our future directors and executive officers.

Except as set forth elsewhere in this prospectus, there is no pending litigation or proceeding involving any of our directors or executive officers as to which indemnification is required or permitted, and we are not aware of any threatened litigation or proceeding that may result in a claim for indemnification.

We have an insurance policy covering our officers and directors with respect to certain liabilities, including liabilities arising under the Securities Act.

Insofar as indemnification for liabilities arising under the Securities Act may be permitted to our directors, officers and controlling persons pursuant to the foregoing provisions, or otherwise, we have been advised that in the opinion of the SEC such indemnification is against public policy as expressed in the Securities Act and is, therefore, unenforceable.

Item 21. Exhibits and Financial Statement Schedules

(a) Exhibit Index

A list of exhibits filed with this registration statement on Form S-4 is set forth on the Exhibit Index and is incorporated herein by reference.

(b) All schedules for which provision is made in the applicable accounting regulations of the SEC have been omitted because they are not required, amounts which would otherwise be required to be shown with respect to any item are not material, are inapplicable or the required information has already been provided elsewhere in the registration statement.

Item 22. Undertakings

(a) The undersigned registrant hereby undertakes

(1) To file, during any period in which offers or sales are being made, a post-effective amendment to this registration statement:

(i) To include any prospectus required by section 10(a)(3) of the Securities Act of 1933;

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(ii) To reflect in the prospectus any facts or events arising after the effective date of this registration statement (or the most recent post-effective amendment thereof) which, individually or in the aggregate, represent a fundamental change in the information set forth in this registration statement. Notwithstanding the foregoing, any increase or decrease in volume of securities offered (if the total dollar value of securities offered would not exceed that which was registered) and any deviation from the low or high end of the estimated maximum offering range may be reflected in the form of prospectus filed with the Commission pursuant to Rule 424(b) if, in the aggregate, the changes in volume and price represent no more than 20% change in the maximum aggregate offering price set forth in the “Calculation of Registration Fee” table in the effective registration statement;

(iii) To include any material information with respect to the plan of distribution not previously disclosed in this registration statement or any material change to such information in this registration statement;

(2) That, for the purpose of determining any liability under the Securities Act of 1933, each such post-effective amendment shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

(3) To remove from registration by means of a post-effective amendment any of the securities being registered which remain unsold at the termination of the offering.

(4) That, for the purpose of determining liability under the Securities Act of 1933, to any purchaser: if the registrant is subject to Rule 430C, each prospectus filed pursuant to Rule 424(b) as part of a registration statement relating to an offering, other than registration statements relying on Rule 430B or other than prospectuses filed in reliance on Rule 430A, shall be deemed to be part of and included in the registration statement as of the date it is first used after effectiveness. Provided, however , that no statement made in a registration statement or prospectus that is part of the registration statement or made in a document incorporated or deemed incorporated by reference into the registration statement or prospectus that is part of the registration statement will, as to a purchaser with a time of contract of sale prior to such first use, supersede or modify any statement that was made in the registration statement or prospectus that was part of the registration statement or made in any such document immediately prior to such date of first use.

(5) That, for the purpose of determining liability of the registrant under the Securities Act of 1933 to any purchaser in the initial distribution of the securities, the undersigned registrant undertakes that in a primary offering of securities of the undersigned registrant pursuant to this registration statement, regardless of the underwriting method used to sell the securities to the purchaser, if the securities are offered or sold to such purchaser by means of any of the following communications, the undersigned registrant will be a seller to the purchaser and will be considered to offer or sell such securities to such purchaser:

(i) Any preliminary prospectus or prospectus of the undersigned registrant relating to the offering required to be filed pursuant to Rule 424;

(ii) Any free writing prospectus relating to the offering prepared by or on behalf of the undersigned registrant or used or referred to by the undersigned registrant;

(iii) The portion of any other free writing prospectus relating to the offering containing material information about the undersigned registrant or its securities provided by or on behalf of the undersigned registrant; and

(iv) Any other communication that is an offer in the offering made by the undersigned registrant to the purchaser.

(b)	The undersigned registrant hereby undertakes as follows:

(1) That, prior to any public reoffering of the securities registered hereunder through use of a prospectus which is a part of this registration statement, by any person or party who is deemed to be an underwriter within the meaning of Rule 145(c), the issuer undertakes that such reoffering prospectus will contain the information called for by the applicable registration form with respect to reofferings by persons who may be deemed underwriters, in addition to the information called for by the other items of the applicable form.

(2) That, every prospectus (i) that is filed pursuant to paragraph (c)(1) immediately preceding, or (ii) that purports to meet the requirements of Section 10(a)(3) of the Securities Act and is used in connection with an offering of securities subject to Rule 415, will be filed as a part of an amendment to the registration statement and will not be used until such amendment is effective, and that, for purposes of determining any liability under the Securities Act, each such post-effective amendment shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

(c)	Insofar as indemnification for liabilities arising under the Securities Act may be permitted to directors, officers and controlling persons of the registrant pursuant to the foregoing provisions, or otherwise, the registrant has been advised that in the opinion of the Securities and Exchange Commission such indemnification is against public policy as expressed in the Securities Act and is, therefore, unenforceable.

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In the event that a claim for indemnification against such liabilities (other than the payment by the registrant of expenses incurred or paid by a director, officer or controlling person of the registrant in the successful defense of any action, suit or proceeding) is asserted by such director, officer or controlling person in connection with the securities being registered, the registrant will, unless in the opinion of its counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question whether such indemnification by it is against public policy as expressed in the Securities Act and will be governed by the final adjudication of such issue.

(d)	The undersigned registrant hereby undertakes to respond to requests for information that is incorporated by reference into this prospectus pursuant to Item 4, 10(b), 11, or 13 of this Form, within one business day of receipt of such request, and to send the incorporated documents by first class mail or other equally prompt means. This includes information contained in documents filed subsequent to the effective date of the registration statement through the date of responding to the request.

(e)	The undersigned registrant hereby undertakes to supply by means of a post-effective amendment all information concerning a transaction, and the company being acquired involved therein, that was not the subject of and included in the registration statement when it became effective.

EXHIBIT INDEX

Exhibit No.	Description

2.1	Secured Creditor Asset Purchase Agreement, dated July 15, 2019, by and among Interpace BioPharma, Inc., Cancer Genetics, Inc., Interpace Diagnostics Group, Inc. and Partners for Growth IV, L.P. (incorporated by reference to Exhibit 2.1 of the Company’s Current Report on Form 8-K, filed with the Securities and Exchange Commission on July 19, 2019).

2.2	Asset Purchase Agreement, dated July 5, 2019, by and among siParadigm, LLC and Cancer Genetics, Inc. (incorporated by reference to Exhibit 2.1 of the Company’s Quarterly Report on Form 10-Q, filed with the Securities and Exchange Commission on August 19, 2019).

2.3#*	Agreement and Plan of Merger and Reorganization, by and among Cancer Genetics, Inc., StemoniX, Inc., and CGI Acquisition, Inc., dated August 21, 2020 (included as Annex A to the proxy statement/prospectus/information statement forming a part of this registration statement).

3.1	Fourth Amended and Restated Certificate of Incorporation of Cancer Genetics, Inc., filed as Exhibit 3.1 to Quarterly Report on Form 10-Q, filed with the Securities and Exchange Commission on May 15, 2013 and incorporated herein by reference.

3.2	Amended and Restated Bylaws of Cancer Genetics, Inc., filed as Exhibit 3.4 to Form S-1/A filed on April 30, 2012 (File No. 333-178836) and incorporated herein by reference.

4.1	Specimen Common Stock certificate of Cancer Genetics, Inc., filed as Exhibit 4.1 to Form S-1/A filed on May 16, 2012 (File No. 333-178836) and incorporated herein by reference.

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4.2	Form of October 2012 Warrant issued by Cancer Genetics, Inc. to John Pappajohn and Mark Oman, filed as Exhibit 10.53 to Form S-1/A filed on October 23, 2012 (File No. 333-178836) and incorporated herein by reference.

4.3	Share Purchase Agreement, by and among Cancer Genetics (India) Private Limited, Cancer Genetics, Inc., BioServe Biotechnologies (India) Pvt. Ltd., BioServe Biotechnologies Ltd., and each of the Selling Shareholders named therein, dated May 12, 2014 (incorporated by reference to Exhibit 4.1 of the Company’s Current Report on Form 8-K, filed with the Securities and Exchange Commission on August 18, 2014).

4.4	Stock Purchase Agreement, by and between Cancer Genetics, Inc. and BioServe Biotechnologies Ltd., dated May 12, 2014 (incorporated by reference to Exhibit 4.2 of the Company’s Current Report on Form 8-K filed with the Securities and Exchange Commission on August 18, 2014).

4.5	Form of Warrant Agreement of Cancer Genetics, Inc. (incorporated by reference to Exhibit 4.1 of the Company’s Current Report on Form 8-K, filed with the Securities and Exchange Commission on November 6, 2015).

4.6	Form of Warrant Agreement of Cancer Genetics, Inc. (incorporated by reference to Exhibit 4.1 of the Company’s Current Report on Form 8-K, filed with the Securities and Exchange Commission on May 20, 2016).

4.7	Form of Warrant Agreement of Cancer Genetics, Inc. (incorporated by reference to Exhibit 4.1 to the Company’s Current Report on Form 8-K, filed with the Securities and Exchange Commission on September 9, 2016).

4.8	Registration Rights Agreement, dated as of August 14, 2017, by and between the Company and Aspire Capital Fund, LLC (incorporated by reference to Exhibit 4.1 to the Company’s Current Report on Form 8-K, filed with the Securities and Exchange Commission on August 16, 2017).

4.9	Form of Warrant Agreement of Cancer Genetics, Inc. (incorporated by reference to Exhibit 4.1 of the Company’s Current Report on Form 8-K, filed with the Securities and Exchange Commission on December 8, 2017).

4.10	Omnibus Warrant Amendment to Warrant Issued to Lenders, dated as of June 30, 2018 (incorporated by reference to Exhibit 4.1 to the Company’s Current Report on Form 8-K, filed with the Securities and Exchange Commission on July 5, 2018).

4.11	Convertible Promissory Note, dated July 17, 2018, in favor of Iliad Research and Trading, L.P. (incorporated by reference to Exhibit 4.1 of the Company’s Current Report on Form 8-K filed on July 18, 2018 with the Securities and Exchange Commission).

4.12	Form of Underwriter Warrants of Cancer Genetics, Inc. (incorporated by reference to Exhibit 4.1 of the Company’s Current Report on Form 8-K filed on January 10, 2019 with the Securities and Exchange Commission).

4.13	Form of Placement Agent Warrants of Cancer Genetics, Inc. (incorporated by reference to Exhibit 4.1 of the Company’s Current Report on Form 8-K filed with the Securities and Exchange Commission on January 29, 2019).

4.15	Promissory Note with Atlas Sciences (incorporated by reference to Exhibit 4.1 to the Company’s Current Report on Form 8-K, filed with the Securities and Exchange Commission on October 25, 2019).

5.1*	Opinion of Lowenstein Sandler LLP regarding the validity of the securities.

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8.1*	Opinion of Lowenstein Sandler LLP regarding certain tax matters.

8.2*	Opinion of Taft Stettinius & Hollister LLP regarding certain tax matters.

10.1	Amended and Restated 2008 Stock Option Plan, filed as Exhibit 10.1 to Form S-1/A filed on October 23, 2012 (File No. 333-178836) and incorporated herein by reference. †

10.2	Form of Notice of Stock Option Grant under 2008 Stock Option Plan, filed as Exhibit 10.2 to Form S-1 filed on December 30, 2011 (File No. 333-178836) and incorporated herein by reference. †

10.3	Form of Stock Option Grant Agreement under 2008 Stock Option Plan, filed as Exhibit 10.3 to Form S-1 filed on December 30, 2011 (File No. 333-178836) and incorporated herein by reference. †

10.4	Form of Exercise Notice and Restricted Stock Purchase Agreement under 2008 Stock Option Plan, filed as Exhibit 10.4 to Form S-1 filed on December 30, 2011 (File No. 333-178836) and incorporated herein by reference. †

10.5	Form of Stock Option Grant Agreement under 2011 Stock Option Plan, filed as Exhibit 10.6 to Form S-1 filed on December 30, 2011 (File No. 333-178836) and incorporated herein by reference. †

10.6	Form of Indemnification Agreement, filed as Exhibit 10.7 to Form S-1 filed on December 30, 2011 (File No. 333-178836) and incorporated herein by reference. †

10.7	Office Lease Agreement, between Cancer Genetics, Inc. and Onyx Equities, LLC, dated October 9, 2007, filed as Exhibit 10.20 to Form S-1/A filed on April 23, 2012 (File No. 333-178836) and incorporated herein by reference.

10.8	Affiliation Agreement, between Cancer Genetics, Inc. and Mayo Foundation for Medical Education and Research dated November 7, 2011, filed as Exhibit 10.35 to Form S-1 filed on December 30, 2011 (File No. 333-178836) and incorporated herein by reference.

10.9	Letter Agreement, between Meadows Office, L.L.C. and Cancer Genetics, Inc., dated January 10, 2008, filed as Exhibit 10.44 to Form S-1/A filed on April 23, 2012 (File No. 333-178836) and incorporated herein by reference.

10.10	Amendment No. 1 to Affiliation Agreement, between Cancer Genetics, Inc. and Mayo Foundation for Medical Education and Research, dated September 29, 2012, filed as Exhibit 10.49 to Form S-1/A filed on October 23, 2012 (File No. 333-178836) and incorporated herein by reference.

10.11	Restated Registration Rights Agreement, between Cancer Genetics, Inc., Mark Oman and John Pappajohn, dated October 17, 2012, filed as Exhibit 10.54 to Form S-1/A filed on October 23, 2012 (File No. 333-178836) and incorporated herein by reference.

10.12	Amendment No. 2 to Affiliation Agreement between Cancer Genetics, Inc. and Mayo Foundation for Medical Education and Research, dated January 4, 2013, filed as Exhibit 10.61 to Form S-1/A filed on January 8, 2013 (File No. 333-178836) and incorporated herein by reference.

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10.13	Form of Letter Agreement between Cancer Genetics, Inc. and certain warrant holders waiving certain anti-dilution rights, filed as Exhibit 10.68 to Form S-1/A filed on March 4, 2013 (File No. 333-178836) and incorporated herein by reference.

10.14	Letter Amendment dated March 20, 2013 to Letter Agreement, between Meadows Office, L.L.C. and Cancer Genetics, Inc., dated April 6, 2012, filed as Exhibit 10.72 to Form S-1/A filed on March 22, 2013 (File No. 333-178836) and incorporated herein by reference.

10.15	Amendment No. 3 to Affiliation Agreement between the Company and Mayo Foundation for Medical Education and Research, dated May 21, 2013, filed as Exhibit 10.73 to Form S-1 filed on June 5, 2013 (File No. 333-189117) and incorporated herein by reference.

10.16	Limited Liability Company Agreement of OncoSpire Genomics, LLC, dated May 21, 2013, filed as Exhibit 10.74 to Form S-1/A filed on July 12, 2013 (File No. 333-189117) and incorporated herein by reference.

10.17	Joint Development Intellectual Property Agreement, among the Company, Mayo Foundation for Medical Education and Research and OncoSpire Genomics, LLC, dated May 21, 2013, filed as Exhibit 10.75 to Form S-1/A filed on July 12, 2013 (File No. 333-189117) and incorporated herein by reference.

10.18	2011 Equity Incentive Plan, as amended and restated effective May 14, 2015, filed as Exhibit 10.1 to Form S-8 filed on July 28, 2015 (File Number 333-205903) and incorporated herein by reference. †

10.19	Form of Warrant Agreement of Cancer Genetics, Inc. (corrected) (incorporated by reference to Exhibit 4.1 of the Company’s Quarterly Report on Form 10-Q, filed with the Securities and Exchange Commission on November 9, 2015).

10.20	Office Lease, between Response Genetics, Inc. and Health Research Association, dated September 16, 2004 (incorporated by reference to the Company’s Annual Report on Form 10-K filed with the Securities and Exchange Commission on March 10, 2016).

10.21	Tenth Amendment to Office Lease, between Response Genetics, Inc. and University of Southern California, dated June 30, 2015 (incorporated by reference to the Company’s Annual Report on Form 10-K filed with the Securities and Exchange Commission on March 10, 2015).

10.22	Form of Securities Purchase Agreement, dated May 19, 2016, by and between Cancer Genetics, Inc. and various purchasers named therein (incorporated by reference to Exhibit 10.1 to the Company’s Current Report on Form 8-K filed with the Securities and Exchange Commission on May 20, 2016).

10.23	Eleventh Amendment to Lease Agreement, dated June 10, 2016, between University of Southern California and Cancer Genetics, Inc. (incorporated by reference to Exhibit 10.1 of the Company’s Quarterly Report on Form 10-Q, filed with the Securities and Exchange Commission on August 9, 2016).

10.24	Employment Agreement of John Roberts, dated June 27, 2016 (incorporated by reference to Exhibit 10.1 of the Company’s Current Report on Form 8-K filed with the Securities and Exchange Commission on June 30, 2016). †

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10.25	Form of Securities Purchase Agreement, dated September 8, 2016, by and between Cancer Genetics, Inc. and various purchasers named therein (incorporated by reference to Exhibit 10.1 to the Company’s Current Report on Form 8-K filed with the Securities and Exchange Commission on September 9, 2016).

10.26	Amendment, dated as of October 11, 2016, to Amended and Restated Cancer Genetics, Inc. 2011 Equity Incentive Plan (incorporated by reference to Exhibit 10.1 to the Company’s current report on Form 8-K, filed with the Securities and Exchange Commission on October 12, 2016).

10.27	Form of Warrant issued to lenders dated March 22, 2017 (incorporated by reference to Exhibit 10.83 to the Company’s Annual Report on Form 10-K, filed with the Securities and Exchange Commission on March 23, 2017).

10.28	Common Stock Purchase Agreement, dated as of August 14, 2017, by and between the Company and Aspire Capital Fund, LLC (incorporated by reference to the Company’s Current Report on Form 8-K, filed with the Securities and Exchange Commission on August 16, 2017).

10.29	Thirteenth Amendment to Lease Agreement by and between the University of South Carolina and Cancer Genetics, Inc., dated March 29, 2018 (incorporated by reference to Exhibit 10.61 to the Company’s Annual Report on Form 10-K, filed with the Securities and Exchange Commission on April 2, 2018).

10.30	First Amendment to Lease by and between Meadows Landmark, LLC and Cancer Genetics, Inc., dated October 30, 2017 (incorporated by reference to Exhibit 10.62 to the Company’s Annual Report on Form 10-K, filed with the Securities and Exchange Commission on April 2, 2018).

10.31	Share Purchase Agreement dated April 26, 2018 by and among BioServe Biotechnologies (India) Private Limited, Cancer Genetics, Inc. and Reprocell Incorporated (incorporated by reference to Exhibit 10.1 to the Company’s Current Report on Form 8-K, filed with the Securities and Exchange Commission on April 27, 2018).

10.32	Securities Purchase Agreement, dated July 17, 2018, between Cancer Genetics, Inc. and Iliad Research and Trading, L.P. (incorporated by reference to Exhibit 10.1 of the Company’s Current Report on Form 8-K filed on July 18, 2018 with the Securities and Exchange Commission).

10.33	Credit Agreement, dated September 18, 2018, by and between Cancer Genetics, Inc. and NovellusDx Ltd. (incorporated by reference to Exhibit 10.1 of the Company’s Current Report on Form 8-K, filed with the Securities and Exchange Commission on September 21, 2018).

10.34	Promissory Note, dated September 18, 2018, in favor of NovellusDx Ltd. (incorporated by reference to Exhibit 10.2 of the Company’s Current Report on Form 8-K, filed with the Securities and Exchange Commission on September 21, 2018).

10.35	Offer Letter with Glenn Miles, dated November 16, 2018 (incorporated by reference to Exhibit 10.1 of the Company’s Current Report on Form 8-K/A, filed with the Securities and Exchange Commission on November 21, 2018).†

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10.36	Employment Agreement with Ralf Brandt, dated August 15, 2017 (incorporated by reference to Exhibit 10.81 of the Company’s Annual Report on Form 10-K, filed with the Securities and Exchange Commission on April 16, 2019). †

10.37	Promissory Note of Interpace BioPharma, Inc., dated July 15, 2019, in favor of Cancer Genetics, Inc. (incorporated by reference to Exhibit 4.1 of the Company’s Current Report on Form 8-K, filed with the Securities and Exchange Commission on July 19, 2019).

10.38	Transition Services Agreement, dated July 15, 2019, by and between Interpace BioPharma, Inc. and Cancer Genetics, Inc. (incorporated by reference to Exhibit 10.1 of the Company’s Current Report on Form 8-K, filed with the Securities and Exchange Commission on July 19, 2019).

10.39	Note Purchase Agreement with Atlas Sciences (incorporated by reference to Exhibit 10.1 to the Company’s Current Report on Form 8-K, filed with the Securities and Exchange Commission on October 25, 2019).

10.40	Settlement Agreement with NovellusDx Ltd. (incorporated by reference to Exhibit 10.2 to the Company’s Current Report on Form 8-K, filed with the Securities and Exchange Commission on October 25, 2019).

10.41**	Research and Collaboration Agreement dated November 27, 2019 by and among Atomwise Inc., Atomwise-StemoniX JV1, LLC, and StemoniX, Inc.

10.42**	Limited Liability Company Agreement of Atomwise-StemoniX JV1, LLC dated November 27, 2019 by and among Atomwise-StemoniX JV1, LLC, Atomwise Inc., StemoniX, Inc. (among other parties).

10.43**	Amended and Restated Non-Exclusive License Agreement dated April 1. 2017 as amended, by and between iPS Academia Japan, Inc. and StemoniX, Inc.

10.44**	Non-Exclusive License Agreement dated January 29, 2016 by and between ID Pharma Co., Ltd. and the Company.

10.45**

StemoniX, Inc. 2015 Stock Option Plan dated May 4, 2015, as amended by the First Amendment dated February 2017, the Second Amendment date December 12, 2019, and the Third Amendment dated July 31, 2020.

16.1	Letter from RSM US LLP to the U.S. Securities and Exchange Commission, dated April 29, 2019 (incorporated by reference to Exhibit 16.1 to the Company’s Current Report on Form 8-K, filed with the Securities and Exchange Commission on April 29, 2019).

21.1	Subsidiaries of Cancer Genetics, Inc. (incorporated by reference to Exhibit 21.1 to the Company’s Annual Report on Form 10-K, filed with the Securities and Exchange Commission on April 16, 2019).

23.1*	Consent of Marcum LLP, Independent Registered Public Accounting Firm for Cancer Genetics, Inc.

23.2*	Consent of RSM US, LLP, Independent Registered Public Accounting Firm for Cancer Genetics, Inc.

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23.3*	Consent of Deloitte & Touche LLP, Independent Auditors for StemoniX, Inc.

23.4*	Consent of Lowenstein Sandler LLP (included in Exhibit 5.1 hereto).

23.5*	Consent of Lowenstein Sandler LLP (included in Exhibit 8.1 hereto).

23.6*	Consent of Taft (included in Exhibit 8.2 hereto).

24.1*	Power of attorney (included on the signature page).

99.1**	Form of Cancer Genetics, Inc. Proxy Card

99.2*	Proposed Certificate of Amendment to the Certificate of Incorporation of Cancer Genetics, Inc. for Reverse Stock Split (included as Annex B to the proxy statement/prospectus/information statement forming a part of this registration statement).

99.3*	Form of Cancer Genetics, Inc. 2020 Equity Incentive Plan (included as Annex C to the proxy statement/prospectus/information statement forming a part of this registration statement).†

99.4*	Consent of John A. Roberts to be named as a director.

99.5*	Consent of Yung-Ping Yeh to be named as a director.

99.6*	Consent of John Fletcher to be named as a director.

101.INS*	XBRL Instance Document

101.SCH*	XBRL Taxonomy Extension Schema Document

101.CAL*	XBRL Taxonomy Extension Calculation Linkbase Document

101.DEF*	XBRL Taxonomy Extension Definition Linkbase Document

101.LAB*	XBRL Taxonomy Extension Label Linkbase Document

101.PRE*	XBRL Taxonomy Extension Presentation Linkbase Document

#	Schedules and exhibits have been omitted pursuant to Item 601(b)(2) of Regulation S-K. CGI hereby undertakes to furnish supplementally copies of any of the omitted schedules upon request by the SEC
*	Filed herewith.
**	To be filed by amendment.
†	Indicates a management contract or compensation plan, contract or arrangement.

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SIGNATURES

Pursuant to the requirements of the Securities Act of 1933, as amended, the Registrant has duly caused this Registration Statement on Form S-4 to be signed on its behalf by the undersigned, thereunto duly authorized, in the City of Rutherford, State of New Jersey, on October 16, 2020.

CANCER GENETICS, INC.

By	/s/ John A. Roberts
John A. Roberts
President and Chief Executive Officer

POWER OF ATTORNEY

KNOW ALL PERSONS BY THESE PRESENTS, that each person whose signature appears below constitutes and appoints John A. Roberts and M. Glenn Miles, and each of them, as his or her true and lawful attorney-in-fact and agent, with full powers of substitution and resubstitution, for him or her and in his or her name, place and stead, in any and all capacities, to sign any and all amendments to this registration statement (including post-effective amendments and any related registration statements filed pursuant to Rule 462 and otherwise), and to file the same with all exhibits thereto, and other documents in connection therewith, with the Securities and Exchange Commission, granting unto said attorney-in-fact and agent and full power and authority to do and perform each and every act and thing requisite and necessary to be done in connection therewith, as fully for all intents and purposes as he or she might or could do in person, hereby ratifying and confirming that said attorney-in-fact and agent, or any substitute or resubstitute, may lawfully do or cause to be done by virtue hereof.

Pursuant to the requirements of the Securities Act of 1933, as amended, this registration statement has been signed by the following persons in the capacities and on the dates indicated.

Signature	Title	Date

/s/ John A. Roberts	President and Chief Executive Officer (Principal Executive Officer)	October 16, 2020
John A. Roberts

/s/ M. Glenn Miles	Chief Financial Officer (Principal Financial and Accounting Officer)	October 16, 2020
M. Glenn Miles

/s/ Geoffrey Harris	Director	October 16, 2020
Geoffrey Harris

/s/ Edmund Cannon	Director	October 16, 2020
Edmund Cannon

/s/ Howard McLeod	Director	October 16, 2020
Howard McLeod

/s/ Franklyn G. Prendergast	Director	October 16, 2020
Franklyn G. Prendergast

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